     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 22, 2003

                                                   REGISTRATION NO. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              PMC COMMERCIAL TRUST
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                      TEXAS
                          (STATE OR OTHER JURISDICTION
                        OF INCORPORATION OR ORGANIZATION)

             6798                                       75-6446078
(PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER IDENTIFICATION NO.)
 CLASSIFICATION CODE NUMBER)

                          18111 PRESTON ROAD, SUITE 600
                               DALLAS, TEXAS 75252
                                 (972) 349-3200
       (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
               CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                LANCE B. ROSEMORE
                             CHIEF EXECUTIVE OFFICER
                              PMC COMMERCIAL TRUST
                          18111 PRESTON ROAD, SUITE 600
                               DALLAS, TEXAS 75252
                                 (972) 349-3200
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

         KENNETH L. BETTS                                STEVEN B. BOEHM
     LOCKE LIDDELL & SAPP LLP                            CYNTHIA M. KRUS
   2200 ROSS AVENUE, SUITE 2200                  SUTHERLAND ASBILL & BRENNAN LLP
     DALLAS, TEXAS 75201-6776                     1275 PENNSYLVANIA AVENUE, N.W.
          (214) 740-8000                              WASHINGTON, D.C. 20004
                                                          (202) 383-0100

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all conditions to the proposed transaction have been satisfied or waived.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

                         CALCULATION OF REGISTRATION FEE

=========================================================================================
TITLE OF EACH CLASS OF SECURITIES TO BE                              PROPOSED MAXIMUM
               REGISTERED                AMOUNT TO BE REGISTERED   OFFERING PRICE PER UNIT
-----------------------------------------------------------------------------------------
     Common Shares of Beneficial
  Interest, par value $.01 per share          4,385,801(1)               N/A
=========================================================================================

=========================================================================================
TITLE OF EACH CLASS OF SECURITIES TO BE        PROPOSED MAXIMUM          AMOUNT OF
               REGISTERED                  AGGREGATE OFFERING PRICE  REGISTRATION FEE (3)
-----------------------------------------------------------------------------------------
     Common Shares of Beneficial
  Interest, par value $.01 per share            $55,711,525(2)             $ 4,508
=========================================================================================

(1) The maximum number of common shares of beneficial interest of PMC Commercial Trust to be issued in the merger of PMC Capital, Inc. with and into PMC Commercial Trust, based on the exchange ratio of one share of PMC Capital, Inc. common stock, par value $.01 per share, to be exchanged for
     0.37 of a common share of beneficial interest of PMC Commercial Trust.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(1) under the Securities Act, the proposed maximum aggregate offering price of PMC Commercial Trust common shares of beneficial interest was calculated in accordance with Rule 457(c) under the Securities Act as the product of (a) $4.70, the average of the high and low prices per share of PMC Capital, Inc. common stock as reported on the American Stock Exchange on August 20, 2003, multiplied by (b) 11,853,516, the aggregate number of shares of PMC Capital, Inc. common stock to be converted into PMC Commercial Trust common shares of beneficial interest in the merger.

(3) Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $80.90 per $1,000,000 of the proposed maximum offering price.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                  SUBJECT TO COMPLETION, DATED AUGUST 22, 2003

[PMC CAPITAL LOGO]                                         [PMC COMMERCIAL LOGO]

                          18111 Preston Road, Suite 600
                               Dallas, Texas 75252

                 A MERGER PROPOSAL - YOUR VOTE IS VERY IMPORTANT

To the shareholders of PMC Capital, Inc. and PMC Commercial Trust:

         PMC Capital, Inc. and PMC Commercial Trust have entered into a merger agreement pursuant to which PMC Commercial has agreed to acquire PMC Capital. If the merger is completed, PMC Capital shareholders will receive 0.37 PMC Commercial common shares of beneficial interest for each share of PMC Capital common stock they own and will hold approximately 40.49% of PMC Commercial's common shares after the merger. PMC Commercial shareholders will continue as shareholders after the merger, holding approximately 59.51% of the outstanding shares of PMC Commercial. Until the merger is completed, the value of PMC Commercial's common shares to be received in the merger will continue to fluctuate. Based upon the closing price of PMC Commercial's common shares on March 27, 2003, 0.37 common shares of PMC Commercial had a value of $4.88, and the aggregate value of the merger consideration would have been approximately $57.9 million to PMC Capital shareholders.

         PMC Commercial will hold an annual meeting of shareholders on _____________, 2003 at __:__ _.m. Central time at the principal executive offices of PMC Commercial, located at 18111 Preston Road, Suite 600, Dallas, Texas 75252. At this meeting, shareholders of PMC Commercial will be asked to
(1) approve the merger agreement between PMC Commercial and PMC Capital and the transactions contemplated by the merger agreement, including the merger of PMC Capital into PMC Commercial, (2) approve certain amendments to PMC Commercial's declaration of trust, (3) approve the election of seven members of PMC Commercial's board of trust managers, (4) ratify the appointment of PricewaterhouseCoopers LLP as PMC Commercial's independent public accountants, and (5) approve the postponement or adjournment of the annual meeting for the solicitation of additional votes, if necessary.

         PMC Capital will hold an annual meeting of shareholders on _____________, 2003 at __:__ _.m. Central time at the principal executive offices of PMC Capital, located at 18111 Preston Road, Suite 600, Dallas, Texas 75252. At this meeting, shareholders of PMC Capital will be asked to (1) approve the merger agreement between PMC Capital and PMC Commercial and the transactions contemplated by the merger agreement, including the merger of PMC Capital into PMC Commercial, (2) elect two directors of PMC Capital, (3) ratify the appointment of PricewaterhouseCoopers LLP as PMC Capital's independent public accountants, and (4) approve the postponement or adjournment of the annual meeting for the solicitation of additional votes, if necessary.

         Before the merger can be completed, holders of at least two-thirds of the outstanding PMC Commercial common shares and holders of a majority of the outstanding shares of PMC Capital common stock must vote in favor of the merger agreement and the transactions contemplated by the merger agreement.

         Holders of PMC Commercial common shares representing approximately __% of the outstanding common shares of PMC Commercial as of the record date for the annual meeting have agreed to vote the common shares of PMC Commercial owned by them in favor of the merger. PMC Capital shareholders representing approximately __% of the outstanding shares of PMC Capital common stock as of the record date for the annual meeting have agreed to vote the shares of PMC Capital owned by them in favor of the merger.

         A special committee of disinterested, independent trust managers of PMC Commercial has evaluated the merits and negotiated the terms of the merger. The special committee has received a written opinion of U.S. Bancorp Piper Jaffray Inc., the special committee's financial advisor, that, as of the date of the opinion, and based upon and subject to the assumptions, factors and limitations set forth in the written opinion, the exchange ratio was fair to PMC Commercial from a financial point of view. A special committee of disinterested, independent directors of PMC Capital has evaluated the merits and negotiated the terms of the merger. The special committee has received a written opinion of A.G. Edwards, the special committee's financial advisor, that, subject to certain qualifications contained in the opinion, the exchange ratio was fair to the holders of PMC Capital common stock from a financial point of view.

         The completion of the merger is subject to various other conditions. The terms of the merger and related transactions are more fully described in the enclosed joint proxy statement/prospectus.

         PMC Commercial's common shares are traded on the American Stock Exchange under the symbol "PCC," and the closing price of a PMC Commercial common share on March 27, 2003 was $13.20 per share. PMC Capital's common stock is traded on the American Stock Exchange under the symbol "PMC," and the closing price of a share of PMC Capital common stock on March 27, 2003 was $4.02 per share.

         THE BOARD OF TRUST MANAGERS OF PMC COMMERCIAL HAS APPROVED THE MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF PMC COMMERCIAL'S SHAREHOLDERS. THE BOARD OF TRUST MANAGERS RECOMMENDS THAT PMC COMMERCIAL SHAREHOLDERS VOTE "FOR" THE MERGER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND "FOR" APPROVAL OF ALL OTHER ITEMS TO BE VOTED UPON AT THE ANNUAL MEETING.

         THE BOARD OF DIRECTORS OF PMC CAPITAL HAS APPROVED THE MERGER AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTEREST OF PMC CAPITAL'S SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT PMC CAPITAL SHAREHOLDERS VOTE "FOR" THE MERGER, THE MERGER AGREEMENT AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND "FOR" APPROVAL OF ALL OTHER ITEMS TO BE VOTED UPON AT THE ANNUAL MEETING.

         This joint proxy statement/prospectus provides PMC Commercial shareholders and PMC Capital shareholders with detailed information about the annual meetings and the proposed merger. You can also obtain information from publicly available documents filed by PMC Capital and PMC Commercial with the SEC. PMC COMMERCIAL AND PMC CAPITAL ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 20.

         YOUR VOTE IS VERY IMPORTANT. Whether you plan to attend the annual meeting, please take time to vote on the proposal by completing and mailing the enclosed proxy card, or by voting over the telephone or via the Internet.

   Sincerely,

   /s/ Dr. Andrew S. Rosemore                    /s/ Dr. Fredric M. Rosemore
   ------------------------------------------    -----------------------------
   Chairman of the Board, Executive Vice         Chairman of the Board and
        President and Chief Operating Officer         Treasurer
   PMC Commercial Trust                          PMC Capital, Inc.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This joint proxy statement/prospectus is dated ___________, 2003 and is first being mailed to shareholders on or about _____________, 2003.

                        SOURCES OF ADDITIONAL INFORMATION

         THIS JOINT PROXY STATEMENT/PROSPECTUS INCLUDES INFORMATION ALSO SET FORTH IN DOCUMENTS FILED BY PMC COMMERCIAL AND PMC CAPITAL WITH THE SEC, AND THOSE DOCUMENTS INCLUDE INFORMATION ABOUT OUR COMPANIES THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. IF YOU ARE A SHAREHOLDER OF PMC CAPITAL OR PMC COMMERCIAL, YOU CAN OBTAIN ANY OF THOSE DOCUMENTS FILED WITH THE SEC FROM PMC CAPITAL OR PMC COMMERCIAL, AS THE CASE MAY BE, OR THROUGH THE SEC OR THE SEC'S WEB SITE. THE ADDRESS OF THAT SITE IS HTTP://WWW.SEC.GOV. DOCUMENTS FILED WITH THE SEC ARE AVAILABLE FROM THE COMPANIES, WITHOUT CHARGE, EXCLUDING ALL EXHIBITS UNLESS SPECIFICALLY INCORPORATED BY REFERENCE AS AN EXHIBIT TO THIS DOCUMENT. SHAREHOLDERS OF PMC CAPITAL OR PMC COMMERCIAL MAY OBTAIN DOCUMENTS FILED WITH THE SEC OR DOCUMENTS INCORPORATED BY REFERENCE IN THIS DOCUMENT BY REQUESTING THEM IN WRITING OR BY TELEPHONE FROM THE APPROPRIATE COMPANY AT THE FOLLOWING
ADDRESSES:

PMC Capital, Inc.                                 PMC Commercial Trust
18111 Preston Road, Suite 600                     18111 Preston Road, Suite 600
Dallas, TX 75252                                  Dallas, TX 75252
Attention: Investor Relations                     Attention: Investor Relations
(972) 349-3256                                    (972) 349-3235
(800) 486-3223 ext. 3256                          (800) 486-3223 ext. 3235

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, IN ORDER TO ENSURE TIMELY DELIVERY, YOU MUST DO SO AT LEAST FIVE BUSINESS DAYS BEFORE THE DATE OF YOUR ANNUAL MEETING. THIS MEANS YOU MUST REQUEST THIS INFORMATION NO LATER THAN ____________, 2003. IF YOU REQUEST ANY DOCUMENTS, PMC CAPITAL OR PMC COMMERCIAL WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER IT RECEIVES YOUR REQUEST.

                              PMC COMMERCIAL TRUST

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                        TO BE HELD ON _____________, 2003

To the shareholders of PMC Commercial Trust:

         NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of PMC Commercial Trust, a Texas real estate investment trust ("PMC Commercial"), will be held at _:__ _.m., Central time, on [day], _____________, 2003, at 18111
Preston Road, Suite 600, Dallas, Texas, for the following purposes:

         1. To consider and approve the Agreement and Plan of Merger, dated March 27, 2003, by and between PMC Commercial Trust and PMC Capital, Inc., a Florida corporation ("PMC Capital"), and the transactions contemplated by the merger agreement, including without limitation, the merger of PMC Capital with and into PMC Commercial.

         2. To consider and approve the proposed amendments to PMC Commercial's declaration of trust to:

                  - provide that the holders of PMC Commercial common shares may vote on all matters presented at all meetings of shareholders; and

                  - provide that the board of trust managers may amend, repeal or adopt new bylaws.

         3. To consider and elect seven members of PMC Commercial's board of trust managers to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified.

         4. To consider and ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of PMC Commercial for the year ending December 31, 2003.

         5. To consider the postponement or adjournment of the annual meeting for the solicitation of additional votes, if necessary.

         6. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of that meeting.

         Only PMC Commercial shareholders of record at the close of business on ____________, 2003, the record date for the annual meeting, may vote at the annual meeting and any adjournments or postponements of the annual meeting. A complete list of PMC Commercial shareholders of record entitled to vote at the annual meeting will be available for the 10 days before the annual meeting at our executive offices for inspection for proper purposes by PMC Commercial shareholders during ordinary business hours.

         YOUR VOTE IS VERY IMPORTANT. THE PMC COMMERCIAL BOARD OF TRUST MANAGERS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER OF PMC CAPITAL WITH AND INTO PMC COMMERCIAL, AND RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE PROPOSALS SET FORTH ABOVE, INCLUDING THE MERGER AGREEMENT AND THE MERGER. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the annual meeting. You may also be able to vote by telephone or the Internet if so instructed by a broker, bank or other nominee.

         FOR MORE INFORMATION ABOUT THE MERGER DESCRIBED ABOVE AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, PLEASE REVIEW THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT ATTACHED TO IT AS ANNEX A.

                                            By order of the PMC Commercial Trust
                                            Board of Trust Managers

                                            /s/ Lance B. Rosemore
                                            ---------------------------

                                            LANCE B. ROSEMORE
                                            Secretary

Dallas, Texas

_______________, 2003

                                PMC CAPITAL, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON ________________, 2003

To the shareholders of PMC Capital, Inc.:

         NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of PMC Capital, Inc., a Florida corporation ("PMC Capital"), will be held at __:__ _.m., Central time, on _____________, 2003, at 18111 Preston Road, Suite 600,
Dallas, Texas, for the following purposes:

         1. To consider and approve the Agreement and Plan of Merger, dated March 27, 2003, by and between PMC Capital, Inc. and PMC Commercial Trust, a Texas real estate investment trust ("PMC Commercial"), and the transactions contemplated by the merger agreement, including without limitation, the merger of PMC Capital with and into PMC Commercial.

         2. To consider and elect two members of PMC Capital's board of directors, each to hold office for a term of three years and until their respective successors have been elected and qualified.

         3. To consider and ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of PMC Capital for the year ending December 31, 2003.

         4. To approve the postponement or adjournment of the annual meeting for the solicitation of additional votes, if necessary.

         5. To transact any other business as may properly come before the annual meeting or any adjournments or postponements of that meeting.

         Only PMC Capital shareholders of record at the close of business on ____________, 2003, the record date for the annual meeting, may vote at the annual meeting and any adjournments or postponements of the annual meeting. A complete list of PMC Capital shareholders of record entitled to vote at the annual meeting will be available for the 10 days before the annual meeting at our executive offices for inspection for proper purposes by PMC Capital shareholders during ordinary business hours.

         YOUR VOTE IS VERY IMPORTANT. THE PMC CAPITAL BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER OF PMC CAPITAL WITH AND INTO PMC COMMERCIAL, AND RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE PROPOSALS SET FORTH ABOVE, INCLUDING THE MERGER AGREEMENT AND THE MERGER. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares are represented at the annual meeting. You may also be able to vote by telephone or the Internet if so instructed by a broker, bank or other nominee.

         FOR MORE INFORMATION ABOUT THE MERGER DESCRIBED ABOVE AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, PLEASE REVIEW THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT ATTACHED TO IT AS ANNEX A.

                                               By order of the PMC Capital, Inc.
                                               Board of Directors

                                               /s/ Lance B. Rosemore
                                               ----------------------------

                                               LANCE B. ROSEMORE
                                               Secretary

Dallas, Texas

_______________, 2003

                                TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                       ----
QUESTIONS AND ANSWERS ABOUT THE MERGER..........................................................................         1

SUMMARY.........................................................................................................         8

RISK FACTORS....................................................................................................        20

     Risks Related to the Merger and the Combined Company.......................................................        20
     Risks Related to the Business of Both PMC Commercial and PMC Capital.......................................        24
     Risks Related to PMC Commercial............................................................................        31
     Risks Related to PMC Capital...............................................................................        33

SELECTED HISTORICAL FINANCIAL DATA..............................................................................        35

     Selected Historical Financial Data of PMC Commercial.......................................................        35
     Selected Historical Financial Data of PMC Capital..........................................................        37

SELECTED STATEMENT OF UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
     AND COMPARATIVE PER SHARE DATA.............................................................................        39

     Selected Unaudited Proforma Consolidated Financial Data....................................................        39
     Comparative Per Share Data.................................................................................        40

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.......................................................        41

THE PMC COMMERCIAL ANNUAL MEETING...............................................................................        42

     Date, Time and Place of PMC Commercial Annual Meeting......................................................        42
     Purpose of the PMC Commercial Annual Meeting...............................................................        42
     Record Date................................................................................................        42
     Quorum and Adjournments....................................................................................        43
     Vote Required..............................................................................................        43
     Voting Agreements..........................................................................................        43
     Voting of Proxies..........................................................................................        44
     Revocability of Proxies....................................................................................        44
     Solicitation of Proxies....................................................................................        44
     Dissenters' Rights.........................................................................................        44

THE PMC CAPITAL ANNUAL MEETING..................................................................................        45

     Date, Time and Place of PMC Capital Annual Meeting.........................................................        45
     Purpose of the PMC Capital Annual Meeting..................................................................        45
     Record Date................................................................................................        45
     Quorum and Adjournments....................................................................................        45
     Vote Required..............................................................................................        46
     Voting Agreements..........................................................................................        46
     Voting of Proxies..........................................................................................        46
     Revocability of Proxies....................................................................................        47
     Solicitation of Proxies....................................................................................        47
     Dissenters' Rights.........................................................................................        47

THE MERGER PROPOSAL.............................................................................................        48

     General Description of the Merger..........................................................................        48
     Background of the Merger...................................................................................        48
     PMC Commercial Reasons for the Merger......................................................................        53
     Recommendation of the PMC Commercial Special Committee and the PMC Commercial Board of Trust Managers......        57
     PMC Capital Reasons for the Merger.........................................................................        57
     Recommendation of the PMC Capital Special Committee and the PMC Capital Board of Directors.................        61
     Opinion of U.S. Bancorp Piper Jaffray......................................................................        61
     Opinion of A.G. Edwards....................................................................................        69
     Interests of Certain Persons in the Merger.................................................................        76
     Equity Compensation Plans..................................................................................        76
     Listing of PMC Commercial Common Shares....................................................................        76
     Transfer Agent and Registrar...............................................................................        76
     Dividends..................................................................................................        76
     Material U.S. Federal Income Tax Consequences of the Merger................................................        77
     Accounting Treatment.......................................................................................        79
     Regulatory Matters.........................................................................................        79
     Dissenters' Rights.........................................................................................        80
     Resale of PMC Commercial Common Shares.....................................................................        80

DESCRIPTION OF THE MERGER AGREEMENT.............................................................................        81

     Structure of the Merger....................................................................................        81
     Closing; Completion of the Merger..........................................................................        81
     Merger Consideration.......................................................................................        81
     Exchange of PMC Capital Stock Certificates for PMC Commercial Share Certificates...........................        81
     Treatment of PMC Capital Stock Options.....................................................................        82
     Board of Trust Managers and Officers of PMC Commercial.....................................................        82
     Representations and Warranties of PMC Capital and PMC Commercial...........................................        82
     Conduct of Business of PMC Capital and PMC Commercial Pending the Merger...................................        83
     Additional Covenants Pending Completion of the Merger......................................................        84
     Pre-Merger Dividends.......................................................................................        85
     Conditions to the Merger...................................................................................        86
     Termination of the Merger Agreement........................................................................        89
     Expenses; Termination Fees.................................................................................        90
     Waiver and Amendment of the Merger Agreement...............................................................        92
     Indemnification; Directors' and Officers' Insurance........................................................        93

THE VOTING AGREEMENTS...........................................................................................        94

MARKET PRICE AND DIVIDEND INFORMATION...........................................................................        95

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION..........................................................        96

     Unaudited Pro Forma Consolidated Balance Sheet June 30, 2003...............................................        97
     Notes to Unaudited Pro Forma Consolidated Balance Sheet....................................................        99
     Unaudited Pro Forma Consolidated Statement of Income for the Six Months Ended June 30, 2003................       104
     Unaudited Pro Forma Consolidated Statement of Income for the Year Ended December 31, 2002..................       105
     Notes to Unaudited Pro Forma Consolidated Statements of Income.............................................       106

PMC COMMERCIAL BUSINESS.........................................................................................       111

     Introduction...............................................................................................       111
     PMC Commercial's Business Following the Merger.............................................................       111
     Lending Activities.........................................................................................       112
     Property Ownership.........................................................................................       117
     Structured Loan Transactions...............................................................................       117
     Investment Management......................................................................................       121
     Tax Status.................................................................................................       122
     Employees..................................................................................................       122
     Customers..................................................................................................       122
     Properties.................................................................................................       122
     Legal Proceedings..........................................................................................       123

PMC COMMERCIAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............       124

     Business...................................................................................................       124
     Portfolio Information......................................................................................       127
     Critical Accounting Policies and Estimates.................................................................       131
     Results of Operations......................................................................................       133
     Cash Flow Analysis.........................................................................................       140
     Liquidity and Capital Resources............................................................................       141
     Summarized Contractual Obligations, Commitments and Contingencies..........................................       144
     Impact of Recently Issued Accounting Pronouncements........................................................       146
     Related Party Transactions.................................................................................       147
     Equity and Dividends.......................................................................................       148
     Funds from Operations......................................................................................       149

PMC COMMERCIAL QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.......................................       150

     Loans Receivable...........................................................................................       150
     Notes Payable and Revolving Credit Facility................................................................       150
     Retained Interests.........................................................................................       152

PMC COMMERCIAL MANAGEMENT.......................................................................................       153

     Trust Managers of PMC Commercial...........................................................................       153
     Meetings and Committees of the PMC Commercial Board of Trust Managers......................................       155
     Executive Officers of PMC Commercial.......................................................................       155
     Compensation of Trust Managers.............................................................................       156
     Compensation Committee Interlocks and Insider Participation................................................       156
     Annual and Long-Term Compensation..........................................................................       156
     Option Grants..............................................................................................       157
     Option Exercises and Year End Option Values................................................................       157
     Section 16(a) Beneficial Ownership Reporting Compliance....................................................       157
     Certain Relationships and Related Transactions.............................................................       157

PMC COMMERCIAL SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ..................................       159

     Security Ownership of Certain Beneficial Owners............................................................       159
     Security Ownership of Management...........................................................................       159

PMC COMMERCIAL PERFORMANCE GRAPH................................................................................       160

APPROVAL OF PROPOSED AMENDMENTS TO PMC COMMERCIAL'S DECLARATION OF TRUST........................................       161

     Expansion of Shareholder Voting Rights.....................................................................       161
     Amending, Repealing or Adopting Bylaws.....................................................................       162
     Vote Required..............................................................................................       162
     Recommendation of PMC Commercial Board of Trust Managers...................................................       163

RATIFICATION OF PMC COMMERCIAL'S INDEPENDENT PUBLIC ACCOUNTANTS.................................................       164

     Principal Accounting Firm Fees.............................................................................       164
     Audit Committee Report.....................................................................................       164
     Shareholder Proposals......................................................................................       165

PMC CAPITAL BUSINESS............................................................................................       166

     Introduction...............................................................................................       166
     Lending Activities.........................................................................................       167
     Structured Loan Transactions...............................................................................       170
     Advisory Services..........................................................................................       174
     Regulatory Overview........................................................................................       174
     Employees..................................................................................................       178
     Customers..................................................................................................       179
     Properties.................................................................................................       179
     Legal Proceedings..........................................................................................       179

PMC CAPITAL MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............       180

     General....................................................................................................       180
     Operating Overview.........................................................................................       181
     Economic Factors...........................................................................................       182
     Portfolio Information......................................................................................       184
     Critical Accounting Policies and Estimates.................................................................       189
     Results of Operations......................................................................................       192
     Cash Flow Analysis.........................................................................................       201
     Liquidity and Capital Resources............................................................................       201
     Summarized Contractual Obligations, Commitments and Contingencies..........................................       205
     Impact of Recently Issued Accounting Pronouncements........................................................       207
     Related Party Transactions.................................................................................       207
     Quarterly Results..........................................................................................       210
     Dividends..................................................................................................       210

PMC CAPITAL QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK..........................................       211

     Loans Receivable...........................................................................................       211
     Notes and Debentures Payable and Revolving Credit Facility.................................................       211
     Retained Interests.........................................................................................       213

PMC CAPITAL MANAGEMENT .........................................................................................       214

     Board of Directors of PMC Capital..........................................................................       214
     Election of PMC Capital's Directors........................................................................       215
     Nominations for Election to the Board of Directors of PMC Capital..........................................       215
     Meetings and Committees of PMC Capital's Board of Directors................................................       215
     Executive Officers of PMC Capital..........................................................................       216
     Compensation of Directors..................................................................................       216
     Compensation Committee Interlocks and Insider Participation................................................       217
     Management Compensation....................................................................................       217
     Option Grants..............................................................................................       217
     Option Exercises and Year End Option Values................................................................       218
     Employment Agreements......................................................................................       218
     Section 16(a) Beneficial Ownership Reporting Compliance....................................................       218

PMC CAPITAL SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .....................................       219

     Dollar Range of Securities Beneficially Owned by Directors.................................................       220

RATIFICATION OF PMC CAPITAL'S INDEPENDENT PUBLIC ACCOUNTANTS....................................................       221

     Principal Accounting Firm Fees.............................................................................       221
     Audit Committee Report.....................................................................................       221
     Shareholder Proposals......................................................................................       222

DESCRIPTION OF PMC COMMERCIAL SHARES OF BENEFICIAL INTEREST.....................................................       223

     General....................................................................................................       223
     Restrictions on Transfer...................................................................................       224

COMPARISON OF SHAREHOLDER RIGHTS................................................................................       226

U.S. FEDERAL INCOME TAX CONSEQUENCES............................................................................       243

     General....................................................................................................       243
     REIT Qualification.........................................................................................       244
     Taxation as a REIT.........................................................................................       250
     Failure to Qualify as a REIT...............................................................................       252
     Taxable Mortgage Pools.....................................................................................       253
     Recent Legislation to Reduce the Maximum Tax Rate on Certain Corporate Dividends...........................       253
     Taxation of Taxable U.S. Shareholders......................................................................       254
     Backup Withholding.........................................................................................       256
     Taxation of Tax-Exempt Entities............................................................................       256
     Taxation of Foreign Investors..............................................................................       256
     State and Local Taxes......................................................................................       258

LEGAL MATTERS...................................................................................................       259

EXPERTS.........................................................................................................       260

OTHER MATTERS...................................................................................................       261

WHERE YOU CAN FIND MORE INFORMATION.............................................................................       262

INDEX TO FINANCIAL STATEMENTS...................................................................................       F-1

                                     ANNEXES

ANNEX A  AGREEMENT AND PLAN OF MERGER, AS AMENDED
ANNEX B AMENDMENT TO DECLARATION OF TRUST OF PMC COMMERCIAL TRUST ANNEX C OPINION OF U.S. BANCORP PIPER JAFFRAY INC.
ANNEX D  OPINION OF A.G. EDWARDS & SONS, INC.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHEN AND WHERE ARE THE ANNUAL SHAREHOLDER MEETINGS?

A: The annual meeting of PMC Commercial shareholders will take place on __________, _______, 2003, at _:__ _.m. Central time, at 18111 Preston
         Road, Suite 600, Dallas, Texas 75252.

         The annual meeting of PMC Capital shareholders will take place on _________, __________, 2003, at _:__ _.m. Central time, at 18111
         Preston Road, Suite 600, Dallas, Texas 75252.

Q:       WHAT IS HAPPENING AT EACH ANNUAL MEETING?

A: PMC Commercial shareholders are being asked to vote on the following items at the PMC Commercial annual meeting:

         - The approval of the merger agreement between PMC Capital and PMC Commercial and the transactions contemplated by the merger agreement.

         - The approval of proposed amendments to PMC Commercials' declaration of trust to (i) provide that the holders of PMC Commercial common shares may vote on all matters presented at all meetings of shareholders; and (ii) provide that the board of trust managers may amend, repeal or adopt new bylaws.

         - The election of seven members of the PMC Commercial board of trust managers.

         - The ratification of PricewaterhouseCoopers LLP as the independent public accountants of PMC Commercial for 2003.

         - The consideration of the postponement or adjournment of the PMC Commercial annual meeting for the solicitation of additional votes, if necessary.

         - Any other business that may properly come before the PMC Commercial annual meeting or any adjournments or postponements of that meeting.

         PMC Capital shareholders are being asked to vote on the following items at the PMC Capital annual meeting:

         - The approval of the merger agreement between PMC Capital and PMC Commercial and the transactions contemplated by the merger agreement.

         - The election of two members of the PMC Capital board of directors.

         - The ratification of PricewaterhouseCoopers LLP as the independent public accountants of PMC Capital for 2003.

         - The approval of the postponement or adjournment of the PMC Capital annual meeting for the solicitation of additional votes, if necessary.

         - Any other business that may properly come before the PMC Capital annual meeting or any adjournments or postponements of that meeting.

         As of the PMC Capital record date, PMC Capital directors and officers held and were entitled to vote shares of PMC Capital common stock representing approximately __% of the outstanding shares of common stock of PMC Capital. Each of these directors and officers has agreed to vote his or her PMC Capital shares in favor of the approval of the merger agreement and the merger as long as the merger agreement is in effect.

         As of the PMC Commercial record date, PMC Commercial trust managers and officers held and were entitled to vote approximately __% of PMC Commercial common shares outstanding. Each of these trust managers and officers has agreed to vote his or her PMC Commercial common shares in favor of the approval of the merger agreement and the merger as long as the merger agreement is in effect.

Q:       WHAT WILL HAPPEN IN THE MERGER?

A: If the merger is approved and all other conditions to the merger have been satisfied or waived, PMC Capital will merge with and into PMC Commercial. As a result of the merger:

         -        PMC Capital will cease to exist; and

         - PMC Commercial will survive the merger and own and operate the businesses of PMC Capital and its subsidiaries under the name "PMC Commercial Trust." Following the merger, PMC Commercial intends to continue to qualify as a Texas real estate investment trust ("REIT").

Q:       WHY ARE PMC COMMERCIAL AND PMC CAPITAL PROPOSING TO MERGE?

A: PMC Commercial and PMC Capital believe that the merger will provide important strategic and financial benefits to PMC Commercial and PMC Capital and their shareholders.

         From PMC Commercial's point of view, these benefits include:

         - ADDITION OF NEW EQUITY CAPITAL - PMC Commercial expects that the larger equity market capitalization of the combined company would help create new business flexibility and earnings stability.

         - STABILIZATION OF CASH FLOW - PMC Commercial expects that the merger would provide stability to cash flow available for dividends and ultimately become accretive to PMC Commercial cash available for distribution.

         - SUPPORT FOR REVENUE STREAM - PMC Commercial believes that PMC Commercial's greater size resulting from the merger would help maintain PMC Commercial's revenue stream.

         - INTERNAL MANAGEMENT - PMC Commercial anticipates that becoming internally managed would provide cost savings opportunities and lessen or eliminate any potential conflict of interest with PMC Capital.

         - FAIRNESS OPINION - The PMC Commercial special committee received a written opinion from U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), its financial advisor, that, as of March 27, 2003, based upon and subject to the assumptions, factors and limitations set forth in the written opinion, the exchange ratio of 0.37 was fair, from a financial point of view, to PMC Commercial.

         From PMC Capital's point of view, these benefits include:

         - EXCHANGE RATIO - PMC Capital received a written opinion from A.G. Edwards & Sons ("A.G. Edwards"), its financial advisor, that, as of March 27, 2003, the exchange ratio of 0.37 of a common share of PMC Commercial for each share of PMC Capital common stock was fair, from a financial point of view, to PMC Capital's shareholders. PMC Capital also asked A.G. Edwards to analyze the financial fairness of the merger against comparable transactions and available strategic alternatives. PMC Capital considered this information in light of the historical market prices of the PMC Capital common stock and PMC Commercial common shares.

         - FUTURE ENVIRONMENT OF THE SMALL BUSINESS LENDING INDUSTRY - PMC Capital expects that the merger would mitigate some of the present and possible future economic and competitive risks relating to the small business lending industry in which PMC Capital operates.

         - NEED TO INCREASE CAPITAL BASE IN A COST-EFFECTIVE MANNER - PMC Capital expects that the merger would allow PMC Capital to increase its capital base at a reduced cost to achieve operating efficiencies.

         - NEED TO DIVERSIFY INVESTMENT PORTFOLIO - PMC Capital believes that the merger would diversify PMC Capital's investment assets to provide PMC Capital shareholders with greater earnings performance and operating and dividend stability.

         - OFFERING A STAKE IN A LARGER COMPANY - The combined company would have a larger equity market capitalization, which could generate greater research coverage and institutional investor interest as well as potentially increase the trading volume of the PMC Commercial common shares to be received by PMC Capital shareholders in the merger, as compared to the trading volume of PMC Capital common stock before the merger.

         - REDUCTION IN COMPLEXITY OF CORPORATE STRUCTURE AND ELIMINATION OF POTENTIAL CONFLICTS OF INTEREST - PMC Capital believes that the merger would simplify PMC Capital's complex business structure. It would also help to eliminate potential conflicts of interest arising out of transactions between PMC Commercial and PMC Capital and from having common members of management and two common board members.

Q:       WHAT WILL PMC CAPITAL SHAREHOLDERS RECEIVE IN THE MERGER?

A: Each PMC Capital shareholder will receive 0.37 of a common share of beneficial interest of PMC Commercial for each share of PMC Capital common stock owned. For example, if a PMC Capital shareholder currently owns 100 shares of PMC Capital common stock, then, if the merger is consummated, the shareholder will receive 37 common shares of beneficial interest of PMC Commercial in exchange for the 100 shares of PMC Capital common stock.

         Until the merger is completed, the value of PMC Commercial common shares to be received in the merger will continue to fluctuate. On March 27, 2003, the last full trading day before the public announcement of the proposed merger, the closing price of a PMC Commercial common share of beneficial interest on the American Stock Exchange was $13.20. Based upon this closing price, 0.37 common shares of PMC Commercial had a value of $4.88, and the aggregate value of the merger would have been approximately $57.9 million. On __________, 2003, the most recent practicable date prior to the printing of this joint proxy statement/prospectus, the closing price of a PMC Commercial common share of beneficial interest was $____, and the closing price of a share of PMC Capital common stock on the American Stock Exchange was $____.

         Each existing shareholder of PMC Commercial will continue to own the common shares of beneficial interest that such shareholder owned before the merger.

Q:       ARE SHAREHOLDERS ABLE TO EXERCISE DISSENTERS' RIGHTS?

A: No. Shareholders of PMC Commercial and PMC Capital will not be entitled to exercise dissenters' rights with respect to any matter to be voted upon at the annual meetings. Any shareholder may abstain from or vote against any of the matters to be voted on at the annual meetings.

Q:       WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

A: We are working to complete the merger during the first quarter of 2004 and expect it to be effective as of January 1, 2004, but in no event later than February 29, 2004. PMC Commercial and PMC Capital are working towards a January 1, 2004 closing date to minimize certain tax risks. See "PMC Commercial Business - PMC Commercial's Business Following the Merger" and "U.S. Federal Income Tax Consequences."

Q:       HOW WILL THE COMBINED COMPANY'S BUSINESS BE DIFFERENT?

A: PMC Commercial intends to continue the established businesses of PMC Capital and its subsidiaries but believes the combined company will have the size, economies of scale, financial resources and diversity of business lines to compete more effectively in the marketplace. PMC Commercial also will have the combined income streams of the merged businesses.

Q:       HOW WILL THE COMBINED COMPANY BE MANAGED?

A: Following the merger, PMC Commercial will be internally managed by the same team that externally manages PMC Commercial today.

Q: WHAT WILL BE THE COMPOSITION OF THE PMC COMMERCIAL BOARD OF TRUST MANAGERS FOLLOWING THE MERGER?

A: The post-merger board of trust managers of PMC Commercial will consist of the trust managers elected by the shareholders at the annual meeting and Thomas Hamill, Barry A. Imber, Fredric M. Rosemore and Theodore J. Samuel, all of whom are currently directors of PMC Capital.

Q:       WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER?

A: PMC Commercial and PMC Capital have structured the merger to be a reorganization for U.S. Federal income tax purposes. PMC Capital and PMC Commercial will not be obligated to complete the merger unless they receive legal opinions to the effect that the merger qualifies as a reorganization for U.S. Federal income tax purposes. Accordingly, PMC Capital shareholders and PMC Commercial shareholders will not recognize gain or loss for U.S. Federal income tax purposes in the transaction. You are strongly urged to consult with your tax advisor to determine the particular U.S. Federal, state, local and foreign income or other tax consequences of the merger to you.

Q:       WHO MUST APPROVE THE MERGER?

A: In addition to the approvals by the PMC Commercial board of trust managers and the PMC Capital board of directors, each of which has already been obtained, the merger must be approved by the PMC Commercial shareholders, the PMC Capital shareholders and the U.S. Small Business Administration ("SBA"). Also, PMC Capital must obtain exemptive relief from the SEC. PMC Capital intends to submit filings to the SEC and the SBA as soon as practicable.

Q: WHAT SHAREHOLDER VOTE IS REQUIRED TO APPROVE THE ITEMS TO BE VOTED ON AT EACH ANNUAL MEETING, INCLUDING THE MERGER?

A:       With respect to the PMC Commercial annual meeting:

         - the affirmative vote of the holders of two-thirds of PMC Commercial common shares outstanding and entitled to vote (___________ shares) is required to approve the merger agreement and the merger;

         - the affirmative vote of the holders of two-thirds of PMC Commercial common shares outstanding and entitled to vote (__________ shares) is required to approve the amendments to PMC Commercial's declaration of trust;

         - the affirmative vote of two-thirds of PMC Commercial common shares outstanding and entitled to vote (___________ shares) is required to elect PMC Commercial trust managers; and

         - on each other matter to be acted on, the approval vote of a majority of PMC Commercial common shares represented and voting at the meeting is required to approve such matter.

         With respect to the PMC Capital annual meeting:

         - the affirmative vote of the holders of a majority of the shares of PMC Capital common stock outstanding and entitled to vote (___________ shares) is required to approve the merger agreement and the merger;

         - the two nominees for director receiving the highest number of votes cast by holders of shares of PMC Capital common stock will be elected as directors; and

         - on each other matter to be voted on, for the PMC Capital shareholders to approve such matter, the number of votes cast "for" such matter must exceed the number of votes cast "against" such matter.

Q:       DO THE BOARDS RECOMMEND APPROVAL OF THE MERGER PROPOSAL?

A: Yes. Based on the recommendation of their respective special committees, the board of trust managers of PMC Commercial and the board of directors of PMC Capital each unanimously approved and adopted the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote "for" approval of these matters.

         The board of trust managers of PMC Commercial formed a special committee of four independent trust managers with no relationship to PMC Capital, consisting of Nathan G. Cohen, Roy H. Greenberg, Irving Munn and Ira Silver. The board of directors of PMC Capital also formed a special committee of four PMC Capital directors, consisting of Irvin
         M. Borish, Barry A. Imber, Thomas Hamill and Theodore J. Samuel, none of whom was an employee or director of PMC Commercial or an employee of PMC Capital or its affiliates. Both the board of trust managers of PMC Commercial and the board of directors of PMC Capital adopted the recommendation of their respective special committees and recommend that shareholders approve the merger.

Q:       WHY WERE SPECIAL COMMITTEES FORMED?

A: The PMC Commercial and PMC Capital special committees were formed to protect the interests of their respective shareholders in the evaluation and negotiation of the merger agreement and the merger from potential conflicts of interest resulting from the common management of PMC Commercial and PMC Capital and the fact that certain officers and directors of PMC Capital also serve on the board of trust managers of PMC Commercial.

Q:       WHAT DO I NEED TO DO NOW?

A: We urge you to read carefully this joint proxy statement/prospectus, including its annexes. You also may want to review the documents referenced under "Where You Can Find More Information" and consult with your accounting, legal and tax advisors.

Q:       HOW DO I VOTE MY SHARES?

A: You may indicate how you want to vote on your proxy card and then sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the appropriate annual meeting. You may also vote over the Internet or the telephone by following the instructions provided with your proxy card. If you are a record shareholder, you may also attend the annual meeting in person instead of submitting a proxy.

         Unless your shares are held in a brokerage account, if you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted "for" the approval of the merger agreement and the merger and "for" all other proposals to be voted on at the annual meeting. If your shares are held in a brokerage account, please see the answer to the next question.

         If you fail either to return your proxy card or vote over the telephone or via the Internet, or if you "abstain" with respect to the merger, the amendments to PMC Commercial's declaration of trust, or the election of trust managers or directors, the effect will be a vote "against" the merger, the amendments and the trust managers or directors.

         With respect to any other matter to be voted on at the PMC Commercial annual meeting, a vote to "abstain" will have no effect on the outcome of such other matters.

         With respect to all other matters to be acted on at the PMC Capital annual meeting, a vote to "abstain" will have no effect on the outcome of such other matters.

Q: IF MY PMC CAPITAL SHARES OR PMC COMMERCIAL SHARES ARE HELD IN A BROKERAGE ACCOUNT OR IN "STREET NAME," WILL MY BROKER VOTE MY SHARES FOR ME?

A: With respect to the merger proposal and the amendments to PMC Commercial's declaration of trust, if you are a PMC Commercial shareholder, or with respect to the merger proposal, if you are a PMC Capital shareholder, and, in either case, you do not provide your broker with instructions on how to vote your street name shares, your broker will not be permitted to vote them. With respect to all other matters to be approved at the annual meetings, if the broker has indicated on the proxy that it does not have discretionary authority to vote such street name shares, your broker will not be permitted to vote them. Either of these situations results in a "broker non-vote."

         A broker non-vote with respect to the merger, the amendments to PMC Commercial's declaration of trust, or the election of PMC Commercial trust managers, will have the effect of a vote "against" such matters. With respect to all other matters to be voted on at each annual meeting, a broker non-vote will not have any effect on the outcome of such matters.

         You should, therefore, provide your broker with instructions on how to vote your shares or arrange to attend the annual meeting and vote your shares in person to avoid a broker non-vote. Shareholders are urged to utilize telephone or Internet voting if their broker has provided them with the opportunity to do so. See your voting instruction form for instructions. If your broker holds your shares and you attend the annual meeting in person, please bring a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote your shares at the meeting.

Q:       WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: You may change your vote at any time before the vote takes place at your annual meeting. To do so, you may either complete and submit a new proxy card or send a written notice stating that you would like to revoke your proxy. You may also change your vote if you voted over the telephone or via the Internet simply by revoting. The last recorded vote will be what is counted at the annual meeting. In addition, you may elect to attend the annual meeting and vote in person, as described above.

Q:       SHOULD I SEND IN MY PMC CAPITAL SHARE CERTIFICATES NOW?

A: No. If the merger is completed, written instructions will be sent to you for exchanging your PMC Capital share certificates for the appropriate number of PMC Commercial common share certificates.

Q:       WHO CAN I CONTACT WITH ANY ADDITIONAL QUESTIONS?

A: You may call Investor Relations at PMC Commercial at (800) 486-3223, extension 3235 or PMC Capital toll-free at (800) 486-3223, extension 3256.

Q:       WHERE CAN I FIND MORE INFORMATION ABOUT THE COMPANIES?

A: You can find more information about PMC Commercial and PMC Capital in the documents described under "Where You Can Find More Information" on page 262.

                                     SUMMARY

         This summary highlights selected information from this joint proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger proposal fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the annexes, and the other documents to which we have referred you. For information on how to obtain the documents that we have filed with the SEC, see "Where You Can Find More Information" on page 262.

                          PMC CAPITAL, INC. (PAGE 166)

         PMC Capital, a Florida corporation, is a diversified, closed-end management investment company that has elected to operate as a business development company, or BDC, under the Investment Company Act of 1940, as amended. Either directly or through its subsidiaries, PMC Capital is a national lender to small businesses. PMC Capital's investment objective is to achieve current income that is available to pay out to shareholders in the form of quarterly dividends. PMC Capital's operations include originating, servicing and selling commercial loans. PMC Capital operates under several licenses from the SBA. In addition to its lending operations, PMC Capital earns income through its wholly-owned subsidiary, PMC Advisers, Ltd., and its subsidiary, PMC Asset Management, Inc., which evaluate and service loans receivable and other investments pursuant to certain fee arrangements with PMC Commercial. PMC Capital common stock trades on the American Stock Exchange under the symbol "PMC." PMC Capital's executive offices are located at 18111 Preston Road, Suite 600, Dallas, Texas 75252 and its telephone number is (972) 349-3200.

                         PMC COMMERCIAL TRUST (PAGE 111)

         PMC Commercial is a Texas real estate investment trust, or REIT, that primarily originates loans to small businesses collateralized by first liens on the real estate of the related business, principally in the hospitality industry. PMC Commercial's investments also include the ownership of commercial properties in the hospitality industry. PMC Commercial originates loans for commercial real estate primarily in the service, retail, multi-family and manufacturing industries. PMC Commercial generates revenue from the yield earned on its investments, rental income from property ownership and other fee income from its lending activities. PMC Commercial is externally managed by PMC Advisers, Ltd., and its subsidiary, PMC Asset Management, Inc., both of which are direct or indirect wholly-owned subsidiaries of PMC Capital. PMC Commercial is structured to qualify as a REIT for U.S. Federal income tax purposes. PMC Commercial common shares trade on the American Stock Exchange under the symbol "PCC." PMC Commercial's executive offices are located at 18111 Preston Road, Suite 600, Dallas, Texas 75252 and its telephone number is (972) 349-3200.

                   THE PMC COMMERCIAL ANNUAL MEETING (PAGE 42)

         PMC Commercial will hold an annual meeting of its shareholders at _:__ _.m., Central time, on ___________, 2003, at the principal executive offices of PMC Commercial located at 18111 Preston Road, Suite 600, Dallas, Texas 75252, to vote upon the following items:

         - The approval of the merger agreement between PMC Capital and PMC Commercial and the transactions contemplated by the merger agreement.

         - The approval of proposed amendments to PMC Commercial's declaration of trust to (i) provide that the holders of PMC Commercial common shares may vote on all matters presented at all meetings of shareholders, and (ii) provide that the board of trust managers may amend, repeal or adopt new bylaws.

         - The election of seven members of the PMC Commercial board of trust managers.

         - The ratification of PricewaterhouseCoopers LLP as the independent public accountants of PMC Commercial for 2003.

         - The consideration of the postponement or adjournment of the PMC Commercial annual meeting for the solicitation of additional votes, if necessary.

         - Any other business that may properly come before the PMC Commercial annual meeting or any adjournments or postponements of that meeting.

         You can vote at the PMC Commercial annual meeting only if you owned PMC Commercial common shares at the close of business on ___________, 2003, which is the record date for the meeting.

                    THE PMC CAPITAL ANNUAL MEETING (PAGE 45)

         PMC Capital will hold an annual meeting of its shareholders at _:__ _.m., Central time, on ___________, 2003, at the principal executive offices of PMC Capital located at 18111 Preston Road, Suite 600, Dallas, Texas 75252, to vote upon the following items:

         - The approval of the merger agreement between PMC Capital and PMC Commercial and the transactions contemplated by the merger agreement.

         - The election of two members of the PMC Capital board of directors.

         - The ratification of PricewaterhouseCoopers LLP as the independent public accountants of PMC Capital for 2003.

         - The approval of the postponement or adjournment of the PMC Capital annual meeting for the solicitation of additional votes, if necessary.

         - Any other business that may properly come before the PMC Capital annual meeting or any adjournments or postponements of that meeting.

         You can vote at the PMC Capital annual meeting only if you owned PMC Capital common stock at the close of business on ___________, 2003, which is the record date for the meeting.

                          THE MERGER PROPOSAL (PAGE 48)

         Under the terms of the merger, PMC Capital will be merged with and into PMC Commercial, PMC Commercial will be the surviving entity, and PMC Capital will no longer exist as a separate corporation. As a result of the merger, all of the assets and liabilities of PMC Capital immediately before the merger will become assets and liabilities of PMC Commercial immediately after the merger, and all of the direct and indirect subsidiaries of PMC Capital will either be dissolved or become direct and indirect subsidiaries of PMC Commercial.

         After the merger, persons who owned shares of PMC Capital before the merger will own approximately 40.49% of PMC Commercial common shares outstanding immediately after the merger. As a result of the merger, PMC Commercial will survive as an internally-managed company and will continue the operations conducted by PMC Commercial and PMC Capital before the merger.

         The merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal legal document governing the merger.

         The following diagrams summarize the structure of PMC Commercial and PMC Capital before and after the merger assuming that it is completed as provided in the merger agreement:

                               CURRENT STRUCTURE:

                                  [FLOW CHART]

PMC CAPITAL SHAREHOLDERS WILL RECEIVE PMC COMMERCIAL COMMON SHARES IN THE MERGER (PAGE 223)

         - PMC CAPITAL SHAREHOLDERS. If the merger is consummated, each share of PMC Capital common stock will be converted into the right to receive 0.37 of a common share of PMC Commercial.

         The closing prices of the PMC Commercial common shares and the PMC Capital common stock, as well as the value of the PMC Commercial common shares to be received in the merger based on the exchange ratio of 0.37, were, on the day before the merger was announced and on the record date, as follows:


                       PMC COMMERCIAL           PMC CAPITAL       IMPLIED VALUE OF EACH
     DATE            CLOSING SALE PRICE     CLOSING SALE PRICE      PMC CAPITAL SHARE
---------------------------------------------------------------------------------------
March 27, 2003             $13.20                  $4.02                  $4.88
_______, 2003

         The value of the PMC Commercial common shares to be received in the merger will continue to fluctuate and you will not know the value of the PMC Commercial common shares you will receive in the merger at the time you vote.

         Please do not send in your stock certificates at this time. You will receive written instructions to do so after the merger is complete.

         - PMC COMMERCIAL SHAREHOLDERS. If the merger is consummated, each common share of PMC Commercial issued and outstanding prior to the merger will remain outstanding without change.

                       COMPLETION OF THE MERGER (PAGE 81)

         It is currently expected that the merger will be completed after shareholders have approved the merger at the annual meetings, if regulatory approvals and other required matters are completed by that time. PMC Commercial and PMC Capital are working to complete the merger during the first quarter of 2004 and expect it to be effective as of January 1, 2004, but in any event, no later than February 29, 2004. PMC Commercial and PMC Capital are targeting a January 1, 2004 closing date to minimize certain tax risks, as described elsewhere in this joint proxy statement/prospectus. See "Description of the Merger Agreement - Closing; Completion of the Merger." The merger agreement currently obligates the parties to complete the merger on or before February 29, 2004. If necessary or desirable, PMC Commercial and PMC Capital may agree to complete the merger at a later date.

             OWNERSHIP OF PMC COMMERCIAL AFTER THE MERGER (PAGE 48)

         Following the merger, existing PMC Capital shareholders will own approximately 40% of the outstanding common shares of PMC Commercial based on the number of PMC Commercial common shares and shares of PMC Capital common stock expected to be outstanding on _______________, 2003.

RECOMMENDATIONS OF THE SPECIAL COMMITTEES AND THE BOARDS OF TRUST MANAGERS AND
                              DIRECTORS (PAGE 61)

         - SPECIAL COMMITTEE RECOMMENDATIONS. The board of trust managers of PMC Commercial formed a special committee of four independent PMC Commercial trust managers with no relationship to PMC Capital. The board of directors of PMC Capital also formed a special committee of four PMC Capital directors, none of whom is an employee or director of PMC Commercial or an employee of PMC Capital or its affiliates. The PMC Commercial and PMC Capital special committees were formed to protect the interests of their respective shareholders in the evaluation and negotiation of the merger agreement and the merger from potential conflicts of interest resulting from the common management of PMC Commercial and PMC Capital and the fact that certain officers and directors of PMC Capital also serve on the board of trust managers of PMC Commercial. Each special committee unanimously recommended to its respective board that the merger proposal was advisable and fair to and in the best interests of each company and its shareholders, and that the merger should be approved.

         - BOARD RECOMMENDATIONS. Both the board of trust managers of PMC Commercial and the board of directors of PMC Capital unanimously adopted the recommendation of their respective special committees that the merger be approved and submitted to shareholders for approval. THE PMC COMMERCIAL BOARD OF TRUST MANAGERS AND THE PMC CAPITAL BOARD OF DIRECTORS BELIEVE THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THEIR RESPECTIVE SHAREHOLDERS, AND THEY UNANIMOUSLY RECOMMEND THAT THEIR RESPECTIVE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL.

                PMC COMMERCIAL'S REASONS FOR THE MERGER (PAGE 53)

         In reaching their conclusion, the PMC Commercial special committee and PMC Commercial board of trust managers approved the merger for the following reasons, among others:

         - ADDITION OF NEW EQUITY CAPITAL - PMC Commercial expects that the larger equity market capitalization of the combined company would help create new business flexibility and earnings stability.

         - STABILIZATION OF CASH FLOW - PMC Commercial expects that the merger would provide stability to cash flow available for dividends and ultimately become accretive to PMC Commercial cash available for distribution.

         - SUPPORT FOR REVENUE STREAM - PMC Commercial believes that PMC Commercial's greater size resulting from the merger would help maintain PMC Commercial's revenue stream.

         - INTERNAL MANAGEMENT - PMC Commercial anticipates that becoming internally managed would provide cost savings opportunities and lessen or eliminate any potential conflict of interest with PMC Capital.

         - FAIRNESS OPINION - The PMC Commercial special committee received a written opinion from U.S. Bancorp Piper Jaffray, its financial advisor, that, as of March 27, 2003, based upon and subject to the assumptions, factors and limitations set forth in the written opinion, the exchange ratio of 0.37 was fair, from a financial point of view, to PMC Commercial.

                 PMC CAPITAL'S REASONS FOR THE MERGER (PAGE 57)

         In reaching their conclusion, the PMC Capital special committee and PMC Capital board of directors approved the merger for the following reasons, among others:

         - EXCHANGE RATIO - PMC Capital received a written opinion from A.G. Edwards, its financial advisor, that, as of March 27, 2003, the exchange ratio of 0.37 of a common share of PMC Commercial for each share of PMC Capital common stock was fair, from a financial point of view, to PMC Capital's shareholders. PMC Capital also asked A.G. Edwards to analyze the financial fairness of the merger against comparable transactions and available strategic alternatives. PMC Capital considered this information in light of the historical market prices of the PMC Capital common stock and PMC Commercial common shares.

         - FUTURE ENVIRONMENT OF THE SMALL BUSINESS LENDING INDUSTRY - PMC Capital expects that the merger would mitigate some of the present and possible future economic and competitive risks of the small business lending industry in which PMC Capital operates.

         - NEED TO INCREASE CAPITAL BASE IN A COST-EFFECTIVE MANNER - PMC Capital expects that the merger would allow PMC Capital to increase its capital base at a reduced cost to achieve operating efficiencies.

         - NEED TO DIVERSIFY INVESTMENT PORTFOLIO - PMC Capital believes that the merger would diversify PMC Capital's investment assets to provide PMC Capital shareholders with greater earnings performance and operating and dividend stability.

         - OFFERING A STAKE IN A LARGER COMPANY - The combined company would have a larger equity market capitalization, which could generate greater research coverage and institutional investor interest as well as potentially increase the trading volume of the PMC Commercial common shares to be received by PMC Capital shareholders in the merger, as compared to the trading volume of PMC Capital common stock before the merger.

         - REDUCTION IN COMPLEXITY OF CORPORATE STRUCTURE AND ELIMINATION OF POTENTIAL CONFLICTS OF INTEREST - PMC Capital believes that the merger would simplify PMC Capital's complex business structure. It would also help to eliminate potential conflicts of interest arising out of transactions between PMC Commercial and PMC Capital and from having common members of management.

            FAIRNESS OPINIONS OF FINANCIAL ADVISORS (PAGES 61 AND 69)

         - PMC COMMERCIAL. The PMC Commercial special committee engaged U.S. Bancorp Piper Jaffray to act as financial advisor with respect to evaluating strategic alternatives available to PMC Commercial. On March 27, 2003, U.S. Bancorp Piper Jaffray delivered its opinion to the PMC Commercial special committee that, as of that date, and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described under the heading "The Merger Proposal - Opinion of U.S. Bancorp Piper Jaffray," the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to PMC Commercial. U.S. Bancorp Piper Jaffray's written opinion was directed to the PMC Commercial special committee and does not constitute a recommendation to any PMC Commercial shareholder as to how such shareholder should vote with respect to the proposed merger. This opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to PMC Commercial. The opinion does not address PMC Commercial's underlying business decision to participate in the merger. In addition, U.S. Bancorp Piper Jaffray did not express any opinion as to the prices at which common shares of PMC Commercial or shares of common stock of PMC Capital have traded or at which shares of PMC Commercial, PMC Capital or the combined company may trade in the future. A copy of the written opinion is attached to this joint proxy statement/prospectus as Annex C. This opinion has not been updated, revised or reissued since it was delivered on March 27, 2003. PMC Commercial intends to request a bring-down written opinion from U.S. Bancorp Piper Jaffray prior to mailing this joint proxy statement/prospectus to shareholders. PMC COMMERCIAL SHAREHOLDERS SHOULD READ THE OPINION ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS JOINT PROXY STATEMENT/PROSPECTUS AND SHOULD CAREFULLY CONSIDER THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITS OF THE REVIEW UNDERTAKEN, BY U.S. BANCORP PIPER JAFFRAY.

         - PMC CAPITAL. A.G. Edwards served as financial advisor to the PMC Capital special committee and the PMC Capital board of directors. A.G. Edwards rendered an opinion as to the fairness of the exchange ratio of the merger, from a financial point of view, to PMC Capital's shareholders. A.G. Edwards provided its opinion for the information and assistance of PMC Capital's special committee and PMC Capital's board of directors in connection with their consideration of the transactions contemplated by the merger agreement. The opinion provided by A.G. Edwards is not a recommendation as to how any holder of PMC Capital common stock should vote with respect to the transaction. In addition, the opinion provided by A.G. Edwards does not express any opinion as to the prices at which PMC Commercial common shares may trade following completion of the merger. The full text of this opinion is attached as Annex D to this joint proxy statement/prospectus. PMC CAPITAL ENCOURAGES ITS SHAREHOLDERS TO READ THE OPINION PROVIDED BY A.G. EDWARDS CAREFULLY AND IN ITS ENTIRETY.

 INTERESTS OF PMC COMMERCIAL AND PMC CAPITAL MANAGEMENT IN THE MERGER (PAGE 76)

         The trust managers of PMC Commercial and the officers and the directors of PMC Capital have interests in the merger that are different in certain respects from and may conflict with the interests of other PMC Commercial shareholders and PMC Capital shareholders, respectively.

         - Currently, Lance B. Rosemore, President and Chief Executive Officer, a significant shareholder and a director of PMC Capital, Andrew S. Rosemore, Executive Vice President and Chief Operating Officer and a significant shareholder of PMC Capital, and Martha R. Greenberg, a significant shareholder and a director of PMC Capital, serve as trust managers of PMC Commercial and are all children of Fredric M. Rosemore, Chairman of the Board of PMC Capital.

         - Upon the completion of the merger, the PMC Commercial board of trust managers will be comprised of Nathan G. Cohen, Martha R. Greenberg, Roy H. Greenberg, Irving Munn, Andrew S. Rosemore, Lance B. Rosemore and Ira Silver, all of whom are current trust managers of PMC Commercial, and Thomas Hamill, Barry A. Imber, Fredric M. Rosemore and Theodore J. Samuel, all of whom are current directors of PMC Capital.

         - All executive officers of PMC Capital will become paid employees of PMC Commercial upon completion of the merger.

         - As of _________, 2003, directors and officers of PMC Capital beneficially owned in the aggregate _____ shares of PMC Capital common stock, representing __% of the total shares of PMC Capital. Each of these directors and officers has agreed to vote his or her PMC Capital shares in favor of the approval of the merger agreement and the merger so long as the merger agreement is in effect.

         - Upon completion of the merger, trust managers and officers of PMC Commercial will beneficially own in the aggregate approximately _______ PMC Commercial common shares, representing __% of PMC Commercial common shares that will be outstanding after the merger is completed.

                 U.S. FEDERAL INCOME TAX CONSEQUENCES (PAGE 243)

         PMC Commercial and PMC Capital will not be obligated to complete the merger unless each has received an opinion from its counsel, based on certain assumptions and factual representations made by PMC Commercial, PMC Capital and others, to the effect that the merger will qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended and that, as a result, neither PMC Capital nor its shareholders will recognize gain or loss for U.S. Federal income tax purposes as a result of the merger. It is a condition to the merger that each of PMC Commercial and PMC Capital receive this legal opinion from its counsel. Tax matters are complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. We urge you to contact your own tax advisor to understand fully how the merger will affect you, including how any state, local or foreign tax laws may apply to you.

                      DIVIDENDS AND DISTRIBUTIONS (PAGE 76)

         PMC COMMERCIAL. Under the merger agreement, (1) PMC Commercial is permitted, but not obligated, to pay distributions to shareholders of regular quarterly dividends up to $0.40 per PMC Commercial common share and (2) if PMC Capital is required to make a special distribution prior to completion of the merger, PMC Commercial is permitted and intends to make a similar distribution to its shareholders, adjusted by the exchange ratio prior to completion of the merger.

         In order to qualify as a REIT for U.S. Federal income tax purposes, PMC Commercial generally must distribute to its shareholders annually at least 90% of its taxable income, excluding the retained earnings of its taxable REIT subsidiaries and its net capital gains. It is anticipated that, after the completion of the merger, PMC Commercial will maintain its existing dividend policy. The payment of dividends by PMC Commercial, however, will be subject to approval and declaration by the PMC Commercial board of trust managers and will depend on a variety of factors, including business, financial and regulatory considerations.

         PMC CAPITAL. Under the merger agreement, (1) PMC Capital is permitted, but not obligated, to pay distributions to its shareholders of regular quarterly dividends up to $0.12 per share of PMC Capital common stock and (2) PMC Capital may make distributions as required to cause PMC Capital to distribute 100% of its taxable income for the taxable year ending on the closing date of the merger.

                          DISSENTERS' RIGHTS (PAGE 80)

         PMC Commercial and PMC Capital shareholders will not be entitled to exercise dissenters' rights under Texas or Florida law, respectively.

   VOTE REQUIRED TO APPROVE THE MERGER AND THE OTHER ANNUAL MEETING PROPOSALS
                                (PAGES 43 AND 46)

         - MERGER PROPOSAL. The merger proposal requires the approval of the holders of two-thirds of the outstanding PMC Commercial common shares and the approval of the holders of a majority of the outstanding PMC Capital common stock. If you abstain, do not return your proxy or do not cast your vote either in person, by proxy, by telephone or the Internet, it will have the effect of a vote "against" the merger proposal. Brokers who hold shares of stock in street name cannot vote those shares unless you instruct them to vote in accordance with their procedures, which would also have the effect of a vote "against" the merger proposal.

         -        OTHER PMC COMMERCIAL PROPOSALS.

                  - Approval of amendments to PMC Commercial's declaration of trust. The approval of the amendments to PMC Commercial's declaration of trust requires the affirmative vote of the holders of at least two-thirds of the outstanding PMC Commercial common shares. If you abstain, do not return your proxy or do not cast your vote either in person, by proxy, by telephone or the Internet, it will have the effect of a vote "against" the amendments to PMC Commercial's declaration of trust. Brokers who hold shares of beneficial interest in street name cannot vote those shares if the brokers are not provided with voting instructions in accordance with their procedures, and this would also be counted as a vote "against" the amendments to PMC Commercial's declaration of trust.

                  - Election of board of trust managers. The election of the members of the PMC Commercial board of trust managers will require the approval of the holders of two-thirds of the outstanding PMC Commercial common shares. If you abstain, do not return your proxy or do not cast your vote either in person, by proxy, by telephone or the Internet, it will have the effect of a vote "against" the election of trust managers. Brokers who hold shares of beneficial interest in street name cannot vote those shares if you have withheld authority for them to do so. These shares are referred to as "broker non-votes." Broker non-votes would also have the effect of a vote "against" the election of trust managers.

                  - Other proposals. The other proposals to be acted upon at the PMC Commercial annual meeting will require the approval of the holders of a majority of the PMC Commercial common shares represented and voting at the PMC Commercial annual meeting. Shares that are not voted and broker non-votes will not have any effect with respect to each of these proposals.

         -        OTHER PMC CAPITAL PROPOSALS.

                  - Election of board members. PMC Capital's board is composed of seven members divided into three classes, with each class serving a three-year term and one class being elected by the shareholders annually. The two nominees for election to the PMC Capital board of directors who receive the highest number of votes will be elected to a three-year term. Thus, abstentions, failures to cast a vote and broker non-votes will have no effect on the outcome of this proposal.

                  - Other proposals. Each of the other proposals to be voted upon at the PMC Capital annual meeting will be approved if the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Thus, abstentions, failures to vote and broker non-votes will have no effect on the outcome of these proposals.

                 VOTING POWER AND VOTING BY MANAGEMENT (PAGE 94)

         On the record date, ________________ PMC Commercial common shares were outstanding, of which ___________ shares, or __% of the total outstanding shares, were owned by trust managers and executive officers of PMC Commercial. On the record date, ______________ shares of PMC Capital common stock were outstanding, of which ____________ shares, or ___% of the total outstanding shares, were owned by directors and executive officers of PMC Capital. Each PMC Commercial common share and each share of PMC Capital common stock entitles the holder to one vote on all proposals.

         So long as the merger agreement is in effect, each of the trust managers and executive officers of PMC Commercial and each of the directors and executive officers of PMC Capital has agreed to vote his or her shares in favor of the merger proposal and the merger.

                       REVOKING PROXIES (PAGES 44 AND 47)

         You can revoke a proxy previously given by you by:

         - sending a written notice to the secretary of PMC Commercial or PMC Capital, as appropriate, at the address shown on the proxy card;

         -        completing and signing a new proxy card;

         -        revoting your shares over the telephone or via the Internet;
                  or

         -        attending the annual meeting and voting in person.

         REGULATORY APPROVALS REQUIRED TO COMPLETE THE MERGER (PAGE 79)

         PMC Commercial and PMC Capital must obtain certain approvals, including approval of the SBA and exemptive relief from the SEC, before they can complete the merger.

         PMC Commercial and PMC Capital cannot predict whether all required regulatory approvals for the merger will be obtained, or whether any approvals will include conditions that may be detrimental to PMC Commercial or PMC Capital.

                CONDITIONS TO COMPLETION OF THE MERGER (PAGE 86)

         The merger will be completed only if specific conditions, including, among other things, the following, are met or waived:

         - the merger agreement is approved by the required vote of PMC Commercial shareholders and PMC Capital shareholders;

         -        no legal prohibition on completion of the merger is in effect;

         - PMC Commercial common shares to be issued in the merger are approved for listing on the American Stock Exchange;

         - the registration statement, including this joint proxy statement/prospectus, is declared effective by the SEC;

         - all approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all third parties and regulatory authorities required for the completion of the merger are obtained or made and are in full force and effect and all waiting periods required by applicable law have expired;

         - the representations and warranties made by each party continue to be accurate except for inaccuracies that would not have a material adverse effect;

         - covenants of the parties are performed in all material respects;

         - each of PMC Commercial and PMC Capital receives an opinion of its respective tax counsel to the effect that the merger will qualify as a reorganization under the Internal Revenue Code;

         - each of PMC Commercial and PMC Capital receives an opinion of tax counsel to the effect that PMC Capital was organized and has operated in conformity with the requirements for qualification as a regulated investment company under the Internal Revenue Code;

         - each of PMC Commercial and PMC Capital receives an opinion of tax counsel to the effect that PMC Commercial was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code; and

         - since the date of the merger agreement, there has been no change that would have had a material adverse effect on PMC Commercial.

                  TERMINATION OF THE MERGER AGREEMENT (PAGE 89)

         Even if shareholders of PMC Commercial and PMC Capital approve the merger, PMC Commercial and PMC Capital can jointly agree to terminate the merger agreement at any time. Either PMC Commercial or PMC Capital may also terminate the merger agreement if, among other things, any of the following occurs:

         - the merger is not completed on or before February 29, 2004, as long as the failure to complete the merger before that date is not the result of the failure by the terminating company to fulfill any of its obligations under the merger agreement;

         -        a court or other governmental authority prohibits the merger;

         - either the PMC Commercial shareholders or the PMC Capital shareholders do not approve the merger agreement;

         - the other company's board of directors or trust managers withdraws or changes its recommendation that the shareholders approve the merger in connection with a superior proposal as provided in the merger agreement; or

         - prior to the receipt of the approval of shareholders, either PMC Commercial or PMC Capital terminates the merger agreement in connection with a superior proposal as provided in the merger agreement.

         PMC Commercial will pay a termination fee to PMC Capital in the amount of $870,000 in cash to the extent set forth in the merger agreement if the merger agreement is terminated because PMC Commercial withdraws or changes its recommendation that the shareholders approve this merger or terminates the merger agreement in connection with a superior proposal.

         PMC Capital will pay a termination fee to PMC Commercial in the amount of $870,000 in cash to the extent set forth in the merger agreement if the merger agreement is terminated because PMC Capital withdraws or changes its recommendation that the shareholders approve this merger or terminates the merger agreement in connection with a superior proposal.

         In the event that the merger agreement is terminated for any other reason, no termination fees will be payable, but under certain circumstances termination expenses of up to $750,000 may be payable by either company to the other.

                THE PARTIES CANNOT SOLICIT OTHER OFFERS (PAGE 86)

         The merger agreement contains provisions prohibiting PMC Commercial and PMC Capital from actively seeking an alternative transaction. The no solicitation covenant generally prohibits PMC Commercial and PMC Capital, as well as their officers, trust managers, directors, subsidiaries, employees, agents and representatives, from taking any action to solicit an acquisition proposal. The merger agreement does not, however, prohibit either PMC Commercial or PMC Capital or its respective board of trust managers or directors from considering, and potentially recommending, an unsolicited written superior proposal from a third party under certain circumstances.

               TERMINATION OF EXCHANGE ACT REGISTRATION (PAGE 81)

         PMC Commercial common shares and shares of PMC Capital common stock are listed on the American Stock Exchange. Following the merger, PMC Capital common stock will be delisted and will no longer trade on the American Stock Exchange or any other exchange. PMC Capital intends to terminate the registration of its common stock under the Securities Exchange Act of 1934 promptly upon completion of the merger.

                     FLUCTUATIONS IN MARKET PRICE (PAGE 30)

         The value of the PMC Commercial common shares that PMC Capital shareholders will receive in the merger will depend on the market value of the PMC Commercial common shares at the time the merger is completed. The market value of PMC Commercial common shares is likely to change, both before and after the PMC Capital annual shareholders meeting and the merger. No one can accurately predict what the market value will be for these shares at any particular time.

                LISTING OF PMC COMMERCIAL COMMON SHARES (PAGE 76)

         PMC Commercial will have the common shares to be issued in the merger listed on the American Stock Exchange and intends that its common shares will continue to be listed on the American Stock Exchange.

                             RISK FACTORS (PAGE 20)

         Shareholders voting on the merger should consider, among other things, the risks associated with ownership of PMC Commercial common shares and the other risks set forth in the section "Risk Factors" of this joint proxy statement/prospectus.

                   COMPARISON OF SHAREHOLDER RIGHTS (PAGE 226)

         The rights of PMC Capital shareholders are currently governed by Florida law, PMC Capital's articles of incorporation and PMC Capital's bylaws. When the merger is completed, shareholders of PMC Capital will become shareholders of PMC Commercial, a Texas REIT, and their rights will be governed by Texas law, PMC

Commercial's declaration of trust and its bylaws. The rights of PMC Capital shareholders and the rights of PMC Commercial shareholders differ in many respects.

         Furthermore, for PMC Commercial to qualify as a REIT under the Internal Revenue Code, among other things:

         - not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code, during the last half of a taxable year; and

         - the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

         PMC Commercial's declaration of trust, subject to certain exceptions, provides that no holder other than any person approved by the trust managers, at their option and in their discretion, may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the lesser of the number or value, as determined in good faith by the trust managers, of the total outstanding shares of PMC Commercial.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This document and the documents to which we refer you in this document include various forward-looking statements about PMC Commercial and PMC Capital that are subject to risks and uncertainties. Forward-looking statements include information concerning future results of operations of PMC Commercial and PMC Capital. Also, statements that use the words "anticipate," "believe," "could," "estimate," "expect," "forecast," "intend," "plan," "may," "possible," "project," "should," "will" or similar expressions are forward-looking statements. Many factors, some of which are discussed elsewhere in this document and in documents to which we have referred you, could affect the future financial results of PMC Commercial and PMC Capital. These factors could cause actual results to differ materially from those expressed in the forward-looking statements contained in this document or related documents. These factors include adverse changes in economic conditions and in the markets served by PMC Commercial and PMC Capital and a significant delay in the completion of the merger, as well as the factors, risks and uncertainties discussed in "Risk Factors."

                      MARKET PRICE AND DIVIDEND INFORMATION

         The PMC Commercial common shares and the shares of PMC Capital common stock are each listed on the American Stock Exchange. The following table sets forth the periods indicated the high and low per share closing sale prices of the PMC Commercial common shares and the shares of PMC Capital common stock and the cash dividends declared per share:

                                                 PMC COMMERCIAL                          PMC CAPITAL
                                        --------------------------------      ---------------------------------
                                          High         Low      Dividend        High         Low       Dividend
                                        -------      -------    --------      --------     -------     --------
2000 (Calendar Year)...........         $ 12.63      $  8.69    $  1.745      $  10.38     $  7.75     $  1.000
2001 (Calendar Year)...........         $ 15.24      $  9.00    $  1.520      $   9.50     $  6.75     $  0.850
2002 (Calendar Year)...........         $ 15.50      $ 11.25    $  1.620      $   8.00     $  3.20     $  0.560
2003:
   First Quarter...............         $ 13.57      $ 12.49    $  0.400      $   5.30     $  3.90     $  0.120
   Second Quarter..............         $ 14.20      $ 11.67    $  0.380      $   5.22     $  4.08     $  0.120
   Third Quarter through
     August 20, 2003...........         $ 13.97      $ 13.06    $ __.___      $   5.05     $  4.67     $ __.___

         Listing on the American Stock Exchange of the PMC Commercial common shares issuable in connection with the merger is a condition to the completion of the merger.

                                  RISK FACTORS

         In considering whether to vote in favor of the merger, you should consider all of the information included in this joint proxy statement/prospectus, including the matters addressed in "Cautionary Statement Regarding Forward-Looking Statements." In addition, you should carefully consider the following risk factors considered by PMC Commercial and PMC Capital, based on the information available to them, to be material to the approval of the merger agreement and the merger and/or inherent in the business of the combined company and in the ownership of the combined company's shares. These factors are important, and PMC Commercial and PMC Capital have not attempted to quantify their potential effects on the combined company that will result from the merger.

RISKS RELATED TO THE MERGER AND THE COMBINED COMPANY

PMC CAPITAL AND PMC COMMERCIAL HAVE AGREED TO A FIXED EXCHANGE RATIO, AND, AS A RESULT, THE PMC COMMERCIAL COMMON SHARES TO BE ISSUED IN THE MERGER MAY HAVE A MARKET VALUE THAT IS LOWER THAN EXPECTED.

         The exchange ratio of 0.37 of a common share of PMC Commercial for each share of PMC Capital common stock was fixed on March 27, 2003, the time of the signing of the merger agreement, and is not subject to adjustment based on changes in the trading price of the PMC Commercial or the PMC Capital common shares before the closing of the merger. It is the parties' intention, subject to shareholder approval, to complete the merger effective as of January 1, 2004, but in no event later than February 29, 2003; however, if other conditions to close the merger are not satisfied or duly waived at that time, there may be a significant amount of time between the date of the two annual meetings and the date when the merger is completed. As a result, the market price of the PMC Commercial common shares at the time of the merger may vary significantly from the price on the date the merger agreement was signed or from the price on either the date of this joint proxy statement/prospectus or the date of the annual meetings. These variances may arise due to, among other things:

         - changes in the business, operations and prospects of PMC Commercial or PMC Capital;

         - the financial condition of current or prospective borrowers of PMC Commercial or PMC Capital or tenants of PMC Commercial;

         - interest rates, general market and economic conditions and other factors;

         - market assessments of the likelihood that the merger will be completed and the timing of the merger; and

         - market perception of the future profitability of the combined company.

         Substantially all of these factors are beyond the control of PMC Commercial and PMC Capital. It should be noted that during the 12-month period ending ____________, 2003, the day prior to the date of this joint proxy statement/prospectus, the closing per common share price of PMC Commercial varied from a low of $____ to a high of $_____. Historical trading prices are not necessarily indicative of future performance.

THE MERGER IS SUBJECT TO THE RECEIPT OF CONSENTS AND APPROVALS FROM GOVERNMENT ENTITIES AND THIRD PARTY LENDERS THAT COULD DELAY COMPLETION OF THE MERGER OR IMPOSE CONDITIONS THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON PMC CAPITAL OR PMC COMMERCIAL OR CAUSE ABANDONMENT OF THE MERGER, WHICH MAY ADVERSELY AFFECT THE VALUE OF THE COMMON SHARES OF PMC CAPITAL OR PMC COMMERCIAL.

         Completion of the merger is conditioned upon the issuance by the SEC of an order exempting the merger from the provisions of Sections 17(a) and 57(a) of the 1940 Act. In addition, the SBA must consent to the merger prior to its consummation. A substantial delay in obtaining exemptive relief from the SEC or consent from the SBA or the imposition of unfavorable terms or conditions by the SEC or SBA could have an adverse effect on the business, financial condition or results of operations of PMC Capital or PMC Commercial, or may cause the abandonment of the merger.

         Completion of the merger is also subject to approval by certain third party lenders to PMC Capital and PMC Commercial. A substantial delay in obtaining such approvals, the failure to obtain such approvals or the imposition of unfavorable terms or conditions could have an adverse effect on the business, financial condition or results of operations of PMC Capital or PMC Commercial, or may cause the abandonment of the merger.

THE INTENDED BENEFITS OF THE MERGER MAY NOT BE REALIZED, WHICH COULD HAVE A NEGATIVE IMPACT ON THE MARKET PRICE OF PMC COMMERCIAL'S COMMON SHARES AFTER COMPLETION OF THE MERGER.

         No assurance can be given that the anticipated expense reductions or other operating synergies will be realized by PMC Commercial following the merger or that unanticipated costs will not arise as a result of the merger. For example, transaction costs, such as increased transfer taxes, consent fees or professional expenses, could exceed PMC Commercial's original estimates or future operating expenses, such as increased personnel costs, could be higher than anticipated, all of which could have a material adverse effect on the results of operations and financial condition of the combined company after the merger. In addition, U.S. Federal income taxes incurred by PMC Commercial following the merger could be higher than anticipated. If the expected savings are not realized or unexpected costs are incurred, the merger could have a significant dilutive effect on PMC Commercial's per share operating results.

         In addition, the completion of the merger poses risks for the ongoing operations of the combined company, including the fact that PMC Commercial's portfolio may not perform as well as anticipated due to various factors, including the financial condition of significant borrowers or tenants and changes in macro-economic conditions.

YOU WILL EXPERIENCE A REDUCTION IN PERCENTAGE OWNERSHIP AND VOTING POWER WITH RESPECT TO YOUR SHARES AS A RESULT OF THE MERGER.

         PMC Commercial shareholders and PMC Capital shareholders will experience a substantial reduction in their respective percentage ownership interests and effective voting power relative to their respective percentage ownership interests in PMC Commercial and PMC Capital prior to the merger. If the merger is consummated, PMC Capital shareholders will own approximately 40% of PMC Commercial's outstanding common stock and current shareholders of PMC Commercial will own approximately 60% of the combined entity. In the future, PMC Commercial may issue additional common shares in public offerings, mergers and acquisitions or otherwise, all of which would further reduce your percentage ownership of PMC Commercial.

UNDER CERTAIN CIRCUMSTANCES, PMC CAPITAL IS OBLIGATED TO PAY PMC COMMERCIAL A TERMINATION FEE UPON TERMINATION OF THE MERGER AGREEMENT, AND VICE VERSA.

         No assurance can be given that the merger will be completed. The merger agreement provides for the payment by PMC Capital of a break-up fee of $870,000 or break-up expenses of $750,000 if the merger is terminated by PMC Capital under certain circumstances; the merger agreement likewise provides that PMC Commercial will pay the same break-up fees or expenses under certain circumstances. The obligation to make that payment may adversely affect the ability of the terminating company to engage in another transaction in the event the merger is not completed and may have an adverse impact on the financial condition of that company. See "Description of the Merger Agreement --Termination of the Merger Agreement" and "--Expenses; Termination Fees" and "The Merger Proposal -- PMC Commercial Reasons for the Merger" and "--PMC Capital Reasons for the Merger."

FAILURE OF PMC COMMERCIAL TO QUALIFY AS A REIT COULD RESULT IN A SIGNIFICANT TAX LIABILITY FOR THE COMBINED COMPANY, WHICH WOULD ADVERSELY AFFECT ITS RESULTS OF OPERATIONS.

         PMC Commercial believes that it has operated in a manner that allows it to qualify as a REIT under the Internal Revenue Code, and it intends to continue to so operate through and including the effective time of the merger. If the merger is consummated, PMC Commercial intends to operate the combined business in a manner so that it will continue to qualify as a REIT. Although PMC Commercial believes that it is organized and operates as a REIT, no assurance can be given that PMC Commercial will remain qualified as a REIT following the merger. Qualification as a REIT involves the application of technical and complex provisions of the Internal Revenue Code for which there are limited judicial or administrative interpretations and involves the determination of various factual matters and circumstances not entirely within PMC Commercial's control. In addition, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

         If the combined company fails to qualify as a REIT, it may, among other things:

         - not be allowed a deduction for distributions to shareholders in computing its taxable income;

         - be subject to U.S. Federal income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates;

         -        be subject to increased state and local taxes; and

         - unless entitled to relief under certain statutory provisions, be disqualified from treatment as a REIT for the taxable year in which it lost its qualification and the four taxable years following the year during which it lost its qualification.

         As a result of these factors, the failure of PMC Commercial to qualify as a REIT following the merger also could impair its ability to expand its business and raise capital, substantially reduce the funds available for distribution to its shareholders and reduce the trading price of its common shares following the merger.

THE TRUST MANAGERS AND EXECUTIVE OFFICERS OF PMC COMMERCIAL AND THE DIRECTORS AND EXECUTIVE OFFICERS PMC CAPITAL HAVE INTERESTS IN THE COMPLETION OF THE MERGER THAT MAY DIFFER FROM OR CONFLICT WITH THE INTERESTS OF THE SHAREHOLDERS OF THEIR RESPECTIVE COMPANIES

         PMC Commercial shareholders and PMC Capital shareholders should note that the trust managers and officers of PMC Commercial and the directors and officers of PMC Capital have interests in the merger that are different in certain respects from and may conflict with the interests of other PMC Commercial shareholders and PMC Capital shareholders. If re-elected, all current trust managers of PMC Commercial will remain as trust managers of the merged company. In addition, certain directors of PMC Capital will become trust managers, and all existing officers of PMC Capital will become paid employees, of the merged company. PMC Commercial is currently managed by two wholly-owned subsidiaries of PMC Capital. The executive officers of PMC Commercial are the same as the executive officers of PMC Capital. Two trust managers of PMC Commercial, Lance B. Rosemore and Andrew S. Rosemore, also serve as executive officers of PMC Capital, and two trust managers of PMC Commercial, Lance B. Rosemore and Martha R. Greenberg, also serve as directors of PMC Capital. See "The Merger Proposal -- Interests of Certain Persons in the Merger".

         The directors and executive officers of PMC Capital, who hold approximately __% of the beneficial and record ownership of PMC Capital as of the day prior to the date of this joint proxy statement/prospectus, have agreed to vote their shares in favor of the merger agreement and the transactions contemplated by the merger. The trust managers (of which Lance B. Rosemore and Martha R. Greenberg are directors of PMC Capital) and executive officers of PMC Commercial (all of whom are executive officers of PMC Capital), who hold approximately ____% of the beneficial and record ownership of PMC Commercial as of the day prior to the date of this joint proxy statement/prospectus, have agreed to vote their shares in favor of the merger agreement and the transactions contemplated by the merger.

         As of the day prior to the date of this joint proxy statement/prospectus, assuming the merger is completed, the directors and officers of PMC Capital and trust managers and officers of PMC Commercial will beneficially own in the aggregate approximately ____________ shares of PMC Commercial, representing _____% of the outstanding common shares of PMC Commercial.

THE OWNERSHIP LIMITATION APPLICABLE TO PMC COMMERCIAL'S COMMON SHARES AS A RESULT OF ITS REIT STATUS MAY DISCOURAGE THIRD PARTIES FROM ATTEMPTING TO ACQUIRE PMC COMMERCIAL AND PREVENT SHAREHOLDERS OF PMC COMMERCIAL FROM RECEIVING ANY PREMIUM ABOVE MARKET PRICE FOR THEIR SHARES.

         PMC Capital and PMC Commercial anticipate that PMC Commercial will continue to qualify as a REIT if the merger is consummated. PMC Commercial's declaration of trust includes a provision preventing any shareholder from owning more than 9.8% of PMC Commercial's outstanding common shares without approval by PMC Commercial's board of trust managers. This ownership limitation provision in PMC Commercial's declaration of trust may have the effect of discouraging offers to acquire control of PMC Commercial and may preclude holders of PMC Commercial common shares from receiving any premium above market price for their shares that might otherwise be offered in connection with any attempt to acquire control of PMC Commercial.

FINANCIAL FORECASTS AND PROJECTIONS CONSIDERED BY THE PARTIES MAY NOT BE REALIZED, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF PMC CAPITAL OR PMC COMMERCIAL COMMON SHARES.

         Neither PMC Capital nor PMC Commercial generally makes, as a matter of course, public forecasts or projections as to future revenues, earnings or other financial statement data, and none of the projections relating to future financial results of PMC Capital or PMC Commercial prepared by management and considered by the parties to the transaction were prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the American Institute of Certified Public Accountants regarding projections and forecasts. These projections are inherently based on various estimates and assumptions that are subject to the judgment of those preparing them. These projections are also subject to significant economic, competitive, industry and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of PMC Capital or PMC Commercial. Accordingly, there can be no assurance that PMC Capital's or PMC Commercial's financial results will not be significantly higher or lower than those set forth in such projections. Significantly lower financial results could have a material adverse effect on the market price of PMC Capital and PMC Commercial common shares.

THE RESPECTIVE FINANCIAL ADVISERS TO THE PMC CAPITAL SPECIAL COMMITTEE AND THE PMC COMMERCIAL SPECIAL COMMITTEE REVIEWED AND RELIED ON, AMONG OTHER THINGS, CERTAIN PROJECTED FINANCIAL FORECASTS AND COSTS SAVINGS AND OPERATIONAL SYNERGIES AS OF MARCH 27, 2003, THE DATE OF THEIR RESPECTIVE OPINIONS, AND A FAILURE OF PMC COMMERCIAL TO ACHIEVE THESE RESULTS COULD HAVE A MATERIAL ADVERSE EFFECT ON THE MARKET PRICE OF PMC COMMERCIAL'S COMMON SHARES.

         In performing their financial analyses and rendering their opinions regarding the fairness from a financial point of view of the exchange ratio in the merger, the respective financial advisors to the PMC Capital special committee and the PMC Commercial special committee reviewed and relied on, among other things, internal financial analyses and forecasts for PMC Capital and PMC Commercial available as of March 27, 2003, the date of their respective opinions, including certain pro forma financial analyses and forecasts for PMC Commercial after the merger and cost savings and operating synergies projected to result from the merger. The respective financial advisors to the PMC Capital special committee and the PMC Commercial special committee also assumed that the pro forma financial analyses and forecasts for PMC Commercial and projected cost savings and operational synergies as a result of the merger will be achieved within certain time frames. These pro forma financial analyses and forecasts and projected cost savings and operational synergies may not be achieved in full, at all, or within the projected time frames, and a failure of PMC Commercial to realize these pro forma financial analyses and forecasts and projected cost savings and operational synergies could have a material adverse effect on the earnings per share of the combined company, which could in turn have an adverse effect on the market price of PMC Commercial's common shares.

A SALE OF ASSETS ACQUIRED FROM PMC CAPITAL WITHIN TEN YEARS AFTER THE MERGER WOULD RESULT IN FEDERAL CORPORATE INCOME TAX, WHICH WOULD REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO ITS SHAREHOLDERS.

         As a result of the merger, certain subsidiaries of PMC Capital that are currently taxed as C corporations will become qualified REIT subsidiaries of PMC Commercial. As a result, these subsidiaries will be deemed liquidated into PMC Commercial for U.S. Federal income tax purposes. If PMC Commercial sells any assets of these subsidiaries within ten years after the merger and recognizes a taxable gain on the sale, PMC Commercial will be taxed at the highest corporate rate on an amount equal to the lesser of:

         - the amount of gain that PMC Commercial recognizes at the time of the sale; or

         - the amount of gain that PMC Commercial would have recognized if it had sold the asset at the time of the merger for its then fair market value.

         This rule potentially could inhibit PMC Commercial from selling such other assets within ten years after the merger.

PMC COMMERCIAL'S OWNERSHIP OF AND RELATIONSHIP WITH ITS TAXABLE REIT SUBSIDIARIES WILL BE LIMITED, AND A FAILURE TO COMPLY WITH THE LIMITS WOULD JEOPARDIZE PMC COMMERCIAL'S REIT STATUS AND MAY RESULT IN THE APPLICATION OF A 100% EXCISE TAX.

         Subject to certain restrictions, a REIT may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of a REIT's assets may consist of stock or securities of one or more taxable REIT subsidiaries. A taxable REIT subsidiary generally will pay income tax at regular corporate rates on any taxable income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a taxable REIT subsidiary and its parent REIT that are not conducted on an arm's-length basis. See "U.S. Federal Income Tax Consequences."

         PMC Capital and PMC Commercial believe that, as of the closing date of the merger, the aggregate value of the taxable REIT subsidiary stock and securities owned by PMC Commercial will be less than 20% of the value of PMC Commercial's total assets (including the taxable REIT subsidiary stock and securities). Furthermore, PMC Commercial will monitor at all times the value of its investments in its taxable REIT subsidiaries for the purpose of ensuring compliance with the rule that no more than 20% of the value of its assets may consist of taxable REIT subsidiary stock and securities (which is applied at the end of each calendar quarter). In addition, PMC Commercial will scrutinize all of its transactions with its taxable REIT subsidiaries for the purpose of ensuring that they are entered into on arm's-length terms in order to avoid incurring the 100% excise tax described above. There can be no assurance, however, that PMC Commercial will be able to comply with the 20% limitation on ownership of taxable REIT subsidiary stock and securities on an ongoing basis so as to maintain REIT status or to avoid application of the 100% excise tax imposed on certain non-arm's-length transactions.

PMC COMMERCIAL OPERATES IN A HIGHLY REGULATED ENVIRONMENT WHICH COULD ADVERSELY AFFECT ITS RESULTS, WHICH MAY, IN TURN, AFFECT THE MARKET PRICE OF ITS SHARES AND ITS ABILITY TO DISTRIBUTE DIVIDENDS.

         Changes in the laws or regulations governing REITs may significantly affect PMC Commercial's business. As a company whose common shares are publicly traded, PMC Commercial is subject to the rules and regulations of the SEC. In addition, the lending operations of certain of PMC Capital's subsidiaries are regulated by the SBA. If the merger is consummated, such subsidiaries will continue to be regulated by the SBA, and changes in laws that govern these entities may significantly affect PMC Commercial's business. Laws and regulations may be changed from time to time, and the interpretations of the relevant laws and regulations are also subject to change. Any change in the laws or regulations governing PMC Commercial's business could have a material impact on its financial condition or its results of operations.

RISKS RELATED TO THE BUSINESS OF BOTH PMC COMMERCIAL AND PMC CAPITAL

         Set forth below are risks applicable to both PMC Commercial and PMC Capital which will continue to be applicable to the combined company if the merger is completed and may be exacerbated by virtue of the operations of PMC Commercial and PMC Capital being combined.

PMC COMMERCIAL AND PMC CAPITAL HAVE A CONCENTRATION OF INVESTMENTS IN THE HOSPITALITY INDUSTRY AND IN TEXAS, WHICH MAY NEGATIVELY IMPACT THE MARKET PRICE OF THEIR RESPECTIVE SHARES AND THEIR ABILITY TO MAKE DISTRIBUTIONS.

         Substantially all of PMC Commercial's revenue is generated from lending to, and leasing of, limited service hospitality properties. Its loans receivable were 100% concentrated in the hospitality industry at December 31, 2002. PMC Capital has a fundamental policy regarding investment in the hospitality industry. At December 31, 2002, PMC Capital's investment in loans to businesses in the hospitality industry comprised approximately 81% and 85% of its total assets and loans receivable, respectively. Any economic factors that negatively impact the hospitality industry could have a material adverse effect on its financial condition and results of operations. For example, the events of September 11th caused significant strain on travel related businesses in the United States. Military actions against terrorists, new terrorist attacks or other political events, including the impact of war, could cause additional strain on the hospitality industry and negatively impact PMC Commercial's or PMC Capital's financial condition and results of operations. See "PMC Commercial Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business -- Hospitality Industry Factors."

         At December 31, 2002, approximately 27% of PMC Commercial's loans receivable were collateralized by properties in Texas and approximately 29% of PMC Capital's loans receivable were from businesses in Texas. No other state had a concentration of 10% or greater of PMC Commercial's or PMC Capital's loans receivable at December 31, 2002. Approximately 21% and 27% of the loans receivable underlying PMC Commercial's and PMC Capital's retained interests, respectively, are concentrated in Texas. A decline in economic conditions in Texas could have a material adverse effect on PMC Commercial's or PMC Capital's financial condition and results of operations.

THE MARKET FOR STRUCTURED LOAN TRANSACTIONS MAY DECLINE, WHICH WOULD DECREASE THE AVAILABILITY OF AND INCREASE THE COST OF WORKING CAPITAL AND NEGATIVELY AFFECT THE POTENTIAL FOR GROWTH AND CASH AVAILABLE FOR DISTRIBUTION TO SHAREHOLDERS.

         PMC Commercial and PMC Capital will continue to need capital to fund loans. PMC Commercial's and PMC Capital's ability to continue to grow depends, to a large extent, on its ability to complete structured loan sale transactions. In certain economic markets the availability of funds may be diminished or the "spread" charged for funds may increase causing PMC Commercial or PMC Capital to delay a structured loan sales transaction. Terrorist attacks or political events, including the impact of war, could impact the availability and cost of PMC Commercial's or PMC Capital's capital. See "PMC Commercial Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business -- Asset-Backed Structured Loan Sale Transaction Market" and "PMC Capital Management's Discussion and Analysis of Financial Condition and Results of Operations -- Business -- Asset-Backed Structured Loan Sale Transaction Market."

         It is anticipated that both PMC Commercial's and PMC Capital's working capital needs for 2003 will require it to complete a variable-rate structured loan sale transaction during the third quarter of 2003. Due to the current economic and interest rate environments, the companies may experience difficulties in selling its variable-rate loans receivable at an acceptable "spread." Certain economic conditions may cause investors in the type of asset-backed securities that PMC Commercial and PMC Capital place to widen the "spreads" they require in order to purchase asset-backed securities.

         A reduction in the availability or an increased cost of this source of funds could have a material adverse effect on PMC Commercial's or PMC Capital's financial condition and results of operations because working capital may not be available or available at acceptable "spreads" to fund the companies' respective current commitments, future loan originations or to acquire real estate.

PREPAYMENT RATES COULD NEGATIVELY AFFECT THE VALUE OF LOANS RECEIVABLE, WHICH COULD RESULT IN LOSSES OR REDUCED EARNINGS AND NEGATIVELY AFFECT THE CASH AVAILABLE FOR DISTRIBUTION TO ITS SHAREHOLDERS.

         Prepayments of fixed-rate loans generally increase during times of declining interest rates. The proceeds from the prepayments PMC Commercial and PMC Capital receive are invested initially in temporary investments and have generally been re-loaned or committed to be re-loaned at lower interest rates than the prepaid loans receivable. The lower interest rates the companies receive on these new loans receivable have had an adverse effect on each of the company's results of operations and depending upon the rate of future prepayments may further affect their results of operations. The impact of the lower lending rates on PMC Commercial's and PMC Capital's net income may be partially offset by the reduced cost of its variable-rate borrowings in a lower interest rate environment. In addition, when loans receivable are repaid prior to their maturity, PMC Commercial and PMC Capital often receive prepayment fees.

         Prepayments of loans receivable may affect the companies' "spread" on the pool of loans receivable sold in its structured loan sale transactions. Prepayments of loans receivable which have higher interest rates negatively impact the value of PMC Commercial's and PMC Capital's retained interests to a greater extent than prepayments of loans receivable which have lower interest rates. Prepayments in excess of assumptions will cause a decline in the value of the companies' retained interests primarily relating to the excess funds (the "interest-only strip receivable") expected from PMC Commercial's and PMC Capital's structured loan sale transactions. For example, if a $1.0 million loan with an interest rate of 10% prepays and the "all-in cost" of the structured notes that such loan was securing was 7%, PMC Commercial or PMC Capital would lose the 3% spread expected on that loan in future periods. The companies' "all-in costs" include interest, servicing, trustee and other ongoing costs. The "spread" that is lost may be offset in part or in whole by the prepayment fee that PMC Commercial or PMC Capital collects.

         One of PMC Capital's subsidiaries, First Western SBLC, Inc. ("First Western"), sells the guaranteed portion of most of its originated loans through private placements. These sales are included in PMC Capital's retained interests and are especially sensitive to prepayments. PMC Capital's retained interest in these loan sales consists only of the spread between the interest it collects from the borrower and the interest it pays the purchaser of the guaranteed portion of the loan. Therefore, to the extent the prepayments of these loans exceed estimates, there is a significant impact on the value of the associated retained interests.

CHANGES IN INTEREST RATES COULD NEGATIVELY AFFECT LENDING OPERATIONS, WHICH COULD RESULT IN REDUCED EARNINGS AND NEGATIVELY AFFECT THE CASH AVAILABLE FOR DISTRIBUTION TO SHAREHOLDERS.

         The net income of PMC Commercial's lending operations is materially dependent upon the "spread" between the rate at which PMC Commercial borrows funds (historically either short-term at variable rates or long-term at fixed rates) and the rate at which PMC Commercial loans these funds. During periods of changing interest rates, interest rate mismatches could negatively impact PMC Commercial's net income, dividend yield, and the market price of its common shares.

         As a result of PMC Commercial's and PMC Capital's dependence on variable-rate loans, PMC Commercial's and PMC Capital's interest income has been, and will continue to be, reduced by the low interest rate environment. In addition, to the extent that rates remain at these historically low levels, or LIBOR decreases from current levels, interest income on PMC Commercial's and PMC Capital's currently outstanding loans receivable will decline.

         PMC Capital's net interest margin is affected by changes in the spread between the rate at which it borrows funds and the rate at which it loans these funds. PMC Capital and two of its subsidiaries, Western Financial Capital Corporation ("Western Financial") and PMC Investment Corporation ("PMCIC"), currently originate primarily variable interest rate loans and the borrowed funds of these companies are typically long-term and at fixed interest rates. First Western originates variable interest rate loans and has utilized both advances from PMC Capital and the sale of its loans receivable to obtain funds necessary to originate loans. If the yield on loans originated by PMC Capital with funds obtained from borrowings or preferred stock fails to cover the cost of such funds, its cash flow will be reduced. During periods of changing interest rates, interest rate mismatches on its loans receivable could negatively impact its net investment income, dividend yield and the market price of its common stock.

         Changes in interest rates do not have an immediate impact on interest income with regard to fixed-rate loans receivable. PMC Commercial's and PMC Capital's interest rate risk on fixed-rate loans receivable is primarily due to loan prepayments and maturities. The average maturity of its loans receivable is less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when the current mortgage loan rates are substantially lower than rates on existing mortgage loans (due to refinancings of fixed-rate loans).

ECONOMIC SLOWDOWNS, OTHER NEGATIVE POLITICAL EVENTS AND CHANGES IN THE COMPETITIVE ENVIRONMENT COULD ADVERSELY AFFECT OPERATING RESULTS AND THE ABILITY TO DISTRIBUTE DIVIDENDS.

         Several factors may impact the ability of PMC Commercial's and PMC Capital's borrowers to meet their contractual payment obligations or its hotel properties to generate sufficient cash flow to support their monthly lease payments. During economic downturns, there may be reductions in business travel and consumers generally take fewer vacations. Another factor which affects the limited service sector of the hospitality industry is a significant rise in gasoline prices within a short period of time. Most of the limited service hospitality properties collateralizing PMC Commercial's and PMC Capital's loans receivable are located on interstate highways. As seen in the past, when gas prices sharply increase, occupancy rates for properties located on interstate highways decrease. These factors may cause a reduction in revenue per available room ("RevPar"). If RevPar for the limited service sector of the hospitality industry were to experience significant sustained reductions, the ability of PMC Commercial's or PMC Capital's borrowers to meet their obligations could be impaired, and loan losses could increase. In addition, the ability of the operator of PMC Commercial's properties, Arlington, to meet its obligations could be impaired.

         Economic recessions or downturns could impair PMC Commercial's or PMC Capital's borrowers and harm the companies' operating results. Many of the companies in which PMC Commercial and PMC Capital have made or will make loans may be susceptible to economic slowdowns or recessions. Terrorism, bankruptcies or other political events, including the impact of war, could affect PMC Commercial's or PMC Capital's borrowers. PMC Commercial's and PMC Capital's non-performing assets are likely to increase during these periods. These conditions could lead to losses in PMC Commercial's or PMC Capital's portfolio and a decrease in the companies' respective interest income, net income and assets.

         PMC Commercial's and PMC Capital's primary competition for lending opportunities has come from banks, financial institutions and other lending companies. Many of these competitors have greater financial and managerial resources than PMC Commercial or PMC Capital and are able to provide services PMC Commercial and PMC Capital are not able to provide (i.e., depository services). As a result of these competitors' greater financial resources, they may be better able to withstand the impact of economic downturns than PMC Commercial or PMC Capital.

THERE IS VOLATILITY IN THE VALUE OF THE RETAINED INTERESTS, WHICH MAY ADVERSELY AFFECT CASH AVAILABLE FOR DISTRIBUTION TO SHAREHOLDERS.

         Due to the limited number of entities that conduct transactions with similar assets, the relatively small size of PMC Commercial's and PMC Capital's retained interests in transferred assets and the limited number of buyers for such assets, no readily ascertainable market exists for PMC Commercial's or PMC Capital's retained interests. Therefore, PMC Commercial's and PMC Capital's determination of the fair value may vary significantly from what a willing buyer would pay for these assets. If PMC Commercial or PMC Capital were forced to immediately liquidate some or all of its retained interests, the proceeds of such liquidation may be significantly less than the current value of such retained interests.

         The value of PMC Commercial's and PMC Capital's retained interests is determined based on certain assumptions including, but not limited to, anticipated defaults, prepayment speeds and discount rates. PMC Commercial and PMC Capital each retain a portion of the default and prepayment risk associated with the underlying transferred loans receivable of their retained interests. As more fully described below, actual defaults and prepayments with respect to estimating future cash flows for purposes of valuing the retained interests may vary from assumptions, possibly to a material degree, and slower (faster) than anticipated prepayments of principal or lower (higher) than anticipated loan losses will increase (decrease) the fair value of its retained interests and the related estimated cash flows. The discount rates utilized are determined for each of the assets comprising the retained interests based upon an estimate of the inherent risks associated with each asset.

         The following is a sensitivity analysis of PMC Commercial's retained interests as of June 30, 2003 to highlight the volatility that results when prepayments, loan losses and discount rates are different than PMC Commercial's assumptions:

              CHANGED ASSUMPTION                        PRO FORMA VALUE    ASSET CHANGE
--------------------------------------------------      ---------------    ------------
                                                                 (In thousands)
Losses increase by 50 basis points per annum (1)            $21,004           ($1,682)
Losses increase by 100 basis points per annum (1)           $19,386           ($3,300)
Rate of prepayment increases by 5% per annum (2)            $21,960           ($  726)
Rate of prepayment increases by 10% per annum (2)           $21,455           ($1,231)
Discount rates increase by 100 basis points                 $21,685           ($1,001)
Discount rates increase by 200 basis points                 $20,747           ($1,939)

------------------

(1) If PMC Commercial experiences significant losses (i.e., in excess of anticipated losses), the effect on its retained interests would first reduce the value of the PMC Commercial interest-only strip receivables. To the extent the PMC Commercial interest-only strip receivables could not fully absorb the losses, the effect would then be to reduce the value of the reserve (the "PMC Commercial reserve funds") funds and then the value of its required overcollateralization (the "PMC Commercial required overcollateralization").

(2) For example, an 8% assumed rate of prepayment would be increased to 13% or 18% based on increases of 5% or 10% per annum, respectively.

         The following is a sensitivity analysis of PMC Capital's retained interests as of June 30, 2003 to highlight the volatility that results when prepayments, loan losses and discount rates are different than its assumptions:

                                                                                    ASSET AND NET
                CHANGED ASSUMPTION                           PRO FORMA VALUE        INCOME CHANGE
--------------------------------------------------           ---------------        -------------
                                                                        (In thousands)
Losses increase by 50 basis points per annum (1)                $ 35,140              ($ 2,504)
Losses increase by 100 basis points per annum (1)               $ 32,717              ($ 4,927)
Rate of prepayments increases by 5% per annum (2)               $ 36,352              ($ 1,292)
Rate of prepayments increases by 10% per annum (2)              $ 35,411              ($ 2,233)
Discount rates increase by 100 basis points                     $ 36,133              ($ 1,511)
Discount rates increase by 200 basis points                     $ 34,712              ($ 2,932)

------------------

(1) If PMC Capital experiences significant losses (i.e., in excess of anticipated losses), the effect on its retained interests would first reduce the value of the interest-only strip receivables (the "PMC Capital interest-only strip receivables"). To the extent the PMC Capital interest-only strip receivables could not fully absorb the losses, the effect would then be to reduce the value of its reserve funds (the "PMC Capital reserve funds") and then the value of its required overcollateralization (the "PMC Capital required overcollateralization").

(2) For example, an 8% assumed rate of prepayment would be increased to 13% or 18% based on increases of 5% or 10% per annum, respectively.

         These sensitivities are hypothetical and should be used with caution. Pro forma values based on changes in these assumptions generally cannot be extrapolated since the relationship of the change in assumptions to the change in fair value is not linear. The effect of a variation in a particular assumption on the fair value of PMC Commercial's or PMC Capital's retained interests is calculated without changing any other assumption. In reality, changes in one factor are not isolated from changes in another, which might magnify or counteract the sensitivities.

         Changes in any of these assumptions or actual results which deviate from assumptions affect the value of PMC Commercial's or PMC Capital's retained interests, possibly to a material degree. There can be no assurance as to the accuracy of these estimates.

PMC COMMERCIAL AND PMC CAPITAL ARE LEVERAGED, WHICH COULD ADVERSELY AFFECT THEIR OPERATIONS AND NEGATIVELY AFFECT CASH AVAILABLE FOR DISTRIBUTION TO THEIR SHAREHOLDERS.

         PMC Commercial and PMC Capital have borrowed funds. PMC Commercial intends to obtain additional funds through advances under its revolving credit facility and through the issuance of mortgage notes payable, and PMC Capital intends to obtain additional funds through advances on its revolving credit facility and discretionary guidance line and through the issuance of notes payable or SBA debentures, if available. As a result, both companies use leverage to fund their capital needs. Private lenders, and in the case of PMC Capital, the SBA, have fixed dollar claims on PMC Commercial's and PMC Capital's assets superior to the claims of the holders of its common shares. Leverage magnifies the effect that rising or falling interest rates have on PMC Commercial's and PMC Capital's earnings. Any increase in the interest rate earned by PMC Commercial or PMC Capital on investments in excess of the interest rate on the funds obtained from borrowings would cause its net income and earnings per share to increase more than they would without leverage, while any decrease in the interest rate earned by PMC Commercial or PMC Capital on investments would cause net income and earnings per share to decline by a greater amount than they would without leverage. Leverage is thus generally considered a speculative investment technique. In order for PMC Commercial or PMC Capital to repay indebtedness on a timely basis, PMC Commercial or PMC Capital may be required to dispose of assets when it would not otherwise do so and at prices which may be below the net book value of such assets. Dispositions of assets could have a material adverse effect on PMC Commercial's or PMC Capital's financial condition and results of operations.

THERE ARE SIGNIFICANT RISKS IN LENDING TO SMALL BUSINESSES, WHICH COULD ADVERSELY AFFECT OPERATIONS AND NEGATIVELY AFFECT CASH AVAILABLE FOR DISTRIBUTION TO PMC COMMERCIAL AND PMC CAPITAL SHAREHOLDERS.

         PMC Commercial's and PMC Capital's loans receivable consist primarily of loans to small, privately-owned companies. There is no publicly available information about these companies; therefore, PMC Commercial and PMC Capital must rely on the due diligence of the Investment Manager or employees to obtain information regarding investment decisions. PMC Commercial's and PMC Capital's borrowers may not meet net income, cash flow and other coverage tests typically imposed by bank lenders. A borrower's ability to repay its loan may be adversely impacted by numerous factors, including a downturn in its industry or other negative economic conditions. Deterioration in a borrower's financial condition and prospects may be accompanied by deterioration in the collateral for the loan. In addition, small businesses depend on the management talents and efforts of one person or a small group of people for their success. The loss of services of one or more of these persons could have an adverse impact on the operations of the small business. Small companies are typically more vulnerable to customer preferences, market conditions and economic downturns and often need additional capital to expand or compete. These factors may have an impact on the ultimate recovery of PMC Commercial's or PMC Capital's loans receivable to such businesses. Loans to small businesses, therefore, involve a high degree of business and financial risk, which can result in substantial losses and accordingly should be considered speculative.

THERE IS VOLATILITY IN PMC COMMERCIAL'S AND PMC CAPITAL'S LOANS RECEIVABLE, WHICH MAY ADVERSELY AFFECT THEIR OPERATIONS AND NEGATIVELY AFFECT CASH AVAILABLE FOR DISTRIBUTION TO SHAREHOLDERS.

         There is typically no public market or established trading market for the loans PMC Commercial originates. The illiquid nature of PMC Commercial's loans receivable may adversely affect its ability to dispose of such loans receivable at times when it may be advantageous for PMC Commercial to liquidate such investments. Changes to the facts and circumstances of the borrower, the hospitality industry and the economy may require the establishment of additional loan loss reserves.

         PMC Commercial's provision for loan losses was 0.09% (nine basis points) of its weighted average outstanding loans receivable during 2002. It may be difficult to maintain such a low loss rate on PMC Commercial's loans receivable. To the extent one or several of PMC Commercial's loans experience significant operating difficulties and PMC Commercial is forced to liquidate the loan, future losses may be substantial. The determination of whether significant doubt exists and whether a loan loss reserve is necessary for each loan requires judgment and consideration of the facts and circumstances existing at the evaluation date. Changes to the facts and circumstances of its borrower, the hospitality industry and the economy may require the establishment of significant additional loan loss reserves.

         The valuation of PMC Capital's loans receivable and assets acquired in liquidation are determined in good faith by its board of directors. There is typically no public market or established trading market for the loans PMC Capital originates. The illiquid nature of PMC Capital's loans receivable and assets acquired in liquidation may adversely affect its ability to dispose of these investments at times when it may be advantageous for it to liquidate them. The valuation of PMC Capital's loans receivable and assets acquired in liquidation is adjusted on a quarterly basis to reflect the good faith determination of its board of directors as to its current fair value. The determination of fair value requires judgment and consideration of the facts and circumstances existing at the evaluation date. Adverse changes to the facts and circumstances of the collateral, borrower, industry and/or the economy will impact the board of director's determination of value and may require valuation losses which may be material to PMC Capital's results of operations. In the absence of a readily ascertainable market, the value of the loans receivable may differ from the values that would be placed if a ready market existed. If PMC Capital was forced to immediately liquidate some or all of its loans receivable, the proceeds of such liquidation may be significantly less than the current value of such loans receivable.

         Losses on PMC Capital's loans (realized and unrealized) were 0.56% (56 basis points) of its weighted average outstanding loans receivable during the year ended December 31, 2002. To the extent PMC Capital is forced to liquidate one or several of its loans, future losses may be substantial. The change in assets and net income if the valuation of its loan portfolio were to decline is as follows:

                                                  CHANGE IN ASSETS AND NET INCOME
                                                  -------------------------------
                                                          (In thousands)
Loan portfolio valuation declines by 1%                     ($   885)
Loan portfolio valuation declines by 2%                     ($ 1,770)

PMC COMMERCIAL AND PMC CAPITAL HAVE AN ONGOING NEED FOR ADDITIONAL CAPITAL AND THE FAILURE TO PROCURE ADEQUATE CAPITAL WOULD ADVERSELY AFFECT PMC COMMERCIAL'S AND PMC CAPITAL'S RESULTS AND MAY, IN TURN, NEGATIVELY AFFECT THE MARKET PRICE OF ITS SHARES AND ITS ABILITY TO DISTRIBUTE DIVIDENDS.

         PMC Commercial and PMC Capital will continue to need working capital to fund loans. Historically, the companies have sold loans receivable, borrowed from financial institutions and issued equity securities to raise working capital. A reduction in the availability of funds from financial institutions or the asset-backed securities market could have a material adverse effect on the companies' financial condition and results of operations. PMC Commercial must distribute at least 90% of its REIT taxable income to its shareholders to maintain its REIT status under the Internal Revenue Code. As a result, that income will not be available to fund loan originations or acquire real estate. PMC Commercial expects to be able to borrow from financial institutions and sell loans receivable in the asset-backed securities market.

         PMC Capital must distribute at least 90% of its investment company taxable income to its shareholders to maintain its regulated investment company ("RIC") status under the Internal Revenue Code. As a result, such earnings are not available to fund loan originations. PMC Capital expects to be able to borrow from financial institutions and sell loans receivable in the asset-backed securities market. It does not anticipate selling additional equity securities at its current market price. If PMC Capital fails to obtain funds from such sources or from other sources to fund its loans and pay dividends, it could have a material adverse effect on PMC Capital's financial condition and results of operations. In addition, as a BDC, PMC Capital is generally required to maintain a ratio of at least 200% of total assets to total borrowings, which restricts its ability to borrow in certain circumstances.

PMC COMMERCIAL AND PMC CAPITAL MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN THEIR QUARTERLY RESULTS DUE TO FACTORS BEYOND THEIR CONTROL, SUCH AS FLUCTUATIONS IN INTEREST RATES, AND THEY MAY THEREFORE FAIL TO MEET PROFITABILITY AND/OR DIVIDEND EXPECTATIONS, WHICH MAY, IN TURN, AFFECT THE MARKET PRICE OF THEIR COMMON SHARES.

         PMC Commercial's and PMC Capital's quarterly operating results will fluctuate based on a number of factors, including, among others:

         - The completion of a structured loan sale transaction in a particular period;

         -        Interest rate changes;

         - The volume and timing of loan originations and prepayments of PMC Commercial's and PMC Capital's loans receivable;

         -        The recognition of gains or losses on investments;

         -        The level of competition in each companies' markets; and

         - General economic conditions, especially those which affect the hospitality industry.

         As a result of the above factors, quarterly results should not be relied upon as being indicative of performance in future quarters.

         To the extent a structured loan sale transaction is completed, (i) PMC Commercial's and PMC Capital's interest income on loans receivable in future periods will be reduced until the proceeds received are reinvested in new loan originations, (ii) interest expense will be reduced if PMC Commercial or PMC Capital repays outstanding debt with the proceeds and (iii) PMC Commercial and PMC Capital will earn income from their ownership of the retained interests in the loans receivable sold. Until the proceeds are fully reinvested, the net impact of a structured loan sale transaction on future operating periods should be a reduction in interest income, net of interest expense.

RISKS RELATED TO PMC COMMERCIAL

PMC COMMERCIAL IS DEPENDENT ON THIRD PARTY MANAGEMENT OF ITS HOTEL PROPERTIES, WHICH COULD RESULT IN ADDITIONAL COSTS OR LOSSES AND NEGATIVELY AFFECT THE CASH AVAILABLE FOR DISTRIBUTION TO ITS SHAREHOLDERS.

         As a REIT, PMC Commercial cannot operate the hotel properties it owns. As a result, PMC Commercial is dependent upon a third party operator, Arlington Inns, Inc., a wholly-owned subsidiary of Arlington Hospitality, Inc. ("Arlington") to operate and manage its hotel properties under a master lease agreement. The operating results of its hotel properties are subject to a variety of risks which could affect its ability to generate sufficient cash flow to support the payment obligations under the master lease agreement. In the event Arlington defaults on the master lease agreement, there can be no assurance that PMC Commercial would be able to find a new operator for its hotel properties, negotiate to receive the same amount of lease income or that PMC Commercial would be able to collect on the guarantee of the parent of Arlington. In addition, in the event Arlington defaults, PMC Commercial may incur costs including holding costs, legal fees and costs to re-franchise the properties.

FAILURE TO QUALIFY AS A REIT WOULD SUBJECT PMC COMMERCIAL TO U.S. FEDERAL INCOME TAX, WHICH WOULD REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO ITS SHAREHOLDERS.

         If a company meets certain income, asset diversification and income distribution requirements under the Internal Revenue Code, it can qualify as a REIT and be entitled to pass-through tax treatment. PMC Commercial would cease to qualify for pass-through tax treatment if PMC Commercial were unable to comply with these requirements. PMC Commercial would also be subject to a nondeductible 4% excise tax (and, in certain cases, corporate level income tax) if PMC Commercial were to fail to make certain distributions. Failure to qualify as a REIT would subject PMC Commercial to U.S. Federal income tax as if PMC Commercial were an ordinary corporation, resulting in a substantial reduction in both its net assets and the amount of income available for distribution to PMC Commercial's shareholders. PMC Commercial anticipates that it will continue to qualify as a REIT under the Internal Revenue Code.

OWNERSHIP LIMITATION MAY RESTRICT CHANGE OF CONTROL OR BUSINESS COMBINATION OPPORTUNITIES IN WHICH SHAREHOLDERS OF PMC COMMERCIAL MIGHT RECEIVE A PREMIUM FOR THEIR SHARES.

         In order for PMC Commercial to qualify as a REIT, no more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. "Individuals" include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to preserve PMC Commercial's REIT status, its declaration of trust generally prohibits any shareholder from directly or indirectly owning more than 9.8% of any class or series of PMC Commercial's outstanding common shares or preferred shares.

         The ownership limitation could have the effect of discouraging a takeover or other transaction in which holders of PMC Commercial's common shares might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests. See "Description of PMC Commercial Shares of Beneficial Interest" and "U.S. Federal Income Tax Consequences -- REIT Qualification."

U.S. FEDERAL INCOME TAX REQUIREMENTS MAY RESTRICT PMC COMMERCIAL'S OPERATIONS, WHICH COULD RESTRICT PMC COMMERCIAL'S ABILITY TO TAKE ADVANTAGE OF ATTRACTIVE INVESTMENT OPPORTUNITIES, WHICH COULD NEGATIVELY AFFECT THE CASH AVAILABLE FOR DISTRIBUTION TO ITS SHAREHOLDERS.

         PMC Commercial believes it has operated and, following the merger, if completed, PMC Commercial intends to continue to operate in a manner that is intended to cause it to qualify as a REIT for U.S. Federal income tax purposes. However, the U.S. Federal income tax laws governing REITs are extremely complex, and interpretations of the U.S. Federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT will require PMC Commercial to meet various tests regarding the nature of its assets and its income, the ownership of its outstanding shares, and the amount of its distributions on an ongoing basis.

         At any time, new laws, interpretations, or court decisions may change the federal tax laws regarding, or the U.S. Federal income tax consequences of, qualification as a REIT. In addition, compliance with the REIT qualification tests could restrict PMC Commercial's ability to take advantage of attractive investment opportunities in non-qualifying assets, which would negatively affect the cash available for distribution to its shareholders.

FAILURE TO MAKE REQUIRED DISTRIBUTIONS WOULD SUBJECT PMC COMMERCIAL TO TAX, WHICH WOULD REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO ITS SHAREHOLDERS.

         In order to qualify as a REIT, an entity generally must distribute to its shareholders, each taxable year, at least 90% of its taxable income, other than any net capital gain and excluding any retained earnings of taxable REIT subsidiaries. To the extent that a REIT satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, it will be subject to federal corporate income tax on its undistributed income. In addition, the REIT will incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any calendar year are less than the sum of:

         -        85% of its ordinary income for that year;

         -        95% of its capital gain net income for that year; and

         -        100% of its undistributed taxable income from prior years.

         PMC Commercial has paid out, and intends to continue to pay out, its REIT taxable income to its shareholders in a manner intended to satisfy the 90% distribution requirement and to avoid both federal corporate income tax and the 4% excise tax. See "U.S. Federal Income Tax Consequences -- REIT Qualification."

         PMC Commercial's taxable income may substantially exceed its net income as determined based on generally accepted accounting principles ("GAAP") because, for example, capital losses will be deducted in determining its GAAP income, but may not be deductible in computing its taxable income. In addition, PMC Commercial may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as excess non-cash income. Although some types of non-cash income are excluded in determining the 90% distribution requirement, PMC Commercial will incur federal corporate income tax and the 4% excise tax with respect to any non-cash income items if it does not distribute those items on an annual basis. See "U.S. Federal Income Tax Consequences -- REIT Qualification." As a result of the foregoing, PMC Commercial may generate less cash flow than taxable income in a particular year. In that event, PMC Commercial may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that it regards as unfavorable in order to satisfy the distribution requirement and to avoid federal corporate income tax and the 4% excise tax in that year.

ADVERSE LEGISLATIVE OR REGULATORY TAX CHANGES MAY AFFECT THE TAX TREATMENT OF PMC COMMERCIAL OR ITS SHAREHOLDERS.

         At any time, the U.S. Federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations thereof may take effect retroactively and could adversely affect PMC Commercial or you, as a shareholder. On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, which reduces the tax rate on both dividends and long-term capital gains for most non-corporate taxpayers to 15% until 2008. This reduced maximum tax rate generally does not apply to ordinary REIT dividends, which continue to be subject to tax at the higher tax rates applicable to ordinary income (a maximum rate of 35% under the new legislation). However, the new 15% maximum tax rate does apply to certain REIT distributions. See "U.S. Federal Income Tax Consequences - Recent Legislation to Reduce the Maximum Tax Rate on Certain Corporate Dividends." This legislation may cause shares in non-REIT corporations to be a more attractive investment to individual investors than shares in REITs and may adversely affect the market price of the common shares of PMC Commercial.

PMC COMMERCIAL IS SUBJECT TO THE AMERICANS WITH DISABILITIES ACT, WHICH MAY ADVERSELY AFFECT PMC COMMERCIAL'S CASH FLOW AND MAY, IN TURN, NEGATIVELY AFFECT ITS ABILITY TO DISTRIBUTE DIVIDENDS TO ITS SHAREHOLDERS.

         The Americans with Disabilities Act of 1990 ("ADA") requires all public accommodations and commercial facilities to meet federal requirements related to access and use by disabled persons. Compliance with the ADA requirements could require removal of access barriers, and noncompliance could result in imposition of fines by the U.S. Government or an award of damages to private litigants. Although PMC Commercial believes that the properties that it owns or finances are substantially in compliance with these requirements, a determination that the properties are not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. Pursuant to the master lease agreements relating to the hotel properties, costs and fines associated with the ADA are the responsibility of the tenant. However, a substantial expense may affect the borrowers' or tenants' ability to pay their obligations, and consequently, PMC Commercial's cash flow and the amounts available for distributions to shareholders may be adversely affected.

RISKS RELATED TO PMC CAPITAL

NO READILY ASCERTAINABLE MARKET EXISTS FOR VALUING PMC CAPITAL'S INVESTMENTS AND THE VALUE OF ITS INVESTMENTS MAY DIFFER MATERIALLY FROM THE VALUE THAT WOULD HAVE BEEN DERIVED IF A READY MARKET EXISTED FOR PMC CAPITAL'S INVESTMENTS.

         Pursuant to the requirements of the 1940 Act, PMC Capital values its investments at fair value on a quarterly basis as determined in good faith by its board of directors. Since there is typically no readily ascertainable market value for the investments in its portfolio, PMC Capital's board of directors determines the fair value of these investments pursuant to a valuation policy and a consistently applied valuation process.

         There is no single standard for determining fair value. As a result, determining fair value requires that judgment be applied to the specific facts and circumstances of each portfolio investment while employing a consistently applied valuation process for the types of investments PMC Capital makes. Unlike banks, it is not permitted to provide a general reserve for anticipated losses. Instead, PMC Capital is required by the 1940 Act to specifically value each individual investment and record unrealized depreciation for an investment that it believes has become impaired or where collection of a loan is in doubt. Conversely, PMC Capital will record unrealized appreciation if it has an indication that the underlying assets in the portfolio have appreciated in value and therefore, its security has also appreciated in value, as appropriate. Due to the inherent uncertainty of valuation, fair value of PMC Capital's investments determined in good faith by its board of directors may differ from the values that would have been used had a ready market existed for the investments and the differences could be material.

PMC CAPITAL IS SUBJECT TO GOVERNMENT REGULATIONS AFFECTING ITS ASSETS ACQUIRED IN LIQUIDATION, WHICH MAY ADVERSELY AFFECT ITS CASH FLOW AND MAY IN TURN, NEGATIVELY AFFECT THE ABILITY TO DISTRIBUTE DIVIDENDS TO SHAREHOLDERS.

         In conjunction with its assets acquired in liquidation, PMC Capital is subject to numerous Federal, state and local laws and government regulations including environmental, occupational health and safety, state and local taxes and laws relating to access for disabled persons.

         Under various Federal, state and local laws, ordinances and regulations, a current or former owner or operator of real estate may be considered liable for the costs of remediating or removing hazardous substances found on its property, regardless of whether or not the property owner or operator was responsible for its presence. Such liability may be imposed regardless of fault and may be joint and several. PMC Capital has not been informed by the Environmental Protection Agency or any state or local government authority of any non-compliance likely to be material to its financial condition or results of operations.

         PMC Capital is also subject to the ADA, which requires all public accommodations and commercial facilities to meet federal requirements related to access and use by disabled persons. Compliance with ADA requirements could require removal of access barriers, and noncompliance could result in imposition of fines by the United States government or an award of damages to private litigants. Although PMC Capital believes that the properties it owns are substantially in compliance with these requirements, a determination that the properties are not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants.

ADVERSE LEGISLATIVE OR REGULATORY TAX CHANGES MAY AFFECT THE TAX TREATMENT OF PMC CAPITAL OR ITS SHAREHOLDERS.

         At any time, the U.S. Federal income tax laws governing RICs or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations thereof may take effect retroactively and could adversely affect PMC Capital or you, as a shareholder. On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, which reduces the tax rate on both dividends and long-term capital gains for most non-corporate taxpayers to 15% until 2008. This reduced maximum tax rate generally does not apply to ordinary RIC dividends, which continue to be subject to tax at the higher tax rates applicable to ordinary income (a maximum rate of 35% under the new legislation). However, the new 15% maximum tax rate does apply to certain RIC distributions. See "U.S. Federal Income Tax Consequences - Recent Legislation to Reduce the Maximum Tax Rate on Certain Corporate Dividends." This legislation may cause shares in non-RIC corporations to be a more attractive investment to individual investors than shares in RICs and may adversely affect the market price of the common shares of PMC Capital.

FAILURE TO QUALIFY AS A REGULATED INVESTMENT COMPANY WOULD SUBJECT PMC CAPITAL TO U.S. FEDERAL INCOME TAX, WHICH WOULD REDUCE THE CASH AVAILABLE FOR DISTRIBUTION TO SHAREHOLDERS.

         PMC Capital intends to continue to qualify as a RIC under the Internal Revenue Code. If a company meets certain income, asset diversification and income distribution requirements under the Internal Revenue Code, it can qualify for pass-through tax treatment. PMC Capital would cease to qualify for pass-through tax treatment if it was unable to comply with these requirements or if it ceased to qualify as an investment company under the 1940 Act. PMC Capital would also be subject to a nondeductible 4% excise tax (and, in certain cases, corporate level income tax) if PMC Capital was to fail to make certain distributions. Failure to qualify as a RIC would subject PMC Capital to Federal income tax as if it were an ordinary corporation, resulting in a substantial reduction in both its net assets and the amount of income available for distribution to its shareholders.

                       SELECTED HISTORICAL FINANCIAL DATA

SELECTED HISTORICAL FINANCIAL DATA OF PMC COMMERCIAL

         The following tables set forth selected historical consolidated financial information for PMC Commercial. The selected historical information is presented as of and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and as of and for the six months ended June 30, 2002 and 2003. PMC Commercial derived the historical information for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 from its consolidated financial statements and the notes thereto, audited by PricewaterhouseCoopers LLP, independent accountants. The selected historical financial information as of and for the six months ended June 30, 2002 and 2003 has been derived from the unaudited financial statements which have been prepared by PMC Commercial's management on the same basis as the audited financial statements and, in the opinion of PMC Commercial's management, include all adjustments consisting of normal recurring accruals that are considered necessary for a fair presentation of the results for those periods. The results of operations for the six months ended June 30, 2002 and 2003 are not necessarily indicative of results to be anticipated for the entire year. The selected information set forth below should be read in conjunction with PMC Commercial's consolidated financial statements and related footnotes, as well as the disclosure under the heading "PMC Commercial Management's Discussion and Analysis of Financial Condition and Results of Operations," in this joint proxy statement/prospectus.

                                          Years Ended December 31,              Six Months Ended June 30,
                              ------------------------------------------------  -------------------------
                                1998      1999      2000     2001       2002          2002         2003
                              -------   -------   -------   -------    -------      --------    ---------
                                        (Dollars in thousands, except per share information)
Total revenues .......        $18,939   $21,261   $19,038   $16,407    $16,036       $ 8,365     $ 7,415
Total expenses .......        $ 7,805   $11,466   $11,559   $ 8,230    $ 7,640       $ 3,985     $ 3,874
Income from
  continuing
  operations .........        $11,134   $ 9,795   $ 7,479   $ 8,177    $ 8,396       $ 4,380     $ 3,541
Discontinued
  operations .........        $   237   $   469   $   465   $   475    $   978       $   870     $   110
Gain on sales of
  assets .............        $    --   $    --   $ 1,421   $ 2,783    $   562       $   562     $    --
Net income ...........        $11,371   $10,264   $ 9,365   $11,435    $ 9,936       $ 5,812     $ 3,651

Basic weighted
  average common
  shares outstanding..          6,498     6,530     6,520     6,431      6,444         6,442       6,447
Basic and diluted
  earnings per
  common share:
  Income from
    continuing
    operations and
    gain on sale of
    assets ...........        $  1.71   $  1.50   $  1.37   $  1.71    $  1.39       $  0.77     $  0.55
  Net income .........        $  1.75   $  1.57   $  1.44   $  1.78    $  1.54       $  0.90     $  0.57
Dividends declared,
  common .............        $11,592   $12,016   $11,367   $ 9,789    $10,440       $ 5,155     $ 5,029
Dividends declared
  per common share ...        $  1.78   $  1.84   $  1.75   $  1.52    $  1.62       $  0.80     $  0.78

                                                     At December 31,                        At June 30,
                                ----------------------------------------------------   -------------------
                                  1998       1999       2000       2001       2002       2002       2003
                                --------   --------   --------   --------   --------   --------   --------
                                                             (In thousands)
Loans receivable, net..         $119,712   $115,265   $ 65,645   $ 78,486   $ 71,992   $ 56,065   $ 89,614
Real estate
  investments, net ....         $ 61,774   $ 70,683   $ 65,674   $ 52,718   $ 44,928   $ 45,618   $ 44,283
Real estate
  investments, held
  for sale, net .......         $     --   $     --   $     --   $     --   $  1,877   $  1,877   $  1,877
Retained interests
  in transferred
  assets ..............         $     --   $     --   $ 11,203   $ 17,766   $ 23,532   $ 23,267   $ 22,686
Total assets ..........         $196,690   $197,237   $151,399   $156,347   $149,698   $143,519   $165,085
Notes payable and
  revolving credit
  facility ............         $ 95,387   $ 97,757   $ 53,235   $ 57,070   $ 48,491   $ 44,068   $ 64,588
Beneficiaries' equity..         $ 93,437   $ 91,932   $ 89,785   $ 92,771   $ 93,929   $ 94,330   $ 92,292
Total liabilities
  and beneficiaries'
  equity ..............         $196,690   $197,237   $151,399   $156,347   $149,698   $143,519   $165,085

SELECTED HISTORICAL FINANCIAL DATA OF PMC CAPITAL

         The following tables set forth selected historical consolidated financial information for PMC Capital. The selected historical information is presented as of and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 and as of and for the six months ended June 30, 2002 and 2003. PMC Capital derived the historical information for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 from its consolidated financial statements and the notes thereto, audited by PricewaterhouseCoopers LLP, independent accountants. The selected historical financial information as of and for the six months ended June 30, 2002 and 2003 has been derived from the unaudited financial statements which have been prepared by PMC Capital's management on the same basis as the audited financial statements and, in the opinion of PMC Capital's management, include all adjustments consisting of normal recurring accruals that are considered necessary for a fair presentation of the results for those periods. The results of operations for the six months ended June 30, 2002 and 2003 are not necessarily indicative of results to be anticipated for the entire year. The selected information set forth below should be read in conjunction with PMC Capital's consolidated financial statements and related footnotes, as well as the disclosure under the heading "PMC Capital Management's Discussion and Analysis of Financial Condition and Results of Operations," in this joint proxy statement/prospectus.

                                                                                    As of and for the Six Months
                                  As of and for the Years Ended December 31,                Ended June 30,
                             ----------------------------------------------------   ----------------------------
                               1998       1999       2000       2001       2002            2002       2003
                             --------   --------   --------   --------   --------        --------   --------
                                                (In thousands, except per share information)
Operating Data:
Total investment
  income .................   $ 24,314   $ 22,627   $ 21,584   $ 20,752   $ 16,662        $  8,753   $  7,456
Net investment income.....   $ 13,223   $ 11,487   $ 10,304   $  9,344   $  5,956        $  3,340   $  2,345
Sale of assets ...........   $    925   $  2,564   $    564   $  2,732   $  1,446        $  1,463   $     --
Net income ...............   $ 13,949   $ 13,420   $ 11,253   $ 10,567   $  5,983        $  4,144   $  1,746

Dividends declared,
  common .................   $ 14,473   $ 12,007   $ 11,846   $ 10,076   $  6,638        $  3,794   $  2,845
Basic and diluted
  earnings per
  common share:
Net investment income ....   $   1.10   $   0.95   $   0.85   $   0.77   $   0.48        $   0.27   $   0.19
Net income ...............   $   1.16   $   1.11   $   0.93   $   0.87   $   0.48        $   0.34   $   0.14
Dividends declared
  per common share .......   $   1.23   $   1.02   $   1.00   $   0.85   $   0.56        $   0.32   $   0.24
Basic weighted
  average common
  shares outstanding .....     11,800     11,829     11,841     11,854     11,854          11,854     11,854

Balance Sheet Data:
Loans receivable .........   $116,711   $106,325   $100,353   $107,392   $ 87,245        $ 67,193   $ 94,976
Retained interests
  in transferred
  assets .................   $ 20,151   $ 28,423   $ 32,341   $ 33,537   $ 40,003        $ 40,138   $ 37,644
Total assets .............   $163,349   $165,191   $161,478   $162,698   $140,266        $162,528   $144,803
Current and
  long-term debt .........   $ 74,790   $ 73,973   $ 72,977   $ 76,310   $ 54,310        $ 76,310   $ 60,568
Cumulative preferred
  stock of subsidiary ....   $  7,000   $  7,000   $  7,000   $  7,000   $  7,000        $  7,000   $  7,000
Common shareholders'
  equity .................   $ 72,151   $ 73,314   $ 72,667   $ 72,908   $ 72,003        $ 71,508   $ 70,779
Number of common
  shares outstanding .....     11,829     11,829     11,854     11,854     11,854          11,854     11,854

Other Data:
Loans funded .............   $ 66,450   $ 84,264   $ 44,158   $ 65,977   $ 46,138        $ 19,468   $ 19,561

             SELECTED STATEMENT OF UNAUDITED PRO FORMA CONSOLIDATED
                  FINANCIAL DATA AND COMPARATIVE PER SHARE DATA

SELECTED UNAUDITED PROFORMA CONSOLIDATED FINANCIAL DATA

         The following tables set forth unaudited pro forma condensed consolidated financial data for PMC Commercial and PMC Capital as a consolidated entity, giving effect to the merger as if it had occurred on the dates indicated and after giving effect to the pro forma adjustments. The unaudited pro forma condensed consolidated operating data are presented as if the merger had been completed on January 1, 2002. The unaudited pro forma condensed consolidated balance sheet data at June 30, 2003 is presented as if the merger had occurred on June 30, 2003. In the opinion of management of PMC Commercial, all adjustments necessary to reflect the effect of these transactions have been made. The merger will be accounted for under the purchase method of accounting as provided by Statement of Financial Accounting Standard No. 141. Based on PMC Commercial's current estimate of value for the PMC Capital assets to be acquired in the amount of approximately $143.2 million, and liabilities and preferred stock to be assumed in the amount of approximately $71.0 million, PMC Commercial will record an extraordinary gain in the amount of approximately $13.9 million.

         The unaudited pro forma condensed consolidated financial data should be read together with the respective historical audited and unaudited consolidated financial statements and financial statement notes of PMC Commercial and PMC Capital in this joint proxy statement/prospectus and the "Unaudited Pro Forma Consolidated Financial Information." The unaudited pro forma condensed consolidated financial data are presented for comparative purposes only and does not necessarily indicate what the future operating results or financial position of PMC Commercial will be following completion of the merger. The unaudited pro forma condensed consolidated financial data does not include adjustments to reflect any cost savings or other operational efficiencies that may be realized as a result of the merger of PMC Commercial and PMC Capital or any future merger related restructuring or integration expenses.

                                                                                       PRO FORMA
                                                                                      (UNAUDITED)
                                                                        ---------------------------------------
                                                                          YEAR ENDED               SIX MONTHS
                                                                         DECEMBER 31,            ENDED JUNE 30,
                                                                             2002                     2003
                                                                        -------------            --------------
                                                                                    (In thousands)
STATEMENTS OF INCOME DATA:
     Total revenues...........................................          $      30,500             $     13,806
     Total expenses...........................................                 18,187                    7,543
     Income from continuing operations........................                 12,313                    6,263

     Earnings per share data:
      Basic weighted average
        common shares outstanding.............................                 10,830                   10,833
      Income from continuing operations.......................          $        1.11             $       0.56

                                                                                                   PRO FORMA
                                                                                                  (UNAUDITED)
                                                                                                  JUNE 30, 2003
                                                                                              ---------------------
                                                                                                 (In thousands)
BALANCE SHEET DATA:
     Loans receivable, net....................................                                    $    184,590
     Retained interests in transferred assets.................                                    $     60,330
     Real estate investments, net.............................                                    $     44,283
     Real estate investments, held for sale, net..............                                    $      1,877
     Total assets.............................................                                    $    307,330
     Debt - current and long-term.............................                                    $    125,677
     Cumulative preferred stock of subsidiary.................                                    $      4,250
     Total beneficiaries' equity..............................                                    $    162,987

COMPARATIVE PER SHARE DATA

         The following tables set forth certain per common share information for PMC Commercial and PMC Capital on a historical basis, pro forma basis for PMC Commercial and an equivalent pro forma basis for PMC Capital. The PMC Capital equivalent pro forma per share amounts are calculated by multiplying the pro forma per share amounts for PMC Commercial by the common stock exchange ratio of 0.37.

         The following information should be read together with the historical and pro forma financial statements in this joint proxy statement/prospectus.

                                                         SIX MONTHS ENDED JUNE 30, 2003
                                          ------------------------------------------------------------
                                                                                               PMC
                                             PMC             PMC             PMC             CAPITAL
                                          COMMERCIAL       CAPITAL        COMMERCIAL        EQUIVALENT
                                          HISTORICAL      HISTORICAL      PRO FORMA         PRO FORMA
                                          ----------      ----------      ---------         ----------
Basic and diluted income from
   continuing operations per common
   share............................      $     0.55      $    0.14(1)    $    0.56         $     0.21
Cash distributions per common share.      $     0.78      $    0.24       $    0.78(2)      $     0.29
Book value per common share.........      $    14.32      $    5.97       $   15.05         $     5.57

------------------

(1) PMC Capital's historical financial statements do not include discontinued operations. Accordingly, the amount represents net increase in net assets resulting from operations (e.g. "net income") per share. As a historical fair value reporter, this amount includes both valuation increases and valuation decreases of its investment portfolio.

(2) PMC Commercial does not anticipate that there will be any change from its historical distribution policy as a result of the merger.

                                                          YEAR ENDED DECEMBER 31, 2002
                                          ------------------------------------------------------------
                                                                                               PMC
                                             PMC             PMC             PMC             CAPITAL
                                          COMMERCIAL       CAPITAL        COMMERCIAL        EQUIVALENT
                                          HISTORICAL      HISTORICAL      PRO FORMA         PRO FORMA
                                          ----------      ----------      ---------         ----------
Basic and diluted income from
   continuing operations per common
   share............................      $    1.30       $    0.48(1)    $   1.11          $    0.41
Cash distributions per common share.      $    1.62(3)    $    0.56       $   1.62(2)(3)    $    0.60
Book value per common share.........      $   14.57       $    6.07       $     --          $      --

------------------

(1) PMC Capital's historical financial statements do not include discontinued operations. Accordingly, the amount represents net increase in net assets resulting from operations (e.g. "net income") per share. As a historical fair value reporter, this amount includes both valuation increases and valuation decreases of its investment portfolio.

(2) PMC Commercial does not anticipate that there will be any change from its historical distribution policy as a result of the merger.

(3)  Includes a $0.02 year-end special dividend.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

         This joint proxy statement/prospectus contains "forward looking statements." These statements may be made directly in this joint proxy statement/prospectus by reference to other documents filed with the SEC by PMC Commercial or PMC Capital, and they also may be incorporated by reference into this joint proxy statement/prospectus. These statements may include statements regarding the period following the completion of the merger and the transactions contemplated by the merger agreement.

         Some of the forward-looking statements can be identified by the use of forward-looking words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates" or "anticipates" or the negative of those words or other comparable terminology. Statements concerning projections, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the overall environment for interest rates, prepayment speeds, risk associated with equity investments, competition for business and personnel and general economic, political, and market conditions. In addition to the risks related to the business of PMC Commercial and PMC Capital, the factors related to the merger and PMC Commercial discussed under "Risk Factors," among others, could cause actual results to differ materially from those described in the forward-looking statements. Shareholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or as of the date of any document incorporated by reference in this joint proxy statement/prospectus, as applicable. Neither PMC Commercial nor PMC Capital is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

         All forward-looking statements in this joint proxy statement/prospectus attributable to PMC Commercial and PMC Capital or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                        THE PMC COMMERCIAL ANNUAL MEETING

         PMC Commercial is furnishing this joint proxy statement/prospectus and the accompanying Notice of Annual Meeting and proxy card to PMC Commercial shareholders as part of the solicitation of proxies by the PMC Commercial board of trust managers for use at the PMC Commercial annual meeting.

DATE, TIME AND PLACE OF PMC COMMERCIAL ANNUAL MEETING

         PMC Commercial will hold the PMC Commercial annual meeting on ______, __________, 2003, at __:____ _.m., local time, at 18111 Preston Road, Suite 600,
Dallas, Texas 75252.

PURPOSE OF THE PMC COMMERCIAL ANNUAL MEETING

         At the PMC Commercial annual meeting, PMC Commercial is asking holders of record of PMC Commercial common shares to consider and vote on the following proposals:

         - The approval of the merger agreement by and between PMC Commercial and PMC Capital and the transactions contemplated by the merger agreement.

         - The approval of proposed amendments to PMC Commercial's declaration of trust to (i) provide that the holders of PMC Commercial common shares may vote on all matters presented at all meetings of shareholders, and (ii) provide that the board of trust managers may amend, repeal or adopt new bylaws.

         - The election of seven trust managers to serve until the next annual meeting of shareholders or until their respective successors have been duly elected and qualified.

         - The ratification of PricewaterhouseCoopers LLP as the independent public accountants of PMC Commercial for 2003.

         - The consideration of the postponement or adjournment of the PMC Commercial annual meeting for the solicitation of additional votes, if necessary.

         - As determined by the holder of the proxy in his or her discretion with respect to any other business that may properly come before the PMC Commercial annual meeting or any adjournments or postponements of that meeting.

See "The Merger Proposal" and "Description of the Merger Agreement."

         THE PMC COMMERCIAL BOARD OF TRUST MANAGERS UNANIMOUSLY RECOMMENDS THAT PMC COMMERCIAL SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, "FOR" APPROVAL OF THE PROPOSED AMENDMENTS TO PMC COMMERCIAL'S DECLARATION OF TRUST, "FOR" THE ELECTION OF THE TRUST MANAGERS, "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, AND "FOR" THE APPROVAL OF THE POSTPONEMENT OR ADJOURNMENT OF THE PMC COMMERCIAL ANNUAL MEETING, IF NECESSARY.

RECORD DATE

         Only holders of record of PMC Commercial common shares at the close of business on __________, 2003, the PMC Commercial record date, are entitled to notice of and to vote at the PMC Commercial annual meeting. On the PMC Commercial record date, approximately __________ PMC Commercial common shares were issued and outstanding and held by approximately __ holders of record.

QUORUM AND ADJOURNMENTS

         A quorum is required to be present in order to conduct business at the PMC Commercial annual meeting. A quorum will be present if a majority of the votes entitled to be cast are present, in person or by proxy. Proxies properly executed and marked with a positive vote, a negative vote or an abstention, as well as broker non-votes, will be considered to be present at the PMC Commercial annual meeting for purposes of determining whether a quorum is present for the transaction of all business at the PMC Commercial annual meeting. Broker non-votes exist where a broker proxy indicates that the broker is not authorized to vote on a particular proposal.

         The PMC Commercial shareholders will also be asked to consider a proposal to adjourn or postpone of the meeting for the solicitation of additional votes, if necessary. Any such adjournment will only be permitted if approved by the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists. Abstentions and broker non-votes will be treated for purposes of the adjournment vote as votes cast "against" the adjournment.

VOTE REQUIRED

         Holders of record of PMC Commercial common shares on the PMC Commercial record date are entitled to one vote per share.

         Merger proposal. The merger proposal requires the affirmative vote of the holders of two-thirds of the outstanding PMC Commercial common shares entitled to vote on the merger. If you abstain, do not return your proxy or do not cast your vote either in person, by proxy, by telephone or the Internet, it will have the effect of a vote "against" the merger proposal. Brokers who hold shares of stock in street name cannot vote those shares if the brokers are not provided with voting instructions in accordance with their procedures, and this would also be counted as a vote "against" the merger proposal.

         Proposed amendments to PMC Commercial's declaration of trust. The approval of the amendments to PMC Commercial's declaration of trust requires the affirmative vote of the holders of at least two-thirds of the outstanding PMC Commercial common shares entitled to vote on the amendments. If you abstain, do not return your proxy or do not cast your vote either in person, by proxy, by telephone or the Internet, it will have the effect of a vote "against" the amendments to PMC Commercial's declaration of trust. Brokers who hold shares of stock in street name cannot vote those shares if the brokers are not provided with voting instructions in accordance with applicable procedures, and such a broker non-vote would also be counted as a vote "against" the amendments to PMC Commercial's declaration of trust.

         Election of board of trust managers. The election of the members of the PMC Commercial board of trust managers will require the affirmative vote of the holders of two-thirds of the outstanding PMC Commercial common shares entitled to vote at the annual meeting. If you abstain, do not return your proxy or do not cast your vote either in person, by proxy, by telephone or the Internet, it will have the effect of a vote "against" the election of trust managers. Broker non-votes would also have the effect of a vote "against" this proposal.

         Other proposals. The other proposals to be acted upon at the PMC Commercial annual meeting will require the affirmative vote of the holders of a majority of the PMC Commercial common shares represented and voting at the PMC Commercial annual meeting. Shares that are not voted and broker non-votes will not have any effect with respect to each of these proposals.

VOTING AGREEMENTS

         At the close of business on ___________, 2003, PMC Commercial trust managers and executive officers owned and were entitled to vote _________ PMC Commercial common shares, representing __% of the outstanding PMC Commercial common shares on that date. Each PMC Commercial trust manager and executive officer has agreed to vote his or her PMC Commercial common shares in favor of the approval of the merger and the merger agreement as long as the merger agreement is in effect.

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

VOTING OF PROXIES

         All shares represented by properly executed proxies received in time for the PMC Commercial annual meeting will be voted at the PMC Commercial annual meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted "for" the approval of each matter to be voted on at the PMC Commercial annual meeting, including approval of the merger and the merger agreement.

         Also, under American Stock Exchange rules applicable to PMC Commercial, brokers that hold PMC Commercial common shares in street name for customers that are the beneficial owners of those shares may not give a proxy to vote those shares with respect to the merger proposal or the proposal to amend PMC Commercial's declaration of trust without specific instructions from those customers. If a PMC Commercial shareholder owns shares through a broker and desires to attend the PMC Commercial annual meeting, the shareholder must obtain proper authorization from that shareholder's broker to vote the shares held by the broker.

         PMC Commercial does not expect that any matters other than those discussed above will be brought before the PMC Commercial annual meeting. If, however, other matters are properly presented at the PMC Commercial annual meeting, the individuals named as proxies will vote on such matters in their discretion.

REVOCABILITY OF PROXIES

         Submitting a proxy on the enclosed form does not preclude a PMC Commercial shareholder from voting in person at the PMC Commercial annual meeting. A PMC Commercial shareholder may revoke a proxy at any time before it is voted by filing with PMC Commercial a duly executed revocation of proxy, by submitting a duly executed proxy to PMC Commercial with a later date, by revoting by telephone or the Internet, or by appearing at the PMC Commercial annual meeting and voting in person. PMC Commercial shareholders may revoke a proxy by any of these methods, regardless of the method used to deliver a shareholder's previous proxy. Attendance at the PMC Commercial annual meeting without voting will not itself revoke a proxy.

SOLICITATION OF PROXIES

         PMC Commercial and PMC Capital will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. In addition to solicitation by mail, the trust managers, officers and employees of PMC Commercial and its subsidiaries, who will not be specially compensated, may solicit proxies from PMC Commercial shareholders by telephone, facsimile, telegram or other electronic means or in person. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and PMC Commercial will reimburse them for their reasonable out-of-pocket expenses.

         PMC Commercial will mail a copy of this joint proxy statement/prospectus, including the Notice of Annual Meeting and the proxy card included in these materials, to each holder of record of PMC Commercial common shares on the PMC Commercial record date.

DISSENTERS' RIGHTS

         PMC Commercial shareholders do not have the right to exercise dissenters' rights with respect to any matter to be voted upon at the PMC Commercial annual meeting.

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

                         THE PMC CAPITAL ANNUAL MEETING

         PMC Capital is furnishing this joint proxy statement/prospectus and the accompanying Notice of Annual Meeting and proxy card to PMC Capital shareholders as part of the solicitation of proxies by the PMC Capital board of directors for use at the PMC Capital annual meeting.

DATE, TIME AND PLACE OF PMC CAPITAL ANNUAL MEETING

         PMC Capital will hold the PMC Capital annual meeting on ______, __________, 2003, at __:__ __.m., local time, at 18111 Preston Road, Suite 600,
Dallas, Texas 75252.

PURPOSE OF THE PMC CAPITAL ANNUAL MEETING

         At the PMC Capital annual meeting, PMC Capital is asking holders of record of PMC Capital common stock to consider and vote on the following proposals:

         - The approval of the merger agreement by and between PMC Commercial and PMC Capital and the transactions contemplated by the merger agreement.

         - The election of two directors to serve a term of three years or until their respective successors have been duly elected and qualified.

         - The ratification of PricewaterhouseCoopers LLP as the independent public accountant of PMC Capital for 2003.

         - The approval of the postponement or adjournment of the PMC Capital annual meeting for the solicitation of additional votes, if necessary.

         - As determined by the holder of the proxy in his or her discretion with respect to any other business that may properly come before the PMC Capital annual meeting or any adjournments or postponements of that meeting.

See "The Merger Proposal" and "Description of the Merger Agreement."

         THE PMC CAPITAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PMC CAPITAL SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, "FOR" THE ELECTION OF TWO DIRECTORS, "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP, AND "FOR" THE APPROVAL OF THE POSTPONEMENT OR ADJOURNMENT OF THE PMC CAPITAL ANNUAL MEETING, IF NECESSARY.

RECORD DATE

         Only holders of record of PMC Capital common stock at the close of business on __________, 2003, the PMC Capital record date, are entitled to notice of and to vote at the PMC Capital annual meeting. On the PMC Capital record date, approximately __________ shares of PMC Capital common stock were issued and outstanding and held by approximately __ holders of record.

QUORUM AND ADJOURNMENTS

         A quorum is required to be present in order to conduct business at the PMC Capital annual meeting. A quorum will be present if a majority of the votes entitled to be cast are present, in person or by proxy. Proxies properly executed and marked with a positive vote, a negative vote or an abstention, as well as broker non-votes, will be considered to be present at the PMC Capital annual meeting for purposes of determining whether a quorum is present for the transaction of all business at the PMC Capital annual meeting. Broker non-votes exist where a broker proxy indicates that the broker is not authorized to vote on a particular proposal.

         The PMC Capital shareholders will also be asked to consider and vote on a proposal to grant discretionary authority to vote in favor of an adjournment or postponement of the meeting for the solicitation of additional votes, if necessary. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the meeting, whether or not a quorum exists. Abstentions and broker non-votes will be treated for purposes of the adjournment vote as votes cast "against" the adjournment.

VOTE REQUIRED

         Holders of record of shares of PMC Capital common stock on the PMC Capital record date are entitled to one vote per share.

         Merger proposal. The merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of PMC Capital common stock. If you abstain, do not return your proxy or do not cast your vote either in person, by proxy, by telephone or the Internet, it will have the effect of a vote "against" the merger proposal. Brokers who hold shares of stock in street name cannot vote those shares if the brokers are not provided with voting instructions in accordance with their procedures, and this would also be counted as a vote "against" the merger proposal.

         Election of two directors. PMC Capital's board of directors is composed of seven members divided into three classes, with each class serving a three-year term and one class being elected by the shareholders annually. The two nominees for election to the PMC Capital board of directors who receive the highest number of votes will be elected to a three-year term. Thus, abstentions, failures to cast a vote and broker non-votes will have no effect on the outcome of this proposal.

         Other proposals. Each of the other proposals to be voted upon at the PMC Capital annual meeting will be approved if the number of votes cast in favor of the proposal exceed the number of votes cast against the proposal. Thus, abstentions, failures to vote and broker non-votes will have no effect on the outcome of these proposals.

VOTING AGREEMENTS

         At the close of business on ___________, 2003, PMC Capital directors and executive officers owned and were entitled to vote _________ shares of PMC Capital common stock, representing __% of the outstanding shares of PMC Capital common stock on that date. Each PMC Capital director and executive officer has agreed to vote his or her shares of PMC Capital common stock in favor of the approval of the merger and the merger agreement as long as the merger agreement is in effect.

VOTING OF PROXIES

         All shares represented by properly executed proxies received in time for the PMC Capital annual meeting will be voted at the PMC Capital annual meeting in the manner specified by the shareholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted "for" the approval of each matter to be voted on at the PMC Capital annual meeting, including approval of the merger and the merger agreement.

         Also, under American Stock Exchange rules, brokers that hold shares of PMC Capital common stock in street name for customers that are the beneficial owners of those shares may not give a proxy to vote those shares with respect to the merger proposal without specific instructions from those customers. If a PMC Capital shareholder owns shares through a broker and desires to attend the PMC Capital annual meeting, the shareholder must obtain proper authorization from that shareholder's broker to vote the shares held by the broker.

         PMC Capital does not expect that any matters other than those discussed above will be brought before the PMC Capital annual meeting. If, however, other matters are properly presented at the PMC Capital annual meeting, the individuals named as proxies will vote on such matters in their discretion.

REVOCABILITY OF PROXIES

         Submitting a proxy on the enclosed form does not preclude a PMC Capital shareholder from voting in person at the PMC Capital annual meeting. A PMC Capital shareholder may revoke a proxy at any time before it is voted by filing with PMC Capital a duly executed revocation of proxy, by submitting a duly executed proxy to PMC Capital with a later date, by revoting by telephone or the Internet, or by appearing at the PMC Capital annual meeting and voting in person. PMC Capital shareholders may revoke a proxy by any of these methods, regardless of the method used to deliver a shareholder's previous proxy. Attendance at the PMC Capital annual meeting without voting will not itself revoke a proxy.

SOLICITATION OF PROXIES

         PMC Commercial and PMC Capital will share equally the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. In addition to solicitation by mail, the directors, officers and employees of PMC Capital and its subsidiaries, who will not be specially compensated, may solicit proxies from PMC Capital shareholders by telephone, facsimile, telegram or other electronic means or in person. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held of record by these persons, and PMC Capital will reimburse them for their reasonable out-of-pocket expenses.

         PMC Capital will mail a copy of this joint proxy statement/prospectus, including the Notice of Annual Meeting and the proxy card included in these materials, to each holder of record of PMC Capital common stock on the PMC Capital record date.

DISSENTERS' RIGHTS

         PMC Capital shareholders do not have the right to exercise dissenters' rights with respect to any matter to be voted upon at the PMC Capital annual meeting.

                               THE MERGER PROPOSAL

         The discussion in this joint proxy statement/prospectus of the merger and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus.

GENERAL DESCRIPTION OF THE MERGER

         Pursuant to the merger agreement, PMC Capital will merge with and into PMC Commercial with PMC Commercial as the surviving entity and PMC Capital no longer existing as a separate corporation. In the merger, each outstanding share of PMC Capital common stock will be converted into the right to receive 0.37 of a common share of beneficial interest of PMC Commercial.

         If the merger is consummated, all the assets and liabilities of PMC Capital immediately before the merger will become assets and liabilities of PMC Commercial immediately after the merger, and all of the direct and indirect subsidiaries of PMC Capital will either become direct and indirect subsidiaries of PMC Commercial after the merger or be dissolved. Former PMC Capital shareholders will hold approximately 40% of the outstanding common shares of PMC Commercial and current shareholders of PMC Commercial will own 60% of the outstanding common shares of PMC Commercial following completion of the merger.

BACKGROUND OF THE MERGER

         PMC Capital, through its wholly-owned subsidiary PMC Advisers, Ltd., has managed PMC Commercial pursuant to management agreements since PMC Commercial's formation in December 1993. Lance B. Rosemore, President and Chief Executive Officer and a director of PMC Capital, and Andrew S. Rosemore, Executive Vice President and Chief Operating Officer of PMC Capital serve as trust managers of PMC Commercial.

         In the course of their regular strategic planning, members of PMC Capital management have periodically reviewed and considered PMC Capital's relationship with PMC Commercial, and in June 2002 they began to consider whether a combination of PMC Capital and PMC Commercial might be beneficial to both companies. At a regularly scheduled meeting of the PMC Commercial board of trust managers held on June 14, 2002, management of PMC Commercial's external advisor, PMC Advisers, Ltd., indicated that a transaction between PMC Capital and PMC Commercial might be mutually beneficial and should be evaluated by PMC Commercial. The PMC Commercial board of trust managers determined that it would be prudent and appropriate to consider such a transaction and established a special committee of trust managers with no relationship to PMC Capital, consisting of Nathan G. Cohen, Roy H. Greenberg, Irving Munn and Ira Silver, to determine whether such a transaction would be in the best interests of the PMC Commercial shareholders and to report its findings back to the full board. In reaching its decision to create a special committee, the PMC Commercial board considered the fact that Lance B. Rosemore, Andrew S. Rosemore and Martha R. Greenberg are significant shareholders of PMC Capital, Lance B. Rosemore and Martha R. Greenberg are directors of PMC Capital, Lance B. Rosemore and Andrew
S. Rosemore are officers of PMC Commercial and officers of PMC Capital and that all three are children of Fredric M. Rosemore, the Chairman of the Board of PMC Capital.

         On June 18, 2002, the PMC Commercial special committee held its initial meeting, at which Locke Liddell & Sapp LLP ("Locke Liddell & Sapp"), PMC Commercial's and PMC Capital's regular outside counsel, made a presentation about the fiduciary duties of trust managers of a Texas REIT in general, and the fiduciary duties of PMC Commercial trust managers in the context of a possible business combination transaction. At this meeting, the PMC Commercial special committee elected Ira Silver to serve as chairman and engaged Locke Liddell & Sapp to act as the special committee's legal counsel.

         After the June 18, 2002 meeting, the PMC Commercial special committee met several times to discuss the selection and hiring of a financial advisor in connection with the PMC Commercial special committee's evaluation of a possible transaction. The PMC Commercial special committee agreed that the potential financial advisor candidates should have specific knowledge of and recent experience with investment companies and REITs and industry experience comparable to PMC Capital and PMC Commercial. The special committee developed a list of potential candidates and after interviewing several potential financial advisors, the PMC Commercial special committee hired U.S. Bancorp Piper Jaffray on August 27, 2002.

         During June and early July 2002, management of PMC Commercial and PMC Capital held preliminary discussions with a third party regarding the possibility of long-term financings, joint ventures or the acquisition of both companies by the third party. These discussions were terminated by the third party in July based on its industry concerns at that time.

         On September 3, 2002, the PMC Commercial special committee met with its legal and financial advisors to discuss the proposed transaction and potential strategic alternatives to the proposed transaction. At this meeting, the PMC Commercial special committee and U.S. Bancorp Piper Jaffray agreed as to the scope of the analysis to be undertaken by U.S. Bancorp Piper Jaffray.

         After the September 3, 2002 meeting, U.S. Bancorp Piper Jaffray conducted extensive due diligence and met with members of PMC Commercial and PMC Capital management about the business and operations of PMC Commercial and PMC Capital, and had discussions with management of PMC Commercial about possible strategic alternatives to the proposed transaction.

         On October 15, 2002, the PMC Commercial special committee met with its financial and legal advisors to review the status of U.S. Bancorp Piper Jaffray's analysis. During this meeting, U.S. Bancorp Piper Jaffray presented the PMC Commercial special committee with its preliminary analysis of the proposed transaction and possible strategic alternatives, including a sale of PMC Commercial to a third party, entering into a joint venture relationship with a third party or remaining a stand-alone company.

         After the October 15, 2002 meeting, the PMC Commercial special committee held several meetings at which it discussed the preliminary analysis presented by U.S. Bancorp Piper Jaffray. During these meetings, discussions were held as to the possible strategic alternatives to the proposed business combination with PMC Capital, including the legal and financial implications of each of the alternatives. At these meetings, the PMC Commercial special committee also discussed the proposed transaction and the preliminary financial analysis of the transaction presented by U.S. Bancorp Piper Jaffray.

         On October 17, 2002 and October 24, 2002, the PMC Commercial special committee held telephonic meetings with its legal and financial advisors. At these meetings, the PMC Commercial special committee evaluated the financial analysis presented by U.S. Bancorp Piper Jaffray, including specific discussions regarding the assumptions generated by U.S. Bancorp Piper Jaffray underlying the projected financial performance of the merged company.

         On October 29, 2002, the PMC Commercial special committee met with its financial and legal advisors. At this meeting, U.S. Bancorp Piper Jaffray presented to the PMC Commercial special committee its final analysis as to the three strategic alternatives outlined on October 15, 2002, as well as the possible combination of PMC Commercial and PMC Capital. The PMC Commercial special committee, after discussions with its legal and financial advisors, determined that a proposed business combination with PMC Capital would enhance shareholder value. In addition, after receiving the advice of its financial advisors, the PMC Commercial special committee determined that the exchange ratio to be proposed would need to result in a transaction that would ultimately be accretive to PMC Commercial on a cash available for distribution basis. Following a full discussion of the merits of the proposed business combination, including proposed terms of the transaction, and taking into consideration the advice of its legal and financial advisors, the PMC Commercial special committee decided to recommend to the full PMC Commercial board of trust managers that PMC Commercial propose to PMC Capital that PMC Commercial acquire PMC Capital in a merger transaction with an exchange ratio between 0.34 and 0.37 of a PMC Commercial common share for each outstanding share of PMC Capital common stock.

         On October 29, 2002, the full board of PMC Commercial met, together with U.S. Bancorp Piper Jaffray and Locke Liddell & Sapp. At this meeting, U.S. Bancorp Piper Jaffray presented its analysis of the possible business combination between PMC Commercial and PMC Capital, as well as its analysis of the alternative strategic transactions. Following this presentation, the meeting was adjourned to provide the trust managers an opportunity to evaluate the various alternatives.

         On November 1, 2002, the PMC Commercial board reconvened and unanimously approved the PMC Commercial special committee's recommendation to propose a business combination with PMC Capital. At this meeting, the PMC Commercial board also unanimously adopted resolutions, proposed by the PMC Commercial special committee, to expand the authority of the PMC Commercial special committee to permit it to make the offer to PMC Capital and to negotiate the terms of any such business combination, subject to the ultimate approval of the PMC Commercial board of trust managers of the final terms and conditions thereof.

         On November 4, 2002, the PMC Commercial special committee submitted an indication of interest to the PMC Capital board of directors, indicating the interest of PMC Commercial to pursue a proposed business combination. This indication of interest requested a response from PMC Capital no later than the close of business on November 18, 2002. The PMC Commercial special committee ultimately extended the deadline to respond to January 24, 2003.

         On November 8, 2002, having received and reviewed PMC Commercial's indication of interest, the PMC Capital board called and held a special meeting. The board noted that two of its seven members were also officers and/or trust managers of PMC Commercial and had, or may be deemed to have, actual or potential conflicts of interest in evaluating the proposed merger with PMC Commercial.

         At that same meeting, the PMC Capital board then appointed a special committee composed of four of the remaining PMC Capital directors, Irvin M. Borish, Barry A. Imber, Thomas Hamill and Theodore J. Samuel, none of whom was an employee or trust manager of PMC Commercial or an employee of PMC Capital or any affiliate thereof.

         The PMC Capital special committee was empowered to determine whether PMC Commercial's proposal and the proposed merger would be in the best interests of PMC Capital's shareholders and to make a recommendation to the PMC Capital board of directors with respect thereto. The PMC Capital special committee was also authorized to, among other things:

         -        retain legal and financial advisors of its own choosing;

         - review documents and otherwise perform due diligence with respect to PMC Commercial; and

         - prepare and negotiate the terms of the proposal and all documents necessary to effect the merger.

         On November 8, 2002, at the first meeting of the PMC Capital special committee, the PMC Capital special committee appointed Thomas Hamill as its chairman and engaged Sutherland Asbill & Brennan LLP ("Sutherland") as the PMC Capital special committee's legal counsel. Sutherland also served as special regulatory and securities counsel to PMC Capital. The PMC Capital special committee retained Sutherland based upon a number of factors, including Sutherland's experience in transactions similar to the merger. The PMC Capital special committee decided that it would engage a financial advisor to assist it in its review of the terms of the proposed merger and determination of the fairness of the merger, from a financial point of view, to PMC Capital shareholders. The special committee appointed Thomas Hamill to serve as chairman of the special committee and designated him to negotiate the terms of the merger along with the financial advisor.

         On November 13, 2002, the PMC Capital special committee held its initial meeting with its legal advisors to discuss the financial advisor selection process and to generate a list of financial advisor candidates. The PMC Capital special committee agreed that potential candidates should have specific knowledge of, and recent experience with companies operating in, the BDC and REIT industries and companies of similar size and market capitalization as PMC Capital and PMC Commercial.

         During the next few weeks, members of the PMC Capital special committee interviewed a number of financial advisor candidates. On December 3, 2002, the PMC Capital special committee met, and, based on the interviews and the materials provided, agreed to appoint A.G. Edwards as its financial advisor, subject to A.G. Edwards' agreement to evaluate alternative offers. A.G. Edwards had no previous relationship with PMC Capital or PMC Commercial or any of their respective affiliates. The PMC Capital special committee authorized Thomas Hamill, as chairman, together with legal counsel, to negotiate the terms and conditions of the engagement letter with A.G. Edwards and to submit a proposed engagement letter to the PMC Capital special committee for its review and approval.

         On December 6, 2002, the PMC Capital special committee engaged A.G. Edwards as its financial advisor in connection with the proposed merger.

         From December 9, 2002 to January 6, 2003, the PMC Capital special committee, Sutherland and A.G. Edwards, conducted extensive due diligence investigations of PMC Capital and PMC Commercial. During this time, representatives of A.G. Edwards met with senior management of both PMC Capital and PMC Commercial also to conduct due diligence.

         On January 6, 2003, representatives of the PMC Capital special committee, Sutherland and A.G. Edwards met to discuss the results of the due diligence process and to discuss the terms of the indication of interest. At this meeting, A.G. Edwards presented to the PMC Capital special committee a comprehensive review of the terms of the proposal and several possible strategic alternatives thereto, including a REIT conversion and recapitalization, a partial asset liquidation and share repurchase, and an equity financing. The PMC Capital special committee discussed the indication of interest with its legal and financial advisors, and evaluated the legal and financial implications of each of the alternatives discussed by A.G. Edwards. The PMC Capital special committee also evaluated the financial analysis provided by A.G. Edwards and held specific discussions with A.G. Edwards regarding its assumptions and the projected financial performance of the combined company. As a result of these discussions and considerations, the PMC Capital special committee determined at this meeting to pursue the indication of interest with an exchange ratio range of 0.34 to 0.41, among other modifications.

         On January 10, 2003, the chairman of the PMC Capital special committee contacted the chairman of the PMC Commercial special committee to discuss and deliver proposed modifications to the indication of interest originally submitted by PMC Commercial.

         Following the receipt of PMC Capital's proposed modification to the indication of interest, the PMC Commercial special committee met with its legal and financial advisors on January 14, 2003 and agreed, after receiving advice from its financial advisor, to discuss a possible exchange ratio of between 0.34 to 0.41 of a PMC Commercial common share for each outstanding share of PMC Capital common stock.

         On January 21, 2003, the special committees of PMC Commercial and PMC Capital executed the indication of interest. Pursuant to its terms, PMC Commercial and PMC Capital had 30 days in which to execute a definitive agreement with respect to the proposed transaction, which was ultimately extended until March 31, 2003. The indication of interest also contained a 90-day exclusivity period, pursuant to which both parties agreed not to solicit offers from or negotiate with any other party for the purpose of determining an interest in acquiring either of such entities.

         Between January 21, 2003 and March 24, 2003, the PMC Commercial special committee's and the PMC Capital special committee's legal and financial advisors completed legal due diligence, negotiated the proposed exchange ratio and the terms of the merger agreement, including the scope of each company's representations, warranties and operational covenants, board composition, termination rights and fees and no solicitation covenants, and the voting agreements. During the course of these negotiations, the legal and financial advisors consulted with PMC Commercial management and PMC Capital management and the PMC Commercial special committee and the PMC Capital special committee. At the conclusion of these negotiations, the two financial advisors and special committees agreed upon an exchange ratio of 0.35 of a PMC Commercial common share for each outstanding share of PMC Capital common stock.

         On March 24, 2003, the PMC Commercial special committee met and reviewed the terms of the merger agreement and the related documents with its legal and financial advisors. At the meeting, Locke Liddell & Sapp reiterated its previous advice regarding the fiduciary obligations of the PMC Commercial special committee and reviewed with the PMC Commercial special committee a summary of the merger agreement and voting agreements. U.S. Bancorp Piper Jaffray then delivered its oral opinion to the PMC Commercial special committee that, as of that date, based upon and subject to the assumptions, factors and limitations to be set forth in the written opinion, the exchange ratio of 0.35 was fair, from a financial point of view, to PMC Commercial. The PMC Commercial special committee unanimously voted to recommend to the PMC Commercial board of trust managers that:

         - the merger agreement and the transactions contemplated thereby were fair to and in the best interests of the holders of PMC Commercial common shares; and

         - the merger, the merger agreement and the transactions contemplated thereby be approved and recommended to PMC Commercial's shareholders.

         The PMC Capital special committee also met during the evening of March 24, 2003 to review the terms of the merger agreement and related documents with its legal and financial advisors. Sutherland made a presentation to the PMC Capital special committee regarding Sutherland's due diligence examination of PMC Capital and PMC Commercial and a legal review of the terms of the merger agreement and the fiduciary duties of the members of the PMC Capital special committee regarding the merger proposal. A.G. Edwards delivered its oral opinion to the PMC Capital special committee that, based on and subject to the various assumptions and qualifications to be set forth in its written opinion as of March 24, 2003, the exchange ratio of 0.35 was fair, from a financial point of view, to the shareholders of PMC Capital. The PMC Capital special committee then unanimously voted to recommend to the PMC Capital board of directors that:

         - the merger and the transactions contemplated thereby were fair to and in the best interest of, from a financial and procedural point of view, the PMC Capital shareholders; and

         - the merger, the merger agreement and the transactions contemplated thereby be approved and recommended to PMC Capital's shareholders.

         Following their meetings on March 24, 2003, the PMC Commercial special committee and the PMC Capital special committee distributed the merger agreement and related documents to the full boards of PMC Commercial and PMC Capital for their review in advance of the board meetings scheduled for March 27, 2003. During the course of this review, directors of PMC Capital and trust managers of PMC Commercial held further discussions with their respective financial advisors regarding the exchange ratio. On March 26, 2003 and the morning of March 27, 2003, PMC Commercial special committee's and PMC Capital special committee's financial advisors negotiated a new exchange ratio of 0.37. During the course of these negotiations, the PMC Commercial special committee and the PMC Capital special committee consulted with their respective financial advisors.

         On March 27, 2003, the PMC Commercial special committee met with its legal and financial advisors. Locke Liddell & Sapp informed the PMC Commercial special committee that, other than the exchange ratio, no material changes had been made to the merger agreement. U.S. Bancorp Piper Jaffray then delivered its oral opinion to the PMC Commercial special committee that, as of that date, based upon and subject to the assumptions, factors and limitations to be set forth in the written opinion, the exchange ratio of 0.37 was fair to PMC Commercial from a financial point of view. The PMC Commercial special committee then unanimously voted to recommend to the PMC Commercial board of trust managers that:

         - the merger, the merger agreement and the transactions contemplated thereby were fair to and in the best interest of the holders of PMC Commercial common shares; and

         - the merger, the merger agreement and the transactions contemplated thereby be approved and recommended to PMC Commercial's shareholders.

         On March 27, 2003, the PMC Capital special committee met with its legal and financial advisors to discuss the revised exchange ratio. A.G. Edwards delivered its oral opinion to the PMC Capital special committee that, based on and subject to the various assumptions and qualifications to be set forth in its written opinion as of March 27, 2003, the exchange ratio of 0.37 was fair to PMC Capital shareholders from a financial point of view.

The PMC Capital special committee then unanimously voted to recommend to the PMC Capital board of directors that:

         - the merger and the transactions contemplated thereby were fair to and in the best interest of PMC Capital shareholders from a financial and procedural point of view; and

         - the merger, the merger agreement and the transactions contemplated thereby be approved and recommended to PMC Capital shareholders.

         On March 27, 2003, the board of trust managers of PMC Commercial met. At this meeting, Locke Liddell & Sapp reviewed with the board a summary of the merger agreement and voting agreements. U.S. Bancorp Piper Jaffray then informed the PMC Commercial board of trust managers that on March 27, 2003 it had delivered an oral opinion to the PMC Commercial special committee that, as of that date and based upon and subject to the various assumptions, factors and limitations to be set forth in the written opinion, the exchange ratio of 0.37 was fair to PMC Commercial from a financial point of view. The board of trust managers then, based on the information and factors described in this joint proxy statement/prospectus and the unanimous recommendation of the PMC Commercial special committee, unanimously approved the merger agreement and the transactions contemplated thereby.

         On March 27, 2003, the full PMC Capital board of directors met to consider the merger, the merger agreement and the transactions contemplated thereby. Sutherland reviewed the terms of the merger agreement with the board and discussed the fiduciary duties to which the board members were subject. A.G. Edwards delivered its oral opinion that, based on and subject to the various assumptions and qualifications to be set forth in its written opinion as of March 27, 2003, the exchange ratio of 0.37 was fair, from a financial point of view, to PMC Capital shareholders. The chairman of the PMC Capital special committee presented the unanimous recommendation of the PMC Capital special committee that:

         - the merger and the transactions contemplated thereby were fair to and in the best interest of PMC Capital shareholders from a financial and procedural point of view; and

         - the merger, the merger agreement and the transactions contemplated thereby should be approved and recommended to PMC Capital shareholders.

         Based on the information and factors considered by the PMC Capital special committee and the unanimous recommendation of the PMC Capital special committee, the PMC Capital board of directors:

         - determined that the merger and the transactions contemplated thereby were fair to and in the best interest of the PMC Capital shareholders from a financial and procedural point of view; and

         - approved the merger, the merger agreement and the transactions contemplated thereby and recommended such matters to PMC Capital's shareholders.

         Following an approval by each of the boards, on the evening of March 27, 2003, the parties executed the merger agreement and the voting agreements and issued a joint press release announcing the transaction.

PMC COMMERCIAL REASONS FOR THE MERGER

         The following discussion of the information and factors considered by the PMC Commercial special committee and the PMC Commercial board of trust managers is not intended to be exhaustive, but includes all material factors considered by the PMC Commercial special committee and the PMC Commercial board of trust managers.

         PMC COMMERCIAL SPECIAL COMMITTEE

         In reaching its decision to approve the terms of the merger agreement and the transactions contemplated by the merger agreement and to recommend that the PMC Commercial board of trust managers approve the merger agreement and the transactions contemplated by the merger agreement and declare the advisability of the same, the PMC Commercial special committee consulted with its legal counsel and financial advisor and carefully considered the following material factors:

         - the expectation that the larger equity market capitalization of the combined company would help create new business flexibility and help stabilize earnings;

         - the potential for the transaction to broaden PMC Commercial's investor base;

         - the continued viability of PMC Commercial as a stand-alone entity in the highly competitive economic environment of the small business lending industry;

         - the expectation that the resulting book equity would improve PMC Commercial's visibility and market presence, enhancing overall growth opportunities;

         - the expectation that the merger would ultimately be accretive to PMC Commercial cash available for distribution;

         - by merging with PMC Capital, PMC Commercial will become internally managed, thereby eliminating any potential conflicts of interest between PMC Commercial and its external manager;

         - possible cost synergies to be created by merging with PMC Capital, including eliminating management fees currently paid by PMC Commercial to PMC Capital;

         - that the combined company would have a larger equity market capitalization, which could generate greater research coverage and institutional investor interest as well as potentially increase the trading volume of PMC Commercial's common shares;

         - the expectation that the merger would generally be a tax-free transaction for U.S. Federal income tax purposes;

         - the terms and conditions of the merger agreement, including the right of PMC Commercial to terminate the merger agreement prior to its approval by PMC Commercial shareholders in the exercise of its fiduciary duty in connection with a superior proposal, subject to a termination fee;

         - the proposed composition of the board of trust managers and executive officers of PMC Commercial following the merger, which would facilitate the integration of PMC Commercial and PMC Capital following the completion of the merger;

         - the analysis and presentation of U.S. Bancorp Piper Jaffray and the opinion of U.S. Bancorp Piper Jaffray, that as of March 27, 2003, and based upon and subject to the assumptions, factors and limitations set forth in the opinion, the exchange ratio of 0.37 of a common share of PMC Commercial to be exchanged for each share of PMC Capital common stock is fair, from a financial point of view, to PMC Commercial (the written opinion of U.S. Bancorp Piper Jaffray is attached as Annex C to this joint proxy statement/prospectus);

         - the expectation that unification of the businesses of PMC Commercial and PMC Capital would remove some of the confusion in the marketplace resulting from two separate public companies having similar names and management; and

         - the likelihood that the transactions contemplated by the merger agreement would be successfully completed.

         The PMC Commercial special committee considered the following negative factors relating to the merger:

         - uncertainty regarding how the transaction would affect the trading in PMC Commercial's common shares before the completion of the merger;

         - the risk of a third party offering PMC Capital a superior proposal which, if accepted by PMC Capital, would result in the termination of the merger agreement;

         - the potential or actual conflicts of interest of the trust managers and officers of PMC Commercial, including conflicts related to the common officers and directors of PMC Capital and the familial relationships among certain of these individuals;

         - the termination fee of $870,000 payable by PMC Commercial to PMC Capital under certain circumstances, which may discourage other proposals to acquire PMC Commercial by a third party because of the increased price that the acquiror would have to pay;

         - the risk that certain PMC Commercial shareholders might view the combined company as a different and less desirable investment vehicle for their capital and that sales of shares by such shareholders could temporarily depress the share price of PMC Commercial common shares; and

         - the timing of receipt and the terms of approvals from appropriate government entities, including the possibility of delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in the approvals.

         The PMC Commercial special committee also considered the following factors relating to the merger:

         - the review and analysis of each of PMC Commercial's and PMC Capital's business, financial condition, earnings, risks and prospects;

         - the historical market prices and trading information with respect to the PMC Commercial common shares and PMC Capital common stock;

         - the comparisons of historical financial measures for PMC Commercial and PMC Capital, including earnings, return on capital and cash flow, and comparisons of historical operational measures for PMC Commercial and PMC Capital; and

         -        the current industry, economic and market conditions.

         This discussion of the information and factors that the PMC Commercial special committee considered in making its decision is not intended to be exhaustive but includes all material factors considered by the PMC Commercial special committee. In view of the wide variety of factors considered in connection with its evaluation of the transaction and the complexity of those matters, the PMC Commercial special committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the PMC Commercial special committee may have given different weights to different factors.

         The PMC Commercial special committee believed that, overall, the positive factors of the transaction to PMC Commercial and its shareholders substantially outweighed the risks related to the merger, and, therefore, unanimously recommended to the PMC Commercial board of trust managers that the merger agreement and the transactions contemplated by the merger agreement be adopted and approved.

         PMC COMMERCIAL BOARD OF TRUST MANAGERS

         In reaching its decision to adopt and approve the merger agreement and the transactions contemplated by the merger agreement, and recommend that PMC Commercial shareholders approve the merger agreement, the PMC Commercial board of trust managers consulted with PMC Commercial's management, with Locke Liddell & Sapp, its legal counsel, and with U.S. Bancorp Piper Jaffray, financial advisor to the PMC Commercial special committee, and carefully considered the following material factors:

         - the conclusions and recommendation of the PMC Commercial special committee;

         - the factors referred to above as having been taken into account by the PMC Commercial special committee; and

         - the PMC Commercial special committee having received the opinion of U.S. Bancorp Piper Jaffray that, as of March 27, 2003, and based upon and subject to the assumptions, factors and limitations set forth in the opinion, the exchange ratio of 0.37 of a common share of PMC Commercial for each share of PMC Capital common stock is fair, from a financial point of view, to PMC Commercial (the written opinion of U.S. Bancorp Piper Jaffray is attached as Annex C to this joint proxy statement/prospectus).

         This discussion of the information and factors that the PMC Commercial board of trust managers considered in making its decision is not intended to be exhaustive but includes all material factors considered by the PMC Commercial board of trust managers. In view of the wide variety of factors considered in connection with its evaluation of the transaction and the complexity of those matters, the PMC Commercial board of trust managers did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the PMC Commercial board of trust managers may have given different weight to different factors.

         The PMC Commercial board of trust managers believed that, overall, the potential benefits of the transaction to PMC Commercial and its shareholders outweighed the risks related to the merger.

         The PMC Commercial board of trust managers believes that the merger, the transactions contemplated by the merger agreement and the manner in which they were negotiated and agreed to is procedurally fair to the holders of PMC Commercial common shares based on the following factors:

         - the PMC Commercial special committee consisted of independent trust managers appointed to represent the interests of holders of PMC Commercial common shares;

         - the PMC Commercial special committee, at the expense of PMC Commercial, retained its own financial advisor, U.S. Bancorp Piper Jaffray, and its own legal advisor, Locke Liddell & Sapp, to, among other things, assist in the negotiation of the merger agreement and the transactions contemplated by the merger agreement and, in the case of U.S. Bancorp Piper Jaffray, render a fairness opinion relating to the fairness, from a financial point of view, of the exchange ratio in the merger to PMC Commercial;

         - the PMC Commercial special committee, with the assistance of its advisors, undertook an extensive evaluation of PMC Commercial and PMC Capital, met numerous times between the time of its formation and the execution of the merger agreement and engaged in meetings and negotiations with the PMC Capital special committee and its representatives; and

         - the merger consideration and other terms of the merger were the result of extensive negotiations between the PMC Commercial special committee, and the PMC Capital special committee.

RECOMMENDATION OF THE PMC COMMERCIAL SPECIAL COMMITTEE AND THE PMC COMMERCIAL BOARD OF TRUST MANAGERS

         PMC COMMERCIAL SPECIAL COMMITTEE

         On March 27, 2003, the PMC Commercial special committee unanimously voted to recommend to the PMC Commercial board of trust managers that:

         - the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to and in the best interests of PMC Commercial and the PMC Commercial shareholders; and

         - the PMC Commercial board of trust managers approve the merger agreement and the transactions contemplated by the merger agreement, and that the PMC Commercial board of trust managers declare the advisability of the same.

         PMC COMMERCIAL BOARD OF TRUST MANAGERS

         On March 27, 2003, and based on the information and factors considered by the PMC Capital special committee and the unanimous recommendation of the PMC Commercial special committee, the PMC Commercial board of trust managers:

         - determined that the merger agreement and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of PMC Commercial and its shareholders;

         - approved the merger and approved and adopted the merger agreement and the transactions contemplated by the merger agreement;

         - directed that the merger agreement and the transactions contemplated by the merger agreement be submitted to a vote at a meeting of the PMC Commercial shareholders; and

         - recommended that the PMC Commercial shareholders approve the merger agreement and the transactions contemplated by the merger agreement.

         THE PMC COMMERCIAL BOARD OF TRUST MANAGERS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PMC COMMERCIAL COMMON SHARES VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

         Certain trust managers of PMC Commercial will receive financial and other benefits in connection with the merger. For a discussion of the interests of certain persons in the merger, see "--Interests of Certain Persons in the Merger."

PMC CAPITAL REASONS FOR THE MERGER

         The following discussion of the information and factors considered by the PMC Capital special committee is not intended to be exhaustive, but includes all material factors considered by the PMC Capital special committee and the PMC Capital board of directors.

         PMC CAPITAL SPECIAL COMMITTEE

         In reaching its decision to approve the merger, the terms of the merger agreement and the transactions contemplated thereby and to recommend that the PMC Capital board of directors approve and recommend such matters to PMC Capital's shareholders, the PMC Capital special committee consulted with PMC Capital management as well as its legal counsel and financial advisor and carefully considered the following material factors:

         - the PMC Capital special committee's review and knowledge of the business, financial condition, results of operations and prospects of PMC Capital, and its general familiarity with and knowledge about PMC Capital's affairs;

         - the present and possible future economic and competitive environment of the small business lending industry in which PMC Capital operates;

         - the written opinion of A.G. Edwards as of March 27, 2003 that the exchange ratio of 0.37 of a common share of PMC Commercial for each share of PMC Capital common stock was fair, from a financial point of view, to PMC Capital's shareholders, and the analyses presented to the PMC Capital special committee by A.G. Edwards;

         - the need to increase the capital base of PMC Capital at a reduced cost to achieve operating efficiencies, which the merger of PMC Capital with PMC Commercial could offer;

         - the need to diversify PMC Capital's investment assets in an effort to provide PMC Capital shareholders with greater earnings performance and operating and dividend stability;

         - the belief of the PMC Capital special committee that any transaction with PMC Commercial should result in maximizing shareholder value;

         - after conducting a review of strategic alternatives, the belief of the PMC Capital special committee that the proposed merger provided the best method of maximizing shareholder value;

         - the negotiations conducted by the PMC Capital special committee and its financial and legal advisors with the PMC Commercial special committee and its financial and legal advisors;

         - the nature of the parties' representations and warranties contained in the merger agreement;

         - the other terms and conditions in the merger agreement, including the right of PMC Capital to terminate the merger agreement prior to its approval by PMC Capital shareholders in the exercise of its fiduciary duty in connection with a superior proposal, subject to a termination fee;

         - that the combined company would have a larger equity market capitalization, which could generate greater research coverage and institutional investment as well as potentially increase the trading volume of the PMC Commercial common shares to be received by PMC Capital shareholders in the merger as compared to the trading volume of PMC Capital's common stock before the merger;

         - the historical market prices and trading information with respect to the PMC Capital common stock and PMC Commercial common shares;

         - the comparisons of historical financial measures for PMC Capital and PMC Commercial, including earnings, return on capital and cash flow, and comparisons of historical operational measures for PMC Commercial and PMC Capital;

         - the expectation that the merger would be a tax-free transaction for U.S. Federal income tax purposes;

         - the proposed composition of the management of PMC Commercial following the merger, which would facilitate the integration of both companies and assist the continuation of the best practices of PMC Capital and PMC Commercial following the completion of the merger;

         - the expectation that unification of the businesses of PMC Capital and PMC Commercial would remove some of the confusion in the marketplace resulting from having two separate public companies with similar names and management;

         - the timing of receipt and the terms of approvals from appropriate governmental entities, including the possibility of delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in the approvals;

         - the desire to simplify PMC Capital's complex business and regulatory structure;

         - the likelihood that the transactions contemplated by the merger would be successfully completed; and

         - the current industry, economic, market and other relevant conditions.

         The PMC Capital special committee considered the following negative factors relating to the merger:

         - the potential or actual conflicts of interest of the directors and officers of PMC Capital, including conflicts related to the common officers and trust managers of PMC Commercial and the familial relationships among certain of these individuals, including the chairman of PMC Capital;

         - the risk that the per share value of PMC Commercial common shares actually received by PMC Capital shareholders might be less than the per share price implied by the exchange ratio prior to the announcement of the merger proposal because the exchange ratio will not be adjusted for changes in the market price of PMC Capital common stock or PMC Commercial common shares;

         - uncertainty regarding the effect of the announcement of the merger on the trading price of PMC Capital's common stock;

         - the character and amount of increased risk that would be assumed by PMC Capital's shareholders as a result of the merger, including the risk associated with PMC Commercial's owned hotel portfolio;

         - the risk of a third party offering PMC Capital a superior proposal, which, if accepted by PMC Capital, would result in the termination of the merger agreement and the payment by PMC Capital to PMC Commercial of an $870,000 termination fee;

         - the timing of the receipt of and the terms of approvals from appropriate governmental and regulatory entities, including the possibility of delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions in the approvals;

         - the risk that some or all of the benefits sought in the merger may not be achieved; and

         -        the risk that the merger may not be consummated.

         This discussion of the information and factors that the PMC Capital special committee considered in making its decision is not intended to be exhaustive but includes all material factors considered by the PMC Capital special committee. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of those matters, the PMC Capital special committee did not find it useful to, and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the PMC Capital special committee may have given different weights to different factors.

         The PMC Capital special committee believed that, overall, the positive factors of the merger to PMC Capital and its shareholders substantially outweighed the risks to the merger, and, therefore, unanimously voted to recommend to the PMC Capital board of directors that:

         - the merger and the transactions contemplated thereby were fair to and in the best interest of PMC Capital shareholders from a financial and procedural point of view; and

         - the merger, the merger agreement and the transactions contemplated thereby be approved and recommended to PMC Capital shareholders.

         PMC CAPITAL BOARD OF DIRECTORS

         In reaching its decision to approve the merger, the merger agreement and the transactions contemplated thereby and recommend such matters to PMC Capital's shareholders, the PMC Capital board of directors consulted with PMC Capital's management, as well as with Sutherland, its legal counsel, and A.G. Edwards, the financial advisor to the PMC Capital special committee, and carefully considered the following material factors:

         - the conclusions and recommendations of the PMC Capital special committee;

         - the factors set forth above considered by the PMC Capital special committee;

         - the written opinion of A.G. Edwards as of March 27, 2003 that the exchange ratio of 0.37 of a common share of PMC Commercial for each share of PMC Capital common stock was fair, from a financial point of view, to PMC Capital's shareholders (the written opinion of A.G. Edwards is attached as Annex D to this joint proxy statement/prospectus); and

         - the analyses presented to the PMC Capital special committee by A.G. Edwards.

         This discussion of the information and factors that the PMC Capital board of directors considered in making its decision is not intended to be exhaustive but includes all material factors considered by the PMC Capital board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of those matters, the PMC Capital board of directors did not find it useful to, and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the individual members of the PMC Capital board of directors may have given different weights to different factors.

         The PMC Capital board of directors believed that, overall, the positive factors of the merger to PMC Capital and its shareholders substantially outweighed the risks of the merger.

         The PMC Capital board of directors believes that the merger and the transactions contemplated thereby and the manner in which they were negotiated and agreed to is procedurally fair to PMC Capital shareholders based on the following factors:

         - the PMC Capital special committee consisted of independent directors appointed to represent the interests of shareholders of PMC Capital;

         - the PMC Capital special committee, at the expense of PMC Capital, retained A.G. Edwards as its financial advisor, to, among other things, assist in the negotiation of the merger agreement and engage in meetings and negotiations with the PMC Commercial special committee and its representatives and advisors;

         - the PMC Capital special committee, at the expense of PMC Capital, retained, and was advised by, Sutherland, its own legal counsel, and A.G. Edwards to assist it in analyzing and negotiating a transaction in the best interests of the PMC Capital shareholders;

         - the PMC Capital special committee, with the assistance of its legal and financial advisors, undertook an extensive evaluation of PMC Capital and PMC Commercial, met several times between the time of its formation and the execution of the merger agreement, and engaged in meetings and negotiations with the PMC Commercial special committee and its representatives and advisors;

         - the merger consideration and other terms of the merger were the result of extensive negotiations between the PMC Capital special committee, and the PMC Commercial special committee; and

         - the PMC Capital special committee and its representatives and advisors had unrestricted access to information concerning PMC Capital and PMC Commercial and their businesses and operations, thereby acquiring significant information to consider and reach an informed business decision on PMC Commercial's proposal.

RECOMMENDATION OF THE PMC CAPITAL SPECIAL COMMITTEE AND THE PMC CAPITAL BOARD OF DIRECTORS

         PMC CAPITAL SPECIAL COMMITTEE

         On March 27, 2003, the PMC Capital special committee unanimously voted to recommend to the PMC Capital board of directors that:

         - the merger and the transactions contemplated thereby were fair to and in the best interest of PMC Capital shareholders from a financial and procedural point of view; and

         - the merger, the merger agreement and the transactions contemplated thereby be approved and recommended to PMC Capital shareholders.

         PMC CAPITAL BOARD OF DIRECTORS

         On March 27, 2003, and based on the unanimous recommendation of the PMC Capital special committee, the PMC Capital board of directors:

         - determined that the merger and the transactions contemplated thereby were fair to and in the best interest of PMC Capital shareholders from a financial and procedural point of view; and

         - approved the merger, the merger agreement and the transactions contemplated thereby and recommended such matters to PMC Capital shareholders.

         THE PMC CAPITAL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT HOLDERS OF PMC CAPITAL COMMON STOCK VOTE FOR THE APPROVAL OF THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

         Certain members of the PMC Capital board of directors and executive officers will receive financial and other benefits in connection with the merger. For a discussion of the interests of certain persons in the merger, see "-Interests of Certain Persons in the Merger."

OPINION OF U.S. BANCORP PIPER JAFFRAY

         In August 2002, the PMC Commercial special committee engaged U.S. Bancorp Piper Jaffray to act as its financial advisor with respect to evaluating strategic alternatives available to PMC Commercial, including a possible transaction with PMC Capital. Pursuant to this engagement, U.S. Bancorp Piper Jaffray agreed to render to the

PMC Commercial special committee, if requested, a fairness opinion in connection with any transaction that might result from one of the strategic alternatives. On March 27, 2003, U.S. Bancorp Piper Jaffray delivered its written opinion to the PMC Commercial special committee that, as of that date, and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the exchange ratio in the proposed merger pursuant to the merger agreement was fair, from a financial point of view, to PMC Commercial. A copy of the written opinion is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference into this joint proxy statement/prospectus. PMC Commercial shareholders should read the opinion carefully in its entirety in conjunction with this joint proxy statement/prospectus and should carefully consider the assumptions made, matters considered, and limits of the review undertaken, by U.S. Bancorp Piper Jaffray.

         The written opinion delivered by U.S. Bancorp Piper Jaffray to the PMC Commercial special committee on March 27, 2003 has not been updated, revised or reissued since that time. This opinion was based upon and is subject to information available to or provided to U.S. Bancorp Piper Jaffray on or prior to March 27, 2003, including the types of information summarized below. Much of this information has changed with the passage of time, including without limitation historical financial and stock market information of PMC Commercial, PMC Capital and certain other publicly held companies. The written opinion of U.S. Bancorp Piper Jaffray expresses a view as to the fairness of the exchange ratio in the proposed merger agreement as of March 27, 2003, based on the information available on that date and without regard to any changes in such information.

         U.S. Bancorp Piper Jaffray's written opinion, which was directed to the PMC Commercial special committee, addresses only the fairness to PMC Commercial, from a financial point of view, of the exchange ratio pursuant to the merger agreement. The opinion does not address PMC Commercial's underlying business decision to participate in the merger, and does not constitute a recommendation to any PMC Commercial shareholder as to how the shareholder should vote with respect to the merger.

         In connection with its opinion, U.S. Bancorp Piper Jaffray, among other things:

         - reviewed the terms of a draft of the merger agreement dated March 24, 2003;

         - reviewed a draft copy of the annual report on Form 10-K for each of PMC Commercial and PMC Capital for the year ended December 31, 2002;

         - reviewed and analyzed certain publicly available business and financial information relating to PMC Commercial and PMC Capital;

         - reviewed and analyzed certain other financial information relating to PMC Commercial and PMC Capital prepared by management of each company, including projected financial data of each company for the years ending December 31, 2003 through 2005;

         - met with members of management of PMC Commercial and PMC Capital to discuss the financial condition, operating performance, balance sheet characteristics and prospects of PMC Commercial and PMC Capital and the background and rationale of the proposed merger;

         - considered the historical stock prices and trading activity of the common shares of PMC Commercial and the common stock of PMC Capital;

         - considered publicly available financial and stock market data of selected publicly held companies;

         - considered, to the extent publicly available, the financial terms of certain other recent merger and acquisition transactions; and

         - considered such other information, financial studies and analyses and investigations and financial, economic and market criteria which U.S. Bancorp Piper Jaffray deemed relevant for the purpose of rendering its opinion.

         The following is a summary of selected analyses performed by U.S. Bancorp Piper Jaffray in connection with the preparation of its opinion and reviewed with the PMC Commercial special committee at a meeting held on March 27, 2003. It does not purport to be a complete description of the analyses performed by U.S. Bancorp Piper Jaffray or of its presentation to the PMC Commercial special committee on March 27, 2003. This summary includes information presented in tabular format. In order to fully understand the financial analyses presented by U.S. Bancorp Piper Jaffray, these tables must be read together with the text of each analysis summary and considered as a whole. The tables alone do not constitute a complete summary of the analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by U.S. Bancorp Piper Jaffray or the PMC Commercial special committee. Except as otherwise noted, the following quantitative information, to the extent that it is based upon market data, is based upon market data as it existed on or before March 27, 2003, and is not necessarily indicative of current market conditions.

         IMPLIED CONSIDERATION

         U.S. Bancorp Piper Jaffray calculated the implied value of the per share consideration to be paid by PMC Commercial to the holders of common stock of PMC Capital to be approximately $5.01, based upon an exchange ratio of 0.37 PMC Commercial common shares for each share of PMC Capital common stock and the $13.54 closing price of PMC Commercial's common shares on March 26, 2003. Based upon the number of fully diluted outstanding shares of common stock of PMC Capital on March 26, 2003, U.S. Bancorp Piper Jaffray calculated the implied value of the total consideration to be paid by PMC Commercial to the holders of common stock of PMC Capital as of March 26, 2003 to be approximately $59.4 million, using the closing price of PMC Commercial's common shares on that date. U.S. Bancorp Piper Jaffray also calculated that the shareholders of PMC Capital would be issued an aggregate of 40.5% of PMC Commercial's fully diluted common shares outstanding after the consummation of the proposed merger.

         EXCHANGE RATIO ANALYSIS

         U.S. Bancorp Piper Jaffray reviewed selected historical closing stock prices for the common shares of PMC Commercial and shares of common stock of PMC Capital, for purposes of comparing the exchange ratio for the merger with the "implied" exchange ratio based upon historical closing stock prices for the two entities. U.S. Bancorp Piper Jaffray examined the exchange ratio implied by the closing stock prices for PMC Commercial and PMC Capital on March 26, 2003 as well as the exchange ratio implied by the 10-, 30- and 60-day average closing stock prices for PMC Commercial and PMC Capital. In addition, U.S. Bancorp Piper Jaffray looked at the exchange ratio implied by the average closing stock prices for PMC Commercial and PMC Capital since September 12, 2002, the date on which PMC Capital announced a dividend reduction. This analysis produced the following implied historical exchange ratios for the periods indicated:

                                               IMPLIED HISTORICAL
                   PERIOD                        EXCHANGE RATIO
-------------------------------------------    ------------------
March 26, 2003 closing price...............          0.316
10-day period..............................          0.319
30-day period..............................          0.326
60-day period..............................          0.343
September 12, 2002 - March 26, 2003........          0.333

         U.S. Bancorp Piper Jaffray's analysis concerning PMC Commercial common shares and PMC Capital common stock was based upon information available as of March 26, 2003. U.S. Bancorp Piper Jaffray did not and does not express any opinion as to the actual value of PMC Commercial common shares or PMC Capital common stock on March 26, 2003 or the actual relative value of PMC Commercial common shares and PMC Capital common stock.

         MARKET ANALYSIS

         U.S. Bancorp Piper Jaffray reviewed selected market information concerning PMC Commercial common shares and PMC Capital common stock. Among other things, U.S. Bancorp Piper Jaffray noted the following with respect to the trading of PMC Commercial common shares:

Closing market price as of March 26, 2003.................   $13.54
30-trading day average ended March 26, 2003...............   $13.17
60-trading day average ended March 26, 2003...............   $13.11
90-trading day average ended March 26, 2003...............   $12.89
180-trading day average ended March 26, 2003..............   $13.14
52-week period ended March 26, 2003
         High.............................................   $15.50
         Low..............................................   $11.25

         U.S. Bancorp Piper Jaffray also presented additional stock price and volume performance data for PMC Commercial's common shares for the 52-week period ended March 26, 2003. This review by U.S. Bancorp Piper Jaffray showed that the average daily volume for PMC Commercial's common shares was 7,198. U.S. Bancorp Piper Jaffray also noted PMC Commercial's market capitalization as of March 26, 2003, which was $87.3 million.

         Among other things, U.S. Bancorp Piper Jaffray noted the following with respect to the trading of PMC Capital's common stock:

Closing market price as of March 26, 2003.................   $4.28
30-trading day average ended March 26, 2003...............   $4.35
60-trading day average ended March 26, 2003...............   $4.51
90-trading day average ended March 26, 2003...............   $4.28
180-trading day average ended March 26, 2003..............   $4.67
52-week period ended March 26, 2003
         High.............................................   $7.30
         Low..............................................   $3.40

         U.S. Bancorp Piper Jaffray also presented additional stock price and volume performance data of PMC Capital's common stock for the 52-week period ended March 26, 2003. This review by U.S. Bancorp Piper Jaffray showed that the average daily volume for the shares of PMC Capital's common stock was 12,234. U.S. Bancorp Piper Jaffray also noted PMC Capital's market capitalization as of March 26, 2003, which was $50.7 million.

         PRO FORMA ANALYSIS

         U.S. Bancorp Piper Jaffray analyzed, on a pro forma basis, the relative contribution of the two entities and the accretive/dilutive impact of the proposed merger. U.S. Bancorp Piper Jaffray performed this analysis using estimates provided to it by the management of each of PMC Commercial and PMC Capital. These estimates have been updated in the ordinary course since they were provided to U.S. Bancorp Piper Jaffray and will continue to be updated in the ordinary course. U.S. Bancorp Piper Jaffray's pro forma analysis included examining the expected contribution of PMC Capital to the anticipated revenues, net operating income ("NOI") and net income of the combined company for the fiscal years 2003, 2004 and 2005, both with and without attributing any synergies that the combined company may realize following consummation of the merger. This analysis also included examining the expected contribution of PMC Capital to the anticipated net receivables, total assets and book value of the combined company for the fiscal years 2003, 2004 and 2005 without attributing any synergies that the combined company may realize following consummation of the merger. This contribution analysis indicated the following expected contributions of PMC Capital to the operating results of the combined company:

                                                                2003      2004     2005
                                                                ----      ----     ----
Revenues
     With synergies.................................             N/A      51.2%    53.9%
     Without synergies..............................            48.9%     50.6%    52.0%
NOI
     With synergies.................................             N/A      43.3%    46.9%
     Without synergies..............................            39.4%     41.2%    42.0%
Net Income
     With synergies.................................             N/A      46.8%    50.7%
     Without synergies..............................            44.4%     42.9%    44.0%
Net Receivables (without synergies).................            46.2%     53.2%    55.2%
Total Assets (without synergies)....................            50.2%     55.5%    44.3%
Book Value (without synergies)......................            43.4%     44.6%    44.4%

         U.S. Bancorp Piper Jaffray's pro forma analysis also included examining the impact of the proposed merger on the projected stand-alone cash flow available for distribution, NOI, earnings per share, and book value per share of PMC Commercial for the last two fiscal quarters of 2003, each fiscal quarter of 2004 and for the fiscal years 2004 and 2005 without attributing any synergies that the combined company may realize following consummation of the merger. This analysis revealed that with respect to PMC Commercial's projected stand-alone cash flow available for distribution, the merger would be dilutive for the third quarter of 2003 but would be accretive for the fourth quarter of 2003 and the fiscal years 2004 and 2005. U.S. Bancorp Piper Jaffray's pro forma analysis also indicated that the merger would be dilutive to the projected stand-alone NOI and earnings per share of PMC Commercial for the third and fourth quarters of 2003 and accretive to projected stand-alone NOI and earnings per share for the fiscal years 2004 and 2005.

         U.S. Bancorp Piper Jaffray's pro forma analysis also indicated that the merger would be accretive to PMC Commercial's projected stand-alone book value per share for all of the periods it analyzed if the combined company took an extraordinary gain to account for the negative goodwill that would result from the merger, but would be dilutive to PMC Commercial's projected stand-alone book value per share for all of the periods analyzed if the combined company wrote down the book value of certain of its assets to account for the negative goodwill that would result from the merger.

         PREMIUMS PAID ANALYSIS

         U.S. Bancorp Piper Jaffray reviewed and analyzed two different groups of merger and acquisition transactions which it deemed comparable to the proposed merger, including:

         - a broad group of 52 transactions which, among other criteria, involved a merger-of-equals between two companies; and

         - a selected group of 20 transactions which, among other criteria, involved a merger-of-equals between two financial services companies.

         All of the transactions involved in this analysis were announced after January 1, 1996. This analysis was based upon information obtained from SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources. U.S. Bancorp Piper Jaffray analyzed the selected transactions and compared the implied premium to be paid by PMC Commercial in the merger to the premiums that the acquiring companies in the selected transactions agreed to pay based upon the closing stock prices of the target companies during the 1-, 30-, 60- and 90-day periods preceding the announcement of the selected transactions. This analysis revealed the following:

                    PMC                                                               FINANCIAL SERVICES
                  CAPITAL        BROAD GROUP TRANSACTION PREMIUMS                 GROUP TRANSACTION PREMIUMS
                  IMPLIED      -------------------------------------        --------------------------------------
                  PREMIUM*     MEAN    MEDIAN       MAX         MIN         MEAN      MEDIAN       MAX        MIN
                  --------     ----    ------      -----       -----        ----      ------       ----       ----
1 day.......        16.0%      12.8%     7.8%       89.0%      (56.0%)      11.9%       8.8%       31.4%      (5.2%)
30 days.....        13.9%      10.7%     6.3%       76.2%      (63.6%)      11.7%      12.7%       34.1%      (6.1%)
60 days.....         6.4%      11.2%    11.5%       86.8%      (67.9%)      14.6%      14.5%       35.8%      (8.2%)
90 days.....        13.9%      12.3%    11.6%      103.6%      (74.0%)      15.4%      12.9%       42.5%      (5.2%)

* Implied premium calculated utilizing a 0.37 exchange ratio, which equates to an implied purchase price of $5.01 per share based upon the closing price of PMC Commercial's common shares on March 26, 2003.

         COMPARABLE COMPANY ANALYSIS

         U.S. Bancorp Piper Jaffray reviewed selected financial data and market information for PMC Commercial and compared them to corresponding data and information for publicly traded REITs. U.S. Bancorp Piper Jaffray also reviewed selected financial data and market information for PMC Capital and compared them to corresponding data and information for publicly traded companies engaged primarily in business development. The specific businesses that U.S. Bancorp Piper Jaffray used in this analysis and that it believes are engaged in businesses similar to the business of PMC Capital and PMC Commercial, respectively, are:

            PMC CAPITAL                                 PMC COMMERCIAL
------------------------------------         -----------------------------------
-  Allied Capital Corporation                -  Annaly Mortgage Management, Inc.
-  American Capital Strategies, Ltd.         -  Anthracite Capital, Inc.
-  Gladstone Capital Corporation             -  iStar Financial, Inc.
-  MCG Capital Corporation                   -  RAIT Investment Trust
-  Medallion Financial Corp.                 -  Thornburg Mortgage, Inc.

         The financial data and market information of each of PMC Commercial and PMC Capital that was considered as part of this analysis included, among other things, closing stock price on March 26, 2003, NOI for the last twelve months ("LTM"), projected earnings per share for 2003 (in the case of PMC Commercial), projected NOI for 2003 (in the case of PMC Capital) and dividend yield. This analysis produced multiples of selected valuation data as follows:

                                                                     COMPARABLE COMPANIES
                                                PMC          ------------------------------------
                                             COMMERCIAL      LOW       MEAN      MEDIAN      HIGH
                                             ----------      ---       ----      ------      ----
Price/LTM NOI........................           10.4x        6.9x      9.5x       9.2x      13.0x
Price/Calendar Year 2003 earnings
   per share.........................            9.9x        7.6x      8.2x       8.0x       9.0x
Dividend Yield.......................           11.8%        8.6%     11.4%      11.2%      14.7%

                                             PMC CAPITAL                     COMPARABLE COMPANIES
                                       ------------------------    ----------------------------------------
                                       IMPLIED (1)   MARKET (2)    LOW       MEAN        MEDIAN       HIGH
                                       -----------   ----------    --------------        ------       -----
Price/LTM NOI.....................        10.0x         8.5x       5.5x      11.0x       10.0x        18.7x
Price/Calendar Year 2003 NOI......        11.0x         9.4x       5.7x      11.3x       11.1x        17.3x
Dividend Yield....................         9.6%        11.2%       3.5%       9.9%       11.5%        17.2%

(1)  Based on implied value of merger consideration.

(2) Based on market value as of March 26, 2003. The earnings projections for PMC Commercial and PMC Capital used in the foregoing analysis have been updated in the ordinary course since they were provided to U.S. Bancorp Piper Jaffray and will continue to be updated in the ordinary course.

         DISCOUNTED CASH FLOW ANALYSIS

         Using a discounted cash flow analysis, U.S. Bancorp Piper Jaffray calculated a range of theoretical values for each of PMC Commercial and PMC Capital based upon (1) the net present value of implied future cash flows of the business of each company through 2005 and (2) the net present value of a terminal value of each of PMC Commercial and PMC Capital, which is an estimate of the future value of each company's business. U.S. Bancorp Piper Jaffray used internal projected financial planning data prepared by management of each of PMC Commercial and PMC Capital for 2003, 2004 and 2005. U.S. Bancorp Piper Jaffray calculated the range of net present values for PMC Commercial based upon a range of discount rates of 12% to 18% and a range of terminal multiples of 8.0x to 11.0x applied to the projected 2005 net income of PMC Commercial before gain on sale of assets. U.S. Bancorp Piper Jaffray calculated the range of net present values for PMC Capital based upon a range of discount rates of 16% to 22% and a range of terminal multiples of 8.0x to 11.0x applied to the projected 2005 NOI of PMC Capital. This analysis yielded a range of estimated present values for PMC Commercial of between $11.71 per share and $16.45 per share and a range of estimated present values for PMC Capital of between $3.59 per share and $5.35 per share.

         Although the summary set forth above does not purport to be a complete description of the analyses performed by U.S. Bancorp Piper Jaffray, the material analyses performed by U.S. Bancorp Piper Jaffray in rendering its opinion have been summarized above. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the U.S. Bancorp Piper Jaffray opinion. In arriving at its opinion, U.S. Bancorp Piper Jaffray considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Instead, U.S. Bancorp Piper Jaffray made its determination as to the fairness of the exchange ratio, from a financial point of view, to PMC Commercial on the basis of its experience and professional judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. No company or transaction used in the above analyses as a comparison is directly comparable to PMC Commercial, PMC Capital or the merger.

         The analyses were prepared solely for purposes of U.S. Bancorp Piper Jaffray providing its opinion on March 27, 2003 to the PMC Commercial special committee that, as of such date, and based upon and subject to the assumptions, factors and limitations set forth in the written opinion, the exchange ratio set forth in the merger agreement was fair, from a financial point of view, to PMC Commercial. These analyses do not purport to be appraisals or to reflect the price at which a company might actually be sold or the prices at which any securities of PMC Commercial or PMC Capital or any other company may trade at the present time or at any time in the future. In performing its analyses, U.S. Bancorp Piper Jaffray made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. The analyses performed by U.S. Bancorp Piper Jaffray are based upon forecasts of future results, which are not necessarily indicative of actual values or actual future results and may be significantly more or less favorable than suggested by such analyses. These analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. U.S. Bancorp Piper Jaffray does not assume responsibility if future results are materially different from those forecasted.

         U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by PMC Commercial and PMC Capital or otherwise made available to U.S. Bancorp Piper Jaffray, and did not attempt to independently verify, or assume the responsibility for the independent verification, of such information. U.S. Bancorp Piper Jaffray also assumed, in reliance upon the assurances of the management of PMC Commercial and PMC Capital, respectively, that the information provided to U.S. Bancorp Piper Jaffray was prepared on a reasonable basis in accordance with industry practice and, with respect to financial planning data and other business outlook information, reflected the best currently available estimates and judgments of the management of PMC Commercial and PMC Capital, respectively, and that the management of neither PMC Commercial nor PMC Capital was aware of any information or facts that would make the information provided by such management to U.S. Bancorp Piper Jaffray incomplete or misleading. U.S. Bancorp Piper Jaffray assumed that there had been no material changes in the assets, financial condition, results of operations, business or prospects of PMC Commercial or PMC Capital since the date of the last financial statements made available to U.S. Bancorp Piper Jaffray. U.S. Bancorp Piper Jaffray also assumed that neither PMC Commercial nor PMC Capital was a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the proposed merger and securitization transactions in the ordinary course of business.

         U.S. Bancorp Piper Jaffray did not undertake any independent analysis of any pending or threatened litigation, material claims, possible unasserted claims or other contingent liabilities, to which either PMC Commercial, PMC Capital or any of their affiliates is a party or may be subject. U.S. Bancorp Piper Jaffray also did not undertake any independent analysis of any governmental investigation of any possible unasserted claims or other contingent liabilities to which either PMC Commercial, PMC Capital or any of their affiliates is a party or may be subject. At the direction of the PMC Commercial special committee, and with its consent, U.S. Bancorp Piper Jaffray's opinion made no assumption concerning, and therefore did not consider, the potential effects of such litigation, claims, investigations, or possible assertions of claims, outcomes or damages arising out of any such matters.

         In arriving at its opinion, U.S. Bancorp Piper Jaffray assumed that all necessary regulatory approvals and consents required for the merger would be obtained and that no limitations, restrictions or conditions would be imposed that would have a material adverse effect on PMC Commercial, PMC Capital or the contemplated benefits to PMC Commercial of the proposed merger or will otherwise change the consideration to be paid by PMC Commercial for PMC Capital. U.S. Bancorp Piper Jaffray assumed that the merger would qualify as a reorganization under the Internal Revenue Code. In rendering its opinion that the exchange ratio of 0.37 set forth in the merger agreement was fair, from a financial point of view, to PMC Commercial, U.S. Bancorp Piper Jaffray also assumed that the final form of the merger agreement would be substantially similar to the draft merger agreement dated March 24, 2003 reviewed by U.S. Bancorp Piper Jaffray, without modification of material terms or conditions.

         In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform nor was furnished any appraisals or valuations of the specific assets or liabilities of PMC Commercial or PMC Capital. U.S. Bancorp Piper Jaffray expresses no opinion regarding the liquidation value of PMC Commercial or PMC Capital. The analyses U.S. Bancorp Piper Jaffray performed in connection with its opinion were going concern analyses. U.S. Bancorp Piper Jaffray was not requested to opine, and did not render any opinion, as to whether any analysis of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, U.S. Bancorp Piper Jaffray did not perform any such analysis.

         The PMC Commercial special committee did not request that U.S. Bancorp Piper Jaffray solicit, and U.S. Bancorp Piper Jaffray did not solicit, any expression of interest from any other parties with respect to any alternative transaction. U.S. Bancorp Piper Jaffray's opinion addresses solely the fairness, from a financial point of view, to PMC Commercial of the exchange ratio and does not address any other terms or agreement relating to the transaction. U.S. Bancorp Piper Jaffray's opinion does not address, nor should it be construed to address, the relative merits of the transaction with PMC Capital, on the one hand, or any alternative business strategies or alternative transactions that may be available to PMC Commercial, on the other hand. U.S. Bancorp Piper Jaffray expressed no opinion as to the prices at which common shares of PMC Commercial or shares of PMC Capital have traded or at which the shares of PMC Commercial, PMC Capital or the combined entity may trade at any future time.

         U.S. Bancorp Piper Jaffray's opinion was necessarily based upon the information available to it, the facts and circumstances known by it on the date of the opinion and the economic, market or other conditions as they existed and were subject to evaluation as of the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. To the extent the PMC Commercial special committee so requests, U.S. Bancorp Piper Jaffray has agreed to deliver a bring-down opinion on one occasion. U.S. Bancorp Piper Jaffray has not otherwise undertaken to, and is not obligated to, update, revise or reaffirm its opinion or otherwise comment on any events occurring after the date of the opinion.

         As described above, U.S. Bancorp Piper Jaffray's opinion to the PMC Commercial special committee was one of many factors taken into consideration by the PMC Commercial special committee in making its determination to recommend to the PMC Commercial board of trust managers that such board approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by U.S.

Bancorp Piper Jaffray in connection with the opinion and is qualified by reference to the written opinion of U.S. Bancorp Piper Jaffray set forth in Annex C.

         U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The PMC Commercial special committee selected U.S. Bancorp Piper Jaffray to render its fairness opinion in connection with the proposed merger on the basis of its experience and reputation in valuing securities in connection with mergers and acquisitions. The exchange ratio was determined by arms-length negotiations between the PMC Commercial special committee and the PMC Capital special committee after consultation by each special committee with their respective financial advisors as to various matters, including preliminary ranges of value.

         In the ordinary course of business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of PMC Commercial and PMC Capital for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

         U.S. Bancorp Piper Jaffray was retained pursuant to an engagement letter dated August 27, 2002 to render a fairness opinion to the PMC Commercial special committee. Under the terms of this engagement letter, PMC Commercial has paid U.S. Bancorp Piper Jaffray an advisory fee in the amount of $100,000 and an additional fee of $375,000, of which $150,000 was paid upon delivery of the opinion and was not contingent upon consummation of the proposed merger and the remainder of which is contingent upon consummation of the proposed merger. Such fees are customary amounts for transactions of this type. Whether or not the proposed merger is consummated, PMC Commercial has also agreed to reimburse U.S. Bancorp Piper Jaffray for its reasonable out-of-pocket expenses. In addition, PMC Commercial has agreed to indemnify U.S. Bancorp Piper Jaffray against certain liabilities, including liabilities under the federal securities laws, arising out of services performed by U.S. Bancorp Piper Jaffray in rendering its opinion to the PMC Commercial special committee and acting as financial advisor to the PMC Commercial special committee.

OPINION OF A.G. EDWARDS

         Pursuant to a letter agreement dated December 6, 2002, A.G. Edwards provided to the PMC Capital special committee and the PMC Capital board of directors, financial advisory services and a fairness opinion in connection with the proposed merger. A.G. Edwards was selected by the PMC Capital special committee to act as its financial advisor and financial advisor to the PMC Capital board of directors based on A.G. Edwards' qualifications, expertise and reputation. A.G. Edwards assisted the PMC Capital special committee in negotiating the significant business terms contained in the merger agreement and, at the meetings of the PMC Capital special committee and the PMC Capital board of directors on March 27, 2003, A.G. Edwards delivered its oral opinion and rendered an opinion as to the fairness of the exchange ratio of the merger, from a financial point of view, to PMC Capital's shareholders (the "A.G. Edwards Opinion"), as of that date, based upon and subject to the various considerations set forth in the A.G. Edwards Opinion, the exchange ratio was fair from a financial point of view to the PMC Capital shareholders.

         The full text of the A.G. Edwards Opinion which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations of the scope of the review undertaken by A.G. Edwards in rendering such opinion, is attached as Annex D to this joint proxy statement/prospectus. PMC Capital shareholders are urged to, and should, read the A.G. Edwards Opinion carefully and in its entirety. The A.G. Edwards Opinion was directed to the PMC Capital Special Committee and the PMC Capital Board and addresses only the fairness of the exchange ratio from a financial point of view as of the date of the opinion, and does not constitute a recommendation as to how any shareholder of PMC Capital should vote on any matter relating to the merger. The summary of the A.G. Edwards Opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.

         In arriving at the A.G. Edwards Opinion, A.G. Edwards, among other things:

         - reviewed the financial terms and conditions of the merger agreement;

         - analyzed certain historical business and financial information relating to PMC Capital and PMC Commercial, including but not limited to the annual reports on Form 10-K and the included audited financial statements of PMC Capital and PMC Commercial for the four years ending December 31, 2001, the draft annual report on Form 10-K and the draft audited financial statements of PMC Capital and PMC Commercial for the year ended December 31, 2002, and certain interim reports and quarterly reports on Form 10-Q;

         - reviewed various financial forecasts and other data provided by PMC Capital and PMC Commercial relating to their respective businesses;

         - held discussions with members of the senior management of PMC Capital, who are also management of PMC Commercial pursuant to an investment management agreement between PMC Capital and PMC Commercial, with respect to the business and prospects of PMC Capital and PMC Commercial, respectively, and the strategic objectives of each, including information relating to the strategic, financial and operational benefits and costs anticipated from the merger;

         - reviewed an appraisal performed by a nationally recognized hospitality appraisal firm of a sample of PMC Commercial's owned hotels;

         - reviewed public information with respect to certain other companies in lines of businesses A.G. Edwards believes to be generally comparable to the businesses of PMC Capital and PMC Commercial;

         - reviewed the financial terms of certain business combinations which A.G. Edwards believes to be generally comparable to the merger;

         - reviewed the historical stock prices and trading volumes of PMC Capital common stock and PMC Commercial common shares; and

         - completed such other analyses that A.G. Edwards considered appropriate.

         In preparing the A.G. Edwards Opinion, A.G. Edwards relied upon and assumed the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise discussed with A.G. Edwards including financial statements and financial projections as provided by the management of PMC Capital and PMC Commercial. A.G. Edwards was not engaged to, and therefore did not verify the accuracy or completeness of any of such information. A.G. Edwards was informed and assumed that the financial projections supplied to, discussed with or otherwise made available to it reflect the best currently available estimates and judgments of the management of PMC Capital and PMC Commercial as to the expected future financial performance of PMC Capital and PMC Commercial, in each case on a stand-alone basis and after giving effect to the merger, including, without limitation, the projected cost savings and operational synergies resulting from the merger. A.G. Edwards did not independently verify such information or assumptions, nor does it express any opinion with respect thereto. Other than as noted above, A.G. Edwards did not make any independent valuation or appraisal of the assets or liabilities of PMC Capital or PMC Commercial, nor was it furnished with any such valuations or appraisals. Further, A.G. Edwards was not engaged to and did not independently attempt to assess or value any of PMC Capital's or PMC Commercial's intangible assets (including goodwill, if any); therefore A.G. Edwards did not make any independent assumptions with respect to their application in the merger. A.G. Edwards relied upon the assurances of the management of PMC Capital and PMC Commercial that they were not aware of any facts that would make any of such information inaccurate or misleading.

         In performing its analyses, A.G. Edwards made numerous assumptions with respect to the industries in which PMC Capital and PMC Commercial operate, general business and economic conditions and government regulations, which are beyond the control of PMC Capital and PMC Commercial. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of A.G. Edwards' analysis of the fairness, from a financial point of view, to the PMC Capital shareholders, of the exchange ratio, and were provided to the PMC Capital special committee and the PMC Capital board of directors in connection with the delivery of the fairness opinion.

         In rendering the A.G. Edwards Opinion, A.G. Edwards also assumed that the merger will be accounted for in accordance with generally accepted accounting principles, that the merger generally will be treated as a tax-free reorganization pursuant to the Internal Revenue Code, and that the merger will be consummated on the terms contained in the merger agreement without any waiver of any material terms or conditions by PMC Capital.

         The A.G. Edwards Opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. The A.G. Edwards Opinion as summarized herein, in any event, is limited to the fairness, from a financial point of view, to PMC Capital shareholders, of the exchange ratio.

         The following is a summary of certain of the analyses performed by A.G. Edwards in arriving at the A.G. Edwards Opinion.

         RELATIVE TOTAL RETURN ANALYSIS

         A.G. Edwards reviewed the recent total return performance of each of PMC Capital common stock and PMC Commercial common shares. A.G. Edwards compared such performance of PMC Capital with that of a group of five BDC/RIC companies and three mortgage REIT companies (collectively, the "PMC Capital Comparable Companies"), weighted by equity market capitalization, and such performance of PMC Commercial with that of a group of five BDC/RIC companies, three mortgage REIT companies and five equity REIT companies (collectively, the "PMC Commercial Comparable Companies"), weighted by equity market capitalization, over the period from January 1, 1998 to March 24, 2003. The following table illustrates such performances during the period:

               TOTAL RETURN FROM JANUARY 1, 1998 TO MARCH 24, 2003

                         PMC CAPITAL                           PMC COMMERCIAL
                         COMPARABLE                              COMPARABLE
PMC CAPITAL               COMPANIES           PMC COMMERCIAL     COMPANIES
-----------              -----------          --------------   --------------
  (49.1%)                  41.4%                 27.5%                  47.9%

         EXCHANGE RATIO ANALYSIS

         A.G. Edwards performed an analysis of the ratios of the closing price of PMC Capital common stock to the closing price of PMC Commercial common shares on average over various periods ended March 24, 2003 as compared to the exchange ratio. Based on the arithmetic average prices of PMC Capital and PMC Commercial shares over a range of periods, A.G. Edwards used these formulas to calculate the following implied exchange ratios:

                                       IMPLIED EXCHANGE RATIOS
                                       -----------------------
March 24, 2003                                  0.320
10 Days                                         0.320
30 Days                                         0.329
60 Days                                         0.344
180 Days                                        0.353
One Year                                        0.385

         Based on the closing stock prices of PMC Capital and PMC Commercial on March 24, 2003, A.G. Edwards observed that the exchange ratio represented a premium to the implied exchange ratio on that date and to the 10 day-, 30 day-, 60 day- and 180 day-periods ended on that date. A.G. Edwards also observed that the exchange ratio represented a discount to the implied exchange ratio to the one year period ended March 24, 2003.

         PREMIUM ANALYSIS

         Using the closing prices of PMC Capital common stock and PMC Commercial common shares, A.G. Edwards analyzed the exchange ratio and historical actual trading data for each of PMC Capital and PMC Commercial to derive the transaction premium or discount as of March 24, 2003, and the averages over the 10 days, 30 days, 60 days, 180 days and one year prior to March 24, 2003, for shares of PMC Capital and PMC Commercial. The results of this analysis are set forth below:

                                      AVERAGE PREMIUM (DISCOUNT)
                                      --------------------------
March 24, 2003                                   15.6%
10 Days                                          15.8%
30 Days                                          12.4%
60 Days                                           7.6%
180 Days                                          4.4%
One Year                                         (4.8%)

         PRO FORMA CONTRIBUTION ANALYSIS

         A.G. Edwards analyzed the relative pro forma contribution of each of PMC Capital and PMC Commercial to the pro forma combined entity based on PMC Capital and PMC Commercial's historical results from operations and the respective companies' projections:

                                                                        PMC CAPITAL      PMC COMMERCIAL
                                                                        -----------      --------------
2002 Revenues....................................................           51.0%             49.0%
2003 Revenues....................................................           49.0%             51.0%
2004 Revenues....................................................           50.6%             49.4%

2002 NOI.........................................................           41.5%             58.5%
2003 NOI.........................................................           39.5%             60.5%
2004 NOI.........................................................           42.0%             58.0%

2002 Net Income..................................................           37.6%             62.4%
2003 Net Income(1)...............................................           44.5%             55.5%
2004 Net Income..................................................           43.8%             56.2%

Common Shareholders Equity.......................................           43.4%             56.6%

Dividend Discount Model Equity Value.............................           41.7%             58.3%

---------------------

(1) Excludes extraordinary gain to eliminate negative goodwill as a result of the merger.

         A.G. Edwards also noted that PMC Capital's and PMC Commercial's relative contributions to certain non-GAAP results of operations, in particular income available for distribution and cash available for distribution ("IAD/CAD") in each of 2002, 2003 and 2004, were comparable to the GAAP results of operations noted above.

         A.G. Edwards noted that, on a pro forma basis, PMC Capital shareholders would own 40.5% of the combined entity following the merger and PMC Commercial shareholders would own 59.5% of the combined entity following the merger. A.G. Edwards compared the pro forma ownership of the combined entity to each of the pro forma contributions and noted that PMC Capital contribution to the combined entity exceeded PMC Capital shareholders' pro forma ownership of the combined entity in all instances other than relative contribution to Net Income for the year ended December 31, 2002.

         DIVIDEND DISCOUNT MODEL ANALYSIS

         A.G. Edwards performed a two-stage dividend discount model to analyze the present value of PMC Capital's and PMC Commercial's future dividends, in each case on a stand-alone basis, as projected by management of PMC Capital and PMC Commercial, using discount rates, reflecting the cost of equity, ranging from 15.5% to 17.5% for PMC Capital and 12.1% to 14.1% for PMC Commercial and second stage growth rates ranging from (3.0%) to 4.0% for both companies. Based on this analysis: (a) A.G. Edwards estimated the present value of the equity of PMC Capital to range from $4.52 to $4.80, which range included the March 24, 2003 closing price per share of PMC Capital common stock and was less than the implied equity share price obtained by multiplying the exchange ratio by the March 24, 2003 closing price per share of PMC Commercial common shares, and (b) A.G. Edwards estimated the present value of the equity of PMC Commercial to range from $11.17 to $12.87 per share, which range was less than the March 24, 2003 closing price of PMC Commercial common shares.

         PUBLIC COMPANY TRADING ANALYSIS

         A.G. Edwards compared certain financial information of PMC Capital with that of PMC Commercial and with that of a group of five selected BDC/RIC companies and with that of a group of three selected mortgage REIT companies. No company used in the "Public Company Trading Analysis" is identical to either PMC Capital or PMC Commercial. The companies included in this analysis were:

         BDC/RIC Companies:

         -        Allied Capital Corporation

         -        American Capital Strategies, Ltd.

         -        MCG Capital Corporation

         -        Gladstone Capital Corporation

         -        Medallion Financial Corp.

         Mortgage REIT Companies:

         -        iStar Financial Inc.

         -        Anthracite Capital, Inc.

         -        Capstead Mortgage Corporation

         Using publicly available information and market data as of March 24, 2003, A.G. Edwards calculated the following multiples:

                                                          EQUITY MARKET CAPITALIZATION
                                             -------------------------------------------------------
                                             2002 NOI             2002 EARNINGS           BOOK VALUE
                                             --------             -------------           ----------
PMC Capital......................              8.0x                   8.3x                  0.71x

PMC Commercial...................             10.2x                   8.6x                  0.92x

BDC/RIC Companies
     Mean........................             11.7x                  25.0x                  1.07x
     Median......................             10.9x                  18.5x                  1.24x

Mortgage REIT Companies
     Mean........................              7.4x                   8.4x                  1.49x
     Median......................              6.8x                   7.1x                  1.47x

         A.G. Edwards noted that as of March 24, 2003, on a 2002 NOI multiple basis, PMC Capital traded at a discount to PMC Commercial and the BDC/RIC companies and at a premium to the mortgage REIT companies. On a 2002 earnings multiple basis, PMC Capital traded at a discount to PMC Commercial and the BDC/RIC companies and at a premium to the mortgage REIT companies. On a book value multiple basis, PMC Capital traded at a discount to PMC Commercial, the BDC/RIC companies and the mortgage REIT companies.

         PRO FORMA FINANCIAL ANALYSIS

         A.G. Edwards analyzed the pro forma impact of the merger on PMC Capital's estimated per share NOI, net income before extraordinary item, net income, IAD/CAD and adjusted IAD/CAD for the years ended December 31, 2003 and 2004, assuming completion of the merger prior to January 1, 2003. This analysis was based on the projections of management of PMC Capital and PMC Commercial for the years ended December 31, 2003 and 2004. A.G. Edwards' analysis indicated the following results:

                                                                      PER SHARE ACCRETION/(DILUTION)
                                                                   -------------------------------------
                                                                   2003 PROJECTED         2004 PROJECTED
                                                                   --------------         --------------
PMC Commercial NOI........................................              (0.1%)                 4.6%
PMC Capital NOI...........................................              13.6%                  7.3%
PMC Commercial net income before extraordinary item to
  eliminate negative goodwill as a result of the merger...               8.6%                  7.7%
PMC Capital net income before extraordinary item to
  eliminate negative goodwill as a result of the merger...               0.7%                  2.8%
PMC Commercial net income.................................              97.3%                  7.7%
PMC Capital net income....................................              83.0%                  2.8%
PMC Capital Shareholders Equity...........................               1.0%                  0.5%
PMC Commercial Beneficiaries Equity.......................               5.9%                  6.4%

         A.G. Edwards noted that the merger would be accretive on a per share basis to PMC Capital shareholders across all observed metrics in 2003 and 2004. A.G. Edwards further noted that the merger would be neutral on a per share basis to PMC Commercial shareholders with respect to 2003 projected NOI, dilutive on a per share basis to PMC Commercial shareholders with respect to 2003 projected IAD/CAD and 2003 projected adjusted IAD/CAD, (adjusted to exclude a PMC Capital non-recurring tax item) and accretive on a per share basis to PMC Commercial shareholders across all other observed metrics in 2003 and 2004.

         ANALYSIS OF SELECTED PRECEDENT TRANSACTIONS

         A.G. Edwards reviewed publicly available information regarding eleven completed and one announced, but not completed, transactions involving the acquisition of selected loan origination companies since January 1998. A.G. Edwards compared certain financial measures for these precedent transactions to the same financial measures for PMC Capital based on the value of PMC Capital assuming the closing price for PMC Capital common stock as of March 24, 2003 and the exchange ratio. In connection with this analysis, A.G. Edwards reviewed the following transactions:

           ACQUIROR                                     TARGET
---------------------------------       ----------------------------------------
HSBC Holdings plc                       Household International, Inc.
GE Capital Corporation                  Heller Financial, Inc.
GE Capital Corporation                  Franchise Finance Corporation of America
Sterling Financial Corporation          Source Capital Corporation
Tyco International                      CIT Group
Allied Capital Corporation              BLC Financial Services Inc.
Medallion Financial Corp.               Freshstart Venture Capital Corp.
Bay View Capital Corporation            Franchise Mortgage Acceptance Company
CIT Group                               Newcourt Credit Group Inc.
Heller Financial, Inc.                  Healthcare Financial Partners
American Express Company                Rockford Industries, Inc.
Fidelity National Financial, Inc.       Granite Financial, Inc.

         Using publicly available information, A.G. Edwards compared the transaction value of the selected precedent transactions as a multiple of LTM revenue and total assets and the equity value to LTM net income, LTM NOI and book value:

                     TRANSACTION VALUE           EQUITY VALUE
                     ------------------    ------------------------
                       LTM       TOTAL     LTM NET    LTM     BOOK
                     REVENUE     ASSETS    INCOME     NOI     VALUE
                     -------     ------    ------     ---     -----
MEAN                  8.2x        1.2x      18.5x    12.1x    1.87x
MEDIAN                8.2x        1.0x      15.1x    11.1x    1.74x

         In certain cases, the ranges for the precedent transaction multiples excluded certain multiples deemed not meaningful by A.G. Edwards due to unusual factors associated with one or more specific transaction(s). No transaction used in the Analysis of Selected Precedent Transactions is identical to the proposed merger. Because of the nature of the merger as a merger-of-equals between PMC Capital and PMC Commercial, A.G. Edwards gave lesser weight to the precedent transactions and observed multiples in its analysis.

         The foregoing summary does not purport to be a complete description of all the analyses performed by A.G. Edwards in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In rendering the A.G. Edwards Opinion, A.G. Edwards applied its judgment to a variety of complex analyses and assumptions, considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying the A.G. Edwards Opinion. In addition, A.G. Edwards may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be A.G. Edwards' view of the actual value of PMC Capital and PMC Commercial. In performing its analyses, A.G. Edwards made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of PMC Capital or PMC Commercial. The assumptions made and judgments applied by A.G. Edwards in rendering its opinion are not readily susceptible to description beyond that set forth in the written text of the A.G. Edwards Opinion itself. Any estimates contained in this section are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. A.G. Edwards does not assume responsibility if future results are different from those projected. The analyses performed were prepared solely as part of A.G. Edwards' analysis of the fairness of the exchange ratio, from a financial point of view, to PMC Capital shareholders and were conducted in connection with the delivery of the A.G. Edwards Opinion. The analyses do not purport to be appraisals or to reflect the prices at which PMC Capital or PMC Commercial might actually be sold. As described above under "-- PMC Capital Reasons for the Merger" the A.G. Edwards Opinion to the PMC Capital special committee and the PMC Capital board of directors was one of many factors taken into consideration by the PMC Capital special committee and the PMC Capital board of directors in making their recommendation and determination to approve and adopt the merger agreement. Although A.G. Edwards provided advice to the PMC Capital special committee during the course of the merger negotiations, the decision to enter into the merger agreement and to accept the exchange ratio was solely that of the PMC Capital board of directors. A.G. Edwards did not recommend any specific exchange ratio to PMC Capital or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

         A.G. Edwards, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. A.G. Edwards is not aware of any present or contemplated relationship between A.G. Edwards, PMC Capital, PMC Capital's directors and officers or its shareholders, or PMC Commercial, which in its opinion would affect its ability to render a fair and independent opinion in this matter.

         PMC Capital has agreed to pay A.G. Edwards a fee of $250,000 in connection with the issuance of its opinion, of which $150,000 has been paid and $100,000 is payable upon issuance of an updated opinion contemporaneous with the consummation of the merger. In addition, PMC Capital has agreed to pay A.G. Edwards a fee for continuing advisory assistance in connection with the merger of $25,000 per quarter, payable in advance, commencing April 1, 2003, and terminating at such time as the merger is consummated or the engagement is otherwise terminated. PMC Capital has also agreed to reimburse A.G. Edwards for reasonable out-of-pocket expenses incurred in performing its services. In addition, PMC Capital has agreed to indemnify A.G. Edwards and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling A.G. Edwards or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to A.G. Edwards' engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Members of PMC Capital's management, and the members of the PMC Commercial board of trust managers and the members of the PMC Capital board of directors, have interests in the merger that are different from or in addition to or that may conflict with the interests they share with you as PMC Commercial or PMC Capital shareholders. Currently, Lance B. Rosemore, President and Chief Executive Officer, a significant shareholder and a director of PMC Capital, Andrew S. Rosemore, Executive Vice President and Chief Operating Officer and a significant shareholder of PMC Capital, and Martha R. Greenberg, a significant shareholder and a director of PMC Capital, all currently serve as trust managers of PMC Commercial and are all children of Fredric M. Rosemore, Chairman of the Board of PMC Capital. Each of the current trust managers of PMC Commercial will remain trust managers of the combined entity following the merger. In addition, certain directors of PMC Capital will become trust managers of PMC Commercial following the merger. All current executive officers of PMC Capital will become employees of PMC Commercial following the merger.

         As of _________, 2003, trust managers and officers of PMC Commercial beneficially owned in the aggregate __________ shares of PMC Commercial, representing __% of the outstanding PMC Commercial common shares. As of _________, 2003, directors and officers of PMC Capital beneficially owned in the aggregate _______ shares of PMC Capital common stock, representing ____% of the outstanding shares. Upon completion of the merger, trust managers and officers of PMC Commercial will beneficially own in the aggregate approximately __________ common shares of PMC Commercial, representing __% of the outstanding shares. The PMC Commercial and PMC Capital boards of trust managers and directors were aware of these different interests and considered them, among other matters, in approving the merger agreement and the merger.

EQUITY COMPENSATION PLANS

         The merger agreement provides that, upon the completion of the merger, each outstanding and unexercised stock option to purchase shares of PMC Capital common stock granted under The PMC Capital Option Plan, will be converted into an option to acquire common shares of PMC Commercial. Appropriate adjustments will be made to the exercise price of, and number of shares subject to, each stock option, in accordance with the exchange ratios. Following completion of the merger, PMC Commercial plans to continue granting equity-based awards.

LISTING OF PMC COMMERCIAL COMMON SHARES

         It is a condition to the completion of the merger that PMC Commercial common shares issuable to PMC Capital shareholders pursuant to the merger agreement be approved for listing on the American Stock Exchange.

TRANSFER AGENT AND REGISTRAR

         The American Stock Transfer & Trust Company is the transfer agent and registrar for PMC Commercial common shares as of the date of this joint proxy statement/prospectus. The American Stock Transfer & Trust Company will continue to be the transfer agent and registrar for PMC Commercial common shares following completion of the merger.

DIVIDENDS

         The most recent quarterly dividend declared by PMC Capital was $0.12 per share of PMC Capital common stock payable on July 14, 2003 to PMC Capital shareholders of record as of June 30, 2003. The most recent quarterly dividend declared by PMC Commercial was $0.38 per common share payable on July 14, 2003 to PMC Commercial shareholders of record on June 30, 2003.

         Under the merger agreement, (1) PMC Commercial is permitted, but not obligated, to pay distributions to shareholders of regular quarterly dividends up to $0.40 per PMC Commercial common share and (2) if PMC Capital is required to make a special distribution prior to completion of the merger, PMC Commercial is permitted and intends to make a similar distribution to its shareholders adjusted by the exchange ratio prior to completion of the merger. Under the merger agreement, (1) PMC Capital is permitted, but not obligated, to pay distributions to its shareholders of regular quarterly dividends up to $0.12 per share of PMC Capital common stock and (2) PMC Capital is obligated to make sufficient distributions to cause PMC Capital to distribute 100% of its taxable income for the taxable year ending on the closing date of the merger.

         In order to qualify as a REIT for U.S. Federal income tax purposes, PMC Commercial must distribute to its shareholders annually at least 90% of its taxable income, excluding the retained earnings of its taxable REIT subsidiaries and its net capital gain. It is anticipated that, after the completion of the merger, PMC Commercial will maintain its existing dividend policy. The payment of dividends by PMC Commercial, however, will be subject to approval and declaration by the PMC Commercial board of trust managers, and will depend on a variety of factors, including business, financial and regulatory considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         The following general discussion summarizes the anticipated material U.S. Federal income tax consequences of the merger to holders of shares of PMC Capital common stock that exchange their shares for PMC Commercial common shares in the merger. This discussion addresses only those PMC Capital shareholders that hold their shares as a capital asset, and does not address all the U.S. Federal income tax consequences that may be relevant to particular PMC Capital shareholders in light of their individual circumstances or to PMC Capital shareholders that are subject to special rules, such as:

         -        financial institutions;

         -        mutual funds;

         -        tax-exempt organizations;

         -        insurance companies;

         -        dealers in securities or foreign currencies;

         - traders in securities that elect to apply a mark-to-market method of accounting;

         -        foreign holders;

         - persons that hold their shares as a hedge against currency risk or as part of a straddle, constructive sale or conversion transaction; or

         - holders that acquired their shares upon the exercise of stock options or otherwise as compensation.

         The following discussion is not binding on the Internal Revenue Service ("IRS"). It is based upon the Internal Revenue Code, laws, regulations, rulings and decisions in effect as of the date of this joint proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws, and U.S. federal laws other than U.S. Federal income tax laws, are not addressed.

         HOLDERS OF PMC CAPITAL COMMON STOCK ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

         The parties have structured the merger so that it is anticipated that the merger will be a reorganization for U.S. Federal income tax purposes. It is a condition to the completion of the merger that PMC Commercial receive an opinion from Locke Liddell & Sapp and PMC Capital receive an opinion of Sutherland, in each case dated the closing date of the merger, to the effect that the merger of PMC Capital with and into PMC Commercial will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinions will be based on customary assumptions and customary representations made by, among others, PMC Capital and PMC Commercial. An opinion of counsel represents counsel's best legal judgment and is not binding on the IRS or any court. No ruling has been, or will be, sought from the IRS as to the U.S. Federal income tax consequences of the merger. If any of the factual assumptions or representations relied upon in the opinions of counsel are inaccurate, the opinions may not accurately describe the tax treatment of the merger, and this discussion may not accurately describe the tax consequences of the merger.

         Assuming that the merger qualifies as a reorganization, holders of shares of PMC Capital common stock that exchange their shares for PMC Commercial common shares in the merger will not recognize gain or loss for U.S. Federal income tax purposes (except with respect to any cash received by holders of shares of PMC Capital common stock instead of a fractional PMC Commercial common share). Each holder's aggregate tax basis in PMC Commercial common shares received in the merger will be the same as that holder's aggregate tax basis in PMC Capital common stock surrendered in the merger in exchange therefor, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the PMC Commercial common shares received in the merger by a holder of PMC Capital common stock will include the holding period of PMC Capital common stock that the holder surrendered in the merger in exchange therefor. Neither PMC Commercial nor PMC Capital will recognize gain or loss solely as a result of the merger.

         A holder of PMC Capital common stock that receives cash in lieu of a fractional share of PMC Capital common stock will recognize gain or loss equal to the difference between the amount of cash received and that holder's tax basis in PMC Capital common stock that is allocable to the fractional share of PMC Capital common stock. That gain or loss generally will constitute capital gain or loss. In the case of an individual shareholder, any capital gain generally will be long-term capital gain, subject to tax at a maximum rate of 15%, if the individual has held his or her PMC Capital common stock for more than one year on the closing date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

         A successful IRS challenge to the reorganization status of the merger would result in a holder of PMC Capital common stock recognizing gain or loss with respect to each share of PMC Capital common stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the effective time, of the PMC Commercial common shares received in exchange therefor. In that case, a shareholder's aggregate basis in the PMC Commercial common shares so received would equal such fair market value and his or her holding period for such stock would begin the day after the merger.

         Holders of PMC Capital common stock will be required to attach a statement to their tax returns for the year of the merger that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the shareholder's tax basis in the shareholder's PMC Capital common stock and a description of the PMC Commercial common shares received.

         Payments to holders of PMC Capital common stock in connection with the merger may be subject to "backup withholding" at a rate of 28%, unless a holder
(1) provides a correct taxpayer identification number (which, for an individual shareholder, is the shareholder's social security number) and any other required information to the exchange agent, or (2) is a corporation or comes within certain exempt categories and, when required, demonstrates that fact and otherwise complies with applicable requirements of the backup withholding rules. A PMC Capital shareholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against the shareholder's U.S. Federal income tax liability.

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ACCOUNTING TREATMENT

         The merger will be accounted for as a purchase of PMC Capital by PMC Commercial in accordance with SFAS No. 141, "Business Combinations" ("SFAS No. 141"). In accordance with the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the net assets acquired and separately recognized intangible assets, if any, is allocated to goodwill. If the net assets acquired exceed the purchase price, that excess is allocated as a pro rata reduction of amounts that otherwise would have been assigned to certain acquired assets and the remaining excess, if any, will be recognized as an extraordinary gain in the period the merger is completed. In connection with the merger of PMC Capital and PMC Commercial, the net assets acquired exceed the purchase price, and accordingly, an extraordinary gain will be recorded. Based on PMC Commercial's preliminary purchase price allocation as of June 30, 2003, an extraordinary gain in the amount of approximately $14 million will be recorded by PMC Commercial in the period the merger is completed.

         PMC Commercial's allocation of purchase price may change depending upon whether PMCIC continues to maintain its current capital structure, which includes preferred stock. As described under "PMC Commercial Business--PMC Commercial's Business Following the Merger" in this joint proxy statement/prospectus, management is currently exploring several alternatives relating to the preferred stock of PMCIC.

REGULATORY MATTERS

         Certain regulatory requirements imposed by U.S. regulatory authorities, including the SBA, must be complied with before the merger is completed. PMC Commercial and PMC Capital are not aware of any material governmental consents or approvals that are required prior to the completion of the merger other than those described below. PMC Commercial and PMC Capital have agreed that, if any additional governmental consents and approvals are required, PMC Commercial and PMC Capital each will use commercially reasonable efforts to obtain these consents and approvals.

         SBA regulations require the prior written consent of the SBA to the extent a change of control will occur. Certain subsidiaries of PMC Capital are subject to SBA regulation, and to the extent required, will seek the consent of the SBA. There can be no assurance that the SBA consent will be received or that it will contain requirements and conditions that are acceptable to PMC Commercial and PMC Capital.

         In addition, the merger is contingent upon the SEC granting certain exemptive relief under the 1940 Act that will be requested in an application to be submitted to the SEC (the "Application"). In the Application, PMC Capital, PMC Commercial, PMC Advisers, Ltd., PMCIC, Western Financial, and First Western, which are affiliated parties, request an order (the "Order") from the SEC permitting these entities to engage in a series of transactions that will result in the merger.

         The exemptive relief requested in the Application is expected to be granted only after the solicitation of proxies from the stockholders of PMC Capital and PMC Commercial has begun. However, the board of trust managers of PMC Commercial and the board of directors of PMC Capital expect that the relief requested will be granted. The SEC previously has granted relief to permit mergers that are similar to the proposed merger, and although there can be no assurance that such relief will be granted in this case, there is no indication that they will decline to grant such relief.

         The merger is also subject to the approval of or notice to certain state and self-regulating authorities. PMC Commercial and PMC Capital conduct operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. Under the merger agreement, PMC Commercial and PMC Capital are required to obtain these approvals prior to completing the merger, unless the failure to obtain the approvals would not have a material adverse effect on PMC Capital and PMC Commercial after completion of the merger. PMC Commercial and PMC Capital are currently reviewing whether filings or approvals may be required or advisable in those jurisdictions that may be material to PMC Commercial and PMC Capital and have made or will make regulatory filings in those jurisdictions.

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         It is possible that any of the regulatory authorities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the merger agreement, each of PMC Commercial and PMC Capital agreed to use its commercially reasonable efforts to complete the merger, including to obtain other required approvals. However, neither PMC Commercial nor PMC Capital nor any of their respective subsidiaries is required to hold separate or divest any of their businesses or assets, or to take, or to agree to take, any action or agree to any limitation that could reasonably be expected to have a material adverse effect on their respective companies after giving effect to the merger or to impair substantially the benefits that PMC Commercial and PMC Capital expected to realize from the merger at the time they entered into the merger agreement.

         Although PMC Commercial and PMC Capital do not expect regulatory authorities to raise any significant objections in connection with their review of the merger, PMC Commercial and PMC Capital cannot assure you that they will obtain all required regulatory approvals or that these regulatory approvals will not contain terms, conditions or restrictions that would be detrimental to PMC Capital and PMC Commercial after the completion of the merger.

DISSENTERS' RIGHTS

         Under Texas and Florida law, neither PMC Commercial shareholders, nor PMC Capital shareholders will have any dissenters' rights as a result of the merger or any other proposal to be voted upon at the annual meetings.

RESALE OF PMC COMMERCIAL COMMON SHARES

         The PMC Commercial common shares issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of the PMC Commercial common shares issued to any PMC Capital shareholder that is, or is expected to be, an "affiliate" of PMC Capital, as applicable, for purposes of Rule 145 under the Securities Act. Persons that may be deemed to be affiliates of PMC Capital for those purposes generally include individuals or entities that control, are controlled by, or are under common control with, PMC Capital, and include the directors of PMC Capital. PMC Commercial common shares issued to an affiliate generally must be sold in compliance with all of the requirements of Rule 145, or pursuant to another exemption from registration under the Securities Act. Rule 145 restricts the sale of PMC Commercial common shares received in the merger by such affiliates of PMC Capital and certain of the family members and related entities.

         This joint proxy statement/prospectus does not cover resales of the PMC Commercial common shares received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

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                       DESCRIPTION OF THE MERGER AGREEMENT

         The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus.

STRUCTURE OF THE MERGER

         Subject to the terms and conditions of the merger agreement, PMC Capital will be merged with and into PMC Commercial and the separate corporate existence of PMC Capital will cease. PMC Commercial will be the surviving entity and will succeed to and assume all of the rights and obligations of PMC Capital.

CLOSING; COMPLETION OF THE MERGER

         The completion of the merger, if approved, will occur no later than the second business day after the satisfaction or waiver of the conditions set forth in the merger agreement or at another date or time as may be agreed to in writing by PMC Commercial and PMC Capital. If the merger agreement is approved at the annual meetings, PMC Commercial and PMC Capital expect to complete the merger during the first quarter of 2004 to be effective as of January 1, 2004, but in no event later than February 29, 2004. PMC Commercial and PMC Capital are working towards a January 1, 2004 closing date to minimize certain tax risks.

MERGER CONSIDERATION

         If the merger is completed, holders of shares of PMC Capital common stock will receive, for each share of PMC Capital common stock issued and outstanding immediately before completion of the merger at the time of completion of the merger, 0.37 shares of common stock and cash in lieu of fractional shares.

         Holders of shares of PMC Capital common stock will not receive certificates representing fractional shares of PMC Commercial. Instead, each PMC Capital common shareholder otherwise entitled to a fractional share interest in PMC Commercial will be paid an amount in cash equal to the holder's proportionate interest in the net proceeds from the sale or sales in the open market by the exchange agent, on behalf of all those holders, of the aggregate fractional shares of common beneficial interest in PMC Commercial that would have otherwise been issued.

         After the effective time of the merger, there will be no further registration of transfers on the stock transfer books of PMC Capital or its transfer agent of the PMC Capital common shares that were outstanding immediately prior to the effective time of the merger. Upon completion of the merger, the outstanding shares of PMC Capital common stock will evidence only the right to receive the merger consideration, and shares of PMC Capital will be cancelled and will cease to exist.

EXCHANGE OF PMC CAPITAL STOCK CERTIFICATES FOR PMC COMMERCIAL SHARE CERTIFICATES

         PMC Commercial and PMC Capital have appointed The American Stock Transfer & Trust Company to act as exchange agent for the purpose of paying the merger consideration in the merger. PMC Commercial will make available to the exchange agent, upon or before the completion of the merger, PMC Commercial common shares for that purpose.

         As soon as practicable after the completion of the merger, the exchange agent will mail to each holder of record of outstanding PMC Capital common stock, a letter of transmittal describing (1) the merger consideration to be issued to the holder and (2) the procedures for surrendering stock certificates in exchange for new certificates representing PMC Commercial common shares. Following completion of the merger, PMC Commercial will not make any distributions to any holder of record of PMC Capital common stock until such holder surrenders such holder's stock certificates in exchange for new certificates representing PMC Commercial common shares.

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TREATMENT OF PMC CAPITAL STOCK OPTIONS

         Upon completion of the merger, each outstanding and unexercised option to purchase PMC Capital common stock will be automatically converted into an option to purchase PMC Commercial common shares. The substituted PMC Commercial share option will permit its holder to purchase a number of PMC Commercial common shares equal to the number of shares of PMC Capital common stock that could have been purchased under the corresponding PMC Capital stock option multiplied by 0.37 (rounded down to the nearest whole share). The exercise price per share of PMC Commercial common shares of the substituted option will be equal to the per-share option exercise price specified in the PMC Capital stock option divided by 0.37 (rounded up to the nearest whole cent).

BOARD OF TRUST MANAGERS AND OFFICERS OF PMC COMMERCIAL

         The trust managers of PMC Commercial immediately following completion of the merger will consist of the following current members of the PMC Commercial and PMC Capital boards of trust managers or directors, as the case may be: Nathan G. Cohen, Martha R. Greenberg, Roy H. Greenberg, Thomas Hamill, Barry A. Imber, Irving Munn, Andrew S. Rosemore, Fredric M. Rosemore, Lance B. Rosemore, Theodore J. Samuel and Ira Silver. Each of these individuals will hold office until the earlier of the trust manager's resignation or removal or until a successor is duly elected and qualified, as the case may be. The officers of PMC Commercial immediately prior to the completion of the merger will be the initial officers of PMC Commercial following completion of the merger, each to hold office until the earlier of the officer's resignation or removal or until a successor is duly elected and qualified, as the case may be.

REPRESENTATIONS AND WARRANTIES OF PMC CAPITAL AND PMC COMMERCIAL

         The merger agreement contains customary representations and warranties by each of PMC Capital and PMC Commercial relating to, among other things:

         - due organization, valid existence and, with respect to PMC Capital, good standing;

         - authorization to enter into the merger agreement and required shareholder approvals to complete the merger;

         -        enforceability of the merger agreement;

         -        compliance with SEC reporting requirements;

         -        required governmental consents;

         - no breach of organizational documents or material agreements as a result of the merger agreement or the completion of the merger;

         -        receipt of opinion of financial advisors;

         -        payment of fees of brokers, finders and investment bankers;

         - accuracy of information contained in the documents to be filed with the SEC;

         -        capital structure and subsidiaries;

         -        absence of defaults under certain contracts;

         -        exemption from anti-takeover statutes;

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         -        tax matters (including qualification as a REIT for PMC
                  Commercial and qualification as a RIC for PMC Capital);

         -        permits and licenses;

         -        compliance with laws;

         - no changes since December 31, 2002 that would have a material adverse effect;

         -        no material legal proceedings;

         -        environmental matters;

         -        ownership of real property;

         -        disclosure of related party transactions; and

         -        no material undisclosed liabilities.

         The merger agreement also contains additional customary representations and warranties made by PMC Capital relating to, among other things: employee matters, including appropriate funding of employee benefit plans, compliance with applicable regulations and no payments to employees, officers or directors on a change of control.

CONDUCT OF BUSINESS OF PMC CAPITAL AND PMC COMMERCIAL PENDING THE MERGER

         Under the merger agreement, each of PMC Capital and PMC Commercial has agreed that, during the period before the completion of the merger, except as expressly contemplated by the merger agreement, it will, and will cause (or in the case of subsidiaries that PMC Capital or PMC Commercial, as applicable, does not control, will use commercially reasonable efforts to cause) its subsidiaries to:

         - conduct its operations only in the ordinary course of business consistent with past practice; and

         - seek to preserve intact its current business organizations, goodwill and ongoing businesses.

         In addition, pending the merger, each of PMC Capital and PMC Commercial has agreed that, without the other party's written consent or except as otherwise expressly contemplated by the merger agreement, it will not, and will cause (or in the case of subsidiaries that PMC Capital or PMC Commercial, as applicable, does not control, will use commercially reasonable efforts to cause) its subsidiaries not to, among other things:

         -        amend its organizational documents;

         - except as required pursuant to the exercise of options or the issuance of shares pursuant to share rights or warrants outstanding on the date of the merger agreement, issue, deliver or sell or grant any option or other right in respect of, any capital shares, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to itself or one of its subsidiaries;

         - split, combine or reclassify any of its shares or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such shares or partnership interests or purchase, redeem or otherwise acquire any of its shares or options, warrants or rights to acquire, or security convertible into, such shares;

         - declare, set aside or pay any dividend or make any other distribution in respect of its capital stock, except that PMC Capital may make distributions equal to (1) PMC Capital's regular quarterly

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                  dividends not in excess of $0.12 per share of PMC Capital
                  common stock in each case with the same record and payment dates as the record and payment dates relating to dividends on the PMC Commercial common shares during such calendar quarters, and (2) such distributions as may be required to cause PMC Capital to eliminate any federal tax liability for its taxable year ending on the closing date of the merger;

         - declare, set aside or pay any dividend or make any other distribution in respect of its shares, except that PMC Commercial may make distributions equal to (1) PMC Commercial's regular quarterly dividends not in excess of $0.40 per share of PMC Commercial common shares, and (2) in the event that PMC Capital declares a final dividend to eliminate any U.S. Federal income tax liability for its taxable year ending on the closing date of the merger, PMC Commercial will declare a dividend per common share in an amount per share equal to the quotient obtained by dividing
                  (a) the final dividend per share to be paid by PMC Capital by
                  (b) 0.37, the merger exchange ratio;

         - take any action, or omit to take any action, which action or omission would result in PMC Capital no longer qualifying as a RIC or PMC Commercial no longer qualifying as a REIT or would subject PMC Capital or PMC Commercial to any U.S. Federal income or excise tax;

         - sell or otherwise dispose of any asset or property except in the ordinary course of business consistent with past practice;

         -        amend any material contract, instrument or other agreement;

         - acquire any assets other than in the ordinary course of business or merge or consolidate with any person;

         - incur in any transaction or series of related transactions, any liabilities in excess of $5,000,000;

         - settle any shareholder derivative or class action claims arising out of or in connection with the merger or transactions contemplated by the merger agreement; or

         - adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plans or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect.

ADDITIONAL COVENANTS PENDING COMPLETION OF THE MERGER

         Each of PMC Capital and PMC Commercial has agreed that it will, among other things:

         - use commercially reasonable efforts to cause the completion of the merger;

         - take all necessary actions in case at any time after the completion of the merger any further action is necessary to carry out the purposes of the merger agreement;

         - use commercially reasonable efforts to obtain in writing any consents required from third parties necessary to effectuate the merger and take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by the merger agreement;

         - cooperate with each other with respect to determining what filings are required and what consents, approvals and authorizations of regulatory authorities and other third parties are necessary or

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                  advisable to consummate the transactions contemplated by the merger agreement and timely making all such filings and seeking such consents, approvals and authorizations;

         - consult with each other and give each other reasonable advance notice and opportunity to review and comment upon any press release or other public statements with respect to the transactions contemplated by the merger agreement;

         - cooperate in the prompt preparation and the filing with the SEC of the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part;

         - take all actions necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the transactions contemplated by the merger agreement;

         - use reasonable best efforts to cause the merger to qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code;

         - PMC Commercial will take all actions necessary to increase the number of trust managers of PMC Commercial from seven trust managers to eleven trust managers; and

         - promptly advise the other party if (1) any of its representations or warranties contained in the merger agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (2) its failure to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement.

         PMC Capital has agreed further that it will, among other things: include in this joint proxy statement/prospectus the recommendation of the PMC Capital board of directors that PMC Capital shareholders approve the merger agreement and the transactions contemplated by the merger agreement, provided that the recommendation of PMC Capital's board of directors may be withdrawn if the board of directors has accepted a proposal for a superior competing transaction (as discussed below).

         PMC Commercial has agreed further that it will, among other things:

         - include in this joint proxy statement/prospectus the recommendation of the PMC Commercial board of trust managers that PMC Commercial shareholders approve the merger agreement and the transactions contemplated by the merger agreement, provided that the recommendation of PMC Commercial's board of trust managers may be withdrawn if the board of trust managers has accepted a proposal for a superior competing transaction (as discussed below);

         - declare and pay to its shareholders any dividend in an amount sufficient to comply with Section 857(a)(2) of the Internal Revenue Code for its 2003 taxable year;

         - take all actions necessary and appropriate to complete the merger, including, causing the PMC Commercial shares to be issued in the merger to be approved for listing on the American Stock Exchange; and

         - assume the bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, medical and other employee benefit plans of PMC Capital.

PRE-MERGER DIVIDENDS

         Under the merger agreement, (1) PMC Capital is permitted to pay its regular quarterly dividends not in excess of $0.12 per share of PMC Capital common stock, and (2) PMC Capital is obligated to make sufficient

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distributions to eliminate any U.S. Federal income tax liability for its taxable year ending on the closing date of the merger. On June 18, 2003, PMC Capital declared a quarterly dividend of $0.12 per share of PMC Capital common stock payable on July 14, 2003 to PMC Capital shareholders of record as of June 30, 2003. PMC Capital expects to continue to pay regular quarterly dividends for additional quarterly periods ending before the completion of the merger.

         Under the merger agreement, (1) PMC Commercial is permitted to make its regular quarterly distributions not in excess of $0.40 per share of PMC Commercial common shares, and (2) in the event that PMC Capital declares a final dividend to eliminate any federal tax liability for its taxable year ending on the closing date of the merger, PMC Commercial is permitted and intends to declare a dividend per common share in an amount per share equal to the quotient obtained by dividing (a) the final dividend per share to be paid by PMC Capital by (b) 0.37, the merger exchange ratio. On June 18, 2003, PMC Commercial declared a quarterly dividend of $0.38 per PMC Commercial common share payable on July 14, 2003 to PMC Commercial shareholders of record as of June 30, 2003. PMC Commercial expects to continue to pay regular quarterly dividends for additional quarterly periods ending before the completion of the merger.

CONDITIONS TO THE MERGER

         CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER

         The obligations of PMC Capital and PMC Commercial to complete the merger are subject to the satisfaction or, where permissible, waiver of the following conditions:

         - approval of the merger agreement by PMC Capital shareholders and PMC Commercial shareholders;

         - each of PMC Capital and PMC Commercial will have received an opinion from Locke Liddell & Sapp, dated the closing date of the merger, (1) relating to the REIT status of PMC Commercial for all taxable years of PMC Commercial for which the U.S. Federal income tax statutory periods of limitations have not expired, and (2) that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code;

         - the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part will have become effective and will not be the subject of any stop order or proceedings by the SEC seeking a stop order;

         - the American Stock Exchange will have approved for listing the shares of PMC Commercial to be issued in the merger;

         - the PMC Capital voting agreement and the PMC Commercial voting agreement will remain in full force and effect and the respective transactions contemplated thereby will have been consummated prior to, or are being consummated simultaneously with, the merger;

         - all approvals, consents and authorizations of, filings and registrations with, and applications and notifications to all third parties and regulatory authorities required for the completion of the merger will have been obtained or made and will be in full force and effect and all waiting periods required by applicable law will have expired; and

         - no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions shall be in effect.

         As used in the merger agreement, "material adverse effect," when used in reference to PMC Capital or PMC Commercial, means any change or effect that, individually or in the aggregate, would have a material adverse effect on the business, properties, assets, financial condition or results of operations of PMC Capital or PMC

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Commercial, as the case may be, and its subsidiaries taken as a whole, but excluding therefrom any such change, effect, event, occurrence or state of facts resulting from or arising in connection with (a) changes or conditions generally affecting the industries in which PMC Capital or PMC Commercial, as the case may be, operates, (b) the merger agreement, the transactions contemplated thereby or the announcement thereof or (c) any change or effect resulting from any change in general economic conditions.

         CONDITIONS TO THE OBLIGATIONS OF PMC CAPITAL TO EFFECT THE MERGER

         The obligations of PMC Capital to complete the merger are subject to the satisfaction or, where permissible, waiver of the following conditions:

         - material accuracy of the representations and warranties of PMC Commercial contained in the merger agreement. This condition will be deemed satisfied unless any or all breaches of PMC Commercial's representations and warranties in the merger agreement (without giving effect to any materiality qualification or limitation) is reasonably expected to have a material adverse effect on PMC Commercial;

         - PMC Commercial shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger, and PMC Capital shall have received a certificate of PMC Commercial signed on behalf of PMC Commercial by the chief executive officer or chief financial officer of PMC Commercial to such effect;

         - since the date of the merger agreement, there shall have been no change that would have a material adverse effect on PMC Commercial, and PMC Capital shall have received a certificate of PMC Commercial signed on behalf of PMC Commercial by the chief executive officer or chief financial officer of PMC Commercial to such effect; and

         - all consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the merger and related transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not have a material adverse effect on PMC Commercial.

         CONDITIONS TO THE OBLIGATIONS OF PMC COMMERCIAL TO EFFECT THE MERGER

         The obligations of PMC Commercial to complete the merger are subject to the satisfaction or, where permissible, waiver of the following conditions:

         - material accuracy of the representations and warranties of PMC Capital contained in the merger agreement. This condition shall be deemed satisfied unless any or all breaches of PMC Capital's representations and warranties in the merger agreement (without giving effect to any materiality qualification or limitation) is reasonably expected to have a material adverse effect on PMC Capital;

         - PMC Capital shall have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger, and PMC Commercial shall have received a certificate of PMC Capital signed on behalf of PMC Capital by the chief executive officer or chief financial officer of PMC Capital to such effect;

         - since the date of the merger agreement, there shall have been no change that would have a material adverse effect on PMC Capital, and PMC Commercial shall have received a certificate of PMC Capital signed on behalf of PMC Capital by the chief executive officer or chief financial officer of PMC Capital to such effect;

         - PMC Commercial shall have received an opinion of Sutherland, dated as of the closing date of the merger, as to the RIC status of PMC Capital for all taxable years of PMC Capital for which the applicable U.S. Federal income tax statutory periods of limitations have not expired; and

         - all consents and waivers from third parties necessary in connection with the consummation of the merger transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a material adverse effect on PMC Capital.

         NO SOLICITATION BY PMC CAPITAL OR PMC COMMERCIAL

         Each of PMC Capital and PMC Commercial has agreed that, except as described below, it will not, and will use its commercially reasonable efforts to cause its officers, directors, employees, affiliates, agents and representatives not to, initiate, solicit or encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any competing transaction. PMC Capital and PMC Commercial have each agreed to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties previously conducted with respect to any competing transaction and have agreed to take the steps necessary to inform such parties of the obligations undertaken under the merger agreement in respect of any competing transaction. PMC Capital and PMC Commercial have each agreed to notify the other in writing (as promptly as practicable) if it receives any inquiries, proposals or requests for information relating to such matters.

         For purposes of the merger agreement, a "competing transaction" means any of the following (other than the transactions contemplated by the merger agreement) with respect to PMC Capital or PMC Commercial, as applicable, or any of its material subsidiaries:

         - any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets or equity securities in a single transaction or series of related transactions other than pursuant to the joint structured loan sale transaction PMC Capital and PMC Commercial propose to complete during the third quarter of 2003;

         - any tender offer or exchange offer for 20% or more of the outstanding shares of its capital stock or shares;

         - any transaction resulting in the issuance of shares representing 20% or more of its outstanding capital stock or shares, or the filing of a registration statement under the Securities Act in connection with the proposed transaction; or

         - any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         However, to the extent required by the fiduciary obligations of its board of directors or board of trust managers, as applicable, as determined in good faith after consultation with its outside legal counsel and financial advisors, PMC Capital or PMC Commercial, or its board of directors or board of trust managers, as applicable, may:

         - take and disclose to its shareholders, a position complying with Rule 14e-2(a) promulgated under the Exchange Act with respect to a competing transaction;

         - make any disclosure to its shareholders, if, in the opinion of its board of directors or its board of trust managers, as applicable, after receiving advice of outside legal counsel, such disclosure is required to be made under applicable law;

         - in response to an unsolicited request, participate in discussions or negotiations with, or furnish information to a third party pursuant to a confidentiality agreement with the third party on terms not materially less favorable to it than the terms of the confidentiality provisions contained in the merger agreement (as determined by outside counsel) or otherwise respond to or deal with any person in connection with a competing transaction proposed by such person; and

         - approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of the merger agreement or the merger) a superior competing transaction (as defined below) and enter into an agreement with respect to such superior competing transaction.

         For purposes of the merger agreement, a "superior competing transaction" means, with respect to PMC Capital or PMC Commercial, any bona fide proposal relating to a competing transaction made by a third party which has not been solicited or initiated by PMC Capital or PMC Commercial, as applicable, that is on terms which its board of directors or its board of trust managers, as applicable, determines, in its good faith judgment, (1) to be more favorable to its shareholders from a financial point of view than the merger and (2) is reasonably capable of being consummated.

         However, prior to or concurrently with the execution of any agreement relating to a superior competing transaction, PMC Capital or PMC Commercial, as applicable, must terminate the merger agreement under the terms of the merger agreement and pay, or cause to be paid, to the other party the termination fee discussed under "-- Expenses; Termination Fees."

TERMINATION OF THE MERGER AGREEMENT

         RIGHT TO TERMINATE

         The merger agreement may be terminated at any time before completion of the merger, whether before or after approval of the merger agreement and the merger by PMC Capital shareholders or PMC Commercial shareholders, as follows:

         -        by mutual written consent of PMC Capital and PMC Commercial;

         -        by either PMC Capital or PMC Commercial if:

                  - any regulatory authority of competent jurisdiction issues a judgment, injunction, order, decree, or action permanently restraining, enjoining or otherwise prohibiting the merger, and the judgment, injunction, order, decree or other action becomes final and nonappealable;

                  - the merger is not completed prior to February 29, 2004, except that neither PMC Capital nor PMC Commercial may terminate the merger agreement if its willful and material breach is the reason that the merger has not been completed; or

                  - the required approval of the merger agreement by PMC Capital shareholders or PMC Commercial shareholders is not obtained at the applicable special meeting.

         -        by PMC Capital:

                  - if, prior to the PMC Capital shareholders meeting, the PMC Capital board of directors has withdrawn or modified in any manner adverse to PMC Commercial its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, a superior competing transaction and PMC Capital has paid to PMC Commercial the termination fee discussed under "-- Expenses; Termination Fees -- PMC Capital Termination Fee;

                  - if, prior to the PMC Commercial shareholders meeting, the PMC Commercial board of trust managers has withdrawn or modified in any manner adverse to PMC Commercial its approval or recommendation of the merger or the merger agreement in connection with,

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

                           or approved or recommended, a superior competing transaction or PMC Commercial shall have entered into a definitive agreement with respect to any competing transaction; or

                  - upon a violation or breach by PMC Commercial of any agreement, covenant, representation or warranty or if any representation or warranty of PMC Commercial shall have become untrue, in either case so that the conditions to the completion of the merger would be incapable of being satisfied by the closing date and such violation or breach has not been waived by PMC Capital; or

         -        by PMC Commercial:

                  - if, prior to the PMC Commercial shareholders meeting, the PMC Commercial board of trust managers has withdrawn or modified in any manner adverse to PMC Capital its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended a superior competing transaction or PMC Commercial has paid PMC Capital the termination fee discussed under "-- Expenses; Termination Fees -- PMC Commercial Termination Fee;"

                  - if, prior to the PMC Capital shareholders meeting, the PMC Capital board of directors has withdrawn or modified in any manner adverse to PMC Commercial its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, a superior competing transaction or PMC Capital shall have entered into a definitive agreement with respect to any competing transaction; or

                  - upon a violation or breach by PMC Capital of any agreement, covenant, representation or warranty contained in the merger agreement or if any representation or warranty of PMC Capital shall have become untrue, in either case so that the conditions to the completion of the merger would be incapable of being satisfied by the closing date and such violation or breach has not been waived by PMC Commercial.

         Because the parties expect that all conditions to the merger other than shareholder approval are likely to be satisfied prior to the special meetings, the parties anticipate that in the event either party is entitled to terminate the agreement pursuant to the provisions described above, such party would decide whether to exercise or waive that termination right as soon as possible following the special meetings, or, if later, as soon as possible following the satisfaction of all of the other conditions to closing contained in the merger agreement.

         EFFECT OF TERMINATION

         Except for provisions in the merger agreement regarding confidentiality and payment of fees and expenses, the effect of termination and specified miscellaneous provisions, if the merger agreement is terminated as described above, the merger agreement will become void and have no effect. In addition, if the merger agreement is so terminated, there will be no liability on the part of PMC Capital, PMC Commercial or their respective affiliates, directors, officers or shareholders, except to the extent that the termination results from a material breach by a party of its representations, warranties, covenants or agreements set forth in the merger agreement.

EXPENSES; TERMINATION FEES

         Except as described below, each party to the merger agreement will bear its own fees and expenses in connection with the transactions contemplated by the merger agreement, whether or not the merger is completed.

         PMC CAPITAL TERMINATION FEES AND EXPENSES

         PMC Capital will pay to PMC Commercial a termination fee in the amount of $870,000, if the merger agreement is terminated:

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

         - by PMC Commercial upon a breach by PMC Capital of any agreement, covenant, representation or warranty contained in the merger agreement or if any representation or warranty of PMC Capital has become untrue, in either case so that the conditions to the completion of the merger would be incapable of being satisfied by the closing date and such breach has not been waived by PMC Commercial and PMC Capital has entered into an agreement to consummate a competing transaction; or

         - by PMC Commercial if, prior to the PMC Capital shareholders meeting, the PMC Capital board of directors has withdrawn or modified in any manner adverse to PMC Commercial its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, a superior competing transaction or PMC Capital shall have entered into a definitive agreement with respect to any competing transaction; or

         - by PMC Capital if, prior to the PMC Capital shareholders meeting, the PMC Capital board of directors has withdrawn or modified in any manner adverse to PMC Commercial its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, a superior competing transaction and PMC Capital has entered into an agreement to consummate a competing transaction; or

         - by PMC Commercial upon a breach by PMC Capital of any agreement, covenant, representation or warranty contained in the merger agreement or if any representation or warranty of PMC Capital has become untrue, in either case so that the conditions to the completion of the merger would be incapable of being satisfied by the closing date and such breach has not been waived by PMC Commercial and within one year from the date of termination, PMC Capital consummates a competing transaction limited to negotiations prior to termination or enters into an agreement to consummate such a competing transaction that is subsequently consummated; provided, however, that PMC Commercial was not in material breach of any of its representations, warranties or covenants set forth in the merger agreement at the time of termination.

         - by either PMC Capital or PMC Commercial if the merger is not completed prior to February 29, 2004 and within one year from the date of termination, PMC Capital consummates a competing transaction limited to negotiations prior to termination or enters into an agreement to consummate such a competing transaction that is subsequently consummated; provided that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in the merger agreement shall not be entitled to exercise its right to terminate.

         PMC Capital will pay termination expenses in an amount equal to $750,000, if the following occurs:

         - the merger agreement is terminated by PMC Commercial upon a breach by PMC Capital of any agreement, covenant, representation or warranty contained in the merger agreement or if any representation or warranty of PMC Capital has become untrue, in either case so that the conditions to the completion of the merger would be incapable of being satisfied by the closing date and such breach has not been waived by PMC Commercial and PMC Commercial has not entered into an agreement for a competing transaction.

         Under no circumstances will PMC Capital be required to pay to PMC Commercial both the termination fee and the termination expenses.

         PMC COMMERCIAL TERMINATION FEE AND EXPENSES

         PMC Commercial will pay to PMC Capital a termination fee in the amount of $870,000, if the merger agreement is terminated:

         - by PMC Capital upon a breach by PMC Commercial of any agreement, covenant, representation or warranty contained in the merger agreement or if any representation or warranty of PMC

                  Commercial has become untrue, in either case so that the conditions to the completion of the merger would be incapable of being satisfied by the closing date and such breach has not been waived by PMC Capital and PMC Commercial has entered into an agreement to consummate a competing transaction; or

         - by PMC Capital if, prior to the PMC Commercial shareholders meeting, the PMC Commercial board of trust managers has withdrawn or modified in any manner adverse to PMC Commercial its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, a superior competing transaction or PMC Commercial shall have entered into a definitive agreement with respect to any competing transaction; or

         - by PMC Commercial if, prior to the PMC Commercial shareholders meeting, the PMC Commercial board of trust managers has withdrawn or modified in any manner adverse to PMC Capital its approval or recommendation of the merger or the merger agreement in connection with, or approved or recommended, a superior competing transaction and PMC Commercial has entered into an agreement to consummate a competing transaction; or

         - by PMC Capital upon a breach by PMC Commercial of any agreement, covenant, representation or warranty contained in the merger agreement or if any representation or warranty of PMC Commercial has become untrue, in either case so that the conditions to the completion of the merger would be incapable of being satisfied by the closing date and such breach has not been waived by PMC Capital and within one year from the date of termination, PMC Commercial consummates a competing transaction limited to negotiations prior to termination or enters into an agreement to consummate such a competing transaction that is subsequently consummated; provided, however, that PMC Capital was not in material breach of its representations, warranties or covenants set forth in the merger agreement at the time of termination.

         - by either PMC Capital or PMC Commercial if the merger is not completed prior to February 29, 2004 and within one year from the date of termination, PMC Commercial consummates a competing transaction limited to negotiations prior to termination or enters into an agreement to consummate such a competing transaction that is subsequently consummated; provided that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in the merger agreement shall not be entitled to exercise its right to terminate.

         PMC Commercial will pay termination expenses in an amount equal to $750,000, if the following occurs:

         - the merger agreement is terminated by PMC Capital upon a breach by PMC Commercial of any agreement, covenant, representation or warranty contained in the merger agreement or if any representation or warranty of PMC Commercial has become untrue, in either case so that the conditions to the completion of the merger would be incapable of being satisfied by the closing date and such breach has not been waived by PMC Capital and PMC Commercial has not entered into an agreement for a competing transaction.

         Under no circumstances will PMC Commercial be required to pay to PMC Capital both the termination fee and the termination expenses.

WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

         The merger agreement may be amended in writing by action of the board of directors of PMC Capital and the board of trust managers of PMC Commercial any time before or after approval of the merger by PMC Capital shareholders and PMC Commercial shareholders. However, after shareholder approvals are obtained, no amendment may be made which by law requires the further approval of shareholders without obtaining such further approval. If the merger agreement is amended after the mailing of this joint proxy statement/prospectus and your vote is required to such amendment, PMC Commercial and PMC Capital will resolicit your vote.

         At any time before the completion of the merger, the parties may, in writing:

         - extend the time for the performance of any of the obligations or other acts of the other parties;

         - waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered under the merger agreement; or

         - waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement.

INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

         Under the merger agreement, from and after the effective time of the merger, PMC Commercial will indemnify, defend and hold harmless the officers and directors of PMC Capital against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of PMC Capital or any PMC Capital subsidiary at or prior to the effective time of the merger, whether asserted or claimed prior to, or at or after, the effective time, including all such indemnified liabilities based on, or arising out of, or pertaining to the merger agreement or the transactions contemplated by the merger agreement, in each case to the full extent permitted under applicable law.

         PMC Commercial is obligated to maintain in effect for not less than six years after the closing date of the merger (1) PMC Capital's existing directors' and officers' liability insurance coverage (or a policy providing coverage on the same or better terms and conditions) for matters occurring prior to the closing date of the merger for the same persons who are currently covered by such insurance or (2) add such persons to the existing trust managers' and officers' liability insurance policy of PMC Commercial; provided that such insurance provides the same coverage as maintained for similarly situated officers and trust managers of PMC Commercial.

         If PMC Commercial or any of its respective successors or assigns consolidates with or merges into another person and is not the continuing or surviving entity, or transfers or conveys all or substantially all of its properties and assets to another person, then the successors and assigns of the surviving entity will assume the obligations regarding indemnification and insurance described above.

                              THE VOTING AGREEMENTS

         The following summary of the voting agreements is qualified by reference to the complete text of the agreements; which are incorporated by reference in this joint proxy statement/prospectus.

         Irvin M. Borish, Martha R. Greenberg, Thomas Hamill, Barry A. Imber, Fredric M. Rosemore, Lance B. Rosemore, Theodore J. Samuel, Barry N. Berlin, Mary J. Brownmiller, Cheryl T. Murray, Andrew S. Rosemore and Jan F. Salit, each of whom is an officer and/or director of PMC Capital, solely in his or her respective capacity as a shareholder of PMC Capital, have each entered into a voting agreement with PMC Commercial. Nathan G. Cohen, Martha R. Greenberg, Roy
H. Greenberg, Irving Munn, Andrew S. Rosemore, Lance B. Rosemore, Ira Silver, Barry N. Berlin, Mary J. Brownmiller, Cheryl T. Murray and Jan F. Salit, each of whom is an officer and/or trust manager of PMC Commercial, solely in his or her respective capacity as a shareholder of PMC Commercial, have each entered into a voting agreement with PMC Capital.

         Under the terms of these voting agreements, until the date on which the merger is completed or the merger agreement is terminated according to its terms, each of these shareholders has agreed among other things, to cast, or cause to be cast, all votes attributable to shares of PMC Capital and/or PMC Commercial owned beneficially or of record by such person, at any annual or special meeting of shareholders of PMC Capital or PMC Commercial, as the case may be:

         - in favor of approval of the merger agreement and the transactions contemplated by the merger agreement; and

         - against approval or adoption of any action or agreement (other than the merger agreement or the transactions contemplated by the merger agreement) that would impede, interfere with, delay, postpone or attempt to discourage the merger.

         Until the date on which the merger is completed or the merger agreement is terminated according to its terms, each shareholder signing a voting agreement has further agreed, directly or indirectly:

         - not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into, any contract, option or other agreement or understanding with respect to any disposition of any common shares of PMC Capital and/or PMC Commercial owned beneficially or of record by that shareholder, except for transfers to independent charitable foundations or institutions and except for transfers approved in writing by PMC Capital or PMC Commercial, as applicable;

         - not to grant any proxies or deposit any common shares of PMC Capital or PMC Commercial owned beneficially or of record by that shareholder into a voting trust or enter into a voting agreement with respect to the common shares of PMC Capital or PMC Commercial owned beneficially or of record by that shareholder; and

         - not to take any action that would have the effect of preventing or disabling that shareholder from performing his or her obligations under his or her respective voting agreement.

         By entering into these voting agreements, as of the record date the holders of approximately ___% of the voting power of the issued and outstanding shares of common stock of PMC Capital and ___% of the voting power of the issued and outstanding shares of beneficial interest of PMC Commercial entitled to vote at the PMC Capital or PMC Commercial special meeting have agreed to vote in favor of approval of the merger and against any approval or adoption of any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the merger and the transactions contemplated thereby.

                      MARKET PRICE AND DIVIDEND INFORMATION

         The PMC Commercial common shares and the shares of PMC Capital common stock are each listed on the American Stock Exchange. The following table sets forth the periods indicated the high and low per share closing sale prices of the PMC Commercial common shares and the shares of PMC Capital common stock and the cash dividends declared per share:

                                                   PMC COMMERCIAL                           PMC CAPITAL
                                          ---------------------------------      ---------------------------------
                                          High          Low        Dividend        High          Low      Dividend
                                         -------      -------      --------      --------      -------    --------
2000 (Calendar Year)...........          $ 12.63      $  8.69      $  1.745      $  10.38      $  7.75    $  1.000
2001 (Calendar Year)...........          $ 15.24      $  9.00      $  1.520      $   9.50      $  6.75    $  0.850
2002 (Calendar Year)...........          $ 15.50      $ 11.25      $  1.620      $   8.00      $  3.20    $  0.560
2003
   First Quarter...............          $ 13.57      $ 12.49      $  0.400      $   5.30      $  3.90    $  0.120
   Second Quarter..............          $ 14.20      $ 11.67      $  0.380      $   5.22      $  4.08    $  0.120
   Third Quarter through
     August 20, 2003...........          $ 13.97      $ 13.06      $  _.___      $   5.05      $  4.67    $  _.___

         Listing on the American Stock Exchange of the PMC Commercial common shares issuable in connection with the merger is a condition to the completion of the merger.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

         On March 27, 2003, PMC Commercial and PMC Capital announced that they had signed a merger agreement, under which PMC Capital, subject to certain conditions and approvals, will merge with and into PMC Commercial, an affiliate by common management. Under the merger agreement, each holder of PMC Capital common stock will receive 0.37 of a share of PMC Commercial common stock for each share of PMC Capital common stock. Shares of PMC Commercial common stock were valued at $13.10, which is the average closing price of PMC Commercial's common stock for the three days preceding the date of the announcement less a $0.40 per share declared but unpaid dividend that was paid to shareholders of record on March 31, 2003.

         PMC Capital is a diversified closed-end management investment company that has elected to operate as a BDC under the 1940 Act. PMC Capital's financial statements are reported using the accounting policies applicable to investment companies; certain of these accounting policies differ significantly from the accounting policies used by PMC Commercial. Subsequent to the merger, PMC Capital's accounting policies will conform to those policies used by PMC Commercial. The most significant of those differences are described below:

         - Certain wholly-owned subsidiaries of PMC Capital (consisting of PMC Funding Corp., PMC Asset Holding, LLC and PMC Advisers, Ltd. (the "Unconsolidated Subsidiaries")) are accounted for using the equity method of accounting; while these entities will be consolidated by PMC Commercial. This adjustment is reflected in the PMC Capital, as Adjusted column in the accompanying pro forma consolidated financial statements and is further described in the notes to the pro forma financial statements.

         - PMC Capital records loans receivable and assets acquired in liquidation at fair value as determined in good faith by the board of directors pursuant to the 1940 Act; while PMC Commercial records loans receivable at net realizable value and assets acquired in liquidation at the lower of cost or fair value.

         - PMC Capital records realized and unrealized gains and losses from changes in the fair values of its investments in its statement of income in the period of the change; while PMC Commercial records impairments of loans receivable and assets acquired in liquidation as losses in its statement of income and does not record subsequent increases in value in excess of previously recorded impairment losses. Additionally, PMC Commercial records unrealized appreciation in the fair value of its retained interests in transferred assets in its balance sheet as a component of beneficiaries' equity while any depreciation in the fair value of its retained interests in transferred assets is either included in its statement of income as a realized loss (if there is a reduction in expected future cash flows) or in beneficiaries' equity as an unrealized loss.

         - PMC Capital recognizes all fees and costs associated with originating loans in income when incurred; while PMC Commercial recognizes such amounts into income over the life of the loan.

         The following Pro Forma Consolidated Balance Sheet as of June 30, 2003 and Pro Forma Consolidated Statements of Income for the six months ended June 30, 2003 and the year ended December 31, 2002 (the "Pro Forma Financial Statements") are based upon the consolidated financial statements of PMC Commercial and PMC Capital included in this joint proxy statement/prospectus. The Pro Forma Consolidated Balance Sheet assumes that the merger transaction occurs on June 30, 2003. The Pro Forma Consolidated Statements of Income assume that the merger transaction occurs on January 1, 2002 at which time PMC Commercial issued 4,385,801 shares of its common stock to the shareholders of PMC Capital in exchange for 100% of the outstanding shares of PMC Capital.

         In the opinion of PMC Commercial's management, all material adjustments necessary to reflect the effects of the merger transaction have been made. The Pro Forma Consolidated Financial Statements are presented for illustrative purposes only and are not necessarily indicative of what the actual financial position or results of operations would have been had the merger transaction occurred on the indicated dates, nor do they purport to represent PMC Commercial's results of operations for future periods.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2003

                                                                          ELIMINATION
                                                                              AND
                                                              PMC         RECLASSIFICA-
                                               PMC        CAPITAL, AS        TION
                                            COMMERCIAL     ADJUSTED       ADJUSTMENTS      MERGER         PRO FORMA
                                               (A)           (B)              (C)        ADJUSTMENTS        TOTAL
                                          -------------   -----------    -------------   -----------      ---------
                                                                          (In thousands)
                 ASSETS

INVESTMENTS:
  Loans receivable, net..................  $     89,614   $    94,976    $          --   $        --      $ 184,590
  Retained interests in transferred
    assets...............................        22,686        37,644               --            --         60,330
  Real estate investments, net...........        44,283            --               --            --         44,283
  Real estate investment held for sale,
    net..................................         1,877            --               --            --          1,877
  Cash equivalents.......................           473         2,461               --            --          2,934
  Mortgage-backed security of affiliate..            --         1,345               --            --          1,345
  Restricted investments.................         3,455            36               --            --          3,491
  Assets acquired in liquidation.........           333         6,237               --            --          6,570
                                          -------------   -----------    -------------   -----------      ---------
TOTAL INVESTMENTS........................       162,721       142,699               --            --        305,420
                                          -------------   -----------    -------------   -----------      ---------

OTHER ASSETS:
  Due from affiliates....................           800           712           (1,427)           --             85
  Deferred charges, deposits and other
    assets...............................           231           667               --          (162) (E)       389
                                                                                    --          (347) (D)
  Deferred tax asset, net................            --            --               --           193  (I)       193
  Accrued interest receivable............           285           271               --            --            556
  Cash...................................            72           329               --            --            401
  Other assets...........................           976           108               --          (108) (E)       286
                                                                                                (690) (F)
                                          -------------   -----------    -------------   -----------      ---------
  Total other assets.....................         2,364         2,087           (1,427)       (1,114)         1,910
                                          -------------   -----------    -------------   -----------      ---------
TOTAL ASSETS.............................  $    165,085   $   144,786    $      (1,427)  $    (1,114)     $ 307,330
                                          =============   ===========    =============   ===========      =========

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2003
                                   (CONTINUED)

                                                                          ELIMINATION
                                                                              AND
                                                              PMC         RECLASSIFICA-
                                               PMC        CAPITAL, AS        TION
                                            COMMERCIAL     ADJUSTED       ADJUSTMENTS      MERGER         PRO FORMA
                                               (A)           (B)              (C)        ADJUSTMENTS        TOTAL
                                          -------------   -----------    -------------   -----------      ---------
     LIABILITIES AND
  BENEFICIARIES' EQUITY
LIABILITIES:
  Notes and debentures payable.......     $      37,188   $    10,000    $      44,310   $       529  (D) $  92,027
  Revolving credit facility..........            27,400         6,250               --            --         33,650
  Dividends payable..................             2,450         1,484               --            --          3,934
  Borrower advances..................             2,566         1,255               --            --          3,821
  Accrued interest payable...........               253           709               --            --            962
  Unearned fees......................               330            --              137            --            467
  Accounts payable...................                --         1,037              464         1,191  (F)     2,692
  Due to affiliates..................               656           823           (1,427)           --             52
  Other liabilities..................             1,950         1,139             (601)           --          2,488
                                          -------------   -----------    -------------   -----------      ---------
  Total current liabilities..........            72,793        22,697           42,883         1,720        140,093

  Notes and debentures payable.......                --        44,310          (44,310)           --             --
                                          -------------   -----------    -------------   -----------      ---------
TOTAL LIABILITIES....................            72,793        67,007           (1,427)        1,720        140,093
                                          -------------   -----------    -------------   -----------      ---------

Commitments and contingencies

Cumulative preferred stock of
  subsidiary......................                   --         7,000               --        (2,750) (J)     4,250
                                          -------------   -----------    -------------   -----------      ---------
BENEFICIARIES' EQUITY:
  Common stock.......................                66           119               --           (75) (G)       110
  Additional paid-in capital.........            94,735        71,508               --       (14,773) (G)   151,470
  Retained earnings (dividends in
    excess of retained earnings).....            (4,720)       (3,229)           2,381        13,916  (E)     9,196
                                                                                                 848  (H)
  Net unrealized appreciation on
    investments......................             3,496         2,381           (2,381)           --          3,496
                                          -------------   -----------    -------------   -----------      ---------
                                                 93,577        70,779               --           (84)       164,272
  Less:  Treasury stock..............            (1,285)           --               --            --         (1,285)
                                          -------------   -----------    -------------   -----------      ---------
                                                 92,292        70,779               --           (84)       162,987
                                          -------------   -----------    -------------   -----------      ---------
TOTAL LIABILITIES AND BENEFICIARIES'
  EQUITY.............................     $     165,085   $   144,786    $      (1,427)  $    (1,114)     $ 307,330
                                          =============   ===========    =============   ===========      =========

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(A)      Represents PMC Commercial's historical balance sheet.

(B) Represents PMC Capital's historical balance sheet as adjusted to reflect the Unconsolidated Subsidiaries on a consolidated basis. The historical financial statements of PMC Capital reflect the Unconsolidated Subsidiaries accounted for using the equity method of accounting. The Unconsolidated Subsidiaries will be consolidated in the financial statements of PMC Commercial subsequent to the merger. The following presents the adjustments made to PMC Capital's historical balance sheet to consolidate the Unconsolidated Subsidiaries as of June 30, 2003.

                                                             Unconsolidated   Elimination
                                              PMC Capital     Subsidiaries    Adjustments   PMC Capital,
            June 30, 2003 (Unaudited)             (1)             (2)             (3)       as Adjusted
         ------------------------------      -------------   --------------   -----------   ------------
                                                                      (In thousands)
                      ASSETS
         Investments:
           Loans receivable..............    $      94,976   $           --   $        --   $     94,976
           Retained interests in
             transferred assets..........           37,644               --            --         37,644
           Cash equivalents..............            2,461               --            --          2,461
           Mortgage-backed security of
             affiliate...................            1,345               --            --          1,345
           Restricted investments........               36               --            --             36
           Investment in Unconsolidated
             Subsidiaries................              246               --          (246)            --
           Assets acquired in liquidation            3,212            3,025            --          6,237
                                             -------------   --------------   -----------   ------------
         Total investments...............          139,920            3,025          (246)       142,699
                                             -------------   --------------   -----------   ------------

         Other assets:
           Due from affiliates...........            3,632              949        (3,869)           712
           Deferred charges, deposits
             and other assets............              651               16            --            667
           Accrued interest receivable...              271               --            --            271
           Cash..........................              251               78            --            329
           Other assets..................               78               30            --            108
                                             -------------   --------------   -----------   ------------

           Total other assets............            4,883            1,073        (3,869)         2,087
                                             -------------   --------------   -----------   ------------
         Total assets....................    $     144,803   $        4,098   $    (4,115)  $    144,786
                                             =============   ==============   ===========   ============
            LIABILITIES AND
          SHAREHOLDERS' EQUITY
         Liabilities:
           Notes and debentures payable..    $      10,000   $           --   $        --   $     10,000
           Revolving credit facility.....            6,250               --            --          6,250
           Dividends payable.............            1,484               --            --          1,484
           Borrower advances.............            1,255               --            --          1,255
           Accrued interest payable......              709               --            --            709
           Unearned fees.................               --               --            --             --
           Accounts payable..............              993               44            --          1,037
           Due to affiliates.............            1,137            3,555        (3,869)           823
           Other liabilities.............              886              253            --          1,139
                                             -------------   --------------   -----------   ------------
           Total current liabilities.....           22,714            3,852        (3,869)        22,697
           Notes and debentures payable..           44,310               --            --         44,310
                                             -------------   --------------   -----------   ------------
         Total liabilities...............           67,024            3,852        (3,869)        67,007
                                             -------------   --------------   -----------   ------------

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                                             Unconsolidated   Elimination
                                              PMC Capital     Subsidiaries    Adjustments   PMC Capital,
                                                  (1)             (2)             (3)       as Adjusted
                                             -------------   --------------   -----------   ------------
                                                                     (In thousands)
         Commitments and contingencies

         Cumulative preferred stock of
           subsidiary....................            7,000               --            --          7,000
                                             -------------   --------------   -----------   ------------

         Shareholders' equity:
           Common stock..................              119                1            (1)           119
           Additional paid-in capital....           71,508              626          (626)        71,508
           Dividends in excess of
             retained earnings...........           (3,229)            (381)          381         (3,229)
           Net unrealized appreciation
             on investments..............            2,381               --            --          2,381
                                             -------------   --------------   -----------   ------------
                                                    70,779              246          (246)        70,779
           Less:  Treasury stock.........               --               --            --             --
                                             -------------   --------------   -----------   ------------
                                                    70,779              246          (246)        70,779
                                             -------------   --------------   -----------   ------------
         Total liabilities and
           shareholders' equity..........    $     144,803   $        4,098   $    (4,115)  $    144,786
                                             =============   ==============   ===========   ============

         ----------------------
         (1) Represents PMC Capital's historical balance sheet as of June 30, 2003.

         (2) Represents the combined balance sheet of the Unconsolidated Subsidiaries at June 30, 2003.

         (3) Represents the elimination of PMC Capital's investment in Unconsolidated Subsidiaries and intercompany payables and receivables between the Unconsolidated Subsidiaries and PMC Capital.

(C) Represents the elimination of intercompany amounts between PMC Capital and PMC Commercial and reclassifications made to conform PMC Capital's balance sheet presentation to that used by PMC Commercial. The reclassifications are as follows:

         - Reclassification of PMC Capital's non-current portion of notes and debentures payable since PMC Commercial does not segregate debt obligations between current and non-current;

         - Reclassification of PMC Capital's historical net unrealized appreciation on investments to dividends in excess of retained earnings; and

         - Reclassification of certain amounts included in other liabilities to unearned fees and accounts payable.

(D) Represents the purchase accounting adjustment to write-off PMC Capital's capitalized borrowing costs and adjust the historical carrying value of PMC Capital's notes and debentures payable to fair value.

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(E) Because the fair value of assets acquired and liabilities assumed exceeds the cost of PMC Capital, the excess will first be allocated as a reduction in the amounts assigned to certain acquired assets and the remaining excess, after reducing to zero the amounts that otherwise would have been assigned to certain acquired assets, will be recognized as an extraordinary gain in the period the merger is completed. The computation of the excess of the fair value of assets acquired, and allocation of the excess to reduce the value of acquired assets and the resulting amount of extraordinary gain is as follows (dollars in thousands, except per share data):

         -        Issuance of 4,385,801 common shares of PMC Commercial valued at $13.10 per share in exchange for
                      all 11,853,516 shares of PMC Capital...............................                              $   57,454
         -        Assumption of PMC Capital's liabilities and preferred stock (1)..................................        70,955
         -        Transaction costs (see note F)...................................................................           610
                                                                                                                       ----------
         -        Total merger acquisition costs...................................................................       129,019
                  Less:
         -            Fair value of assets acquired (2)............................................................      (143,205)
                                                                                                                       ----------
         -        Excess of fair value of assets acquired over acquisition costs...................................    $  (14,186)
                                                                                                                       ==========
         -        Recorded as follows:
                      Write-down of certain deferred charges, deposits and other assets to zero....................    $      162
                                                                                                                       ==========
                      Write-down of PMC Capital's property and equipment to zero...................................    $      108
                                                                                                                       ==========
                      Amount recorded as extraordinary gain........................................................    $  (13,916)
                                                                                                                       ==========

         (1) The assumption of PMC Capital's liabilities and preferred stock was computed as follows:

         PMC Capital historical amounts...................................................................    $   74,007
         Elimination of intercompany amounts..............................................................        (1,427)
         Fair value adjustment of notes and debentures payable (see note D)...............................           529
         Fair value adjustment of preferred stock (see note J)............................................        (2,750)
         Adjustment to accrue PMC Capital's
             remaining estimated merger costs (see note F)................................................           596
                                                                                                              ----------
         Total............................................................................................    $   70,955
                                                                                                              ==========

         (2) The fair value of assets acquired was computed as follows:

         PMC Capital historical amounts...................................................................    $  144,786
         Elimination of intercompany amounts..............................................................        (1,427)

         Purchase accounting adjustment to write-off capitalized borrowing costs
                  (see note D)............................................................................          (347)

         Purchase accounting adjustment to record deferred taxes at the acquisition date
                  (see note I)............................................................................           193
                                                                                                              ----------
         Total............................................................................................    $  143,205
                                                                                                              ==========

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(F) These adjustments are to accrue all remaining estimated costs associated with the merger of PMC Capital into PMC Commercial as of June 30, 2003 as follows (in thousands):

         Estimated transaction costs (1)..................................................................    $    1,725
         Estimated costs of equity offering (1)...........................................................           675
         Less amounts reflected in the historical financial
            statements at June 30, 2003...................................................................        (1,209)
                                                                                                              ----------
                                                                                                              $    1,191
                                                                                                              ==========
         Reclassification, as part of purchase accounting, of transaction costs and costs of equity offering capitalized by
            PMC Commercial as of June 30, 2003 ...........................................................    $     (690)
                                                                                                              ==========

         --------------------------
         (1) Amounts represent total estimated merger costs to be incurred by PMC Commercial and PMC Capital allocated between the costs of the transaction and the costs of PMC Commercial's equity offering (in thousands) detailed as follows:

                                                        Transaction costs    Costs of equity offering
                                                        -----------------    ------------------------
         Financial advisory fees                        $             800    $                     --
         Legal fees                                                   575                         300
         Printing and filing fees                                     150                         150
         Accounting fees                                              100                         100
         Other                                                        100                         125
                                                        -----------------    ------------------------

         Total merger costs (a)                         $           1,725    $                    675
                                                        =================    ========================
         Incurred by:
              PMC Commercial                            $             610    $                    675
              PMC Capital                               $           1,115    $                     --

         -------------------------
         (a) At June 30, 2003, PMC Capital has accrued and expensed a total of $519 and PMC Commercial has accrued and capitalized a total of $690.

(G) Represents the net adjustments resulting from the merger as follows (dollars in thousands, except share and per share data):

                                                                            Common         Additional
                                                                            Stock        Paid-In Capital
                                                                          ----------     ---------------
         Issuance of 4,385,801 shares of PMC Commercial
              common stock, $0.01 par value per share................     $       44     $        57,410
         Elimination of PMC Capital's historical balances............           (119)            (71,508)
         Estimated costs of the equity offering recorded as a
              reduction of additional paid in capital
              (see note F)...........................................             --                (675)
                                                                          ----------     ---------------
                                                                          $      (75)    $       (14,773)
                                                                          ==========     ===============

(H)      Represents the elimination of PMC Capital's historical balances.

             NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(I) Subsequent to the merger, First Western will become a wholly-owned taxable REIT subsidiary of PMC Commercial. Additionally, as described under "PMC Commercial Business--PMC Commercial's Business Following the Merger" in this joint proxy statement/prospectus, management is currently exploring an alternative structure relating to PMCIC. Based on the current structure, PMCIC will also be organized as a taxable REIT subsidiary of PMC Commercial. Accordingly, the pro forma financial statements have assumed that both First Western and PMCIC will be organized as taxable REIT subsidiaries. This adjustment represents the purchase accounting adjustment to record deferred taxes to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at June 30, 2003.

         If management successfully restructures PMCIC such that it will not be organized as a taxable REIT subsidiary, the net deferred tax assets of PMCIC in the amount of $226 may be eliminated.

(J) As discussed in Note 7 to PMC Capital's consolidated financial statements as of and for the year ended December 31, 2002, included in this joint proxy statement/prospectus, PMCIC has two outstanding issues of preferred stock. The following represents the purchase accounting adjustment to adjust the historical carrying value of PMCIC's preferred stock to estimated fair value (dollars in thousands):

         -        30,000 shares of $100 par value,
                   3% cumulative (the "3% Preferred Stock").......  $    (2,100)

         -        40,000 shares of $100 par value,
                   4% cumulative (the "4% Preferred Stock").......         (650)
                                                                    -----------
                                                                    $    (2,750)
                                                                    ===========

         Effective July 1, 2003, PMCIC adopted the provisions of SFAS No. 150, "Accounting For Certain Financial Investments with Characteristics of both Liabilities and Equity" ("SFAS 150"). In accordance with the provisions of SFAS No. 150, the 4% Preferred Stock was reclassified, at the estimated fair value of $3,350 to a liability. Subsequent to July 1, 2003, the preferred dividend requirement of $160 per year will be reflected as interest expense. In addition, the $650 fair value adjustment will be accreted to interest expense over the remaining term of the preferred stock issue using the effective interest method. The accretion of the fair value adjustment will increase interest expense by approximately $100 per year.

         As discussed under "PMC Commercial Business--PMC Commercial's Business Following the Merger" in this joint proxy statement/prospectus, management is currently exploring an alternative structure relating to the preferred stock of PMCIC.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 2003
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              PMC
                                               PMC        CAPITAL, AS    ELIMINATION AND
                                            COMMERCIAL     ADJUSTED     RECLASSIFICATION        MERGER         PRO FORMA
                                               (A)           (B)          ADJUSTMENTS         ADJUSTMENTS        TOTAL
                                          -------------   -----------   ----------------      -----------      ---------
REVENUES:
  Interest income.....................   $       3,047   $     3,242   $             --      $      (197)(H)  $   6,092
  Lease income........................            2,893            --                 --               --          2,893
  Income from retained interests
    in transferred assets.............            1,376         2,267                 --               64(I)       3,707
  Advisory fee income.................               --         1,149             (1,149)(C)           --             --
  Premium income......................               --           344                 --               --            344
  Other income........................               99           513                158 (C)           --            770
                                          -------------   -----------   ----------------      -----------      ---------
TOTAL REVENUES........................            7,415         7,515               (991)            (133)        13,806
                                          -------------   -----------   ----------------      -----------      ---------

EXPENSES:
  Interest............................            1,712         1,563                 --              (22)(J)      3,253
  Salaries and related benefits.......               --         2,117                (81)(D)         (108)(K)      1,928
  Depreciation........................              939             8                 31 (E)          (39)(L)        939
  Advisory and servicing fees to
    affiliate, net....................              902            --               (902)(D)           --             --
  Loss from operations of assets
    acquired in liquidation...........               --           151               (151)(F)           --             --
  General and administrative..........              188           590                (31)(E)          (43)(M)        704
  Merger related costs................               --           519                 --             (519)(N)         --
  Provision for loan losses...........               --            --                 75 (G)           --             75
  Professional fees...................               66           181                 --               --            247
  Impairment loss on assets
    acquired in liquidation held
    for sale..........................               67            --                 --               --             67
  Realized losses on retained
    interests in transferred assets...               --            --                129 (G)           --            129
                                          -------------   -----------   ----------------      -----------      ---------
  Total expenses......................            3,874         5,129               (930)            (731)         7,342
                                          -------------   -----------   ----------------      -----------      ---------
  Income from continuing
    operations before income taxes....            3,541         2,386                (61)             598          6,464
  Income tax expense..................               --            --                 --             (201)(O)       (201)
                                          -------------   -----------   ----------------      -----------      ---------
INCOME FROM CONTINUING OPERATIONS.....    $       3,541   $     2,386   $            (61)     $       397      $   6,263
                                          =============   ===========   ================      ===========      =========

WEIGHTED AVERAGE SHARES
  OUTSTANDING:
  Basic...............................            6,447                                             4,386(P)      10,833
                                          =============                                       ===========      =========
  Diluted.............................            6,455                                             4,386(P)      10,841
                                          =============                                       ===========      =========
BASIC AND DILUTED EARNINGS PER
  SHARE:
  Income from continuing operations...    $        0.55                                                        $    0.56(S)
                                          =============                                                        =========

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              PMC
                                               PMC        CAPITAL, AS    ELIMINATION AND
                                            COMMERCIAL     ADJUSTED     RECLASSIFICATION        MERGER         PRO FORMA
                                               (A)           (B)          ADJUSTMENTS         ADJUSTMENTS        TOTAL
                                          -------------   -----------   ----------------      -----------      ---------
REVENUES:
  Interest income.....................    $       6,236   $     7,507   $             --      $      (375)(H)  $  13,368
  Lease income........................            5,743            --                 --               --          5,743
  Income from retained interests
     in transferred assets............            2,893         5,202                 --               78(I)       8,173
  Advisory fee income.................               --         2,328             (2,328)(Q)           --             --
  Premium income......................               --           650                 --               --            650
  Other income........................            1,164         1,104                298(Q)            --          2,566
                                          -------------   -----------   ----------------      -----------      ---------
TOTAL REVENUES........................           16,036        16,791             (2,030)            (297)        30,500
                                          -------------   -----------   ----------------      -----------      ---------

EXPENSES:
  Interest............................            3,445         4,599                 --             (186)(J)      7,858
  Salaries and related benefits.......               --         4,160               (135)(R)         (202)(K)      3,823
  Depreciation........................            1,845            32                 93(E)          (125)(L)      1,845
  Advisory and servicing fees to
     affiliate, net...................            1,793            --             (1,793)(R)           --             --
  Loss from operations of assets
     acquired in liquidation..........               --           391               (391)(F)           --             --
  General and administrative..........              255         1,328                (93)(E)          (70)(M)      1,420
  Provision for loan losses...........               65            --                483(G)            --            548
  Professional fees...................              130           325                 --               --            455
  Impairment loss on assets
    acquired in liquidation held
    for sale..........................               54            --                 --               --             54
  Realized losses on retained
    interests in transferred assets...               53            --              1,981(G)            --          2,034
                                          -------------   -----------   ----------------      -----------      ---------
  Total expenses......................            7,640        10,835                145             (583)        18,037
                                          -------------   -----------   ----------------      -----------      ---------
  Income from continuing
    operations before income taxes....            8,396         5,956             (2,175)             286         12,463
  Income tax expense..................               --            --                 --             (150)(O)       (150)
                                          -------------   -----------   ----------------      -----------      ---------
INCOME FROM CONTINUING
  OPERATIONS..........................    $       8,396   $     5,956   $         (2,175)     $       136      $  12,313
                                          =============   ===========   ================      ===========      =========

WEIGHTED AVERAGE SHARES
  OUTSTANDING:
  Basic...............................            6,444                                             4,386(P)      10,830
                                          =============                                       ===========      =========
  Diluted.............................            6,456                                             4,386(P)      10,842
                                          =============                                       ===========      =========
BASIC AND DILUTED EARNINGS PER
  SHARE:
  Income from continuing operations...    $        1.30                                                        $    1.11(S)
                                          =============                                                        =========

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

(A) Represents PMC Commercial's historical income from continuing operations.

(B) Represents PMC Capital's historical income from continuing operations, which is comprised of net investment income including the loss from operations of assets acquired in liquidation and is adjusted to reflect the Unconsolidated Subsidiaries on a consolidated basis. The historical financial statements of PMC Capital reflect the operations of the Unconsolidated Subsidiaries accounted for using the equity method of accounting. The Unconsolidated Subsidiaries will be consolidated in the financial statements of PMC Commercial subsequent to the merger. The following presents the adjustments made to PMC Capital's historical income from continuing operations to consolidate the Unconsolidated Subsidiaries.

         FOR THE SIX MONTHS ENDED JUNE 30, 2003 (Unaudited)

                                                                 Unconsolidated
                                                  PMC Capital     Subsidiaries    Elimination   PMC Capital,
                                                      (1)             (2)             (3)       as Adjusted
                                                 -------------   --------------   -----------   ------------
         Revenues:
           Interest income.....................  $       3,242   $           --   $        --   $      3,242
           Lease income........................             --               --            --             --
           Income from retained interests
             in transferred assets.............          2,267               --            --          2,267
           Advisory fee income.................            928            1,149          (928)         1,149
           Premium income......................            344               --            --            344
           Equity in income of
             Unconsolidated Subsidiaries,
             net...............................            167               --          (167)            --
           Other income........................            508                5            --            513
                                                 -------------   --------------   -----------   ------------
         Total revenues.......................           7,456            1,154        (1,095)         7,515
                                                 -------------   --------------   -----------   ------------

         Expenses:
           Interest............................          1,563               --            --          1,563
           Salaries and related benefits.......          2,117               --            --          2,117
           Depreciation........................             --                8            --              8
           Advisory and servicing fees to
             affiliate, net....................             --               --            --             --
           Loss from operations of assets
             acquired in liquidation...........            151               --            --            151
           General and administrative..........            580              938          (928)           590
           Merger related costs................            519               --            --            519
           Provision for loan losses...........             --               --            --             --
           Professional fees...................            181               --            --            181
           Impairment loss on assets
             acquired in liquidation held
             for sale..........................             --               --            --             --
           Realized losses on retained
             interests in transferred
             assets............................             --               --            --             --
                                                 -------------   --------------   -----------   ------------
         Total expenses........................          5,111              946          (928)         5,129
                                                 -------------   --------------   -----------   ------------
         Income from continuing operations.....  $       2,345   $          208   $      (167)  $      2,386
                                                 =============   ==============   ===========   ============

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             Unconsolidated
                                              PMC Capital     Subsidiaries    Elimination   PMC Capital,
                                                  (1)             (2)             (3)       as Adjusted
                                             -------------   --------------   -----------   ------------
         Weighted average shares
           outstanding:
           Basic...........................         11,854                                        11,854
                                             =============                                  ============
           Diluted.........................         11,854                                        11,854
                                             =============                                  ============
         Basic and diluted earnings per
           share:
           Income from continuing
             operations....................  $        0.19                                  $       0.19
                                             =============                                  ============

         FOR THE YEAR ENDED DECEMBER 31, 2002 (Unaudited)

                                                              Unconsolidated
                                               PMC Capital     Subsidiaries    Elimination   PMC Capital,
                                                   (1)             (2)             (3)       as Adjusted
                                              -------------   --------------   -----------   ------------
         Revenues:
           Interest income..................  $       7,507   $           --   $        --   $      7,507
           Lease income.....................             --               --            --             --
           Income from retained interests
             in transferred assets..........          5,202               --            --          5,202
           Advisory fee income..............          1,927            2,328        (1,927)         2,328
           Premium income...................            650               --            --            650
           Equity in income of
             Unconsolidated Subsidiaries,
             net............................            307               --          (307)            --
           Other income.....................          1,069               35            --          1,104
                                              -------------   --------------   -----------   ------------
         Total revenues.....................         16,662            2,363        (2,234)        16,791
                                              -------------   --------------   -----------   ------------

         Expenses:
           Interest.........................          4,588               11            --          4,599
           Salaries and related benefits....          4,160               --            --          4,160
           Depreciation.....................             --               32            --             32
           Advisory and servicing fees to
             affiliate, net.................             --               --            --             --
           Loss from operations of assets
             acquired in liquidation........            391               --            --            391
           General and administrative.......          1,242            2,013        (1,927)         1,328
           Provision for loan losses........                                                          --
           Professional fees................            325               --            --            325
           Impairment loss on assets
             acquired in liquidation held
             for sale.......................             --               --            --             --
           Realized losses on retained
             interests in transferred
             assets.........................             --               --            --             --
                                              -------------   --------------   -----------   ------------
         Total expenses.....................         10,706            2,056        (1,927)        10,835
                                              -------------   --------------   -----------   ------------
         Income from continuing operations..  $       5,956   $          307   $      (307)  $      5,956
                                              =============   ==============   ===========   ============

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 Unconsolidated
                                                  PMC Capital     Subsidiaries    Elimination   PMC Capital,
                                                      (1)             (2)             (3)       as Adjusted
                                                 -------------   --------------   -----------   ------------
         Weighted average shares
           outstanding:
           Basic..............................          11,854                                        11,854
                                                 =============                                  ============
           Diluted............................          11,854                                        11,854
                                                 =============                                  ============
         Basic and diluted earnings per
           share:
           Income from continuing operations..   $        0.48                                  $       0.48
                                                 =============                                  ============

         -----------------------
         (1)  Represents PMC Capital's historical net investment income.

         (2) Represents the combined historical income from continuing operations of the Unconsolidated Subsidiaries.

         (3) Represents the elimination of equity in income of Unconsolidated Subsidiaries and the elimination of intercompany income and expense between the Unconsolidated Subsidiaries and PMC Capital. For the six months ended June 30, 2003, PMC Capital's equity in income of Unconsolidated Subsidiaries is $41 less than the Unconsolidated Subsidiaries income from continuing operations due to $41 of net losses on assets reported as discontinued operations by the Unconsolidated Subsidiaries. For the year ended December 31, 2002, the Unconsolidated Subsidiaries did not report discontinued operations.

(C) Represents the elimination of $991 in fees billed to PMC Commercial by PMC Capital and the reclassification of $158 in fees billed to the special purpose entities ("SPEs") formed in connection with PMC Commercial's securitization transactions from advisory fee income to other income.

(D) Represents the elimination of advisory and servicing fees expensed by PMC Commercial in the amount of $902 that were billed by PMC Capital. Additionally, the $81 reduction in salaries and related benefits represents fees capitalized as loan origination costs by PMC Commercial that were billed by PMC Capital. The difference between advisory fee income eliminated in the amount of $991 as discussed in (C) above, and the aggregate $983 in fees eliminated in this note is $8 and relates to fees expensed by PMC Commercial and reported below income from continuing operations.

(E) Represents the reclassification of depreciation expense reported by PMC Capital as part of general and administrative expenses to depreciation expense to conform to PMC Commercial's presentation.

(F) Represents the reclassification of losses from the operations of PMC Capital's assets acquired in liquidation to discontinued operations, to conform to PMC Commercial's presentation.

(G) As an investment company, PMC Capital records realized and unrealized gains and losses on investments in its income statement below income from continuing operations. Subsequent to the merger with PMC Commercial, certain of these items will be reported as a component of income from continuing operations. The adjustments related to these items are as follows:

                                                            For the Six
                                                           Months Ended     For the Year Ended
                                                           June 30, 2003    December 31, 2002
                                                           -------------    ------------------
         Provision for loan losses...............          $          75    $              483
                                                           =============    ==================
         Realized losses on retained interests
           in transferred assets.................          $         129    $            1,981
                                                           =============    ==================

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

(H) As an investment company, PMC Capital records fees collected on loan originations as interest income upon the completion of funding of the loan. Subsequent to the merger, these amounts will be capitalized and amortized into interest income in accordance with SFAS No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Accordingly, this adjustment represents a reduction in interest income for the loan origination fees collected and recorded as interest income by PMC Capital during the period presented net of any accretion of the deferred fees subsequent to January 1, 2002.

(I) At the date of completion of a securitization transaction, PMC Commercial records the relative fair value of the present value of estimated future cash flows as retained interests in transferred assets; whereas, PMC Capital records the present value of estimated future cash flows as retained interests in transferred assets. This adjustment is a reclassification between PMC Capital's gain on sale of loans, which is presented below income from continuing operations, and income from retained interests in transferred assets relating to the securitization transaction completed by PMC Capital in April 2002.

(J) Represents the elimination of the historical amortization of PMC Capital's capitalized borrowing costs as these assets were assigned no value in purchase accounting.

(K) As an investment company, PMC Capital records direct costs of loan originations as incurred. Post merger, direct loan origination costs will be capitalized and amortized in accordance with SFAS No. 91. This adjustment represents a reduction in PMC Capital's salaries and related benefits expense to reflect direct loan origination costs incurred and capitalized in accordance with SFAS No. 91.

(L) Represents the elimination of the historical depreciation expense of PMC Capital's fixed assets, as these assets were assigned no value in purchase accounting.

(M) Represents the elimination of certain of PMC Capital's Texas franchise taxes. As a Texas REIT, PMC Commercial is exempt from Texas franchise taxes.

(N) Represents the elimination of costs expensed by PMC Capital in connection with the merger of PMC Capital into PMC Commercial.

(O) Subsequent to the merger, First Western will become a wholly-owned taxable REIT subsidiary of PMC Commercial. Additionally, as discussed under "PMC Commercial Business--PMC Commercial's Business Following the Merger" in this joint proxy statement/prospectus, management is currently exploring an alternative structure relating to PMCIC. Based on the current structure, PMCIC will also be organized as a taxable REIT subsidiary. Accordingly, the pro forma financial statements have assumed that both First Western and PMCIC will be organized as taxable REIT subsidiaries. Accordingly, taxable income generated by First Western and PMCIC will be subject to U.S. Federal income taxes. This adjustment represents the purchase accounting adjustment to record estimated current and deferred tax expense at 35% of PMCIC's and First Western's taxable income.

         If management successfully restructures PMCIC such that it will not be organized as a taxable REIT subsidiary, the tax expense (benefit) associated with PMCIC of approximately $114 and ($65) for the six months ended June 30, 2003 and for the year ended December 21, 2002, respectively, may be eliminated.

(P) Represents the adjustment related to the issuance of 4,386 shares of PMC Commercial's common stock.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

(Q) Represents the elimination of $2,030 in fees billed to PMC Commercial by PMC Capital and the reclassification of $298 in fees billed to the SPEs formed in connection with PMC Commercial's securitization transactions from advisory fee income to other income.

(R) Represents the elimination of advisory and servicing fees expensed by PMC Commercial in the amount of $1,793 that were billed by PMC Capital. Additionally, the $135 reduction in salary and related benefits represents fees capitalized as loan origination costs by PMC Commercial that were billed by PMC Capital. The difference between advisory fee income eliminated in the amount of $2,030 as discussed in (Q) above, and the aggregate $1,928 in fees eliminated in this note amounts to $102 and relates to fees expensed by PMC Commercial and reported below income from continuing operations.

(S) Basic and diluted earnings per share are calculated by reducing income from continuing operations by (i) the preferred dividend requirements associated with the preferred stock issued by PMCIC and (ii) the accretion of the fair value adjustment for the 4% preferred stock (see Note J to the Unaudited Pro Forma Consolidated Balance Sheet), divided by pro forma basic and diluted shares outstanding. The historical preferred dividend requirements were $125 and $250 for the six months ended June 30, 2003 and for the year ended December 31, 2002, respectively. The accretion of the fair value adjustment for the 4% preferred stock was $41 and $82 for the six months ended June 30, 2003 and the year ended December 31, 2002, respectively.

                             PMC COMMERCIAL BUSINESS

INTRODUCTION

         PMC Commercial primarily originates loans to small businesses collateralized by first liens on the real estate of the related business. In addition, its investments include the ownership of commercial properties in the hospitality industry. PMC Commercial's loans receivable are primarily to borrowers in the hospitality industry. It also originates loans for commercial real estate primarily in the service, retail, multi-family and manufacturing industries.

         PMC Commercial generates revenue from the yield earned on its investments, rental income from property ownership and other fee income from its lending activities.

         PMC Commercial seeks to maximize shareholder value through long-term growth in dividends paid to shareholders. As a REIT, PMC Commercial must distribute at least 90% of its REIT taxable income to shareholders. See "U.S. Federal Income Tax Consequences." PMC Commercial pays dividends from the funds generated from operations, commonly referred to as "FFO." Its ability to maintain or increase its FFO is dependent on many factors. Some of the more critical factors are described under "PMC Commercial Management's Discussion and Analysis of Financial Condition and Results of Operations - Funds From Operations."

         In order to fund new loans or real estate investments, PMC Commercial needs to issue new equity, borrow funds or sell loans. Since 1996, its primary source of funds has been structured loan transactions. See "- Structured Loan Transactions."

         PMC Commercial's investments are managed pursuant to investment management agreements with the Investment Manager. See "--Investment Management." PMC Commercial operates from the headquarters of the Investment Manager in Dallas, Texas, and through its loan production office in Arizona.

         As of June 30, 2003 and December 31, 2002 and 2001, PMC Commercial's total assets were approximately $165.1 million, $149.7 million and $156.3 million, respectively. During the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, PMC Commercial's total revenues were approximately $7.4 million, $16.0 million and $16.4 million, respectively and net income was approximately $3.7 million, and $9.9 million and $11.4 million, respectively.

         PMC Commercial operates in two reportable segments: (i) the lending division, which originates loans receivable to small businesses primarily in the hospitality industry and (ii) the property division which owns hotel properties. See PMC Commercial Historical Financial Statements appearing elsewhere in this joint proxy statement/prospectus.

PMC COMMERCIAL'S BUSINESS FOLLOWING THE MERGER

         Upon completion of the merger, PMC Capital will be merged with and into PMC Commercial, and the operations of PMC Commercial will include the continuation of the businesses of PMC Capital. A substantial part of PMC Capital's activities are undertaken by its wholly-owned subsidiaries, First Western, PMCIC and Western Financial. Each of these subsidiaries will remain in existence following the merger, and will be wholly-owned by PMC Commercial. Following the merger, the parent company of these subsidiaries will be a REIT and not a RIC.

         Following the merger, PMC Commercial intends to:

         - Continue to operate its business in a manner that should enable it to maintain its REIT status;

         - Continue to predominately originate loans to the limited service hospitality industry;

         - Be internally managed instead of externally managed through an investment advisory relationship;

         - Evaluate the prospect of alternative loan products including originating loans with shorter maturities similar to "mini-perm" loans offered by banks or establishing a fixed-rate loan product;

         -        Utilize the SBA 7(a) license owned by First Western;

         - Evaluate alternative leverage to its current revolving credit facility, such as warehouse facilities or medium-term debt; and

         - Identify possible expansion of lines of business that would be complimentary to the REIT structure.

         Subsequent to the merger, First Western intends to elect, effective as of the closing date of the merger, to be treated as a taxable REIT subsidiary, and will cease to be a pass-through entity for tax purposes. As a result, First Western earnings will be subject to U.S. Federal income tax.

         PMC Capital is currently considering restructuring PMCIC to convert it to a partnership structure in order to allow it to, subject to SBA approval, maintain its existing capital structure, which includes SBA preferred stock. As a limited partnership, PMCIC would be able to retain its pass-through tax treatment following the merger; however, in the absence of a restructuring, PMCIC would elect to be a taxable REIT subsidiary following the merger and its earnings will also be subject to U.S. Federal income tax

LENDING ACTIVITIES

         OVERVIEW

         PMC Commercial's net loans receivable were $89.6 million, $72.0 million and $78.5 million at June 30, 2003 and December 31, 2002 and 2001, respectively. As of June 30, 2003 and December 31, 2002, PMC Commercial had $59.9 million (67%) and $42.1 million (58%), respectively, of variable-rate loans receivable and $30.6 million (33%) and $29.9 million (42%), respectively, of fixed-rate loans receivable and the weighted average interest rate on its loans receivable was 6.9% and 7.5%, respectively.

         PMC Commercial's lending program is generally concentrated on potential borrowers who meet its underwriting criteria and who (i) require funds in excess of $1.3 million or (ii) exceed the net worth, asset, income, number of employees or other limitations applicable to borrowers under lending programs administered by the SBA. Pursuant to the terms of its loan origination agreement with the Investment Manager, smaller loan opportunities are first presented to PMC Capital. In addition to first liens on real estate of the related business, PMC Commercial's loans receivable are generally personally guaranteed by the principals of the entities obligated on the loans receivable.

         PMC Commercial's loan origination opportunities are provided to it by the Investment Manager who identifies these opportunities through personal contacts, internet referrals, attendance at trade shows and meetings, correspondence with local chambers of commerce, direct mailings, advertisements in trade publications and other marketing methods. In addition, the Investment Manager has generated a significant percentage of loans through referrals from lawyers, accountants, real estate and loan brokers and existing borrowers. In some instances, PMC Commercial may make payments to non-affiliated individuals who assist in generating loan applications, with such payments generally not exceeding 1% of the principal amount of the originated loan.

         LIMITED SERVICE HOSPITALITY INDUSTRY

         PMC Commercial's loans in the hospitality industry are generally collateralized by first liens on limited service hospitality properties and are generally made to owner-operated facilities operating under national franchises. PMC Commercial believes that franchise operations offer attractive lending opportunities because such businesses generally employ proven business concepts, have national reservation systems, have consistent product quality, are screened and monitored by franchisors and generally have a higher rate of success when compared to other independently operated hospitality businesses.

         Reductions in business and discretionary travel have caused a moderation in demand for hotel rooms and a slowdown in construction of hospitality properties (including limited service hospitality properties). However, the limited service segment of the hospitality industry has been less impacted and has continued to outperform the luxury and upscale sectors which experienced the weakest performance. Another factor which affects the limited service sector of the hospitality industry is a significant rise in gasoline prices within a short period of time. Most of the limited service hospitality properties collateralizing PMC Commercial's loans receivable are located on interstate highways. As seen in the past, when gas prices sharply increase, occupancy rates for properties located on interstate highways decrease.

         LOAN ORIGINATIONS AND UNDERWRITING

         The underwriting criteria PMC Commercial applies to evaluate prospective borrowers generally requires the borrowers to (i) provide first-lien mortgages on real estate having an appraised value or cost, whichever is lower, in an amount such that the loan-to-value ratio is not greater than 70% unless credit enhancements such as additional collateral or third party guarantees are obtained, (ii) provide proven management capabilities, (iii) meet historical or projected debt coverage tests determined on a case-by-case basis, and (iv) have principals with satisfactory credit histories and provide personal guarantees, as applicable. PMC Commercial evaluates a number of factors to determine the credit worthiness of the prospective borrower and the amount of required debt coverage for the borrower, including:

         - The components and value of the borrower's collateral (primarily real estate);

         -        The ease with which the collateral can be liquidated;

         - The industry and competitive environment in which the borrower operates;

         -        The financial strength of the guarantors;

         -        The existence of any secondary repayment sources; and

         -        The existence of a franchise relationship.

         PMC Commercial's variable interest rate loans receivable generally require payments of principal and interest, reset on a quarterly basis to amortize the principal over ten to 20 years. Fixed interest rate loans receivable generally require level payments of principal and interest calculated to amortize the principal over ten to 20 years.

         Upon receipt of a completed loan application, the Investment Manager's credit department conducts: (i) a detailed analysis of the loan, which typically includes an appraisal and a valuation by the credit department of the property that will collateralize the loan to assure compliance with loan-to-value percentages, (ii) a site inspection for real estate collateralized loans, (iii) a review of the borrower's business experience, (iv) a review of the borrower's credit history, and (v) an analysis of the borrower's debt-service-coverage and debt-to-equity ratios. All appraisals must be performed by an approved licensed third party appraiser and based on the market value, replacement cost and cash flow value approaches. The Investment Manager generally utilizes nationwide independent appraisal firms and seeks local market economic information to the extent available.

         PMC Commercial's typical loan is distinguished from those of some of its competitors by the following characteristics:

         - Substantial down payments are required. PMC Commercial usually requires an initial down payment of not less than 20% of the value of the property which is collateral for the loan at the time of such loan. PMC Commercial's experience has shown that the likelihood of full repayment of a loan increases if the owner/operator is required to make an initial and substantial financial commitment to the property which is collateral for the loan.

         - "Cash outs" are typically not permitted. Generally, PMC Commercial will not make a loan in an amount greater than either the cost of the property which is collateral for the loan or the current appraised value of the property which is collateral for the loan. For example, a hotel property may have been originally constructed for a cost of $2,000,000, with the owner/operator borrowing $1,600,000 of that amount. At the time of the borrower's loan refinancing request, the property securing the loan is appraised at $4,000,000. Some of PMC Commercial's competitors might loan from 70% to 90% or more of the new appraised value of the property and permit the owner/operator to receive a cash distribution from the proceeds. Generally, PMC Commercial would not permit this type of "cash-out" distribution.

         - The obligor is personally liable for the loan. PMC Commercial generally requires the principals of the borrower to guarantee the loan.

         LOAN ACTIVITY

         The following table details PMC Commercial's loan activity for the years indicated:

                                                                    Years Ended December 31,
                                              ---------------------------------------------------------------------
                                                2002            2001           2000          1999           1998
                                              ---------      ---------      ---------      ---------      ---------
                                                                         (In thousands)
Loans receivable, net - beginning of year..   $  78,486      $  65,645      $ 115,265      $ 119,712      $ 109,132
Loans originated ..........................      32,776         51,683         22,508         17,478         42,968
Principal collections (1) .................     (11,637)        (4,965)       (15,135)       (19,650)       (28,519)
Repayments of SBA 504 program loans .......        (631)          (970)          (973)        (2,542)        (3,607)
Loan transferred to assets acquired in
  liquidation (2) .........................          --             --         (1,181)            --             --
Loans sold (3) ............................     (27,286)       (32,662)       (55,675)            --             --
Other adjustments (4) .....................         284           (245)           836            267           (262)
                                              ---------      ---------      ---------      ---------      ---------
Loans receivable, net - end of year .......   $  71,992      $  78,486      $  65,645      $ 115,265      $ 119,712
                                              =========      =========      =========      =========      =========

-----------------------------
(1)  Includes scheduled payments and prepayments.

(2)  A loan receivable was transferred to asset acquired in liquidation.

(3) PMC Commercial sold loans receivable as part of structured loan sale transactions.

(4) Includes the change in the loan loss reserve and the change in deferred commitment fees.

         QUARTERLY LOAN ORIGINATIONS

         The following table is a breakdown of loans originated on a quarterly basis during the years indicated:

                                                                    Years Ended December 31,
                                              ---------------------------------------------------------------------
                                                2002            2001           2000          1999           1998
                                              ---------      ---------      ---------      ---------      ---------
                                                                         (In thousands)
First Quarter..........................       $   6,346      $   9,761      $     301      $   7,061      $   9,437

Second Quarter.........................           6,506         22,567          3,924          3,576         16,271

Third Quarter..........................          10,044         10,097          7,340          3,808          8,417

Fourth Quarter.........................           9,880          9,258         10,943          3,033          8,843
                                              ---------      ---------      ---------      ---------      ---------
       Total...........................       $  32,776      $  51,683      $  22,508      $  17,478      $  42,968
                                              =========      =========      =========      =========      =========

During the six months ended June 30, 2003 PMC Commercial originated $21.1 million of loans.

         LOAN PORTFOLIO STATISTICS

         Information on PMC Commercial's loans receivable, loans which have been sold, and on which PMC Commercial has retained interests (the "Sold Loans"), or sold loans, and loans receivable combined with Sold Loans (the "Aggregate Portfolio") was as follows:

                                           DECEMBER 31, 2002                        DECEMBER 31, 2001
                                 -------------------------------------    -------------------------------------
                                                              LOANS                                    LOANS
                                 AGGREGATE       SOLD       RECEIVABLE    AGGREGATE       SOLD       RECEIVABLE
                                 PORTFOLIO      LOANS          (1)        PORTFOLIO       LOANS         (1)
                                 ---------    ----------    ----------    ---------    ----------    ----------
                                                                (Dollars in thousands)
Portfolio outstanding .........  $ 178,567    $  105,751    $   72,816    $ 162,137    $   82,612    $   79,525
 Weighted average
    interest rate .............        8.7%          9.6%          7.5%         9.6%          9.6%          9.6%
 Annualized average yield
    (2) (3) ...................       10.0%          9.8%         10.3%        10.6%         10.7%         10.5%
 Weighted average
    contractual maturity
    (in years) ................       15.4          16.2          14.2         14.7          16.5          12.7
 Provision for loan
    losses(3) .................  $      65    $       --    $       65    $     200    $       --    $      200
 Loan loss reserves ...........  $     365    $       --    $      365    $     300    $       --    $      300
 Delinquent and impaired
    loans (4) .................  $   1,756    $       --    $    1,756    $   1,370    $       --    $    1,370
 Lodging industry
    concentration % ...........       94.8%         93.4%         99.7%        94.3%         97.9%         90.6%
 Texas concentration %
    (5) .......................       23.0%         20.7%         26.5%        22.7%         21.7%         23.7%

----------------------------
(1) Portfolio outstanding before reserves and deferred commitment fees. Includes the principal balance remaining on underlying loans receivable in the 1998 structured loan financing transaction of $30.7 million and $39.4 million at December 31, 2002 and 2001, respectively.

(2) The calculation of annualized average yield divides interest, loan fees and prepayment fees earned, less the loan loss reserve, by the average outstanding portfolio.

(3)  For the applicable year ended.

(4) Includes loans receivable which are either past due greater than 60 days or the collection of the balance of principal and interest is considered impaired and a loan loss reserve has been established ("PMC Commercial Impaired Loans"). The balance does not include the principal balance of loans which have been identified as potential problem loans for which it is expected that a full recovery of the principal balance will be received through either collection efforts or liquidation of collateral ("PMC Commercial Special Mention Loans"). Problem loans are classified into two categories: PMC Commercial Impaired Loans and PMC Commercial Special Mention Loans (collectively, "PMC Commercial Problem Loans").

(5) No other concentrations greater than 10% existed as of December 31, 2002 except for a concentration of 10.2% of sold loans in Arizona.

         FRANCHISE SCHEDULE

         The following table is a breakdown of franchise affiliation by the principal balance outstanding on the Aggregate Portfolio and loans receivable:

                                                                     At December 31, 2002
                                         ----------------------------------------------------------------------------
                                                 Aggregate Portfolio                        Loans Receivable
                                         ------------------------------------   -------------------------------------
                                                                     (Dollars in thousands)

                                                                    Percentage
                                                                       of                                  Percentage
                                         Number of     Principal    Aggregate   Number of     Principal    of Loans
            Franchise                    Properties   Outstanding   Portfolio   Properties   Outstanding   Receivable
            ---------                    ----------   -----------   ---------   ----------   -----------   ----------
Comfort Inn/Suites.............              17       $  28,845        16.2%         7       $  10,010         13.8%
Holiday Inn/Express............              18          24,768        13.9%         8          10,823         14.9%
Days Inn.......................              14          20,143        11.3%         3           1,723          2.4%
Ramada Inn.....................              12          17,953        10.1%         8          12,241         16.8%
Best Western...................              11          16,525         9.3%         7          10,084         13.8%
Quality Inn....................               7          10,969         6.2%         2           2,578          3.5%
Sheraton Four Points...........               2           6,113         3.4%         2           6,113          8.4%
Econolodge.....................               5           4,436         2.5%         2           1,924          2.6%
Super 8........................               4           4,319         2.4%         3           3,050          4.2%
Travelodge.....................               3           4,090         2.3%         1           1,353          1.9%
Amerihost Inn..................               2           4,061         2.3%         2           4,061          5.6%
Country Hearth Inn.............               3           3,943         2.2%        --              --           --
Howard Johnson.................               3           3,481         1.9%         1             640          0.9%
Sleep Inn......................               2           3,281         1.8%         1           1,233          1.7%
Country Inn & Suites...........               1           2,898         1.6%        --              --           --
Springhill Suites (Marriott)...               1           2,748         1.5%        --              --           --
Hampton Inn....................               3           2,649         1.5%         2           1,444          2.0%
Microtel Inn...................               2           2,514         1.4%         1           1,164          1.6%
Park Inn & Suites..............               1           1,696         0.9%         1           1,696          2.3%
Budgetel.......................               1           1,336         0.7%        --              --           --
Fairfield Inn (Marriott).......               1           1,264         0.7%         1           1,264          1.7%
Shoney's Inn...................               1           1,196         0.7%         1           1,196          1.6%
                                         ------       ---------     -------     ------       ---------     --------
                                            114         169,228        94.8%        53          72,597         99.7%
Independent hospitality
   properties..................               4           2,403         1.3%         1             219          0.3%
Commercial real estate.........               5           6,936         3.9%        --              --           --
                                         ------       ---------     -------     ------       ---------     --------
Total..........................             123       $ 178,567       100.0%        54       $  72,816        100.0%
                                         ======       =========     =======     ======       =========     ========

         SBA SECTION 504 PROGRAM

         PMC Commercial participates as a private lender in the SBA 504 Program. Participation in the SBA 504 Program offers PMC Commercial an opportunity to enhance the collateral status of loans receivable by allowing it to originate loans with lower loan-to-value ratios. The SBA 504 Program assists small businesses in obtaining subordinated, long-term financing by guaranteeing debentures available through certified development companies for the purpose of acquiring land, building, machinery and equipment and for modernizing, renovating or restoring existing facilities and sites. A typical finance structure for an SBA 504 Program project would include a first mortgage covering 50% of the project cost from a private lender, a second mortgage obtained through the SBA 504 Program covering up to 40% of the project cost and a contribution of at least 10% of the project cost by the principals of the small businesses being assisted. PMC Commercial typically requires at least 20% of the equity in a project to be contributed by the principals of the borrower. The SBA does not guarantee the first mortgage. Although the total sizes of projects utilizing the SBA 504 Program guarantees are unlimited, the maximum amount of subordinated debt in any individual project generally is $750,000 (or $1 million for certain projects). Typical project costs range in size from $500,000 to $3 million.

PROPERTY OWNERSHIP

         At June 30, 2003, PMC Commercial owned 22 limited service hospitality properties (hotel properties) that were purchased in 1998 and 1999 through a sale/leaseback agreement with Arlington. Arlington is the operator of the properties through a master lease agreement that provides for base rent ($5.5 million per year as of June 30, 2003) and percentage rent of 4% of the gross room revenues generated by the hotel properties. The lease agreement runs through June 2008 with two renewal options of five years each and a third option for 27 months. The first renewal is either at PMC Commercial's or Arlington's option. The second five year renewal and the third 27 month renewal are solely at Arlington's option. Each renewal requires extension of all of the then owned hotel properties. The base rent is adjusted to increase each year based on the consumer price index up to a maximum increase of 2% per year. Arlington operates the hotel properties as "Amerihost Inns" which is a brand name franchised by Cendant Corporation, the largest franchisor of hospitality properties.

         During the three years ended December 31, 2002, PMC Commercial sold eight properties for $21.3 million resulting in net gains totaling $2.3 million. Five of these property sales were completed as a result of an agreement entered into with Arlington to sell up to eight properties to Arlington or a third party prior to June 2004. There were no sales during the six months ended June 30, 2003. To the extent the remaining purchases by Arlington are not completed in the agreed upon time frame, the lease agreement provides for rent increases on the remaining hotel properties.

STRUCTURED LOAN TRANSACTIONS

         GENERAL

         Structured loan sale transactions are PMC Commercial's primary method of obtaining funds for new loan originations. In a structured loan sale transaction, PMC Commercial contributes loans receivable to an SPE in exchange for an ownership interest in that entity. The SPE issues notes payable (usually through a private placement) to third parties and then distributes a portion of the notes payable proceeds to PMC Commercial. The notes payable are collateralized solely by the assets of the SPE. The terms of the notes payable issued by the SPEs provide that the owners of these SPEs are not liable for any payment on the notes. Accordingly, if the SPEs fail to pay the principal or interest due on the notes, the sole recourse of the holders of the notes is against the assets of the SPEs. PMC Commercial has no obligation to pay the notes, nor do the holders of the notes have any recourse against PMC Commercial's assets.

         PMC Commercial accounts for structured loan sale transactions as sales of loans receivable and the SPE meets the definition of a qualifying SPE; as a result, neither the loans receivable contributed to the SPE nor the notes payable issued by the SPE are included in PMC Commercial's consolidated financial statements. When a structured loan sale transaction is completed: (1) the ownership interests in the SPEs are accounted for as retained interests and are recorded at the present value of the estimated future cash flows to be received from the SPE and (2) the difference between (i) the carrying value of the loans receivable sold and (ii) the relative fair value of the sum of (a) the cash received and (b) the present value of estimated future cash flows from the retained interests, constitutes the gain or loss on sale. Gains or losses on these sales may represent a material portion of PMC Commercial's net income in the period in which the transactions occur.

         A structured loan financing is similar to a structured loan sale, with the exception that the transaction is not treated as a sale for financial reporting purposes. Therefore, the loans receivable contributed to the SPE and the notes payable issued by the SPE are included in PMC Commercial's consolidated financial statements. Even though the loans receivable and the notes payable are included on its balance sheets from the structured loan financing transaction completed in 1998, PMC Commercial has no obligation to pay the notes, nor do the holders of the notes have any recourse against PMC Commercial's assets.

         Since PMC Commercial relies on structured loan transactions as its primary source of operating capital to fund new loan originations, any adverse changes in its ability to complete this type of transaction, including any negative impact on the asset-backed securities market for the type of product PMC Commercial generates, could have a detrimental effect on its ability to generate funds to originate loans.

         PMC Commercial's retained interests consist of (i) the required over-collateralization, which is the retention of a portion of each of the sold loans, (ii) the reserve fund, which is required cash balances owned by the SPE and (iii) the interest-only strip receivable, which is the future excess funds to be generated by the SPE after payment of all obligations of the SPE. The value of PMC Commercial's retained interests is determined based on the present value of estimated future cash flows that it will receive from the SPEs. The estimated future cash flows are calculated based on assumptions concerning, among other things, loan losses and prepayment speeds. On a quarterly basis, PMC Commercial measures the fair value of, and records income relating to, the retained interests based upon the future anticipated cash flows discounted based on an estimate of market interest rates for investments of this type. Any appreciation of the retained interests is included in PMC Commercial's balance sheet in beneficiaries' equity while any depreciation of retained interests is either included in PMC Commercial's statement of income as either a realized loss (if there is a reduction in expected future cash flows) or on the balance sheet in beneficiaries' equity as an unrealized loss.

         PMC Commercial retains a portion of the default and prepayment risk associated with the underlying transferred loans receivable of PMC Commercial's retained interests. Actual defaults and prepayments with respect to estimating future cash flows for purposes of valuing retained interests will vary from assumptions, possibly to a material degree, and slower (faster) than anticipated prepayments of principal or lower (higher) than anticipated loan losses will increase (decrease) the fair value of retained interests and related cash flows. See "Risk Factors - Risks Related to the Business of Both PMC Commercial and PMC Capital." PMC Commercial regularly measures loan loss, prepayment and other assumptions against the actual performance of the loans receivable sold. Although PMC Commercial believes that assumptions made as to the future cash flows are reasonable, actual rates of loss or prepayments will vary from those assumed and the assumptions may be revised based upon changes in facts or circumstances.

         In connection with structured loan sale transactions, joint ventures have been formed as SPEs to hold the loans receivable sold and issue notes payable collateralized by the loans receivable. As of June 30, 2003, PMC Commercial's SPEs consisted of:

         - PMC Joint Venture, L.P. 2000 (the "2000 Joint Venture") and its related general partner;

         - PMC Joint Venture, L.P. 2001 (the "2001 Joint Venture") and its related general partner; and

         - PMC Joint Venture, L.P. 2002-1 (the "2002 Joint Venture," and together with the 2000 Joint Venture and the 2001 Joint Venture, the "Joint Ventures") and its related general partner.

         At June 30, 2003, PMC Commercial owned approximately 68%, 40% and 39%, respectively, of the 2000 Joint Venture, the 2001 Joint Venture and the 2002 Joint Venture with the remainder owned by PMC Capital. PMC Commercial's share of the cash flows from the Joint Ventures is allocated based on the cash flows from the underlying loans receivable contributed by PMC Commercial to the respective Joint Venture less allocated costs based on the remaining principal on the underlying loans receivable contributed by PMC Commercial divided by all loans receivable held by the respective Joint Venture.

         Information relating to PMC Commercial's structured loan sale transactions are as follows:

                                                              2000 JOINT    2001 JOINT    2002 JOINT
                                                               VENTURE       VENTURE       VENTURE
                                                              ----------    ----------    ----------
                                                                      (Dollars in thousands)
Principal amount of loans sold:
    At time of sale.....................................      $   55,675    $   32,662    $   27,286
    At December 31, 2002................................          49,975        28,951        26,825
    At June 30, 2003....................................          47,864        28,331        26,505
Structured notes:
    At time of sale.....................................          49,550        30,063        24,557
    At December 31, 2002................................          44,572        26,384        24,135
    At June 30, 2003....................................          42,473        26,086        23,815
Weighted average interest rate on loans:
    At time of sale.....................................            9.63%         9.62%         9.23%
    At December 31, 2002................................            9.64%         9.60%         9.23%
    At June 30, 2003....................................            9.62%         9.59%         9.19%
Interest rate on the SPE notes payable (fixed)..........            7.28%         6.36%         6.67%
Required initial over-collateralization (1).............            11.0%          8.0%         10.0%
PMC Commercial required over-collateralization (2):
    At December 31, 2002................................            11.1%          9.0%         10.2%
Rating of structured notes (3)..........................           "Aaa"         "Aaa"         "Aaa"
Cash reserve requirement................................             6.0%          6.0%          6.0%

(1) The required initial over-collateralization percentage represents the portion of PMC Commercial's sold loans receivable retained by the SPEs whose value is included in retained interests.

(2) The PMC Commercial required over-collateralization percentage is larger than the initial required over-collateralization percentage since all principal payments received on the underlying loans receivable are paid to the noteholders.

(3) Structured notes issued by the SPEs were rated by Moody's Investors Service, Inc.

         STRUCTURED LOAN SALE TRANSACTION COMPLETED DURING 2002

         On April 12, 2002, PMC Commercial completed a structured loan sale transaction of a pool of primarily fixed-rate loans receivable. PMC Commercial and PMC Capital contributed loans receivable of $27.3 million and $43.2 million, respectively, to the 2002 Joint Venture. The 2002 Joint Venture issued, through a private placement, approximately $63.5 million of its 2002 Loan-Backed Fixed Rate Notes (the "2002 L.P. Notes") of which approximately $24.6 million (the "2002 PMCT L.P. Notes") was allocated to PMC Commercial based on its ownership percentage in the 2002 Joint Venture. The 2002 L.P. Notes, issued at par, have a stated maturity in 2023, bear interest at 6.67% and are collateralized by the loans receivable contributed by PMC Commercial and PMC Capital to the 2002 Joint Venture. PMC Commercial accounted for this transaction as a sale, recorded a gain of $562,000 and recorded the retained interests at an initial amount of $5,293,000 during 2002.

         The net proceeds from the issuance of the 2002 PMCT L.P. Notes (approximately $24.0 million) were distributed to PMC Commercial. These proceeds are net of issuance costs and prior to funding the required reserve balance. At inception of the 2002 Joint Venture and at June 30, 2003, PMC Commercial owned a 39% limited partnership interest based on its share of the capital.

         STRUCTURED LOAN SALE TRANSACTION COMPLETED DURING 2001

         On June 27, 2001, PMC Commercial completed a structured loan sale transaction of a pool of fixed-rate loans receivable. PMC Commercial and PMC Capital contributed loans receivable of $32.7 million and $49.2 million, respectively, to the 2001 Joint Venture. The 2001 Joint Venture issued, through a private placement, approximately $75.4 million of its 2001 Loan-Backed Fixed Rate Notes (the "2001 L.P. Notes") of which approximately $30.1 million (the "2001 PMCT L.P. Notes") was allocated to PMC Commercial based on its ownership percentage in the 2001 Joint Venture. The 2001 L.P. Notes, issued at par, have a stated maturity in 2021, bear interest at 6.36% and are collateralized by the loans receivable contributed by PMC Commercial and PMC Capital to the 2001 Joint Venture. PMC Commercial accounted for this transaction as a sale, recorded a gain of $1,433,000 and recorded the retained interests at an initial amount of $5,871,000 during 2001.

         The net proceeds from the issuance of the 2001 PMCT L.P. Notes (approximately $29.5 million) were distributed to PMC Commercial. These proceeds are net of issuance costs and prior to funding the required reserve balance. At inception of the 2001 Joint Venture and at June 30, 2003, PMC Commercial owned a 40% limited partnership interest based on its share of the capital.

         STRUCTURED LOAN SALE TRANSACTION COMPLETED DURING 2000

         On December 18, 2000, PMC Commercial completed its first structured loan sale transaction with PMC Capital. It completed the structured loan sale of a pool of fixed-rate loans receivable. PMC Commercial and PMC Capital contributed loans receivable of $55.7 million and $28.0 million, respectively, to the 2000 Joint Venture. The 2000 Joint Venture issued, through a private placement, approximately $74.5 million of its 2000 Loan-Backed Fixed Rate Notes (the "2000 L.P. Notes") of which approximately $49.6 million (the "2000 PMCT L.P. Notes") was allocated to PMC Commercial based on its ownership percentage in the 2000 Joint Venture. The 2000 L.P. Notes, issued at par, have a stated maturity in 2024, bear interest at 7.28% and are collateralized by the loans receivable contributed by PMC Commercial and PMC Capital to the 2000 Joint Venture. PMC Commercial accounted for this transaction as a sale, recorded a gain of $1,117,000 and recorded the retained interests at an initial amount of $11,174,000 during 2000.

         The net proceeds from the issuance of the 2000 PMCT L.P. Notes (approximately $49.2 million) were distributed to PMC Commercial. These proceeds are net of issuance costs and prior to funding the required reserve balance. At inception of the 2000 Joint Venture and at June 30, 2003, PMC Commercial owned a 68% limited partnership interest based on its share of the capital.

         JOINT STRUCTURED LOAN SALE TRANSACTIONS - GENERAL

         The terms of the 2002 L.P. Notes, the 2001 L.P. Notes and the 2000 L.P. Notes (the "JV Notes") provide that each of the partners of the respective Joint Ventures is not liable for any payments on the JV Notes. Accordingly, if the Joint Ventures fail to pay the JV Notes, the sole recourse of the holders of the JV Notes is against the assets of the respective Joint Venture. Accordingly, PMC Commercial has no obligation to pay the JV Notes, nor do the holders of the JV Notes have any recourse against its assets.

         PMC Commercial and PMC Capital have entered into cross indemnification agreements regarding the performance of their respective loans receivable sold to the Joint Ventures. To the extent that poor performance by either PMC Commercial's or PMC Capital's sold loans receivable (the "Underperforming Company") is pervasive enough to cause the other company (the "Performing Company") not to receive cash flow that it otherwise would have received, then the Underperforming Company must make the Performing Company whole. If the cash flow reduction is considered to be temporary, then interest will be paid as compensation to the Performing Company. In general, when a loan is liquidated, it may cause a deferral of cash flow to the Performing Company and, as a result, interest would be charged to the Underperforming Company until the cash flow from the Joint Venture repays the Performing Company. If the reduction of cash flows is deemed permanent (i.e., to the extent that the Underperforming Company will not be able to satisfy the shortfall with the assets it has contributed to the related structured loan sale transaction), the balance of reduction to cash flows must be paid to the Performing Company by the Underperforming Company. At June 30, 2003 and December 31, 2002, the maximum potential amount of future payments to PMC Capital (undiscounted and without consideration of any proceeds from the collateral underlying the loans receivable) PMC Commercial could be required to make under these cross indemnification agreements was approximately $34.0 million and $36.3 million, respectively, and the discounted amount was $23.6 million and $25.2 million, respectively, which represents the estimated fair value of the retained interests reflected on PMC Capital's consolidated balance sheet for the Joint Ventures. Upon completion of a joint securitization and on each subsequent quarterly reporting date, management evaluates the need to recognize a liability associated with these cross indemnification agreements. Based on present cash flow assumptions, including stress test analyses of increasing the anticipated losses on each of the loan pools, it does not appear that the loans receivable sold by PMC Commercial will cause any permanent cash flow reductions to PMC Capital nor does it appear that the loans receivable sold by PMC Capital will cause any permanent cash flow reduction to PMC Commercial. Accordingly, PMC Commercial believes that the fair value of these cross indemnification agreements at inception of the Joint Ventures and as of June 30, 2003 and December 31, 2002 and 2001 was zero; thus, no liability was recorded. If the performance of sold loans receivable significantly deteriorates, it could be necessary for PMC Commercial to perform under these cross indemnification agreements.

         When structured loan sale transactions were completed, the transaction documents that the SPE entered into contained provisions (the "Credit Enhancement Provisions") that govern the assets and the flow of funds in and out of the SPE formed as part of the structured loan sale transaction. Generally, the Credit Enhancement Provisions include specified limits on the delinquency, default and loss rates on loans receivable included in each SPE. If, at any measurement date, the delinquency, default or loss rate with respect to any SPE were to exceed the specified limits, provisions of the Credit Enhancement Provisions would automatically increase the level of credit enhancement requirements for that SPE. During the period in which the specified delinquency, default or loss rate was exceeded, excess cash flow from the SPE, if any, would be used to fund the increased credit enhancement levels instead of being distributed to PMC Commercial, which would delay or reduce its distribution.

INVESTMENT MANAGEMENT

         PMC Commercial's loans receivable are managed by PMC Advisers (either directly or through its subsidiary) pursuant to an investment management agreement and its properties, including the hotel properties, are supervised by PMC Advisers pursuant to a separate agreement (the "Lease Supervision Agreement," and together with the investment management agreements, the "Advisory Agreements"). Both agreements are renewable on an annual basis.

         During the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, pursuant to the investment management agreement PMC Commercial was charged fees between 0.40% and 1.55% annually, based upon the average principal outstanding of PMC Commercial loans receivable. In addition, PMC Advisers earns fees for its assistance with the issuance of PMC Commercial's debt and equity securities. Such compensation includes a consulting fee equal to
(i) 12.5% of any offering fees (underwriting or placement fees) incurred by PMC Commercial pursuant to the public offering or private placement of common shares, and (ii) 50% of any issuance or placement fees incurred by PMC Commercial pursuant to the issuance of debt securities or preferred shares of beneficial interest. In the event the investment management agreement with PMC Advisers is terminated or not renewed by PMC Commercial (other than as a result of a material breach by PMC Advisers) or terminated by PMC Advisers (as a result of a material breach by PMC Commercial), PMC Capital would enter into a non-compete agreement for a period of seven years from the termination date. A fee would be paid to PMC Advisers each year by PMC Commercial in consideration of the non-compete agreement until the non-compete agreement is terminated. Upon termination, the fee would be calculated as 1% (less loan losses as a percentage of average outstanding invested assets) multiplied by the average invested assets.

         The Lease Supervision Agreement provides for an annual fee of 0.70% of the original cost of the hotel properties to be paid to PMC Advisers for providing services relating to leases on PMC Commercial's properties. In addition, the Lease Supervision Agreement provides for a fee relating to any acquisition of properties of 0.75% of the acquisition cost, a fee of $10,000 upon the sale of each hotel property and an annual loan origination fee equal to five basis points of loans funded for the first $20 million in loans and 2.5 basis points thereafter. In the event the Lease Supervision Agreement with PMC Advisers is terminated or not renewed by PMC Commercial (other than as a result of a material breach by PMC Advisers) or terminated by PMC Advisers (as a result of a material breach by PMC Commercial), PMC Advisers would be entitled to receive the lease supervision fee for a period of five years from the termination date. Pursuant to the Advisory Agreements, PMC Commercial incurred an aggregate of approximately $1.1 million, $2.3 million and $2.3 million in management fees during the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, respectively.

         PMC Capital is primarily engaged in the business of originating loans to small businesses under loan guarantee and funding programs sponsored by the SBA. PMC Commercial provides loans to persons or entities whose borrowing needs and/or strength and stability exceed the limitations set for SBA approved loan programs. As a result, PMC Commercial generally pursues different prospective borrowers than PMC Capital. In order to further mitigate the potential for conflicts of interest, PMC Commercial has entered into a loan origination agreement with

PMC Capital and PMC Advisers. Pursuant to the loan origination agreement, all loans that meet PMC Commercial's underwriting criteria are presented to PMC Commercial first for funding. If PMC Commercial does not have available uncommitted funds, origination opportunities presented to PMC Commercial may be originated by PMC Capital or its subsidiaries. Many of PMC Commercial's existing and potential borrowers have other projects that are currently financed by PMC Capital.

TAX STATUS

         PMC Commercial has elected to be taxed as a REIT under the Internal Revenue Code. As a REIT, PMC Commercial generally is not subject to U.S. Federal income tax (including any applicable alternative minimum tax) on any income (including net capital gain) it distributes to its shareholders, provided that it distributes at least 90% of its REIT taxable income to shareholders. PMC Commercial may, however, be subject to certain Federal excise taxes and state and local taxes on its income and property. REITs are subject to a number of organizational and operational requirements under the Internal Revenue Code. See "U.S. Federal Income Tax Consequences."

EMPLOYEES

         PMC Commercial has no salaried employees. The Investment Manager provides all personnel required for PMC Commercial's operations.

CUSTOMERS

         In relation to its lending division, PMC Commercial is not dependent upon a single borrower, or a few borrowers, whose loss would have a material adverse effect on it. In addition, PMC Commercial has not loaned more than 10% of its assets to any single borrower.

         PMC Commercial's property division is dependent upon Arlington to operate the hotel properties. Lease income from Arlington represents 100% of the revenue in this segment. The loss of Arlington would have a material adverse effect on PMC Commercial until another operator could be put into place for the hotel properties.

PROPERTIES

         PMC Commercial operates from the headquarters of the Investment Manager in Dallas, Texas, and through their loan production office in Arizona.

         At June 30, 2003, PMC Commercial owned 22 hotel properties (not including the limited service hospitality property it acquired through foreclosure on the real estate securing a loan receivable). The hotel properties are leased to a wholly-owned subsidiary of Arlington pursuant to individual property leases which are subject to the terms of a master lease agreement. Pursuant to the master lease agreement, aggregate base rent is paid to PMC Commercial based on the number of hotel properties it owns. The master lease and the underlying individual property leases expire in June 2008, but each can be extended by either Arlington or PMC Commercial for one five-year period, and thereafter by Arlington for a five-year period and a subsequent 27 month period. If fully extended, the term of the master lease would continue until September 2020. Arlington has guaranteed the payment of the rent due under the terms of the master lease agreement and the individual property leases. In addition, the master lease requires a deposit of two months base rent (approximately $900,000 at December 31, 2002). If Arlington defaults under the master lease, PMC Commercial has the right to, among other things, terminate the master lease. Lease income represented approximately 36% of PMC Commercial's total revenues during 2002.

         The following table describes the location, number of rooms, year built and annual base rent for 2003 relating to each of these properties:

                                        Rooms                     Annual Base
       City               State        in Hotel     Year Built      Rent (1)
------------------     -----------     --------     ----------    -----------
Eagles Landing         Georgia               60        1995       $   237,180
La Grange (2)          Georgia               59        1995           216,560
Smyrna                 Georgia               60        1996           226,870
Rochelle               Illinois              61        1997           247,490
Macomb                 Illinois              60        1995           268,120
Sycamore               Illinois              60        1996           268,120
Plainfield             Indiana               60        1992           247,490
Mt. Pleasant           Iowa                  63        1997           226,870
Storm Lake             Iowa                  61        1997           216,560
Coopersville           Michigan              60        1996           247,490
Grand Rapids North     Michigan              60        1995           278,430
Grand Rapids South     Michigan              61        1997           278,430
Monroe                 Michigan              63        1997           257,800
Port Huron             Michigan              61        1997           257,800
Tupelo                 Mississippi           61        1997           237,180
Ashland                Ohio                  62        1996           309,370
Marysville             Ohio                  79        1990           329,990
Wooster East           Ohio                  58        1994           206,250
Wooster North          Ohio                  60        1995           206,250
Jackson                Tennessee             61        1998           257,800
McKinney               Texas                 61        1997           257,800
Mosinee                Wisconsin             53        1993           175,310
                                       --------                   -----------
                                          1,344                   $ 5,455,160
                                       ========                   ===========

--------------------------------
(1) Annual base rent includes a CPI adjustment (2.0% increase) which was effective January 1, 2003.

(2) Represents PMC Commercial's real estate investment held for sale at June 30, 2003.

LEGAL PROCEEDINGS

         In the normal course of business, PMC Commercial is subject to various proceedings and claims, the resolution of which will not, in management's opinion, have a material adverse effect on its financial position or results of operations.

                   PMC COMMERCIAL MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis in conjunction with PMC Commercial's consolidated financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus.

BUSINESS

         GENERAL

         PMC Commercial is primarily a commercial lender that originates loans to small businesses that are principally collateralized by first liens on the real estate of the related business. PMC Commercial sells loans receivable through privately-placed structured loan sale transactions. Historically, PMC Commercial has retained residual interests in all loans receivable sold through its ownership in the related SPEs.

         PMC Commercial's revenues and realized gains include the following:

         - Interest earned on loans receivable including the effect of commitment fees collected at the inception of the loan;

         -        Lease payments on hotel properties;

         -        Earnings on retained interests;

         -        Interest earned on temporary (short-term) investments;

         -        Gains relating to structured loan sale transactions;

         -        Gains relating to sales of hotel properties; and

         - Other fees, including late fees, prepayment fees, construction monitoring fees and site visit fees.

         PMC Commercial's ability to generate interest income, as well as other revenue sources, is dependent on economic, regulatory and competitive factors that influence interest rates and loan originations, and its ability to secure financing for its investment activities. The amount of other income earned will vary based on volume of loans funded, the timing and amount of financings, the volume of loans receivable which prepay, the mix of loans (construction versus non-construction), the rate and type of loans originated (whether fixed or variable) as well as the general level of interest rates. For a more detailed description of the risks affecting PMC Commercial's financial condition and results of operations, see "Risk Factors."

         Commencing in the latter half of 2001, PMC Commercial's ability to compete for fixed-rate lending opportunities declined. Interest rates have remained at historically low levels for a prolonged period of time providing the banking industry with the ability to offer fixed-rate "mini-perm" loans (i.e., five-year maturity, 20-year amortization) based on these low short-term rates. In contrast, the interest rates on PMC Commercial's fixed-rate loan products are based on a longer term (10-year U.S. Treasuries) which remained at disproportionately higher levels than shorter term financial indices. As a result, the fixed interest rates PMC Commercial offered were higher than the banks and its lending opportunities decreased. However, PMC Commercial is able to compete more effectively when offering a LIBOR-based variable-rate loan product.

         At June 30, 2003 and December 31, 2002, PMC Commercial's variable-rate loans receivable were $59.9 million (67%) and $42.1 million (58%), respectively, of its loans receivable. At June 30, 2003, all of its commitments were for variable-rate loans, and given the current interest rate market, PMC Commercial expects to continue to originate primarily variable-rate loans. At June 30, 2003, PMC Commercial had approximately $21.4 million of total loan commitments and approvals outstanding with interest rates based on spreads over LIBOR ranging from 4.0% to 4.5%. The weighted average interest rate on loan commitments at June 30, 2003 was 5.3% which is lower than PMC Commercial's historical weighted average interest rate on loan commitments because PMC Commercial is currently originating primarily variable-rate interest loans. Commitments have fixed expiration dates and require payment of a fee to PMC Commercial.

         The weighted average interest rate on loans receivable declined to 6.9% at June 30, 2003 from 7.5% at December 31, 2002 and 9.6% at December 31, 2001 primarily as a result of a decrease in the average quarterly LIBOR (244 basis points) during 2002 which is utilized in the determination of quarterly variable rates and an increase in variable-rate lending.

         CURRENT OPERATING OVERVIEW

         Due to geopolitical uncertainty and general economic conditions, PMC Commercial has seen a slowdown in potential lending opportunities and some funding commitments have been terminated. In addition, PMC Commercial did not complete a structured loan sale transaction on favorable terms that it had expected to be completed prior to June 30, 2003. While PMC Commercial believes it could have completed a transaction during the second quarter of 2003, it delayed the securitization since the terms of the transactions available in the market were not considered favorable to it (i.e. the transaction size and cost did not reflect the value of the transaction). As a result, PMC Commercial's anticipated fundings during the remainder of 2003 most likely will not meet its prior expectation. When fundings are reduced, PMC Commercial's net interest income does not increase as it would have if these fundings were completed, and may be reduced to the extent principal repayments exceed amounts funded or interest rates decline. The market for the type of asset-backed securities PMC Commercial originates was relatively inefficient during the first half of 2003 as a result of uncertainties in the market place due to the sluggishness of the economy, geopolitical uncertainties and the impact of the ongoing conflict in the Middle East. PMC Commercial is in the process of finalizing a loan pool for its current structured loan sale transaction and now anticipates that the structured loan sale transaction will be completed late in September 2003, unless additional delays are encountered.

         Since the majority of PMC Commercial's loans receivable have variable rates of interest, the continuation of the low interest rate environment has had a negative impact on net income. During late 2002, PMC Commercial expected that interest rates would gradually increase during 2003 and 2004; however interest rates decreased during the first half of 2003. PMC Commercial expects that short-term interest rates will remain at current levels or possibly decrease during the remainder of 2003. Interest rate increases will generally cause valuation decreases in its retained interests in transferred assets while interest rate decreases cause valuation increases in its retained interests in transferred assets; however, these changes have no impact on its cash flow from operations, the cash available for distribution to PMC Commercial shareholders or the determination by the PMC Commercial board of trust managers of the level of quarterly dividend distributions.

         In addition, the following provides a summary of other significant economic factors that may have an impact on PMC Commercial's financial condition and results of operations. The factors described below could impact the volume of loan originations, the income PMC Commercial earns on assets, its ability to complete a securitization, the performance of loans and/or the performance of SPEs.

         ASSET-BACKED STRUCTURED LOAN SALE TRANSACTION MARKET

         Problems in the asset-backed securities market that could impact PMC Commercial's ability or alter its decision to complete a structured loan transaction on a timely basis or cause it to sell loans receivable on less favorable terms include, but are not limited to, the following:

         - As a result of certain economic conditions, investors in the type of asset-backed securities that PMC Commercial places may increase its cost of capital by widening the "spreads" they require in order to purchase asset-backed securities or cease acquiring the type of asset backed security issued by PMC Commercial;

         - The deterioration in the performance of either PMC Commercial's loan portfolio or the portfolio of PMC Capital may deter potential investors from purchasing its asset-backed securities;

         - The deterioration in the operations of the limited service sector of the hospitality industry which may deter potential investors from purchasing PMC Commercial's asset-backed securities or lower the available rating from the rating agencies;

         - A reduction in the performance of the loans receivable of prior transactions or of similar transactions (for example, higher than expected loan losses or delinquencies) may deter potential investors from purchasing PMC Commercial's asset-backed securities; and

         - A change in the underlying criteria utilized by the rating agencies may cause transactions to receive lower ratings than previously issued thereby increasing the cost of capital on PMC Commercial's transactions.

         Significant changes in any of these criteria may result in PMC Commercial temporarily suspending its structured loan sale program and seeking other sources of financing. See "Risk Factors - Risks Related to the Business of Both PMC Commercial and PMC Capital."

         INTEREST INCOME AND RATES

         As a result of PMC Commercial's increasing dependence on variable-rate loans, the continued prolonged low interest rate environment has caused interest income to be reduced. To the extent that rates remain at these historically low levels, or LIBOR decreases from current levels, PMC Commercial will earn less interest income. Alternatively, when rates rise in the future, the interest PMC Commercial earns on performing variable-rate loans will increase. In addition, the decreased loan origination volume during 2002 (compared to 2001) affected interest income. Interest income can continue to be reduced if (i) principal payments on outstanding loans receivable exceed loan originations, (ii) interest rates continue to decrease, or (iii) PMC Commercial Problem Loans increase.

         INTEREST RATE SPREADS

         PMC Commercial's net interest margin is dependent upon the difference between the cost of borrowed funds and the rate at which PMC Commercial invests these funds (the "spread differential"). A significant reduction in spread differential may have a material adverse effect on PMC Commercial's results of operations. Over the past few years the spread differential has been reduced causing decreased income from continuing operations. There can be no assurance that the spread differential will not continue to decrease. PMC Commercial believes that its LIBOR-based loan program will provide it with a spread differential (resulting from structured loan sale transactions) that approximates the spread differential it has historically received on fixed-rate transactions due to management's belief that there is a more favorable market for LIBOR-based structured loan sale transactions compared to fixed-rate structured loan sale transactions.

         LOAN ORIGINATION TREND

         During the latter part of 2001, PMC Commercial commenced marketing and selling a variable-rate loan product based on LIBOR which presently provides a lower cost variable interest rate alternative to its borrowers as a result of market conditions. During the first half of 2002, PMC Commercial experienced decreases in lending opportunities, loans funded and loan commitments compared to the prior year due to competition resulting from the interest rate environment and the economic uncertainty which specifically had an impact on the hospitality sector. As a result of the continuation of low short-term interest rates, banks continue to offer their "mini-perm" short-term loans at rates considerably lower than PMC Commercial's long-term fixed-rate loans and often with less down payment requirements. In addition, as a result of the economic uncertainty following the tragic events of September 11th, fewer hospitality properties were marketed to be sold; therefore, fewer property sales required financing. During 2002, there was a positive trend in loan origination activities and PMC Commercial's commitments were increasing.

         During the six months ended June 30, 2003, PMC Commercial primarily originated variable-rate loans based on LIBOR which presently provides a lower cost variable interest rate alternative to its borrowers than fixed-rate loan products. As a result of the uncertainties in the marketplace due to the sluggishness of the economy and the impact of the ongoing conflict in the Middle East, fewer hospitality properties are being marketed to be sold or refinanced; therefore, fewer property sales are requiring financing. In addition, PMC Commercial did not complete a structured loan sale transaction that was expected to be completed prior to June 30, 2003. PMC Commercial's commitments at June 30, 2003 were less than commitments at December 31, 2002. In addition, several commitments outstanding were cancelled. PMC Commercial expects that its commitments will continue to decrease until the market for limited service hospitality properties improves and a structured loan sale transaction is completed.

         HOSPITALITY INDUSTRY FACTORS

         Reductions in business and discretionary travel cause a moderation in demand for hotel rooms and a slowdown in construction of hospitality properties (including limited service hospitality properties). These reductions were primarily caused by (i) traveler concerns about the safety and convenience of air travel, (ii) a general reluctance to be away from home and (iii) a downturn in corporate profits, investments and transactions which led to aggressive business travel reductions. Although the Federal Reserve lowered interest rates the last three years to aid in stimulating the economy and to provide liquidity, consumer and business confidence declined. This lack of confidence, which continued into early 2003, caused a significant strain on the travel and hotel industries as well as numerous other industries in the United States. Political uncertainties have impeded a rebound in consumer and investor confidence and spending. However, the limited service segment of the hospitality industry has been less impacted and has continued to outperform the luxury and upscale sectors which experienced the weakest performance.

         Another factor which affects the limited service sector of the hospitality industry is a significant rise in gasoline prices within a short period of time. Most of the limited service hospitality properties collateralizing PMC Commercial's loans receivable are located on interstate highways. Historically, when gas prices sharply increase, occupancy rates decrease for properties located on interstate highways.

         DEPENDENCY ON THIRD PARTY MANAGEMENT OF PMC COMMERCIAL'S HOTEL
PROPERTIES

         As a REIT, PMC Commercial cannot operate its hotel properties. As a result, PMC Commercial is dependent upon Arlington to operate and manage its hotel properties. The operating results of PMC Commercial's hotel properties are subject to a variety of risks which could affect Arlington's ability to generate sufficient cash flow to support the payment obligations under the master lease agreement. In the event Arlington defaults on the master lease agreement, there is no assurance that PMC Commercial would be able to find a new operator for its hotel properties, negotiate to receive the same amount of lease income or that it would be able to collect on Arlington's guarantee. In addition, in the event Arlington defaults, PMC Commercial may incur costs, including holding costs, legal fees and costs to re-franchise the properties.

PORTFOLIO INFORMATION

         LENDING ACTIVITIES

         General

         PMC Commercial's lending activities consist primarily of originating loans to borrowers who operate in the hospitality industry. PMC Commercial's net loans receivable were $89.6 million, $72.0 million and $78.5 million at June 30, 2003 and December 31, 2002 and 2001, respectively. During 2002 and 2001, PMC Commercial originated loans totaling $32.8 million and $51.7 million and received repayments of $12.3 million (of which approximately $9.6 million represented prepayments) and $5.9 million (of which approximately $2.7 million represented prepayments), respectively. During the six months ended June 30, 2003 and 2002, PMC Commercial originated $21.1 million and $12.8 million of loans, respectively, and principal collections on PMC Commercial's loans receivable were $3.4 million (including $1.4 million of scheduled maturities) and $8.3 million (including $6.6 million of prepayments and $0.6 million of scheduled maturities) during the six months ended June 30, 2003 and 2002, respectively. When originating a loan, PMC Commercial charges a commitment fee. During 2002 and 2001,

PMC Commercial collected commitment fees of $575,000 and $521,000, respectively. These fees are deferred and recognized as an adjustment of yield over the life of the related loan receivable.

         At June 30, 2003 and December 31, 2002, approximately $59.9 million and $42.1 million of PMC Commercial's loans receivable, respectively, had a variable interest rate (reset on a quarterly basis) based primarily on LIBOR with a weighted average interest rate of approximately 5.2% and 5.4%, respectively. The LIBOR rate used in determining interest rates charged PMC Commercial's borrowers during the third quarter of 2003 (set on July 1, 2003) was 1.11%. In comparison, the LIBOR used in determining interest rates charged to PMC Commercial's borrowers during the second quarter of 2003 (set on April 1, 2003) was 1.29%. The spread that PMC Commercial charges over LIBOR generally ranges from 3.5% to 4.5%. To the extent LIBOR changes, PMC Commercial will see changes in interest income from its variable-rate loans receivable. In addition, at June 30, 2003 and December 31, 2002, approximately $30.6 million and $29.9 million, respectively, of PMC Commercial's loans receivable had a fixed interest rate with a weighted average interest rate of 10.2% and 10.4%, respectively. See "PMC Commercial Quantitative and Qualitative Disclosures About Market Risk."

         At June 30, 2003, PMC Commercial had approximately $21.4 million of loan commitments outstanding. All of PMC Commercial's current commitments are based on LIBOR. At June 30, 2003, all of PMC Commercial's commitments were for variable-rate loans, and given the current interest rate market, PMC Commercial expects to continue to originate primarily variable-rate loans. It is anticipated that new commitments will have an interest rate floor of 6%. The weighted average interest rate on loan commitments at June 30, 2003 was 5.3%. See "--Liquidity and Capital Resources."

         PMC Commercial sold loans in structured loan sale transactions completed in April 2002, June 2001 and December 2000. Since the cash flows from these sold loans will impact PMC Commercial's profitability and PMC Commercial's cash available for dividend distributions, PMC Commercial provides information on both the Retained Portfolio and the Aggregate Portfolio. Accordingly, at June 30, 2003, PMC Commercial's Retained Portfolio does not include $102.7 million of aggregate principal balance remaining on the loans sold in these structured loan sale transactions. PMC Commercial's Aggregate Portfolio outstanding was $193.2 million at June 30, 2003. The weighted average contractual interest rate on PMC Commercial's Aggregate Portfolio was 8.3%, 8.7% and 9.3% at June 30, 2003, December 31, 2002 and June 30, 2002, respectively.

         Information on PMC Commercial's Retained Portfolio was as follows:

                                                              As of and for the Period Ended
                                                      ----------------------------------------------
                                                      June 30,         December 31,         June 30,
                                                        2003               2002               2002
                                                      --------         ------------         --------
Weighted Average Interest Rate...................       6.9%               7.5%               8.8%
Annualized Average Yield (1).....................       7.5%              10.3%              10.9%

-----------------
(1) In addition to interest income, the yield includes all fees earned and is reduced by the provision for loan losses.

         PREPAYMENT ACTIVITY

         Prepayment activity on fixed-rate loans receivable has increased as a result of the current low interest rate environment (the prime rate, LIBOR and the interest rates on treasury notes decreased substantially during 2001 and
2002). PMC Commercial believes that it may continue to see increased prepayment activity at high levels (particularly in relation to fixed-rate loans receivable) during the remainder of 2003. Many of the prepayment fees for fixed-rate loans receivable are based upon a yield maintenance premium which provides for greater fees as interest rates decrease. In addition, certain loans receivable have prepayment prohibitions of up to five years.

         The timing and volume of prepayment activity for both variable and fixed-rate loans receivable fluctuate and are impacted by numerous factors including the following:

         - The competitive lending environment (i.e., availability of alternative financing);

         - The current and anticipated interest rate environment (i.e., if interest rates are expected to rise or fall);

         -        The market for limited service hospitality property sales; and

         - The amount of the prepayment fee and the length of prepayment prohibition.

         When loans receivable are repaid prior to their maturity, PMC Commercial generally receives prepayment fees. Prepayment fees result in one-time increases in income. The proceeds from the prepayments PMC Commercial receives are invested initially in temporary investments and have generally been re-loaned or committed to be re-loaned at lower interest rates than the prepaid loans receivable. These lower interest rates have had an adverse effect on interest income and depending upon the rate of future prepayments may further impact PMC Commercial's interest income. It is difficult to accurately predict the volume or timing of prepayments since the factors listed above are not all-inclusive and changes in one factor are not isolated from changes in another which might magnify or counteract the rate or volume of prepayment activity.

         PROBLEM LOANS

         Senior management closely monitors the PMC Commercial Problem Loans, which are classified into two categories: Impaired Loans and Special Mention Loans. PMC Commercial Impaired Loans are loans which the collection of the balance of principal and interest is considered impaired and a loan loss reserve has been established. PMC Commercial Special Mention Loans are those loans receivable that are not complying with their contractual terms but PMC Commercial expects a full recovery of the principal balance through either collection efforts or liquidation of collateral. There can be no assurance that PMC Commercial Special Mention Loans will not become Impaired Loans in the future if there is a deterioration in the value of the collateral.

         PMC Commercial's Problem Loans were as follows:

                                                                                        December 31,
                                                                  June 30,        -----------------------
                                                                    2003           2002            2001
                                                                  --------        ------         --------
                                                                              (In thousands)
PMC Commercial Impaired Loans:
   Loans receivable .......................................        $1,739         $1,756         $  1,370
   Sold loans of SPEs .....................................            --             --               --
                                                                   ------         ------         --------
                                                                   $1,739         $1,756         $  1,370
                                                                   ======         ======         ========

PMC Commercial Special Mention Loans:
   Loans receivable .......................................        $   --         $   --         $  1,174
   Sold loans of SPEs .....................................         1,365          1,362            1,868
                                                                   ------         ------         --------
                                                                   $1,365         $1,362         $  3,042
                                                                   ======         ======         ========

 Percentage of PMC Commercial Impaired
   Loans:
   Loans receivable .......................................           1.9%           2.4%             1.7%
   Sold loans of SPEs .....................................            --             --              --

 Percentage of PMC Commercial Special
   Mention Loans:
   Loans receivable .......................................            --             --              1.4%
   Sold loans of SPEs .....................................           1.3%           1.3%             1.2%

         There were no provisions for loss during the six months ended June 30, 2003. PMC Commercial's provision for loan losses as a percentage of weighted average outstanding loans receivable was 0.09% (9 basis points) and 0.27% (27 basis points) during 2002 and 2001, respectively. At June 30, 2003, December 31, 2002 and 2001, PMC Commercial had reserves in the amount of $365,000, $365,000 and $300,000, respectively, against loans receivable that it has determined to be PMC Commercial Problem Loans.

         RETAINED INTERESTS

         At June 30, 2003, December 31, 2002 and 2001, the estimated fair value of PMC Commercial's retained interests was $22.7 million, $23.5 million and $17.8 million, respectively. PMC Commercial's retained interests consist of (i) the retention of a portion of each of the sold loans, (ii) the contractually required cash balances owned by the SPE and (iii) future excess funds to be generated by the SPE after payment of all obligations of the SPE.

         The value of PMC Commercial's retained interests is based on estimates of the present value of future cash flows PMC Commercial expects to receive from the SPEs. Estimated future cash flows are based in part upon estimates of prepayment speeds and loan losses on the loans receivable transferred to the SPEs. Prepayment speeds and loan losses are estimated based on the current and anticipated interest rate and competitive environments and PMC Commercial's historical experience with these and similar loans receivable. The discount rates utilized are determined for each of the components of retained interests as estimates of market rates based on interest rate levels considering the risks inherent in the transaction. Changes in any of PMC Commercial's assumptions, or actual results which deviate from PMC Commercial's assumptions, may materially affect the value of PMC Commercial's retained interests.

         The net unrealized appreciation on PMC Commercial's retained interests at June 30, 2003, December 31, 2002 and 2001 was $3.5 million, $3.8 million and $2.2 million, respectively. Any appreciation of PMC Commercial's retained interests is included in the accompanying balance sheet in beneficiaries' equity while any depreciation of PMC Commercial's retained interests is either included in the accompanying statement of income as a realized loss (if there is a reduction in expected future cash flows) or on PMC Commercial's balance sheet in beneficiaries' equity as an unrealized loss. Reductions in expected future cash flows generally occur as a result of decreases in expected yields, increases in anticipated loan losses or increases in prepayment speed assumptions.

         PROPERTY OWNERSHIP

         PMC Commercial's hotel properties are operated by Arlington pursuant to the sale/leaseback agreement. The following table summarizes statistical data regarding the 22 hotel properties (1):

                                Six Months Ended
                                    June 30,                                          Years Ended December 31,
                       -----------------------------------         ------------------------------------------------------------
                            2003                  2002                  2002                   2001                   2000
                       -------------         -------------         --------------         --------------         --------------
Occupancy                      54.95%                58.70%                 58.74%                 57.32%                 59.58%
ADR (2)                $       53.27         $       54.33         $        54.60         $        53.24         $        55.48
RevPar (3)             $       29.27         $       31.89         $        32.02         $        32.23         $        32.74
Revenue                $   7,088,807         $   7,733,831         $   15,655,627         $   15,772,935         $   16,222,702
Rooms Rented                 133,088               142,359                287,190                280,482                292,507
Rooms Available              242,203               242,510                488,921                489,356                491,093

-----------------------
(1) Arlington has provided all data (only includes properties owned as of June 30, 2003).

(2)  "ADR" is defined as the average daily room rate.

(3)  "RevPar" is defined as revenue per available room.

         Income related to the hotel properties is from lease payments. The lease is a "triple net" lease; therefore, all expenses of operation including insurance and real estate taxes are the obligation of Arlington. The data provided above is for informational purposes only. All revenues and expenses from operation of the properties belong to Arlington.

         A summary of financial information for the lessee of PMC Commercial's properties, Arlington, which has been derived from its public filings as of June 30, 2003 and December 31, 2002 is as follows:

                           ARLINGTON HOSPITALITY, INC.

                                                                 December 31,
                                                          ------------------------
                                       June 30, 2003        2002            2001
                                       -------------      --------        --------
                                                      (In thousands)
BALANCE SHEET DATA:
   Investment in hotel assets             $ 91,756        $103,903        $ 98,300
   Cash and short-term investments           4,204           3,970           4,748
   Total assets                            108,866         119,934         115,174
   Total liabilities                        96,210         102,564          96,107
   Shareholders' equity                     12,656          17,370          19,067

                                  Six Months Ended June 30,                  Years Ended December 31,
                                  -------------------------         -----------------------------------------
                                    2003             2002             2002             2001           2000
                                  --------         --------         --------         --------        --------
                                                              (In thousands)
INCOME STATEMENT DATA:
   Total revenue                  $ 33,586         $ 34,353         $ 76,531         $ 77,153        $ 76,151
   Operating income (loss)          (3,666)           2,125            1,992            5,547           4,653
   Net income (loss)                (4,840)            (524)          (1,710)             755           4,010

         Arlington is a public entity that files periodic reports with the SEC. Additional information about Arlington can be obtained from the SEC's website at www.sec.gov.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         The discussion and analysis of PMC Commercial's financial condition and results of operations is based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires PMC Commercial to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. PMC Commercial's management has discussed the development and selection of these critical accounting policies and estimates with the audit committee of PMC Commercial's board of trust managers and the audit committee has reviewed the disclosures relating to these policies and estimates included in this joint proxy statement/prospectus.

         PMC Commercial believes the following critical accounting considerations and significant accounting policies represent the more significant judgments and estimates used in the preparation of the consolidated financial statements.

         VALUATION OF LOANS RECEIVABLE

         Loan loss reserves are established based on a determination, through an evaluation of the recoverability of individual loans receivable, that significant doubt exists as to the ultimate realization of the loan receivable. PMC Commercial monitors the loan portfolio on an ongoing basis and evaluates the adequacy of its loan loss reserves. In its analysis, PMC Commercial reviews various factors, including the value of the collateral securing the loan receivable and the borrower's payment history. The determination of whether significant doubt exists and whether a loan loss reserve is necessary for each loan requires judgment and consideration of the facts and circumstances existing at the evaluation date. Changes to the facts and circumstances of the borrower, the hospitality industry and the economy may require the establishment of significant additional loan loss reserves. If a determination is made that significant doubt exists as to the ultimate collection of loans receivable, the effect on results of operations may be material.

         The provision for loan losses was 0.09% (nine basis points) and 0.27% (27 basis points) of PMC Commercial's weighted average outstanding loans receivable during 2002 and 2001, respectively. It may be difficult to maintain such a low loss rate on loans receivable. To the extent one or several of the loans experiences significant operating difficulties and PMC Commercial is forced to liquidate the loans, future losses may be substantial.

         VALUATION OF RETAINED INTERESTS

         Due to the limited number of entities that conduct transactions with similar assets, the relatively small size of the retained interests and the limited number of buyers for such assets, no readily ascertainable market exists for the retained interests. Therefore, PMC Commercial's determination of value may vary significantly from what a willing buyer would pay for these assets.

         The valuation of the retained interests is the most volatile critical accounting estimate because the valuation is dependent upon estimates of future cash flows that are dependent upon the performance of the underlying loans receivable. Prepayments or losses in excess of estimates will cause unrealized depreciation and ultimately realized losses. The value of the retained interests is determined based on the present value of estimated future cash flows from the SPEs. The estimated future cash flows are calculated based on assumptions including, among other things, prepayment speeds and loan losses. PMC Commercial regularly measures loan loss and prepayment assumptions against the actual performance of the loans receivable sold and to the extent adjustments to PMC Commercial's assumptions are deemed necessary, they are made on a quarterly basis. If prepayment speeds occur at a faster rate than anticipated, or future loan losses occur quicker than expected, or in amounts greater than expected, the value of the retained interests will decline and total income in future periods would be reduced. If prepayments occur slower than anticipated, or future loan losses are less than expected, cash flows would exceed estimated amounts, the value of the retained interests would increase and total income in future periods would be enhanced. Although PMC Commercial believes that assumptions as to the future cash flows of the structured loan sale transactions are reasonable, actual rates of loss or prepayments may vary significantly from those assumed and other assumptions may be revised based upon anticipated future events. These assumptions are updated on a quarterly basis. Over the past three years, there has been no significant change in the methodology employed in valuing these assets. The discount rates utilized in computing the net present value of future cash flows are based on an estimate of the inherent risks associated with each cash flow stream.

         Significant estimates related to retained interests were as follows at December 31, 2002:

                                    Constant          Aggregate
                                   Prepayment           Losses              Range of
                                    Rate (1)          Assumed (2)         Discount Rates
                                  -----------       --------------        --------------
2000 Joint Venture.........           9.5%               2.65%             6.7% to 11.4%
2001 Joint Venture.........           9.5%               3.38%             6.7% to 11.4%
2002 Joint Venture.........           9.5%               3.38%             7.1% to 11.8%

-----------------------------
(1) Based on anticipated principal prepayments considering the loans sold and other similar loans.

(2) As a percentage of the outstanding principal balance of the underlying loans receivable as of December 31, 2002 based upon per annum losses that ranged from 0.4% to 0.8%.

         There were no significant changes in the above assumptions as of June 30, 2003.

         Future annualized loan losses of 40 basis points or greater were estimated on all of structured loan sale transactions. At December 31, 2002, PMC Commercial identified one sold loan ($1.4 million) that it considers a PMC Commercial Special Mention Loan. If PMC Commercial has to liquidate this loan, losses may exceed estimates and the value of the retained interests will decline.

         In addition, prepayments in excess of assumptions will cause a decline in the value of the retained interests relating to the excess funds (PMC Commercial interest-only strip receivable) expected from structured loan sale transactions. For example, if a $1.0 million loan with an interest rate of 10% prepays and the "all-in cost" of that

Joint Venture's structured notes was 7%, PMC Commercial would lose the 3% spread it had expected to receive on that loan in future periods. The "spread" that is lost may be offset in part or in whole by the prepayment fee that PMC Commercial collects.

         The following is a sensitivity analysis of the retained interests as of June 30, 2003 and December 31, 2002 to highlight the volatility that results when prepayments, loan losses and discount rates are different than the assumptions:

                                                                                June 30, 2003              December 31, 2002
                                                                            ---------------------        ---------------------
                                                                                           Asset                        Asset
                                                                              Pro         and Net          Pro         and Net
                                                                             Forma         Income         Forma        Income
                    Changed Assumption                                       Value         Change         Value        Change
---------------------------------------------------------------------       -------       -------        -------       -------
                                                                                               (In thousands)
Losses increase by 50 basis points per annum (1) ....................       $21,004       ($1,682)       $21,751       ($1,781)
Losses increase by 100 basis points per annum (1) ...................       $19,386       ($3,300)       $20,040       ($3,492)
Rate of prepayment increases by 5% per annum (2) ....................       $21,960       ($  726)       $22,714       ($  818)
Rate of prepayment increases by 10% per annum (2) ...................       $21,445       ($1,231)       $22,178       ($1,354)
Discount rates increase by 100 basis points .........................       $21,685       ($1,001)       $22,481       ($1,051)
Discount rates increase by 200 basis points .........................       $20,747       ($1,939)       $21,500       ($2,032)

--------------------------------------
(1) If PMC Commercial experiences significant losses (i.e., in excess of anticipated losses), the effect on the retained interests would first reduce the value of the interest-only strip receivables. To the extent the interest-only strip receivables could not fully absorb the losses, the effect would then be to reduce the value of the reserve funds and then the value of the required over-collateralization.

(2) For example, an 8% assumed rate of prepayment would be increased to 13% or 18% based on increases of 5% or 10% per annum, respectively.

         These sensitivities are hypothetical and should be used with caution. Pro forma values based on changes in these assumptions generally cannot be extrapolated since the relationship of the change in assumptions to the change in fair value is not linear. The effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumption. In reality, changes in one factor are not isolated from changes in another which might magnify or counteract the sensitivities.

RESULTS OF OPERATIONS

         SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2002

         Overview

         Income from continuing operations decreased by $839,000 (19%), to $3,541,000 during the six months ended June 30, 2003 from $4,380,000 during the six months ended June 30, 2002. Net income decreased by $2,161,000 (37%), to $3,651,000 during the six months ended June 30, 2003 from $5,812,000 during the six months ended June 30, 2002. Earnings per share decreased $0.33 (37%), to $0.57 per share during the six months ended June 30, 2003 from $0.90 per share during the six months ended June 30, 2002. The decrease in net income is primarily due to:

         - a decrease in the gain on sale of PMC Commercial's real estate investments of $663,000 as there were no hotel properties sold during the six months ended June 30, 2003, while two hotel properties were sold during the six months ended June 30, 2002;

         - a decrease in the gain on sale of loans receivable of $562,000 as there were no loans sold during the six months ended June 20, 2003 while PMC Commercial sold loans in a structured loan sale transaction completed during April 2002;

         - a decrease in other income of $568,000 due to decreased prepayment fees received; and

         - a decrease in interest income of $399,000 due to an increase in variable-rate lending with lower variable interest rates than PMC Commercial's fixed-rate loans;

         Significant changes in PMC Commercial's revenues and expenses are further described below.

         Revenues

         Interest income decreased by $399,000 (12%), to $3,047,000 during the six months ended June 30, 2003 from $3,446,000 during the six months ended June 30, 2002. The decrease was primarily attributable to a decrease in PMC Commercial's weighted average interest rate from 8.8% at June 30, 2002 to 6.9% at June 30, 2003, primarily resulting from lower variable interest rates, increased variable rate lending and the sale of the majority of PMC Commercial's fixed-rate loans receivable in its April 2002 structured loan sale transaction. PMC Commercial's effective LIBOR decreased by 61 basis points from the six months ended June 30, 2002 to the six months ended June 30, 2003.

         Income from retained interests decreased $8,000 (1%), to $1,376,000 during the six months ended June 30, 2003 compared to $1,384,000 during the six months ended June 30, 2002. The income from PMC Commercial's retained interests is comprised of the yield on its retained interests. The yield on PMC Commercial's retained interests declined to 11.7% during the six months ended June 30, 2003 from 13.8% during the six months ended June 30, 2002 while the weighted average balance of its retained interests increased due to the completion of its April 2002 structured loan sale transaction. Approximately 67% and 34% of PMC Commercial's loans receivable had variable rates of interest as of June 30, 2003 and 2002, respectively. The weighted average of PMC Commercial's Effective LIBOR (the LIBOR base rate used in the determination of quarterly interest rates) decreased by 61 basis points from the six months ended June 30, 2002 to the six months ended June 30, 2003.

         Other income decreased $568,000 (85%), to $99,000 during the six months ended June 30, 2003 compared to $667,000 during the six months ended June 30, 2002 due to decreased prepayment fees. During the first half of 2002, several loans receivable were prepaid which had significant prepayment penalties.

         Interest Expense

         Interest expense decreased by $138,000 (7%), to $1,712,000 during the six months ended June 30, 2003 from $1,850,000 during the six months ended June 30, 2002. The decrease was primarily attributable to a decrease in the principal balance of the structured notes payable from PMC Commercial's 1998 structured loan financing ($22.2 million outstanding at June 30, 2003 compared to $29.7 million outstanding at June 30, 2002. This decrease was partially offset by an increase in PMC Commercial's weighted average borrowings outstanding under the revolving credit facility which increased to $18.0 million during the six months ended June 30, 2003 from $6.5 million during the six months ended June 30, 2002. The weighted average interest rate on PMC Commercial's revolving credit facility decreased to 3.1% during the six months ended June 30, 2003 from 3.8% during the six months ended June 30, 2002.

         Interest expense consisted of the following:

                                                      Six Months Ended
                                                          June 30,
                                                    -------------------
                                                     2003         2002
                                                    ------       ------
                                                      (In thousands)
Structured Notes ............................       $  803       $1,077
Mortgages on hotel properties ...............          576          568
Revolving credit facility ...................          311          200
Other .......................................           22            5
                                                    ------       ------
                                                    $1,712       $1,850
                                                    ======       ======

         Other Expenses

         Fees associated with the Advisory Agreements consisted of the following:

                                                                                     Six Months Ended
                                                                                         June 30,
                                                                                  ----------------------
                                                                                   2003           2002
                                                                                  -------        -------
                                                                                      (In thousands)
Lease supervision fee .....................................................       $   185        $   199
Investment management fee .................................................           964            955
                                                                                  -------        -------
Total fees incurred .......................................................         1,149          1,154
Less:
  Management fees included in discontinued operations .....................            (8)           (17)
  Cost of structured loan sale transactions ...............................            --            (57)
  Fees incurred by the SPEs ...............................................          (158)          (137)
  Fees capitalized as cost of originating loans ...........................           (81)           (45)
                                                                                  -------        -------
Advisory and servicing fees to affiliate, net .............................       $   902        $   898
                                                                                  =======        =======

         General and administrative expenses increased $51,000 (37%) to $188,000 during the six months ended June 30, 2003 from $137,000 during the six months ended June 30, 2002. The increase in general and administrative expenses is primarily due to carrying costs related to PMC Commercial's asset acquired in liquidation held for sale.

         Realized losses on retained interests in transferred assets were $53,000 for the six months ended June 30, 2002 which was the result of a reduction in expected future cash flows resulting from prepayments. There were no realized losses on PMC Commercial's retained interests during the six months ended June 30, 2003.

         Impairment loss from asset acquired in liquidation held for sale was $67,000 for the six months ended June 30, 2003. During July 2003, PMC Commercial sold its asset acquired in liquidation held for sale for net cash proceeds of approximately $333,000. Accordingly, PMC Commercial reduced its basis in this asset from $400,000 at December 31, 2002. There was no impairment loss from asset acquired in liquidation held for sale during the six months ended June 30, 2002.

         PMC Commercial's provision for loan losses was $65,000 during the six months ended June 30, 2002. PMC Commercial had no provision for loan losses during the six months ended June 30, 2003. During the twelve-month period ended June 30, 2002, PMC Commercial's provision for loan losses was 0.09% (nine basis points) of its weighted average outstanding loans receivable. PMC Commercial had no provision for loan losses during the twelve-month period ended June 30, 2003.

         Discontinued operations

         Gain on sale of real estate investments was $663,000 during the six months ended June 30, 2002 due to the sale of two hotel properties for $5.2 million. No properties were sold during the six months ended June 30, 2003.

         PMC Commercial's profit from discontinued operations decreased by $97,000 (47%), to a net profit of $110,000 during the six months ended June 30, 2003 from a net profit of $207,000 during the six months ended June 30, 2002. Results of operations for the two properties sold during 2002 and the property held for sale at June 30, 2003 are included in discontinued operations for the six months ended June 30, 2002.

         YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31,
2001

         Overview

         Net income decreased by $1,499,000 (13%), to $9,936,000 during 2002 from $11,435,000 during 2001. Basic earnings per share decreased $0.24 (13%), to $1.54 per share during 2002 from $1.78 per share during 2001. The decrease in net income is primarily due to:

         - decreased interest income of $1,545,000 due to the sale of loans receivable and an increase in variable-rate lending with lower variable interest rates than fixed interest rate loans;

         - a reduction in the gain on sale of loans receivable of $871,000 due to a smaller volume of loans sold and decreased anticipated cash flows due to reduced net interest spread;

         - a reduction in the gain on sale of real estate investments of $687,000 as a result of the sale of five properties during 2001 compared to two properties sold during 2002; and

         - decreased lease income of $528,000 as a result of the sale of hotel properties.

         Partially offsetting these decreases in net income were:

         - increased income from retained interests of $1,078,000 due primarily to the completion of structured loan sale transactions;

         - increased other income of $624,000 due primarily to increased prepayment fees received; and

         - decreased interest expense of $575,000 due to reduced balances outstanding on structured notes payable from the 1998 structured loan financing and a decrease in the weighted average balance and interest rate on the revolving credit facility.

         Significant changes in revenues and expenses are further described below.

         Revenues

         Interest income decreased by $1,545,000 (20%), to $6,236,000 during 2002 from $7,781,000 during 2001. The decrease was primarily attributable to (i) a decrease in weighted average loans receivable outstanding of $3.9 million (5%), to $69.1 million during 2002 from $73.0 million during 2001 (due primarily to the sale of $27.3 million in loans receivable in a structured loan sale transaction completed in April 2002) and (ii) a decrease in weighted average interest rate to 7.5% at December 31, 2002 from 9.6% at December 31, 2001, primarily resulting from lower variable interest rates and increased variable rate lending. Average quarterly LIBOR decreased by 244 basis points from 2001 to 2002.

         Lease income decreased by $528,000 (8%), to $5,743,000 during 2002 from $6,271,000 during 2001. Lease income decreased primarily due to the sale of five hotel properties during 2001 and two hotel properties during 2002. Lease income will continue to decrease as additional properties are sold.

         Income from retained interests increased $1,078,000 (59%), to $2,893,000 during 2002 compared to $1,815,000 during 2001. The income from retained interests is comprised of the yield on retained interests. The increase was the result of (i) an increase in the balance of retained interests due to the completion of the structured loan sale transactions and (ii) an increase in the yield on retained interests to 13.2% during 2002 from 12.7% during 2001 resulting from better than anticipated performance and cash flows related to the loans receivable included in the structured loan sale transactions.

         Other income increased $624,000 (116%), to $1,164,000 during 2002 compared to $540,000 during 2001. The increase is primarily attributable to increased prepayment fees received during 2002.

         Interest Expense

         Interest expense decreased by $575,000 (14%), to $3,445,000 during 2002 from $4,020,000 during 2001. The decrease was primarily attributable to (i) a decrease in interest expense on the structured notes payable from the 1998 structured loan financing due to a declining principal balance ($26.0 million outstanding at December 31, 2002 compared to $33.8 million outstanding at December 31, 2001), (ii) a decrease in the weighted average borrowings outstanding under the revolving credit facility to $4.2 million during 2002 compared to $6.5 million during 2001 and (iii) a decrease in the weighted average interest rate on revolving credit facility to 3.6% during 2002 from 5.6% during 2001.

         Interest expense consisted of the following:

                                               Years Ended December 31,
                                               ------------------------
                                                2002              2001
                                               ------            ------
                                                    (In thousands)
Structured Notes .......................       $1,982            $2,314
Mortgages on hotel properties ..........        1,156             1,175
Revolving credit facility ..............          296               516
Other ..................................           11                15
                                               ------            ------
                                               $3,445            $4,020
                                               ======            ======

         Other Expenses

         Advisory and servicing fees to affiliate, net, increased by $64,000 (4%), to $1,793,000 during 2002 from $1,729,000 during 2001.

         Fees associated with the Advisory Agreements consisted of the following:

                                                                          Years Ended December 31,
                                                                          ------------------------
                                                                           2002             2001
                                                                          -------          -------
                                                                               (In thousands)
Lease supervision fee ...........................................         $   381          $   441
Investment management fee .......................................           1,927            1,803
                                                                          -------          -------
Total fees incurred .............................................           2,308            2,244
Less:
  Management fees included in discontinued operations ...........             (25)             (49)
  Fees incurred by the SPEs .....................................            (298)            (198)
  Cost of structured loan sale transactions .....................             (57)             (60)
  Fees capitalized as cost of originating loans .................            (135)            (208)
                                                                          -------          -------
Advisory and servicing fees to affiliate, net ...................         $ 1,793          $ 1,729
                                                                          =======          =======

         Impairment loss on assets held for sale was $54,000 during 2002. The impairment loss resulted from a write-down of the carrying value of an asset acquired in liquidation held for sale as a result of management's estimate of the fair value of the property.

         Realized losses on retained interests decreased $28,000 (35%), to $53,000 during 2002 from $81,000 during 2001 resulting from reductions in expected future cash flows primarily related to lower than anticipated income on the PMC Commercial reserve funds.

         Provision for loan losses decreased $135,000 (68%), to $65,000 during 2002 from $200,000 during 2001. The reserves established during 2001 were related to two loans that were identified as potential PMC Commercial Problem Loans. At December 31, 2002, no loans were delinquent greater than 31 days; however, PMC Commercial's management identified a reserve on one loan on which significant doubt existed as to the ultimate realization of the loan.

         Discontinued operations

         Profit from discontinued operations increased by $503,000 (106%), to a net profit of $978,000 during 2002 from a net profit of $475,000 during 2001. During 2002, PMC Commercial sold two hotel properties for $5.2 million resulting in a net gain on sale of $663,000. In addition, in accordance with SFAS No. 144, results of operations from the hotel properties sold during 2002 are included in discontinued operations for the years ended December 31, 2002 and 2001; however, the corresponding gain on sale and operations of real estate investments sold during 2001 were not reclassified to discontinued operations.

         Gain on sale of assets

         Gain on sale of real estate investments was $1,350,000 during 2001 due to the sale of five hotel properties for $13.0 million.

       Gain on sale of loans receivable was $562,000 and $1,433,000 during 2002 and 2001, respectively. The decrease in gain is primarily the result of (i) a decrease in the amount of loans sold from $32.7 million in June 2001 to $27.3 million during April 2002 and (ii) a decrease in the spread earned at the time the transactions were completed to 2.56% for the structured loan sale transaction completed in April 2002 compared to 3.26% for the structured loan sale transaction completed in June 2001.

         YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31,
2000

         Overview

         Net income increased by $2,070,000 (22%), to $11,435,000 during 2001 from $9,365,000 during 2000. Basic earnings per share increased $0.34 (24%), to $1.78 per share during 2001 from $1.44 per share during 2000. The increase in net income is primarily due to:

         - a decrease in interest expense of $2,762,000 as a result of the repayment of borrowings outstanding under the revolving credit facility and a reduction in the weighted average interest rate on the revolving credit facility;

         - an increase in income from retained interests of $1,742,000 due primarily to the structured loan sale transactions completed in June 2001 and December 2000;

         - an increase in the gain on sale of real estate investments of $1,046,000 as a result of the sale of five properties during 2001 compared to one property sold during 2000; and

         - an increase in the gain on sale of loans receivable of $316,000 due to increased anticipated cash flows due to increased net interest spread.

         Partially offsetting these increases in net income were decreased interest income of $3,763,000 due to the sale of loans receivable and an increase in variable-rate lending with lower variable interest rates than fixed interest rate loans.

         Significant changes in revenues and expenses are further described below.

         Revenues

         Interest income on loans receivable decreased by $3,763,000 (33%), to $7,781,000 during 2001 from $11,544,000 during 2000. This decrease in interest income was primarily attributable to the sale of $32.7 million of loans receivable in the June 2001 structured loan sale transaction and the sale of $55.7 million of loans receivable in the December 2000 structured loan sale transaction. As a result, the weighted average loans receivable outstanding decreased by $35.6 million (33%), to $73.0 million during 2001 from $108.6 million during 2000. In addition, primarily as a result of a decrease in variable interest rates, the weighted average interest rate on loans receivable outstanding declined to 9.6% at December 31, 2001 compared to 10.0% at December 31, 2000. During 2001, PMC Commercial commenced originating loans with a variable interest rate and at December 31, 2001, it had variable-rate loans receivable of $11.5 million outstanding with a weighted average interest rate of 6.8%.

         Lease income decreased by $573,000 (8%), to $6,271,000 during 2001 from $6,844,000 during 2000. Lease income decreased primarily due to the sale of five hotel properties in 2001 and one property during 2000. This decrease was partially offset by increased percentage rent from 2% to 4% of room revenue effective January 2001 on the hotel property portfolio.

         Income from retained interests increased $1,742,000 to $1,815,000 during 2001 compared to $73,000 during 2000. The income from retained interests is comprised of the yield accreted on retained interests. The increase in income from retained interests was the result of an increase in retained interests from the structured loan sale transactions completed in December 2000 and June 2001.

         Interest Expense

         Interest expense decreased by $2,762,000 (41%), to $4,020,000 during 2001 from $6,782,000 during 2000. The decrease was attributable to (i) a reduction in the weighted average borrowings outstanding under the revolving credit facility to $6.5 million during 2001 compared to $12.2 million during 2000 resulting from the use of proceeds from the December 2000 and June 2001 structured loan sale transactions used to repay these borrowings and (ii) a reduction in the weighted average interest rate on the revolving credit facility to 5.6% at December 31, 2001 from 7.9% at December 31, 2000.

         Interest expense consisted of the following:

                                                 Years Ended December 31,
                                                 ------------------------
                                                  2001              2000
                                                 ------            ------
                                                      (In thousands)
Structured Notes .......................         $2,314            $2,699
Mortgages on hotel properties ..........          1,175             1,250
Revolving credit facility ..............            516             2,805
Other ..................................             15                28
                                                 ------            ------
                                                 $4,020            $6,782
                                                 ======            ======

         Other Expenses

         Advisory and servicing fees to affiliate, net decreased by $176,000 (9%), to $1,729,000 during 2001 from $1,905,000 during 2000.

         Fees associated with the Advisory Agreements consisted of the following:

                                                                     Years Ended December 31,
                                                                     ------------------------
                                                                      2001             2000
                                                                     -------          -------
                                                                          (In thousands)
Lease supervision fee ......................................         $   441          $   500
Investment management fee ..................................           1,803            1,699
                                                                     -------          -------
Total fees incurred ........................................           2,244            2,199
Less:
  Management fees included in discontinued operations ......             (49)             (49)
  Fees incurred by the SPEs ................................            (198)              --
  Fees capitalized as cost of originating loans ............            (208)            (145)
  Cost of structured loan sale transactions ................             (60)            (100)
                                                                     -------          -------
Advisory and servicing fees to affiliate, net ..............         $ 1,729          $ 1,905
                                                                     =======          =======

         General and administrative expenses increased by $80,000 (55%), to $226,000 during 2001 from $146,000 during 2000. The increase was primarily due to increases in insurance expense, printing costs and bank fees.

         Realized losses on retained interests were $81,000 during 2001 resulting from a reduction in expected future cash flows resulting from lower than anticipated income on the PMC Commercial reserve funds. PMC Commercial had no realized losses on retained interests during 2000.

         Provision for loan losses was $200,000 and $600,000 during 2001 and 2000, respectively. These loan loss provisions were established based on the determination, through an evaluation of the recoverability of individual loans receivable, by the PMC Commercial board of trust managers that significant doubt exists as to the ultimate realization of the specific loan receivable. The determination of whether significant doubt exists and whether a loan loss reserve is necessary for each loan receivable requires judgment and consideration of the facts and circumstances existing at the evaluation date. The $200,000 provision for loan losses recorded during 2001 was related to two loans receivable that were identified as Impaired Loans during 2001.

        The provision for loan losses recorded in 2000 was primarily attributable to one loan receivable. During 2000, PMC Commercial foreclosed on the collateral underlying the loan receivable and determined that the collateral was impaired as a result of the general condition of the building and fixtures. Based on an updated appraisal and the available information on the condition of collateral at that time, a $600,000 loss was recorded relating to the property. PMC Commercial was not in the process of liquidating any loans receivable as of December 31, 2001 nor were there any delinquent loans.

         Discontinued operations

         Profit from discontinued operations increased by $10,000 (2%), to a net profit of $475,000 during 2001 from a net profit of $465,000 during 2000.

         Gain on sale of assets

         Gain on sale of assets increased by $1,362,000 (96%), to $2,783,000 during 2001 from $1,421,000 during 2000. The primary reason for the increase was the sale of five of hotel properties for $13.0 million resulting in a net gain of $1.4 million during 2001. During 2000, PMC Commercial sold one hotel property for $3.2 million resulting in a net gain of $304,000. In addition, gains from structured loan sale transactions increased to $1.4 million from $1.1 million related to the June 2001 and December 2000 transactions, respectively.

CASH FLOW ANALYSIS

         SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2002

       PMC Commercial generated $4,961,000 and $4,387,000 from operating activities during the six months ended June 30, 2003 and 2002, respectively. The primary source of funds from operating activities is its net income which was $3,651,000 and $5,812,000 (a decrease of $2,161,000) during the six months ended June 30, 2003 and 2002, respectively. PMC Commercial's cash flows from operating activities are also affected by the change in its current assets and current liabilities which increased by $1,485,000.

       PMC Commercial's investing activities reflect a net use of funds of $15,303,000 and a net source of funds of $22,354,000 during the six months ended June 30, 2003 and 2002, respectively. The $37,657,000 decrease in net cash flows provided during the six months ended June 30, 2003 primarily resulted from the reduction of proceeds from structured loan sale transactions and an increase in loans funded less principal collected. PMC Commercial completed its 2002 structured loan sale transaction and received proceeds of $24,040,000 during the six months ended June 30, 2002 while no structured loan sale transaction was completed during the six months ended June 30, 2003. During the first half of 2003, PMC Commercial's net loans funded were $17,726,000 which is $15,223,000 greater than the first half of 2002. The increase was primarily due to increased loans funded of $10,304,000 and reduced principal payments of $4,919,000 for the six months ended June 30, 2003 compared to the six months ended June 30, 2002. In addition, (i) PMC Commercial did not sell any hotel properties during the first half of 2003 while

PMC Commercial received net proceeds from the sale of two hotel properties of $3,017,000 during the first half of 2002 and (ii) PMC Commercial's investment in retained interests in transferred assets decreased by $1,474,000 due to the completion of its 2002 structured loan sale transaction and the funding of its reserve during the six months ended June 30, 2002. Partially offsetting the above decreases in the funds provided from investing activities was a increase in funds provided by PMC Commercial's restricted investments of $3,034,000 related primarily to its 1998 structured loan financing transaction.

         PMC Commercial's financing activities reflect a net source of funds of $10,837,000 and a net use of funds of $18,090,000 during the six months ended June 30, 2003 and 2002, respectively. The increase in funds from financing activities of $28,927,000 was primarily due to an increase in proceeds from PMC Commercial's revolving credit facility of $28,800,000. PMC Commercial has increased borrowing on its revolving credit facility due in part to the delay in completing a structured loan sale transaction.

         YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31,
2001

         PMC Commercial generated $11,213,000 and $9,198,000 in cash from operating activities during 2002 and 2001, respectively. The primary source of funds from operating activities is net income. The increase in cash flows from operating activities of $2,015,000 primarily relates to the change in other operating assets and liabilities of $995,000 and a decrease in payments made to affiliates of $1,088,000. PMC Commercial pays dividends from the cash flow generated by operating activities.

         PMC Commercial's investing activities reflect a net source of funds of $7,104,000 and net use of funds of $3,434,000 during 2002 and 2001, respectively. This increase in source of funds of $10,538,000 provided by investing activities is primarily due to a decrease in loans funded net of principal collected of $27,284,000 offset in part by (i) a decrease in proceeds from sale of properties of $9,678,000, (ii) a decrease of $5,489,000 in net proceeds received from the April 2002 structured loan sale transaction compared to the June 2001 structured loan sale transaction and (iii) an increase in the investment in restricted investments of $1,911,000 due to funds received on the 1998 structured loan financing transaction which have not yet been paid to the structured noteholders.

         PMC Commercial's financing activities reflect a net use of funds of $18,825,000 and $5,694,000 during 2002 and 2001, respectively. The decrease of $13,131,000 was due primarily to (i) a decrease in net proceeds from the revolving credit facility from a net source of funds of $8,700,000 to a net use of funds of $1,400,000, (ii) an increase in use of funds of $2,314,000 from principal payments on notes payable due primarily to prepayments on the 1998 structured loan financing transaction and (iii) an increase in dividends paid of $749,000.

LIQUIDITY AND CAPITAL RESOURCES

         SOURCES AND USES OF FUNDS

         Overview

         At June 30, 2003, PMC Commercial had $0.5 million of cash and cash equivalents and availability of $12.6 million under its revolving credit facility with a current borrowing base (the maximum amount that PMC Commercial can have outstanding at any time based on its eligible loans receivable) of $40.0 million, until the earlier of October 28, 2003 or when PMC Commercial's next structured loan sale transaction is completed, when the revolving credit facility will be reduced to $30.0 million. PMC Commercial's outstanding commitments to fund loans were $21.4 million and $40.9 million at June 30, 2003 and December 31, 2002, respectively. At December 31, 2002, PMC Commercial had
(i) $49,000 of cash and cash equivalents and (ii) availability of $21.2 million under its revolving credit facility with a current borrowing base of $28.5 million. Commitments have fixed expiration dates and require payment of a fee to PMC Commercial. Since some commitments expire without the proposed loan closing, the total committed amounts do not necessarily represent future cash requirements.

         Historically, cash flows provided by operating activities have approximated the dividends paid to PMC Commercial shareholders. In 2003, PMC Commercial anticipates that this relationship will continue and substantially all of the cash flows from operating activities will be sufficient to pay the anticipated 2003 dividend distributions. As a result, cash flows from operating activities are generally not available to fund portfolio growth or debt service. During 2002, loans funded ($30.7 million) and debt repayments ($8.6 million) were primarily funded by:

         -        Principal collections on loans receivable of $12.3 million;

         - Net proceeds from the sale of hotel properties of $3.0 million; and

         - Proceeds from a structured loan sale transaction of $24.0 million.

         During the remaining half of 2003, PMC Commercial anticipates loan originations will range from $8 million to $12 million. PMC Commercial expects that its loan originations anticipated to be funded during the next twelve months, including those on which it has commitments at June 30, 2003, to be funded through (i) advances under its revolving credit facility, (ii) a structured loan sale transaction and (iii) sales of its hotel properties. PMC Commercial is currently in the process of co-securitizing a pool of loans with PMC Capital and expects the transaction to be completed in September of 2003, unless additional delays are encountered.

         SOURCES OF FUNDS

         General

         PMC Commercial expects that the sources of funds described below should be adequate to meet its working capital needs. However, there can be no assurance that it will be able to raise funds through these financing sources. If these sources are not available, PMC Commercial may have to originate loans at reduced levels and may have to refer commitments back to PMC Advisers, or sell additional assets. Pursuant to PMC Commercial's loan origination agreement with PMC Advisers and PMC Capital, if it does not have available capital to fund outstanding commitments, PMC Advisers will refer such commitments to PMC Commercial's affiliates and PMC Commercial will receive no income from those outstanding commitments.

         To meet liquidity requirements, including origination of new loans, PMC Commercial primarily generates funds from the following sources:

         -        Structured loan sales;

         -        Borrowings under its short-term revolving credit facility;

         -        Borrowings collateralized by hotel properties; and/or

         -        The sale of hotel properties.

         A reduction in the availability of these sources of funds could have a material adverse effect on PMC Commercial's financial condition and results of operations.

         Additional sources of funds include principal and interest collected on loans receivable, rent collected on hotel properties and the cash flows from retained interests. To the extent these sources represent REIT taxable income, such amounts have historically been distributed to shareholders. As a result, those earnings are generally not available to fund future investments.

         STRUCTURED LOAN SALE TRANSACTIONS

         PMC Commercial's primary source of funds has been structured loan sale transactions. PMC Commercial generated net proceeds of $24.0 million, $29.5 million and $49.2 million from the completion of its 2002, 2001 and 2000 structured loan sale transactions, respectively. It is anticipated that the primary source of working capital during 2003 will again be a structured loan sale transaction. PMC Commercial expected to complete a structured loan sale transaction during the first half of 2003. While PMC Commercial believes it could have completed a transaction during the second quarter of 2003, PMC Commercial delayed its transaction since the terms of the transactions available in the market were not considered favorable to PMC Commercial (i.e., the transaction size and cost did not reflect the value of the transaction). The market for the type of asset-backed securities that PMC Commercial originates was relatively inefficient during the first half of 2003 as a result of the uncertainties in the marketplace due to sluggishness of the economy, geopolitical concerns and the impact of the ongoing conflict in the Middle East. PMC Commercial anticipates co-securitizing with PMC Capital approximately $45.3 million of its variable-rate loans receivable, which PMC Commercial expects to complete in September 2003. Changes in market conditions may have an impact on the timing of completion of this transaction. While PMC Commercial has been successful in completing its past structured loan transactions in a timely manner, due to the risky nature of these transactions and the many factors which could cause it to further delay or postpone a transaction, there can be no assurance of a successful outcome.

         Since PMC Commercial relies on structured loan sale transactions as its primary source of operating capital to fund new loan receivable originations, any adverse changes in its ability to complete this type of transaction, including any negative impact on the asset-backed securities market for the type of product PMC Commercial generates, could have a detrimental effect on its ability to sell loans receivable thereby reducing its ability to originate loans. The delay in completing PMC Commercial's current structured loan sale transaction has had a negative impact on its ability to originate loans and its financial condition and results of operations.

         DEBT

         For its short-term working capital needs, at June 30, 2003, PMC Commercial had a $40 million revolving credit facility which provides funds to originate loans. The revolving credit facility will be reduced to $30 million upon the earlier of the completion of a securitization or October 28, 2003. The maximum amount (the "Borrowing Base") that PMC Commercial can have outstanding at any time is based on eligible loans receivable used as collateral. The Borrowing Base available on each loan receivable is the lesser of (a) 60% of the value of the project underlying the loan receivable collateralizing the borrowing or (b) 85% of the amount of the loan receivable outstanding. At June 30, 2003, based on eligible loans receivable, the Borrowing Base was $40 million. PMC Commercial is charged interest on the balance outstanding under the Revolver at its election of either the prime rate of the lender or 162.5 basis points over the 30, 60 or 90-day LIBOR. As of June 30, 2003, PMC Commercial had $27.4 million outstanding under this facility with a weighted average interest rate of 2.9%. The facility matures in May 2004.

         With regard to the hotel properties, PMC Commercial continues to pursue mortgages on individual properties owned by it. As of June 30, 2003, PMC Commercial had eleven mortgages on the hotel properties for an aggregate remaining outstanding principal balance of $15.0 million at a weighted average interest rate of 7.2%. The related notes have interest rates ranging from 5.4% to 8.5% and maturities ranging from June 2004 to August 2019.

         USES OF FUNDS

         General

         The primary use of funds is to originate loans to small businesses in the limited service hospitality industry. PMC Commercial also uses funds for payment of dividends to shareholders, management and advisory fees (in lieu of salaries and other administrative overhead), general corporate overhead and interest and principal payments on borrowed funds. As a REIT, PMC Commercial must distribute to its shareholders at least 90% of its REIT taxable income to maintain its tax status under the Internal Revenue Code. As a result, those earnings will not be available to fund future investments.

         To the extent funds are available, PMC Commercial management believes that there may be alternative investment opportunities including investment in real estate. While PMC Commercial has historically been a lender to the limited service hospitality industry, it is not necessarily focusing solely on hospitality properties. PMC Commercial believes that there may be attractive acquisition opportunities in either retail shopping centers or commercial office buildings. It is attempting to identify properties that it intends to leverage up to 75% of their value. Without leverage, it is unlikely that the return on net equity investment will provide PMC Commercial with

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

adequate investment returns. There can be no assurance that any properties will be identified or, to the extent identified, will be acquired. To date, no opportunities have been identified.

         Loan Originations

         At June 30, 2003, PMC Commercial's commitments to originate loans were approximately $21.4 million. PMC Commercial anticipates that its loan origination volume (which averaged approximately $8.2 million per quarter in 2002) will range from $8 million to $12 million during the remainder of 2003.

         At December 31, 2002, commitments to originate loans of $40.9 million were greater than commitments outstanding at December 31, 2001 of $23.6 million. The increase in commitments is primarily the result of borrower acceptance of PMC Commercial's LIBOR-based lending program. See "-Business." As discussed above, these commitments will be funded primarily through (i) advances under the revolving credit facility, (ii) structured loan sale transactions, (iii) sales of hotel properties and (iv) borrowings utilizing hotel properties as collateral.

         Impact of Inflation

         To the extent PMC Commercial originates fixed-rate loans while it borrows funds at variable rates, PMC Commercial would have an interest rate mismatch. In an inflationary environment, if variable-rates were to rise significantly and PMC Commercial was originating fixed-rate loans, its net interest margin would be reduced. PMC Commercial is originating variable-rate loans and $27.4 million of its debt has variable rates of interest; therefore, PMC Commercial does not believe inflation will have a significant impact on it in the near future. To the extent costs of operations rise while the economy prevents a matching rise in revenue rates (i.e., room rates, menu prices, gasoline prices, etc.), borrowers would be negatively impacted and loan losses could result. Accordingly, PMC Commercial's borrowers can be impacted by inflation. In addition, in an inflationary environment PMC Commercial could experience pressure to increase income and dividend yield to maintain its stock price.

         Operators of hotels, including Arlington, can be impacted by inflation. To the extent costs of operations rise while the economy prevents a matching a rise in room and other amenity rates, Arlington's results of operations can be negatively impacted and PMC Commercial's lease income could be affected.

SUMMARIZED CONTRACTUAL OBLIGATIONS, COMMITMENTS AND CONTINGENCIES

         PMC Commercial's contractual obligations at June 30, 2003 are summarized as follows:

                                                                             Payments Due by Period
                                                        -----------------------------------------------------------
                                                                   Less than 1    1 to 3       4 to 5       After 5
            Contractual Obligations                      Total        year        years        years         years
--------------------------------------------------      -------    -----------    -------      -------      -------
                                                                              (In thousands)
Notes payable (1) ................................      $37,188      $ 4,837      $13,938      $ 7,673      $10,740
Revolving credit facility (2) ....................       27,400       27,400           --           --           --
Advisory agreements (3) ..........................          577          577           --           --           --
                                                        -------      -------      -------      -------      -------
Total contractual cash obligations ...............      $65,165      $32,814      $13,938      $ 7,673      $10,740
                                                        =======      =======      =======      =======      =======

-------------------------------------
(1) Maturities of PMC Commercial's 1998 structured notes payable ($22.2 million at June 30, 2003) are dependent upon cash flows received from the underlying loans receivable. PMC Commercial's estimate of their repayment is based on scheduled principal payments on the underlying loans receivable. PMC Commercial's estimate will differ from actual amounts to the extent PMC Commercial experiences prepayments and/or loan losses.

(2) PMC Commercial's Borrowing Base on its revolving credit facility at June 30, 2003 was $40 million.

(3) Represents amounts due to PMC Advisers under PMC Commercial's Investment Management Agreement and Lease Supervision Agreement for the second quarter of 2003.

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

         PMC Commercial's commitments at June 30, 2003 are summarized as follows:

                                                                Amount of Commitment Expiration Per Period
                                                    Total     ----------------------------------------------
                                                   Amounts    Less than 1    1 to 3     4 to 5       After 5
             Other Commitments                    Committed      year        years      years         years
---------------------------------------------     ---------   -----------    ------     -------      -------
                                                                         (In thousands)
Indemnification (1) .........................      $    --      $    --      $  --      $    --      $    --
Other commitments (2) .......................       21,392       21,392         --           --           --
                                                   -------      -------      -----      -------      -------
Total commitments ...........................      $21,392      $21,392      $  --      $    --      $    --
                                                   =======      =======      =====      =======      =======


----------------------------
(1) Represents PMC Commercial's cross indemnification agreements with PMC Capital related to the SPEs created in conjunction with its structured loan sale transactions completed in 2002, 2001 and 2000 with a maximum exposure at June 30, 2003 of $34.0 million. PMC Commercial has valued its obligations pursuant to these cross indemnification agreements at zero.

(2)  Represents PMC Commercial's loan commitments outstanding.

         PMC Commercial's contractual obligations at December 31, 2002 are summarized as follows:

                                                                             Payments Due by Period
                                                        -----------------------------------------------------------
                                                                    Less than     1 to 3       4 to 5       After 5
             Contractual Obligations                     Total       1 year        years        years        years
--------------------------------------------------      -------     ---------     -------      -------      -------
                                                                              (In thousands)
Notes payable (1) ................................      $41,191      $ 1,691      $ 9,871      $ 4,221      $25,408
Revolving credit facility (2) ....................        7,300        7,300           --           --           --
                                                        -------      -------      -------      -------      -------
Total contractual cash obligations ...............      $48,491      $ 8,991      $ 9,871      $ 4,221      $25,408
                                                        =======      =======      =======      =======      =======

---------------------------------
(1) Maturities of PMC Commercial's 1998 structured notes payable ($26.0 million at December 31, 2002) are dependent upon cash flows received from the underlying loans receivable. PMC Commercial's estimate of their repayment is based on scheduled principal payments on the underlying loans receivable. PMC Commercial's estimate will differ from actual amounts to the extent PMC Commercial experiences prepayments and loans losses.

(2) PMC Commercial's Borrowing Base on its revolving credit facility at December 31, 2002 was $28.5 million.

         PMC Commercial's commitments at December 31, 2002 are summarized as follows:

                                                            Amount of Commitment Expiration Per Period
                                             Total       -------------------------------------------------
                                             Amounts     Less than     1 to 3      4 to 5         After 5
          Other Commitments                 Committed     1 year        years       years          years
---------------------------------------     ---------    ---------     ------      -------      ----------
                                                                  (In thousands)
Indemnification (1) ...................      $    --      $    --      $   --      $    --      $       --
Other commitments (2) .................       40,867       40,867          --           --              --
                                             -------      -------      ------      -------      ----------
Total commitments .....................      $40,867      $40,867      $   --      $    --      $       --
                                             =======      =======      ======      =======      ==========

----------------------------------
(1) Represents PMC Commercial's cross indemnification agreements with PMC Capital related to the SPEs created in conjunction with its structured loan sale transaction completed in 2002, 2001 and 2000 with a maximum exposure at December 31, 2002 of $36.3 million. PMC Commercial has valued these indemnification agreements at zero.

(2)  Represents PMC Commercial's the loan commitments outstanding.

         PMC Commercial and PMC Capital have entered into cross indemnification agreements regarding the performance of their respective loans receivable sold to the Joint Ventures. See "--Related Party Transactions--Cross Indemnification Agreements."

         When a structured loan sale transaction is completed, the transaction documents that the SPE enters into contain Credit Enhancement Provisions that govern the assets and the flow of funds in and out of the SPE formed as part of the structured loan sale transaction. See "--Related Party Transactions--Credit Enhancement Provisions."

        In addition, PMC Commercial has credit enhancement agreements relating to the structured loan financing transaction completed in 1998. Distributions related to this transaction are limited and restricted. The required reserve amount ($1.9 million at December 31, 2002), included in restricted investments in the consolidated balance sheets, is calculated as the outstanding principal balance of the underlying loans receivable which are delinquent 180 days or more plus the greater of 6% of the current outstanding principal balance of the underlying loans receivable or 2% of the underlying loans receivable at inception ($1.4 million). As of June 30, 2003, December 31, 2002 and 2001, none of the loans receivable in the 1998 Partnership were delinquent 180 days or more. In April 2003, approximately $1.7 million was repaid to the Noteholders from cash in the reserve fund (i.e., restricted cash and structured notes payable were reduced) as a result of a loan, with a principal amount of $1.7 million which was not repaid at its original maturity. As a consequence, future excess cash flows relating to the 1998 Partnership will be deposited into the reserve fund until the reserve fund is equal to the reserve requirement. Based on current cash flow assumptions, management anticipates that the excess cash flows will be received in future periods. At June 30, 2003, the cash balance in the reserve fund, included in restricted investments on PMC Commercial's consolidated balance sheet, was approximately $330,000.

        In the normal course of business, PMC Commercial is subject to various proceedings and claims, the resolution of which will not, in PMC Commercial management's opinion, have a material adverse effect on financial position or results of operations.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

       FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB 51" ("FIN 46") in January 2003. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights, Variable Interest Entities ("VIEs"), and how to determine when and which business enterprise should consolidate the VIE ("the primary beneficiary"). This new model for consolidation applies to an entity which either (i) the equity investors, if any, do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 will not impact PMC Commercial's consolidated financial statements since it is not applicable to qualifying SPEs accounted for in accordance with SFAS No. 140.

       In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement, which is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003, amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The statement requires that contracts with comparable characteristics be accounted for similarly. Specifically, the statement (i) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (ii) clarifies when a derivative contains a financing component, (iii) amends the definition of an underlying to conform it to FASB Interpretation No. 45 and (iv) amends certain other related existing pronouncements. SFAS No. 149 will not impact PMC Commercial's consolidated financial statements since it does not have derivatives.

       In May 2003, SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" was issued. SFAS No. 150, which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, will be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The statement requires that a financial instrument which falls within the scope of the statement to be classified and measured as a liability. The following financial instruments are required to be classified as liabilities: (i) shares that are mandatorily redeemable, (ii) an obligation to repurchase the issuer's equity shares or one indexed to such an obligation and that requires or may require settlement by transferring assets and (iii) the embodiment of an unconditional obligation that the issuer may or may not settle by issuing a variable number of equity shares if, at inception, the monetary value of the obligation is based on certain measurements defined in the statement. SFAS No. 150 will not impact PMC Commercial's consolidated financial statements since it does not have any financial instruments with characteristics of both liabilities and equity.

RELATED PARTY TRANSACTIONS

         PMC CAPITAL

         PMC Commercial is managed by the same executive officers as PMC Capital and PMC Advisers. Three of its trust managers are directors or officers of PMC Capital. PMC Capital is primarily engaged in the business of originating loans to small businesses under loan guarantee and funding programs sponsored by the SBA. PMC Commercial was organized to provide loans to entities whose borrowing needs and/or strength and stability exceed the limitations set for SBA approved loan programs. As a result, PMC Commercial generally pursues different prospective borrowers than PMC Capital. In order to further mitigate the potential for conflicts of interest, PMC Commercial has entered into the loan origination agreement with PMC Capital and PMC Advisers. Pursuant to the loan origination agreement, all loans that meet PMC Commercial's underwriting criteria are presented to PMC Commercial first for funding. If PMC Commercial does not have available uncommitted funds, origination opportunities presented to it may be originated by PMC Capital or it subsidiaries. Many of PMC Commercial's existing and potential borrowers have other projects that are currently financed by PMC Capital.

         ADVISORY AGREEMENTS

         During the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, pursuant to the investment management agreement, PMC Commercial was charged fees between 0.40% and 1.67% annually, based upon the average principal outstanding of its loans receivable. In addition, PMC Advisers earns fees for its assistance with the issuance of PMC Commercial's debt and equity securities. Such compensation includes a consulting fee equal to (i) 12.5% of any offering fees (underwriting or placement fees) incurred by PMC Commercial pursuant to the public offering or private placement of PMC Commercial's common shares, and (ii) 50% of any issuance or placement fees incurred by it pursuant to the issuance of debt securities or preferred shares of beneficial interest. In the event the investment management agreement with PMC Advisers is terminated or not renewed by PMC Commercial (other than as a result of a material breach by PMC Advisers) or terminated by PMC Advisers (as a result of a material breach by PMC Commercial), PMC Capital would enter into a non-compete agreement for a period of seven years from the termination date. A fee would be paid to PMC Advisers each year by PMC Commercial in consideration of the non-compete agreement until the non-compete agreement is terminated. Upon termination, the fee would be calculated as 1% (less loan losses as a percentage of average invested assets) multiplied by the average outstanding invested assets. The investment management agreement is renewable on an annual basis.

         In addition, the Lease Supervision Agreement provides for an annual fee of 0.70% of the original cost of the properties to be paid to PMC Advisers for providing services relating to leases on PMC Commercial's properties, a fee of $10,000 upon the sale of each hotel property and an annual loan origination fee equal to five basis points of the first $20 million in loans receivable funded and 2.5 basis points thereafter. In the event the Lease Supervision Agreement with PMC Advisers is terminated or not renewed by PMC Commercial (other than as a result of a material breach by PMC Advisers) or terminated by PMC Advisers (as a result of a material breach by PMC Commercial), PMC Advisers would be entitled to receive the lease supervision fee for a period of five years from the termination date. The Lease Supervision Agreement is renewable on an annual basis.

         Pursuant to the Advisory Agreements, PMC Commercial incurred an aggregate of approximately $1.1 million, $2.3 million and $2.3 million in management fees during the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, respectively.

         CROSS INDEMNIFICATION AGREEMENTS

         PMC Commercial and PMC Capital have entered into cross indemnification agreements regarding the performance of their respective loans receivable sold to the Joint Ventures. To the extent that poor performance of the Underperforming Company is pervasive enough to cause the Performing Company not to receive cash flow that it otherwise would have received, then the Underperforming Company must make the Performing Company whole. If the cash flow reduction is considered to be temporary, then interest will be paid as compensation to the Performing Company. In general, when a loan is liquidated, it may cause a deferral of cash flow to the Performing Company and, as a result, interest would be charged to the Underperforming Company until the cash flow from the Joint Venture repays the Performing Company. As a result of the Credit Enhancement Provisions described below, PMC Commercial had a cash flow deferral, and was paid compensation by PMC Capital of less than $1,000. If the reduction of cash flows is deemed permanent (i.e., to the extent that the Underperforming Company will not be able to satisfy the shortfall with the assets it has contributed to the related structured loan sale transaction), the balance of reduction to cash flows must be paid to the Performing Company by the Underperforming Company. At June 30, 2003 and December 31, 2002, the maximum potential amount of future payments to PMC Capital (undiscounted and without consideration of any recoveries from the underlying loans receivable) PMC Commercial could be required to make under these cross indemnification agreements was approximately $34.0 million and $36.3 million, respectively, and the discounted amount was $23.6 million and $25.2 million, respectively, which represents the estimated fair value of the retained interests reflected on PMC Capital's consolidated balance sheet for the Joint Ventures. All of PMC Commercial's loans are collateralized; however, the maximum potential amount of future payments PMC Commercial could be required to make under these cross indemnification agreements has not considered any proceeds from the liquidation of collateral underlying these loans. Upon completion of a joint securitization and on each subsequent quarterly reporting date, management evaluates the need to recognize a liability associated with these cross indemnification agreements. Based on present cash flow assumptions, including stress test analyses of increasing the anticipated losses on each of the loan pools, it does not appear that the loans receivable sold by PMC Commercial will cause any permanent cash flow reductions to PMC Capital nor does it appear that the loans receivable sold by PMC Capital will cause any permanent cash flow reduction to PMC Commercial. Accordingly, PMC Commercial believes that the fair value of these cross indemnification agreements at inception of the Joint Ventures and as of June 30, 2003, December 31, 2002 and 2001 was zero; thus, no liability was recorded. If the performance of PMC Commercial's sold loans receivable significantly deteriorates, it could be necessary for PMC Commercial to perform under these cross indemnification agreements.

         CREDIT ENHANCEMENT PROVISIONS

         When PMC Commercial's structured loan sale transactions were completed, the transaction documents that the SPE entered into contained Credit Enhancement Provisions that govern the assets and the flow of funds in and out of the SPE formed as part of the structured loan sale transactions. The Credit Enhancement Provisions include specified limits on the delinquency, default and loss rates on loans receivable included in each SPE. If, at any measurement date, the delinquency, default or loss rate with respect to any SPE were to exceed the specified limits, the Credit Enhancement Provisions would automatically increase the level of credit enhancement requirements for that SPE. During the period in which the specified delinquency, default or loss rate was exceeded, excess cash flow from the SPE, if any, would be used to fund the increased credit enhancement levels instead of being distributed to PMC Commercial, which would delay or reduce PMC Commercial's distribution. As a result of the problem loans in the 2000 Joint Venture (contributed by PMC Capital), a Credit Enhancement Provision was triggered in November 2002. As a consequence, cash flows relating to this transaction were deferred and utilized to fund the increased reserve requirements. PMC Commercial's cash flow deferral at December 31, 2002 was approximately $270,000.

EQUITY AND DIVIDENDS

         During April, July and October 2002 and January 2003 PMC Commercial paid $0.40 per share in dividends to common shareholders of record on March 28, 2002, June 28, 2002, September 30, 2002 and December 31, 2002, respectively. In addition, during December 2002, PMC Commercial declared a $0.02 per share special dividend to common shareholders of record on December 31, 2002. During March 2003, PMC Commercial declared a $0.40 per share dividend to common shareholders of record on March 31, 2003. PMC Commercial declared a $0.38 per share dividend to common shareholders of record on June 30, 2003, which was paid on July 14, 2003. The dividend reduction was the result of reduced earnings and continued low interest rates. The PMC Commercial board of trust managers may amend the level of quarterly dividends as warranted by actual and/or anticipated earnings.

         PMC Commercial board of trust managers considers many factors including, but not limited to, expectations for future earnings and FFO, taxable income, the interest rate environment, competition, PMC Commercial's ability to obtain leverage and its loan portfolio activity in determining dividend policy. In addition, as a REIT, PMC Commercial is required to pay out 90% of taxable income. Consequently, the dividend rate on a quarterly basis will not necessarily correlate directly to any singular factor such as quarterly FFO or earnings expectations.

         To the extent excess FFO is retained and not paid out as quarterly dividends, these funds will be used to originate loans, to reduce debt or to possibly pay year-end special dividends.

         On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, which reduced the tax rate on both dividends and long-term capital gains for most non-corporate taxpayers to 15% until 2008. This reduced maximum tax rate generally does not apply to ordinary REIT dividends, which continue to be subject to tax at the higher rates applicable to ordinary income (a maximum rate of 35% under the new legislation). The new 15% maximum tax rate, however, does apply to certain REIT distributions. This legislation may cause shares in non-REIT corporations to be a more attractive investment to individual investors than shares in REITs and may adversely affect the market price of PMC Commercial's common shares.

FUNDS FROM OPERATIONS

         FFO (i) does not represent cash flows from operations as defined by generally accepted accounting principles, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including PMC Commercial's ability to make distributions, and (iii) should not be considered as an alternative to net income (as determined in accordance with generally accepted accounting principles) for purposes of evaluating PMC Commercial's operating performance. For a complete discussion of cash flows from operations, see "Cash Flow Analysis." PMC Commercial considers FFO to be an appropriate measure of performance for an equity or hybrid REIT that provides a relevant basis for comparison among REITs. FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), means income (loss) before minority interest determined in accordance with generally accepted accounting principles, excluding gains (losses) from debt restructuring and sales of property, plus real estate depreciation and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing performance and is a measure that is presented quarterly to the PMC Commercial board of trust managers and is utilized in the determination of dividends to be paid to shareholders. PMC Commercial's method of calculating FFO may be different from the methods used by other REITs and, accordingly, may be not be directly comparable to such other REITs. PMC Commercial's formulation of FFO set forth below is consistent with the NAREIT White Paper definition of FFO.

         PMC Commercial's FFO for the years ended December 31, 2002, 2001 and 2000 and six months ended June 30, 2003 and 2002 was computed as follows:

                                                      Six Months Ended
                                                          June 30,                      Years Ended December 31,
                                                   ----------------------       --------------------------------------
                                                     2003          2002           2002           2001           2000
                                                   --------      --------       --------       --------       --------
                                                                             (In thousands)
Net income ..................................      $  3,651      $  5,812       $  9,936       $ 11,435       $  9,365
Less gains on sale of assets ................            --        (1,225)        (1,225)        (2,783)        (1,421)
Add depreciation ............................           939           974          1,903          2,101          2,250
                                                   --------      --------       --------       --------       --------
FFO .........................................      $  4,590      $  5,561       $ 10,614       $ 10,753       $ 10,194
                                                   ========      ========       ========       ========       ========

PMC COMMERCIAL QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Since PMC Commercial's consolidated balance sheet consists of items subject to interest rate risk, it is subject to market risk associated with changes in interest rates as described below. Although management believes that the analysis below is indicative of PMC Commercial's sensitivity to interest rate changes, it does not adjust for potential changes in credit quality, size and composition of PMC Commercial's balance sheet and other business developments that could affect its financial position and net income. Accordingly, no assurances can be given that actual results would not differ materially from the potential outcome simulated by these estimates.

LOANS RECEIVABLE

         PMC Commercial's variable-rate loans receivable are generally at spreads over LIBOR consistent with the market. Increases or decreases in interest rates will not generally have a material impact on the fair value of its variable-rate loans receivable. At June 30, 2003, December 31, 2002 and 2001, PMC Commercial had $59.9 million, $42.1 million and $11.5 million of variable-rate loans receivable, respectively, and $27.4 million, $7.3 million and $8.7 million of variable-rate debt, respectively. On the differential between PMC Commercial's variable-rate loans receivable outstanding and its variable-rate debt ($32.5 million, $34.8 million and $2.8 million at June 30, 2003, December 31, 2002 and 2001, respectively) PMC Commercial has interest rate risk. To the extent variable rates continue to decrease, PMC Commercial's interest income net of interest expense would decrease.

         The sensitivity of variable-rate loans receivable and debt to changes in interest rates is regularly monitored and analyzed by measuring the characteristics of PMC Commercial's assets and liabilities. PMC Commercial assesses interest rate risk in terms of the potential effect on interest income net of interest expense in an effort to ensure that it is insulated from any significant adverse effects from changes in interest rates. Based on PMC Commercial's analysis of the sensitivity of interest income and interest expense at June 30, 2003, if the consolidated balance sheet were to remain constant and no actions were taken to alter the existing interest rate sensitivity, each hypothetical 100 basis point reduction in interest rates would reduce net income by approximately $325,000. In comparison, based on PMC Commercial's analysis of the sensitivity of interest income and interest expense at December 31, 2002, if the consolidated balance sheet were to remain constant and no actions were taken to alter the existing interest rate sensitivity, each hypothetical 100 basis point reduction in interest rates would reduce net income by approximately $348,000.

         Changes in interest rates do not have an immediate impact on interest income with respect to PMC Commercial's fixed-rate loans receivable. PMC Commercial's interest rate risk on fixed-rate loans receivable is primarily related to loan prepayments and maturities. The average maturity of PMC Commercial's loan portfolio is less than their average contractual terms because of prepayments. The average maturity of PMC Commercial's loans portfolio tends to increase when the current mortgage rates are substantially higher than rates on existing mortgage loans receivable and, conversely, decrease when the current mortgage rates are substantially lower than rates on existing mortgage loans receivable (due to refinancings of fixed-rate loans receivable at lower rates). See "Risk Factors."

         PMC Commercial's loans receivable are recorded at cost and adjusted by deferred commitment fees (recognized as an adjustment of yield over the life of the loan) and loan loss reserves. The fair value of PMC Commercial's fixed interest rate loans receivable is dependent upon several factors including changes in interest rates and the market for the types of loans that PMC Commercial has originated. If PMC Commercial was required to sell loans at a time it would not otherwise do so, its losses may be substantial. At June 30, 2003, December 31, 2002 and 2001, the fair value of fixed-rate loans receivable generally approximates the remaining unamortized principal balance of the loans receivable, less any valuation reserves.

NOTES PAYABLE AND REVOLVING CREDIT FACILITY

         Since PMC Commercial's fixed-rate debt has coupon rates that are currently higher (in general) than market rates, the fair value of these financial instruments is higher than their cost thus decreasing PMC Commercial's net worth. The majority of this debt is the structured notes payable from PMC Commercial's 1998 structured loan financing which cannot be repaid other than through collections of principal on the underlying loans receivable. As of June 30, 2003, of its fixed-rate hotel property mortgages, $6.2 million have significant penalties for prepayment, $4.7 million have no prepayment penalties and the remaining $4.1 million have prepayment penalties of 2% of the prepaid amount.

         The following tables present the principal amounts and weighted average interest rates and fair values required by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes of PMC Commercial's outstanding debt at June 30, 2003 and December 31, 2002 and 2001.

         Market risk disclosures related to PMC Commercial's outstanding debt as of June 30, 2003 were as follows:

                                                 Twelve Month Period Ending June 30,
                                        ---------------------------------------------------               Carrying    Fair
                                         2004       2005       2006       2007       2008     Thereafter   Value    Value (1)
                                        -------    ------     -------    -------    -------   ----------  --------  ---------
                                                                          (In thousands)
Fixed-rate debt (2) ................    $ 4,837    $ 6,862    $ 7,076    $ 6,614    $ 1,059    $10,740    $37,188    $39,190
Variable-rate debt (primarily
  LIBOR-based)(3) ..................     27,400         --         --         --         --         --     27,400     27,400
                                        -------    -------    -------    -------    -------    -------    -------    -------
Totals .............................    $32,237    $ 6,862    $ 7,076    $ 6,614    $ 1,059    $10,740    $64,588    $66,590
                                        =======    =======    =======    =======    =======    =======    =======    =======

-----------------------------
(1) The estimated fair value is based on a present value calculation based on prices of the same or similar instruments after considering risk, current interest rates and remaining maturities.

(2) The weighted average interest rate of PMC Commercial's fixed-rate debt at June 30, 2003 was 6.7%.

(3) The weighted average interest rate of PMC Commercial's variable-rate debt at June 30, 2003 was 2.9%.

         Market risk disclosures related to PMC Commercial's outstanding debt as of December 31, 2002 were as follows:

                                                     Year Ending December 31,
                                       ---------------------------------------------------              Carrying     Fair
                                         2003      2004       2005       2006       2007    Thereafter    Value    Value (1)
                                       -------    -------    -------    -------    -------  ----------  --------   ---------
                                                                        (In thousands)
Fixed-rate debt (2) ...............    $ 1,691    $ 7,103    $ 2,768    $ 2,006    $ 2,215    $25,408    $41,191    $43,520
Variable-rate debt (primarily
  LIBOR-based)(3) .................      7,300         --         --         --         --         --      7,300      7,300
                                       -------    -------    -------    -------    -------    -------    -------    -------
Totals ............................    $ 8,991    $ 7,103    $ 2,768    $ 2,006    $ 2,215    $25,408    $48,491    $50,820
                                       =======    =======    =======    =======    =======    =======    =======    =======

--------------------------
(1) The estimated fair value is based on a present value calculation based on prices of the same or similar instruments after considering risk, current interest rates and remaining maturities.

(2) The weighted average interest rate of PMC Commercial's fixed-rate debt at December 31, 2002 was 6.9%.

(3) The weighted average interest rate of PMC Commercial's variable-rate debt at December 31, 2002 was 3.1%.

         Market risk disclosures related to PMC Commercial's outstanding debt as of December 31, 2001 were as follows:

                                                         Year Ending December 31,
                                           ---------------------------------------------------               Carrying    Fair
                                             2002       2003      2004       2005       2006     Thereafter   Value    Value (1)
                                           -------    -------    -------    -------    -------   ----------  --------  ---------
                                                                           (In thousands)
Fixed-rate debt (2) ...................    $ 1,755    $ 1,935    $ 8,233    $ 2,121    $ 2,345    $31,981    $48,370    $48,481
Variable-rate debt
  (primarily LIBOR-based)(3) ..........      8,700         --         --         --         --         --      8,700      8,700
                                           -------    -------    -------    -------    -------    -------    -------    -------
Totals ................................    $10,455    $ 1,935    $ 8,233    $ 2,121    $ 2,345    $31,981    $57,070    $57,181
                                           =======    =======    =======    =======    =======    =======    =======    =======

-----------------------------
(1) The estimated fair value is based on a present value calculation based on prices of the same or similar instruments after considering risk, current interest rates and remaining maturities.

(2) The weighted average interest rate of PMC Commercial's fixed-rate debt at December 31, 2001 was 6.8%.

(3) The weighted average interest rate of PMC Commercial's variable-rate debt at December 31, 2001 was 3.6%.

         As of June 30, 2003 and December 31, 2002 and 2001, approximately $37.2 million (58%), $41.2 million (85%) and $48.4 million (85%) of PMC Commercial's consolidated debt had fixed rates of interest and therefore were not affected by changes in interest rates. Currently, market rates of interest are below the rates PMC Commercial is obligated to pay on the majority of its fixed-rate debt. The amount outstanding on the revolving credit facility is based on the prime rate and/or LIBOR and thus subject to adverse changes in market interest rates. Assuming there were no increases or decreases in the balance outstanding under the revolving credit facility at June 30, 2003 and December 31, 2002 and 2001, each hypothetical 100 basis points increase in interest rates would increase interest expense and decrease net income by approximately $274,000, $73,000 and $87,000, respectively.

RETAINED INTERESTS

         PMC Commercial has an investment in retained interests that is valued based on various factors including estimates of appropriate discount rates. Changes in the discount rates used in determining the fair value of the retained interests will impact their carrying value. Any appreciation of retained interests is included in the accompanying balance sheet in beneficiaries' equity while any depreciation of retained interests is either included in the accompanying statement of income as a realized loss (if there is a reduction in expected future cash flows) or on the balance sheet in beneficiaries' equity as an unrealized loss. Assuming all other factors (i.e., prepayments, losses, etc.) remained unchanged, if discount rates were 100 basis points and 200 basis points higher than rates estimated at June 30, 2003, the value of PMC Commercial's retained interests would have decreased by approximately $1.0 million and $1.9 million, respectively. Assuming all other factors (i.e., prepayments, losses, etc.) remained unchanged, if discount rates were 100 basis points and 200 basis points higher than rates estimated at December 31, 2002, the value of PMC Commercial's retained interests would have decreased by approximately $1.1 million and $2.0 million, respectively.

                            PMC COMMERCIAL MANAGEMENT

TRUST MANAGERS OF PMC COMMERCIAL

         The PMC Commercial board of trust managers currently consists of seven members. At the effective time of the merger, PMC Commercial's board of trust managers will be expanded to consist of eleven members upon the appointment of Thomas Hamill, Barry A. Imber, Fredric M. Rosemore and Theodore J. Samuel, (or such persons mutually designated by PMC Commercial and PMC Capital in the event any of the foregoing are unable or unwilling to serve), each of whom is currently a director of PMC Capital, as members of PMC Commercial's board of trust managers. At the PMC Commercial annual meeting, holders of PMC Commercial's common shares will consider and vote upon the election of the current members of PMC Commercial's board of trust managers, to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Each trust manager must be elected by the affirmative vote of the holders of two-thirds of the outstanding PMC Commercial common shares present in person or represented by proxy at the annual meeting. Each of the nominees has consented to serve as a trust manager if elected. If any of the nominees become unable to stand for election as a trust manager at the annual meeting (an event not now anticipated by the board of trust managers), proxies will be voted for such substitute as will be designated by the board of trust managers. The following table sets forth for each nominee for election to the board of trust managers his or her age, principal occupation, position with PMC Commercial, if any, and certain other information.

         THE BOARD OF TRUST MANAGERS OF PMC COMMERCIAL UNANIMOUSLY RECOMMENDS THAT THE PMC COMMERCIAL SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES.

      NAME                 AGE                       PRINCIPAL OCCUPATION                     TRUST MANAGER SINCE
      ----                 ---                       --------------------                     -------------------
Nathan G. Cohen            57      Mr. Cohen has been President of Consultants Unlimited,           May 1994
                                   a management and financial consulting firm, since
                                   August 2001. From November 1984 to 2001, he was the
                                   Controller of Atco Rubber Products, Inc.

Martha R. Greenberg        51      Dr. Greenberg has practiced optometry for 29 years in            May 1996
                                   Russellville, Alabama and currently serves on the Board
                                   of Trustees of Southern College of Optometry. Dr.
                                   Greenberg has been a director of PMC Capital since
                                   1984. Dr. Greenberg is not related to Roy H. Greenberg,
                                   but is the sister of Lance B. Rosemore and Andrew S.
                                   Rosemore and the daughter of Fredric M. Rosemore.

Roy H. Greenberg           45      Mr. Greenberg has been the President of Whitehall Real        September 1993
                                   Estate, Inc., a real estate management firm, since
                                   December 1989. From June 1985 to December 1989, he was
                                   Vice President of GHR Realty Holding Group, Inc., a
                                   real estate management company.

Irving Munn                54      Mr. Munn is a financial advisor and has been the              September 1993
                                   President of Munn & Morris Financial Advisors, Inc.
                                   since July 1999. Previously, he was a registered
                                   representative with Raymond James Financial Services
                                   since 1997. As a certified public accountant, he was a
                                   principal of Kaufman, Munn and Associates, P.C., a
                                   public accounting firm, from 1990 to 1997 and served as
                                   President from 1993 to November 2000. He has also
                                   practiced as a sole proprietor since November 2000.

Andrew S. Rosemore         56      Dr. Rosemore has been Chairman of the Board of Trust            June 1993
                                   Managers since January 1994 and has been Executive Vice
                                   President, Chief Operating Officer and Treasurer of PMC
                                   Commercial since June 1993. He has also been the Chief
                                   Operating Officer of PMC Capital since May 1992 and
                                   Executive Vice President of PMC Capital since 1990.
                                   From 1988 to May 1990, Dr. Rosemore was Vice President
                                   of PMC Capital and from 1989 to August 1999 was a
                                   director of PMC Capital. Dr. Rosemore is the brother of
                                   Martha R. Greenberg and Lance B. Rosemore and the son
                                   of Fredric M. Rosemore.

Lance B. Rosemore          54      Mr. Rosemore has been President, Chief Executive                June 1993
                                   Officer and Secretary of PMC Commercial since June
                                   1993. He has also been Chief Executive Officer of PMC
                                   Capital since May 1992 and President of PMC Capital
                                   since 1990. From 1990 to May 1992, Mr. Rosemore was
                                   Chief Operating Officer of PMC Capital. Mr. Rosemore
                                   has been Secretary of PMC Capital since 1983 and an
                                   employee of PMC Capital since 1979. Mr. Rosemore has
                                   been a director of PMC Capital since 1983. Mr. Rosemore
                                   is the brother of Martha R. Greenberg and Andrew S.
                                   Rosemore and the son of Fredric M. Rosemore.

Ira Silver                 58      Dr. Silver is Associate Professor of Professional               May 1996
                                   Practice in Managerial Economics at TCU's Neeley School
                                   of Business and owner of IASBusEcon, an economic and
                                   business consulting firm. Formerly, he was Assistant
                                   Director of Planning and Analysis and Chief Economist
                                   at JCPenney where he spent 22 years. Dr. Silver was a
                                   director of PMC Capital from 1992 through 1994. Dr.
                                   Silver holds a Ph.D. in Economics from the City
                                   University of New York.

MEETINGS AND COMMITTEES OF THE PMC COMMERCIAL BOARD OF TRUST MANAGERS

         During the year ended December 31, 2002, the board of trust managers held four regular meetings and one special meeting. Each of the trust managers attended at least 75% of all meetings held by the board of trust managers. The board of trust managers has an audit committee but does not have an executive committee, compensation committee or nominating committee.

         The audit committee is comprised of Nathan G. Cohen, Irving Munn and Ira Silver. The function of the audit committee is to review with management and the independent public accountants the quarterly and annual results of operations, the accounting and reporting policies and the adequacy of internal controls. The audit committee also recommends to the board of trust managers the independent public accountants to serve for the following year, approves the type and scope of services to be performed by the public accountants and reviews the related costs. The audit committee holds meetings at such times as may be required for the performance of its functions and, during the year ended December 31, 2002, held four meetings.

EXECUTIVE OFFICERS OF PMC COMMERCIAL

         The following table sets forth the names and ages of the executive officers of PMC Commercial, all positions held with PMC Commercial by each individual and a description of the business experience of each individual for at least the past five years.

     NAME                    AGE                           TITLE
     ----                    ---                           -----
Andrew S. Rosemore           56    Chairman of the Board, Executive Vice President, Chief
                                   Operating Officer and Treasurer

Lance B. Rosemore            54    President, Chief Executive Officer and Secretary

Jan F. Salit                 53    Executive Vice President, Chief Investment Officer and
                                   Assistant Secretary

Barry N. Berlin              43    Chief Financial Officer

Mary J. Brownmiller          48    Senior Vice President

Cheryl T. Murray             36    General Counsel

         For a description of the business experience of Andrew S. Rosemore and Lance B. Rosemore, see "--Trust Managers of PMC Commercial" above.

         JAN F. SALIT has been Executive Vice President of PMC Commercial since June 1993, and Chief Investment Officer and Assistant Secretary since January 1994. He has also been Executive Vice President of PMC Capital since May 1993 and Chief Investment Officer and Assistant Secretary of PMC Capital since March 1994. From 1979 to 1992, Mr. Salit was employed by Glenfed Financial Corporation and its predecessor company Armco Financial Corporation, a commercial finance company, holding various positions including Executive Vice President and Chief Financial Officer.

         BARRY N. BERLIN has been Chief Financial Officer of PMC Commercial since June 1993. Mr. Berlin has also been Chief Financial Officer of PMC Capital since November 1992. From August 1986 to November 1992, he was an audit manager with Imber and Company, Certified Public Accountants. Mr. Berlin is a certified public accountant.

         MARY J. BROWNMILLER has been Senior Vice President of PMC Commercial since June 1993. Ms. Brownmiller has also been Senior Vice President of PMC Capital since 1992 and Vice President of PMC Capital since November 1989. From 1987 to 1989, she was Vice President for Independence Mortgage, Inc., an SBA lender. From 1976 to 1987, Ms. Brownmiller was employed by the SBA, holding various positions including senior loan officer. Ms. Brownmiller is a certified public accountant.

         CHERYL T. MURRAY has been General Counsel of PMC Commercial since March 1994. Ms. Murray has also been General Counsel of PMC Capital since March 1994. From 1992 to 1994 she was associated with the law firm of Johnson & Gibbs, P.C. and practiced in the financial services department. Ms. Murray earned her law degree from Northwestern University School of Law.

COMPENSATION OF TRUST MANAGERS

         During 2002, the non-employee members of the board of trust managers received a retainer of $3,750 and a fee for attending meetings of the board of trust managers and audit committee. The board members are provided an annual retainer on an on-going basis of $5,000, payable quarterly. The non employee trust managers will be reimbursed by PMC Commercial for their expenses related to attending board or committee meetings. For the year ended December 31, 2002, Ira Silver received $14,500, Nathan G. Cohen received $14,000 and Irving Munn received $12,250, Roy H. Greenberg received $9,750 and Martha R. Greenberg received $7,250 for services rendered as trust managers.

         PMC Commercial's 1993 Trust Managers Share Option Plan, as amended (the "Trust Managers Plan"), automatically grants options to purchase 2,000 common shares of PMC Commercial to each non employee trust manager on the first business day of June after such trust manager takes office and additional options to purchase 1,000 common shares are granted on the first business day of June thereafter so long as such trust manager is re-elected to serve as a trust manager. Such options are priced at the fair market value of the common shares (the closing price) on the date of grant. The options granted under the Trust Managers Plan become exercisable one year after date of grant and expire if not exercised on the earlier of (i) thirty (30) days after the option holder no longer holds office as a trust manager for any reason and (ii) five (5) years after the date of grant. Each of Nathan G. Cohen, Roy H. Greenberg, Irving Munn, Martha R. Greenberg and Ira Silver was granted an option to acquire 1,000 common shares on June 3, 2002 and June 11, 2003, at an exercise price of $14.90 and $13.78 per share, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         PMC Commercial has no compensation committee and no salaried employees.

ANNUAL AND LONG-TERM COMPENSATION

         PMC Commercial's direction and policies are established by its board of trust managers and implemented by the President and Chief Executive Officer. To assist in such implementation, PMC Commercial has retained the Investment Manager. The Investment Manager, under the supervision of the trust managers, identifies, evaluates, structures and closes the investments to be made by PMC Commercial, arranges debt financing for PMC Commercial, subject to the approval of the non-employee trust managers, and is responsible for monitoring the investments made by PMC Commercial. See "--Certain Relationships and Related Transactions." All of the officers of PMC Commercial are officers of the Investment Manager. Accordingly, executive officers of PMC Commercial are not paid directly by PMC Commercial for their services as officers of PMC Commercial. However, in accordance with the terms of PMC Commercial's 1993 Employee Share Option Plan (the "Employee Plan"), each of PMC Commercial's executive officers may be awarded options to purchase common shares of PMC Commercial. The option grants set forth below were the only form of compensation paid to the executive officers of PMC Commercial by PMC Commercial for services to PMC Commercial during the fiscal year ended December 31, 2002.

OPTION GRANTS

         The following table sets forth information regarding stock options granted to each of the executive officers under the Employee Plan in the fiscal year ended December 31, 2002.

                                                                                             Potential Realizable
                                                                                               Value at Assumed
                                                 % of Total                                  Annual Rates of Share
                         Number of Securities     Options                       Final       Price Appreciation for
                          Underlying Options     Granted to       Exercise      Price             Option Term
                               Granted          Employees in       Price      Exercise      ----------------------
       Name                      (#)            Fiscal Year      ($/Share)      Date          (5%)        (10%)
------------------       --------------------   ------------     ---------    --------      ----------------------
Andrew S. Rosemore              7,500              15.1%          $  13.13    12/10/07      $  27,207    $ 60,120
Lance B. Rosemore               7,500              15.1%             13.13    12/10/07         27,207      60,120
Jan F. Salit                    7,500              15.1%             13.13    12/10/07         27,207      60,120
Barry N. Berlin                 7,500              15.1%             13.13    12/10/07         27,207      60,120
Mary J. Brownmiller             2,000               4.0%             13.13    12/10/07          7,255      16,032
Cheryl T. Murray                4,000               8.0%             13.13    12/10/07         14,510      32,064

OPTION EXERCISES AND YEAR END OPTION VALUES

         The following table sets forth, for each of the executive officers, information regarding exercise of stock options during the fiscal year ended December 31, 2002 and the value of unexercised stock options as of December 31, 2002. The closing price for the common shares, as reported by the American Stock Exchange, on December 31, 2002 (the last trading day of the fiscal year) was $12.45.

                               Shares
                              Acquired                         Number of Securities
                                 on         Value             Underlying Unexercised     Value of Unexercised In-the-Money
                              Exercise     Realized       Options at December 31, 2002     Options at December 31, 2002
      Name                      (#)          ($)         (exercisable/unexercisable)(#)   (exercisable/unexercisable) ($)
------------------            --------     --------      ------------------------------  ---------------------------------
Andrew S. Rosemore               --           --                 28,750 (e)/- (u)               $10,731 (e)/- (u)
Lance B. Rosemore                --           --                 28,750 (e)/- (u)                10,731 (e)/- (u)
Jan F. Salit                     --           --                 28,250 (e)/- (u)                10,731 (e)/- (u)
Barry N. Berlin                  --           --                 28,250 (e)/- (u)                10,731 (e)/- (u)
Mary J. Brownmiller              --           --                  9,276 (e)/- (u)                 4,208 (e)/- (u)
Cheryl T. Murray                 --           --                 16,750 (e)/- (u)                11,450 (e)/- (u)

-------------------
(u)  Options are not exercisable within 60 days of the date hereof.

(e)  Options are currently exercisable.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         To PMC Commercial's knowledge, based solely on the review of the copies of such reports filed with the SEC furnished to PMC Commercial and written representations of its incumbent trust managers and officers that no other reports were required, during the fiscal year ended December 31, 2002, all
Section 16(a) filing requirements were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         PMC Commercial's investments are managed by the Investment Manager. Each of PMC Commercial's executive officers is an executive officer of both PMC Capital and the Investment Manager. Additionally, two of PMC Commercial's trust managers are also directors of PMC Capital. The Investment Manager manages PMC Commercial's assets through two separate investment management agreements, the first relates to PMC Commercial's loans, and the second relates to its real properties.

         During 2002 and for the first six months of 2003, pursuant to one of the investment management agreements, PMC Commercial paid fees between 0.40% and 1.55% annually, based upon the average principal outstanding of its loans. In addition, PMC Advisers earns fees for its assistance with the issuance of PMC Commercial's debt and equity securities. Such compensation includes a consulting fee equal to (i) 12.5% of any offering fees (underwriting or placement fees) incurred by PMC Commercial pursuant to the public offering or private placement of its common shares, and (ii) 50% of any issuance or placement fees incurred by PMC Commercial pursuant to the issuance of its debt securities or preferred shares of beneficial interest.

         The other investment management agreement relates to hotel properties and provides for an annual fee of 0.70% of the original cost of the properties to be paid to PMC Advisers for providing services relating to leases on PMC Commercial's properties. In addition, this agreement provides for a fee relating to any acquisition of properties of 0.75% of the acquisition cost, a fee of $10,000 upon the sale of each hotel property and an annual loan origination fee equal to five basis points of loans funded for the first $20 million in loans and 2.5 basis points thereafter. PMC Commercial paid an aggregate of approximately $2.3 million in management fees under these agreements for the year ended December 31, 2002.

         PMC Capital is primarily engaged in the business of originating loans to small businesses under loan guarantee and funding programs sponsored by the SBA. PMC Commercial provides loans to persons or entities whose borrowing needs and/or strength and stability exceed the limitations set for SBA approved loan programs. As a result, PMC Commercial generally pursues different prospective borrowers than PMC Capital. In order to further mitigate the potential for conflicts of interest, PMC Commercial has entered into a loan origination agreement with PMC Capital and PMC Advisers. Pursuant to the loan origination agreement, all loans that meet PMC Commercial's underwriting criteria are presented to PMC Commercial first for funding. If PMC Commercial does not have available uncommitted funds, origination opportunities presented to PMC Commercial may be originated by PMC Capital or its subsidiaries. Many of PMC Commercial's existing and potential borrowers have other projects that are currently financed by PMC Capital.

                      PMC COMMERCIAL SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         As of August 22, 2003, the only shareholder known to the management of PMC Commercial to own beneficially more than 5% of the outstanding common shares was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER             AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP        PERCENT OF CLASS
------------------------------------             -----------------------------------------        ----------------
Peter B. Cannell & Co., Inc.                                  523,000 shares (1)                        8.1%
645 Madison Avenue
New York, New York 10022

------------------------------------
(1) The information is based on a statement on Schedule 13G filed with the SEC on February 4, 2003. Peter B. Cannell & Co., Inc. is a registered investment adviser and the shares reported on the Schedule 13G are held in client discretionary investment advisory accounts. While Peter B. Cannell & Co., Inc. may be deemed to be the beneficial owner of these shares under the rules of the SEC, Peter B. Cannell & Co., Inc. disclaims any beneficial interest of all such common shares.

SECURITY OWNERSHIP OF MANAGEMENT

         On August 22, 2003, PMC Commercial had 6,448,291 outstanding common shares. The following table sets forth the number of outstanding common shares beneficially owned, directly or indirectly, by each trust manager, each executive officer and all trust managers and executive officers of PMC Commercial as a group, and the components of such beneficial ownership, at August 22, 2003. Each trust manager or executive officer has sole voting and investment power over the common shares indicated below as being beneficially owned by such person. The address of each trust manager and executive officer is 18111 Preston Road, Suite 600, Dallas, Texas 75252.

                                                                                                PERCENT OF
                                                      UNEXERCISED          COMMON SHARES       COMMON SHARES
                                        COMMON          OPTIONS               OWNED               OWNED
           NAME                       SHARES OWNED    EXERCISABLE          BENEFICIALLY        BENEFICIALLY
----------------------------          ------------    -----------          ------------        ------------
Andrew S. Rosemore(1)                   218,175          28,750               246,925               3.8%
Lance B. Rosemore(2)                     79,880          28,750               108,630               1.7%
Jan F. Salit                             10,653          28,250                38,903                 *
Barry N. Berlin(3)                        9,382          28,250                37,632                 *
Mary J. Brownmiller                       1,474           9,276                10,750                 *
Cheryl T. Murray                          2,200          16,750                18,950                 *
Nathan G. Cohen(4)                        5,600           5,000                10,600                 *
Martha Greenberg(5)                      80,602           3,000                83,602               1.3%
Roy H. Greenberg                          6,000           5,000                11,000                 *
Irving Munn(6)                            3,000           5,000                 8,000                 *
Ira Silver                                3,000           3,000                 6,000                 *
Trust Managers and Executive
   Officers as a group
   (11 persons)                         419,966         161,026               580,992               9.0%

---------------------------
* Less than 1%.

(1) Includes 155,140 shares held in his individual retirement accounts, 4,770 shares held in a trust of which Dr. Rosemore is the beneficiary, 25,275 shares held by a partnership of which Dr. Rosemore and his wife are general partners and 1,290 shares held in the name of his children.

(2) Includes 3,781 shares held in the name of his minor children, 5,100 shares held in a trust of which Mr. Rosemore is the beneficiary, 537 shares held in an individual retirement account and 82 shares held in the name of his wife.

(3)  Includes 147 shares held in the name of his minor child.

(4)  Includes 1,500 shares held in the name of his wife.

(5) Includes 3,000 shares held in an individual retirement account and 3,363 shares held in the name of her children. Does not include 300 shares held by her husband.

(6)  Includes 200 shares held in the name of his children.

                        PMC COMMERCIAL PERFORMANCE GRAPH

         Set forth below is a line graph comparing the percentage change in the cumulative total shareholder return on the PMC Commercial common shares with the cumulative total return of the S&P 500 Index, the SNL All Hybrid REITs index and the PMC Commercial's peer group which consists of the publicly traded mortgage REITs listed on the New York Stock Exchange, the American Stock Exchange and the Nasdaq Stock Market's National Market for the period from January 1, 1997 through December 31, 2002 assuming an investment of $100 on January 1, 1997 and the reinvestment of dividends. The SNL All Hybrid REITs index consists of those REITs identified by SNL Financial LC1 which own both mortgage loans and equity interests in real estate and are traded on the New York Stock Exchange, the American Stock Exchange and the Nasdaq Stock Market's National Market. The entities included in the SNL All Hybrid REITs index include substantially all of the members of PMC Commercial's peer group as identified in its 1998 Proxy Statement. The share price performance shown on the graph is not necessarily indicative of future price performance.

         The graph shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act of 1933, or the Securities Exchange Act of 1934, or incorporated by reference in any document so filed.

[TOTAL RETURN PERFORMANCE GRAPH]

                                                                       PERIOD ENDING
                                             --------------------------------------------------------------------
             INDEX                           12/31/97    12/31/98    12/31/99    12/31/00    12/31/01    12/31/02
-----------------------------------------------------------------------------------------------------------------
PMC Commercial Trust                          100.00       92.29       64.64       66.16      114.41      118.49
S&P 500                                       100.00      128.55      155.60      141.42      124.63       96.95
SNL All Hybrid REITs                          100.00       69.62       43.94       33.12       65.52       68.12
PMC Commercial Trust Peer Group*              100.00       92.21       45.75       55.66       97.66      126.36

               APPROVAL OF PROPOSED AMENDMENTS TO PMC COMMERCIAL'S
                              DECLARATION OF TRUST

         At PMC Commercial's annual meeting, PMC Commercial shareholders will be asked to approve two amendments to PMC Commercial's declaration of trust. The specific language of each amendment is attached as Annex B to this joint proxy statement/prospectus and is incorporated by reference in this joint proxy statement/prospectus. Set forth below is a general description of each of the amendments and the PMC Commercial board of trust managers' reasons for proposing the amendments. On August 4, 2003, the PMC Commercial board of trust managers directed that these proposed amendments be submitted to a vote of PMC Commercial shareholders at the PMC Commercial annual meeting. PMC Capital shareholders will not be asked or permitted to vote on this proposal.

EXPANSION OF SHAREHOLDER VOTING RIGHTS

         PMC Commercial's board of trust managers has approved and proposes deleting Article Eight, clause (f) of its declaration of trust in its entirety and replacing it with the following text:

                  (f) Except as otherwise specifically required by law or this Declaration of Trust or as specifically provided in any resolution or resolutions of the Trust Managers providing for the issuance of any particular series of Preferred Shares, the Common Shares shall have the exclusive right to vote on all matters (as to which common shareholders shall be entitled to vote pursuant to applicable law) at all meetings of the shareholders of the Trust. Subject to the provisions of the Texas REIT Act and this Declaration of Trust that may require a greater voting requirement, at any meeting of the holders of the Common Shares at which a quorum is present: (1) a trust manager shall be elected only if the trust manager receives the affirmative vote of a majority of the votes cast by the holders of Common Shares, and (2) with respect to any other matter to be voted upon, such matter shall be approved if the matter receives the affirmative vote of the holders of at least a majority of the Common Shares entitled to vote on, and that voted for or against or expressly abstained with respect to, such matter.

         This amendment would give the holders of PMC Commercial's common shares the right to vote on any matter presented for shareholder approval or required to be approved by shareholders under the Texas Real Estate Investment Trust Act (the "Texas REIT Act"), at an annual or special meeting of shareholders, subject to the rights (if any) of holders of PMC Commercial's preferred shares and applicable law. If PMC Commercial's declaration of trust is amended as proposed, a trust manager shall be elected upon receiving the affirmative vote of a majority of the votes cast by the holders of common shares at a meeting of the shareholders at which a quorum is present. With respect to any other matter to be voted upon, such matter shall be approved if it receives the affirmative vote of the holders of at least a majority of the common shares entitled to vote on, and that voted for or against or expressly abstained with respect to, such matter, at a meeting of shareholders at which a quorum is present.

         Currently, PMC Commercial's declaration of trust provides that the PMC Commercial shareholders are entitled to vote only on the following matters: (i) election or removal of trust managers, (ii) amendment of the declaration of trust; (iii) termination of PMC Commercial; (iv) reorganization of PMC Commercial; (v) merger or consolidation of PMC Commercial or the sale or disposition of all or substantially all of PMC Commercial's assets; and (vi) termination of PMC Commercial's investment management agreement with the Investment Manager. Each of these matters requires the approval of at least two-thirds of the outstanding common shares of PMC Commercial entitled to vote at a meeting of shareholders at which a quorum is present. Except with respect to the foregoing matters, no action taken by the PMC Commercial shareholders is binding on the trust managers.

         PMC Commercial's trust managers have approved this amendment to expand the voting rights of PMC Commercial's shareholders as permitted by the Texas REIT Act and to harmonize such rights with the common stock voting rights established by the vast majority of publicly-traded companies. Moreover, this amendment would make PMC Commercial's declaration of trust consistent with PMC Commercial's past practice of allowing shareholders to vote on certain matters, such as the ratification of PMC Commercial's independent public accountants.

AMENDING, REPEALING OR ADOPTING BYLAWS

         PMC Commercial's board of trust managers has also approved an amendment to PMC Commercial's declaration of trust to provide that the PMC Commercial board of trust managers, as well as PMC Commercial shareholders, may amend, repeal or adopt bylaws. The Texas REIT Act provides, among other things, that the trust managers of a Texas REIT may amend or repeal the Texas REIT's bylaws or adopt new bylaws unless the Texas REIT's declaration of trust or the Texas REIT Act reserves the power exclusively to the shareholders in whole or in part. Further, the Texas REIT Act provides that unless the declaration of trust or a bylaw adopted by the shareholders provides otherwise as to all or some portion of a Texas REIT's bylaws, a Texas REIT's shareholders may amend, repeal or adopt the Texas REIT's bylaws even though the bylaws may also be amended, repealed or adopted by its trust managers.

         PMC Commercial's declaration of trust currently has no provision addressing the procedures for amending, repealing or adopting bylaws. PMC Commercial's bylaws currently provide that except as provided by applicable law or PMC Commercial's declaration of trust, the power to alter, amend, repeal or adopt bylaws is vested in the shareholders, and any such action requires the affirmative vote of a majority of PMC Commercial's outstanding shares. However, it is unclear whether the language of such provision would be sufficient under the Texas REIT Act to act as an exclusive reservation to the shareholders of the power to amend, repeal or adopt bylaws. Furthermore, even if the language of the bylaw provision is sufficient to act as an exclusive reservation of power to the shareholders, it is not clear whether the bylaw provision would be valid under the Texas REIT Act, which requires such exclusive reservation of power to be included in the declaration of trust, and not the bylaws.

         For these reasons, the PMC Commercial board of trust managers has proposed this amendment to clarify the rights of PMC Commercial's board of trust managers and shareholders with respect to the amendment, repeal and adoption of bylaws, and to bring PMC Commercial's governing documents up to date with current Texas REIT law. Moreover, the amendment will harmonize the bylaw amendment provisions of PMC Commercial's governing documents with those of other Texas REITs and of public corporations generally, the vast majority of which permit the board of directors to amend, repeal and adopt bylaws. In fact, while the amendment would continue to permit PMC Commercial shareholders to amend, repeal and adopt bylaws (subject to the requirements, if any, contained in PMC Commercial's governing documents and applicable law with respect to shareholder proposals), some public companies do not allow shareholders to do so, and thus this provision, as amended, would give PMC Commercial shareholders greater rights than those afforded by such public companies.

         If the bylaw provision described above is sufficient to act as an exclusive reservation of power to PMC Commercial's shareholders to amend, repeal or adopt PMC Commercial's bylaws and the bylaw provision would not be deemed invalid under the Texas REIT Act, this amendment could be construed to have a negative effect upon PMC Commercial shareholders by eliminating the exclusive power of the shareholders to effect changes in PMC Commercial's bylaws. However, PMC Commercial believes that the language of the bylaw provision is not sufficient to act as an exclusive reservation of power as required under the Texas REIT Act. Thus, PMC Commercial believes that this amendment will not have any practical negative effect on PMC Commercial's shareholders. Further, the amendment would clarify the provisions of PMC Commercial's governing documents with respect to bylaw changes and to bring such provisions in line with modern corporate governance trends.

VOTE REQUIRED

         The approval of the amendments to PMC Commercial's declaration of trust requires the affirmative vote of the holders of at least two-thirds of the outstanding PMC Commercial common shares entitled to vote on the amendments. If you abstain, do not return your proxy or do not cast your vote either in person, by proxy, by telephone or the Internet, it will have the effect of a vote "against" the amendments to PMC Commercial's declaration of trust. Brokers who hold shares of stock in street name cannot vote those shares if the brokers are not provided with voting instructions in accordance with applicable procedures, and such a broker non-vote would also be counted as a vote "against" the amendments to PMC Commercial's declaration of trust.

RECOMMENDATION OF PMC COMMERCIAL BOARD OF TRUST MANAGERS

         For all of the foregoing reasons, the PMC Commercial board of trust managers has unanimously adopted and approved the proposed amendments to PMC Commercial's declaration of trust, has determined that the proposed amendments are advisable and in the best interests of PMC Commercial and its shareholders and has directed that the amendments be submitted to a vote of PMC Commercial shareholders at the PMC Commercial annual meeting. The PMC Commercial board of trust managers unanimously recommends that PMC Commercial shareholders vote FOR approval of the proposed amendments to PMC Commercial's declaration of trust.

         RATIFICATION OF PMC COMMERCIAL'S INDEPENDENT PUBLIC ACCOUNTANTS

         PMC Commercial's board of trust managers recommends that shareholders ratify the board of trust managers' selection of PricewaterhouseCoopers LLP as the independent public accountants of PMC Commercial for the year ending December 31, 2003. PricewaterhouseCoopers LLP has examined the accounts of PMC Commercial since its organization in 1993. Representatives of PricewaterhouseCoopers LLP will be in attendance at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.

PRINCIPAL ACCOUNTING FIRM FEES

         Aggregate fees billed to PMC Commercial and its subsidiaries for the fiscal year ended December 31, 2002 by PMC Commercial's principal accounting firm, PricewaterhouseCoopers LLP, are set forth below:

Audit Fees and Quarterly Reviews........    $   104,737
Tax Returns and Compliance..............    $    33,847(a)

-----------------------
(a) The audit committee has considered whether the provision of theses services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant's independence.

         THE BOARD OF TRUST MANAGERS OF PMC COMMERCIAL RECOMMENDS SHAREHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS PMC COMMERCIAL'S INDEPENDENT PUBLIC ACCOUNTANTS.

AUDIT COMMITTEE REPORT

         In accordance with its written charter adopted by the board of directors, the audit committee of the board of trust managers assists the board of trust managers in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of PMC Commercial.

         In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and PMC Commercial that might bear on the accountants' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants' independence. The audit committee also discussed with management and the independent accountants the quality and adequacy of PMC Commercial's internal controls and budget and staffing. The audit committee reviewed with the independent accountants their audit plans, audit scope and identification of audit risks.

         The audit committee discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with management present, discussed and reviewed the results of the independent accountants' examination of the financial statements.

         The audit committee reviewed the audited financial statements of PMC Commercial as of and for the fiscal year ended December 31, 2002, with management and the independent accountants. Management has the responsibility for the preparation of PMC Commercial's financial statements and the independent accountants have the responsibility for the examination of those statements.

         Based on the above-mentioned review and discussions with management and the independent accountants, the audit committee recommended to the board of trust managers that PMC Commercial's audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the SEC. The audit committee also recommended the reappointment, subject to shareholder approval, of the independent accountants and the board of trust managers concurred in such recommendation.

                                                     AUDIT COMMITTEE OF THE
                                                     PMC COMMERCIAL
                                                     BOARD OF TRUST MANAGERS

                                                     Nathan G. Cohen
                                                     Irving Munn
                                                     Ira Silver

SHAREHOLDER PROPOSALS

         Any shareholder who intends to present a proposal at the annual meeting in 2004, and who wishes to have the proposal included in the proxy statement for that meeting must deliver the proposal to PMC Commercial's corporate secretary at 18111 Preston Road, Suite 600, Dallas, Texas 75252 by December 19, 2003. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

         Any shareholder who intends to bring business to the annual meeting in the year 2004 but does not intend to include the proposal in the proxy statement, or to nominate a person to the PMC Commercial board of trust managers, must give written notice to PMC Commercial's corporate secretary, 18111 Preston Road, Suite 600, Dallas, Texas 75252 by December 19, 2003.

                              PMC CAPITAL BUSINESS

INTRODUCTION

         PMC Capital, Inc., a Florida corporation, is a diversified, closed-end management investment company that has elected to operate as a BDC under the 1940 Act. PMC Capital is a national lender to small businesses either directly or through its three 1940 Act subsidiaries. These subsidiaries are First Western, PMCIC and Western Financial. First Western, PMCIC and Western Financial are registered under the 1940 Act as diversified, closed-end management investment companies. PMC Capital's common stock is traded on the American Stock Exchange under the symbol "PMC." PMC Capital's investment objective is to achieve current income that is available to pay out to shareholders in the form of quarterly dividends. PMC Capital has elected to be taxed as a RIC under the Internal Revenue Code and thus distributes substantially all of its taxable income as dividends to its shareholders, thereby incurring no U.S. Federal income tax liability on such income.

         PMC Capital's operations are centralized in Dallas, Texas and include originating, servicing and selling commercial loans. PMC Capital also has a business development office in Arizona. PMC Capital operates under several licenses from the SBA. First Western is licensed as a small business lending company ("SBLC") that originates loans through the SBA's 7(a) Guaranteed Loan Program. PMCIC is a licensed specialized small business investment company under the Small Business Investment Act of 1958, as amended ("SBIA"). PMCIC uses long-term funds provided by the SBA, together with its own capital, to provide long-term collateralized loans to eligible small businesses owned by "disadvantaged" persons, as defined under SBA regulations. Western Financial is a licensed small business investment company ("SBIC") under the SBIA that provides loans to borrowers whether or not they qualify as "disadvantaged."

         PMC Capital is either directly or indirectly the sole shareholder or a partner of several non-investment company subsidiaries: PMC Advisers; PMC Funding Corp. ("PMC Funding") and its subsidiary; PMC Asset Holding, LLC ("Asset Holding") and several SPEs established to facilitate structured loan transactions. PMC Capital's consolidated financial statements include the accounts of PMC Capital and its wholly-owned RIC subsidiaries. PMC Advisers and PMC Funding are accounted for using the equity method of accounting in conformity with the requirements of Federal securities laws. PMC Capital's interests in the SPEs are accounted for as retained interests in transferred assets.

         In addition to its lending operations, PMC Capital earns income through PMC Advisers which evaluates and services loans receivable and other investments pursuant to fee arrangements through the investment management agreements with PMC Commercial.

         PMC Commercial provides loans to entities whose borrowing needs and/or strength and stability exceed the limitations set by the SBA for PMC Capital's SBA approved loan programs. As a result, PMC Capital generally pursues different prospective borrowers than PMC Commercial. In order to further mitigate the potential for conflicts of interest, PMC Capital, PMC Commercial and PMC Advisers have entered into a loan origination agreement. Pursuant to the loan origination agreement, loans that are greater than $1.3 million that meet PMC Commercial's underwriting criteria are first presented to PMC Commercial for funding. If PMC Commercial does not have available funds, PMC Capital may originate those lending opportunities as long as they meet its lending criteria.

         As of June 30, 2003 and December 31, 2002 and 2001, PMC Capital's total assets were approximately $144.8 million, $140.3 million and $162.7 million, respectively. During the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, PMC Capital's total investment income was approximately $7.5 million, $16.7 million and $20.8 million, respectively and its net increase in net assets resulting from operations, or net income, was approximately $1.7 million, $6.0 million and $10.6 million, respectively.

LENDING ACTIVITIES

         OVERVIEW

         The fair value of PMC Capital's loans receivable was $95.0 million, $87.2 million and $107.4 million at June 30, 2003 and December 31, 2002 and 2001, respectively. As of June 30, 2003 and December 31, 2002 and 2001, PMC Capital had $83.4 million (8.8%), $71.3 million (82%) and $38.5 million (36%), respectively, of variable-rate loans receivable and $11.6 million (12%), $15.9 million (18%) and $68.9 million (64%), respectively, of fixed-rate loans receivable and the weighted average interest rate on its loans receivable was 6.1%, 7.1% and 9.0%, respectively.

         PMC Capital primarily originates loans to small business concerns in the limited service sector of the hospitality industry. PMC Capital has a fundamental policy with respect to loan concentration that requires it to have at least 25% of its total assets invested in the hospitality industry, and at December 31, 2002 its concentration was approximately 81%. PMC Capital also emphasizes lending to the convenience store and gas station, restaurant, service, retail and commercial real estate industries. PMC Capital is a national lender that primarily lends to businesses in the southeast and southwest regions of the United States.

         LIMITED SERVICE HOSPITALITY INDUSTRY

         PMC Capital's loans in the hospitality industry are generally collateralized by first liens on limited service hospitality properties and are generally made to owner-operated facilities operating under national franchises. PMC Capital believes that franchise operations offer attractive lending opportunities because such businesses generally employ proven business concepts, have national reservation systems, have consistent product quality, are screened and monitored by franchisors and generally have a higher rate of success when compared to other independently operated hospitality businesses. See "PMC Capital Management's Discussion and Analysis of Financial Condition and Results of Operations - Economic Factors - Hospitality Industry Factors."

         LOAN ORIGINATIONS AND UNDERWRITING

         PMC Capital originates mortgage loans to small businesses primarily collateralized by commercial real estate. PMC Capital believes that it successfully competes in the commercial real estate finance market due to its understanding of borrowers' businesses, the flexible loan terms that it offers and its responsive customer service. PMC Capital's approach to assessing new commercial mortgage loans requires an analysis of the replacement cost of the collateral, its liquidation value and an analysis of local market conditions. PMC Capital also considers the underlying cash flow of the tenant or owner-occupant as well as more traditional real estate loan underwriting criteria.

         PMC Capital's variable-rate loans receivable require payments of principal and interest, reset on a quarterly basis, to amortize the principal over ten to 20 years. Fixed interest rate loans receivable primarily require level payments of principal and interest calculated to amortize the principal over ten to 25 years.

         PMC Capital has business development offices in Texas and Arizona and solicits loan applications from potential borrowers through personal contacts and public appearances, direct mailings, advertisements in trade publications and other marketing vehicles. In addition, a significant percentage of new loans is generated through referrals from existing borrowers, lawyers, accountants, real estate brokers and loan brokers. In certain cases, PMC Capital makes referral payments to persons who assist in generating loan applications. Such referral payments generally are in amounts not exceeding 1% of the principal amount of the related loan. PMC Capital's loan committee, comprised primarily of senior management, makes the final determination on whether or not to approve each loan application.

         Upon receipt of a completed loan application, PMC Capital's credit department conducts: (i) a detailed analysis of the loan, which typically includes an appraisal and a valuation by the credit department of the property that will collateralize the loan to assure compliance with loan-to-value percentages, (ii) a site inspection for real estate collateralized loans, (iii) a review of the borrower's business experience, (iv) a review of the borrower's credit history, and (v) an analysis of the borrower's debt-service-coverage and debt-to-equity ratios. All appraisals must be performed by an approved licensed third party appraiser and based on the market value, replacement cost and cash flow value approaches. PMC Capital generally utilizes nationwide independent appraisal firms and seeks local market economic information to the extent available.

         PMC Capital's typical loan is distinguished from those of some of its competitors by the following characteristics:

         - Substantial down payments are required. PMC Capital usually requires an initial down payment of not less than 20% of the value of the property which is collateral for the loan at the time of such loan. PMC Capital's experience has shown that the likelihood of full repayment of a loan increases if the owner/operator is required to make an initial and substantial financial commitment to the property which is collateral for the loan.

         - "Cash outs" are typically not permitted. Generally, PMC Capital will not make a loan in an amount greater than either the cost or the current appraised value of the property which is collateral for the loan. For example, a hotel property may have been originally constructed for a cost of $2,000,000, with the owner/operator borrowing $1,600,000 of that amount. At the time of the borrower's loan refinancing request, the property which is collateral for the loan is appraised at $4,000,000. Some of PMC Capital's competitors might loan from 70% to 90% or more of the new appraised value of the property and permit the owner/operator to receive a cash distribution from the proceeds. Generally, PMC Capital will not permit this type of "cash-out" distribution.

         - The obligor is personally liable for the loan. PMC Capital generally requires the principals of the borrower to guarantee the loan.

         LOAN ACTIVITY

         The following table details PMC Capital's loan activity for the years indicated:

                                                             Years Ended December 31,
                                              -----------------------------------------------------
                                                2002       2001       2000       1999       1998
                                              --------   --------   --------   --------   ---------
                                                                 (In thousands)
Loans receivable - beginning of year........  $107,392   $100,353   $106,325   $116,711   $ 127,240
Loans originated............................    46,138     65,977     44,158     84,264      66,450
Principal collections (1)...................   (13,891)   (10,063)   (11,233)   (15,431)    (23,538)
Structured loan sales (2)...................   (43,218)   (49,194)   (28,046)   (60,481)    (43,144)
Loans sold (3)..............................    (6,146)    (7,778)    (9,584)   (19,152)     (9,978)
Loans transferred to assets acquired in
  liquidation  (4)..........................    (2,629)      (314)        --         --          --
Loans assumed by affiliate (5)..............      (885)        --         --         --          --
Loans purchased (6).........................     1,176      8,634         --         --          --
Other adjustments (7).......................      (692)      (223)    (1,267)       414        (319)
                                              --------   --------   --------   --------   ---------
Loans receivable - end of year..............  $ 87,245   $107,392   $100,353   $106,325   $ 116,711
                                              ========   ========   ========   ========   =========

-------------------
(1) Includes scheduled payments and prepayments.

(2) PMC Capital sold loans receivable as part of structured loan sale transactions.

(3) First Western sells the guaranteed portion of its loans receivable through private placements to either dealers in government guaranteed loans or institutional investors.

(4) During 2001 and 2002, PMC Capital transferred loans to assets acquired in liquidation.

(5) During 2002, PMC Funding acquired assets and assumed notes payable to PMC Capital and First Western.

(6) Represents the value of loans purchased through the exercise of optional redemption provisions from affiliated SPEs.

(7) Includes the change in unrealized appreciation (depreciation) in loans receivable, loans written-off and discounts.

         QUARTERLY LOAN ORIGINATIONS

         The following table is a breakdown of PMC Capital's loans originated on a quarterly basis during the years indicated:

                                                             Years Ended December 31,
                                              -----------------------------------------------------
                                                2002       2001       2000       1999       1998
                                              --------   --------   --------   --------   ---------
                                                                 (In thousands)
First Quarter...............................  $ 11,772   $ 15,628   $ 13,190   $ 17,231   $  10,937
Second Quarter..............................     7,696     32,850     10,943     16,534      11,739
Third Quarter...............................     8,226      9,903     10,453     27,687      16,887
Fourth Quarter..............................    18,444      7,596      9,572     22,812      26,887
                                              --------   --------   --------   --------   ---------
      Total.................................  $ 46,138   $ 65,977   $ 44,158   $ 84,264   $  66,450
                                              ========   ========   ========   ========   =========

During the six months ended June 30, 2003, PMC Capital originated loans totaling $19.6 million.

         LOAN PORTFOLIO STATISTICS

         Information on PMC Capital's loans receivable, and combined with loans receivable which have been sold and which PMC Capital services and has retained interests (the "Serviced Loan Portfolio") was as follows, broken down by division:

                                                        Years Ended December 31,
                                 ---------------------------------------------------------------------
                                               2002                               2001
                                 ---------------------------------   ---------------------------------
                                                        Commercial                          Commercial
                                   Total     SBA 7(a)     Loans        Total     SBA 7(a)      Loans
                                 ---------   --------   ----------   ---------   --------   ----------
                                                 (Dollars in thousands, except footnote)
Principal balance:
   Loans receivable (1)........  $  88,476   $ 15,220   $   73,256   $ 108,357   $ 17,510   $   90,847
   Sold loans of SPEs..........    176,296      3,590      172,706     158,002      4,907      153,095
   Sold SBA 7(a)
     guaranteed loans..........     48,181     48,181           --      55,409     55,409           --
                                 ---------   --------   ----------   ---------   --------   ----------
   Serviced Loan Portfolio....   $ 312,953   $ 66,991   $  245,962   $ 321,768   $ 77,826   $  243,942
                                 =========   ========   ==========   =========   ========   ==========

Weighted average interest rate:
   Loans receivable............        7.1%       6.6%         7.2%        9.0%       7.9%         9.2%
   Sold loans of SPEs..........        9.0%       7.1%         9.1%        9.1%       8.4%         9.1%
   Sold SBA 7(a)
     guaranteed loans..........        6.8%       6.8%          --         8.0%       8.0%          --
   Serviced Loan Portfolio.....        8.2%       6.7%         8.6%        8.9%       8.1%         9.2%

--------------------
(1) Balances represent the principal outstanding on PMC Capital's loans receivable before discounts aggregating $520,000 and $552,000 and unrealized depreciation of $711,000 and $443,000 at December 31, 2002 and 2001, respectively.

         PROBLEM LOANS

         Senior management closely monitors problem loans which are classified into two categories: impaired loans ("PMC Capital Impaired Loans") and special mention loans ("PMC Capital Special Mention Loans") (together, "PMC Capital Problem Loans"). PMC Capital Impaired Loans are loans which are not complying with their contractual terms, the collection of the balance of the principal is considered impaired and on which its fair value is less than the remaining unamortized principal balance. PMC Capital Special Mention Loans are those loans receivable that are not complying with their contractual terms but PMC Capital expects a full recovery of the principal balance through either collection efforts or liquidation of collateral. See "PMC Capital Management's

Discussion and Analysis of Financial Condition and Results of Operations - Portfolio Information - Lending Activities - Problem Loans."

         INDUSTRY INFORMATION ON PMC CAPITAL'S LOAN PORTFOLIO

         The distribution of PMC Capital's loans receivable and Serviced Loan Portfolio by industry were as follows at December 31, 2002:

                                                Loans Receivable
                                --------------------------------------------------
                                Number of
                                  Loans       Value      %        Cost        %
                                ---------   ---------  ------   ---------   ------
                                             (Dollars in thousands)
Hotels and motels.............     104      $  74,098    84.9%  $  74,063     84.8%
Services......................      28          2,732     3.1%      2,773      3.2%
Restaurants...................      21          1,259     1.4%      1,274      1.5%
Retail, other.................      21          4,147     4.8%      4,176      4.7%
Gasoline/service stations.....      15          2,407     2.8%      2,440      2.8%
Other.........................      31          2,602     3.0%      2,690      3.0%
                                   ---      ---------   -----   ---------    -----
     Total....................     220      $  87,245   100.0%  $  87,956    100.0%
                                   ===      =========   =====   =========    =====

                                   Serviced Loan Portfolio
                                -----------------------------
                                Number of
                                  Loans        Cost      %
                                ---------   ---------  ------
                                   (Dollars in thousands)
Hotels and motels.............     264      $ 263,624    84.2%
Services......................      46         10,179     3.2%
Restaurants...................      29          8,763     2.8%
Retail, other.................      24          6,904     2.2%
Gasoline/service stations.....      28         12,452     4.0%
Other.........................      47         11,031     3.6%
                                   ---      ---------   -----
     Total....................     438      $ 312,953   100.0%
                                   ===      =========   =====

STRUCTURED LOAN TRANSACTIONS

         GENERAL

         Structured loan sale transactions are PMC Capital's primary method of obtaining funds for new loan originations. In a structured loan sale transaction, PMC Capital contributes loans receivable to an SPE in exchange for an ownership interest in that entity. The SPE issues notes payable (usually through a private placement) to third parties and then distributes a portion of the notes payable proceeds to PMC Capital. The notes payable are collateralized solely by the assets of the SPE which means that, should the SPE fail to make payments on the debt, the noteholders have no recourse to PMC Capital. PMC Capital has no obligation to pay the notes, nor do the holders of the notes have any recourse against its assets.

         PMC Capital accounts for structured loan sale transactions as sales of loans receivable and the SPE meets the definition of a qualifying SPE; as a result, neither the loans receivable contributed to the SPE nor the notes payable issued by the SPE are included in PMC Capital's consolidated financial statements. When a structured loan sale transaction is completed: (1) the ownership interests in the SPEs are accounted for as retained interests and are recorded at the present value of the estimated future cash flows to be received from the SPE and (2) the difference between (i) the carrying value of the loans receivable sold and (ii) the sum of (a) cash received and (b) the initial value of the estimated future cash flows from the retained interests constitutes the gain or loss on sale. Gains or losses on these sales may represent a material portion of PMC Capital's net income in the period in which the transactions occur. These gains or losses also cause timing differences between net income determined in accordance with generally accepted accounting principles and investment company taxable income. See "Risk

Factors" and "PMC Capital Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

         Because PMC Capital relies on structured loan sale transactions as its primary source of operating capital to fund new loan originations, any adverse changes in its ability to complete this type of transaction, including any negative impact on the asset-backed securities market for the type of product it generates, could have a detrimental effect on its ability to generate funds to originate loans. See "PMC Capital Management's Discussion and Analysis of Financial Condition and Results of Operations - Economic Factors."

         PMC Capital's retained interests consist of (i) the required over-collateralization, which is the retention of a portion of each of the sold loans, (ii) the reserve fund, which is required cash balances owned by the SPE and (iii) the interest-only strip receivable, which is the future excess funds to be generated by the SPE after payment of all obligations of the SPE. The value of PMC Capital's retained interests is determined based on the present value of estimated future cash flows that PMC Capital will receive from the SPEs. The estimated future cash flows are calculated based on assumptions concerning, among other things, loan losses and prepayment speeds. On a quarterly basis, PMC Capital measures the fair value of, and records income relating to, the retained interests based upon the future anticipated cash flows discounted based on an estimate of market interest rates for investments of this type. Any appreciation (depreciation) of PMC Capital's retained interests is included in the accompanying statement of operations as either a realized loss (if there is a reduction in expected future cash flows) or unrealized gain
(loss) on investments.

         PMC Capital retains a portion of the default and prepayment risk associated with the underlying transferred loans receivable of its retained interests. Actual defaults and prepayments with respect to estimating future cash flows for purposes of valuing the retained interests will vary from assumptions, possibly to a material degree, and slower (faster) than anticipated prepayments of principal or lower (higher) than anticipated loan losses will increase (decrease) the fair value of PMC Capital's retained interests and the related cash flows. See "Risk Factors - Risks Related to the Business of Both PMC Commercial and PMC Capital." PMC Capital regularly measures loan loss, prepayment and other assumptions against the actual performance of the loans receivable sold. Although PMC Capital believes that reasonable assumptions as to the future cash flows have been made, actual rates of loss or prepayments will vary from those assumed and these assumptions may be revised based upon changes in facts or circumstances.

         In connection with structured loan sale transactions, limited partnerships and joint ventures have been formed as SPEs to hold the loans receivable sold and issue certificates or notes payable collateralized by the loans receivable. As of June 30, 2003, PMC Capital's SPEs consisted of:

         -        FW 97 L.L.C. ("First Western 1997");

         - PMC Capital, L.P. 1998-1 (the "1998 Partnership") and its related general partner;

         - PMC Capital, L.P. 1999-1 (the "1999 Partnership") and its related general partner;

         -        The 2000 Joint Venture and its related general partner;

         -        The 2001 Joint Venture and its related general partner; and

         -        The 2002 Joint Venture and its related general partner.

         At June 30, 2003, PMC Capital owned 100% of First Western 1997, the 1998 Partnership and the 1999 Partnership. In addition, PMC Capital owned approximately 32% of the 2000 Joint Venture, 60% of the 2001 Joint Venture and 61% of the 2002 Joint Venture as of June 30, 2003. The balance of the Joint Ventures is owned by PMC Commercial. PMC Capital's share of the cash flows from the Joint Ventures is allocated based on the cash flows from the underlying loans receivable contributed by PMC Capital to the respective Joint Venture less allocated costs based on the remaining principal on the underlying loans receivable contributed by PMC Capital divided by all loans receivable held by the respective Joint Venture.

         Information relating to PMC Capital's structured loan sale transactions is as follows:

                                                 First
                                                Western       1998           1999       2000 Joint   2001 Joint   2002 Joint
                                                1997 (1)    Partnership   Partnership     Venture      Venture      Venture
                                               ----------   -----------   -----------   ----------   ----------   ----------
                                                                           (Dollars in thousands)
Principal amount of loans sold:
   At time of sale...........................  $   22,810   $    43,144   $    60,481   $   28,046   $   49,194   $   43,218
   At December 31, 2002......................  $    3,590   $    26,099   $    39,216   $   20,783   $   44,409   $   42,199
   At June 30, 2003..........................  $    3,400   $    25,254   $    35,527   $   18,957   $   43,837   $   40,984
Structured notes/certificates:
   At time of sale...........................  $   22,810   $    39,646   $    55,648   $   24,955   $   45,233   $   38,897
   At December 31, 2002......................  $    3,590   $    24,806   $    35,907   $   18,086   $   42,762   $   38,017
   At June 30, 2003..........................  $    3,400   $    24,065   $    33,333   $   17,713   $   39,979   $   36,787
Weighted average interest rate on loans (2):
   At time of sale...........................      P+2.48%       P+1.26%         9.59%        9.54%        9.78%        9.53%
   At December 31, 2002......................      P+2.38%       P+1.22%         9.44%        9.21%        9.73%        9.54%
   At June 30, 2003..........................      P+2.37%       P+1.23%         9.40%        9.28%        9.73%        9.50%
Interest rate on the SPE notes/certificates        P-1.90%       P-1.00%         6.60%        7.28%        6.36%        6.67%
Subordinated interest owned (3)..............          --           5.0%           --           --           --           --
Required initial overcollaterization (4).....          --           5.5%          8.0%        11.0%         8.0%        10.0%
PMC Capital required overcollaterization (5):
  At December 31, 2002.......................          --           5.5%          9.1%        13.2%         8.9%        10.2%
Rating of certificates/notes (2)(6)..........   "Aaa"/"A"         "Aaa"         "Aaa"        "Aaa"        "Aaa"        "Aaa"
Cash reserve requirement/minimum (7).........  $      912           8.0%          6.0%         6.0%         6.0%         6.0%

-----------------------
(1) The transaction had both the primary and a subordinated portion of the transaction rated and sold.

(2) Variable interest rates are denoted by the spread over (under) the prime rate ("P"). The interest rate for the "A" rated subordinated certificates of First Western 1997 is P-1.55%.

(3) The subordinated interest owned represents PMC Capital's mortgage-backed security of affiliate owned by PMC Capital.

(4) The initial required over-collateralization percentage represents the portion of sold loans receivable retained by the SPEs whose value is included in retained interests.

(5) The PMC Capital required over-collateralization percentage is larger than the initial PMC Capital required over-collateralization percentage since all principal payments received on the underlying loans receivable are paid to the noteholders.

(6) Structured notes issued by the SPEs were rated by Moody's Investors Service, Inc.

(7) Transactions all have minimum reserve requirements of 2% of the principal balance sold at the time of the sale. First Western 1997 is currently at its minimum requirement.

         In addition to the transactions described above, the SBA guaranteed portion of First Western's loans receivable are sold to either dealers in government guaranteed loans receivable or institutional investors ("Secondary Market") as the loans are funded. On all Secondary Market transactions, PMC Capital retains an excess spread between the interest rate paid to it from its borrowers and the rate PMC Capital pays to the purchaser of the guaranteed portion of the note.

         STRUCTURED LOAN SALE TRANSACTION COMPLETED DURING 2002

         On April 12, 2002, PMC Capital completed a structured loan sale transaction of a pool of primarily fixed-rate loans receivable. PMC Capital and PMC Commercial contributed loans receivable of $43.2 million and $27.3 million, respectively, to the 2002 Joint Venture. The 2002 Joint Venture issued, through a private placement, approximately $63.5 million the 2002 L.P. Notes of which approximately $38.9 million (the "2002 PMC L.P. Notes") was allocated to PMC Capital based on its ownership percentage in the 2002 Joint Venture. The 2002 L.P. Notes, issued at par, have a stated maturity in 2023, bear interest at 6.67% and are collateralized by the loans receivable contributed by PMC Capital and PMC Commercial to the 2002 Joint Venture. PMC Capital accounted for this transaction as a sale, recorded a gain of $1,463,000 and recorded the retained interests at an initial amount of $8,772,000 during 2002.

         The net proceeds from the issuance of the 2002 PMC L.P. Notes (approximately $37.9 million) were distributed to PMC Capital. These proceeds were net of issuance costs and prior to funding the required reserve

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balance. At inception of the 2002 Joint Venture and at June 30, 2003, PMC
Capital owned a 61% limited partnership interest based on its share of the capital.

         STRUCTURED LOAN SALE TRANSACTION COMPLETED DURING 2001

         On June 27, 2001, PMC Capital completed a structured loan sale transaction of a pool of fixed-rate loans receivable. PMC Capital and PMC Commercial contributed loans receivable of $49.2 million and $32.7 million, respectively, to the 2001 Joint Venture. The 2001 Joint Venture issued, through a private placement, approximately $75.4 million of the 2001 L.P. Notes of which approximately $45.2 million (the "2001 PMC L.P. Notes") was allocated to PMC Capital based on its ownership percentage in the 2001 Joint Venture. The 2001 L.P. Notes, issued at par, have a stated maturity in 2021, bear interest at 6.36% and are collateralized by the loans receivable contributed by PMC Capital and PMC Commercial to the 2001 Joint Venture. PMC Capital accounted for this transaction as a sale, recorded a gain of $2,732,000 and recorded the retained interests at an initial amount of $9,186,000 during 2001.

         The net proceeds from the issuance of the 2001 PMC L.P. Notes (approximately $44.5 million) were distributed to PMC Capital. These proceeds are net of issuance costs and prior to funding the required reserve balance. At inception of the 2001 Joint Venture and at June 30, 2003, PMC Capital owned a 60% limited partnership interest based on its share of the capital.

         STRUCTURED LOAN SALE TRANSACTION COMPLETED DURING 2000

         On December 18, 2000, PMC Capital completed a structured loan sale transaction of a pool of fixed-rate loans receivable. PMC Capital and PMC Commercial contributed loans receivable of $28.0 million and $55.7 million, respectively, to the 2000 Joint Venture. The 2000 Joint Venture issued, through a private placement, approximately $74.5 million of the 2000 L.P. Notes of which approximately $25.0 million (the "2000 PMC L.P. Notes") was allocated to PMC Capital based on its ownership percentage in the 2000 Joint Venture. The 2000 L.P. Notes, issued at par, have a stated maturity in 2024, bear interest at 7.28% and are collateralized by the loans receivable contributed by PMC Capital and PMC Commercial to the 2000 Joint Venture. PMC Capital accounted for this transaction as a sale, recorded a gain of $564,000 and recorded the retained interests at an initial amount of $5,573,000 during 2000.

         The net proceeds from the issuance of the 2000 PMC L.P. Notes (approximately $24.7 million) were distributed to PMC Capital. These proceeds are net of issuance costs and prior to funding the required reserve balance. At inception of the 2000 Joint Venture and at June 30, 2003, PMC Capital owned a 32% limited partnership interest based on its share of the capital.

         JOINT STRUCTURED LOAN SALE TRANSACTIONS - GENERAL

         The terms of the JV Notes provide that each of the partners of the respective Joint Ventures is not liable for any payments on the JV Notes. Accordingly, if the Joint Ventures fail to pay the JV Notes, the sole recourse of the holders of the JV Notes is against the assets of the respective Joint Venture. Accordingly, PMC Capital has no obligation to pay the JV Notes, nor do the holders of the JV Notes have any recourse against its assets.

         PMC Capital and PMC Commercial have entered into cross indemnification agreements regarding the performance of their respective loans receivable sold to the Joint Ventures. To the extent that poor performance of the Underperforming Company is pervasive enough to cause the Performing Company not to receive cash flow that it otherwise would have received, then the Underperforming Company must make the Performing Company whole. If the cash flow reduction is considered to be temporary, then interest will be paid as compensation to the Performing Company. In general, when a loan is liquidated, it may cause a deferral of cash flow to the Performing Company and, as a result, interest would be charged to the Underperforming Company until the cash flow from the Joint Venture repays the Performing Company. If the reduction of cash flows is deemed permanent (i.e., to the extent that the Underperforming Company will not be able to satisfy the shortfall with the assets it has contributed to the related structured loan sale transaction), the balance of reduction to cash flows must be paid to the Performing Company by the Underperforming Company. At June 30, 2003 and December 31, 2002, the maximum potential

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amount of future payments to PMC Commercial (undiscounted and without consideration of any proceeds from the collateral underlying the loans receivable) PMC Capital could be required to make under these cross indemnification agreements was approximately $32.8 million and $34.3 million, respectively, and the discounted amount was $22.7 million and $23.5 million, respectively, which represents the estimated fair value of the PMC Capital retained interests reflected on PMC Commercial's consolidated balance sheet for the Joint Ventures. Upon completion of a joint securitization and on each subsequent quarterly reporting date, PMC Capital management evaluates the need to recognize a liability associated with the indemnification agreements. Based on present cash flow assumptions, including stress test analyses of increasing the anticipated losses on each of the loan pools, it does not appear that the loans receivable sold by PMC Capital will cause any permanent cash flow reductions to PMC Commercial nor does it appear that the loans receivable sold by PMC Commercial will cause any permanent cash flow reduction to PMC Capital. Accordingly, PMC Capital believes that the fair value of these cross indemnification agreements at inception of the Joint Ventures, as of June 30, 2003 and as of December 31, 2002 and 2001 was zero; thus, no liability was recorded. If the performance of PMC Capital's sold loans receivable significantly deteriorates, it could be necessary for it to perform under these cross indemnification agreements.

         When structured loan sale transactions were completed, the transaction documents that the SPE entered into contained the Credit Enhancement Provisions. The Credit Enhancement Provisions include specified limits on the delinquency, default and loss rates on loans receivable included in each SPE. If, at any measurement date, the delinquency, default or loss rate with respect to any SPE were to exceed the specified limits, the Credit Enhancement Provisions would automatically increase the level of credit enhancement requirements for that SPE. During the period in which the specified delinquency, default or loss rate was exceeded, excess cash flow from the SPE, if any, would be used to fund the increased credit enhancement levels instead of being distributed to PMC Capital, which would delay or reduce its distribution.

ADVISORY SERVICES

         As the investment advisor for PMC Commercial, PMC Advisers has earned $1.1 million, $2.3 million, $2.3 million and $2.2 million in advisory fees during the three months ended June 30, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively. The fees of PMC Advisers (pursuant to the investment management agreements) are primarily based on the value of PMC Commercial's assets. As a result, any increases in the dollar amount of PMC Commercial's assets will benefit PMC Advisers, and PMC Advisers may have a potential conflict in determining whether to advise PMC Commercial to acquire assets or write-down the value of any assets. In order to mitigate the risk to PMC Commercial from increasing its asset base through leveraged transactions, the investment management agreements provide PMC Advisers with a reduced fee for any loans originated with capital obtained through borrowings. The investment management agreements are renewable on an annual basis.

         Pursuant to the investment management agreements entered into between PMC Commercial and PMC Advisers, fees of between 0.40% and 1.55%, annually, are charged by PMC Advisers based upon the average principal outstanding of PMC Commercial's loans. In addition, the investment management agreements include compensation to PMC Advisers for its assistance in the issuance of PMC Commercial's debt and equity securities and the acquisition by PMC Commercial of limited service hospitality properties. The investment management agreements also provide for (i) an annual fee of 0.70% of the original cost of the hospitality properties to be paid to PMC Advisers relating to leases entered into by PMC Commercial, (ii) a fee of $10,000 upon the sale of each limited service hospitality property and (iii) an annual loan origination fee equal to five basis points of loans funded for the first $20 million in loans and 2.5 basis points thereafter.

REGULATORY OVERVIEW

         INVESTMENT COMPANY ACT REGULATIONS

         PMC Capital is in compliance with the requirement to maintain a minimum of 200% asset coverage of debt as defined in Sections 18 and 61 of the 1940 Act as modified by exemptive orders obtained from the SEC.

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         PMC Capital may not sell shares of common stock below net asset value unless it obtains approval from a "majority of the outstanding voting" securities as defined in the 1940 Act. PMC Capital may sell shares of common stock in a rights offering at a price below its net asset value without shareholder approval under the 1940 Act.

         PMC Capital may be prohibited under the 1940 Act from knowingly participating in certain transactions with affiliates without the prior approval of its board of directors who are not interested persons and, in some cases, prior approval by the SEC. PMC Capital has been granted an exemptive order by the SEC permitting it to engage in certain transactions that would be permitted if PMC Capital and its subsidiaries were one company and permitting certain transactions among the subsidiaries, subject to certain conditions and limitations. One of its exemptive orders permits PMC Capital to establish SPEs owned by PMC Capital and PMC Commercial to engage in joint securitizations.

         As with other companies regulated by the 1940 Act, a BDC must adhere to certain substantive regulatory requirements. A majority of PMC Capital's directors must be persons who are not interested persons, as that term is defined in the 1940 Act. Additionally, PMC Capital is required to provide and maintain a bond issued by a reputable fidelity insurance company to protect the BDC. Furthermore, as a BDC, PMC Capital is prohibited from protecting any director or officer against any liability to PMC Capital or its shareholders arising from willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person's office.

         PMC Capital maintains a code of ethics that establishes procedures for personal investment and restricts certain transactions by its personnel. PMC Capital's code of ethics does not permit investment by PMC Capital's employees in securities that may be purchased or held by PMC Capital.

         BDC REGULATIONS

         PMC Capital has elected to be regulated as a BDC. BDCs must have a class of securities registered under Section 12 of the Exchange Act, and are subject to the Exchange Act's periodic reporting requirements rather than the 1940 Act's reporting requirements. BDCs have greater operating flexibility than other investment companies relating to capital structure, portfolio diversification, transactions with downstream affiliates, executive stock options and the frequency which they may make distributions from capital gains. A BDC's focus is on investing in or lending to small private companies and making managerial assistance available to them. A BDC may use capital provided by public shareholders and from other sources to invest in long-term, private investments in growing small businesses. A BDC provides shareholders the ability to retain the liquidity of a publicly traded stock, while sharing in the benefits, if any, of investing in privately owned companies. As a BDC, PMC Capital may not acquire any asset other than "Qualifying Assets" unless, at the time it makes the acquisition, its Qualifying Assets represent at least 70% of the value of its total assets (the "70% test"). The principal categories of Qualifying Assets relevant to its business are:

         (1) Securities purchased in transactions not involving any public offering, the issuer of which is an eligible portfolio company. An eligible portfolio company is defined to include any issuer that:

                  a. is organized and has its principal place of business in the United States,

                  b. is not an investment company other than an SBIC wholly-owned by a BDC (PMC Capital's investments in PMCIC and Western Financial are Qualifying Assets), and

                  c. does not have any class of publicly traded securities with respect to which a broker may extend margin credit;

         (2) Securities received in exchange for or distributed with respect to securities described in (1) above or pursuant to the exercise of options, warrants, or rights relating to such securities; and

         (3) Cash, cash items, government securities, or high quality debt securities (within the meaning of the 1940 Act), maturing in one year or less from the time of investment.

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         To include certain securities described above as Qualifying Assets for the purpose of the 70% test, a BDC must make available to the issuer of those securities significant managerial assistance such as providing guidance and counsel concerning the management, operations, or business objectives and policies of a portfolio company, or making loans to a portfolio company. PMC Capital will provide managerial assistance on a continuing basis to any portfolio company upon request.

         As a BDC, PMC Capital is entitled to issue senior securities in the form of stock or senior securities representing indebtedness, as long as each class of senior security has an asset coverage of at least 200% immediately after each such issuance (the "Asset Coverage Test"). This limitation is not applicable to borrowings by PMC Capital's SBIC or SBLC subsidiaries, and therefore any borrowings by these subsidiaries are not included in the Asset Coverage Test. PMC Capital may not change the nature of its business so as to cease to be, or withdraw its election as, a BDC unless authorized by vote of a "majority of the outstanding voting securities," as defined in the 1940 Act. A majority of the outstanding voting securities of a company is defined under the 1940 Act as the lesser of (i) 67% or more of such company's shares present at a meeting if more than 50% of the outstanding shares of such company are present and represented by proxy, or (ii) more than 50% of the outstanding shares of such company.

         RIC REGULATIONS

         PMC Capital's status as a RIC enables it to avoid the cost of U.S. Federal and state income taxation and, as a result, achieve pre-tax investment returns. PMC Capital believes that this tax advantage enables it to achieve strong equity returns without having to aggressively leverage its balance sheet. In order to qualify as a RIC, PMC Capital must, among other things:

         (1) Derive at least 90% of its gross income from dividends, interest, payments with respect to securities loans, gains from the sale of stock or other securities or other income derived with respect to its business of investing in such stock or securities; and

         (2) Diversify its holdings so that, as of the end of each quarter of its tax year:

                  a. at least 50% of the value of its assets consists of cash, cash items, government securities, securities of other RICs and other securities if such other securities of any one issuer do not represent more than 5% of its assets and 10% of the outstanding voting securities of the issuer; and

                  b. no more than 25% of the value of its assets are invested in securities of one issuer (other than U.S. government securities or securities of other RICs), or of two or more issuers that are controlled by PMC Capital and that are engaged in the same or similar businesses.

         If a corporation qualifies as a RIC and distributes to its shareholders with respect to a tax year at least 90% of its investment company taxable income for such year, then the RIC will not be subject to U.S. Federal income tax on the income (including net capital gain) it distributes (or treats as deemed distributed) for such year. In addition, if a RIC distributes in a timely manner with respect to a calendar year (or treats as deemed distributed) at least the sum of 98% of its capital gain net income for the one-year period ending on October 31 of such year and 98% of its ordinary income for such calendar year, it will not be subject to the 4% nondeductible Federal excise tax on certain undistributed income of RICs.

         FUNDAMENTAL AND OTHER POLICIES OF PMC CAPITAL AND ITS SUBSIDIARIES

         PMC Capital has established a core set of fundamental policies. PMC Capital and each of its investment company subsidiaries have designated certain investment policies as "fundamental policies."

         The following investment policies of PMC Capital and its investment company subsidiaries are fundamental policies and may not be changed without the approval of the lesser of (i) more than 50% of PMC Capital's outstanding voting securities, or (ii) 67% or more of PMC Capital's voting securities present at a meeting

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of security holders at which a quorum is present. PMC Capital's board of directors may change any other investment policies of PMC Capital at any time.

         (1) PMC Capital will not purchase or sell commodities or commodity contracts.

         (2) PMC Capital will not engage in short sales, purchase securities on margin or trade in contracts commonly called puts or calls or in combinations thereof, except that it may acquire warrants, options or other rights to subscribe to or sell securities in furtherance of its investment objectives.

         (3) PMC Capital will not underwrite securities of other issuers, except that it may acquire portfolio securities under circumstances where, if sold, it might be deemed an underwriter for purposes of the Securities Act. PMC Capital may purchase "restricted securities" as to which there are substantial restrictions on resale under the Securities Act.

         (4) PMC Capital will not purchase any securities of a company if any of the directors or officers of PMC Capital owns more than 0.5% of such company and such persons owning more than 0.5% together own 5% or more of the shares of such company.

         (5) PMC Capital may issue senior securities in the form of debentures, reverse repurchase agreements and preferred stock and may borrow monies from banks and other lenders, all on an unsecured basis. The 1940 Act limits PMC Capital to the issuance of one class of senior debt securities and one class of senior equity securities (as such terms are defined in the 1940
Act).

         (6) PMC Capital will not invest more than 25% of its total assets in any one industry except in the lodging industry which may constitute 100% of PMC Capital's portfolio. PMC Capital will invest at least 25% of its total assets in the lodging industry.

         (7) PMC Capital may invest in real estate development companies, may make real estate acquisition loans and real estate improvement loans and may further make other loans secured by real estate.

         (8) PMC Capital may make loans and purchase debt securities in furtherance of its investment objectives. It will not make loans to its officers, directors or other affiliated persons.

         (9) PMCIC will perform the functions and conduct the activities contemplated under the SBIA, and will provide assistance solely to small business concerns which will contribute to a well-balanced national economy by facilitating ownership of such concerns by persons whose participation in the free enterprise system is hampered because of social or economic disadvantages. These fundamental policies of PMCIC may not be changed without the prior written consent of the SBA.

         SBA REGULATIONS

         The lending operations of First Western, PMCIC and Western Financial are regulated by the SBA, which establishes, among OTHER things, maximum interest rates that borrowers may be charged and minimum and maximum maturities for loans receivable (which generally range from seven to 25 years). The maximum interest rates which PMCIC and Western Financial can charge may not exceed the greater of 19% per annum or 11% above PMC Capital's cost of funds from the SBA and was 19% at December 31, 2002. Borrowers must satisfy certain criteria established by the SBA to qualify for loans originated by PMC Capital under SBA sponsored programs, including limitations on the net worth and net income of potential borrowers or alternative criteria that focus upon the number of employees of the borrower and its gross revenues. In addition, the SBA generally limits the aggregate amount of guaranties that can be provided to any single borrower and restricts the use to which the loan proceeds can be employed by the borrower. Effective October 1, 2002, the SBA temporarily changed its policy on origination of loans under the SBA 7(a) Guaranteed Loan Program to limit the maximum amount of a loan to $500,000 (the "Loan Cap"). As a result of legislation that Congress passed in February 2003, the SBA discontinued the Loan Cap.

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         SBICs are intended to stimulate the flow of private equity capital to eligible small businesses. Under present SBA regulations, eligible small businesses include businesses that have a net worth not exceeding $18 million and have average annual fully taxed net income not exceeding $6 million for the most recent two fiscal years. In addition, an SBIC must devote 20% of its investment activity to "smaller" concerns as defined by the SBA. A smaller concern is one that has a net worth not exceeding $6 million and has average annual fully taxed net income not exceeding $2 million for the most recent two fiscal years. SBA regulations also provide alternative size standard criteria to determine eligibility, which depend on the industry in which the business is engaged and are based on such factors as the number of employees and gross sales. According to SBA regulations, SBICs may make long-term loans to small businesses, invest in the equity securities of such businesses, and provide them with consulting and advisory services.

         Both Western Financial and PMCIC provide long-term loans to qualifying small businesses. As of June 30, 2003, Western Financial and PMCIC had the opportunity to borrow up to an additional aggregate principal amount of $37.2 million of SBA debentures, based on their regulatory capital. Under SBA regulations, an SBIC may borrow up to $111.7 million from the SBA as governed by SBA regulations. This limit generally applies to all financial assistance provided by the SBA to an SBIC licensee and its "associates," as the term is defined by SBA regulations. As of June 30, 2003, Western Financial and PMCIC had outstanding $14.3 million of SBA debentures and PMCIC had $7.0 million of preferred stock investments from the SBA. At June 30, 2003, PMC Capital had an outstanding commitment from the SBA to purchase up to $12.2 million ($4.2 million expiring September 2003, $1.0 million expiring September 2004 and $7.0 million expiring in 2007) in additional SBA debentures. As leveraged SBIC's, PMCIC and Western Financial are subject to certain regulatory restrictions such as change in control provisions.

         First Western is licensed to operate as an SBLC. The SBA guarantees 75% of qualified loans over $150,000 with such individual guarantees not exceeding $1.0 million. While the eligibility requirements of the SBA 7(a) Program vary by the industry of the borrower and other factors, the general eligibility requirements are that: (i) gross sales of the borrower cannot presently exceed $6 million, (ii) liquid assets or real estate equity of the borrower and affiliates cannot exceed specified limits, and (iii) the maximum aggregate SBA loan guarantees to a borrower cannot exceed $1.0 million. Maximum maturities for SBA 7(a) loans are 25 years for real estate and 15 years for the purchase of machinery and equipment. In order to operate as an SBLC, a licensee is required to maintain a minimum net worth (as defined by SBA regulations) of the greater of (i) 10% of the outstanding loans receivable of First Western or (ii) $1.0 million, as well as certain other regulatory restrictions such as change in control provisions.

         First Western, PMCIC and Western Financial are periodically examined and audited by the SBA to determine compliance with SBA regulations.

EMPLOYEES

         At December 31, 2002, PMC Capital employed 47 individuals including marketing professionals, investment professionals, operations professionals and administrative staff. Its loan processing is centralized in its Dallas, Texas office. In addition, PMC Capital has a loan production office in Arizona. PMC Capital management believes the relationship with its employees is good.

         All of PMC Capital's operating assets acquired in liquidation are managed for it by third party management companies. All persons employed in the day-to-day operations of PMC Capital's assets acquired in liquidation are employees of the management companies engaged by PMC Capital and are not its employees.

         At December 31, 2002, PMC Capital's non-consolidated subsidiary, PMC Funding, employed 14 individuals in relation to the operation of its assisted care living facility. During January 2003, PMC Funding sold the assisted care living facility.

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CUSTOMERS

         PMC Capital is not dependent upon a single borrower, or a few borrowers, whose loss would have a material adverse effect on it. In addition, PMC Capital has not loaned more than 10% of its assets to any single borrower.

PROPERTIES

         PMC Capital's headquarters are located at 18111 Preston Road, Suite 600, Dallas, Texas 75252. PMC Capital leases approximately 13,000 square feet in an office building pursuant to a five-year lease which commenced in December 1998. In addition, at December 31, 2002, it leased office space in Missouri, which it closed in April 2003. The aggregate annual lease payments for the year ended December 31, 2002 were approximately $328,000.

LEGAL PROCEEDINGS

         PMC Capital is a party to certain lawsuits in the normal course of its business, including the operation of its assets acquired in liquidation. While the outcome of these legal proceedings cannot at this time be predicted with complete certainty, it does not expect that any of these actions either individually or in the aggregate will have a material effect upon its financial condition or results of operations.

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                     PMC CAPITAL MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         You should read the following discussion and analysis in conjunction with PMC Capital's consolidated financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus.

GENERAL

         PMC Capital is a national small business lender. Its operations include originating, servicing and selling commercial loans. PMC Capital primarily originates loans to small business concerns in the limited service sector of the hospitality industry. PMC Capital sells certain of its loans receivable through privately-placed structured loan transactions and sells the government guaranteed portion of its loans originated under the SBA 7(a) Program. Historically, PMC Capital has retained servicing rights and residual interests in all loans sold. Servicing rights include the right to collect payments on behalf of the loan purchaser, monitor the loan receivable for any defaults and address any problems in collecting the required principal and interest payments. PMC Capital retains a residual interest in the sold loans receivable either directly or through its ownership in the related SPEs. In addition, PMC Capital operates as an investment manager to evaluate properties and loans receivable and to service loans receivable and lease contracts pursuant to fee arrangements with PMC Commercial.

         PMC Capital's investment income and realized gains include the following:

         - Interest earned on loans receivable which includes commitment fees collected at the inception of the loan;

         -        Gains relating to structured loan transactions;

         -        Earnings on retained interests;

         - Fee income from the management of PMC Commercial's property and loans receivable;

         - Equity interests in the income of its non-investment company unconsolidated subsidiaries;

         - Premiums recognized from the sale of the government guaranteed portion of SBA 7(a) Program loans into the Secondary Market;

         -        Interest earned on temporary (short-term) investments; and

         - Other fees, including late fees, prepayment fees, construction monitoring fees and site visit fees.

         PMC Capital's ability to generate investment income is dependent on (i) economic, regulatory and competitive factors that influence interest rates and loan originations and (ii) its ability to secure financing for its investment activities. The amount of investment income earned will vary based on volume of loans funded, the timing and amount of financings, the volume of loans receivable which prepay, the mix of loans receivable (construction versus non-construction), the rate and type of loans originated (whether fixed or variable) as well as the general level of interest rates. For a more detailed description of the risks affecting PMC Capital's financial condition and results of operations, see "Risk Factors - Risks Related to the Business of Both PMC Commercial and PMC Capital."

         Expenses primarily consist of interest expense, salaries and related benefits and overhead. PMC Capital's overhead expenditures consist primarily of insurance, advertising and promotional expense, telephone services, corporate printing costs, directors and shareholders costs and general office expenses. In addition, PMC Capital has other administrative costs which consist of profit sharing plan, rent and professional fees. PMC Capital's operations are centralized in Dallas, Texas where its headquarters are located. PMC Capital also has an additional business development offices located in Arizona.

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         At June 30, 2003 and December 31, 2002, PMC Capital's variable-rate loans receivable were $83.4 million (88%) and $71.3 million (82%) of its loans receivable, respectively. At June 30, 2003, all of its outstanding commitments were for variable-rate loans, and given the current interest rate market, PMC Capital expects to continue to originate primarily variable-rate loans. At June 30, 2003, PMC Capital had approximately $20.9 million of total loan commitments outstanding with interest rates based on spreads over prime ranging from 2.0% to 2.75% and over LIBOR ranging from 3.5% to 4.5%. Commitments have fixed expiration dates and require payment of a fee to PMC Capital.

         The weighted average interest rate on PMC Capital's loans receivable declined to 7.1% at December 31, 2002 from 9.0% at December 31, 2001 primarily as a result of a decrease in the average quarterly LIBOR (244 basis points) and prime rate (281 basis points) during 2002 which are utilized in the determination of quarterly variable rates and an increase in variable-rate lending.

         PMC Capital primarily funds its commitments through structured loan sale transactions. The proceeds received from the completion of structured loan sale transactions are invested initially in temporary investments which generate less interest income and, as a result of the declining interest rate environment, have generally been re-loaned or committed to be re-loaned initially at lower interest rates. To the extent LIBOR or the prime rate increases (decreases), PMC Capital would receive the benefit (reduction) from this increase (decrease) in variable interest rates. In addition, due to the decreased loan originations during the first nine months of 2002, the funds from PMC Capital's most recent transaction were invested for a longer period of time than the proceeds from the prior structured loan sale transactions and its interest income, cash flows and financial condition were negatively impacted. However, during the fourth quarter of 2002, PMC Capital's loan originations increased. During the first three quarters of 2002 PMC Capital funded $27.7 million in loans while in the fourth quarter of 2002 it funded $18.4 million in loans. See "-Liquidity and Capital Resources-Uses of Funds-Loan Originations."

         PMC Capital's investment losses during 2002 consist primarily of realized losses on retained interests due primarily to loans in the 2000 Joint Venture which were in default and unrealized losses on assets acquired in liquidation due to devaluation of collateral, additional capital expenditures and expected holding costs. See "-Results of Operations" for a detailed discussion of PMC Capital's operations.

OPERATING OVERVIEW

         PMC Capital's results of operations during 2002 were negatively impacted by a combination of factors including: the low interest rate environment, investment losses, diminished loan origination volume, general economic conditions, lower earnings on variable-rate loans compared to fixed-rate loans, the costs of operating foreclosed properties and reduced income on the cash and cash equivalents invested from the April 2002 structured loan sale transaction.

         Prior to 2001, other than loans originated under the SBA 7(a) Program, PMC Capital primarily originated fixed-rate loans. Commencing in the latter half of 2001, its ability to compete for fixed-rate lending opportunities declined. Interest rates have remained at historically low levels for a prolonged period of time providing the banking industry with the ability to offer fixed-rate "mini-perm" loans (i.e., five-year maturity, 20-year amortization) based on these low short-term rates. In contrast, the interest rates on PMC Capital's fixed-rate loan products are based on a longer term (10-year U.S. Treasuries) which remained at disproportionately higher levels than shorter term financial indices. As a result, the fixed interest rates PMC Capital offered were higher than the banks and its lending opportunities decreased. Accordingly, PMC Capital began marketing variable-rate loan products with interest rates based on LIBOR. PMC Capital has been able to compete more effectively by offering this LIBOR-based variable-rate loan product.

         Due to geopolitical uncertainty and general economic conditions, PMC Capital has seen a slowdown in potential lending opportunities and some funding commitments have been terminated. In addition, PMC Capital did not complete a structured loan sale transaction on favorable terms that it had expected to be completed prior to June 30, 2003. While PMC Capital believes that it could have completed the transaction during the second quarter of 2003, the terms of the transactions available in the market were not considered favorable to it as the transaction size and cost did not reflect the value of the transaction. As a result, PMC Capital's expected fundings during the first half of 2003 did not meet its expectations and anticipated fundings during the remaining half of 2003 more than

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

likely will not meet its prior expectations. During the remaining half of 2003, PMC Capital anticipates loan originations will range from $12 million to $20 million. When fundings are reduced, PMC Capital's net interest income does not increase as it would have if these fundings were completed and may be reduced to the extent principal repayments exceed amounts funded or interest rates decline.

         The market for the type of asset-backed structured loan sale transactions PMC Capital originates was relatively inefficient during the first half of 2003 as a result of uncertainties in the marketplace due to the sluggishness of the economy, geopolitical uncertainty and the impact of the ongoing conflict in the Middle East. PMC Capital is in the process of finalizing a loan pool for its current structured loan sale transaction and anticipates that the transaction will be completed in September 2003, unless other unforeseen delays are encountered.

         PMC Capital anticipates co-securitizing with PMC Commercial approximately $57.6 million of its variable-rate loans receivable. Changes in market conditions may have an impact on the timing of completion of this transaction. While PMC Capital has been successful in completing its past structured loan transactions in a timely manner, due to the risky nature of these transactions and the many factors which could cause PMC Capital to further delay or postpone a transaction, there can be no assurance of a successful outcome.

         Since PMC Capital relies on structured loan sale transactions as its primary source of operating capital to fund new loan originations, any adverse changes in its ability to complete this type of transaction, including any negative impact on the asset-backed securities market for the type of loans it originates, could have a detrimental effect on its ability to sell loans receivable thereby reducing its ability to originate loans. The delay in completing PMC Capital's current structured loan sale transaction has had a negative impact on its ability to originate loans and its financial condition and results of operations. See "--Economic Factors - Asset-Backed Structured Loan Sale Transaction Market."

         Since the majority of PMC Capital's loans receivable have variable rates of interest, the continuation of the low interest rate environment has had a negative impact on revenue and net income. During late 2002, PMC Capital expected that interest rates would gradually increase during 2003 and 2004; however, interest rates decreased during the first half of 2003. PMC Capital expects that short-term interest rates will remain at current levels or possibly decrease during the remainder of 2003.

         Interest rate increases will generally cause valuation decreases in PMC Capital's portfolio while interest rate decreases generally cause valuation increases. However, these valuation changes have no impact on PMC Capital's cash flow from operations, the cash available for distribution to PMC Capital shareholders or the determination by the PMC Capital board of directors of the level of quarterly dividend distributions.

ECONOMIC FACTORS

         The following provides a summary of the more significant economic factors that may have an impact on PMC Capital's financial condition and results of operations. The factors described below could impact the volume of loan originations, the income PMC Capital earns on investments, its ability to complete a securitization, the performance of its loan portfolio and/or the performance of SPEs.

         ASSET-BACKED STRUCTURED LOAN SALE TRANSACTION MARKET

         A number of factors could impair PMC Capital's ability or alter its decision to complete a structured loan transaction. These factors include, but are not limited to:

         - As a result of certain economic conditions, investors in the type of asset-backed securities that PMC Capital places may increase PMC Capital's cost of capital by widening the "spreads" they require in order to purchase asset-backed securities or cease acquiring the type of asset-backed security that PMC Capital originates;

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

         - A deterioration in the performance of either PMC Capital's loans receivable or the loans receivable of PMC Commercial may deter potential investors from purchasing PMC Capital's asset-backed securities;

         - A deterioration in the operations of the limited service sector of the hospitality industry which may deter potential investors from purchasing PMC Capital's asset-backed securities or lower the available rating from the rating agencies;

         - A reduction in the performance of the loans receivable of PMC Capital's prior transactions or of similar transactions (for example, higher than expected loan losses or delinquencies) may deter potential investors from purchasing PMC Capital's asset-backed securities; and

         - A change in the underlying criteria utilized by the rating agencies may cause transactions to receive lower ratings than previously issued thereby increasing the cost of capital on PMC Capital's transactions.

         In the event a structured loan sale transaction is delayed or unable to be completed, PMC Capital will either have to increase the capacity under its revolving credit facility, enter into new debt agreements, cease or reduce originating new loans until a structured loan sale transaction is completed or sell assets, potentially on unfavorable terms. In addition, PMC Capital may choose to sell the pool of loans receivable on unfavorable terms (reducing its future cash flows) including:

         -        Increased interest rate spreads;

         -        Increased cash reserve requirements;

         -        Increased subordinated portions of loans receivable; or

         -        Decreased transaction size.

         INTEREST INCOME AND RATES

         As a result of PMC Capital's increasing dependence on variable-rate loans, the continued prolonged low interest rate environment has caused interest income to be reduced. To the extent that rates remain at these historically low levels, or LIBOR or the prime rate decreases from current levels, PMC Capital will earn less interest income. Alternatively, when rates rise in the future, the interest PMC Capital earns on performing variable-rate loans will increase. In addition, the decreased loan origination volume during the first nine months of 2002 affected interest income. Interest income can continue to be reduced if
(i) principal payments on outstanding loans receivable exceed loan originations,
(ii) interest rates continue to decrease, or (iii) PMC Capital Problem Loans increase.

         INTEREST RATE SPREADS

         PMC Capital's net interest margin is dependent upon the spread differential. A significant reduction in spread differential may have a material adverse effect on results of operations. Over the past few years the spread differential has been reduced causing decreased net investment income. There can be no assurance that the spread differential will not continue to decrease. PMC Capital believes that its LIBOR-based loan program will provide it with a spread differential (resulting from structured loan sale transactions) that approximates the spread differential it has historically received on fixed-rate transactions due to management's belief that there is a more favorable market for LIBOR-based structured loan sale transactions compared to fixed-rate structured loan sale transactions.

         LOAN ORIGINATION TREND

         During the latter part of 2001, PMC Capital commenced marketing and selling a variable-rate loan product based on LIBOR which presently provides a lower cost variable interest rate alternative to its borrowers as a result

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of market conditions. During the first half of 2002, PMC Capital experienced decreases in lending opportunities, loans funded and loan commitments compared to the prior year. This decrease was due to competition resulting from the interest rate environment and the economic uncertainty which specifically had an impact on the hospitality sector. As a result of the continuation of low short-term interest rates, banks continue to offer their "mini-perm" short-term loans at rates considerably lower than PMC Capital's long-term fixed-rate loans and often with less down payment requirements. In addition, as a result of the economic uncertainty following the tragic events of September 11th, as well as the impact of war, fewer hospitality properties were marketed to be sold; therefore, fewer property sales required financing. However, during 2002, there was a positive trend in loan origination activities and PMC Capital's commitments were increasing. While its commitments at June 30, 2003 were less than commitments at December 31, 2002, PMC Capital experienced a reduction in opportunities commencing just prior to the initiation of war. In addition, several commitments outstanding were cancelled. PMC Capital expects that its commitments will continue to decrease until the market for limited service hospitality properties improves. Most of its current commitments are based on LIBOR.

         HOSPITALITY INDUSTRY FACTORS

         Reductions in business and discretionary travel continue to cause a moderation in demand for hotel rooms and a slowdown in construction of hospitality properties (including limited service hospitality properties). These reductions were primarily caused by (i) traveler concerns about the safety and convenience of air travel, (ii) a general reluctance to be away from home and
(iii) a downturn in corporate profits, investments and transactions which led to aggressive business travel reductions. Although the Federal Reserve lowered interest rates during the last three years to aid in stimulating the economy and to provide liquidity, consumer and business confidence declined. This lack of confidence, which continued into the beginning of 2003, caused a significant strain on the travel and hotel industries as well as numerous other industries. Political uncertainties have impeded a rebound in consumer and investor confidence and spending. However, the limited service segment of the hospitality industry has been less impacted and has continued to outperform the luxury and upscale sectors which experienced the weakest performance.

         Another factor which affects the limited service sector of the hospitality industry is a significant rise in gasoline prices within a short period of time. Most of the limited service hospitality properties collateralizing PMC Capital's loans receivable are located on interstate highways. Historically, when gas prices sharply increase, occupancy rates for properties located on interstate highways decrease.

PORTFOLIO INFORMATION

         LENDING ACTIVITIES

         General

         The fair value of PMC Capital's loans receivable was $87.2 million and $107.4 million at December 31, 2002 and 2001, respectively. During 2002 and 2001, PMC Capital originated loans totaling $46.1 million and $66.0 million and received repayments, including proceeds from the sale of guaranteed SBA 7(a) Program loans, of $20.0 million (of which approximately $9.9 million represented prepayments) and $17.8 million (of which approximately $4.2 million represented prepayments), respectively. During 2002 and 2001, principal collections (including prepayments), as an annualized percentage of loans receivable, were 16% and 9%, respectively. PMC Capital's Serviced Loan Portfolio decreased by $8.8 million (3%) to $313.0 million at December 31, 2002 from $321.8 million at December 31, 2001.

         The fair value of PMC Capital's loans receivable was $95.0 million at June 30, 2003. During the six months ended June 30, 2003 and 2002, PMC Capital originated loans totaling $19.6 million and $19.5 million, respectively, and received repayments, including proceeds from the sale of its guaranteed SBA 7(a) program loans, of $9.8 million (of which approximately $2.8 million represented prepayments and $1.6 million represented scheduled maturities) and $13.9 million (of which approximately $8.8 million represented loan prepayments), respectively. PMC Capital's commitments to fund new loans decreased to $20.9 million at June 30, 2003 from $29.4 million at December 31, 2002. At June 30, 2003, all of PMC Capital's outstanding commitments were for variable-rate loans, and given the current interest rate market, PMC Capital expects to continue to originate

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

primarily variable-rate loans. PMC Capital's Serviced Loan Portfolio, decreased by $2.1 million (0.7%) to $310.9 million at June 30, 2003 from $313.0 million at December 31, 2002.

         At June 30, 2003 and December 31, 2002, PMC Capital had approximately $83.4 million and $71.3 million, respectively, of loans receivable with a variable interest rate (reset on a quarterly basis) based upon either LIBOR or the prime rate. The spread that PMC Capital charges over LIBOR generally ranges from 3.5% to 4.5%. The spread that it charges over the prime rate generally ranges from 2.0% to 2.75%. It is anticipated that new commitments will have an interest rate floor of 6%. The LIBOR and prime rate used in determining interest rates charged to PMC Capital's borrowers for the third quarter of 2003 (set on July 1, 2003) were 1.11% and 4.00%, respectively. In comparison, the LIBOR and prime rate used in determining interest rates charged to PMC Capital's borrowers during the second quarter of 2003 (set on April 1, 2003) were 1.29% and 4.25%, respectively.

         Prepayment Activity

         PMC Capital has experienced increased prepayment activity as a result of the current low interest rate environment (the prime rate, LIBOR and yield on treasury notes decreased substantially during 2001 and 2002) and PMC Capital believes that it may continue to experience increased prepayment activity at high levels (particularly in relation to fixed-rate loans receivable) in 2003. Many of the prepayment fees for fixed-rate loans receivable are based upon a yield maintenance premium which provides for greater fees as interest rates decrease. In addition, certain loans receivable have prepayment prohibitions of up to five years. In accordance with SBA policy, SBA 7(a) loans receivable (all variable interest rate) did not have prepayment fees for loans originated prior to January 2001. Effective for loans originated after January 1, 2001, the SBA changed its policy on prepayment fees to allow the SBA to collect a 5% fee for loans prepaid in the first year, 3% in the second year and 1% in the third year. This change in SBA policy may lessen the amount of prepayments received during the first three years after the origination of an SBA guaranteed loan.

         The timing and volume of prepayment activity for both variable and fixed-rate loans receivable fluctuate and are impacted by numerous factors including the following:

         - The competitive lending environment (i.e., availability of alternative financing);

         - The current and anticipated interest rate environment (i.e., if interest rates are expected to rise or fall);

         -        The market for limited service hospitality property sales; and

         - The amount of the prepayment fee and length of prepayment prohibition.

         When loans receivable are paid-off prior to their maturity, PMC Capital generally receives prepayment fees. Prepayment fees result in one-time increases in income. The proceeds from the prepayments PMC Capital receives are invested initially in temporary investments and are generally re-loaned or committed to be re-loaned at lower interest rates than the prepaid loans receivable. These lower interest rates have had an adverse effect on interest income and depending upon the rate of future prepayments may further impact interest income. It is difficult to accurately predict the volume or timing of prepayments since the factors listed above are not all-inclusive and changes in one factor are not isolated from changes in others which might magnify or counteract the rate or volume of prepayment activity.

         Problem Loans

         PMC Capital's policy with respect to loans receivable which are in arrears as to interest payments for a period in excess of 60 days is generally to discontinue the accrual of interest income and reverse previously recorded interest income which is deemed uncollectible. PMC Capital will deliver a default notice and begin foreclosure and liquidation proceedings when it determines that pursuit of these remedies is the most appropriate course of action.

         Senior management closely monitors PMC Capital Problem Loans which are classified into two categories: PMC Capital Impaired Loans and PMC Capital Special Mention Loans. PMC Capital Impaired Loans are loans which are not complying with their contractual terms, the collection of the balance of the principal is considered

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

impaired and on which its fair value is less than the remaining unamortized principal balance. PMC Capital Special Mention Loans are those loans receivable that are not complying with their contractual terms but PMC Capital expects a full recovery of the principal balance through either collection efforts or liquidation of collateral.

         There can be no assurance that PMC Capital Special Mention Loans will not become PMC Capital Impaired Loans in the future if there is deterioration of the value of the collateral. The value of loans receivable at June 30, 2003 and December 31, 2002 has been reduced by unrealized depreciation of $333,000 and $711,000, respectively. Each PMC Capital Problem Loan is valued by PMC Capital's board of directors based upon a determination of fair value of the collateral and other collections since PMC Capital Problem Loans are all collateral dependent.

         Historically, PMC Capital has not had a significant amount of PMC Capital Problem Loans nor has it had a significant amount of charged-off loans. However, during 2001 and 2002 PMC Capital experienced a trend of increasing PMC Capital Problem Loans and, as a result, an increase in unrealized and realized losses. This unfavorable trend in PMC Capital Problem Loans was primarily a result of economic conditions. In addition, the increased unrealized and realized losses are partially a result of the reduced value of distressed properties in the limited service hospitality industry. Due to the increased number of properties being marketed, the value of the collateral for PMC Capital Problem Loans has decreased.

         Information on PMC Capital Problem Loans was as follows:

                                                                            December 31,
                                                                      ------------------------
                                                      June 30, 2003      2002          2001
                                                      -------------   ----------   -----------
                                                      (Dollars in thousands, except footnotes)
PMC Capital Impaired Loans (1):
     Loans receivable (2)...........................  $       1,736   $    5,728   $     6,152
     Sold loans of SPEs.............................             --        2,343         1,799
                                                      -------------   ----------   -----------
         Total......................................  $       1,736   $    8,071   $     7,951
                                                      =============   ==========   ===========

PMC Capital Special Mention Loans (1):
     Loans receivable...............................  $       4,267   $    3,248   $     1,549
     Sold loans of SPEs.............................          4,806        5,226         6,456
                                                      -------------   ----------   -----------
         Total......................................  $       9,073   $    8,474   $     8,005
                                                      =============   ==========   ===========

Percentage of PMC Capital Impaired Loans (3):
     Loans receivable...............................            1.8%         6.5%          5.7%
     Sold loans of SPEs.............................             --          1.3%          1.1%
     Loans receivable and sold loans of SPEs........            0.7%         3.0%          3.0%

Percentage of PMC Capital Special Mention Loans (3):
     Loans receivable...............................            4.5%         3.7%          1.4%
     Sold loans of SPEs.............................            2.9%         3.0%          4.1%
     Loans receivable and sold loans of SPEs........            3.5%         3.2%          3.0%

-----------------
(1) Since sold SBA 7(a) guaranteed loans are secured by a government guarantee, PMC Capital does not have exposure to loss. Accordingly, PMC Capital Impaired Loans and PMC Capital Special Mention Loan statistics for SBA 7(a) guaranteed loans have not been presented.

(2) As of December 31, 2002 the balance included two loans that PMC Capital acquired through foreclosure during the first half of 2003. One of the loans was collateralized by a golf facility that PMC Capital repurchased from an SPE during December 2002. The golf facility was acquired through foreclosure during the first quarter of 2003 by a non-investment company subsidiary. The second loan was a limited service hospitality property acquired through foreclosure during the second quarter of 2003. The fair value of these loans receivable was estimated to be $2.3 million. As of December 31, 2001 the balance included two limited service hospitality properties PMC Capital acquired through foreclosure during the first quarter of 2002. The fair value of the loans receivable was estimated to be $2.1 million.

(3) The denominator does not include SBA 7(a) guaranteed loans that have been sold.

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

         Realized losses and the change in unrealized (appreciation) depreciation of PMC Capital's loans was as follows:

                                          Years ended December 31,
                                      ------------------------------
                                        2002       2001       2000
                                      --------   --------   --------
                                              (In thousands)
SBIC commercial loans...............  $    422   $    344   $    122
Other commercial loans..............        (2)         2         14
SBA 7(a) loans......................        63        463        350
                                      --------   --------   --------
                                      $    483   $    809   $    486
                                      ========   ========   ========

         RETAINED INTERESTS

         At June 30, 2003 and December 31, 2002, the recorded value of PMC Capital's retained interests was $37.6 million and $40.0 million, respectively. Retained interests represent PMC Capital's ownership interest in loans receivable that have been contributed to SPEs and have been recorded as sold. PMC Capital's retained interests consist of (i) the retention of a portion of each of the sold loans, (ii) required cash balances owned by the SPE and (iii) future excess funds to be generated by the SPE after payment of all obligations of the SPE.

         The fair value of retained interests is determined in good faith by the PMC Capital board of directors based on the present value of future cash flows PMC Capital expects to receive from the SPEs. The future cash flows are based in part upon PMC Capital's estimates of prepayment speeds and loan losses on the loans receivable transferred to the SPEs. Prepayment speeds and loan losses were estimated based on the current and anticipated interest rate environment and competitive environment and PMC Capital's historical experience with these and similar loans receivable. The discount rates utilized are determined for each of the components of retained interests as estimates of market rates based on interest rate levels considering the risks inherent in the transaction. Changes in any of PMC Capital's assumptions, or actual results which deviate from its assumptions, may materially affect the value of retained interests.

         The net unrealized appreciation on PMC Capital's retained interests at June 30, 2003 and December 31, 2002 was $3.2 million and $3.5 million, respectively, primarily relating to valuation increases resulting from the current interest rate environment. Any appreciation (depreciation) of retained interests is included in the accompanying statements of operations as either a realized loss (if there is a reduction in expected future cash flows) or an unrealized gain (loss) on investments. Reductions in expected future cash flows generally occur as a result of decreases in expected yields, increases by anticipated loan losses or increases in prepayment speed assumptions. Changes in any of PMC Capital's assumptions, or actual results which deviate from its assumptions may materially affect the value of its retained interests.

         With the exception of the 2000 Joint Venture which has had aggregate losses of 4.27% to date, PMC Capital's SPEs have experienced positive results with no loan losses and minimal 60-day delinquencies. There can be no assurance that PMC Capital will continue to achieve these types of results in future periods. The 2000 Joint Venture had two impaired loans emerge during 2002. The first impaired loan resulted in the acquisition of a limited service hospitality property by the 2000 Joint Venture. PMC Capital is currently marketing this asset and expects the sale to occur in 2003. The second impaired loan, with a principal balance of $2.3 million, was deemed a "charged-off" loan (in accordance with the transaction documents) during December 2002. At that time, PMC Capital exercised its option to repurchase the loan from the 2000 Joint Venture for $2.3 million plus accrued interest. The aggregate value of this property (and PMC Capital's estimate of the underlying loan receivable), as reduced for anticipated holding and selling costs, was estimated to be $1.2 million. Primarily as a result of these two impaired loans, PMC Capital recorded realized losses on its retained interests of $2.0 million during 2002.

         ASSETS ACQUIRED IN LIQUIDATION

         Detailed below are assets repurchased by PMC Capital and recorded on its balance sheet as assets acquired in liquidation and assets repurchased by PMC Capital's non-investment company subsidiaries.

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

         With regard to properties acquired through foreclosure, deferred maintenance issues must be addressed prior to operation of the property or it may not be economically justifiable to operate the property prior to its sale. To the extent keeping the property operating is deemed to assist in attaining a higher value upon sale, PMC Capital will take steps to do so including hiring third party management companies to operate the property.

         On an ongoing basis, PMC Capital monitors revenue generation and growth, expense controls, working capital projections, capital needs, marketing plans and sales opportunities for its assets acquired in liquidation. PMC Capital is marketing these assets while implementing new operating plans to stimulate revenue at the properties. Marketing efforts include the use of PMC Capital's marketing personnel, advertising through use of its website, direct mail, the use of third party brokers and dealers and word of mouth with current borrowers and other contacts.

         Owned by PMC Capital and Subsidiaries

         At June 30, 2003, the aggregate recorded value of PMC Capital's assets acquired in liquidation on its consolidated balance sheet was approximately $3.2 million and consisted primarily of three limited service hospitality properties, one of which was sold subsequent to June 30, 2003.

         During the six months ended June 30, 2003 and 2002, PMC Capital incurred losses from operating its assets acquired in liquidation of approximately $151,000 and $107,000, respectively. PMC Capital sold one of these properties in July 2003. In addition, effective April 1, 2003, another property was leased under an operating lease to one of PMC Capital's non-consolidated non-investment company subsidiaries. The remaining property is currently being operated by a third party management company on behalf of PMC Capital. There can be no assurance that PMC Capital will be able to sell its remaining properties in the near future.

         In May 2003, PMC Capital acquired a limited service hospitality property through foreclosure. The estimated value of the property at June 30, 2003 was approximately $1.1 million. In July 2003, PMC Capital sold the property for net proceeds of approximately $1.1 million; therefore, no gain or loss was recorded on the sale. PMC Capital financed the sale through the origination of a loan of $900,000 at an interest rate of LIBOR plus 4.5%. The loan matures in 2023.

         Owned by Non-Consolidated Subsidiaries and SPEs

         Assets have been acquired by, transferred to or leased to PMC Capital's non-consolidated subsidiaries or acquired by or transferred to its SPEs: (i) to reduce liability exposure, (ii) to reduce the risk of non-compliance with revenue requirements of the Internal Revenue Code or (iii) if the acquisition was required by an SPE's transaction documents.

         In October 2002, PMC Capital's affiliate, PMC Funding, acquired two assisted care living facilities with an estimated fair value of approximately $1.2 million for $101,000 in cash and the assumption of notes payable to PMC Capital and First Western. As of December 31, 2002, the underlying loan receivable held by PMC Capital related to these facilities was valued at approximately $788,000 and PMC Capital classified the receivable from PMC Funding as due from affiliate on its consolidated balance sheet (i.e., they were not included as assets acquired in liquidation). PMC Funding operated one of the two assisted care living facilities while the other facility was vacant. During January, 2003, PMC Funding sold the operating assisted care living facility for $975,000. The proceeds were used to repay in full the mortgage held by PMC Capital, including additional costs incurred prior to liquidation and accrued interest. The remaining funds were used to repay a portion of the receivable due to First Western and no gain or loss was recorded on the sale.

         In January 2003, PMC Capital's non-investment company subsidiary, Asset Holding, acquired a golf facility that was collateral for a loan receivable held by PMC Capital. The property was valued at $1.4 million at June 30, 2003, based on PMC Capital's estimate of the net proceeds expected from the sale of the property and reduced for taxes, anticipated holding costs and selling costs. Subsequent to June 30, 2003, PMC Capital received a $100,000 non-refundable deposit in conjunction with the sale of this property.

         In May 2003, a limited service hospitality property with an aggregate estimated value of $1.5 million at June 30, 2003, was transferred from the 2000 Joint Venture to Asset Holding, LLC. PMC Capital is currently marketing this property for sale.

         PMC Capital's non-consolidated non-investment company subsidiaries have incurred costs, primarily operating losses and capital expenditures, on their assets acquired in liquidation, including operating losses. During the six months ended June 30, 2003, PMC Capital's non-consolidated subsidiaries incurred operating losses of approximately $57,000. These losses were recorded as reductions in PMC Capital's equity in income of unconsolidated subsidiaries, net and advisory fee income in its consolidated statements of operations. There can be no assurance that PMC Capital will be able to sell these properties in the near future; therefore, operating losses will likely continue and may be substantial.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         PMC Capital's discussion and analysis of financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. The preparation of these financial statements requires PMC Capital to make estimates and judgments that affect the reported amounts of assets, liabilities, income and expenses and related disclosure of contingent assets and liabilities. PMC Capital management has discussed the development and selection of these critical accounting policies and estimates with the audit committee of the PMC Capital board of directors and the audit committee has reviewed the disclosure relating to these policies and estimates included in this joint proxy statement/prospectus.

         PMC Capital believes the following critical accounting considerations and significant accounting policies represent its more significant policies, judgments and estimates used in the preparation of its consolidated financial statements.

         PRINCIPLES OF CONSOLIDATION

         PMC Capital's consolidated financial statements include the accounts of PMC Capital and its wholly-owned RIC subsidiaries, First Western, PMCIC and Western Financial. PMC Advisers, PMC Funding and Asset Holding are accounted for using the equity method of accounting in conformity with Federal securities laws. SPEs created in conjunction with structured loan sale transactions are accounted for in accordance with Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140"). Under SFAS No. 140, interests in the SPEs are accounted for as retained interests.

         FAIR VALUE ACCOUNTING

         PMC Capital board of directors determines, in good faith, the fair value of PMC Capital's investments, with the resulting unrealized gains and losses being recorded through earnings. Fair value in accordance with generally accepted accounting principles for investment companies includes the "current sale" concept meaning "orderly disposition over a reasonable period of time between willing parties other than in a forced or liquidation sale."

         The determination of fair value requires judgment and consideration of the facts and circumstances existing at the evaluation date. Adverse changes to the facts and circumstances will impact the PMC Capital board of directors' determination of value and may require valuation losses which may be material to PMC Capital's results of operations.

         Below PMC Capital discusses the valuation of its loans receivable, retained interests and assets acquired in liquidation.

         VALUATION OF LOANS RECEIVABLE

         The valuation of loans receivable is adjusted on a quarterly basis to reflect the good faith determination of the PMC Capital board of directors as to the current fair value of its loans. There is typically no public market or established trading market for the loans PMC Capital originates. The illiquid nature of PMC Capital's loans receivable may adversely affect its ability to dispose of such loans at times when it may be advantageous for PMC Capital to liquidate such investments. In the absence of a readily ascertainable market, the value of PMC Capital's loans receivable may differ from the values that would be placed on the loans receivable if a ready market existed. Therefore, if PMC Capital were forced to immediately liquidate some or all of its loans receivable, the proceeds of such liquidation may be significantly less than the current value of such loans receivable.

         On an ongoing basis, the PMC Capital board of directors values PMC Capital's loans receivable through an assessment of the recoverability of individual loans. The PMC Capital board of directors values an individual loan based on the borrower's payment history, collateral value, guarantor support and other factors. If significant doubt exists as to the ultimate realization of a loan, the PMC Capital board of directors will reduce the fair value accordingly. The determination of whether significant doubt exists regarding the ultimate realization of a loan requires judgment and consideration of the facts and circumstances existing at the valuation date. Changes to the facts and circumstances of the borrower, the hospitality industry and the economy may cause a decline in the fair value of the loan, and ultimately unrealized and realized losses which may be material to PMC Capital's results of operations. The fair value of PMC Capital's loans receivable generally approximates the remaining unamortized principal of the loan, unless there is doubt as to the realization of the loan receivable. When doubt exists, the fair value of the loan receivable is then based upon the value of the collateral which may involve
(i) cash flow/revenue multiples, (ii) property tax assessments, (iii) historical information and (iv) updated appraisals in certain circumstances. In addition, as part of the evaluation of the collateral, PMC Capital generally reviews all loan origination underwriting documentation including the appraisal used during the loan origination process.

         Losses on PMC Capital's loans (realized and unrealized) were 0.56% (56 basis points) and 0.76% (76 basis points) of its weighted average outstanding loans receivable during 2002 and 2001, respectively. To the extent PMC Capital is forced to liquidate one or several of its loans, future losses may be substantial. The change in assets and net income if the valuation of PMC Capital's loan portfolio were to decline is as follows:

                                                 Change in Assets and Net Income
                                                 -------------------------------
                                                          (In thousands)
Loan portfolio valuation declines by 1%                      ($  885)
Loan portfolio valuation declines by 2%                      ($1,770)

         VALUATION OF RETAINED INTERESTS

         The valuation of retained interests is adjusted on a quarterly basis to reflect the good faith determination of the PMC Capital board of directors as to the current fair value of retained interests. Due to the limited number of entities that conduct transactions with similar assets, the relatively small size of the retained interests and the limited number of buyers for such assets, no readily ascertainable market exists for the retained interests. Therefore, the PMC Capital board of directors' determination of the fair value may vary significantly from values that would be placed on the retained interests if a ready market existed. If PMC Capital was forced to immediately liquidate some or all of the retained interests, the proceeds of such liquidation may be significantly less than the current value of such retained interests.

         The valuation of PMC Capital's retained interests is its most volatile critical accounting estimate because the valuation is dependent upon estimates of future cash flows that are dependent upon the performance of the underlying loans receivable. Prepayments or losses in excess of estimates will cause it to incur losses. The fair value of retained interests is determined based on the present value of estimated future cash flows from the SPEs. The estimated future cash flows are calculated based on assumptions concerning, among other things, loan losses and prepayment speeds. PMC Capital regularly measures loan loss, prepayment and other assumptions against the actual performance of the loans receivable sold and to the extent adjustments to its assumptions are deemed necessary, they are made on a quarterly basis. If the prepayment speeds occur at a faster rate than anticipated or future loan losses occur quicker than expected or in amounts greater than expected, the value of the retained interests will decline and total income in future periods would be reduced. If prepayments occur slower than anticipated or future loan losses are less than expected, cash flows would exceed estimated amounts, the value of PMC Capital's retained interests would increase and total income in future periods would be enhanced. Actual prepayments and loan losses may vary significantly from PMC Capital's assumptions. Although PMC Capital believes that it has made reasonable assumptions as to the future cash flows of the structured loan transactions, actual rates of loss or prepayments may vary significantly from those assumed and other assumptions may be revised based upon anticipated future events. These assumptions are updated on a quarterly basis by the PMC Capital board of directors. Over the past three years, there has been no significant change in the methodology employed in valuing these investments. The discount rates utilized in computing the net present value of future cash flows are based on an estimate of the inherent risks associated with each cash flow stream.

         Significant estimates related to PMC Capital's retained interests were as follows at December 31, 2002:

                                    Constant Prepayment  Aggregate Losses  Range of Discount
                                          Rate (1)         Assumed (2)           Rates
                                    -------------------  ----------------  -----------------
Secondary Market (3)..............         20.0%                --               11.7%
FW 97.............................         30.0%              0.30%          6.0% to 11.6%
1998 Partnership..................         11.0%              2.87%          4.3% to 11.5%
1999 Partnership..................         10.0%              2.40%          6.8% to 11.5%
2000 Joint Venture................         14.0%              3.02%          7.3% to 12.0%
2001 Joint Venture................          9.5%              3.09%          6.7% to 11.4%
2002 Joint Venture................          9.5%              3.13%          6.8% to 11.5%

----------------
(1) Based on anticipated principal prepayments considering the loans sold and similar loans.

(2) As a percentage of the outstanding principal balance of the underlying loans receivable as of December 31, 2002 based upon per annum losses that ranged from 0.3% to 1.0%.

(3) There are no losses on Secondary Market sales as the SBA has guaranteed payment of principal on these loans.

         There were no significant changes in the above assumptions as of June 30, 2003.

         Future annualized loan losses of between 35 to 100 basis points were estimated on all structured loan transactions. At December 31, 2002, PMC Capital has identified two sold loans ($2.3 million) that it considers PMC Capital Impaired Loans and five sold loans ($5.2 million) that it considers PMC Capital Special Mention Loans. If PMC Capital has to liquidate these loans, losses may exceed estimates and the value of retained interests will decline.

         In addition, prepayments in excess of assumptions will cause a decline in the value of retained interests relating to the excess funds, or the interest-only strip receivable, expected from structured loan sale transactions. For example, if a $1.0 million loan with an interest rate of 10% prepays and the "all-in cost" of that joint venture's structured notes was 7%, PMC Capital would lose the 3% spread it had expected to receive on that loan in future periods. The "spread' that is lost may be offset in part or in whole by the prepayment fee that PMC Capital collects.

         The value of PMC Capital's retained interests includes an assets acquired in liquidation with an estimated value of $1.4 million that is owned by the 2000 Joint Venture. PMC Capital is currently marketing this asset and expects it to be sold in 2003. In addition, during December 2002, PMC Capital exercised its option to repurchase a charged-off loan from the 2000 Joint Venture with a principal balance of $2.3 million. PMC Capital recorded realized losses of $2.0 million on its retained interests during 2002 primarily related to these assets.

         The following is a sensitivity analysis of PMC Capital's retained interests as of June 30, 2003 and December 31, 2002 to highlight the volatility that results when prepayments, loan losses and discount rates are different than the assumptions:

                                                         June 30, 2003           December 31, 2002
                                                    ------------------------  ------------------------
                                                    Pro Forma  Asset and Net  Pro Forma  Asset and Net
                Changed Assumption                    Value    Income Change    Value    Income Change
--------------------------------------------------  ---------  -------------  ---------  -------------
                                                                     (In thousands)
Losses increase by 50 basis points per annum (1)    $  35,140    ($2,504)      37,297      ($2,706)
Losses increase by 100 basis points per annum (1)   $  32,717    ($4,927)      34,714      ($5,289)

Rate of prepayments increases by 5% per annum (2)   $  36,352    ($1,292)      38,642      ($1,361)
Rate of prepayments increases by 10% per annum (2)  $  35,411    ($2,233)      37,688      ($2,315)
Discount rates increase by 100 basis points         $  36,133    ($1,511)      38,408      ($1,595)
Discount rates increase by 200 basis points         $  34,712    ($2,932)      37,002      ($3,001)

-----------------------
(1) If PMC Capital experiences significant losses (i.e., in excess of anticipated losses), the effect on PMC Capital's retained interests would first reduce the value of the interest-only strip receivables. To the extent the interest-only strip receivables could not fully absorb the losses, the effect would then be to reduce the value of the reserve funds and then the value of the required over-collateralization.

(2) For example, an 8% assumed rate of prepayment would be increased to 13% or 18% based on increases of 5% or 10% per annum, respectively.

         These sensitivities are hypothetical and should be used with caution. Pro forma values based on changes in these assumptions generally cannot be extrapolated since the relationship of the change in assumption to the change in fair value is not linear. The effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumption. In reality, changes in one factor are not isolated from changes in another which might magnify or counteract the sensitivities.

         VALUATION OF ASSETS ACQUIRED IN LIQUIDATION

         The valuation of PMC Capital's assets acquired in liquidation is adjusted on a quarterly basis to reflect the good faith determination of the PMC Capital board of directors as to the current fair value of PMC Capital's assets acquired in liquidation. The PMC Capital board of directors' valuation of assets acquired in liquidation is based upon the value of the collateral, necessary capital improvements and expected holding costs. The fair value of the collateral is determined on an individual asset basis and may involve (i) discussions with brokers, (ii) cash flow/revenue multiples, (iii) property tax assessments, (iv) historical information and (v) updated appraisals in certain circumstances. In addition, PMC Capital reviews all loan origination underwriting documentation including the appraisal and generally conducts a site visit. This value is then reduced by expected holding costs, including, but not limited to, legal fees, appraisal costs, delinquent property taxes and capital expenditures related to improvements or replacements of capital assets.

         Adverse changes to the facts and circumstances for PMC Capital's assets acquired in liquidation will impact the PMC Capital board of directors' determination of value and may require valuation losses which may be material to its results of operations.

RESULTS OF OPERATIONS

         SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2002

         Overview

         Net investment income decreased by $995,000 (30%), to $2,345,000 during the six months ended June 30, 2003 from $3,340,000 during the six months ended June 30, 2002. Net income decreased by $2,398,000 (58%), to $1,746,000 during the six months ended June 30, 2003 from $4,144,000 during the six months ended June 30, 2002. Earnings per share decreased $0.20 (59%), to $0.14 per share during the six months ended June 30, 2003 from $0.34 per share during the six months ended June 30, 2002. The decrease in net income is primarily due to:

       - a decrease in the gain on sale of assets of $1,463,000 as there were no loans sold during the six months ended June 30, 2003 while PMC Capital sold loans in a structured loan sale transaction completed during April 2002;

       - decreased interest income of $1,015,000 primarily due to an increase in variable-rate lending with lower variable interest rates than PMC Capital's fixed interest rate loans; and

       - expensing of merger related costs of $519,000, required to be expensed as incurred.

         Partially offsetting these decreases in net income was a decrease in interest expense of $858,000 due primarily to the repayment during 2002 of debentures due the SBA ($17.0 million) and notes payable ($5.0 million).

         Significant changes in PMC Capital's income and expenses are further described below.

         Investment Income

         Interest income decreased by $1,015,000 (24%), to $3,242,000 for the six months ended June 30, 2003 from $4,257,000 for the six months ended June 30, 2002. Interest income consisted of the following:

                                          Six Months Ended June 30,    Increase (Decrease)
                                         --------------------------  -----------------------
                                             2003          2002        Amount     Percentage
                                         ------------  ------------  -----------  ----------
                                                        (Dollars in thousands)
Interest income - loans................  $      3,042  $      3,865  $      (823)    (21.3%)
Commitment fees collected..............           189           134           55      41.0%
Interest income - other investments....            11           258         (247)    (95.7%)
                                         ------------  ------------  -----------      ----
                                         $      3,242  $      4,257  $    (1,015)    (23.8%)
                                         ============  ============  ===========      ====

         The decrease in PMC Capital's interest income was primarily the result of a decrease in variable interest rates, a decrease in its weighted average loans receivable and an increase in variable-rate loans. The weighted average of PMC Capital's effective LIBOR and effective prime rate decreased by 61 basis points and 50 basis points, respectively, from the six months ended June 30, 2002 to the six months ended June 30, 2003. The effective rates are the rates used in determining the variable rates to be charged to borrowers on PMC Capital's variable-rate loans. PMC Capital's weighted average loans receivable outstanding decreased $5.2 million (5%) to $93.7 million during the six months ended June 30, 2003 from $98.9 million during the six months ended June 30, 2002. Approximately 88% and 76% of PMC Capital's loans receivable had variable rates of interest as of June 30, 2003 and 2002, respectively. Accordingly, the weighted average interest rate on PMC Capital's loans receivable at June 30, 2003 was 6.1% compared to 7.1% at June 30, 2002, a reduction of 1.0%. In addition, interest income on PMC Capital's idle funds decreased by $247,000 due to decreasing interest rates and its reduced cash balances.

         Income from retained interests decreased by $251,000 (10%), to $2,267,000 during the six months ended June 30, 2003 from $2,518,000 during the six months ended June 30, 2002. The income from retained interests consists of the yield on PMC Capital's retained interests which is determined based on estimates of future cash flows and includes any fees collected by the SPEs in excess of anticipated fees. The annualized yield on PMC Capital's retained interests decreased to 11.8% during the six months ended June 30, 2003 from 14.0% during the six months ended June 30, 2002; however, the weighted average balance of PMC Capital's retained interests increased from $35.9 million during the six months ended June 30, 2002 to $38.5 million during the six months ended June 30, 2003 due primarily to the April 2002 structured loan sale transaction.

         Interest expense

         Interest expense decreased by $858,000 (35%), to $1,563,000 during the six months ended June 30, 2003 from $2,421,000 during the six months ended June 30, 2002. Interest expense results primarily from interest on (i) PMC Capital's notes payable ($40.0 million and $45.0 million outstanding as of June 30, 2003 and 2002, respectively) with a weighted average interest rate of 4.6% and weighted average remaining maturity of 1.7 years as of June 30, 2003, (ii) debentures due the SBA ($14.3 million outstanding as of June 30, 2003 and $31.3 million outstanding as of June 30, 2002), with a weighted average interest rate of 7.7% and weighted average remaining maturity of 4.7 years as of June 30, 2003 and (iii) advances under PMC Capital's revolving credit facility ($6.3 million outstanding as of June 30, 2003 with a weighted average interest rate of 2.9%). The primary reasons for the decrease in interest expense were the repayment during September and December 2002 of $17.0 million in debentures and $5.0 million in notes payable and a reduction in the average interest rates on PMC Capital's LIBOR-based notes payable of 61 basis points ($25.0 million in variable-rate notes payable outstanding as of both June 30, 2003 and 2002) from the six months ended June 30, 2002 to the six months ended June 30, 2003.

         Interest expense consisted of the following:

                                             Six Months Ended
                                                 June 30,
                                         ------------------------
                                             2003         2002
                                         ------------  ----------
                                              (In thousands)
Notes payable........................      $   938       $  1,185
SBA debentures.......................          556          1,229
Revolving credit facility and other..           69              7
                                           -------       --------
                                           $ 1,563       $  2,421
                                           =======       ========

         Merger related costs

         Merger related costs of $519,000 were expensed during the six months ended June 30, 2003 representing primarily external investment banker and legal fees which were incurred in conjunction with the ongoing activities related to PMC Capital's proposed merger with PMC Commercial. PMC Capital's merger related costs are required to be expensed as they are incurred.

         Realized and unrealized gain (loss) on investments

         Realized and unrealized gain (loss) on investments decreased $1,403,000 to a loss of $599,000 during the six months ended June 30, 2003 compared to a gain of $804,000 during the six months ended June 30, 2002. The primary reason for the decrease was a gain of $1,463,000 on PMC Capital's structured loan sale transaction ($43.2 million of loans receivable) completed in the second quarter of 2002. There was no structured loan sale transaction completed during the six months ended June 30, 2003. PMC Capital's realized and unrealized loss on investments consisted of the following:

                                                        Six Months Ended June 30, 2003
                                              ----------------------------------------------------
                                                Retained     Assets Acquired    Loans
                                              Interests (1)   in Liquidation  Receivable   Total
                                              -------------  ---------------  ----------  --------
                                                                  (In thousands)
Realized losses............................     $    (129)     $       --      $  (453)    $ (582)
Change in unrealized appreciation
  (depreciation) on investments............          (223)           (172)         378        (17)
                                                ---------      ----------      -------     ------
Total realized and unrealized
  loss on investments......................     $    (352)     $     (172)     $   (75)    $ (599)
                                                =========      ==========      =======     ======

                                                        Six Months Ended June 30, 2002
                                              ----------------------------------------------------
                                                Retained     Assets Acquired    Loans
                                              Interests (1)   in Liquidation  Receivable   Total
                                              -------------  ---------------  ----------  --------
                                                                  (In thousands)
Realized losses............................     $    (302)     $       --      $  (163)    $ (465)
Sale of assets.............................            --              --        1,463      1,463
Change in unrealized appreciation
  (depreciation) on investments............           350            (460)         (84)      (194)
                                                ---------      ----------      -------     ------
Total realized and unrealized loss on
  investments..............................     $      48      $     (460)     $ 1,216     $  804
                                                =========      ==========      =======     ======

---------------------
(1) Includes the mortgage-backed security of PMC Capital's affiliate.

         Retained Interests: The primary reason for the unrealized depreciation of $223,000 and the realized losses of $129,000 on PMC Capital's retained interests during the three months ended June 30, 2003 was a reduction in PMC Capital's expectation of future cash flows from the interest to be received on its underlying loans receivable and reserve funds.

         The primary reason for the unrealized appreciation of $350,000 during the six months ended June 30, 2002 was a decrease in the discount rates used to value PMC Capital's retained interests. The decrease in discount rates caused unrealized depreciation of approximately $594,000 during the six months ended June 30, 2002. The decrease in discount rates was a result of the lower interest rate environment at June 30, 2002 compared to December 31, 2001. The realized losses of $302,000 were primarily a result of (i) higher than anticipated prepayment activity and (ii) lower than anticipated income on PMC Capital's underlying loans receivable and reserve funds.

         Loans Receivable: PMC Capital recognized a net loss of $75,000 consisting of unrealized appreciation and realized losses on its loans receivable during the six months ended June 30, 2003 compared to a net loss of $247,000 consisting of realized losses and unrealized losses on its loans receivable during the six months ended June 30, 2002. Net losses on PMC Capital's loans (realized and unrealized) were 0.37% and 0.75% of its weighted average outstanding loans receivable during the twelve-month periods ended June 30, 2003 and 2002, respectively.

         Assets Acquired in Liquidation: PMC Capital recorded $172,000 in unrealized losses on its assets acquired in liquidation during the six months ended June 30, 2003 related primarily to devaluation of collateral. PMC Capital recorded $460,000 in unrealized losses on its assets acquired in liquidation during the six months ended June 30, 2002 due primarily to devaluation of collateral, additional capital expenditures and increased expected holding costs.

         YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31,
2001

         Overview

         Net income decreased by $4,584,000 (43%), to $5,983,000 during 2002 from $10,567,000 during 2001. Earnings per share decreased $0.39 (45%), to $0.48 per share during 2002 from $0.87 per share during 2001. The decrease in net income is primarily due to:

         - decreased interest income of $4,061,000 due to the sale of loans receivable and an increase in variable-rate lending with lower variable interest rates than fixed interest rate loans;

         - a reduction in the gain on sale of assets of $1,286,000 due to a smaller volume of loans sold and decreased anticipated cash flows due to reduced net interest spread;

         - realized and unrealized losses from retained interests (excluding the benefit from the change in discount rates described below) increased by approximately $1.3 million from approximately $1.4 million during 2001 to approximately $2.7 million during 2002;

         - an increase of $421,000 in unrealized losses from PMC Capital's assets acquired in liquidation due primarily to collateral devaluation, greater than anticipated capital expenditures and increases in expected holding costs related to these assets; and

         - a loss from operations of assets held for sale of $391,000 as a result of operating losses associated with two operating hotel properties included in assets acquired in liquidation during 2002.

         Partially offsetting these decreases in net income were:

         - a benefit from the change in discount rates utilized in the valuation on retained interests of approximately $1.5 million from a valuation increase of approximately $700,000 during 2001 to a valuation increase of approximately $2.2 million during 2002;

         - a decrease in interest expense of $901,000 due to decreasing variable rates of interest on LIBOR based notes payable and the repayment in 2002 of debentures due the SBA and notes payable; and

         -        a decrease in salaries and related benefits of $259,000.

         Significant changes in income and expenses are further described below.

         Income

         Interest income decreased by $4,061,000 (35%), to $7,507,000 during 2002 from $11,568,000 during 2001. Interest income consisted of the following:

                                          Year Ended December 31,     Increase (Decrease)
                                         ------------------------  ------------------------
                                            2002         2001         Amount     Percentage
                                         -----------  -----------  -----------   ----------
                                                       (Dollars in thousands)
Interest income - loans................  $     6,629  $    10,515  $    (3,886)     (37.0%)
Commitment fees collected..............          339          523         (184)     (35.2%)
Interest income - other investments....          539          530            9        1.7%
                                         -----------  -----------  -----------      -----
                                         $     7,507  $    11,568  $    (4,061)     (35.1%)
                                         ===========  ===========  ===========      =====

         The decrease in interest income was primarily a result of the sale of approximately $49.2 million and $43.2 million of loans receivable in structured loan sale transactions completed in June 2001 and April 2002, respectively, which reduced the weighted average loans receivable outstanding by $19.5 million (18%) to $86.8 million during 2002 from $106.3 million during 2001. In addition, the average quarterly prime rate and LIBOR (utilized in the determination of quarterly variable rates) decreased by 281 basis points and 244 basis points, respectively, during 2002 causing the weighted average interest rate to decline to 7.1% at December 31, 2002 from 9.0% at December 31, 2001. Approximately 82% and 36% of the loans receivable had variable rates of interest as of December 31, 2002 and 2001, respectively. The sharp rise in the percentage of variable-rate loans receivable at December 31, 2002 is a result of new variable-rate loan originations and the sale of fixed-rate loans receivable in the April 2002 structured loan sale transaction. In addition, commitment fees collected decreased due to a decrease in loan originations.

         Income from retained interests decreased by $138,000 (3%), to $5,202,000 during 2002 from $5,340,000 during 2001. Income from retained interests is comprised of the yield on retained interests. The annualized yield on retained interests decreased to 13.7% during 2002 from 14.9% during 2001; however, the weighted average retained interests increased due primarily to the structured loan sale transaction completed in April 2002.

         Advisory fee income increased by $124,000 (7%), to $1,927,000 during 2002 from $1,803,000 during 2001. Advisory fees relate to the investment management agreements with PMC Commercial. The increase was primarily a result of the increased loan portfolio of PMC Commercial.

         Interest expense

         Interest expense decreased by $901,000 (16%), to $4,588,000 during 2002 from $5,489,000 during 2001. Interest expense results primarily from interest on
(i) notes payable ($40.0 million outstanding as of December 31, 2002 and $45.0 million outstanding as of December 31, 2001) with a weighted average interest rate of 4.9% and a weighted average remaining maturity of 2.1 years as of December 31, 2002 and (ii) debentures due the SBA ($14.3 million outstanding as of December 31, 2002 and $31.3 million outstanding as of December 31, 2001), with a weighted average interest rate of approximately 7.7% and a weighted average remaining maturity of 5.2 years as of December 31, 2002. The primary reasons for the decrease in interest expense were (i) a reduction in the average quarterly interest rates on LIBOR-based notes payable of 244 basis points ($25.0 million in variable rate debt outstanding as of both December 31, 2002 and 2001) from the year ended December 31, 2001 to the year ended December 31, 2002 and
(ii) the repayment during the last half of 2002 of $17.0 million in debentures due the SBA with a weighted average interest rate of approximately 7.6% and the repayment of $5.0 million in notes payable during December 2002 with an interest rate of 7.0%.

         Other expenses

         Other expenses increased by $199,000 (3%), to $6,118,000 during 2002 from $5,919,000 during 2001. Other operating expenses are comprised of salaries and related benefits, general and administrative, loss from operations of assets acquired in liquidation, profit sharing plan, rent, and professional fees. The primary reason for the increase was the loss from operations of assets acquired in liquidation of $391,000 during 2002. Assets acquired in liquidation held at December 31, 2002 were not operated by PMC Capital during 2001. The increase was partially offset by a reduction in salaries and related benefits which decreased $259,000 (6%), to $3,940,000 during 2002 from $4,199,000 during 2001. The decrease was mainly a result of a decrease in the number of employees and a reduction in bonuses.

         Realized and unrealized gain (loss) on investments

         Realized and unrealized gain (loss) on investments decreased $1,196,000 to a gain of $27,000 during 2002 compared to a gain of $1,223,000 during 2001. Realized and unrealized gain (loss) on investments consisted of the following:

                                                 Year Ended December 31, 2002
                                     -----------------------------------------------------
                                       Retained     Assets Acquired    Loans
                                     Interests (1)  in Liquidation   Receivable    Total
                                     -------------  ---------------  ----------  ---------
                                                        (In thousands)
Realized losses ...................    $ (1,981)       $    --       $    (215)  $ (2,196)
Sale of assets ....................          --            (17)          1,463      1,446
Change in unrealized appreciation
  (depreciation) on investments ...       1,466           (421)           (268)       777
                                       --------        -------       ---------   --------
Total realized and unrealized
  gain (loss) on investments ......    $   (515)       $  (438)      $     980   $     27
                                       ========        =======       =========   ========

                                                 Year Ended December 31, 2001
                                     -----------------------------------------------------
                                                      Assets
                                       Retained     Acquired in     Loans
                                     Interests (1)  Liquidation   Receivable       Total
                                     -------------  -----------   ----------     ---------
                                                         (In thousands)
Realized losses ...................    $ (1,303)    $        --   $  (1,025)     $ (2,328)
Sale of assets ....................          --              --       2,732         2,732
Change in unrealized appreciation
  (depreciation) on investments ...         603              --         216           819
                                       --------     -----------   ---------      --------
Total realized and unrealized
  gain (loss) on investments ......    $   (700)    $        --   $   1,923      $  1,223
                                       ========     ===========   =========      ========

--------------
(1) Includes the mortgage-backed security of PMC Capital's affiliate.

         During April 2002, PMC Capital sold $43.2 million of loans receivable and recognized a gain of $1,463,000. During June 2001, PMC Capital sold $49.2 million of loans receivable and recognized a gain of $2,732,000. The decrease in gain recognized of $1,269,000 was primarily due to the smaller pool of sold loans and a reduced "net interest spread." The net interest spread is the difference between the weighted average interest rate on the sold loans receivable compared to the coupon rate on the debt issued by the SPE. At the time the transactions were completed, the net interest rate spread was 2.86% related to the 2002 Joint Venture compared to PMC Capital's net interest rate spread of 3.42% related to the 2001 Joint Venture as a result of the interest rate market and the market for the purchase of asset-backed securities.

         The unrealized appreciation of $1,466,000 on retained interests during 2002 primarily relates to a decrease in the discount rates used to value retained interests. Unrealized gains of approximately $2,174,000 were recorded during 2002 as a result of a decrease in the discount rates. The decrease in discount rates was a result of the lower interest rate environment at December 31, 2002 compared to December 31, 2001. Offsetting a portion of these unrealized gains from the reduction in discount rates were unrealized losses of $708,000 and realized losses of $1,981,000 resulting primarily from (i) increased losses related primarily to the 2000 Joint Venture, (ii) lower than anticipated income on underlying loans receivable and the PMC Capital reserve funds and (iii) increased anticipated prepayments. Realized losses of approximately $1.9 million relate to reductions in actual and anticipated future cash flows from the 2000 Joint Venture as a result of PMC Capital Impaired Loans.

         The unrealized appreciation of $603,000 during 2001 primarily relates to a decrease in the discount rates used to value retained interests. Unrealized appreciation of approximately $668,000 was recorded during 2001 as a result of the decrease in discount rates. The decrease in discount rates was a result of the lower interest rate environment at December 31, 2001 compared to December 31, 2000. Offsetting a portion of these unrealized gains from the reduction in discount rates were realized losses of $1,303,000 resulting primarily from (i) a reduction in expected future cash flows resulting from higher than anticipated prepayment activity and (ii) lower than anticipated income on the PMC Capital reserve funds and underlying loans receivable.

         PMC Capital recognized $483,000 of realized losses and unrealized depreciation on its loans during 2002 compared to $809,000 in realized losses and unrealized depreciation on its loans during 2001. Losses on its loans were 0.56% and 0.76% of its weighted average outstanding loans receivable during 2002 and 2001, respectively.

         PMC Capital recorded $421,000 in unrealized losses on assets acquired in liquidation during 2002. The loss is primarily related to devaluation of collateral, additional capital expenditures and increased expected holding costs related to assets acquired in liquidation. There were no realized or unrealized losses on assets acquired in liquidation during 2001.

         PMC Capital generated a net loss on sale of assets of $17,000 from assets acquired in liquidation during 2002. During December 2002, PMC Capital sold one limited service hospitality property for approximately $500,000 resulting in a net gain of approximately $113,000 and First Western sold four retail establishments during 2002 for proceeds of approximately $350,000 resulting in a loss of approximately $130,000.

         YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31,
2000

         Overview

         Net income decreased by $686,000 (6%), to $10,567,000 during 2001 from $11,253,000 during 2000. Earnings per share decreased $0.06 (6%), to $0.87 per share during 2001 from $0.93 per share during 2000. The decrease in net income is primarily due to:

         - decreased interest income of $1,972,000 due to the sale of loans receivable and an increase in variable rate lending with lower variable interest rates than fixed interest rate loans;

         - realized and unrealized losses from retained interests (excluding the benefit from the change in discount rates described below) increased by approximately $2.3 million from unrealized gains of approximately $900,000 during 2000 to realized and unrealized losses of approximately $1.4 million during 2001.

         Partially offsetting these decreases in net income were:

         - a benefit from the change in discount rates utilized in the valuation on retained interests of approximately $700,000; and

         - an increase in the gain on sale of assets of $2,168,000 due to a larger volume of loans sold and increased anticipated cash flows due to increased net interest spread.

         Significant changes in income and expenses are further described below.

         Income

         Interest income decreased by $1,972,000 (15%), to $11,568,000 during 2001 from $13,540,000 during 2000. Interest income consisted of the following:

                                         Years Ended December 31,     Increase (Decrease)
                                         ------------------------   ----------------------
                                           2001           2000        Amount    Percentage
                                         ---------      ---------   ----------  ----------
                                                      (Dollars in thousands)
Interest income - loans ...............  $  10,515      $  12,628   $  (2,113)   (16.7%)
Commitment fees collected .............        523            432          91     21.1%
Interest income - other investments ...        530            480          50     10.4%
                                         ---------      ---------   ---------    -----
                                         $  11,568      $  13,540   $  (1,972)   (14.6%)
                                         =========      =========   =========    =====

         The decrease in interest income was primarily a result of the sale of approximately $49.2 million and $28.0 million of loans receivable in structured loan sale transactions completed in June 2001 and December 2000, respectively, which decreased the weighted average loans receivable outstanding by $11.5 million (10%) to $106.3 million during 2001 from $117.8 million during 2000. In addition, the prime rate decreased by 350 basis points during 2001 causing the weighted average interest rate to decline to 9.0% at December 31, 2001 from 10.4% at December 31, 2000. Approximately 36% and 30% of PMC Capital's loans receivable had variable rates of interest based on the prime rate as of December 31, 2001 and 2000, respectively.

         Income from retained interests increased by $1,320,000 (33%), to $5,340,000 during 2001 from $4,020,000 during 2000. Income from retained interests is comprised of the yield accreted on retained interests. The increase in income from retained interests was the result of an increase in the weighted average retained interests outstanding primarily due to the structured loan sale transactions completed in June 2001 and December 2000. In addition, the annualized yield on retained interests increased to 14.9% during 2001 from 14.2% during 2000.

         Advisory fee income increased by $104,000 (6%), to $1,803,000 during 2001 from $1,699,000 during 2000. Advisory fees relate to the investment management agreements with PMC Commercial. The increase was primarily a result of the increased loan portfolio of PMC Commercial.

         Interest expense

         Interest expense increased by $29,000 (1%), to $5,489,000 during 2001 from $5,460,000 during 2000. Interest expense remained relatively flat, since the effect of the weighted average debt outstanding increasing to $75.3 million in 2001 compared to $70.8 million in 2000, was offset by a decline in the weighted average cost of funds to 7.2% for 2001 compared to 7.6% in 2000. Interest expense results primarily from interest on (i) notes payable ($45.0 million and $41.7 million outstanding as of December 31, 2001 and 2000, respectively) with a weighted average interest rate of 5.4% and a weighted average remaining maturity of 2.9 years as of December 31, 2001, (ii) debentures due the SBA (as of both December 31, 2001 and 2000 the outstanding balances were $31.3 million), with a weighted average interest rate of approximately 7.6% and a weighted average remaining maturity of 4.6 years as of December 31, 2001, and
(iii) balances outstanding on the revolving credit facility.

         Other expenses

         Operating expenses increased by $99,000 (2%), to $5,919,000 during 2001 from $5,820,000 during 2000. Operating expenses are comprised of salaries and related benefits, general and administrative, profit sharing plan, rent and professional fees. The primary reason for the increase was general and administrative expenses which increased $68,000 (8%), to $884,000 during 2001 from $816,000 during 2000. The increase was mainly due to increased insurance expense, advertising and bank fees.

         Realized and unrealized gain (loss) on investments

         Realized and unrealized gain (loss) on investments increased $274,000 to a gain of $1,223,000 during 2001 compared to a gain of $949,000 during 2000. Realized and unrealized gain (loss) on investments consisted of the following:

                                                     Year Ended December 31, 2001
                                           -------------------------------------------------
                                                            Assets
                                             Retained     Acquired in    Loans
                                           Interests (1)  Liquidation  Receivable    Total
                                           -------------  -----------  ----------  ---------
                                                              (In thousands)
Realized losses ........................     $  (1,303)     $    --    $  (1,025)  $ (2,328)
Sale of assets .........................            --           --        2,732      2,732
Change in unrealized appreciation
  (depreciation) on investments ........           603           --          216        819
                                             ---------      -------    ---------   --------
Total realized and unrealized
  gain (loss) on investments ...........     $    (700)     $    --    $   1,923   $  1,223
                                             =========      =======    =========   ========

                                                      Year Ended December 31, 2000
                                           -------------------------------------------------
                                                            Assets
                                             Retained     Acquired in    Loans
                                           Interests (1)  Liquidation  Receivable   Total
                                           -------------  -----------  ----------  ---------
                                                              (In thousands)
Realized losses.........................     $       --     $    --    $     (17)  $    (17)
Sale of assets..........................             --          --          564        564
Change in unrealized appreciation
  (depreciation) on investments.........            871          --         (469)       402
                                             ----------     ---------  ---------   --------
Total realized and unrealized
  gain (loss) on investments............     $      871     $    --    $      78   $    949
                                             ==========     =======    =========   ========

------------------
(1) Includes the mortgage-backed security of PMC Capital's affiliates.

         During 2001 PMC Capital recognized a gain of approximately $2,732,000 relating to the sale of $49.2 million of loans receivable during June 2001 compared to a gain of $564,000 recognized from the structured loan sale of $28.0 million of loans receivable during December 2000. The increase was due to an increase in the principal sold of approximately $21.2 million and the increased "net interest spread." The net interest spread is the difference between the weighted average interest rate on the sold loans receivable compared to the coupon rate on the debt issued by the SPE. PMC Capital generated a net interest spread of 3.42% related to the 2001 Joint Venture compared to a net interest spread of 2.26% related to the 2000 Joint Venture as a result of the interest rate market and the market for purchases of asset-backed securities.

         The unrealized appreciation of $603,000 on retained interests during 2001 primarily relates to a decrease in the discount rates used to value retained interests. Unrealized appreciation of approximately $668,000 was recorded during 2001 as a result of the decrease in discount rates. The decrease in discount rates was a result of the lower interest rate environment at December 31, 2001 compared to December 31, 2000. Offsetting these unrealized gains from the reduction in discount rates were realized losses of $1,303,000 resulting primarily from a reduction in expected future cash flows resulting from higher than anticipated prepayment activity and lower than anticipated income on the PMC Capital reserve funds. During 2000 PMC Capital recognized $871,000 in valuation gains relating to retained interests. The primary reason for the unrealized appreciation of $871,000 during 2000 was the lower than anticipated rate of prepayment activity and less than anticipated loan losses.

         PMC Capital recognized $809,000 of realized losses and unrealized appreciation on its loans during 2001 compared to $486,000 in realized losses and unrealized depreciation on its loans during 2000. The change was primarily a result of unrealized depreciation on impaired loans recorded during the third and fourth quarter of 2001 including $460,000 related to two limited service hospitality properties PMC Capital acquired through foreclosure in January and February 2002. Losses on loans were 0.76% (76 basis points) and 0.41% (41 basis points) of its weighted average outstanding loans receivable during 2001 and 2000, respectively.

CASH FLOW ANALYSIS

         SIX MONTHS ENDED JUNE 30, 2003 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 2002

         PMC Capital generated cash flows from operating activities of $1,892,000 and $2,898,000 during the six months ended June 30, 2003 and 2002, respectively. The primary source of funds from operating activities is PMC Capital's net investment income which was $2,345,000 and $3,340,000 (a decrease of $995,000) during the six months ended June 30, 2003 and 2002, respectively. PMC Capital's cash flows from operating activities are also affected by the change in PMC Capital's current assets and current liabilities and its SBA 7(a) lending activity. Funds available from PMC Capital's SBA 7(a) lending activity increased $1,348,000 while PMC Capital's other operating assets and liabilities decreased by $1,347,000.

         PMC Capital used cash of $7,869,000 and generated cash of $33,040,000 from investing activities during the six months ended June 30, 2003 and 2002, respectively. This $40,909,000 decrease in cash flows provided from investing activities relates primarily to a decrease in proceeds from structured loan sale transactions of $37,901,000 and a net increase in loans funded less principal collected of $5,572,000. PMC Capital completed its 2002 structured loan sale transaction during the six months ended June 30, 2002 while no structured loan sale transaction was completed during the six months ended June 30, 2003. Partially offsetting the reduced cash flow from investing activities were an increase in PMC Capital's advances from affiliates, net, of $981,000 and a decrease in investment in retained interests of $2,484,000 relating primarily to its investment in the 2002 structured loan sale transaction.

         PMC Capital generated cash of $3,211,000 and used cash of $4,391,000 in financing activities during the six months ended June 30, 2003 and 2002, respectively. This $7,602,000 increase in cash flows from financing activities primarily relates to an increase in proceeds from PMC Capital's revolving credit facility, net, of $6,250,000 and a reduction in dividends paid on its common stock of $1,423,000. The increased use of PMC Capital's revolving credit facility was due in part to the delay in completing a structured loan sale transaction.

         YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31,
2001

         PMC Capital generated cash flows from operating activities of $7,503,000 and $9,959,000 during the years ending December 31, 2002 and 2001, respectively. The decrease in cash flows from operating activities of $2,456,000 primarily relates to (i) a decrease in PMC Capital's net income of $4,584,000 and (ii) decreased funds available from its SBA 7(a) loan activity of $2,030,000. This decrease was partially offset by a $2,812,000 increase in cash flows from other operating assets and liabilities due primarily to increased other liabilities due to the SBA and borrower advances. PMC Capital pays dividends from the cash flows generated by its operating activities.

         PMC Capital generated cash of $10,493,000 and used cash of $6,965,000 from investing activities during the years ending December 31, 2002 and 2001, respectively. This $17,458,000 increase in cash from investing activities relates primarily to (i) a net decrease in loans funded less principal collected of $25,486,000 and (ii) a decrease of $6,610,000 in net proceeds from the debt issued by the 2002 Joint Venture of $37,901,000 compared to $44,511,000 in net proceeds from the debt issued by the 2001 Joint Venture.

         PMC Capital used cash of $29,836,000 from financing activities during the year ended December 31, 2002 compared to $7,585,000 from financing activities during the year ended December 31, 2001. This $22,251,000 increase in cash flows used in financing activities relates primarily to (i) $22,000,000 in debt repayments in the year ended December 31, 2002 compared to $3,333,000 in net proceeds from borrowings during the year ended December 31, 2001 and (ii) a reduction in dividends paid of $3,082,000.

LIQUIDITY AND CAPITAL RESOURCES

         SOURCES AND USES OF FUNDS

         Overview

         At June 30, 2003, PMC Capital had approximately $2.7 million of cash and cash equivalents, availability of $8.7 million under its revolving credit facility and $12.2 million in outstanding commitments from the SBA to provide additional SBA debentures. PMC Capital's outstanding commitments to fund loans were $20.9 million at June 30, 2003. Commitments have fixed expiration dates and require payment of a fee to PMC Capital. Since some commitments expire without the proposed loan closing, the total committed amounts do not necessarily represent future cash requirements.

         At December 31, 2002, PMC Capital had approximately $5.5 million of cash and cash equivalents, availability of $10 million under its revolving credit facility and $5 million under its discretionary guidance line facility compared to approximately $29.4 million of total loan commitments and approvals outstanding.

         Historically, PMC Capital's cash flows provided by operating activities have been paid to its shareholders as dividends. In 2003, PMC Capital anticipates that its cash flows from operating activities will be sufficient to pay 2003 dividend distributions. As a result, PMC Capital's cash flows from operating activities are generally not available to fund loan originations or debt service. During the six months ended June 30, 2003 and the year ended December 31, 2002 PMC Capital's investment in loans ($19.6 million and $47.0 million, respectively) and debt repayments ($22.0 million during the year ended December 31, 2002) were primarily funded by:

         - Principal collections on loans receivable of $6.1 million and $13.9 million, respectively;

         - Net proceeds from structured loan sale transaction of $37.9 million during April 2002;

         - Borrowings of approximately $6.3 million on PMC Capital's revolving credit facility during the six months ended June 30, 2003; and

         -        Use of cash on hand.

         During the remaining half of 2003, PMC Capital anticipates loan originations will range from $12 million to $20 million, which PMC Capital expects to be funded primarily through (i) a structured loan sale transaction,
(ii) issuance of SBA debentures and (iii) advances under its revolving credit facility. PMC Capital is currently in the process of co-securitizing a pool of loans with PMC Commercial and expects the transaction to be completed in September 2003, unless other unforeseen delays are encountered.

         PMC Capital repaid $5.0 million in notes payable with an interest rate of 8.6% at maturity in July 2003 through an advance on its revolving credit facility.

         SOURCES OF FUNDS

         General

         PMC Capital's ability to continue to originate loans will depend on its ability to borrow funds, sell assets, complete structured loan sale transactions and/or issue equity on acceptable terms. A reduction in the availability of these sources of funds could have a material adverse effect on its financial condition and results of operations.

         PMC Capital expects that the sources of funds described below should be sufficient to meet its existing working capital needs. However, there can be no assurance that it will be able to raise funds through these financing sources. If these sources are not available, PMC Capital may have to originate loans at reduced levels, refer commitments to PMC Commercial, or sell assets.

         To meet its liquidity requirements, including origination of new loans, PMC Capital primarily generates funds from the following sources:

         -        Structured loan sales;

         -        Issuance of SBA debentures; and

         - Borrowings under its short-term, unsecured revolving credit facility and/or guidance line.

         A reduction in the availability of these sources of funds could have a material adverse effect on PMC Capital's financial condition and results of operations.

         Additional sources of capital include principal and interest collected on existing loans receivable, the cash flows from retained interests and proceeds from the sale of SBA 7(a) loans receivable in the Secondary Market. However, to the extent these sources represent taxable income (i.e., interest income, etc.), such amounts have historically been distributed to shareholders as dividends. As a result, those earnings are generally not available to fund future investments.

         As a BDC, PMC Capital is generally required to maintain the limitations of the Asset Coverage Test, which may restrict its ability to borrow in certain circumstances. Leverage for PMC Capital's SBICs (PMC Investment and Western Financial) is not considered leverage for purposes of the Asset Coverage Test.

         STRUCTURED LOAN SALE TRANSACTIONS

         PMC Capital's primary source of funds has been structured loan sale transactions. PMC Capital generated net proceeds of $37.9 million, $44.5 million and $24.7 million from the completion of its 2002, 2001 and 2000 structured loan sale transactions, respectively. It is anticipated that its primary source of working capital during 2003 will be a structured loan sale transaction. PMC Capital expected to complete this structured loan sale transaction during the first half of 2003. While PMC Capital believes it could have completed a transaction during the second quarter of 2003, the terms of the transactions available in the market were not considered favorable to it (i.e., the transaction size did not reflect the value of the transaction). The market for the type of asset-backed securities that PMC Capital originates was relatively inefficient during the first half of 2003 as a result of the sluggishness of the economy, geopolitical uncertainty and the impact of the ongoing conflict in the Middle East.

         PMC Capital anticipates co-securitizing with PMC Commercial approximately $57.6 million of its variable-rate loans receivable which is expected to be completed in September 2003, unless unforeseen delays are encountered. Changes in market conditions may have an impact on the timing of completion of this transaction. While PMC Capital has been successful in completing its past structured loan transactions in a timely manner, due to the risky nature of these transactions and the many factors which could cause PMC Capital to delay or postpone a transaction, there can be no assurance of a successful outcome. See " -- Economic Factors - Asset-Backed Structured Loan Sale Transaction Market."

         DEBT

         For PMC Capital's short-term working capital needs, it has a revolving credit facility. The aggregate amount outstanding pursuant to this facility cannot exceed $15 million through the earlier of the closing of PMC Capital's next structured loan sale transaction or October 28, 2003, and $10 million thereafter. When the revolving credit facility reverts to $10 million, PMC Capital will also have a guidance line facility of $5 million, subject to bank approval. Advances pursuant to the credit facility bear interest at PMC Capital's option at either the lender's prime rate less 50 basis points or LIBOR plus 175 basis points. The credit facility requires that PMC Capital meet certain covenants (terms as defined in the agreement), the most restrictive of which provides that (i) the ratio of net charge-offs to net loans receivable may not exceed 2%, (ii) the ratio of assets to debt may not fall below 110% for PMC Capital and 135% including its consolidated subsidiaries and (iii) the problem loans percentage cannot exceed 10% of PMC Capital's serviced loan portfolio. At June 30, 2003, PMC Capital was in compliance with all covenants of this facility. As of June 30, 2003, PMC Capital had approximately $6.3 million outstanding under this facility with interest based primarily on LIBOR. The facility matures in May 2004.

         PMC Capital has $40.0 million of notes payable which requires it to meet certain covenants, the most restrictive of which require (i) that net loans receivable exceed 150% of funded debt, (ii) loan losses for any twelve-month period must not exceed 3% of net loans receivable and (iii) PMC Capital's consolidated earnings plus interest expense must exceed 150% of interest expense. At June 30, 2003, PMC Capital was in compliance with all of the covenants of these notes.

         Included in notes payable are $5.0 million with an interest rate of 8.60% that matured and was repaid in July 2003 through an advance on its revolving credit facility.

         At June 30, 2003, PMC Capital had an outstanding commitment from the SBA to provide up to $12.2 million ($4.2 million expiring September 2003, $1.0 million expiring September 2004 and $7.0 million expiring September 2007) in additional SBA debentures. PMC Capital currently anticipates utilizing $5.2 million of these commitments during the third quarter of 2003, subject to SBA approval.

         USES OF FUNDS

         General

         PMC Capital's primary use of funds is to originate loans to small businesses in the limited service hospitality industry. PMC Capital also uses funds primarily for payment of dividends to shareholders, principal payments on borrowings, interest and salaries and other general and administrative expenses.

         As a RIC, pursuant to the Internal Revenue Code, PMC Capital is required to pay out substantially all of its net investment company taxable income to its common shareholders. See " -- Dividends."

         Loan Originations

         At June 30, 2003, commitments to originate loans were approximately $20.9 million. PMC Capital anticipates that the loan origination volume (which averaged approximately $11.5 million per quarter during 2002) will range from $12 million to $20 million during the second half of 2003. As discussed above, these commitments will be funded primarily through (i) structured loan transactions, (ii) advances under the revolving credit facility and guidance line facility or (iii) issuance of SBA debentures.

         At December 31, 2002, commitments to originate loans of approximately $29.4 million were greater than commitments of $19.5 million at December 31, 2001. The increase in outstanding commitments was primarily the result of borrower acceptance of PMC Capital's LIBOR-based lending program. See " -- Economic Factors - Loan Origination Trend."

         Impact of Inflation

         To the extent PMC Capital originates fixed-rate loans while it borrows funds at variable rates, PMC Capital would have an interest rate mismatch. In an inflationary environment, if variable-rates were to rise significantly and PMC Capital was originating fixed-rate loans, its net interest margin would be reduced. Currently, PMC Capital is primarily originating variable-rate loans and $31.3 million of its debt has variable rates of interest; therefore, PMC Capital does not believe inflation will have a significant impact on it in the near future. To the extent costs of operations rise while the economy prevents a matching rise in revenue rates (i.e., room rates, menu prices, gasoline prices, etc.), PMC Capital's borrowers would be negatively impacted and valuation losses could result. Accordingly, PMC Capital's borrowers can be impacted by inflation. In addition, in an inflationary environment PMC Capital could experience pressure to increase its income and dividend yield to maintain its stock price.

SUMMARIZED CONTRACTUAL OBLIGATIONS, COMMITMENTS AND CONTINGENCIES

         PMC Capital's contractual obligations at June 30, 2003 are summarized as follows:

                                                                 Payments Due by Period
                                                 -----------------------------------------------------
                                                            Less than   1 to 3     4 to 5     After 5
          Contractual Obligations                  Total     1 year      years      years      years
-----------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                     (In thousands)
Notes and debentures payable ..................  $  54,310  $  10,000  $  27,000  $  10,000  $   7,310
Revolving credit facility .....................      6,250      6,250         --         --         --
Cumulative preferred stock of subsidiary (1) ..      4,000         --         --         --      4,000
Operating leases (2) ..........................        166        166         --         --         --
Employment agreements (3) .....................      2,116      1,182        934         --         --
                                                 ---------  ---------  ---------  ---------  ---------
Total contractual cash obligations ............  $  66,842  $  17,598  $  27,934  $  10,000  $  11,310
                                                 =========  =========  =========  =========  =========

------------------
(1) The 4% preferred stock of PMC Capital's subsidiary was issued in 1994 ($2.0 million) and 1995 ($2.0 million) and must be redeemed at par no later than 15 years from the date of issuance.

(2) Represents future minimum lease payments under PMC Capital's lease for office space.

(3) PMC Capital has employment agreements with certain of its officers.

         PMC Capital's commitments at June 30, 2003 are summarized as follows:

                                                      Amount of Commitment Expiration Per Period
                                                 -----------------------------------------------------
                                                   Total
                                                  Amounts   Less than   1 to 3     4 to 5     After 5
             Other Commitments                   Committed   1 year      years      years      years
-----------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                     (In thousands)
Indemnification (1)............................  $      --  $      --  $      --  $      --  $      --
Environmental (2)..............................         --         --         --         --         --
Other commitments (3)..........................     20,879     20,879         --         --         --
                                                 ---------  ---------  ---------  ---------  ---------
  Total commitments............................  $  20,879  $  20,879  $      --  $      --  $      --
                                                 =========  =========  =========  =========  =========

------------------
(1) Represents PMC Capital's cross indemnification agreements with PMC Commercial related to the SPEs created in conjunction with its structured loan sale transactions completed in 2002, 2001 and 2000 with a maximum exposure at June 30, 2003 of $32.8 million. PMC Capital has valued its obligations pursuant to these cross indemnification agreements at zero.

(2) PMC Funding, PMC Capital's non-consolidated, non-investment company act subsidiary, has recorded a liability of approximately $250,000 for the estimated remaining costs to remediate an environmental obligation related to an asset acquired through liquidation and subsequently sold during 1999 by PMC Funding. PMC Capital cannot currently estimate when or if the obligation may be required to be paid. There can be no assurance of the accuracy of this estimate.

(3)  Represents PMC Capital's loan commitments outstanding.

         The following summarizes PMC Capital's contractual obligations at December 31, 2002:

                                                                 Payments Due by Period
                                                 -----------------------------------------------------
                                                            Less than   1 to 3     4 to 5     After 5
          Contractual Obligations                  Total     1 year      years      years      years
-----------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                     (In thousands)
Long-term debt (1).............................  $  54,310  $   5,000  $  32,000  $  10,000  $   7,310
Preferred stock (2)............................      4,000         --         --         --      4,000
Operating leases (3)...........................        308        284         24         --         --
Employment agreements (4)......................      2,707      1,182      1,525         --         --
                                                 ---------  ---------  ---------  ---------  ---------
  Total contractual cash obligations...........  $  61,325  $   6,466  $  33,549  $  10,000  $  11,310
                                                 =========  =========  =========  =========  =========

------------------
(1) In addition, PMC Capital has a $10 million revolving credit facility and a $5 million guidance line facility. No amounts are outstanding under either of these facilities as of December 31, 2002.

(2) The 4% preferred stock of PMC Capital's subsidiary was issued in 1994 ($2.0 million) and 1995 ($2.0 million) and must be redeemed at par no later than 15 years from the date of issuance.

(3)  Represents future minimum lease payments under leases for office space.

(4)  PMC Capital has employment agreements with certain of its officers.

         PMC Capital's commitments at December 31, 2002 are summarized as follows:

                                                      Amount of Commitment Expiration Per Period
                                                 -----------------------------------------------------
                                                   Total
                                                  Amounts   Less than   1 to 3     4 to 5     After 5
                 Other Commitments               Committed   1 year      years     years       years
-----------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                    (In thousands)
Indemnification (1)............................  $      --  $      --  $      --  $      --  $      --
Environmental (2)..............................         --         --         --         --         --
Other commitments (3)..........................     29,427     29,427         --         --         --
                                                 ---------  ---------  ---------  ---------  ---------
  Total commitments............................  $  29,427  $  29,427  $      --  $      --  $      --
                                                 =========  =========  =========  =========  =========

------------------
(1) Represents cross indemnification agreements with PMC Commercial related to the Joint Ventures with a maximum exposure at December 31, 2002 of $34.3 million as discussed in detail below. PMC Capital has valued these indemnification agreements at zero.

(2) Represents a liability of $0.3 million reflected on the balance sheet of PMC Funding, PMC Capital's non-consolidated, non-investment company subsidiary. The liability represents the estimated remaining costs to remediate an environmental obligation relating to an asset acquired through liquidation and subsequently sold during 1999 by PMC Funding. PMC Capital cannot currently estimate when or if the obligation may be required to be paid. There can be no assurance of the accuracy of this estimate.

(3)  Represents loan commitments outstanding.

         PMC Capital and PMC Commercial have entered into cross indemnification agreements regarding the performance of their respective loans receivable sold to the SPEs created in conjunction with structured loan sale transactions completed in 2002, 2001 and 2000. See " -- Related Party Transactions - Cross Indemnification Agreements."

         When a structured loan sale transaction is completed, the transaction documents that the SPE enters into contain Credit Enhancement Provisions that govern the assets and the flow of funds in and out of the SPE formed as part of the structured loan sale transaction. See " -- Related Party Transactions - Credit Enhancement Provisions."

         In the normal course of business, including the operation of assets acquired in liquidation, PMC Capital is subject to various proceedings and claims, the resolution of which will not, in management's opinion, have a material adverse effect on consolidated financial position or results of operations.

IMPACT OF RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         FASB issued FIN 46 in January 2003. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights, VIEs, and how to determine the primary beneficiary. This new model for consolidation applies to an entity which either (i) the equity investors, if any, do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 will not impact PMC Capital's consolidated financial statements since it is not applicable to registered investment companies or qualifying SPEs accounted for in accordance with SFAS No. 140.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement, which is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003, amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The statement requires that contracts with comparable characteristics be accounted for similarly. Specifically, the statement (i) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (ii) clarifies when a derivative contains a financing component, (iii) amends the definition of an underlying to conform it to FASB Interpretation No. 45 and (iv) amends certain other related existing pronouncements. SFAS No. 149 will not impact PMC Capital's consolidated financial statements since it does not have derivatives.

         In May 2003, SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" was issued. SFAS No. 150, is effective upon issuance for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The statement requires that a financial instrument which falls within the scope of the statement to be classified as a liability and initially measured at fair value. The following financial instruments are required to be classified as liabilities: (i) shares that are mandatorily redeemable, (ii) an obligation to repurchase the issuer's equity shares or one indexed to such an obligation and that requires or may require settlement by transferring assets and (iii) the embodiment of an unconditional obligation that the issuer may or may not settle by issuing a variable number of equity shares if, at inception, the monetary value of the obligation is based on certain measurements defined in the statement. PMC Capital will adopt SFAS No. 150 effective July 1, 2003. Upon adoption, the $4.0 million of 4% cumulative preferred stock of subsidiary with mandatory redemption in 2009 and 2010 will be reclassified to a liability at an estimated value of $3,350,000. Subsequent to adoption, the 4% cumulative preferred stock of subsidiary will be accreted to redemption value using the interest method with the resulting change included as a component of interest expense. In addition, the preferred dividends of $160,000 per year will also be included as a component of interest expense.

RELATED PARTY TRANSACTIONS

         ADVISORY AGREEMENTS

         PMC Capital's executive officers are also the executive officers of PMC Commercial and three of PMC Capital directors or officers are members of the board of trust managers of PMC Commercial. PMC Advisers provides investment advisory services to PMC Commercial pursuant to the investment management agreements. As the investment advisor for PMC Commercial, PMC Advisers has earned $1.1 million, $2.3 million, $2.3 million and $2.2 million in advisory fees during the six months ended June 30, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively. Pursuant to the investment management agreements entered into between PMC Commercial and PMC Advisers, fees of between 0.40% and 1.55%, annually, are charged by PMC Advisers based upon the average principal outstanding of PMC Commercial's loans. In addition, the investment management agreements include compensation to PMC Advisers for its assistance in the issuance of PMC Commercial's debt and equity securities and the acquisition by PMC Commercial of limited service hospitality properties.

         Pursuant to the loan origination agreement, loans that are greater than $1.3 million ($1.1 million prior to July 1, 2002) that meet PMC Commercial's underwriting criteria are first presented to PMC Commercial for funding. If PMC Commercial does not have available funds, PMC Capital may originate those lending opportunities as long as they meet its lending criteria. In the event the loan origination agreement is terminated or not renewed by PMC Commercial (other than as a result of a material breach by PMC Advisers) or terminated by PMC Advisers (as a result of a material breach by PMC Commercial), PMC Capital would enter into a non-compete agreement for a period of seven years from the termination date. A fee would be paid to PMC Advisers each year by PMC Commercial in consideration of the non-compete agreement until the non-compete agreement is terminated. Upon termination, the fee would be calculated as 1% (less loan losses as a percentage of average invested assets) multiplied by the average outstanding invested assets. The loan origination agreement is renewable on an annual basis.

         The Lease Supervision Agreement provides for (i) an annual fee of 0.70% of the original cost of the hospitality properties to be paid to PMC Advisers relating to leases entered into by PMC Commercial, (ii) a fee of $10,000 upon the sale of each limited service hospitality property and (iii) an annual loan origination fee equal to five basis points of loans funded for the first $20 million in loans and 2.5 basis points thereafter. In the event the Lease Supervision Agreement is terminated or not renewed by PMC Commercial (other than as a result of a material breach by PMC Advisers) or terminated by PMC Advisers (as a result of a material breach by PMC Commercial), PMC Advisers would be entitled to receive the Lease Supervision Fee for a period of five years from the termination date. The Lease Supervision Agreement is renewable on an annual basis.

         CROSS INDEMNIFICATION AGREEMENTS

         PMC Capital and PMC Commercial have entered into cross indemnification agreements regarding the performance of their respective loans receivable sold to the Joint Ventures. To the extent that poor performance of the Underperforming Company is pervasive enough to cause the Performing Company not to receive cash flow that it otherwise would have received, then the Underperforming Company must make the Performing Company whole. If the cash flow reduction is considered to be temporary, then interest will be paid as compensation to the Performing Company. In general, when a loan is liquidated, it may cause a deferral of cash flow to the Performing Company and, as a result, interest would be charged to the Underperforming Company until the cash flow from the Joint Venture repays the Performing Company. As a result of the Credit Enhancement Provisions described below, PMC Commercial had a cash flow deferral, and PMC Capital paid compensation to PMC Commercial of less than $1,000. If the reduction of cash flows is deemed permanent, (i.e., to the extent that the Underperforming Company will not be able to satisfy the shortfall with the assets it has contributed to the related structured loan sale transaction), the reduction in cash flows must be paid to the Performing Company by the Underperforming Company. At June 30, 2003 and December 31, 2002, the maximum potential amount of future payments to PMC Commercial (undiscounted and without consideration of any proceeds from the collateral underlying the loans receivable) PMC Capital could be required to make under these cross indemnification agreements was approximately $32.8 million and $34.3 million, respectively, and the discounted amount was $22.7 million and $23.5 million, respectively, which represents the estimated fair value of the retained interests reflected on PMC Commercial's consolidated balance sheet for the Joint Ventures. Upon completion of a joint securitization and on each subsequent quarterly reporting date, PMC Capital management evaluates the need to recognize a liability associated with these cross indemnification agreements. Based on PMC Capital's present cash flow assumptions, including stress test analyses of increasing the anticipated losses on each of the loan pools, it does not appear that the loans receivable sold by PMC Capital will cause any permanent cash flow reductions to PMC Commercial nor will the loans receivable sold by PMC Commercial cause any permanent cash flow reductions to PMC Capital. Accordingly, PMC Capital believes that the fair value of these cross indemnification agreements at inception of the Joint Ventures and as of December 31, 2002 and 2001 was zero; thus, no liability was recorded. If the performance of PMC Capital's sold loans receivable deteriorates, it may be necessary for PMC Capital to perform under these cross indemnification agreements.

         CREDIT ENHANCEMENT PROVISIONS

         When PMC Capital's structured loan sale transactions were completed, the transaction documents that the SPE entered into contained Credit Enhancement Provisions that govern the assets and the flow of funds in and out of the SPE formed as part of the structured loan sale transactions. The Credit Enhancement Provisions include specified limits on the delinquency, default and loss rates on loans receivable included in each SPE. If, at any measurement date, the delinquency, default or loss rate with respect to any SPE were to exceed the specified limits, the Credit Enhancement Provisions would automatically increase the level of credit enhancement requirements for that SPE. During the period in which the specified delinquency, default or loss rate was exceeded, excess cash flow from the SPE, if any, would be used to fund the increased credit enhancement levels instead of being distributed to PMC Capital, which would delay or reduce PMC Capital's distribution. As a result of PMC Capital Impaired Loans in the 2000 Joint Venture, a Credit Enhancement Provision was triggered in November 2002. As a consequence, cash flows relating to this transaction were deferred and utilized to fund the increased reserve requirements. The reserve requirement was fully funded during the six months ended June 30, 2003.

         OTHER TRANSACTIONS

         Assets have been acquired by, transferred to, or leased to PMC Capital's non-consolidated subsidiaries or secured by or transferred to its
SPEs: (i) to reduce liability exposure, (ii) to reduce the risk of non-compliance with revenue requirements of the Internal Revenue Code or (iii) if the acquisition was required by an SPE's transaction documents.

         In October 2002, PMC Capital's affiliate, PMC Funding, acquired two assisted care living facilities with an estimated fair value of approximately $1.2 million for $101,000 in cash and the assumption of notes payable to PMC Capital and First Western. As of December 31, 2002, the underlying loan receivable held by PMC Capital related to these facilities was valued at approximately $788,000 and PMC Capital classified the receivable from PMC Funding as due from affiliate on its consolidated balance sheet (i.e., they were not included as assets acquired in liquidation). PMC Funding operated one of the two assisted care living facilities while the other facility was vacant. During January 2003, PMC Funding sold the operating assisted care living facility for $975,000. The proceeds were used to repay in full the mortgage held by PMC Capital, including additional costs incurred prior to liquidation and accrued interest. The remaining funds were used to repay a portion of the receivable due to First Western and no gain or loss was recorded on the sale.

         In January 2003, PMC Capital's non-investment company subsidiary, Asset Holding, acquired a golf facility that was collateral for a loan receivable held by PMC Capital. The property was valued at $1.4 million at June 30, 2003, based on PMC Capital's estimate of the net proceeds expected from the sale of the property and reduced for taxes, anticipated holding costs and selling costs. Subsequent to June 30, 2003, PMC Capital received a $100,000 non-refundable deposit in conjunction with the sale of this property.

         In May 2003, a limited service hospitality property with an aggregate estimated value of $1.5 million at June 30, 2003, was transferred from the 2000 Joint Venture to Asset Holding, LLC. PMC Capital is currently marketing this property for sale.

         PMC Capital's non-consolidated non-investment company subsidiaries have incurred costs, primarily operating losses and capital expenditures, on their assets acquired in liquidation, including operating losses. During the six months ended June 30, 2003, PMC Capital's non-consolidated subsidiaries incurred operating losses of approximately $57,000. These losses were recorded as reductions in PMC Capital's equity in income of unconsolidated subsidiaries, net and advisory fee income in its consolidated statements of operations. There can be no assurance that PMC Capital will be able to sell these properties in the near future; therefore, operating losses will likely continue and may be substantial.

QUARTERLY RESULTS

         Earnings per share on a quarterly basis for the last ten years were as follows:

                                            Quarter
                    --------   ----------------------------------------------
                      Total     First     Second        Third     Fourth
                    --------   -------   ------------  --------   -----------
1993.............   $   0.87   $  0.18   $   0.23      $   0.25   $  0.21
1994.............   $   1.12   $  0.19   $   0.23      $   0.26   $  0.44 (1)
1995.............   $   1.03   $  0.23   $   0.25      $   0.27   $  0.28
1996.............   $   1.18   $  0.27   $   0.30      $   0.30   $  0.31
1997.............   $   1.35   $  0.29   $   0.31      $   0.30   $  0.45 (1)
1998.............   $   1.16   $  0.28   $   0.28      $   0.29   $  0.31 (1)
1999.............   $   1.11   $  0.23   $   0.42 (1)  $   0.24   $  0.22
2000.............   $   0.93   $  0.22   $   0.22      $   0.20   $  0.29 (1)
2001.............   $   0.87   $  0.20   $   0.38 (1)  $   0.15   $  0.14
2002.............   $   0.48   $  0.14   $   0.20 (1)  $   0.04   $  0.10
2003 (2)

-------------
(1) During these quarters PMC Capital sold portions of its loans receivable which generated gains and increased its earnings per share.

(2) During the three months ended March 31, 2003 and the three months ended June 30, 2003, earnings per share were $0.05 and $0.09, respectively.

DIVIDENDS

         PMC Capital has historically paid dividends equal to at least 100% of its investment company taxable income. There are certain timing differences between book and tax income, most notably the recognition of income relating to structured loan transactions. As a result of these timing differences and the anticipation of cash flows from the SPEs, the payment and amount of dividends does not necessarily coincide with earnings, and PMC Capital may have a distribution of dividends in excess of net income. In addition, dividends paid since PMC Capital became an investment company exceeded earnings and profits for tax purposes. PMC Capital did not recognize any return of capital for dividend reporting purposes during the year ended December 31, 2002. The computation of return of capital provides for several timing differences, most notably relating to the recognition of gain treatment on structured loan transactions.

         During April, July and October 2002, PMC Capital paid quarterly dividends of $0.16, $0.16 and $0.12 per share to common shareholders of record on March 28, 2002, June 28, 2002 and September 30, 2002, respectively. On January 13, 2003 and April 14, 2003, PMC Capital paid $0.12 per share in dividends to common shareholders of record on December 31, 2002 and March 31, 2003. PMC Capital declared a $0.12 per share dividend to common shareholders of record on June 30, 2003 which was paid on July 14, 2003. PMC Capital's board of directors may amend the level of quarterly dividends as warranted by actual and/or anticipated earnings.

         On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, which reduced the tax rate on both dividends and long-term capital gains for most non-corporate taxpayers to 15% until 2008. This reduced maximum tax rate generally does not apply to ordinary RIC dividends, which continue to be subject to tax at the higher rates applicable to ordinary income (a maximum rate of 35% under the new legislation). The new 15% maximum tax rate, however, does apply to certain RIC distributions. This legislation may cause shares in non-RIC corporations to be a more attractive investment to individual investors than shares in RICs and may adversely affect the market price of PMC Capital's common shares.

                    PMC CAPITAL QUANTITATIVE AND QUALITATIVE
                          DISCLOSURES ABOUT MARKET RISK

         Since PMC Capital's balance sheet consists of items subject to interest rate risk, it is subject to market risk associated with changes in interest rates as described below. Although management believes that the analysis below is indicative of PMC Capital's sensitivity to interest rate changes, it does not adjust for potential changes in credit quality, size and composition of PMC Capital's consolidated balance sheet and other business developments that could affect its financial position and net income. Accordingly, no assurances can be given that actual results would not differ materially from the potential outcome simulated by these estimates.

LOANS RECEIVABLE

         PMC Capital's variable-rate loans receivable are generally at spreads over LIBOR ($63.5 million and $48.7 million at June 30, 2003 and December 31, 2002, respectively) or the prime rate ($19.9 million and $22.6 million at June 30, 2003 and December 31, 2002, respectively) consistent with the market. Accordingly, increases or decreases in interest rates will generally not have a material impact on the valuation of PMC Capital's variable-rate loans receivable.

         At June 30, 2003 and December 31, 2002, PMC Capital had $83.4 million and $71.3 million of variable-rate loans receivable, respectively and $31.3 million and $25.0 million of variable-rate debt at June 30, 2003 and December 31, 2002, respectively. PMC Capital has interest rate risk on the differential between its variable-rate loans receivable outstanding and its variable-rate debt ($52.1 million and $46.3 million at June 30, 2003 and December 31, 2002, respectively). To the extent variable rates continue to decrease PMC Capital would have a decrease in interest income and interest expense. Since PMC Capital's variable-rate loans receivable exceeds its variable-rate debt, reductions in variable interest rates will negatively impact its results of operations.

         The sensitivity of PMC Capital's variable-rate loans receivable and debt to changes in interest rates is regularly monitored and analyzed by measuring the characteristics of its assets and liabilities. PMC Capital assesses interest rate risk in terms of the potential effect on interest income net of interest expense and the value of net assets in an effort to ensure that PMC Capital is insulated from any significant adverse effects from changes in interest rates. Based on its analysis of the sensitivity of interest income net of interest expense at June 30, 2003, if the consolidated balance sheet were to remain constant and no actions were taken to alter the existing interest rate sensitivity, each hypothetical 100 basis point reduction in interest rates would reduce net investment income by approximately $521,000 on an annual basis. In comparison, based on PMC Capital's analysis of the sensitivity of interest income net of interest expense at December 31, 2002, if the consolidated balance sheet were to remain constant and no actions were taken to alter the existing interest rate sensitivity, each hypothetical 100 basis point reduction in interest rates would reduce net investment income by approximately $463,000.

         Changes in market interest rates do not have an immediate impact on interest income with regard to fixed-rate loans receivable, though they are considered by PMC Capital's board of directors. PMC Capital's interest rate risk on PMC Capital's fixed-rate loans receivable is primarily related to prepayments and maturities. The average maturity of PMC Capital's loans receivable is less than their average contractual terms because of prepayments. The average life of mortgage loans tends to increase when the current mortgage loan rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when the current mortgage loan rates are substantially lower than rates on existing mortgage loans (due to refinancings of fixed-rate loans).

         At June 30, 2003 and December 31, 2002, PMC Capital had $11.6 million and $15.9 million of fixed-rate loans receivable, respectively. The fair value of PMC Capital's fixed-rate loans receivable is dependent upon several factors including changes in interest rates and the market for the types of loans that PMC Capital has originated.

NOTES AND DEBENTURES PAYABLE AND REVOLVING CREDIT FACILITY

         As of June 30, 2003 and December 31, 2002 and 2001, approximately $29.3 million, $29.3 million and $51.3 million, respectively, of PMC Capital's consolidated debt had fixed rates of interest and is therefore not affected by changes in interest rates. Currently, market rates of interest are below the rates PMC Capital is obligated to pay on the majority of its fixed-rate debt.

         The following tables present the principal amounts and weighted average interest rates and fair values required by year of expected maturity to evaluate the expected cash flows and sensitivity to interest rate changes on PMC Capital's outstanding debt at June 30, 2003 and December 31, 2002 and 2001.

         Market risk disclosures related to PMC Capital's outstanding debt at June 30, 2003 consisted of the following:

                                    Twelve Month Period Ending June 30,
                          ---------------------------------------------------
                                                                                            Carrying      Fair
                            2004       2005      2006       2007       2008    Thereafter    Value     Value (1)
                          ---------  --------  ---------  ---------  --------  ----------   --------   ---------
                                                             (In thousands)
Fixed-rate debt (2)....   $   5,000  $     --  $  17,000  $      --  $     --  $    7,310   $ 29,310   $  29,839
Variable-rate debt (3)       11,250    10,000         --     10,000        --          --     31,250      31,250
 (primarily
  LIBOR-based)
                          ---------  --------  ---------  ---------  --------  ----------   --------   ---------
Totals.................   $  16,250  $ 10,000  $  17,000  $  10,000  $     --  $    7,310   $ 60,560   $  61,089
                          =========  ========  =========  =========  ========  ==========   ========   =========

------------
(1) The estimated fair value is based on a present value calculation based on prices of the same or similar instruments after considering risk, current interest rates and remaining maturities.

(2) The weighted average interest rate of PMC Capital's fixed-rate debt at June 30, 2003 was 7.8%.

(3) The weighted average interest rate of PMC Capital's variable-rate debt at June 30, 2003 was 2.7%.

         Market risk disclosures related to PMC Capital's outstanding debt at December 31, 2002 consisted of the following:

                                     Year Ending December 31,
                          ---------------------------------------------------
                                                                                            Carrying     Fair
                            2003       2004      2005       2006       2007    Thereafter     Value    Value (1)
                          ---------  --------  ---------  ---------  --------  ----------   --------   ---------
                                                             (In thousands)
Fixed-rate debt (2)....   $   5,000  $     --  $  17,000  $      --  $     --  $    7,310   $ 29,310   $  29,915
Variable-rate debt (3).          --    15,000         --     10,000        --          --     25,000      25,000
                          ---------  --------  ---------  ---------  --------  ----------   --------   ---------
Totals.................   $   5,000  $ 15,000  $  17,000  $  10,000  $     --  $    7,310   $ 54,310   $  54,915
                          =========  ========  =========  =========  ========  ==========   ========   =========

------------
(1) The estimated fair value is based on a present value calculation based on prices of the same or similar instruments after considering risk, current interest rates and remaining maturities.

(2) The weighted average interest rate of PMC Capital's fixed-rate debt at December 31, 2002 was 7.8%.

(3) The weighted average interest rate of PMC Capital's variable-rate debt at December 31, 2002 was 3.1%.

         Market risk disclosures related to PMC Capital's outstanding debt at December 31, 2001 consisted of the following:

                                         Year Ended December 31,
                          ---------------------------------------------------
                                                                                            Carrying     Fair
                            2002       2003      2004       2005       2006    Thereafter    Value     Value (1)
                          ---------  --------  ---------  ---------  --------  ----------   --------   ---------
                                                             (In thousands)
Fixed rate debt (2)....   $   5,510  $  5,000  $   6,000  $  25,000  $  2,490  $    7,310   $ 51,310   $  50,999
Variable rate debt
  (LIBOR-based)(3).....          --        --     15,000         --    10,000          --   $ 25,000      25,000
                          ---------  --------  ---------  ---------  --------  ----------   --------   ---------
Totals.................   $   5,510  $  5,000  $  21,000  $  25,000  $ 12,490  $    7,310   $ 76,310   $  75,999
                          =========  ========  =========  =========  ========  ==========   ========   =========

------------
(1) The estimated fair value is based on a present value calculation based on prices of the same or similar instruments after considering risk, current interest rates and remaining maturities.

(2) The weighted average interest rate of fixed-rate debt at December 31, 2001 was 7.6%.

(3) The weighted average interest rate of variable-rate debt at December 31, 2001 was 3.6%.

         PMC Capital's variable-rate debt ($31.3 million at June 30, 2003 and $25 million at both December 31, 2002 and 2001) is based on LIBOR and thus subject to adverse changes in market interest rates. Assuming there were no increases or decreases in PMC Capital's variable-rate debt outstanding at December 31, 2002 and 2001, each hypothetical 100 basis point increase in interest rates would increase interest expense and reduce net investment income by approximately $250,000.

RETAINED INTERESTS

         PMC Capital has an investment in retained interests which is valued by the PMC Capital board of directors based on various factors including estimates of appropriate market discount rates. Changes in discount rates used in determining the fair value of the retained interests will have an impact on the recorded value and future earnings. Assuming all other factors (i.e., prepayments, losses, etc.) remain unchanged, if discount rates were 100 basis points or 200 basis points higher than rates estimated at June 30, 2003, the value of PMC Capital's retained interests and net income would decrease by approximately $1.5 million and $2.9 million, respectively. Assuming all other factors (i.e., prepayments, losses, etc.) remain unchanged, if discount rates were 100 basis points or 200 basis points higher than rates estimated at December 31, 2002, the value of PMC Capital's retained interests and net income would decrease by approximately $1.6 million and $3.0 million, respectively.

                             PMC CAPITAL MANAGEMENT

BOARD OF DIRECTORS OF PMC CAPITAL

         PMC Capital's articles of incorporation currently provide for a board of directors of not less than five and no more than twenty directors, as fixed from time to time, by the board of directors. Pursuant to the articles of incorporation, the directors are divided into three classes, with each class serving a three-year term and one class being elected by the shareholders annually. The board of directors currently consists of seven members divided among the three classes of directors. At the PMC Capital annual meeting, holders of PMC Capital's common stock will consider and elect two directors.

         Set forth below is the principal occupation of, and certain other information with respect to, each director of PMC Capital who is continuing in office following the annual meeting.

         MARTHA R. GREENBERG* - Dr. Greenberg, 51, has practiced optometry for 29 years in Russellville, Alabama and currently serves on the Board of Trustees of Southern College of Optometry. Dr. Greenberg has been a trust manager of PMC Commercial since May 1996 and a director of PMC Capital since 1984. Dr. Greenberg is not related to Roy H. Greenberg, but is the sister of Lance B. Rosemore and Andrew S. Rosemore and the daughter of Fredric M. Rosemore.

         THEODORE J. SAMUEL - Mr. Samuel, 54, has been self employed in the real estate lending and venture capital investment business since 1995. From 1990 through 1995, Mr. Samuel was Chairman and Chief Executive Officer of Niagara Asset Management Corporation and Niagara Investment Corporation, subsidiaries of KeyBank of Cleveland, Ohio. The Niagara corporations managed the failed Goldome Bank subsidiaries and non-performing assets totaling over two billion dollars. From 1989 to 1990, Mr. Samuel was an executive vice president of the Special Asset Bank for NationsBank, in charge of the commercial real estate loan division totaling over three billion dollars. Previous experience with NationsBank included positions as senior vice president nationwide real estate credit and management of subsidiary and excess asset sales. He has been a director of PMC Capital since 2002.

         IRVIN M. BORISH - Dr. Borish, 90, served as Benedict (Distinguished) Professor of Optometry at the University of Houston after retiring from Indiana University, where he holds the status of Professor Emeritus. He operated a private practice of optometry for over thirty years. He is the author of a major text in his field, holds five patents in contact lenses and was named Optometrist of the Century by Review of Optometry magazine. He has been a director of PMC Capital since 1989.

         THOMAS HAMILL - Mr. Hamill, 49, is a director and owner of Midlands Management Corporation, an insurance and reinsurance service firm. From November 1996 through 2001, Mr. Hamill was Senior Vice President of JLT Re Solutions, Inc., the U.S. reinsurance subsidiary of Jardine Lloyd Thompson Group plc. From December 1989 through June 1996, Mr. Hamill was President of Caliban Holdings, Ltd ("Caliban") and its subsidiaries, including Belvedere Insurance Company Ltd. ("Belvedere"). From September 1986 through 1989, Mr. Hamill was Vice President of Belvedere. Mr. Hamill has been a director of PMC Capital since 1992, when he was elected pursuant to an agreement between PMC Capital and Belvedere in April 1991 whereby the directors of PMC Capital agreed at that time to support a representative of Caliban in his candidacy for director in exchange for Belvedere's purchases of 185,000 shares of Common Stock.

         BARRY A. IMBER - Mr. Imber, 56, has been a principal of Imber and Company, Certified Public Accountants, or its predecessor, since 1982. Imber and Company was the independent certified public accountant for PMC Capital and its subsidiaries for the years ended December 31, 1988 through December 31, 1991. Mr. Imber was a trust manager of PMC Commercial from September 1993 to March 1995 and a director of PMC Capital since March 1995.

---------------
* Lance B. Rosemore, Andrew S. Rosemore and Martha R. Greenberg are siblings and are also the children of Fredric M. Rosemore. Consequently, such persons may be deemed to be "interested persons" as defined under the 1940 Act.

ELECTION OF PMC CAPITAL'S DIRECTORS

         Set forth below is the principal occupation of, and certain other information with respect to, each of the nominees for election as a director of PMC Capital, to hold office until the 2006 annual meeting of shareholders and, in each case until their respective successors have been elected and qualified.

         The board of directors of PMC Capital recommends that the PMC Capital shareholders vote for the election of the two nominees to PMC Capital's board of directors.

         FREDRIC M. ROSEMORE* - Dr. Rosemore, 80, has been the Chairman of the Board and Treasurer of PMC Capital since 1983. From 1990 to 1992, Dr. Rosemore was a Vice President of PMC Capital and from 1979 to 1990, Dr. Rosemore was the President of PMC Capital. For many years he was engaged in diverse businesses, including the construction of apartment complexes, factory buildings, and numerous commercial retail establishments. From 1948 to 1980, Dr. Rosemore practiced optometry. He has been a director of PMC Capital since 1983.

         LANCE B. ROSEMORE - Mr. Rosemore, 54, has been Chief Executive Officer of PMC Capital since May 1992, President of PMC Capital since 1990 and Secretary since 1983. From 1990 to May 1992, Mr. Rosemore was Chief Operating Officer of PMC Capital. Previously, Mr. Rosemore owned a consumer finance company and was employed by C.I.T. Financial and United Carolina Bank Shares. Mr. Rosemore has been an executive officer and trust manager of PMC Commercial since June 1993 and a director of PMC Capital since 1983.

NOMINATIONS FOR ELECTION TO THE BOARD OF DIRECTORS OF PMC CAPITAL

         PMC Capital does not have a nominating committee. The board of directors considers persons who will be eligible or desirable for membership on the board of directors. Names are solicited from all directors and an effort is made to obtain information with respect to all such potential nominees for the position of director. Shareholders wishing to recommend candidates for consideration by the board of directors can do so by writing to the secretary of PMC Capital at its offices in Dallas, Texas.

MEETINGS AND COMMITTEES OF PMC CAPITAL'S BOARD OF DIRECTORS

         PMC Capital's board of directors held four regular and one special (including telephonic conferences) meeting during 2002. Each person who was a director for the entire year attended or participated in at least 75% of all regular meetings held by the board of directors and all committees on which such director served during such year.

         The audit committee of the board of directors is currently comprised of Thomas Hamill, Barry A. Imber and Theodore J. Samuel. The principal functions of the audit committee are to oversee the financial reporting policies, the accounting issues, the portfolio valuation and the entire audit function of PMC Capital, including recommending independent accountants to the board of directors. The audit committee reports its activities to the board of directors. The audit committee holds meetings at such times as may be required for the performance of its functions and, during the year ended December 31, 2002, held four meetings.

         There is no compensation committee; however, the board of directors as a whole performs the functions of such committee. PMC Capital has appointed an independent directors committee currently consisting of Irvin M. Borish, Thomas Hamill, Barry A. Imber and Theodore J. Samuel, each of whom is otherwise disinterested with respect to PMC Capital. The independent directors committee, which held one meeting during 2002, reviews all proposed affiliated transactions to ensure that such transactions do not violate the appropriate provisions of the 1940 Act.

--------------
* Lance B. Rosemore, Andrew S. Rosemore and Martha R. Greenberg are siblings and are also the children of Fredric M. Rosemore. Consequently, such persons may be deemed to be "interested persons" as defined under the 1940 Act.

EXECUTIVE OFFICERS OF PMC CAPITAL

         The following table sets forth the names and ages of the executive officers of PMC Capital (each of whom serves at the pleasure of the board of directors), all positions held with PMC Capital by each individual, and a description of the business experience of each individual for at least the past five years.

        NAME          AGE                             TITLE
        ----          ---                             -----
Fredric M. Rosemore   80   Chairman of the Board and Treasurer
Lance B. Rosemore     54   President, Chief Executive Officer and Secretary
Andrew S. Rosemore    56   Executive Vice President and Chief Operating Officer
Jan F. Salit          53   Executive Vice President, Chief Investment Officer and Assistant Secretary
Barry N. Berlin       43   Chief Financial Officer
Mary J. Brownmiller   48   Senior Vice President
Cheryl T. Murray      36   General Counsel

         For a description of the business experience of Fredric M. Rosemore and Lance B. Rosemore, see "--Election of PMC Capital's Directors" above.

         ANDREW S. ROSEMORE has been Chief Operating Officer of PMC Capital since May 1992 and Executive Vice President of PMC Capital since 1990. From 1988 to May 1990, Dr. Rosemore was Vice President of PMC Capital. From 1973 to 1988, Dr. Rosemore owned and managed commercial rental properties, apartment complexes and factory buildings. Since 1972, Dr. Rosemore has been a licensed physician in Alabama. Dr. Rosemore has been a trust manager of PMC Commercial since June 1993 and Chairman of the Board of PMC Commercial since January 1994 and was a director of PMC Capital from 1989 until August 1999.

         JAN F. SALIT has been Executive Vice President of PMC Capital since May 1993 and Chief Investment Officer since March 1994. Mr. Salit has also been Executive Vice President of PMC Commercial since June 1993 and Chief Investment Officer and Assistant Secretary since January 1994. From 1979 to 1992, Mr. Salit was employed by Glenfed Financial Corporation and its predecessor company, Armco Financial Corporation, a commercial finance company, holding various positions including Executive Vice President and Chief Financial Officer.

         BARRY N. BERLIN has been Chief Financial Officer of PMC Capital and Director of Compliance since November 1992. Mr. Berlin has also been Chief Financial Officer of PMC Commercial since June 1993. From August 1986 to November 1992, he was an audit manager with Imber & Company, Certified Public Accountants. Mr. Berlin is a certified public accountant.

         MARY J. BROWNMILLER has been Senior Vice President of PMC Capital since 1992 and Vice President of PMC Capital since November 1989. Ms. Brownmiller has also been Senior Vice President of PMC Commercial since June 1993. From 1987 to 1989, she was Vice President for Independence Mortgage, Inc., a SBA lender. From 1976 to 1987, Ms. Brownmiller was employed by the SBA, holding various positions including senior loan officer. Ms. Brownmiller is a certified public accountant.

         CHERYL T. MURRAY has been General Counsel of PMC Capital since March 1994. Ms. Murray has also been General Counsel of PMC Commercial since March 1994. From 1992 to 1994 she was associated with the law firm of Johnson & Gibbs, P.C. and practiced in the financial services department.

COMPENSATION OF DIRECTORS

         Non-employee directors are compensated $1,000 for each meeting they attend and are provided an annual retainer of $5,000 paid quarterly, of which $2,500 was paid to each such director in 2002. PMC Capital reimburses the directors for the travel expenses incurred by them in connection with such meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         PMC Capital has no Compensation Committee. Lance B. Rosemore participated in deliberations of PMC Capital's Board of Directors concerning executive compensation for the year ended December 31, 2002.

MANAGEMENT COMPENSATION

         The following table sets forth the aggregate amount of compensation paid by PMC Capital during 2002 to each of the three highest paid executive officers and to all directors of PMC Capital during fiscal year 2002.

                           SUMMARY COMPENSATION TABLE



                                                                         PROFIT SHARING   TOTAL PROFIT      TOTAL
                                                                          CONTRIBUTION      SHARING      COMPENSATION
                                                         AGGREGATE          ACCRUED         BENEFITS     PAID BY PMC
                               CAPACITIES IN WHICH     COMPENSATION       DURING LAST      ACCRUED TO     CAPITAL TO
      NAME OF PERSON          RENUMERATION RECEIVED         (1)          FISCAL YEAR (2)      DATE        DIRECTORS
-----------------------       ---------------------    ----------------  ---------------  ------------   ------------
Fredric M. Rosemore          Chairman of Board         $     87,500      $     5,724      $   232,196
Lance B. Rosemore            President, Chief               383,600           15,441          288,303
                               Executive Officer

Andrew S. Rosemore           Executive Vice                 356,100           15,441          288,303
                               President, Chief
                               Operating Officer
Jan F. Salit                 Executive Vice                 240,055           15,441          138,527
                               President, Chief
                               Investment Officer
Irvin M. Borish              Director                                                                    $     6,250
Thomas Hamill                Director                                                                         10,500
Barry A. Imber               Director                                                                          9,750
Martha R. Greenberg          Director                                                                          6,250
Theodore J. Samuel           Director                                                                          8,500

------------------
(1) PMC Capital has determined that the amount of perquisites and other personal benefits paid to each of the executive officers listed in the compensation table does not exceed the lesser of $50,000 or 10% of each such person's annual salary and bonus reported in such table and that the aggregate amount of perquisites and other personal benefits paid to all executive officers and directors as a group does not exceed 10% of all such person's annual salary and bonus. Accordingly, none of such perquisites and other personal benefits is included in the above table.

(2) The participants in PMC Capital's profit sharing plan (the "Plan") consist of all employees who are at least 20 1/2 years old, have been employed by PMC Capital for six months and are employed at the end of each fiscal year or have died, become totally disabled or retired after age 65 during such fiscal year. The Plan is intended to qualify under Section 401(a) of the Internal Revenue Code. No monies were withdrawn from the Plan during 2002 for the benefit of Fredric M. Rosemore, Lance B. Rosemore or Andrew S. Rosemore. Lance B. Rosemore and Andrew S. Rosemore are co-administrators of the Plan.

OPTION GRANTS

         The following table sets forth information regarding stock options granted to each of the executive officers under PMC Capital's 1997 Employee Share Option Plan in the fiscal year ended December 31, 2002.

                                                                                             POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED ANNUAL
                                      NUMBER OF       % OF TOTAL                             RATES OF SHARE PRICE
                                      SECURITIES        OPTIONS                             APPRECIATION FOR OPTION
                                      UNDERLYING      GRANTED TO      EXERCISE    FINAL             TERM
                                       OPTIONS       EMPLOYEES IN      PRICE    EXERCISE   -----------------------
             NAME                    GRANTED (#)      FISCAL YEAR    ($/SHARE)    DATE      (5%)           (10%)
-----------------------------       ------------     ------------    ---------  ---------  ------        ---------
Lance B. Rosemore                       9,000             15.4%        $6.64    6/13/07    16,511          36,484
Andrew S. Rosemore                      9,000             15.4%         6.64    6/13/07    16,511          36,484
Jan F. Salit                            8,000             13.7%         6.64    6/13/07    14,676          32,430
Barry N. Berlin                         8,000             13.7%         6.64    6/13/07    14,676          32,430
Mary J. Brownmiller                     1,500              2.6%         6.64    6/13/07     2,752           6,081
Cheryl T. Murray                        4,500              7.7%         6.64    6/13/07     8,255          18,242

OPTION EXERCISES AND YEAR END OPTION VALUES

         The following table sets forth, for each of the executive officers, information regarding exercise of stock options during the fiscal year ended December 31, 2002 and the value of unexercised stock options as of December 31, 2002. The closing price for the common shares of PMC Capital, as reported by the American Stock Exchange, on December 31, 2002 (the last trading day of the fiscal year) was $4.21.

                                                                  NUMBER OF SECURITIES
                                                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                 OPTIONS AT DECEMBER 31,      IN-THE-MONEY OPTIONS AT
                                 SHARES                                   2002                   DECEMBER 31, 2002
                               ACQUIRED ON     VALUE REALIZED   (EXERCISABLE/UNEXERCISABLE)  (EXERCISABLE/UNEXERCISABLE)
           NAME               EXERCISE (#)          ($)                    (#)                          ($)
----------------------------  ------------     --------------   ---------------------------  ---------------------------
Fredric M. Rosemore                --                --              12,500 (e)/-(u)                 - (e)/-(u)
Lance B. Rosemore                  --                --              38,000 (e)/-(u)                 - (e)/-(u)
Andrew S. Rosemore                 --                --              30,000 (e)/-(u)                 - (e)/-(u)
Jan F. Salit                       --                --              33,300 (e)/-(u)                 - (e)/-(u)
Barry N. Berlin                    --                --              33,500 (e)/-(u)                 - (e)/-(u)
Mary J. Brownmiller                --                --              13,000 (e)/-(u)                 - (e)/-(u)
Cheryl T. Murray                   --                --              19,500 (e)/-(u)                 - (e)/-(u)

(u)  Options are not exercisable within 60 days of the date hereof.

(e)  Options are currently exercisable.

EMPLOYMENT AGREEMENTS

         PMC Capital entered into employment agreements with Lance B. Rosemore, Andrew S. Rosemore, Jan F. Salit, Barry N. Berlin, Mary J. Brownmiller and Cheryl T. Murray. Each of these employment agreements is substantially similar and provides for at least annual reviews by the board of directors of the salaries contained therein, with a minimum salary equal to the executive's compensation on June 1, 1998. In addition, the board of directors may determine, in its discretion, to award bonuses to each of the foregoing persons based on PMC Capital's performance. Each of the employment agreements also provides that if the executive's job responsibilities are substantially modified or substantial changes are made to the executive's working conditions, the executive could resign and be entitled to be paid by PMC Capital an amount equal to 2.99 times the average of the last three years annual compensation paid to the executive. Each of the employment agreements expires on July 31, 2004 or July 31, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         To PMC Capital's knowledge, based solely on the review of the copies of such reports filed with the SEC furnished to PMC Capital and written representations of its incumbent directors and officers that no other reports were required, during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements were complied with.

                    PMC CAPITAL SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         On August 22, 2003, PMC Capital had outstanding 11,853,516 shares of common stock. The table below lists, as of the same date, certain information regarding the beneficial ownership of PMC Capital's common stock by all persons who are known by PMC Capital to be the beneficial owners of more than 5% of the common stock, the directors, the executive officers and by all directors, executive officers and principal shareholders as a group. The address for each director and executive officer is 18111 Preston Road, Suite 600, Dallas, Texas 75252.

                                                                Amount and Nature of
          Names of Beneficial Owners                            Beneficial Ownership            Percent of Ownership
------------------------------------------------                --------------------            --------------------
Irvin M. Borish (1)                                                    120,000                          1.0%
Martha R. Greenberg *(2)                                               659,129                          5.6%
Thomas Hamill                                                           10,693                             **
Barry A. Imber                                                          23,963                             **
Andrew S. Rosemore *(3)                                                810,967                          6.8%
Fredric M. Rosemore *(4)                                               510,495                          4.3%
Lance B. Rosemore *(5)                                                 279,685                          2.4%
Theodore J. Samuel                                                          --                             --
Jan F. Salit (6)                                                        29,979                             **
Barry N. Berlin (7)                                                     29,525                             **
Mary J. Brownmiller (8)                                                 12,110                             **
Cheryl T. Murray (9)                                                    16,700                             **
Directors, executive officers and principal                          2,503,246                         21.1%
shareholders as a group
(12 persons)

----------------------
(1) Includes 120,000 shares held by a partnership of which Irvin M. Borish is the general partner.

(2) Includes 24,740 shares in which her children have a beneficial interest, 31,400 shares held in an individual retirement account, 145,000 shares held jointly with her husband, 243,089 shares held in a pension trust, 5,240 shares held by a partnership for the benefit of Martha R. Greenberg, and 25,300 shares held in trust for the benefit of Martha R. Greenberg and her children. Does not include 173,860 shares owned by her husband, as to which shares she disclaims any beneficial interest.

(3) Includes 374,332 shares held by a partnership of which Andrew S. Rosemore and his wife are general partners, 8,600 shares held as custodian for his children, 370,250 shares held in individual retirement accounts, 24,785 shares held in trust for the benefit of Andrew S. Rosemore and his children and 25,000 shares subject to options currently exercisable.

(4) Represents shares held by a partnership of which Fredric M. Rosemore is a general partner and shares held jointly with his wife. Also includes 7,500 shares subject to options currently exercisable.

(5) Includes 7,675 shares in which his minor children have beneficial interest, 152,989 shares held jointly with his wife, 11,486 shares held in an individual retirement account, 26,095 shares held in trust for the benefit of Lance B. Rosemore and his children, 6,600 shares held by a partnership for the benefit of Lance B. Rosemore and his children, 4,020 shares owned individually by Lance B. Rosemore's wife and 33,000 shares subject to options currently exercisable.

(6) Includes 979 shares held in an individual retirement account and includes 28,800 shares subject to options currently exercisable.

(7)  Includes 29,000 shares subject to options currently exercisable.

(8)  Includes 10,000 shares subject to options currently exercisable.

(9)  Includes 16,500 shares subject to options currently exercisable.

* Lance B. Rosemore, Andrew S. Rosemore and Martha R. Greenberg are siblings and are also the children of Fredric M. Rosemore. Consequently, such persons may be deemed to be "interested persons" as defined under the 1940 Act.

**   Less than 1.0%.

DOLLAR RANGE OF SECURITIES BENEFICIALLY OWNED BY DIRECTORS

         Set forth below is the dollar range of equity securities beneficially owned by each nominee and continuing director as of August 1, 2003:

                                      DOLLAR RANGE OF EQUITY
                                     SECURITIES BENEFICIALLY
        NAME OF DIRECTOR                 OWNED (1)(2)(3)
--------------------------------     -----------------------
INTERESTED DIRECTORS:
     Martha R. Greenberg                  Over $100,000
     Andrew S. Rosemore                   Over $100,000
     Fredric M. Rosemore                  Over $100,000
     Lance B. Rosemore                    Over $100,000
INDEPENDENT DIRECTORS:
     Irvin M. Borish                      Over $100,000
     Thomas Hamill                       $10,001-$50,000
     Barry A. Imber                       Over $100,000
     Theodore J. Samuel                        None

------------------
(1) Beneficial ownership has been determined in accordance with Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

(2)  The dollar ranges are: None, $1-$10,000, $10,001-$50,000, $50,001-100,000,
     or over $100,000.

(3) The dollar range of the Company's equity securities owned by each director is based on the closing price of $4.67 per share on August 1, 2003 on the American Stock Exchange.

          RATIFICATION OF PMC CAPITAL'S INDEPENDENT PUBLIC ACCOUNTANTS

         The board of directors of PMC Capital, including a majority of the directors who are not "interested persons" (as defined in the 1940 Act) of PMC Capital, selected PricewaterhouseCoopers LLP as the independent public accountants of PMC Capital for the year ending December 31, 2003, and such selection is submitted to the shareholders of PMC Capital for ratification. PricewaterhouseCoopers LLP will perform the audit of PMC Capital's financial statements and prepare PMC Capital's tax returns. Representatives of PricewaterhouseCoopers LLP will be in attendance at the annual meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to shareholder questions.

PRINCIPAL ACCOUNTING FIRM FEES

         Aggregate fees billed to PMC Capital and its subsidiaries for the fiscal year ended December 31, 2002 by PMC Capital's principal accounting firm, PricewaterhouseCoopers LLP, are set forth below:

Audit Fees and Quarterly Reviews........    $     258,380
Other Audit Related--
   Issuance of Regulatory and
     Separate Company Reports...........    $      27,280 (a)(b)
   Uniform Single Attestation
     Program for Mortgage
     Bankers ("USAP") compliance
     procedures.........................    $       9,000 (a)
All Other Fees..........................    $      49,531 (a)(c)

---------------------
(a) The Audit Committee has considered whether the provision of these services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant's independence.

(b) Represents fees incurred by PMC Capital's subsidiaries relating to the reporting requirements of the SBA.

(c)  Includes tax return compliance and preparation fees.

         THE BOARD OF DIRECTORS OF PMC CAPITAL RECOMMENDS SHAREHOLDERS VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS PMC CAPITAL'S INDEPENDENT PUBLIC ACCOUNTANTS.

AUDIT COMMITTEE REPORT

         In accordance with its written charter adopted by the board of directors, the audit committee of the board of directors assists the PMC Capital board of directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of PMC Capital.

         In discharging its oversight responsibility as to the audit process, the audit committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and PMC Capital that might bear on the accountants' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," discussed with the accountants any relationships that may impact their objectivity and independence and satisfied itself as to the accountants' independence. The audit committee also discussed with management and the independent accountants the quality and adequacy of PMC Capital's internal controls and budget and staffing. The audit committee reviewed with the independent accountants their audit plans, audit scope and identification of audit risks.

         The audit committee discussed and reviewed with the independent accountants all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with management present, discussed and reviewed the results of the independent accountants' examination of the financial statements.

         The audit committee reviewed the audited financial statements of PMC Capital as of and for the fiscal year ended December 31, 2002, with management and the independent accountants. Management has the responsibility for the preparation of PMC Capital's financial statements and the independent accountants have the responsibility for the examination of those statements.

         Based on the above-mentioned review and discussions with management and the independent accountants, the audit committee recommended to the board of directors that PMC Capital's audited financial statements be included in its annual report on Form 10-K for the fiscal year ended December 31, 2002, for filing with the SEC. The audit committee also recommended the reappointment, subject to shareholder approval, of the independent accountants and the board of directors concurred in such recommendation.

                                            AUDIT COMMITTEE OF THE PMC CAPITAL
                                            BOARD OF DIRECTORS

                                            Thomas Hamill
                                            Barry A. Imber
                                            Theodore J. Samuel

SHAREHOLDER PROPOSALS

         Any shareholder who intends to present a proposal at the annual meeting in 2004, and who wishes to have the proposal included in the proxy statement for that meeting, must deliver the proposal to PMC Capital's corporate secretary at 18111 Preston Road, Suite 600, Dallas, Texas 75252 by December 19, 2003. All proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for that meeting.

         Any shareholder who intends to bring business to the annual meeting in the year 2004, but not include the proposal in the proxy statement, or to nominate a person to the PMC Capital board of directors, must give written notice to PMC Capital's corporate secretary, 18111 Preston Road, Suite 600, Dallas, Texas 75252 by December 19, 2003.

           DESCRIPTION OF PMC COMMERCIAL SHARES OF BENEFICIAL INTEREST

GENERAL

         The declaration of trust of the PMC Commercial authorizes it to issue up to 100,000,000 shares of beneficial interest, preferred shares and such other types of classes of shares of beneficial interest as the trust managers may create and authorize from time to time. Upon completion of the merger, ________ PMC Commercial common shares will be issued and outstanding.

         PMC Commercial's declaration of trust also provides that, subject to the provisions of any class or series of the capital shares of PMC Commercial then outstanding, the shareholders of PMC Commercial are be entitled to vote only on the following matters: (i) election or removal of trust managers; (ii) amendment of the declaration of trust; (iii) termination of PMC Commercial; (iv) reorganization of PMC Commercial; (v) merger or consolidation of PMC Commercial or the sale or disposition of all or substantially all of PMC Commercial's assets; and (vi) termination of the investment management agreements with PMC Capital. Except with respect to the foregoing matters, no action taken by the shareholders of PMC Commercial at any meeting will in any way bind the trust managers.

         Both the Texas REIT Act and PMC Commercial's declaration of trust provide that no shareholder of PMC Commercial will be individually or personally liable for any obligation of PMC Commercial. PMC Commercial's bylaws further provide that PMC Commercial will indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder, and that PMC Commercial will reimburse each shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. In addition, it will be PMC Commercial's policy to include a clause in its contracts which provides that shareholders assume no personal liability for obligations entered into on behalf of PMC Commercial. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholder may, in some jurisdictions, be individually or personally liable to the extent that such claims are not satisfied by PMC Commercial. Inasmuch as PMC Commercial will carry liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which PMC Commercial's assets plus its insurance coverage would be insufficient to satisfy the claims against PMC Commercial and its shareholders.

         COMMON SHARES OF BENEFICIAL INTEREST

         Each outstanding PMC Commercial common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trust managers. There is no cumulative voting in the election of trust managers, which means that the holders of two-thirds of the outstanding PMC Commercial common shares can elect all of the trust managers then standing for election. Holders of PMC Commercial common shares are entitled to such distributions as may be declared from time to time by the trust managers out of funds legally available therefor. See "Market Price and Dividend Information."

         Holders of PMC Commercial common shares have no conversion, redemption or preemptive rights to subscribe for any securities of PMC Commercial. All outstanding PMC Commercial common shares are fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of the affairs of PMC Commercial, holders of PMC Commercial common shares will be entitled to share ratably in the assets of PMC Commercial remaining after provision for payment of liabilities to creditors and payment of liquidation preferences to holders of preferred shares, if any.

         PREFERRED SHARES OF BENEFICIAL INTEREST

         The preferred shares authorized by PMC Commercial's declaration of trust may be issued from time to time in one or more series in such amounts and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption as may be fixed by the trust managers. Under certain circumstances, the issuance of preferred shares could have the effect of delaying, deferring or preventing a change of control of PMC Commercial and may adversely affect the voting and other rights of the holders of the PMC Commercial common shares. Upon completion of the merger, no preferred shares will be outstanding, and PMC Commercial has no present plans to issue any preferred shares following the completion of the merger.

         CLASSIFICATION OR RECLASSIFICATION OF COMMON SHARES OF BENEFICIAL INTEREST OR PREFERRED SHARES OF BENEFICIAL INTEREST

         The declaration of trust authorizes the trust managers to classify or reclassify any unissued common shares or preferred shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption.

RESTRICTIONS ON TRANSFER

         For PMC Commercial to qualify as a REIT under the Internal Revenue Code, (i) not more than 50% in value of its outstanding capital shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year; (ii) the capital shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain percentages of PMC Commercial's gross income must be from particular activities. See "U.S. Federal Income Tax Consequences." Because the trust managers believe it is essential for PMC Commercial to continue to qualify as a REIT, the declaration of trust, subject to certain exceptions, provides that no holder other than any person approved by the trust managers, at their option and in their discretion (provided that such approval will not result in the termination of the status of PMC Commercial as a REIT), may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% (the "Ownership Limit") of the lesser of the number or value (in either case as determined in good faith by the trust managers) of the total outstanding capital shares.

         The trust managers may waive the Ownership Limit if evidence satisfactory to the trust managers and PMC Commercial's tax counsel is presented that such ownership will not then or in the future jeopardize PMC Commercial's status as a REIT. As a condition of such waiver, the intended transferee must give written notice to PMC Commercial of the proposed transfer and must furnish such opinions of counsel, affidavits, undertakings, agreements and information as may be required by the trust managers no later than the 15th day prior to any transfer which, if consummated, would result in the intended transferee owning capital shares in excess of the Ownership Limit.

         The foregoing restrictions on transferability and ownership will not apply if the trust managers determine that it is no longer in the best interests of PMC Commercial to attempt to qualify, or to continue to qualify, as a REIT. Any transfer or issuance of capital shares or any security convertible into capital shares that would (1) create a direct or indirect ownership of capital shares in excess of the Ownership Limit, (2) with respect to transfers only, result in the capital shares being owned by fewer than 100 persons, or (3) result in PMC Commercial being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code, shall be null and void, and the intended transferee will acquire no rights to the capital shares.

         PMC Commercial's declaration of trust provides that PMC Commercial, by notice to the holder thereof, may purchase any or all capital shares (the "Excess Shares") that are proposed to be transferred pursuant to a transfer which, if consummated, would result in the intended transferee owning capital shares in excess of the Ownership Limit or would otherwise jeopardize the REIT status of PMC Commercial. The purchase price of any Excess Shares shall be equal to the fair market value of such Excess Shares on the last trading day immediately preceding the day on which notice of such proposed transfer was sent, as reflected in the closing sales price for the Excess Shares, if then listed on a national securities exchange, or such price for the Excess Shares on the principal exchange if then listed on more than one national securities exchange, or, if the Excess Shares are not then listed on a national securities exchange, the latest bid quotation for the Excess Shares if then traded over-the-counter, or, if no such closing sales prices or quotations are available, the fair market value as determined by the trust managers in good faith. From and after the date fixed for purchase by the trust managers, so long as payment of the purchase price for the Excess Shares to be so redeemed shall have been made or duly provided for, the holder of such Excess Shares to be purchased by PMC Commercial shall cease to be entitled to distributions, voting rights and other benefits with respect to such Excess Shares except the right to payment of the purchase price for the Excess Shares.

Any dividend or distribution paid to a proposed transferee on Excess Shares prior to the discovery by PMC Commercial that such Excess Shares have been transferred in violation of the provisions of PMC Commercial's declaration of trust shall be repaid to PMC Commercial upon demand. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Shares may be deemed, at the option of PMC Commercial, to have acted as an agent on behalf of PMC Commercial in acquiring such Excess Shares and to hold such Excess Shares on behalf of PMC Commercial.

         All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% in number or value of the outstanding capital shares must give a written notice to PMC Commercial containing the information specified in PMC Commercial's declaration of trust by January 30 of each year. In addition, each shareholder shall, upon demand, be required to disclose to PMC Commercial in writing such information with respect to the direct, indirect and constructive ownership of capital shares as the trust managers deem necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

                        COMPARISON OF SHAREHOLDER RIGHTS

         PMC Commercial has been formed as a REIT under the laws of the State of Texas, and PMC Capital has been incorporated under the laws of the State of Florida. Upon consummation of the merger, PMC Capital shareholders will become shareholders of PMC Commercial, and PMC Commercial's declaration of trust, bylaws and the laws of the State of Texas, including the Texas REIT Act, will govern their rights.

         The Texas REIT Act was amended effective September 1, 1995, to conform substantially to modern corporation statutes based upon the Model Business Corporation Act. Accordingly, a Texas REIT, and the rights, duties and obligations of its shareholders, will be substantially similar to a Texas corporation, and the rights, duties and obligations of its shareholders. If the Texas REIT Act does not specifically address a situation, the question is governed by the Texas Business Corporation Act and related case law. The provisions of the Texas REIT Act correspond closely with existing corporate statutes. The separate corporate existence of PMC Commercial with all its rights privileges, immunities, powers and franchises shall continue unaffected by the merger.

         The following is a summary of the material differences between the rights of PMC Commercial shareholders and the rights of PMC Capital shareholders. This summary does not address each difference between Florida law and Texas law, but focuses on those differences which the companies believe are most relevant to existing shareholders. This summary is not intended to be complete and is qualified by reference to the declaration of trust and bylaws of PMC Commercial and the amended and restated articles of incorporation and amended and restated bylaws of PMC Capital, as well as the laws of Florida and Texas. The declaration of trust and bylaws of PMC Commercial and the amended and restated articles of incorporation and amended and restated bylaws of PMC Capital have been filed as exhibits to the PMC Commercial registration statement of which this joint proxy/prospectus forms a part. Shareholders of PMC Commercial and PMC Capital may request copies of these documents as provided in "Where You Can Find More Information."

------------------------------------------------------------------------------------------------------------------------------
                        PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
                                                  AUTHORIZED CAPITAL STOCK

      PMC Capital's articles of incorporation authorize                 PMC Commercial's declaration of trust authorizes
the issuance of up to 30,000,000 shares of common stock,         it to issue up to 100,000,000 shares of beneficial
$.01 par value. No preferred stock is authorized.                interest, $.01 par value, consisting of common shares,
                                                                 preferred shares and such other types of classes of
                                                                 shares of beneficial interest as the trust managers may
                                                                 create and authorize from time to time. PMC Commercial
                                                                 has not authorized any class or series of shares other
                                                                 than common shares.

                                                                        The preferred shares may be issued from time to
                                                                 time in one or more series in such amounts and with
                                                                 such preferences, conversion or other rights, voting
                                                                 powers, restrictions, limitations as to dividends,
                                                                 qualifications and terms or conditions of redemption as
                                                                 may be fixed by the trust managers. PMC Commercial
                                                                 does not have any present plans to issue any preferred
                                                                 shares following the completion of the merger.

                                                       VOTING RIGHTS

      Each holder of PMC Capital common stock is entitled               Each holder of PMC Commercial common shares is
to one vote per share and to the same voting rights as all       entitled to one vote on all matters submitted to a vote
other holders of PMC Capital common stock. Holders of PMC        of shareholders, including the election of trust
Capital common stock do not have cumulative voting rights.       managers. There is no cumulative voting in the
                                                                 election of trust managers.
      Other than the election of directors or the approval
of a plan of merger, share exchange, or sale of                         PMC Commercial's declaration of trust provides
substantially all of the assets of a corporation, and            that shareholders are entitled to vote only on the
except as otherwise provided in the articles of                  following matters:
incorporation, Florida law provides that a matter is
approved by shareholders if the number of votes cast in                -    the election or removal of trust managers;
favor of the matter exceed the number of votes cast against
the matter. To approve a plan of merger or share exchange,             -    the amendment of the declaration of trust;
or a sale of substantially all of the assets of a
corporation, Florida law requires, subject to certain                  -    the termination or reorganization of PMC
exceptions, the affirmative vote of a majority of all the                   Commercial;
votes outstanding entitled to be cast.
                                                                       -    the merger or consolidation of PMC Commercial or
                                                                            a sale or disposition of all or substantially all
                                                                            of its assets; and

                                                                       -    the termination of PMC Commercial's investment
                                                                            management agreement.

                                                                 Except for the foregoing, no action taken by PMC
                                                                 Commercial shareholders at any meeting shall in any way
                                                                 bind the trust managers. All such actions must be
                                                                 approved by the vote of the holders of at least
                                                                 two-thirds of the outstanding PMC Commercial common
                                                                 shares.

                                                                        Any preferred or other class of shares would
                                                                 have such voting rights, if any, as may be designated
                                                                 by the trust managers. PMC Commercial has proposed an
                                                                 amendment to its declaration of trust that would give
                                                                 the holders of PMC Commercial's common shares the right
                                                                 to vote on any matter presented for shareholder approval

------------------------------------------------------------------------------------------------------------------------------
                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
                                                                 or required to be approved by shareholders
                                                                 under the Texas REIT Act at an annual or special
                                                                 meeting of shareholders, subject to applicable law and
                                                                 the rights (if any) of holders of PMC Commercial's
                                                                 preferred shares. See "Approval of Proposed Amendments
                                                                 to PMC Commercial's Declaration of Trust."

------------------------------------------------------------------------------------------------------------------------------
                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
                                                   OWNERSHIP LIMITATIONS

      Florida law provides that the articles of                         For PMC Commercial to qualify as a REIT under
incorporation and bylaws, among other things, may impose         the Internal Revenue Code, no more than 50% in value of
restrictions on the transfer or registration of transfer of      its outstanding common shares may be owned, actually or
shares to the corporation.                                       constructively, by five or fewer "individuals," which,
                                                                 as defined in the Internal Revenue Code, includes some
      PMC Capital's articles of incorporation and bylaws         entities. A REIT's shares also must be beneficially
do not contain ownership limitations on stock or other           owned by 100 or more persons.
securities.
                                                                        As a means of addressing these requirements, PMC
                                                                 Commercial's declaration of trust provides that,
                                                                 subject to certain exceptions, no person may own, or be
                                                                 deemed to own directly or indirectly more than 9.8% of
                                                                 the lesser of the number or value of the outstanding
                                                                 stock. If any transaction would cause a person to
                                                                 exceed this ownership limitation, such transaction
                                                                 shall be valid only with respect to the amount of
                                                                 securities issued as does not result in a violation of
                                                                 the ownership limitation, or, if such provision is
                                                                 determined to be invalid, the person shall be
                                                                 conclusively deemed to have acted as an agent on behalf
                                                                 of PMC Commercial in acquiring the excess shares and to
                                                                 hold such shares on behalf of PMC Commercial. Such
                                                                 shares shall be treated as the equivalent of treasury
                                                                 securities and cannot be voted. No dividends will be
                                                                 paid on excess shares and they will not be outstanding
                                                                 for determining a quorum. However, the holder of
                                                                 such excess shares may transfer them to any person
                                                                 whose ownership would be permitted under the
                                                                 declaration of trust.

                                                                        PMC Commercial may also purchase any shares
                                                                 proposed to be transferred in a transaction that would
                                                                 result in any person acquiring excess shares or that
                                                                 would otherwise jeopardize the status of PMC Commercial
                                                                 as a REIT. The purchase price for such excess shares
                                                                 shall be equal to the fair market value of such shares
                                                                 on the last trading day immediately preceding the day
                                                                 on which notice of the proposed transfer is sent.

                                                                        Additionally, any transfer of PMC Commercial
                                                                 shares that would result in such shares being owned by
                                                                 less than 100 persons, result in PMC Commercial being
                                                                 "closely held" within the meaning of the Internal
                                                                 Revenue Code or result in the disqualification of PMC
                                                                 Commercial as a REIT, shall be void and the intended
                                                                 transferee shall acquire no rights in the shares.

                                                                        Each person who owns between 0.5% and 5% in
                                                                 number or value of PMC Commercial shares is required to
                                                                 provide written notice to PMC Commercial of such
                                                                 ownership within 30 days after January 1 of each year.

------------------------------------------------------------------------------------------------------------------------------
                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
                                                     PREEMPTIVE RIGHTS

      PMC Capital's articles of incorporation do not                    PMC Commercial's declaration of trust does not
provide shareholders with any preemptive right to subscribe      provide shareholders with any preemptive right to
for any newly-issued stock or other securities of PMC            subscribe for any newly-issued stock or other
Capital.                                                         securities of PMC Commercial.

                                                       DISTRIBUTIONS

      Under Florida law, PMC Capital may make a                         Under the Texas REIT Act, PMC Commercial may
distribution, unless after giving effect to the                  not make a distribution, if:
distribution:

       -   PMC Capital would not be able to pay its debts as            -   after giving effect to the distribution, PMC
           they come due in the usual course of                             Commercial would be insolvent; or
           business; or
                                                                        -   the distribution exceeds PMC Commercial's
       -   PMC Capital's assets would be less than the sum                  surplus. The term "surplus" means the
           of its total liabilities.                                        excess of the net assets of the Texas
                                                                            REIT over its stated capital.

                                                                        PMC Commercial's declaration of trust prohibits
                                                                 PMC Commercial from declaring or paying any dividend
                                                                 when it is unable, or would be unable with the payment
                                                                 of the dividend, to pay its debts as they become due in
                                                                 the usual course of business. However, the trust
                                                                 managers must endeavor to declare and pay such
                                                                 dividends and distributions as necessary for PMC
                                                                 Commercial to qualify as a REIT under the Internal
                                                                 Revenue Code.

                                                  MEETINGS OF SHAREHOLDERS

      PMC Capital's bylaws require PMC Capital to hold                  PMC Commercial's bylaws require PMC Commercial
annual shareholder meetings. Shareholders vote on the            to hold annual shareholder meetings. At annual
election of directors and on such other business as may          meetings, PMC Commercial shareholders vote on the
come before the annual meeting. A special meeting of             election of trust managers and on any other matters
shareholders of PMC Capital may be called by the President       properly presented at the annual meeting. Special
or the board of directors. A special meeting must be             meetings of PMC Commercial shareholders may called by
called by the President or Secretary of PMC Capital at the       the trust managers, any officer of PMC Commercial or
request in writing of (1) a majority of the directors then       the holders of at least 10% of the outstanding shares.
in office, or (2) shareholders owning a majority of the
stock issued and outstanding and entitled to vote at the
special meeting.

                                           SHAREHOLDER NOMINATIONS AND PROPOSALS

      Neither Florida law, the articles of incorporation                Neither the Texas REIT Act, the declaration of
nor the bylaws of PMC Capital contain provisions with            trust nor the bylaws of PMC Commercial contain
respect to shareholder nominations or proposals. However,        provisions with respect to shareholder nominations or
a proposal submitted for inclusion in PMC Capital's proxy        proposals. However, as with PMC Capital, a proposal
statement for a regularly scheduled annual meeting must          submitted for inclusion in PMC Commercial's proxy
comply with all of the requirements of Rule 14a-8 under the      statement for a regularly scheduled annual meeting must
Exchange Act.                                                    comply with all of the requirements of Rule 14a-8 under
                                                                 the Exchange Act.
      Under Rule 14a-8, a shareholder nomination or
proposal for an annual meeting generally must be received
at least 120 calendar days prior to the date PMC Capital

------------------------------------------------------------------------------------------------------------------------------
                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
first mailed its proxy statement to shareholders for the
prior year's annual meeting. A shareholder can typically
find notice of the specific deadline in such prior year
proxy statement. A PMC Capital shareholder must submit a
proposal for a meeting of shareholders other than a
regularly scheduled annual meeting at least a reasonable
time before PMC Capital begins to print and mail its proxy
materials.

                                       SIZE OF THE BOARD OF DIRECTORS/TRUST MANAGERS

      Under Florida law, subject to the articles of                     Under the Texas REIT Act, the number of trust
incorporation and bylaws, a corporation may have one or          managers shall be fixed by, or in the manner provided
more directors. Under PMC Capital's articles of                  in, the declaration of trust or the bylaws, except for
incorporation, the number of directors shall be not less         the number of initial trust managers, which shall be
than five nor more than 20 persons. The number of                fixed by the declaration of trust. The number of trust
directors is to be fixed from time to time by the board of       managers may be increased or decreased from time to
directors within these limits. No decrease in the number         time by amendment to, or in the manner provided in, the
of directors will shorten the term of any incumbent              declaration of trust or the bylaws. No decrease in the
director. There are currently seven members on PMC               number of directors will shorten the term of any
Capital's board of directors.                                    incumbent director. PMC Commercial's bylaws provide
                                                                 that the board of trust managers be comprised of not
                                                                 less than three members. There are currently seven
                                                                 members on PMC Commercial's board of trust managers.

                                  CLASSIFICATION OF THE BOARD OF DIRECTORS/TRUST MANAGERS

      The directors of PMC Capital are divided into three               Under the Texas REIT Act, unless the bylaws
classes, with one class elected by the shareholders              provide for the classification of trust managers, a
annually. Consequently, the term of office of each               trust manager serves until the manager's successor has
director expires at the third succeeding annual meeting of       been elected by the required vote. PMC Commercial's
shareholders after his or her election.                          bylaws do not provide for a classified board and
                                                                 require each trust manager to serve until the next
                                                                 annual meeting of shareholders and until his or her
                                                                 successor is elected and qualified, or until his or her
                                                                 death, resignation or removal.

                                            ELECTION OF DIRECTORS/TRUST MANAGERS

      Florida law provides that PMC Capital's directors                 The Texas REIT Act provides that unless
will be elected by a plurality of the votes cast at a            otherwise provided in the declaration of trust or the
meeting at which a quorum is present. Shareholders do not        bylaws in accordance with the Texas REIT Act, trust
have the right to cumulate their votes for the election of       managers shall be elected by two-thirds of the votes
directors.                                                       cast by the holders of shares entitled to vote in the
                                                                 election of trust managers at a meeting of shareholders
                                                                 at which a quorum is present. Under the Texas REIT
                                                                 Act, the declaration of trust or the bylaws may provide:

                                                                        -    that a trust manager will be elected only if
                                                                             the trust manager receives the vote of the
                                                                             holders of a specified portion, but not less
                                                                             than a majority, of the shares entitled to
                                                                             vote in the election of trust managers;

                                                                        -    that a trust manager will be elected only if
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
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                          PMC CAPITAL                                                   PMC COMMERCIAL
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
                                                                             the trust manager receives the vote of the
                                                                             holders of a specified portion, but not less
                                                                             than a majority, of the shares entitled to
                                                                             vote in the election of trust managers and
                                                                             represented in person or by proxy at a
                                                                             meeting of shareholders at which a quorum is
                                                                             present; or

                                                                        -    that a trust manager will be elected only if
                                                                             the trust manager receives a specified
                                                                             portion, but not less than a majority, of
                                                                             the votes cast by the holders of shares
                                                                             entitled to vote in the election of trust
                                                                             managers at a meeting of shareholders at
                                                                             which a quorum is present.

                                                                 PMC Commercial's declaration of trust alters the trust
                                                                 manager voting requirement established by the Texas REIT
                                                                 Act by requiring trust managers to be elected by a
                                                                 two-thirds vote of all outstanding shares. PMC
                                                                 Commercial shareholders do not have the right to
                                                                 cumulate their votes for the election of trust managers.

                                            REMOVAL OF DIRECTORS/TRUST MANAGERS

      Florida law permits a director to be removed by the               PMC Commercial's declaration of trust and
shareholders with or without cause, unless the articles of       bylaws provide that a trust manager may be removed at
incorporation provide that directors may be removed only         any time with or without cause with the approval of
for cause.                                                       two-thirds of the total votes outstanding and
                                                                 authorized to be cast at a special meeting of
      PMC Capital's articles of incorporation provide            shareholders called for such purpose pursuant to the
that, subject to the rights of the holders of PMC Capital        bylaws.
common stock then outstanding, directors may be removed
only for cause, and only by the affirmative vote of the
holders of at least 80% of the voting power of all shares
entitled to vote for the election of directors.

                                          FILLING DIRECTOR/TRUST MANAGER VACANCIES

      PMC Capital's articles of incorporation provide                   PMC Commercial's bylaws provide that any
that, subject to the rights of the holders of PMC Capital        vacancies in the board of trust managers may be filled
common stock then outstanding, any vacancies caused by           by the vote of a majority of the remaining trust
newly created directorships or other reason will be filled       managers or by the vote of two-thirds of the
by a majority of the board of directors then in office, and      outstanding shares of PMC Commercial at an annual or
not the shareholders of PMC Capital. Such appointees shall       special meeting of shareholders. Any trust manager
hold office for a term expiring at the annual meeting at         elected to fill a vacancy created by the resignation,
which the term of the class to which they have been elected      removal, incapacity or death of a former trust manager
expires.                                                         shall hold office for the unexpired term of the former
                                                                 trust manager. Any vacancy in the group of trust
                                                                 managers may be filled only by an amendment to the
                                                                 declaration of trust with the approval of the holders
                                                                 of at least two-thirds of the outstanding shares.
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
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                          PMC CAPITAL                                                   PMC COMMERCIAL
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
                                           LIABILITY OF DIRECTORS/TRUST MANAGERS

      Florida law generally provides that a director of a               The Texas REIT Act provides that no trust
corporation is not personally liable for monetary damages        manager shall be liable to a Texas REIT for any act,
to the corporation or other person unless the director           omission, loss, damage or expense arising from the
breached or failed to perform his duties as a director, and      performance of his or her duty under a Texas REIT,
such breach or failure:                                          except for:

      -    constitutes a violation of criminal law, unless              -    his or her willful misfeasance, willful malfeasance
           the director had reasonable cause to believe                      or gross negligence;
           his conduct was lawful or had no reasonable cause
           to believe his conduct was unlawful;                         -    assenting to any distribution of assets to its
                                                                             shareholders during the liquidation of
      -    constitutes a transaction from which the                          the trust without paying and discharging,
           director derived an improper personal benefit;                    or failing to make adequate provisions
                                                                             for, all known debts and obligations of
      -    results in an unlawful distribution;                              the Texas REIT; and

      -    in the case of a derivative action or an action              -    assenting to the making of a loan to an officer
           by a shareholder, constitutes conscious                           or trust manager of a Texas REIT, or the making of
           disregard for the best interests of the                           any loan secured by the shares of the Texas REIT.
           corporation or willful misconduct; or

      - in the case of a proceeding other than a derivative action or an action by a shareholder, constitutes recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

                                                      INDEMNIFICATION

      PMC Capital's articles of incorporation and bylaws                PMC Commercial's declaration of trust and
require PMC Capital to indemnify each director and officer       bylaws require PMC Commercial to indemnify the
of PMC Capital in connection with or arising out of any          following persons:
action, suit or proceeding in which he or she is involved
(whether in an action by, or in the right of the                        -    any present or former trust manager, officer,
corporation or otherwise) by reason of being or having been                  agent or any director, officer or employee of an
an officer or director to the full extent permitted by law,                  agent of PMC Commercial; or
if the director or officer acted in good faith in the
reasonable belief that such action was in the best                      -    any of the foregoing persons who while serving in
interests of PMC Capital and, with respect to a criminal                     such capacity served at PMC Commercial's request
action or proceeding, without reasonable ground for belief                   as a director, officer, partner, venturer,
that such action was unlawful. The termination of any                        proprietor, trustee, employee, agent or similar
proceeding by judgment, order, settlement, or conviction or                  functionary of another corporation, partnership,
upon a plea of nolo contendere or its equivalent shall not,                  joint venture, trust, employee benefit plan or
of itself, create a presumption that he or she did not act                   other enterprise.
in good faith in the reasonable belief that such action was
in the best interests of PMC Capital or that he or she had              This indemnification must be provided with
reasonable ground for belief that such action was                respect to all judgments, penalties, fines, amounts
unlawful.                                                        paid in settlement and reasonable expenses actually
                                                                 incurred by the indemnitees set forth above in
      PMC Capital's bylaws provide that the board of             connection with any proceeding in which he or she was,
directors may, at any time, approve indemnification of any       is or is
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
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                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
other person that PMC Capital has the power by law to            threatened to be named as a defendant or
indemnify. No indemnification is permitted to any party          respondent by reason of his or her relationship with
which would violate Section 17(h) of the 1940 Act.               PMC Commercial, if the indemnitee acted in good faith,
                                                                 reasonably believed that any conduct in an official
      Florida law requires PMC Capital to indemnify any          capacity was in PMC Commercial's best interests, and in
director, officer, employee or agent of PMC Capital if such      the case of a criminal proceeding, had no reason to
person has been successful on the merits or otherwise in         believe that the indemnitee's conduct was unlawful.
defense of any proceeding, or in defense of any claim,           Indemnification may be made to an indemnitee who has
issue or matter in the proceeding, for expenses actually         been found liable on the basis that a personal benefit
and reasonably incurred by such person in connection with        was improperly received by him or her if his or her
the proceeding or the person's defense of the claim, issue       conduct met the test stated above for indemnification;
or matter.                                                       however, the amount of such indemnification shall be
                                                                 limited to reasonable expenses actually incurred by the
      Expenses incurred by an officer or director in             person in connection with the proceeding, and may not
defending a civil or criminal proceeding may be paid by the      be made if the person has been found liable for willful
corporation in advance of the final disposition of the           or intentional misconduct in the performance of his or
proceeding upon receipt of an undertaking by or on behalf        her duties to PMC Commercial. The termination of any
of such director or officer to repay such amount if he or        proceeding by judgment, order, settlement, conviction
she is ultimately found not to be entitled to                    or plea of nolo contendere or its equivalent, is not of
indemnification. Expenses incurred by other employees and        itself determinative that the indemnitee did not meet
agents may be paid in advance upon such terms or conditions      the required standard of conduct.
that the board of directors deems appropriate.
                                                                        PMC Commercial's bylaws also require PMC
      The indemnification and advancement of expenses            Commercial to indemnify every indemnitee against
provided under Florida law are not exclusive, and a              reasonable expenses incurred by such person in
corporation may enter into an agreement to provide for           connection with any proceeding in which he or she is
indemnification; however, no indemnification or advancement      named as a witness, defendant or respondent because of
of expenses may be made to any person if a judgment or           serving in any of the capacities of PMC Commercial
other final adjudication establishes that the person's           described above, if the person is wholly successful on
actions, or omissions to act, were material to the cause of      the merits or otherwise in defense of the proceeding.
adjudicated action and constitute:
                                                                        PMC Commercial's bylaws permit PMC Commercial
                                                                 to advance reasonable expenses incurred by an
      -    a violation of criminal law, unless the person        indemnitee who was or is a witness or was, is or is
           had reasonable cause to believe his or her            threatened to be made a named defendant or respondent
           conduct was lawful or had no reasonable cause         in a proceeding, at reasonable intervals in advance of
           to believe his or her conduct was unlawful;           the final disposition of the proceeding, if:

      -    a transaction from which the person derived an               -    the indemnitee requests so in writing;
           improper personal benefit;
                                                                        -    the indemnitee provides written affirmation that
      -    in the case of a director, an unlawful                            he or she has good faith belief that he
           distribution to shareholders; or                                  or she has met the necessary standard of
                                                                             conduct;
      -    willful misconduct or a conscious disregard for
           the best interests of the corporation in a                   -    the indemnitee provides a written undertaking to
           proceeding by or in the right of PMC Capital                      repay the amount paid or reimbursed by
           or a shareholder.                                                 PMC Commercial if it is ultimately
                                                                             determined that he or she is not entitled
      Under Florida law, unless the corporation's articles                   to indemnification; and
of incorporation provide otherwise, notwithstanding the
failure of a corporation to provide indemnification, and                -    a majority of the board of trust managers
despite any contrary determination of the board or of the                    approves such advancement of expenses.
shareholders in the specific case, a director, officer,
employee, or agent of the corporation who is or was a party             PMC Commercial may also pay or reimburse
to a proceeding may apply for indemnification or                 expenses incurred by an indemnitee in connection with
advancement of expenses, or both, to the court conducting        appearing as a witness or other participation in a

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
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                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
the proceeding, to the circuit court, or to another court        proceeding at a time when he is not a named defendant
of competent jurisdiction. On receipt of an application,         or respondent in the proceeding.
the court, after giving any notice that it considers
necessary, may order indemnification and advancement of                 The Texas REIT Act provides that a provision
expenses, including expenses incurred in seeking                 contained in the declaration of trust, bylaws or an
court-ordered indemnification or advancement of expenses,        agreement that makes mandatory the indemnification
if it determines that:                                           permitted by the Texas REIT Act, or the payment or
                                                                 reimbursement of expenses permitted by the Texas REIT
      -    the indemnitee is entitled to mandatory               Act, shall be deemed to constitute authorization of
           indemnification, in which case the court              indemnification in the manner required by the Texas
           shall also order the corporation to pay the           REIT Act even though such provision may not have been
           director reasonable expenses incurred in              adopted or authorized in the same manner as the
           obtaining court-ordered indemnification or            determination that indemnification is permissible. As
           advancement of expenses;                              noted above, PMC Commercial's bylaws provide for such
                                                                 mandatory indemnification, subject to certain
      -    the indemnitee is entitled to further                 exceptions and requirements.
           indemnification or advancement of expenses,
           or both, by virtue of the corporation's exercise             The Texas REIT Act further provides that the
           of its power; or                                      termination of a proceeding by judgment, order,
                                                                 settlement, or conviction, or on a plea of nolo
      -    the indemnitee is fairly and reasonably               contendere or its equivalent, is not of itself
           entitled to indemnification or advancement            determinative that the person did not meet the
           of expenses, or both, in view of all the relevant     requirements for indemnification set forth in the Texas
           circumstances, regardless of whether such             REIT Act.
           person met the required standard of conduct.
                                                                        The indemnification provided for in PMC
                                                                 Commercial's bylaws is not exclusive and does not
                                                                 preclude any other indemnification rights under the
                                                                 declaration of trust or any law, agreement, vote of
                                                                 shareholders or disinterested trust managers or
                                                                 otherwise, or under policies of insurance purchased and
                                                                 maintained by PMC Commercial on behalf of any
                                                                 indemnitee.

                                              INSPECTION OF BOOKS AND RECORDS

      Under Florida law, a shareholder of a corporation is              Under the Texas REIT Act, any person who has
entitled to inspect and copy, during regular business hours      been a shareholder of record for more than six months
at the corporation's principal office, upon giving the           immediately preceding his demand, or shall be the
corporation written notice of his or her demand at least         record holder of more than 5% of all the outstanding
five business days before the date on which he or she            shares of a Texas REIT, upon written demand stating the
wishes to inspect and copy the following:                        purpose thereof, shall have the right to examine, at
                                                                 any reasonable time or times, for any proper purpose,
      -    the corporation's articles of incorporation;          the Texas REIT's books and records of account and
                                                                 minutes and record of shareholders, and shall be
      -    bylaws;                                               entitled to make extracts from such information.

      - resolutions adopted by its board of directors creating one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if shares issued pursuant to those resolutions are outstanding;

      -    the minutes of all shareholders' meetings and
           records of all action taken by shareholders
           without a meeting for the past
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
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                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
           three years;

      - written communications to shareholders within the past three years, including the financial statements furnished for the past three years;

      - a list of the names and business street addresses of its current directors and officers; and

      - the corporation's most recent annual report delivered to the Florida Department of State.

       A shareholder of a Florida corporation is entitled to inspect and copy, during regular business hours at a reasonable location specified by the corporation, certain additional books and records if:

      - the shareholder's demand is made in good faith and for a purpose reasonably related to the person's interest as a shareholder;

      - the shareholder describes with reasonable particularity his or her purpose and the records desired;

      - the records are directly connected with the purpose; and

      - the shareholder gives the corporation written notice of her demand at least five business days before the date of inspection.

       A Florida corporation may deny certain demands for inspection if such demand was made for an improper purpose or if the demanding shareholder has, within two years preceding the demand, sold or offered for sale any list of shareholders of the corporation or any other corporation, has aided or abetted any person in procuring a list of shareholders for such purposes or has improperly used any information secured through any prior examination of the corporation or any other corporation.

                                AMENDMENT TO ARTICLES OF INCORPORATION/DECLARATION OF TRUST

       Florida law permits the board of directors to                    The PMC Commercial declaration of trust
approve without shareholder approval certain limited             provides that it may be amended with the affirmative
changes to a corporation's articles of incorporation. If         vote of the holders of at least two-thirds of the
the articles of incorporation permit the board to authorize      outstanding shares.
a series of preferred stock without shareholder approval,
the board of directors may also amend the articles of
incorporation to include the designations, rights and
preferences of such series without shareholder approval.

       Most other changes, however, to the articles of incorporation must be approved under Florida law by the board of directors and shareholders. The shareholders must approve the amendment as follows:

      -    any voting group with respect to which the
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
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                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
           amendment would create dissenters' rights must
           approve the amendment by a majority of the votes
           entitled to be cast on the amendment by such
           voting group; and

      - with respect to every other voting group, the number of votes cast in favor of the amendment must exceed the number of votes cast against the amendment.

       Further, PMC Capital's articles of incorporation prohibit an amendment or repeal of its provisions governing the board of directors, or the adoption of any provision inconsistent with such provisions, without the approval of the holders of at least 80% of the voting power of all shares entitled to vote for the election of directors.

                                                    AMENDMENT OF BYLAWS

       PMC Capital's bylaws provide that the board of                   The Texas REIT Act provides, among other things,
directors may amend the bylaws;  provided that any amendment     that the trust managers of a Texas REIT may amend or
thereto as adopted by the board of directors may be amended      repeal the Texas REIT's bylaws or adopt new bylaws unless
or repealed by vote of the shareholders entitled to vote         the Texas REIT's declaration of trust or the Texas REIT
thereon, and no bylaw amended or adopted by a vote of the        Act reserves the power exclusively to the shareholders in
shareholders may be amended or repealed by a vote of the         whole or in part. Further, the Texas REIT Act provides
board of directors until two years have expired after such       that unless the declaration of trust or a bylaw adopted by
vote.                                                            the shareholders provides otherwise as to all or some
                                                                 portion of a Texas REIT's bylaws, a Texas REIT's
                                                                 shareholders may amend, repeal or adopt the Texas REIT's
                                                                 bylaws even though the bylaws may also be amended,
                                                                 repealed or adopted by its trust managers.

                                                                        PMC Commercial's declaration of trust currently
                                                                 has no provision addressing the procedures for amending,
                                                                 repealing or adopting bylaws. PMC Commercial's bylaws
                                                                 currently provide that except as provided by applicable
                                                                 law or PMC Commercial's declaration of trust, the power
                                                                 to alter, amend, repeal or adopt bylaws is vested in the
                                                                 shareholders, and any such action requires the
                                                                 affirmative vote of a majority of PMC Commercial's
                                                                 outstanding shares. However, it is unclear whether the
                                                                 language of such provision would be sufficient under the
                                                                 Texas REIT Act to act as an exclusive reservation to the
                                                                 shareholders of the power to amend, repeal or adopt
                                                                 bylaws. Furthermore, even if the language of the bylaw
                                                                 provision is sufficient to act as an exclusive
                                                                 reservation of power to the shareholders, it is not clear
                                                                 whether the bylaw provision would be valid under the
                                                                 Texas REIT Act, which requires such exclusive reservation
                                                                 of power to be included in the declaration of trust, and
                                                                 not the bylaws. For these reasons, the PMC Commercial
                                                                 board of trust managers has proposed to amend the
                                                                 declaration of trust to specifically authorize the board
                                                                 of trust managers to adopt, amend or repeal the PMC
                                                                 Commercial bylaws
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
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                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
                                                                 from time to time.

                                                  AFFILIATED TRANSACTIONS

       Florida law establishes special requirements with                The Texas REIT Act has no comparable
respect to "affiliated transactions" (including a merger,        provision. However, PMC Commercial's declaration of
consolidation, sale, lease, exchange, or transfer) between       trust generally limits individual ownership to 9.8%
a corporation and any "interested shareholder" who               based on value and number of shares.
beneficially owns more than 10% of the outstanding voting
shares of the corporation, subject to certain exemptions. In general, in addition to any affirmative vote required by any other section of this act or by the articles of
incorporation, affiliated transactions must be approved by
the affirmative vote of the holders of two-thirds of the
voting shares other than the shares beneficially owned by
the interested shareholder. The voting requirement, however, does not apply if for example, the transaction has been
approved by a majority of disinterested directors, the
interested shareholder has been the beneficial owner of at
least 80% of the outstanding stock of the corporation for
at least five years preceding the announcement date, or the
corporation is an investment company registered under the
1940 Act.
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
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                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
                                                 CONTROL SHARE ACQUISITIONS

       Florida law provides that "control shares" of a                  The Texas REIT Act has no comparable
Florida corporation acquired in a control share acquisition      provision. However, PMC Commercial's declaration of
are shares that when added to all other shares of the            trust generally limits individual ownership to 9.8%
issuing public corporation owned by a person or in respect       based on value and number of shares.
to which that person may exercise or direct the exercise of
voting power, would entitle that person, immediately after
acquisition of the shares, directly or indirectly, alone or
as a part of a group, to exercise or direct the exercise of
the voting power of the issuing public corporation in the
election of directors within any of the following ranges of
voting power:

      - one-fifth or more but less than one-third of all voting power;

      - one-third or more but less than a majority of all voting power; or

      -    a majority or more of all voting power.

       A "control share acquisition" means the acquisition, directly or indirectly, of control shares subject to certain exemptions. All shares, the beneficial ownership of which is acquired within 90 days before or after the date of the acquisition of the beneficial ownership of shares which result in a control share acquisition, and all shares the beneficial ownership of which is acquired pursuant to a plan to make a control share acquisition shall be deemed to have been acquired in the same acquisition. One who acquires shares in the ordinary course of business or for the benefit of others in good faith will be able to exercise the votes without further instruction from others.

       A person who has made or proposed to make a control share acquisition and who gives an undertaking to pay the corporation's expenses of a special meeting, within 10 days thereafter, may compel the board of directors of the corporation to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the matter shall be presented to the next special or annual meeting of the shareholders.

       Control shares acquired in a control share acquisition have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the shareholders of the issuing public corporation.

       The acquisition of any shares of an issuing public corporation does not constitute a control share acquisition if the acquisition is consummated pursuant to a merger or
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
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                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
share exchange if the issuing public company is a party to
the agreement of merger or plan of share exchange.

                                                 LIABILITY OF SHAREHOLDERS

       Generally, Florida law provides that a shareholder               Like Florida law, the Texas REIT Act generally
or subscriber for shares is not obligated to a Florida           limits a shareholder's or subscriber's obligation to a
corporation or its creditors with respect to such shares         Texas REIT or its creditors to full payment of the
other than the obligation to pay to the corporation the          consideration for the shares. A shareholder of a Texas
full consideration for which the shares were issued or to        REIT will not be liable for any contractual obligation
be issued. Such an obligation may be enforced by the             of a Texas REIT on the basis (1) that the person is or
corporation and its successors or assigns;  by a shareholder     was the alter ego of a Texas REIT, or (2) of actual or
suing derivatively on behalf of the corporation; by a            constructive fraud, a sham to perpetrate a fraud, or
receiver, liquidator, or trustee in bankruptcy; or by            similar theory, unless the obligee demonstrates that
another person having the legal right to marshal the assets      the shareholder caused the Texas REIT to be used for
of such corporation.                                             the purpose of perpetrating and did perpetrate an
                                                                 actual fraud on the obligee primarily for the direct
                                                                 personal benefit of the shareholder. A holder of shares
                                                                 in a Texas REIT is not under any obligation to the Texas
                                                                 REIT or to its obligees with respect to any obligation of
                                                                 the Texas REIT on the basis of the failure of the Texas
                                                                 REIT to observe any formality, including the failure to
                                                                 comply with any requirement of the Texas REIT Act or of
                                                                 the declaration of trust or bylaws, or observe any
                                                                 requirement prescribed by the Texas REIT Act or by the
                                                                 declaration of trust or bylaws for actions taken by the
                                                                 Texas REIT, its trust managers, or its shareholders.
                                                                 These limitations in the Texas REIT Act are exclusive and
                                                                 are not preempted by common law or otherwise. Like the
                                                                 Texas REIT Act, PMC Commercial's declaration of trust
                                                                 provides that no shareholder will be personally liable
                                                                 for any of PMC Commercial's obligations. To the extent,
                                                                 however, that the Texas REIT conducts operations in
                                                                 another jurisdiction where the law of such jurisdiction
                                                                 (1) does not recognize the limitations of liability
                                                                 afforded by contract, the Texas REIT Act and the
                                                                 declaration of trust, and (2) does not provide similar
                                                                 limitations of liability applicable to real estate
                                                                 investments or other trusts, a third party could attempt,
                                                                 under limited circumstances, to assert a claim against a
                                                                 shareholder. PMC Commercial believes, based on its
                                                                 current operating structure and its review of relevant
                                                                 law, that there should not be a material risk of such
                                                                 liability. PMC Commercial has taken and will continue to
                                                                 take such actions as it considers necessary or advisable
                                                                 in order to eliminate or minimize, to the extent
                                                                 possible, any such risk of liability.

                                     VOTE ON MERGER OR SALE OF SUBSTANTIALLY ALL ASSETS

      Under Florida law, the board of directors must                    Under the Texas REIT Act, the board of trust
recommend a plan of merger, share exchange or sale of            managers must adopt a resolution recommending that a
substantially all of a corporation's assets to its               plan of merger or share exchange or a sale of all or
shareholders. It may also submit such transaction to the         substantially all the assets of a Texas REIT be
shareholders without a recommendation if it communicates         adopted, except that the board of trust managers may
the basis for its determination to the                           decide not to make such a recommendation but submit the
                                                                 plan to

------------------------------------------------------------------------------------------------------------------------------
                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
shareholders. The holders of a majority of all votes             shareholders and communicate the basis for the
entitled to be cast on such matter must approve the              determination that no recommendation would be given.
transaction.                                                     The holders of at least two-thirds of the outstanding
                                                                 shares must approve the plan of merger or share
      However, the vote of the shareholders of a surviving       exchange.
corporation in a merger is not required if the articles of
incorporation of the surviving corporation will not change              However, the vote of the shareholders of a
and each shareholder will hold the same number of shares         surviving Texas REIT in a merger is not required if:
with identical designations, preferences, limitations and
relative rights.                                                        -    the declaration of trust will not change as a
                                                                             result of the merger;

                                                                        -    each shareholder will hold the same number of
                                                                             shares, with identical designations,
                                                                             preferences, limitations and relative rights;

                                                                        -    the voting power of the number of voting
                                                                             shares immediately after the merger, plus the
                                                                             voting power of the number of voting shares
                                                                             issuable as a result of the merger, will not
                                                                             exceed by more than 20% the voting power of
                                                                             the total number of voting shares immediately
                                                                             before the merger;

                                                                        -    the number of participating shares
                                                                             immediately after the merger, plus the number
                                                                             of participating shares issuable as a result
                                                                             of the merger, will not exceed by more than
                                                                             20% the total number of participating shares
                                                                             immediately before the merger; and

                                                                        -    the trust managers adopt a resolution
                                                                             approving the plan of merger.

                                                     DISSENTERS' RIGHTS

      Under Florida law, shareholders of a corporation are              Under the Texas REIT Act, shareholders of a
entitled to dissenters' rights in connection with:               Texas REIT are entitled to dissenters' rights in
                                                                 connection with:
      -    certain mergers and share exchanges to which the
           corporation is a party;                                      -    a plan of merger to which the Texas REIT is a
                                                                             party if shareholder approval is required
      -    consummation of a sale or exchange of all or                      and the shareholder holds shares of class
           substantially all of the corporation's assets                     or series that was entitled to vote on
           requiring shareholder approval;                                   the plan of merger;

      -    the approval of a control share acquisition;                 -    any sale, lease, exchange or other disposition
                                                                             (other than pledges or mortgages), of all, or
      -    amendments to the articles of incorporation that                  substantially all, of the property and assets,
           adversely affect shareholders in certain                          with or without goodwill, of a REIT requiring
           enumerated ways; and                                              shareholder approval under the Texas REIT Act; or

      -    any transaction where the articles of
           incorporation provides for dissenters' rights.               -    any plan of exchange in which the shares of the
                                                                             Texas REIT of the class or series held by
                                                                             the shareholder are to be acquired.
      However, unless the articles of incorporation
provide otherwise, shareholders are not entitled to                     Notwithstanding the foregoing, a shareholder
exercise dissenters' rights with respect to a proposed           may not dissent from any plan of merger in which there
merger, share exchange or sale of property, if the shares
held by such shareholders:

------------------------------------------------------------------------------------------------------------------------------
                          PMC CAPITAL                                                   PMC COMMERCIAL
------------------------------------------------------------------------------------------------------------------------------
      -    are registered on a national securities exchange      is a single surviving or new domestic or foreign
           or quoted on the NASDAQ National Market; or           corporation, REIT, partnership, or other entity, or
                                                                 from any plan of exchange if:
      -    held of record by 2,000 shareholders or more.

                                                                        -    the shares held by the shareholder are part
                                                                             of a class or series, and on the record date
                                                                             the shares are listed on a national
                                                                             securities exchange or quoted on the NASDAQ
                                                                             National Market or the shares are held by not
                                                                             less than 2,000 holders; and

                                                                        -    the shareholder is not required by the terms
                                                                             of the plan of merger or exchange to accept
                                                                             any consideration for the shareholder's
                                                                             shares other than:

                                                                          -    shares of an entity that, immediately after
                                                                               the effective date of the merger or
                                                                               exchange, will be a part of a class or
                                                                               series of shares that will be listed or
                                                                               authorized for listing on a national
                                                                               securities exchange, approved for quotation
                                                                               on the NASDAQ National Market, or held of
                                                                               record by not less than 2,000 holders;

                                                                          -    cash in lieu of fractional shares otherwise
                                                                               entitled to be received; or

                                                                          -    any combination of securities or cash
                                                                               described above.

                                            SHAREHOLDER ACTION WITHOUT A MEETING

       Florida law provides that, unless otherwise provided             The Texas REIT Act provides that shareholders
in the articles of incorporation, action required or             may take such action only upon unanimous written
permitted to be taken at an annual or special meeting of         consent, a requirement unattainable by a public company
shareholders may be taken without a meeting, without prior       in most circumstances.
notice, and without a vote if the action is taken by the
holders of outstanding stock of each voting group entitled
to vote thereon having not less than the minimum number of
votes with respect to each voting group that would be
necessary to authorize or take such action at a meeting at
which all voting groups and shares entitled to vote thereon
were present and voted.

       PMC Capital's bylaws provide that action required to be taken may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all PMC Capital shareholders entitled to vote with respect to the subject matter thereof.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

         The following summary of material U.S. Federal income tax consequences that may be relevant to a holder of PMC Commercial common shares is based on current law, is for general information only and is not intended as tax advice. The following discussion, which is not exhaustive of all possible tax consequences, does not include a detailed discussion of any state, local or foreign tax consequences. Nor does it discuss all of the aspects of U.S. Federal income taxation that may be relevant to a prospective holder of PMC Commercial's securities in light of his or her particular circumstances or to certain types of holders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States and persons holding securities as part of a conversion transaction, a hedging transaction or as a position in a straddle for tax purposes) who are subject to special treatment under the U.S. Federal income tax laws.

         The statements in this discussion are based on current provisions of the Internal Revenue Code existing, temporary and currently proposed Treasury Regulations under the Internal Revenue Code, the legislative history of the Internal Revenue Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this discussion with respect to transactions entered into or contemplated prior to the effective date of such changes. Any such change could apply retroactively to transactions preceding the date of the change. PMC Commercial does not plan to request any rulings from the IRS concerning its tax treatment and the statements in this discussion are not binding on the IRS or any court. Thus, PMC Commercial can provide no assurance that these statements will not be challenged by the IRS or that such challenge will not be sustained by a court.

         THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER OF SECURITIES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         PMC Commercial has elected to be treated as a REIT under Sections 856 through 860 of the Internal Revenue Code for U.S. Federal income tax purposes commencing with its taxable year ended December 31, 1993. PMC Commercial believes that it has been organized and has operated in a manner that qualifies for taxation as a REIT under the Internal Revenue Code. PMC Commercial also believes that it will continue to operate in a manner that will preserve its status as a REIT. PMC Commercial cannot, however, assure you that such requirements will be met in the future.

         It is a condition to the completion of the merger that PMC Commercial receive an opinion from Locke Liddell & Sapp, its legal counsel, to the effect that it qualified as a REIT under the Internal Revenue Code for its taxable year ended December 31, 2000 and all years thereafter through its taxable year ended December 31, 2003 and that PMC Commercial's proposed manner of operation and diversity of equity ownership should enable it to continue to satisfy the requirements for qualification as a REIT in taxable year 2004 if it operates in accordance with the methods of operations described herein including its representations concerning its intended method of operation. However, you should be aware that opinions of counsel are not binding on the IRS or on the courts, and, if the IRS were to challenge these conclusions, no assurance can be given that these conclusions would be sustained in court. The opinion of Locke Liddell & Sapp will be based on various assumptions as well as on certain representations made by PMC Commercial as to factual matters, including a factual representation letter provided by PMC Commercial. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results, asset diversification, distribution levels and diversity of stock ownership. Locke Liddell & Sapp will not monitor PMC Commercial's compliance with these requirements. While PMC Commercial expects to satisfy these tests, and will use its best efforts to do so, no assurance can be given that it will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect it and its shareholders. See "--Failure to Qualify as a REIT." The following is a summary of the material U.S. Federal income tax considerations affecting PMC Commercial as a REIT and the holders of its securities. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code and these rules and regulations.

REIT QUALIFICATION

         PMC Commercial must be organized as an entity that would, if it does not maintain its REIT status, be taxable as a regular corporation. PMC Commercial cannot be a financial institution or an insurance company. PMC Commercial must be managed by one or more trust managers. Its taxable year must be the calendar year. Its beneficial ownership must be evidenced by transferable shares. Its capital shares must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of PMC Commercial's capital shares may be held, directly or indirectly, applying the applicable constructive ownership rules of the Internal Revenue Code, by five or fewer individuals at any time during the last half of each of its taxable years. PMC Commercial must also meet certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

         PMC Commercial's outstanding common shares are owned by a sufficient number of investors and in appropriate proportions to permit it to satisfy these share ownership requirements. To protect against violations of these share ownership requirements, its declaration of trust provides that no person is permitted to own, applying constructive ownership tests set forth in the Internal Revenue Code, more than 9.8% of its outstanding common shares, unless the trust managers (including a majority of the independent trust managers) are provided evidence satisfactory to them in their sole discretion that its qualification as a REIT will not be jeopardized. In addition, PMC Commercial's declaration of trust contains restrictions on transfers of capital shares, as well as provisions that automatically convert common shares into excess securities to the extent that the ownership otherwise might jeopardize its REIT status. These restrictions, however may not ensure that PMC Commercial will, in all cases, be able to satisfy the share ownership requirements. If PMC Commercial fails to satisfy these share ownership requirements, except as provided in the next sentence, its status as a REIT will terminate. However, if it complies with the rules contained in applicable Treasury Regulations that require it to ascertain the actual ownership of its shares and it does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the 50% requirement described above, PMC Commercial will be treated as having met this requirement. See the section below entitled "-- Failure to Qualify as a REIT."

         To monitor its compliance with the share ownership requirements, PMC Commercial is required to and PMC Commercial does maintain records disclosing the actual ownership of its common shares. To do so, it will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of PMC Commercial's records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

         PMC Commercial currently satisfies, and expects to continue to satisfy, each of these requirements discussed above. PMC Commercial also currently satisfies, and expects to continue to satisfy, the requirements that are separately described below concerning the nature and amounts of its income and assets and the levels of required annual distributions.

         SOURCES OF GROSS INCOME

         In order to qualify as a REIT for a particular year, PMC Commercial also must meet two tests governing the sources of its income - a 75% gross income test and a 95% gross income test. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. The Internal Revenue Code allows a REIT to own and operate a number of its properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Internal Revenue Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of income of the REIT. Immediately after the merger, it is anticipated that PMC Commercial will own several qualified REIT subsidiaries and other entities that are disregarded as separate from PMC Commercial.

         In the case of a REIT which is a partner in a partnership or any other entity such as a limited liability company that is treated as a partnership for U.S. Federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to its proportionate share of the income of the partnership. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of
Section 856 of the Internal Revenue Code, including satisfying the gross income tests and the asset tests. Thus, PMC Commercial's proportionate share of the assets and items of income of any partnership in which it owns an interest are treated as its assets and items of income for purposes of applying the requirements described in this discussion, including the income and asset tests described below.

         75% GROSS INCOME TEST

         At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to PMC Commercial are:

         -        rents from real property;

         -        interest on loans secured by real property;

         - gains from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of PMC Commercial's business, referred to below as "dealer property");

         - income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property ("foreclosure property");

         - distributions on, or gain from the sale of, shares of other qualifying REITs;

         -        abatements and refunds of real property taxes;

         - amounts received as consideration for entering into agreements to make loans secured by real property or to purchase or lease real property; and

         -        "qualified temporary investment income" (described below).

         In evaluating PMC Commercial's compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and not including certain dealer property PMC Commercial has held for at least four years.

         PMC Commercial expects that substantially all of its operating gross income will be considered interest income from loans secured by real property, rent from real property and dividends from its taxable REIT subsidiaries (defined below). Interest on debt secured by mortgages on real property or on interests in real property generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a mortgage loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date PMC Commercial acquired or originated the mortgage loan, a portion of the interest income from such mortgage loan will not be qualifying income for purposes of the 75% gross income test (but will be qualifying income for purposes of the 95% gross income test). The portion of the income that will not be qualifying income for purposes of the gross income test will be equal to the portion of the principal amount of the loan that is not considered secured by real property.

         The term "interest," as defined for purposes of the 75% and 95% gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, the term "interest" generally does not exclude an amount solely because it is based on a fixed percentage or percentages of receipts or sales. The term "interest" also generally does not exclude an amount solely because it is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the related property from leasing such property, to the extent that the amounts received by the debtor would be characterized as "rents from real property" if the REIT received such amounts. Furthermore, if a loan contains a provision that entitles a REIT to a percentage of the borrower's gain upon the sale of the secured property or a percentage of the appreciation in the property's value as of a certain date (a "shared appreciation provision"), income attributable to such provision will be treated as gain from the sale of the secured property, which may or may not be qualifying income for purposes of the 75% and 95% gross income tests depending on the nature of the property. If the property is dealer property, PMC Commercial would be subject to a 100% prohibited transaction tax on the shared appreciation.

         Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is not more than 15% of the total rent received or accrued under the lease for the taxable year. PMC Commercial does not expect to earn material amounts in these categories.

         Rent from real property generally does not include rent based on the income or profits derived from the property. However, rent based on a percentage of gross receipts or sales is permitted as rent from real property and PMC Commercial will have leases where rent is based on a percentage of gross receipts or sales. PMC Commercial generally does not intend to lease property and receive rentals based on the tenant's income or profit. Also excluded from "rents from real property" is rent received from a person or corporation in which PMC Commercial (or any of its 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 and
Section 856(d)(5) of the Internal Revenue Code, owns a 10% or greater interest.

         A third exclusion from qualifying rent income covers amounts received with respect to real property if PMC Commercial furnishes services to the tenants or manages or operates the property, other than through an "independent contractor" from whom PMC Commercial does not derive any income or through a "taxable REIT subsidiary." A taxable REIT subsidiary is a corporation in which a REIT owns stock, directly or indirectly, and with respect to which the corporation and the REIT have made a joint election to treat the corporation as a taxable REIT subsidiary. The obligation to operate through an independent contractor or a taxable REIT subsidiary generally does not apply, however, if the services PMC Commercial provides are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax-exempt owner of the property). Further, if the gross income from non-customary services with respect to property is at least 150% of its direct cost of performing such services and is less than 1% of the total gross income derived from the property, then the provision of such non-customary services shall not prohibit the rental income (except the non customary service income) from qualifying as "rents from real property."

         PMC Commercial believes that the only material services generally to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. PMC Commercial does not intend to provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, PMC Commercial believes that substantially all of its rental income will be qualifying income under the gross income tests, and that its provision of services will not cause the rental income to fail to be included under that test.

         Upon the ultimate sale of PMC Commercial's properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

         PMC Commercial is expected to receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received by PMC Commercial from a REIT will be qualifying income in PMC Commercial's hands for purposes of both the 95% and 75% income tests.

         95% GROSS INCOME TEST

         In addition to earning 75% of PMC Commercial's gross income from the sources listed above, 95% of its gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

         PMC Commercial believes that the interest and original issue discount income received from mortgage-backed securities and other mortgage-related assets generally is qualifying income for purposes of the 75% and 95% gross income tests. In some cases, however, the loan amount of a mortgage loan PMC Commercial owns may exceed the value of the real property securing the loan as of the date PMC Commercial acquired or originated the mortgage loan. That scenario could cause a portion of the income from the loan to be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. It also is possible that, in some instances, the interest income from a mortgage loan may be based in part on the borrower's profits or net income. This scenario generally will cause the income from the loan to be non-qualifying income for purposes of both the 75% and the 95% gross income tests. PMC Commercial does not currently own any mortgage loans where interest income is based on the borrower's profits or net income and does not expect to own any such mortgages in the future. PMC Commercial manages its loan portfolio so that substantially all of the income from those assets will be qualifying income for purposes of these tests. Furthermore, PMC Commercial manages its real property so that substantially all of the rent received from such property qualifies as "rents from real property." In summary, PMC Commercial believes that it will be able to satisfy the 75% and 95% gross income tests on a continuing basis. However, PMC Commercial may receive income not described above that is not qualifying income for purposes of the gross income tests. PMC Commercial will monitor the amount of non-qualifying income that its assets produce and PMC Commercial will manage its portfolio to comply at all times with the gross income tests.

         FAILING THE 75% OR 95% TESTS; REASONABLE CAUSE

         As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources, including brokerage commissions or other fees for services rendered. PMC Commercial may receive certain types of that income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and that income, together with other non-qualifying income, is expected to be at all times less than 5% of PMC Commercial's annual gross income. While PMC Commercial does not anticipate that it will earn substantial amounts of non-qualifying income, if non-qualifying income exceeds 5% of its gross income, PMC Commercial could lose its status as a REIT. PMC Commercial will establish taxable REIT subsidiaries to hold assets generating non qualifying income. The gross income generated by these subsidiaries would not be included in its gross income. However, dividends PMC Commercial receives from these subsidiaries would be included in its gross income and qualify for the 95% income test.

         If PMC Commercial fails to meet either the 75% or 95% income tests during a taxable year, it may still qualify as a REIT for that year if (1) it reports the source and nature of each item of its gross income in its U.S. Federal income tax return for that year, (2) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax, and (3) the failure to meet the tests is due to reasonable cause and not to willful neglect. It is not possible, however, to state whether in all circumstances PMC Commercial would be entitled to the benefit of this relief provision. For example, if PMC Commercial fails to satisfy the gross income tests because non-qualifying income that it intentionally accrues or receives causes it to exceed the limits on non-qualifying income, the IRS could conclude that its failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, PMC Commercial will not qualify as a REIT. As discussed below, even if these relief provisions apply, and PMC Commercial retains its status as a REIT, a tax would be imposed with respect to its non-qualifying income. PMC Commercial would be subject to a 100% tax based on the greater of the amount by which it fails either the 75% or 95% income tests (but in the case of the 95% income test, applied only to the extent its qualifying income is less than 90% of its gross income) for that year, times a fraction intended to reflect PMC Commercial's profitability. See "--Taxation as a REIT."

         PROHIBITED TRANSACTION INCOME

         Any gain that PMC Commercial realizes on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including its share of any such gain realized by any subsidiary partnerships), will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect its ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. PMC Commercial intends to hold its and its subsidiary partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning properties, and to make occasional sales of the properties as are consistent with their investment objectives. The IRS may contend, however, that one or more of these sales is subject to the 100% penalty tax.

         PMC Commercial believes that none of its assets are held or have been held for sale to customers and that a sale of any such asset would not be and has not been in the ordinary course of its business. Whether a REIT holds an asset "primarily for sale to customers in the ordinary course of a trade or business" depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. PMC Commercial cannot provide assurance, however, that it will avoid owning property that may be characterized as property that it holds "primarily for sale to customers in the ordinary course of a trade or business."

         CHARACTER OF ASSETS OWNED

         At the close of each calendar quarter of the taxable year, PMC Commercial also must meet three tests concerning the nature of its investments. First, at least 75% of the value of its total assets generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one year period beginning on the date PMC Commercial receives the new capital. The term "real estate assets" also includes regular or residual interests in a real estate mortgage investment conduit ("REMIC"). However, if less than 95% of the assets of a REMIC consist of "real estate assets" (determined as if the REIT held such assets), the REIT will be treated as holding directly its proportionate share of the assets of such REMIC. For purposes of determining what portion of a loan secured by a mortgage on real property constitutes a real estate asset, the IRS has issued a private letter ruling which concludes that it will allow a REIT to utilize the same apportionment methodology described above in the section entitled "- REIT Qualification - 75% Gross Income Test." Pursuant to this methodology, a loan will constitute a real estate asset to the extent that the fair market value of the real property securing a loan equals or exceeds the outstanding principal balance of the loan with such determination made at the time the REIT acquires or originates the loan. However, if the outstanding principal balance of a loan exceeds the fair market value of the real property securing the loan at the time of origination or acquisition, pursuant to this methodology the portion of such loan in excess of the value of the associated real property will not be a qualifying "real estate asset." Because a private letter ruling is directed only to the taxpayer who requested it and it may not be used as precedent, whether this methodology may be applied for purposes of the asset tests is not free from doubt.

         Second, although the balance of its assets generally may be invested without restriction, other than certain debt securities, PMC Commercial will not be permitted to own (1) securities of any one non-governmental issuer that represent more than 5% of the value of PMC Commercial's total assets, (2) securities possessing more than 10% of the voting power of the outstanding securities of any single issuer or (3) securities having a value of more than 10% of the total value of the outstanding securities of any one issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. A REIT may also own more than 10% of the voting power or value of a taxable REIT subsidiary. Third, not more than 20% of the value of a REIT's total assets may be represented by securities of one or more taxable REIT subsidiaries. After the merger, PMC Commercial will own securities of one or more taxable REIT subsidiaries. However, the value of such securities will not exceed 20% of the value of PMC Commercial's total assets. PMC Commercial will monitor its compliance with these tests and will manage its assets to comply with these tests at all times. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

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         PMC Commercial believes that all of its mortgage assets are qualifying assets for purposes of the 75% asset test. However, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan may not be a qualifying "real estate asset." The non-qualifying portion of the mortgage loan may be equal to the portion of the loan amount that exceeds the value of the associated real property. PMC Commercial will monitor the status of assets for purposes of the various asset tests and PMC Commercial will manage its portfolio to comply at all times with such tests.

         After initially meeting the asset tests at the close of any quarter, PMC Commercial will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If PMC Commercial fails to satisfy the asset tests because it acquires securities or other property during a quarter, it can cure this failure by disposing of sufficient non-qualifying assets within 30 days after the close of that quarter. PMC Commercial intends to take such action within the 30 days after the close of any quarter as may be required to cure any noncompliance. If PMC Commercial fails to cure noncompliance with the asset tests within this time period, it would cease to qualify as a REIT.

         ANNUAL DISTRIBUTIONS TO SHAREHOLDERS

         To maintain its REIT status, PMC Commercial generally must distribute as a dividend to its shareholders in each taxable year at least 90% of its net ordinary income. Capital gain is not required to be distributed. More precisely, PMC Commercial must distribute an amount equal to (1) 90% of the sum of (a) its "REIT Taxable Income" before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (2) certain limited categories of "excess non-cash income," including income attributable to leveled stepped rents, cancellation of indebtedness and original issue discount income. REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

         A REIT may satisfy the 90% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year. Other dividends declared before the due date of PMC Commercial's tax return for the taxable year, including extensions, also will be treated as paid in the prior year if they are paid (1) within 12 months of the end of that taxable year and (2) no later than PMC Commercial's next regular distribution payment after the declaration. Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though PMC Commercial may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed for each calendar year to the extent that dividends declared and distributed or deemed distributed on or before December 31 are less than the sum of (a) 85% of its "ordinary income" plus (b) 95% of its capital gain net income plus (c) any undistributed income from prior periods.

         To be entitled to a dividends paid deduction, the amount distributed by a REIT must not be preferential. For example, every shareholder of the class of shares to which a distribution is made must be treated the same as every other shareholder of that class, and no class of shares may be treated otherwise than in accordance with its dividend rights as a class.

         PMC Commercial will be taxed at regular corporate rates to the extent that it retains any portion of its taxable income. For example, if PMC Commercial distributes only the required 90% of its taxable income, it would be taxed on the retained 10%. Under certain circumstances PMC Commercial may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for its funds, or due to timing differences between tax reporting and cash receipts and disbursements (i.e., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although PMC Commercial does not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event these circumstances do occur, then in order to meet the 90% distribution requirement, PMC Commercial may cause its operating partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

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         If PMC Commercial fails to meet the 90% distribution requirement because of an adjustment to its taxable income by the IRS, it may be able to cure the failure retroactively by paying a "deficiency dividend," as well as applicable interest and penalties, within a specified period.

         From time to time, PMC Commercial may experience timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of that income and deduction of such expenses in arriving at its REIT taxable income. For example, PMC Commercial may not deduct recognized capital losses from its REIT taxable income. In addition, PMC Commercial will recognize taxable income in advance of its related cash flow if any of its mortgage-backed securities or mortgage loans are deemed to have original issue discount ("OID"). PMC Commercial generally must accrue OID based on a constant yield method that takes into account projected prepayments but that defers credit losses until they are actually incurred. PMC Commercial also may recognize taxable market discount income when it receives the proceeds from the disposition of, or principal payments on, loans that are "market discount bonds" (i.e., obligations with a stated redemption price at maturity that is greater than its tax basis in such obligations), although such proceeds often will be used to make nondeductible principal payments on related borrowings. PMC Commercial also may recognize "excess inclusion" or other non-cash taxable income from REMIC residual interests and non-REMIC retained ownership interests. Furthermore, PMC Commercial may recognize taxable income without receiving a corresponding cash distribution if it forecloses on or makes a "significant modification" (as defined in Treasury Regulations Section 1.1001-3) to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds PMC Commercial's basis in the original loan. Finally, although certain types of non-cash income are excluded in determining the annual distribution requirement, PMC Commercial will incur U.S. Federal corporate income tax and the 4% excise tax with respect to those non-cash income items if it does not distribute those items on a current basis. As a result of the foregoing, PMC Commercial may have less cash than is necessary to distribute all of its taxable income and thereby avoid U.S. Federal corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, PMC Commercial may need to borrow funds or issue additional common shares.

TAXATION AS A REIT

         As a REIT, PMC Commercial generally will not be subject to U.S. Federal corporate income tax to the extent it currently distributes its REIT taxable income to its shareholders. This treatment effectively eliminates the "double taxation" imposed on investments in most corporations. Double taxation refers to taxation that occurs once at the corporate level when income is earned and once again at the shareholder level when such income is distributed. PMC Commercial generally will be taxed only on the portion of its taxable income that it retains, which will include any undistributed net capital gain, because it will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent that class is entitled to a preference. PMC Commercial does not anticipate that it will pay any of those preferential dividends. Because excess shares will represent a separate class of outstanding shares, the fact that those shares will not be entitled to dividends should not adversely affect PMC Commercial's ability to deduct its dividend payments.

         Even as a REIT, PMC Commercial will be subject to tax in certain circumstances as follows:

         - PMC Commercial would be subject to tax on any income or gain from foreclosure property at the highest corporate rate (currently 35%). Foreclosure property is generally defined as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property;

         - a confiscatory tax of 100% applies to any net income from prohibited transactions which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business;

         - if PMC Commercial fails to meet either the 75% or 95% source of income tests described above, but still qualifies for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (a) the greater of the amount, if

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                  any, by which it failed either the 75% income test or the 95%
                  income test (but in the case of the 95% income test applied only to the extent that PMC Commercial's qualifying income is less than 90% of its gross income), times (b) a fraction intended to reflect its profitability;

         - PMC Commercial will be subject to the alternative minimum tax on items of tax preference, excluding items specifically allocable to its shareholders;

         - if PMC Commercial should fail to distribute with respect to each calendar year at least the sum of (a) 85% of its REIT ordinary income for that year, (b) 95% of its REIT capital gain net income for that year, and (c) any undistributed taxable income from prior years, PMC Commercial would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed;

         - PMC Commercial also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets that it acquires from a C corporation in certain tax-free corporate transactions (such as tax-free reorganizations and tax-free liquidations of wholly-owned subsidiaries), to the extent the gain is recognized during the first ten years after it acquires those assets. Built-in gain is the excess of (a) the fair market value of the asset over (b) PMC Commercial's adjusted basis in the asset, in each case determined as of the beginning of the ten-year recognition period. The results described in this paragraph with respect to the recognition of built-in gain assume that PMC Commercial will not make an election to be taxed currently on the built-in gain as a result of the merger, and reflect that some of the corporate subsidiaries of PMC Capital will become qualified REIT subsidiaries of PMC Commercial and therefore will be deemed for U.S. Federal income tax purposes to be liquidated into PMC Commercial on a tax-free basis. To the extent that such a subsidiary is subject to taxation as a C corporation at the time of the deemed liquidation, the built-in gain attributable to the assets of such subsidiary will be taxed to the extent the built-in gain is recognized during the first ten years after the merger. This provision will also apply to the tax-free merger of PMC Capital into PMC Commercial if PMC Capital does not qualify as a RIC for U.S. Federal income tax purposes for its final taxable year ending on the date of the merger and instead is taxed as a C corporation for such short taxable year; and

         - PMC Commercial will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

         REITs generally will incur tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected with the production of such income. "Foreclosure property" is any real property (including interests in real property) and any personal property incident to such real property that meets the following requirements:

         - the REIT acquires the property when the REIT bids in such property at foreclosure, or otherwise reduces such property to ownership or possession by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT that such property secured;

         - the REIT acquired the related loan when default was not imminent or anticipated; and

         -        the REIT elects to treat the property as foreclosure property.

PMC Commercial anticipates that if it receives any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, it will make an election to treat the related property as foreclosure property to the extent it is eligible to make such election. Alternatively, PMC Commercial may transfer the asset to a taxable REIT subsidiary.

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         Property is not eligible for the election to be treated as foreclosure property if a REIT acquires the related loan while default is imminent or anticipated. Therefore, if PMC Commercial acquires a non-performing or under-performing loan and it later acquires the collateral by foreclosure, the collateral will not qualify as foreclosure property if default was imminent or anticipated when it acquired the loan. If so, the income it receives with respect to such ineligible property will not be qualifying income for purposes of the 75% and 95% gross income test (for example, in the case of a foreclosure of a hotel) unless the income would otherwise satisfy these qualifying income requirements. PMC Commercial does not believe that it has acquired any loans while default is imminent or anticipated.

         A tax is imposed on a REIT equal to 100% of redetermined rents, redetermined deductions and excess interest paid by a taxable REIT subsidiary to a REIT. Redetermined rents are generally rents from real property paid by a taxable REIT subsidiary to a REIT which would otherwise be reduced on distribution, apportionment or allocation to clearly reflect income as a result of services furnished or rendered by the taxable REIT subsidiary to tenants of the REIT. There are a number of exceptions with regard to redetermined rents, which are summarized below.

         - Redetermined rents do not include amounts received directly or indirectly by a REIT for customary services.

         - Redetermined rents do not include de minimis payments received by the REIT with respect to non-customary services rendered to the tenants of a property owned by the REIT that do not exceed 1% of all amounts received by the REIT with respect to the property.

         - The redetermined rent provisions do not apply with respect to any services rendered by a taxable REIT subsidiary to the tenants of the REIT, as long as the taxable REIT subsidiary renders a significant amount of similar services to persons other than the REIT and to tenants who are unrelated to the REIT or the taxable REIT subsidiary or the REIT tenants, and the charge for these services is substantially comparable to the charge for similar services rendered to such unrelated persons.

         - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to a tenant of a REIT if the rents paid by tenants leasing at least 25% of the net leasable space in the REIT's property who are not receiving such services are substantially comparable to the rents paid by tenants leasing comparable space who are receiving the services and the charge for the services is separately stated.

         - The redetermined rent provisions do not apply to any services rendered by a taxable REIT subsidiary to tenants of a REIT if the gross income of the taxable REIT subsidiary from these services is at least 150% of the taxable REIT subsidiary's direct cost of rendering the service.

         - The Secretary of the Treasury has the power to waive the tax that would otherwise be imposed on redetermined rents if the REIT establishes to the satisfaction of the Secretary that rents charged to tenants were established on an arm's length basis even though a taxable REIT subsidiary provided services to the tenants.

         Redetermined deductions are deductions, other than redetermined rents, of a taxable REIT subsidiary if the amount of these deductions would be decreased on distribution, apportionment or allocation to clearly reflect income between the taxable REIT subsidiary and the REIT. Excess interest means any deductions for interest payments made by a taxable REIT subsidiary to the REIT to the extent that the interest payments exceed a commercially reasonable rate of interest.

FAILURE TO QUALIFY AS A REIT

         For any taxable year in which PMC Commercial fails to qualify as a REIT and certain relief provisions do not apply, it would be taxed at regular corporate rates, including alternative minimum tax rates on all of its taxable

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income. Distributions to its shareholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available for distribution to its shareholders and, because the shareholders would continue to be taxed on the distributions they receive, the net after tax yield to the shareholders from their investment likely would be reduced substantially. As a result, failure to qualify as a REIT during any taxable year could have a material adverse effect on an investment in PMC Commercial's common shares. If PMC Commercial loses its REIT status, unless certain relief provisions apply, it would not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which its election was terminated. It is not possible to state whether in all circumstances PMC Commercial would be entitled to this statutory relief.

TAXABLE MORTGAGE POOLS

         An entity, or a portion of an entity, may be classified as a taxable mortgage pool ("TMP") under the Internal Revenue Code if (1) substantially all of its assets consist of debt obligations or interests in debt obligations, (2) more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates, (3) the entity has issued debt obligations (liabilities) that have two or more maturities, and (4) the payments required to be made by the entity on its debt obligations (liabilities) "bear a relationship" to the payments to be received by the entity on the debt obligations that it holds as assets. Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise "substantially all" of its assets, and therefore the entity would not be treated as a TMP.

         Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. Federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to U.S. Federal corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the shareholders of the REIT. The Treasury Department has not yet issued regulations to govern the treatment of shareholders as described below. A portion of the REIT's income from the TMP arrangement, which might be non-cash accrued income, could be treated as "excess inclusion income". This income would nonetheless be subject to the distribution requirements that apply to the REIT, and could therefore adversely affect its liquidity. Moreover, the REIT's excess inclusion income would be allocated among its shareholders. A shareholder's share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the shareholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of shareholders that are otherwise generally exempt from U.S. Federal income tax, and (iii) would result in the application of U.S. Federal income tax withholding at the maximum rate, without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign shareholders. To the extent that excess inclusion income is allocated to a tax-exempt shareholder of a REIT that is not subject to unrelated business income tax (such as government entities), the REIT would be taxable on this income at the highest applicable federal corporate tax rate (currently 35%). The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors.

         If a subsidiary partnership of PMC Commercial, not wholly-owned by PMC Commercial directly or through one or more disregarded entities were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. Federal income tax purposes, and would potentially be subject to U.S. Federal corporate income tax. In addition, this characterization would alter PMC Commercial's REIT income and asset test calculations, and could aversely affect its compliance with those requirements. PMC Commercial believes that it has no subsidiary partnerships that are or will become TMPs, and intends to monitor the structure of any TMPs in which it has an interest to ensure that they will not adversely affect its status as a REIT.

RECENT LEGISLATION TO REDUCE THE MAXIMUM TAX RATE ON CERTAIN CORPORATE DIVIDENDS

         On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, that reduces the tax rate on both dividends and long-term capital gains for individuals and certain other non-

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corporate taxpayers to 15% until December 31, 2008. This reduced tax rate generally will not apply to ordinary REIT dividends, which will continue to be taxed at the higher tax rates applicable to ordinary income (a maximum rate of 35% under the new legislation). However, the new 15% tax rate will apply to (i) long-term capital gains recognized on the disposition of REIT shares; (ii) REIT capital gain distributions (except to the extent attributable to real estate depreciation, in which case such distributions would continue to be subject to a 25% tax rate), (iii) REIT dividends attributable to dividends received by the REIT from non-REIT corporations, including taxable REIT subsidiaries, and (iv) REIT dividends attributable to certain income that was subject to corporate income tax at the REIT level (e.g., when it distributes taxable income that had been retained and taxed at the REIT level in the prior taxable year). This legislation could cause shares in non-REIT corporations to be a more attractive investment to individual investors than shares in REITs. The legislation could have an adverse effect on the market price of PMC Commercial common shares.

TAXATION OF TAXABLE U.S. SHAREHOLDERS

         Except as discussed below, distributions generally will be taxable to taxable U.S. shareholders as ordinary income to the extent of PMC Commercial's current or accumulated earnings and profits. PMC Commercial may generate cash in excess of its net earnings. If PMC Commercial distributes cash to shareholders in excess of its current and accumulated capital earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of current and PMC Commercial's accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss. Distributions PMC Commercial makes, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations. For purposes of determining whether distributions to holders of common shares are out of current or accumulated earnings and profits, its earnings and profits will be allocated first to the outstanding preferred shares, if any, and then to the common shares.

         Dividends PMC Commercial declares in October, November, or December of any year and payable to a shareholder of record on a specified date in any of these months shall be treated as both paid by PMC Commercial and received by the shareholder on December 31 of that year, provided PMC Commercial actually pays the dividend on or before January 31 of the following calendar year. Shareholders may not include in their own income tax returns any of PMC Commercial's net operating losses or capital losses.

         Distributions that PMC Commercial properly designates as capital gain dividends will be taxable to taxable U.S. shareholders as gains from the sale or disposition of a capital asset to the extent that they do not exceed its actual net capital gain for the taxable year. Depending on the tax characteristics of the assets which produced these gains, and on certain designations, if any, which PMC Commercial may make, these gains may be taxable to non-corporate U.S. shareholders at a 15% or 25% rate. U.S. shareholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

         PMC Commercial may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If PMC Commercial makes this election, it would pay tax on its retained net long-term capital gains. In addition, to the extent PMC Commercial designates, a U.S. shareholder generally would:

         - include its proportionate share of PMC Commercial's undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of PMC Commercial's taxable year falls;

         - be deemed to have paid the capital gains tax imposed on PMC Commercial on the designated amounts included in the U.S. shareholder's long-term capital gains;

         - receive a credit or refund for the amount of tax deemed paid by it;

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         -        increase the adjusted basis of its common shares by the
                  difference between the amount of includable gains and the tax deemed to have been paid by it; and

         - in the case of a U.S. shareholder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

         Distributions PMC Commercial makes and gains arising from the sale or exchange by a U.S. shareholder of its shares will not be treated as income from a passive activity, within the meaning of Section 469 of the Internal Revenue Code, since income from a passive activity generally does not include dividends and gain attributable to the disposition of property that produces dividends. As a result, U.S. shareholders subject to the passive activity rules will generally be unable to apply any "passive losses" against this income or gain. Distributions PMC Commercial makes, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of its shares, however, will be treated as investment income if a shareholder so elects, in which case the capital gain is taxed at ordinary income rates.

         Generally, gain or loss realized by a shareholder upon the sale of shares will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend from PMC Commercial and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

         In any year in which PMC Commercial fails to qualify as a REIT, the shareholders generally will continue to be treated in the same fashion described above, except that none of PMC Commercial's dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction and the shareholders will not be required to report any share of PMC Commercial's tax preference items.

         PMC Commercial's investments may cause it under certain circumstances to recognize taxable income in excess of its economic income (non-cash income) and to experience an offsetting excess of economic income over its taxable income in later years. As a result, U.S. shareholders may from time to time be required to pay U.S. Federal income tax on distributions that economically represent a return of capital, rather than a dividend. Such distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for U.S. Federal income tax purposes. Accordingly, if PMC Commercial receives non-cash income, its U.S. shareholders may incur federal income tax with respect to such income on an accelerated basis (i.e., before the U.S. shareholders realize such income in an economic sense). Taking into account the time value of money, such an acceleration of U.S. Federal income tax liabilities would cause shareholders to receive an after-tax rate of return on an investment in the REIT that would be less than the after-tax rate of return on an investment with an identical before-tax rate of return that did not generate non-cash income. PMC Commercial will consider the potential effects of non-cash income on its taxable U.S. shareholders in managing its investments.

         To the extent that PMC Commercial owns REMIC residual interests, its U.S. shareholders likely may not offset certain portions of the dividend income they receive with their current deductions or net operating loss carryovers or carrybacks. This limitation would apply to the portion of a U.S. shareholder's dividends equal to its allocable share of any "excess inclusion" derived with respect to its REMIC residual interests. Its "excess inclusion" for any calendar quarter will equal the excess of its income from REMIC residual interests over its "daily accruals" with respect to such interests for the calendar quarter. Daily accruals for a calendar quarter are computed by allocating to each date on which a REMIC residual interest is owned a ratable portion of the product of (i) the "adjusted issue price" of the REMIC residual interest at the beginning of the quarter and (ii) 120% of the long-term federal interest rate (adjusted for quarterly compounding) on the date of issuance of the REMIC residual interest. To the extent provided in Treasury Regulations, if PMC Commercial owns a REMIC residual interest that does not have significant value, the "excess inclusion" that PMC Commercial derives from such REMIC residual interest will be deemed to be equal to the entire amount of income PMC Commercial derives from such REMIC residual interest. Furthermore, if PMC Commercial owns stock in other REITs that own REMIC residual interests, a portion of the dividends that PMC Commercial receives from such REITs may be treated as "excess inclusion." Those dividends may cause a portion of the dividends that PMC Commercial pays to its shareholders also to be treated as "excess inclusion."

         If PMC Commercial (or one of its qualified REIT subsidiaries) issues debt obligations secured by its mortgage loans in non-REMIC transactions, PMC Commercial or such mortgage loans may be treated as a TMP under the Internal Revenue Code if the payments on the debt obligations bear a relationship to the payments on the underlying mortgage loans. In such a case, a portion or all of the taxable income generated by PMC Commercial's retained ownership interest in the mortgage loans constituting a TMP may be characterized as "excess inclusion" and allocated pro rata among its U.S. shareholders. U.S. shareholders would not be permitted to offset certain portions of their dividend income that are attributable to the non-REMIC transactions with their current deductions of net operating loss carryovers or carrybacks. See "-Taxable Mortgage Pools."

BACKUP WITHHOLDING

         PMC Commercial will report to its shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a shareholder is subject to backup withholding, PMC Commercial will be required to deduct and withhold from any dividends payable to that shareholder a backup withholding tax. These rules may apply (1) when a shareholder fails to supply a correct taxpayer identification number, (2) when the IRS notifies PMC Commercial that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (3) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder's federal income tax liability. PMC Commercial also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non foreign status.

TAXATION OF TAX-EXEMPT ENTITIES

         In general, a tax-exempt entity that is a shareholder will not be subject to tax on distributions or gain realized on the sale of shares. A tax-exempt entity may be subject to unrelated business taxable income ("UBTI"), however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code. In determining the number of shareholders a REIT has for purposes of the "50% test" described above under "--REIT Qualification," generally, any shares held by tax-exempt employees' pension and profit sharing trusts which qualify under
Section 401(a) of the Internal Revenue Code and are exempt from tax under
Section 501(a) of the Internal Revenue Code ("qualified trusts") will be treated as held directly by its beneficiaries in proportion to their interests in the trust and will not be treated as held by the trust.

         A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the "look-thru" rule with respect to the 50% test discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. PMC Commercial does not currently meet either of these requirements.

         For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, income from an investment in PMC Commercial's capital stock will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the UBTI generated by the investment in its capital stock. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.

TAXATION OF FOREIGN INVESTORS

         The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective non-U.S. shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in common shares, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.

         Dividends that are not attributable to gain from any sales or exchanges PMC Commercial makes of United States real property interests and which it does not designate as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of its current or accumulated earnings and profits. Those dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the common shares is treated as effectively connected with the non-U.S. shareholder's conduct of a United States trade or business, the non-U.S. shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to those dividends, and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation. For withholding tax purposes, PMC Commercial is currently required to treat all distributions as if made out of its current and accumulated earnings and profits and thus PMC Commercial intends to withhold at the rate of 30%, or a reduced treaty rate if applicable, on the amount of any distribution (other than distributions designated as capital gain dividends) made to a non-U.S. shareholder unless (1) the non-U.S. shareholder files on IRS Form W-8BEN claiming that a lower treaty rate applies or (2) the non-U.S. shareholder files an IRS Form W-8ECI claiming that the dividend is effectively connected income.

         Under certain Treasury regulations, PMC Commercial would not be required to withhold at the 30% rate on distributions it reasonably estimates to be in excess of its current and accumulated earnings and profits. Dividends in excess of PMC Commercial's current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of those shares. To the extent that those dividends exceed the adjusted basis of a non-U.S. shareholder's shares, they will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not a dividend will be in excess of current and accumulated earnings and profits, the dividend will be subject to such withholding. PMC Commercial does not intend to make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the non-U.S. shareholder may seek a refund of those amounts from the IRS.

         For any year in which PMC Commercial qualifies as a REIT, distributions that are attributable to gain from its sales or exchanges of United States real property interests will be taxed to a non-U.S. shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980, commonly known as "FIRPTA." Under FIRPTA, those dividends are taxed to a non-U.S. shareholder as if the gain were effectively connected with a United States business. Non-U.S. shareholders would thus be taxed at the normal capital gain rates applicable to U.S. shareholders subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate non-U.S. shareholder not entitled to treaty exemption. PMC Commercial is required by the Internal Revenue Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated as a capital gain dividend. This amount is creditable against the non-U.S. shareholder's FIRPTA tax liability.

         Gain recognized by a non-U.S. shareholder upon a sale of shares generally will not be taxed under FIRPTA if PMC Commercial is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that PMC Commercial will be a domestically controlled REIT, and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the common shares will be publicly traded, however, no assurance can be given that PMC Commercial will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a non-U.S. shareholder if (1) investment in the common shares is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain, and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. shareholder, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% withholding tax on the individual's capital gains. If PMC Commercial was not a domestically controlled REIT, whether or not a non-U.S. shareholder's sale of shares would be subject to tax under FIRPTA would depend on whether or not the common shares were regularly traded on an established securities market (such as the NYSE) and on the size of selling non-U.S. shareholder's interest in PMC Commercial's capital shares. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to that gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations) and the purchaser of PMC Commercial's common shares may be required to withhold 10% of the gross purchase price.

STATE AND LOCAL TAXES

         PMC Commercial, and its shareholders, may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in PMC Commercial's capital shares.

                                  LEGAL MATTERS

         The validity of PMC Commercial common shares offered hereby and the U.S. Federal income tax consequences in connection with the merger will be passed upon for PMC Commercial by Locke Liddell & Sapp LLP. The U.S. Federal income tax consequences in connection with the merger will be passed upon for PMC Capital by Sutherland Asbill & Brennan LLP.

                                     EXPERTS

         The consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 of PMC Commercial and its subsidiaries included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated balance sheets as of December 31, 2002 and 2001, including the schedule of investments as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002 and the financial highlights for each of the five years in the period ended December 31, 2002 of PMC Capital and its subsidiaries included in this joint proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  OTHER MATTERS

         As of the date of this joint proxy statement/prospectus, neither the PMC Commercial board of trust managers nor the PMC Capital board of directors knows of any matter that will be presented for consideration at the PMC Commercial annual meeting or the PMC Capital annual meeting, respectively, other than as set forth in this joint proxy statement/prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         PMC Commercial filed a registration statement on Form S-4 on August __, 2003 to register with the SEC the PMC Commercial common shares to be issued to PMC Capital shareholders in the merger, if approved. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of PMC Commercial in addition to being a joint proxy statement of PMC Commercial and PMC Capital. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, or the exhibits to the registration statement. PMC Commercial and PMC Capital file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that PMC Commercial and PMC Capital file with the SEC at the SEC's public reference room at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning PMC Commercial and PMC Capital may also be inspected at the offices of the American Stock Exchange, which is located at 86 Trinity Place, New York, New York 10006.

         If you are a PMC Commercial shareholder or a PMC Capital shareholder, some of the documents previously filed with the SEC may have been sent to you, but you can also obtain any of them through PMC Commercial or PMC Capital, the SEC or the SEC's Internet web site as described above. Documents filed with the SEC are available from PMC Commercial or PMC Capital without charge, excluding all exhibits, except that, if PMC Commercial and PMC Capital have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. You may obtain documents filed with the SEC by requesting them in writing or by telephone from the appropriate company at the following addresses:

    PMC Commercial Trust                                         PMC Capital, Inc.
18111 Preston Road, Suite 600                              18111 Preston Road, Suite 600
     Dallas, Texas 75252                                        Dallas, Texas 75252
       (972) 349-3235                                              (972) 349-3256
Attention: Investor Relations                              Attention: Investor Relations

         If you would like to request documents, please do so by ___________, 2003, in order to receive them before your annual meeting.

         You can also get more information by visiting PMC Commercial's website at www.pmct.net and PMC Capital's website at www.pmccapital.com. Website materials from this website and other websites mentioned in this joint proxy statement/prospectus are not incorporated by reference in this joint proxy statement/prospectus. If you are viewing this joint proxy statement/prospectus in electronic format, each of the URLs mentioned in this joint proxy statement/prospectus is an active textual reference only.

         You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. PMC Commercial and PMC Capital have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. This joint proxy statement/prospectus is dated __________, 2003. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to PMC Commercial shareholders and PMC Capital shareholders nor the issuance of PMC Commercial common shares in the merger creates any implication to the contrary.

                          INDEX TO FINANCIAL STATEMENTS

PMC COMMERCIAL TRUST
         Consolidated Balance Sheets - June 30, 2003 and December 31, 2002.........................................    F - 2
         Consolidated Statements of Income - Three and Six Months Ended June 30, 2003 and 2002.....................    F - 3
         Consolidated Statements of Comprehensive Income - Three and Six Months Ended
                  June 30, 2003 and 2002...........................................................................    F - 4
         Consolidated Statements of Cash Flows - Six Months Ended June 30, 2003 and 2002...........................    F - 5
         Notes to Consolidated Financial Statements................................................................    F - 6
         Report of Independent Accountants.........................................................................   F - 19
         Consolidated Balance Sheets as of December 31, 2002 and 2001..............................................   F - 20
         Consolidated Statements of Income For the Years Ended December 31, 2002, 2001 and 2000....................   F - 21
         Consolidated Statements of Comprehensive Income For the Years Ended
                  December 31, 2002, 2001 and 2000.................................................................   F - 22
         Consolidated Statements of Beneficiaries' Equity For the Years Ended
                  December 31, 2002, 2001 and 2000.................................................................   F - 23
         Consolidated Statements of Cash Flows For the Years Ended December 31, 2002, 2001 and 2000................   F - 24
         Notes to Consolidated Financial Statements................................................................   F - 25
         Report of Independent Accountants on Accompanying Financial Information ..................................   F - 45
         Schedule III - Real Estate and Accumulated Depreciation...................................................   F - 46
         Schedule IV - Mortgage Loans on Real Estate...............................................................   F - 49

PMC CAPITAL
         Consolidated Balance Sheets - June 30, 2003 and December 31, 2002.........................................   F - 51
         Consolidated Statements of Operations - Three and Six Months Ended June 30, 2003 and 2002.................   F - 52
         Consolidated Statements of Cash Flows - Six Months Ended June 30, 2003 and 2002...........................   F - 53
         Notes to Consolidated Financial Statements................................................................   F - 54
         Report of Independent Accountants.........................................................................   F - 69
         Consolidated Balance Sheets as of December 31, 2002 and 2001..............................................   F - 70
         Consolidated Statements of Operations For the Years Ended December 31, 2002, 2001 and 2000................   F - 71
         Consolidated Statements of Shareholders' Equity For the Years Ended December 31, 2002, 2001 and 2000......   F - 72
         Consolidated Statements of Cash Flows For the Years Ended December 31, 2002, 2001 and 2000................   F - 73
         Consolidated Schedule of Investments as of Ended December 31, 2002........................................   F - 74
         Financial Highlights......................................................................................   F - 76
         Notes to Consolidated Financial Statements................................................................   F - 77
         Report of Independent Accounting on Consolidating Financial Statements....................................  F - 101
         Consolidating Balance Sheet as of December 31, 2002.......................................................  F - 102
         Consolidating Statement of Operations For the Year Ended December 31, 2002................................  F - 103
         Consolidating Statement of Shareholders' Equity For the Year Ended December 31, 2002......................  F - 104
         Consolidating Statement of Cash Flows For the Year Ended December 31, 2002................................  F - 105

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                        JUNE 30,           DECEMBER 31,
                                                                                          2003                 2002
                                                                                      -----------          ------------
ASSETS
INVESTMENTS:
        Loans receivable, net......................................................   $    89,614          $    71,992
        Real estate investments, net...............................................        44,283               44,928
        Real estate investment held for sale, net..................................         1,877                1,877
        Retained interests in transferred assets...................................        22,686               23,532
        Restricted investments.....................................................         3,455                5,614
        Cash equivalents...........................................................           473                   41
        Asset acquired in liquidation held for sale................................           333                  400
                                                                                      -----------          -----------
TOTAL INVESTMENTS..................................................................       162,721              148,384
                                                                                      -----------          -----------
OTHER ASSETS:
        Due from affiliates........................................................           800                  362
        Interest receivable........................................................           285                  243
        Deferred borrowing costs, net..............................................           231                  268
        Cash.......................................................................            72                    8
        Other assets...............................................................           976                  433
                                                                                      -----------          -----------
TOTAL OTHER ASSETS.................................................................         2,364                1,314
                                                                                      -----------          -----------
TOTAL ASSETS.......................................................................   $   165,085          $   149,698
                                                                                      ===========          ===========

LIABILITIES AND BENEFICIARIES' EQUITY
LIABILITIES:
        Notes payable..............................................................   $    37,188          $    41,191
        Revolving credit facility..................................................        27,400                7,300
        Borrower advances..........................................................         2,566                1,602
        Dividends payable..........................................................         2,450                2,707
        Due to affiliates..........................................................           656                  584
        Unearned commitment fees...................................................           330                  447
        Interest payable...........................................................           253                  255
        Other liabilities..........................................................         1,950                1,683
                                                                                      -----------          -----------
TOTAL LIABILITIES..................................................................        72,793               55,769
                                                                                      -----------          -----------

Commitments and contingencies

BENEFICIARIES' EQUITY:
        Common shares of beneficial interest; authorized 100,000,000 shares of $0.01 par value; 6,581,141 and 6,579,141 shares
            issued at June 30, 2003 and December 31, 2002, respectively;
            6,448,291 and 6,446,291,shares outstanding at June 30, 2003
            and December 31, 2002, respectively....................................            66                   66
        Additional paid-in capital.................................................        94,735               94,707
        Net unrealized appreciation of retained interests in transferred assets....         3,496                3,783
        Cumulative net income......................................................        81,699               78,048
        Cumulative dividends.......................................................       (86,419)             (81,390)
                                                                                      -----------          -----------
                                                                                           93,577               95,214
        Less: Treasury stock; at cost, 132,850 shares..............................        (1,285)              (1,285)
                                                                                      -----------          -----------
TOTAL BENEFICIARIES' EQUITY........................................................        92,292               93,929
                                                                                      -----------          -----------
TOTAL LIABILITIES AND BENEFICIARIES' EQUITY........................................   $   165,085          $   149,698
                                                                                      ===========          ===========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            SIX MONTHS ENDED JUNE 30,    THREE MONTHS ENDED JUNE 30,
                                                                            -------------------------    ---------------------------
                                                                                2003         2002           2003            2002
                                                                            -----------   -----------    -----------     -----------
REVENUES:
           Interest income...............................................     $ 3,047       $ 3,446        $ 1,600         $ 1,505
           Lease income..................................................       2,893         2,868          1,461           1,451
           Income from retained interests in transferred assets..........       1,376         1,384            674             717
           Other income..................................................          99           667             71             464
                                                                              -------       -------        -------         -------
TOTAL REVENUES...........................................................       7,415         8,365          3,806           4,137
                                                                              -------       -------        -------         -------
EXPENSES:

           Interest......................................................       1,712         1,850            890             867
           Depreciation..................................................         939           916            469             437
           Advisory and servicing fees to affiliate, net.................         902           898            453             449
           General and administrative....................................         188           137             98              93
           Impairment loss from asset acquired in liquidation held for
              sale.......................................................          67            --             67              --
           Professional fees.............................................          66            66             45              51
           Provision for loan losses.....................................          --            65             --              --
           Realized losses on retained interests in transferred assets...          --            53             --              --
                                                                              -------       -------        -------         -------
TOTAL EXPENSES...........................................................       3,874         3,985          2,022           1,897
                                                                              -------       -------        -------         -------

INCOME FROM CONTINUING OPERATIONS........................................       3,541         4,380          1,784           2,240
                                                                              -------       -------        -------         -------

DISCONTINUED OPERATIONS:
           Gain on sale of real estate investments.......................          --           663             --             292
           Net earnings..................................................         110           207             55              70
                                                                              -------       -------        -------         -------
                                                                                  110           870             55             362
                                                                              -------       -------        -------         -------

GAIN ON SALE OF LOANS RECEIVABLE.........................................          --           562             --             562
                                                                              -------       -------        -------         -------
NET INCOME...............................................................     $ 3,651       $ 5,812        $ 1,839         $ 3,164
                                                                              =======       =======        =======         =======

WEIGHTED AVERAGE SHARES OUTSTANDING:
                         Basic...........................................       6,447         6,442          6,448           6,443
                                                                              =======       =======        =======         =======
                         Diluted.........................................       6,455         6,458          6,456           6,460
                                                                              =======       =======        =======         =======

BASIC AND DILUTED EARNINGS PER SHARE:
                         Income from continuing operations and gain
                               on sale...................................     $  0.55       $  0.77        $  0.28         $  0.43
                         Discontinued operations.........................        0.02          0.13           0.01            0.06
                                                                              -------       -------        -------         -------
                         Net income......................................     $  0.57       $  0.90        $  0.29         $  0.49
                                                                              =======       =======        =======         =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                   STATEMENTS.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                         SIX MONTHS ENDED JUNE 30,    THREE MONTHS ENDED JUNE 30,
                                         -------------------------    ---------------------------
                                             2003         2002           2003            2002
                                         -----------   -----------    -----------     -----------
NET INCOME...........................      $ 3,651       $ 5,812        $ 1,839         $ 3,164
                                           -------       -------        -------         -------
Change in unrealized appreciation
    (depreciation) of retained
    interests in transferred assets:
      Net unrealized appreciation
         (depreciation) arising
         during period...............          (33)        1,012             44             927
      Less realized gains included
         in net income...............         (254)         (175)          (122)            (94)
                                           -------       -------        -------         -------
                                              (287)          837            (78)            833
                                           -------       -------        -------         -------
COMPREHENSIVE INCOME.................      $ 3,364       $ 6,649        $ 1,761         $ 3,997
                                           =======       =======        =======         =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    SIX MONTHS ENDED JUNE 30,
                                                                                    -------------------------
                                                                                        2003        2002
                                                                                      ---------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                       $  3,651    $  5,812
     Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation ......................................................             939         974
           Investment losses .................................................              67         118
           Gain on sale of assets ............................................              --      (1,225)
           Stock-based compensation charge ...................................               2          --
           Accretion of commitment fees ......................................            (137)       (185)
           Amortization of borrowing costs ...................................              37          46
           Loan fees collected, net ..........................................             204         142
           Other operating assets and liabilities ............................             198      (1,295)
                                                                                      --------    --------
NET CASH PROVIDED BY OPERATING ACTIVITIES ....................................           4,961       4,387
                                                                                      --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Loans funded ............................................................         (21,112)    (10,808)
     Principal collected on loans ............................................           3,386       8,305
     Proceeds from sales of properties, net ..................................              --       3,017
     Principal collected on retained interests in transferred assets .........             558         316
     Proceeds from debt issued by SPE ........................................              --      24,040
     Investment in retained interests in transferred assets ..................              --      (1,474)
     Investment in asset acquired in liquidation held for sale ...............              --         (18)
     Release of (investment in) restricted investments, net ..................           2,159        (875)
     Purchase of furniture, fixtures and equipment ...........................            (294)       (149)
                                                                                      --------    --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES ..........................         (15,303)     22,354
                                                                                      --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from issuance of common shares .................................              26          64
     Proceeds from (repayment of) revolving line of credit, net ..............          20,100      (8,700)
     Payment of principal on notes payable ...................................          (4,003)     (4,302)
     Payment of dividends ....................................................          (5,286)     (5,152)
                                                                                      --------    --------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ..........................          10,837     (18,090)
                                                                                      --------    --------

NET INCREASE IN CASH AND CASH EQUIVALENTS ....................................             495       8,651

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .................................              49         557
                                                                                      --------    --------

CASH AND CASH EQUIVALENTS, END OF PERIOD .....................................        $    544    $  9,208
                                                                                      ========    ========

SUPPLEMENTAL DISCLOSURES:
     Interest paid ...........................................................        $  1,652    $  1,786
                                                                                      ========    ========
     Reclassification from retained interests in transferred assets to
     due from affiliate ......................................................        $    781    $     --
                                                                                      ========    ========
     Loan receivable originated in connection with sale of hotel property ....        $     --    $  2,044
                                                                                      ========    ========
     Loans and interest receivable transferred to SPE, net ...................        $     --    $  2,810
                                                                                      ========    ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                     PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. INTERIM FINANCIAL STATEMENTS:

The accompanying consolidated balance sheet of PMC Commercial Trust ("PMC Commercial" or together with its wholly-owned subsidiaries, "we," "us" or "our") as of June 30, 2003 and the consolidated statements of income and comprehensive income for the three and six months ended June 30, 2003 and 2002 and cash flows for the six months ended June 30, 2003 and 2002, have not been audited by independent accountants. In the opinion of management, the financial statements reflect all adjustments necessary to fairly present our financial position at June 30, 2003 and our results of operations for the three and six months ended June 30, 2003 and 2002. These adjustments are of a normal recurring nature.

Certain notes and other information have been omitted from the interim financial statements presented in this Quarterly Report on Form 10-Q. Therefore, these financial statements should be read in conjunction with the financial statements and notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and
(ii) the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Our most sensitive estimates involve the valuation of our retained interests in transferred assets and determining loan loss reserves on our loans receivable.

The results for the three and six months ended June 30, 2003 are not necessarily indicative of future financial results.

NOTE 2. CONSOLIDATION:

The consolidated financial statements include the accounts of PMC Commercial and its wholly-owned subsidiaries, including PMC Commercial Trust, Ltd. 1998-1 (the "1998 Partnership"), a Delaware corporation formed in conjunction with our 1998 structured loan financing transaction. All material intercompany balances and transactions have been eliminated.

Our ownership interest in special purpose entities (the "SPEs") created in conjunction with our structured loan sale transactions are accounted for as retained interests in transferred assets ("Retained Interests") in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140").

At June 30, 2003, the SPEs are PMC Joint Venture, L.P. 2000 (the "2000 Joint Venture"), PMC Joint Venture, L.P. 2001 (the "2001 Joint Venture") and PMC Joint Venture, L.P. 2002-1 (the "2002 Joint Venture," and together with the 2000 Joint Venture and the 2001 Joint Venture, the "Joint Ventures") of which we own approximately 68%, 40% and 39%, respectively. PMC Capital, Inc. ("PMC Capital"), our affiliate through common management, owns the remaining interests in the Joint Ventures.

NOTE 3. AGREEMENT OF PLAN AND MERGER:

On March 27, 2003, PMC Commercial entered into an Agreement and Plan of Merger with PMC Capital. Under the terms of the merger agreement, PMC Capital will be merged into PMC Commercial, with PMC Commercial continuing as the surviving entity. Each issued and outstanding share of PMC Capital common stock will be converted into 0.37 of a common share of PMC Commercial. The merger has been recommended by each company's special committee comprised of independent directors and unanimously approved by the Board of Trust Managers (the "Board") of PMC Commercial and the Board of Directors of PMC Capital. In addition, the boards and management of each company have entered into voting agreements pursuant to which they have agreed to vote their shares in favor of the merger and related transactions. Completion of the merger, which is expected to occur on January 1, 2004, but no later than February 29, 2004, is subject to approval by the shareholders of PMC Commercial and PMC Capital, certain governmental consents and customary closing conditions. We have incurred approximately $706,000 in costs related to the merger as of June 30, 2003 which are included in other assets on our consolidated balance sheet.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. STOCK-BASED COMPENSATION PLANS:

At June 30, 2003, we have two stock-based compensation plans. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," prospectively to all awards granted, modified or settled after January 1, 2003. Awards under the plans generally vest immediately.

We granted 5,000 options during the three and six months ended June 30, 2003 and recorded compensation expense of approximately $2,000. If we had followed SFAS No. 123 for all options granted, we would not have recorded any material compensation expense during the three and six months ended June 30, 2002.

NOTE 5. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS:

FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB 51" ("FIN 46") in January 2003. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights, Variable Interest Entities ("VIEs"), and how to determine when and which business enterprise should consolidate the VIE ("the primary beneficiary"). This new model for consolidation applies to an entity which either (i) the equity investors, if any, do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 will not impact our consolidated financial statements since it is not applicable to qualifying SPEs accounted for in accordance with SFAS No. 140.

In April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement, which is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003, amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The statement requires that contracts with comparable characteristics be accounted for similarly. Specifically, the statement (i) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (ii) clarifies when a derivative contains a financing component, (iii) amends the definition of an underlying to conform it to FASB Interpretation No. 45 and (iv) amends certain other related existing pronouncements. SFAS No. 149 will not impact our consolidated financial statements since we do not have derivatives.

In May 2003, SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" was issued. SFAS No. 150, which is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, will be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The statement requires that a financial instrument which falls within the scope of the statement to be classified and measured as a liability. The following financial instruments are required to be classified as liabilities: (i) shares that are mandatorily redeemable, (ii) an obligation to repurchase the issuer's equity shares or one indexed to such an obligation and that requires or may require settlement by transferring assets and (iii) the embodiment of an unconditional obligation that the issuer may or may not settle by issuing a variable number of equity shares if, at inception, the monetary value of the obligation is based on certain measurements defined in the statement. SFAS No. 150 will not impact our consolidated financial statements since we do not have any financial instruments with characteristics of both liabilities and equity.

NOTE 6. REAL ESTATE INVESTMENTS:

As of June 30, 2003, our real estate investments consisted of 22 limited service hospitality properties (the "Hotel Properties") that we purchased in 1998 and 1999 from Arlington Hospitality, Inc. ("Arlington"), under a sale/leaseback agreement (the "Lease Agreement").

At June 30, 2003, the annual base rent payment for the Hotel Properties was $5,455,000 plus 4% of gross room revenues (the "Percentage Rent"). In accordance with the terms of the Lease Agreement, we deposit the Percentage Rent into a capital

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

expenditures account for future capital expenditures required to maintain the real estate investments. Funds are released from this account when capital expenditures are incurred.

Our real estate investment held for sale is under contract for approximately $2.2 million and is expected to close in September 2003. In connection with the sale, we received a non-refundable deposit of $250,000 which is included in other liabilities on our consolidated balance sheet.

Our real estate investments consisted of the following:

                                         JUNE 30, 2003                 DECEMBER 31, 2002
                                  ----------------------------    ---------------------------
                                                     REAL                           REAL
                                     REAL           ESTATE           REAL          ESTATE
                                    ESTATE        INVESTMENT        ESTATE       INVESTMENT
                                  INVESTMENTS    HELD FOR SALE    INVESTMENTS   HELD FOR SALE
                                  -----------    -------------    -----------   -------------
                                                     (DOLLARS IN THOUSANDS)
Land...........................   $    5,347       $     263      $    5,347      $     263
Buildings and improvements.....       42,231           1,682          42,231          1,682
Furniture, fixtures and
    equipment..................        4,975             214           4,681            214
                                  ----------       ---------      ----------      ---------
                                      52,553           2,159          52,259          2,159
Accumulated depreciation.......       (8,270)           (282)         (7,331)          (282)
                                  ----------       ---------      ----------      ---------
                                  $   44,283       $   1,877      $   44,928      $   1,877
                                  ==========       =========      ==========      =========
Number of Hotel Properties.....           21               1              21              1
                                  ==========       =========      ==========      =========

NOTE 7. RETAINED INTERESTS:

In our structured loan sale transactions detailed below, we contributed loans receivable to an SPE in exchange for an ownership interest in that entity. The SPE issued notes payable (the "Structured Notes") (usually through a private placement) to third parties ("Structured Noteholders"). The SPE then distributed a substantial portion of the proceeds from the Structured Notes to us. The Structured Notes are collateralized solely by the assets of the SPE which means that should the SPE fail to make payments on the Structured Notes, the Structured Noteholders have no recourse to us. Upon the completion of our structured loan sale transactions, we recorded the transfer of loans receivable as a sale in accordance with SFAS No. 140. As a result, the loans receivable contributed to the SPE, the Structured Notes issued by the SPE, and the operating results of the SPE are not included in our consolidated financial statements. The difference between (i) the carrying value of the loans receivable sold and (ii) the relative fair value of the sum of (a) the cash received and (b) the present value of estimated future cash flows from the Retained Interests, constituted the gain or loss on sale. Retained Interests are carried at estimated fair value, with realized gains and losses recorded in net income and unrealized gains and losses recorded in beneficiaries' equity.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information pertaining to our structured loan sale transactions as of June 30, 2003 was as follows. Balances represent PMC Commercial's share of the Joint Ventures.

                                                              2000                       2001                      2002
                                                          JOINT VENTURE             JOINT VENTURE              JOINT VENTURE
                                                    ------------------------   ------------------------   ------------------------
                                                                                (DOLLARS IN THOUSANDS)
Principal outstanding on sold loans.............    $       47,864             $       28,331             $       26,505
Structured Notes balance outstanding............    $       42,473             $       26,086             $       23,815
Cash in the collection account..................    $          550             $          607             $          208
Cash in the reserve account.....................    $        2,880             $        1,724             $        1,594
Weighted average interest rate on loans.........              9.62%                      9.59%                      9.19%
Interest rate on the Structured Notes...........              7.28%                      6.36%                      6.67%
Discount rate assumptions (1)...................          6.7% to 11.4%              6.7% to 11.4%              7.1% to 11.8%
Constant prepayment rate assumption (2).........              9.50%                      9.75%                      9.75%
Weighted average remaining life of loans (3)....            3.97 years                 4.88 years                 4.97 years
Aggregate losses assumed (4)....................              2.66%                      3.44%                      3.42%
Aggregate principal losses to date..............                --%                        --%                        --%

(1) The discount rates utilized on the components of our Retained Interests (as detailed below) were (i) 6.7% to 7.1% for our required overcollateralization, (ii) 8.4% to 8.8% for our reserve funds and (iii) 11.4% to 11.8% for our interest-only strip receivables.

(2) The prepayment rate was based on the actual performance of the loan pools, adjusted for anticipated principal prepayments considering other similar loans.

(3) The weighted average remaining life of loans was calculated by summing the product of (i) the sum of the principal collections expected in each future period multiplied by (ii) the number of periods until collection, and then dividing that total by (iii) the remaining principal balance.

(4) Represents aggregate estimated future losses as a percentage of the principal outstanding based upon per annum estimated losses that ranged from 0.5% to 0.8%.

The components of our Retained Interests are as follows:

(1) Our required overcollateralization (the "OC Piece"). The OC Piece represents the excess of the loans receivable contributed to the SPE over the principal amount of the Structured Notes Payable issued by the SPE, which serves as additional collateral for the Structured Noteholders.

(2) The "Reserve Fund" and the interest earned thereon. The Reserve Fund represents cash that is required to be kept in a liquid cash account by the SPE, pursuant to the terms of the transaction documents, as collateral for the Structured Noteholders, a portion of which was contributed by us to the SPE upon formation and a portion which is built up over time by the SPE from the cash flows of the underlying loans receivable.

(3) The interest-only strip receivable (the "IO Receivable"). The IO Receivable is comprised of the cash flows that are expected to be received by us in the future after payment by the SPE of (a) all interest and principal due to the Structured Noteholders, (b) all principal and interest on the OC Piece, (c) any required funding of the Reserve Fund and (d) on-going costs of the transaction.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our Retained Interests consisted of the following:

                                                 JUNE 30, 2003
                          ----------------------------------------------------------
                                                VALUE
                          -----------------------------------------------
                          OC PIECE  RESERVE FUND  IO RECEIVABLE    TOTAL      COST
                          --------  ------------  -------------  --------  ---------
                                               (IN THOUSANDS)
2000 Joint Venture.....   $  6,522    $  2,340       $ 1,761     $ 10,623  $   9,020
2001 Joint Venture.....      3,150       1,374         1,960        6,484      5,270
2002 Joint Venture.....      3,157       1,243         1,179        5,579      4,900
                          --------    --------       -------     --------  ---------
                          $ 12,829    $  4,957       $ 4,900     $ 22,686  $  19,190
                          ========    ========       =======     ========  =========

                                                DECEMBER 31, 2002
                          ----------------------------------------------------------
                                              VALUE
                          -----------------------------------------------
                          OC PIECE  RESERVE FUND  IO RECEIVABLE   TOTAL      COST
                          --------  ------------  -------------  --------  ---------
                                             (IN THOUSANDS)
2000 Joint Venture.....   $  6,549    $  2,464      $  2,062     $ 11,075  $   9,312
2001 Joint Venture.....      3,168       1,391         2,106        6,665      5,373
2002 Joint Venture.....      3,180       1,261         1,351        5,792      5,064
                          --------    --------      --------     --------  ---------
                          $ 12,897    $  5,116      $  5,519     $ 23,532  $  19,749
                          ========    ========      ========     ========  =========

The following sensitivity analysis of our Retained Interests as of June 30, 2003 highlights the volatility that results when prepayments, losses and discount rates are different than our assumptions:

                   CHANGED ASSUMPTION                     PRO-FORMA VALUE   ASSET CHANGE
-------------------------------------------------------   ---------------   ------------
                                                                  (IN THOUSANDS)
Losses increase by 50 basis points per annum (1).......      $  21,004        ($1,682)
Losses increase by 100 basis points per annum (1)......      $  19,386        ($3,300)
Rate of prepayment increases by 5% per annum (2).......      $  21,960        ($  726)
Rate of prepayment increases by 10% per annum (2)......      $  21,455        ($1,231)
Discount rates increase by 100 basis points............      $  21,685        ($1,001)
Discount rates increase by 200 basis points............      $  20,747        ($1,939)

(1) If we experience losses in excess of anticipated losses, the effect on our Retained Interests would first reduce the value of the IO Receivables. To the extent the IO Receivables could not fully absorb the losses, the effect would then be to reduce the value of our Reserve Funds and then the value of our OC Pieces.

(2) For example, an 8% assumed rate of prepayment would be increased to 13% or 18% based on increases of 5% or 10% per annum, respectively.

These sensitivities are hypothetical and should be used with caution. Pro-forma values based on changes in these assumptions generally cannot be extrapolated since the relationship of the change in an assumption to the change in fair value is not linear. The effect of a variation in a particular assumption on the fair value of our Retained Interests is calculated without changing any other assumption. In reality, changes in one factor are not isolated from changes in another which might magnify or counteract the sensitivities.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following information summarizes the financial position of the Joint Ventures at June 30, 2003 and December 31, 2002. We owned approximately 68% of the 2000 Joint Venture, 40% of the 2001 Joint Venture and 39% of the 2002 Joint Venture as of June 30, 2003. We owned approximately 66% of the 2000 Joint Venture, 39% of the 2001 Joint Venture and 39% of the 2002 Joint Venture as of December 31, 2002.

Summary of Financial Position (1):

                                 2000 JOINT VENTURE         2001 JOINT VENTURE         2002 JOINT VENTURE
                               -----------------------    -----------------------    -----------------------
                               JUNE 30,   DECEMBER 31,    JUNE 30,   DECEMBER 31,    JUNE 30,   DECEMBER 31,
                                 2003         2002          2003         2002          2003         2002
                               --------   ------------    --------   ------------    --------   ------------
                                                              (IN THOUSANDS)
Loans Receivable, Net....      $ 66,734     $ 70,627      $ 72,168     $ 73,220      $ 67,489     $ 69,025
                               ========     ========      ========     ========      ========     ========
Assets Acquired in
    Liquidation, Net.....      $     --     $  1,411      $     --     $     --      $     --     $     --
                               ========     ========      ========     ========      ========     ========
Total Assets.............      $ 73,376     $ 76,434      $ 77,864     $ 81,302      $ 72,548     $ 74,322
                               ========     ========      ========     ========      ========     ========
Notes Payable............      $ 60,187     $ 62,658      $ 66,065     $ 69,146      $ 60,601     $ 62,152
                               ========     ========      ========     ========      ========     ========
Total Liabilities........      $ 60,369     $ 62,848      $ 66,240     $ 69,329      $ 60,770     $ 62,325
                               ========     ========      ========     ========      ========     ========
Partners' Capital........      $ 13,007     $ 13,586      $ 11,624     $ 11,973      $ 11,778     $ 11,997
                               ========     ========      ========     ========      ========     ========

(1) Balances represent 100% of the limited partnership interests in the Joint Ventures.

The following information summarizes the results of operations of the Joint Ventures.

Summary of Operations (1):


                                                        SIX MONTHS ENDED JUNE 30,
                                -----------------------------------------------------------------------
                                 2000 JOINT VENTURE        2001 JOINT VENTURE       2002 JOINT VENTURE
                                --------------------      --------------------     --------------------
                                 2003         2002          2003        2002        2003        2002 (2)
                                -------      -------      --------     -------     -------      --------
                                                             (IN THOUSANDS)
Interest Income..............   $ 3,329      $ 3,612      $ 3,532      $ 3,756     $ 3,192      $ 1,448
                                =======      =======      =======      =======     =======      =======
Total Revenues...............   $ 3,395      $ 3,848      $ 3,555      $ 3,802     $ 3,256      $ 1,460
                                =======      =======      =======      =======     =======      =======
Provision for (Reduction
of) Losses...................   $    45      $    --      $  (140)     $    --     $    --      $    --
                                =======      =======      =======      =======     =======      =======
Interest Expense.............   $ 2,256      $ 2,559      $ 2,121      $ 2,251     $ 2,049      $   913
                                =======      =======      =======      =======     =======      =======
Total Expenses...............   $ 2,430      $ 2,687      $ 2,099      $ 2,375     $ 2,161      $   991
                                =======      =======      =======      =======     =======      =======
Net Income...................   $   965      $ 1,161      $ 1,456      $ 1,427     $ 1,095      $   469
                                =======      =======      =======      =======     =======      =======

(1) Amounts represent 100% of the limited partnership interests in the Joint Ventures.

(2)  Represents the period from April 12, 2002 (inception) to June 30, 2002.

Our ownership of the Joint Ventures is based on our share of the capital of the respective Joint Ventures. Our share of the cash flows from the Joint Ventures is allocated based on the cash flows from the underlying loans receivable contributed by us to the respective Joint Venture less allocated costs based on the remaining principal on the underlying loans receivable contributed by us divided by all loans receivable held by the respective Joint Venture.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our limited partnership allocation of the assets, liabilities and partners' capital of the Joint Ventures was as follows:

                                 2000 JOINT VENTURE         2001 JOINT VENTURE         2002 JOINT VENTURE
                               -----------------------    -----------------------    -----------------------
                               JUNE 30,   DECEMBER 31,    JUNE 30,   DECEMBER 31,    JUNE 30,   DECEMBER 31,
                                 2003        2002           2003         2002          2003         2002
                               --------   ------------    --------   ------------    --------   ------------
                                                              (IN THOUSANDS)
Loans Receivable, Net.....     $ 47,777     $ 49,844      $ 28,331     $ 28,951      $ 26,505     $ 26,825
                               ========     ========      ========     ========      ========     ========
Total Assets..............     $ 51,457     $ 53,707      $ 30,754     $ 31,070      $ 28,432     $ 28,838
                               ========     ========      ========     ========      ========     ========
Total Liabilities.........     $ 42,602     $ 44,707      $ 26,155     $ 26,454      $ 23,881     $ 24,202
                               ========     ========      ========     ========      ========     ========
Partners' Capital.........     $  8,855     $  9,000      $  4,599     $  4,616      $  4,551     $  4,636
                               ========     ========      ========     ========      ========     ========

Our limited partnership allocation of the net income of the Joint Ventures was as follows:

                                                  SIX MONTHS ENDED JUNE 30,
                           --------------------------------------------------------------------
                           2000 JOINT VENTURE       2001 JOINT VENTURE       2002 JOINT VENTURE
                           ------------------       ------------------       ------------------
                            2003        2002         2003        2002         2003     2002 (1)
                           ------      ------       ------      ------       ------    --------
                                                      (IN THOUSANDS)
Net Income..............   $  772      $  859       $  511      $  526       $  410     $  147
                           ======      ======       ======      ======       ======     ======

(1)  Represents the period from April 12, 2002 (inception) to June 30, 2002.

In accordance with SFAS No. 140, our consolidated financial statements do not include the assets, liabilities, partners' capital, revenues or expenses of the Joint Ventures. As a result, at June 30, 2003 and December 31, 2002 our consolidated balance sheets do not include the $110.6 million and $113.6 million of assets, respectively, and $92.6 million and $95.4 million of liabilities, respectively, related to our structured loan sale transactions recorded by our SPEs. Our Retained Interests related to these structured loan sale transactions were $22.7 million and $23.5 million at June 30, 2003 and December 31, 2002, respectively, including unrealized appreciation of $3.5 million and $3.8 million, respectively.

The income from our Retained Interests consists of the yield earned on our Retained Interests which is determined based on estimates of future cash flows (determined by our Board) and includes any fees collected (i.e., late fees, prepayment fees, etc.) by the SPEs in excess of anticipated fees. We update our cash flow assumptions on a quarterly basis and any changes to cash flow assumptions impact the yield on our Retained Interests. The annualized yield on our Retained Interests was as follows:

                              SIX MONTHS             THREE MONTHS
                            ENDED JUNE 30,          ENDED JUNE 30,
                       -----------------------   -------------------
                         2003           2002       2003       2002
                       --------       --------   --------   --------
Annualized Yield        11.7%          13.8%       11.6%      12.7%

PMC Capital is the servicer for all loans receivable held by the Joint Ventures; therefore, no servicing fees were earned or received by us for the three and six months ended June 30, 2003 and 2002.

We received approximately $1.2 million and $1.7 million in cash distributions from the Joint Ventures during the six months ended June 30, 2003 and 2002, respectively. During the three months ended June 30, 2003, the asset acquired in liquidation held by the 2000 Joint Venture with an aggregate estimated value of $1.5 million was transferred to PMC Capital. As a result of this transfer, our previous cash flow deferral related to the 2000 Joint Venture of approximately $781,000 is due from PMC Capital and is included in due from affiliate on our consolidated balance sheet.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. REVOLVING CREDIT FACILITY:

We have a revolving credit facility which provides funds to originate loans collateralized by commercial real estate. The revolving credit facility, as amended, provides us with credit availability up to $40 million. The facility will be reduced to $30 million upon the earlier of the completion of a structured loan sale transaction or October 28, 2003. The facility matures in May 2004. At June 30, 2003 and December 31, 2002, we had approximately $27.4 million and $7.3 million, respectively, outstanding under our revolving credit facility. The weighted average interest rate on our revolving credit facility at June 30, 2003 and December 31, 2002 was 2.9% and 3.1%, respectively. The credit facility requires us to meet certain covenants, the most restrictive of which provides that the ratio of total liabilities to net worth will not exceed 2.0 times. At June 30, 2003, we were in compliance with all covenants of this facility.

NOTE 9. BENEFICIARIES' EQUITY:

The weighted average number of common shares outstanding was approximately 6,448,000 and 6,443,000 for the three months ended June 30, 2003 and 2002, respectively, and approximately 6,447,000 and 6,442,000 for the six months ended June 30, 2003 and 2002, respectively. For purposes of calculating diluted earnings per share, the weighted average shares outstanding were increased by approximately 8,000 and 17,000 shares, respectively, during the three months ended June 30, 2003 and 2002 and by approximately 8,000 and 16,000 shares, respectively, during the six months ended June 30, 2003 and 2002.

NOTE 10. DIVIDENDS PAID AND DECLARED:

On January 13, 2003, we paid a $0.40 per share quarterly dividend and a $0.02 special dividend to common shareholders of record on December 31, 2002. On April 14, 2003, we paid a $0.40 per share quarterly dividend to common shareholders of record on March 31, 2003. The Board declared a $0.38 per share quarterly dividend to common shareholders of record on June 30, 2003, which was paid on July 14, 2003.

NOTE 11. TAXABLE INCOME:

As a real estate investment trust ("REIT"), we generally will not be subject to corporate level Federal income tax on net income we currently distribute to shareholders. As such, no provision for Federal income taxes has been included in the accompanying consolidated financial statements. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. We may, however, be subject to certain Federal excise taxes and state and local taxes on our income and property.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table reconciles net income available to common shareholders to taxable income available to common shareholders:

                                                     SIX MONTHS ENDED       THREE MONTHS ENDED
                                                         JUNE 30,                 JUNE 30,
                                                    -------------------    --------------------
                                                      2003       2002       2003         2002
                                                    --------   --------    -------     --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income available to common shareholders         $ 3,651    $ 5,812     $ 1,839     $ 3,164
        Add:  Book depreciation and
              amortization..................            939        974         469         456
        Less: Tax depreciation and
              amortization..................           (866)      (884)       (433)       (442)
        Book/tax difference on
              gains on sales................             --       (550)         --        (550)
        Book/tax difference on
              Retained Interests, net.......            209        246         123         162
        Other book/tax differences, net.....            170         53          97         (37)
                                                    -------    -------     -------     -------
Taxable income available to common
      shareholders..........................        $ 4,103    $ 5,651     $ 2,095     $ 2,753
                                                    =======    =======     =======     =======
Distributions to common shareholders........        $ 5,286    $ 5,152     $ 2,579     $ 2,575
                                                    =======    =======     =======     =======
Dividends declared per share................        $  0.78    $  0.80     $  0.38     $  0.40
                                                    =======    =======     =======     =======

NOTE 12. DISCONTINUED OPERATIONS AND ASSET ACQUIRED IN LIQUIDATION HELD FOR
SALE:

During July 2003, we sold our asset acquired in liquidation held for sale for net cash proceeds of approximately $333,000. Accordingly, we reduced our basis in this asset from $400,000 and recorded an impairment loss of $67,000 during the three and six months ended June 30, 2003.

Discontinued operations of our Hotel Properties (one Hotel Property and three Hotel Properties during the three and six months ended June 30, 2003 and 2002, respectively) consisted of the following:

                                 SIX MONTHS ENDED    THREE MONTHS ENDED
                                      JUNE 30,            JUNE 30,
                                 -----------------   ------------------
                                  2003      2002      2003       2002
                                 -------   -------   -------    -------
                                             (IN THOUSANDS)
Lease income..................   $  118    $  282    $   59     $   94
Advisory fees.................       (8)      (17)       (4)        (5)
Depreciation..................       --       (58)       --        (19)
                                 ------    ------    ------     ------
Net earnings..................      110       207        55         70
Gain on sale of real
    estate investments........       --       663        --        292
                                 ------    ------    ------     ------
Discontinued operations          $  110    $  870    $   55     $  362
                                 ======    ======    ======     ======

NOTE 13. COMMITMENTS AND CONTINGENCIES:

Loan Commitments

Commitments to extend credit are agreements to lend to a customer provided the terms established in the contract are met. At June 30, 2003, we had approximately $21.4 million of total loan commitments outstanding. All of these commitments were for variable-rate loans based on LIBOR at spreads over LIBOR ranging from 4.0% to 4.5%. The weighted average interest

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rate on our loan commitments at June 30, 2003 was 5.3%. Commitments generally have fixed expiration dates and require payment of a fee to us. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Pursuant to our investment management agreements, if we do not have funds available for our commitments, these commitments will be referred back to PMC Advisers, as defined below.

Structured Loan Financing Transaction

Our structured loan financing is not treated as a sale for financial reporting purposes. Distributions of the net assets from the 1998 Partnership, pursuant to its trust indenture, are limited and restricted. The reserve requirement ($1.6 million at June 30, 2003) is calculated as follows: the outstanding principal balance of the 1998 Partnership loans receivable which are delinquent 180 days or more plus the greater of (i) 6% of the current outstanding principal balance of the 1998 Partnership loans receivable or (ii) 2% of our underlying loans receivable of the 1998 Partnership at inception ($1.4 million). As of June 30, 2003 and December 31, 2002, none of the loans receivable in the 1998 Partnership were delinquent 180 days or more. In April 2003, approximately $1.7 million was repaid to the noteholders from cash in the reserve fund (i.e., our restricted cash and our structured notes payable were reduced) as a result of a loan, with a principal amount of $1.7 million which was not repaid at its original maturity. As a consequence, future excess cash flows relating to the 1998 Partnership will be deposited into the reserve fund until the reserve fund is equal to the reserve requirement. Based on current cash flow assumptions, management anticipates that the excess cash flows will be received in future periods. At June 30, 2003, the cash balance in our reserve fund, included in restricted investments on our consolidated balance sheet, was approximately $330,000.

Structured Loan Sale Transactions

PMC Commercial and PMC Capital have entered into cross indemnification agreements regarding the performance of their respective loans receivable sold to the Joint Ventures. To the extent that poor performance by either PMC Capital's or PMC Commercial's sold loans receivable (the "Underperforming Company") is pervasive enough to cause the other company (the "Performing Company") to not receive cash flow that it otherwise would have received, then the Underperforming Company must make the Performing Company whole. If the cash flow reduction is considered to be temporary, then interest will be paid as compensation to the Performing Company. In general, when a loan is liquidated, it may cause a deferral of cash flow to the Performing Company and, as a result, interest would be charged to the Underperforming Company until the cash flow from the Joint Venture repays the Performing Company. If the reduction of cash flows is deemed permanent, (i.e., to the extent that the Underperforming Company will not be able to satisfy the shortfall with the assets they have contributed to the related structured loan sale transaction), the reduction in cash flows must be paid to the Performing Company by the Underperforming Company. At June 30, 2003, the maximum potential amount of future payments to PMC Capital (undiscounted and without consideration of any proceeds from the collateral underlying the loans receivable) we could be required to make under these cross indemnification agreements was approximately $34.0 million and the discounted amount was $23.6 million, which represents the estimated fair value of the Retained Interests reflected on PMC Capital's consolidated balance sheet for the Joint Ventures. Upon completion of a joint structured loan sale transaction and on each subsequent quarterly reporting date, management evaluates the need to recognize a liability associated with these cross indemnification agreements. Based on our present cash flow assumptions, including stress test analyses of increasing the anticipated losses on each of the loan pools, it does not appear that the loans receivable sold by us will cause any permanent cash flow reductions to PMC Capital nor will the loans receivable sold by PMC Capital cause any permanent cash flow reductions to us. Accordingly, we believe that the fair value of our obligations pursuant to the cross indemnification agreements at inception of the Joint Ventures and as of June 30, 2003 and December 31, 2002 was zero; thus, no liability was recorded. If the performance of our sold loans receivable deteriorates, it may be necessary for us to perform under these cross indemnification agreements.

When our structured loan sale transactions were completed, the transaction documents of the SPE contained provisions (the "Credit Enhancement Provisions") that govern the assets and the inflow and outflow of funds of the SPE formed as part of the structured loan sale transactions. The Credit Enhancement Provisions include specified limits on the delinquency, default and loss rates on the loans receivable included in each SPE. If, at any measurement date, the delinquency, default or loss rate with respect to any SPE were to exceed the specified limits, the Credit Enhancement Provisions would automatically increase the level of credit enhancement requirements for that SPE. During the period in which the specified delinquency, default or loss rate was exceeded, excess cash flow from the SPE, if any, would be used to fund the increased credit enhancement levels instead of being distributed, which would delay or reduce our distribution.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Merger

For their services in connection with the proposed merger of PMC Capital into PMC Commercial, our external investment banker will receive a fee of $225,000, which is contingent upon consummation of the merger.

PMC Commercial will pay a termination fee of $870,000 to PMC Capital if the merger agreement is terminated because PMC Commercial (i) breaches any provision of the merger agreement that PMC Capital has not waived and PMC Commercial enters into an agreement to consummate a competing transaction, (ii) withdraws or changes its recommendation that the shareholders approve the merger or (iii) terminates the merger agreement in connection with a superior proposal. In the event that the merger agreement is terminated because of a breach by PMC Commercial that has not been waived by PMC Capital and PMC Commercial has not entered into a competing transaction, no termination fee will be payable but termination expenses of $750,000 may be payable to PMC Capital.

Advisory Agreements

Our loans receivable are originated and serviced by PMC Advisers, Ltd. and its subsidiary ("PMC Advisers" or the "Investment Manager"), an indirect wholly-owned subsidiary of PMC Capital, pursuant to an Investment Management Agreement (the "IMA"). Property acquisitions are supervised pursuant to a separate agreement with PMC Advisers (the "Lease Supervision Agreement"). Both agreements are renewable on an annual basis.

In the event the IMA agreement with PMC Advisers is terminated or not renewed by us (other than as a result of a material breach by PMC Advisers) or terminated by PMC Advisers (as a result of a material breach by us), we would enter into a non-compete agreement with PMC Capital for a period of seven years from the termination date. A fee would be paid to PMC Advisers each year by us in consideration of the non-compete agreement until the non-compete agreement expires after seven years. Upon termination of the IMA agreement, the fee would be calculated annually as 1% (less loan losses as a percentage of average outstanding invested assets) multiplied by the average invested assets.

In the event the Lease Supervision Agreement with PMC Advisers is terminated or not renewed by us (other than as a result of a material breach by PMC Advisers) or terminated by PMC Advisers (as a result of a material breach by us), PMC Advisers would be entitled to receive the Lease Supervision Fee for a period of five years from the termination date.

Litigation

In the normal course of business, we are subject to various proceedings and claims, the resolution of which will not, in management's opinion, have a material adverse effect on our financial position or results of operations.

NOTE 14. BUSINESS SEGMENTS:

Operating results and other financial data are presented for our principal business segments. These segments are categorized by line of business which also corresponds to how they are operated. The segments include (i) the Lending Division, which originates loans to small businesses primarily in the hospitality industry and (ii) the Property Division which owns our Hotel Properties.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our business segment data for the six months ended June 30, 2003 and 2002 was as follows:

                                                                               FOR THE SIX MONTHS ENDED JUNE 30,
                                                                    ------------------------------------------------------
                                                                              2003                        2002
                                                                    --------------------------  --------------------------
                                                                            LENDING   PROPERTY          LENDING   PROPERTY
                                                                    TOTAL   DIVISION  DIVISION  TOTAL   DIVISION  DIVISION
                                                                    ------  --------  --------  ------  --------  --------
                                                                                       (IN THOUSANDS)
Revenues:
         Interest income -- loans and other income ..............   $3,146   $3,146    $   --   $4,113   $4,113    $   --
         Lease income ...........................................    2,893       --     2,893    2,868       --     2,868
         Income from retained interests in transferred assets ...    1,376    1,376        --    1,384    1,384        --
                                                                    ------   ------    ------   ------   ------    ------
                 Total ..........................................    7,415    4,522     2,893    8,365    5,497     2,868
                                                                    ------   ------    ------   ------   ------    ------
Expenses:
         Interest (1) ...........................................    1,712      812       900    1,850      862       988
         Advisory and servicing fees to affiliate, net ..........      902      724       178      898      716       182
         Depreciation ...........................................      939       --       939      916       --       916
         Realized losses on retained interests in
              transferred assets ................................       --       --        --       53       53        --
         Impairment loss on asset acquired in liquidation
              held for sale .....................................       67       67        --       --       --        --
         Provision for loan losses ..............................       --       --        --       65       65        --
         Other ..................................................      254      254        --      203      203        --
                                                                    ------   ------    ------   ------   ------    ------
                 Total                                               3,874    1,857     2,017    3,985    1,899     2,086
                                                                    ------   ------    ------   ------   ------    ------
Income from continuing operations ...............................    3,541    2,665       876    4,380    3,598       782
                                                                    ------   ------    ------   ------   ------    ------
Discontinued operations:
         Gain on sale of real estate investments ................       --       --        --      663       --       663
         Net earnings ...........................................      110       --       110      207       --       207
                                                                    ------   ------    ------   ------   ------    ------
                                                                       110       --       110      870       --       870
                                                                    ------   ------    ------   ------   ------    ------
Gain on sale of loans receivable ................................       --       --        --      562      562        --
                                                                    ------   ------    ------   ------   ------    ------
Net income ......................................................   $3,651   $2,665    $  986   $5,812   $4,160    $1,652
                                                                    ======   ======    ======   ======   ======    ======
Additions to real estate investments ............................   $  294   $   --    $  294   $  149   $   --    $  149
                                                                    ======   ======    ======   ======   ======    ======

(1) Interest expense specifically identifiable to a particular division is allocated to that division. Interest expense which is not specifically allocable is allocated based on the relative total assets of each division.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our business segment data for the three months ended June 30, 2003 and 2002 was as follows:

                                                                             FOR THE THREE MONTHS ENDED JUNE 30,
                                                                    ------------------------------------------------------
                                                                              2003                        2002
                                                                    --------------------------  --------------------------
                                                                            LENDING   PROPERTY          LENDING   PROPERTY
                                                                    TOTAL   DIVISION  DIVISION  TOTAL   DIVISION  DIVISION
                                                                    ------  --------  --------  ------  --------  --------
                                                                                        (IN THOUSANDS)
Revenues:
       Interest income -- loans and other income ................   $1,671   $1,671    $   --   $1,969   $1,969    $   --
       Lease income .............................................    1,462       --     1,462    1,451       --     1,451
       Income from retained interests in transferred assets            674      674        --      717      717        --
                                                                    ------   ------    ------   ------   ------    ------
                         Total ..................................    3,807    2,345     1,462    4,137    2,686     1,451
                                                                    ------   ------    ------   ------   ------    ------
Expenses:
       Interest (1) .............................................      890      361       529      867      403       464
       Advisory and servicing fees to affiliate, net ............      453      364        89      449      356        93
       Depreciation .............................................      469       --       469      437       --       437
       Impairment loss from asset acquired in liquidation
            held for sale .......................................       67       67        --       --       --        --
       Other ....................................................      143      143        --      144      144        --
                                                                    ------   ------    ------   ------   ------    ------
                         Total ..................................    2,022      935     1,087    1,897      903       994
                                                                    ------   ------    ------   ------   ------    ------
Income from continuing operations ...............................    1,785    1,410       375    2,240    1,783       457
                                                                    ------   ------    ------   ------   ------    ------
Discontinued operations:
       Gain on sale of real estate investments ..................       --       --        --      292       --       292
       Net earnings .............................................       54       --        54       70       --        70
                                                                    ------   ------    ------   ------   ------    ------
                                                                        54       --        54      362       --       362
                                                                    ------   ------    ------   ------   ------    ------
Gain on sale of loans receivable ................................       --       --        --      562      562        --
                                                                    ------   ------    ------   ------   ------    ------
Net income ......................................................   $1,839   $1,410    $  429   $3,164   $2,345    $  819
                                                                    ======   ======    ======   ======   ======    ======
Additions to real estate investments ............................   $  248   $   --    $  248   $  116   $   --    $  116
                                                                    ======   ======    ======   ======   ======    ======

(1) Interest expense specifically identifiable to a particular division is allocated to that division. Interest expense which is not specifically allocable is allocated based on the relative total assets of each division.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Trust Managers of
PMC Commercial Trust:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, beneficiaries' equity, and cash flows present fairly, in all material respects, the financial position of PMC Commercial Trust and its subsidiaries ("the Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 9 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of or Disposal of Long-Lived Assets."

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
March 11, 2003, except for Note 18,
     as to which the date is March 27, 2003

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       DECEMBER 31,
                                                                                -------------------------
                                                                                    2002          2001
                                                                                -----------   -----------
                                      ASSETS
INVESTMENTS:
  Loans receivable, net                                                         $    71,992   $    78,486
  Real estate investments, net                                                       44,928        52,718
  Real estate investment held for sale, net                                           1,877            --
  Retained interests in transferred assets                                           23,532        17,766
  Restricted investments                                                              5,614         5,206
  Asset acquired in liquidation held for sale                                           400           424
  Cash equivalents                                                                       41           543
                                                                                -----------   -----------
TOTAL INVESTMENTS                                                                   148,384       155,143
                                                                                -----------   -----------
OTHER ASSETS:
  Due from affiliates                                                                   362            72
  Deferred borrowing costs, net                                                         268           357
  Interest receivable                                                                   243           394
  Cash                                                                                    8            14
  Other assets, net                                                                     433           367
                                                                                -----------   -----------
TOTAL OTHER ASSETS                                                                    1,314         1,204
                                                                                -----------   -----------

TOTAL ASSETS                                                                    $   149,698   $   156,347
                                                                                ===========   ===========

                   LIABILITIES AND BENEFICIARIES' EQUITY
LIABILITIES:
  Notes payable                                                                 $    41,191   $    48,370
  Revolving credit facility                                                           7,300         8,700
  Dividends payable                                                                   2,707         2,577
  Borrower advances                                                                   1,602         1,028
  Due to affiliates                                                                     584           600
  Unearned commitment fees                                                              447           183
  Interest payable                                                                      255           317
  Other liabilities                                                                   1,683         1,801
                                                                                -----------   -----------
TOTAL LIABILITIES                                                                    55,769        63,576
                                                                                -----------   -----------

Commitments and contingencies

BENEFICIARIES' EQUITY:
  Common shares of beneficial interest; authorized 100,000,000 shares of $0.01 par value; 6,579,141 and 6,574,141 shares issued at December 31, 2002 and 2001, respectively; 6,446,291 and
   6,441,291 shares outstanding at December 31, 2002 and 2001, respectively              66            66
  Additional paid-in capital                                                         94,707        94,643
  Net unrealized appreciation of retained interests in transferred assets             3,783         2,185
  Cumulative net income                                                              78,048        68,112
  Cumulative dividends                                                              (81,390)      (70,950)
                                                                                -----------   -----------
                                                                                     95,214        94,056
  Less: Treasury stock; at cost, 132,850 shares                                      (1,285)       (1,285)
                                                                                -----------   -----------
TOTAL BENEFICIARIES' EQUITY                                                          93,929        92,771
                                                                                -----------   -----------

TOTAL LIABILITIES AND BENEFICIARIES' EQUITY                                     $   149,698   $   156,347
                                                                                ===========   ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                   STATEMENTS.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              YEARS ENDED DECEMBER 31,
                                                                        -----------------------------------
                                                                           2002         2001         2000
                                                                        ----------   ----------   ---------
REVENUES:
    Interest income                                                     $    6,236   $    7,781   $  11,544
    Lease income                                                             5,743        6,271       6,844
    Income from retained interests in transferred assets                     2,893        1,815          73
    Other income                                                             1,164          540         577
                                                                        ----------   ----------   ---------
Total revenues                                                              16,036       16,407      19,038
                                                                        ----------   ----------   ---------

EXPENSES:
    Interest                                                                 3,445        4,020       6,782
    Depreciation                                                             1,845        1,858       2,027
    Advisory and servicing fees to affiliate, net                            1,793        1,729       1,905
    General and administrative                                                 255          226         146
    Professional fees                                                          130          116          99
    Provision for loan losses                                                   65          200         600
    Impairment loss on asset acquired in liquidation held for sale              54           --          --
    Realized losses on retained interests in transferred assets                 53           81          --
                                                                        ----------   ----------   ---------
Total expenses                                                               7,640        8,230      11,559
                                                                        ----------   ----------   ---------

INCOME FROM CONTINUING OPERATIONS                                            8,396        8,177       7,479
                                                                        ----------   ----------   ---------

DISCONTINUED OPERATIONS:
  Gain on sale of real estate investments                                      663           --          --
  Net earnings                                                                 315          475         465
                                                                        ----------   ----------   ---------
                                                                               978          475         465
                                                                        ----------   ----------   ---------
GAIN ON SALE OF ASSETS:
  Gain on sale of real estate investments                                       --        1,350         304
  Gain on sale of loans receivable                                             562        1,433       1,117
                                                                        ----------   ----------   ---------
                                                                               562        2,783       1,421
                                                                        ----------   ----------   ---------

NET INCOME                                                              $    9,936   $   11,435   $   9,365
                                                                        ==========   ==========   =========

WEIGHTED AVERAGE SHARES OUTSTANDING:
    Basic                                                                    6,444        6,431       6,520
                                                                        ==========   ==========   =========
    Diluted                                                                  6,456        6,443       6,520
                                                                        ==========   ==========   =========

BASIC AND DILUTED EARNINGS PER SHARE:
    Income from continuing operations and gain on sale of assets        $     1.39   $     1.71   $     1.37
                                                                        ==========   ==========   ==========

    Discontinued operations                                             $     0.15   $     0.07   $     0.07
                                                                        ==========   ==========   ==========

    Net income                                                          $     1.54   $     1.78   $     1.44
                                                                        ==========   ==========   ==========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                   STATEMENTS.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                 (IN THOUSANDS)

                                                           YEARS ENDED DECEMBER 31,
                                                     -------------------------------------
                                                         2002          2001         2000
                                                     ----------    ----------    ---------
NET INCOME                                           $    9,936    $   11,435    $   9,365
                                                     ----------    ----------    ---------

Change in net unrealized appreciation
 of retained interests in transferred
 assets:

  Net unrealized appreciation arising during
   period                                                 2,016         1,435          877

  Less realized gains included in net income               (418)         (127)          --
                                                     ----------    ----------    ---------

                                                          1,598         1,308          877
                                                     ----------    ----------    ---------

COMPREHENSIVE INCOME                                 $   11,534    $   12,743    $  10,242
                                                     ==========    ==========    =========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                   STATEMENTS.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF BENEFICIARIES' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                             NET
                                                                          UNREALIZED
                                    COMMON                               APPRECIATION
                                  SHARES OF                              OF RETAINED
                                  BENEFICIAL                ADDITIONAL   INTERESTS IN
                                   INTEREST        PAR       PAID-IN     TRANSFERRED
                                 OUTSTANDING      VALUE      CAPITAL        ASSETS
                                 -----------   ----------   ----------   ------------
BALANCES, JANUARY 1, 2000         6,536,896    $       65   $   94,349    $       --
Net unrealized appreciation              --            --           --           877
Shares repurchased                 (105,250)           --           --            --
Dividends ($1.75 per share)              --            --           --            --
Net income                               --            --           --            --
                                  ---------    ----------   ----------    ----------

BALANCES, DECEMBER 31, 2000       6,431,646            65       94,349           877
Net unrealized appreciation              --            --           --         1,308
Shares repurchased                  (40,829)           --           --            --
Shares issued through
 exercise of stock options           50,474             1          294            --
Dividends ($1.52 per share)              --            --           --            --
Net income                               --            --           --            --
                                  ---------    ----------   ----------    ----------

BALANCES, DECEMBER 31, 2001       6,441,291            66       94,643         2,185
Net unrealized appreciation              --            --           --         1,598
Shares issued through exercise
 of stock options                     5,000            --           64            --
Dividends ($1.62 per share)              --            --           --            --
Net income                               --            --           --            --
                                  ---------    ----------   ----------    ----------
BALANCES, DECEMBER 31, 2002       6,446,291    $       66   $   94,707    $    3,783
                                  =========    ==========   ==========    ==========

                                 CUMULATIVE                                   TOTAL
                                     NET      CUMULATIVE      TREASURY    BENEFICIARIES'
                                   INCOME      DIVIDENDS       STOCK         EQUITY
                                 ----------   -----------   -----------   --------------
BALANCES, JANUARY 1, 2000        $   47,312   $  (49,794)   $       --     $   91,932
Net unrealized appreciation              --           --            --            877
Shares repurchased                       --           --        (1,022)        (1,022)
Dividends ($1.75 per share)              --      (11,367)           --        (11,367)
Net income                            9,365           --            --          9,365
                                 ----------   ----------    ----------     ----------

BALANCES, DECEMBER 31, 2000          56,677      (61,161)       (1,022)        89,785
Net unrealized appreciation              --           --            --          1,308
Shares repurchased                       --           --          (443)          (443)
Shares issued through
 exercise of stock options               --           --           180            475
Dividends ($1.52 per share)              --       (9,789)           --         (9,789)
Net income                           11,435           --            --         11,435
                                 ----------   ----------    ----------     ----------

BALANCES, DECEMBER 31, 2001          68,112      (70,950)       (1,285)        92,771
Net unrealized appreciation              --           --            --          1,598
Shares issued through exercise
 of stock options                        --           --            --             64
Dividends ($1.62 per share)              --      (10,440)           --        (10,440)
Net income                            9,936           --            --          9,936
                                 ----------   ----------    ----------     ----------
BALANCES, DECEMBER 31, 2002      $   78,048   $  (81,390)   $   (1,285)    $   93,929
                                 ==========   ==========    ==========     ==========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                               YEARS ENDED DECEMBER 31,
                                                                                      ------------------------------------------
                                                                                          2002           2001           2000
                                                                                      ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                          $     9,936    $    11,435    $     9,365
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                            1,903          2,101          2,250
    Realized loss on retained interest in transferred assets                                   53             81             --
    Impairment loss on asset acquired in liquidation held for sale                             54             --             --
    Gain on sale of assets                                                                 (1,225)        (2,783)        (1,421)
    Accretion of commitment fees                                                             (368)          (485)          (533)
    Amortization of borrowing costs                                                            89             58            106
    Provision for loan losses                                                                  65            200            600
    Commitment fees collected, net                                                            575            521            547
    Construction monitoring fees collected, net                                                10             32             63
    Due to affiliates                                                                        (292)        (1,380)          (215)
    Other operating assets and liabilities                                                    413           (582)           554
                                                                                      -----------    ------------   -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                  11,213          9,198         11,316
                                                                                      -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans funded, net                                                                       (30,732)       (51,683)       (22,508)
  Principal collected                                                                      12,268          5,935         16,108
  Proceeds from sale of property, net                                                       3,017         12,695          3,063
  Proceeds from structured loan sale transactions, net                                     24,040         29,529         49,167
  Proceeds from retained interests in transferred assets                                      954            633             --
  Investment in retained interests in transferred assets                                   (1,617)        (1,627)        (2,311)
  Purchase of real estate and furniture, fixtures, and equipment                             (388)          (490)            --
  Proceeds received from (investment in) asset acquired in liquidation, net                   (30)            71             86
  Release of (investment in) restricted investments, net                                     (408)         1,503          2,907
                                                                                      -----------    -----------    -----------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                         7,104         (3,434)        46,512
                                                                                      -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common shares                                                      64            295             --
  Purchase of treasury stock                                                                   --           (263)        (1,022)
  Proceeds from (payments on) revolving credit facility, net                               (1,400)         8,700        (34,605)
  Payment of principal on notes payable                                                    (7,179)        (4,865)        (9,917)
  Payment of dividends                                                                    (10,310)        (9,561)       (12,025)
                                                                                      -----------    -----------    -----------
NET CASH USED IN FINANCING ACTIVITIES                                                     (18,825)        (5,694)       (57,569)
                                                                                      -----------    -----------    -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                         (508)            70            259
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                                  557            487            228
                                                                                      -----------    -----------    -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                                                $        49    $       557    $       487
                                                                                      ===========    ===========    ===========

SUPPLEMENTAL DISCLOSURES:
  Loans and interest receivable transferred to SPEs, net                              $     2,810    $     2,814    $     6,125
                                                                                      ===========    ===========    ===========
  Loan receivable originated in connection with sale of hotel property                $     2,044    $        --    $        --
                                                                                      ===========    ===========    ===========
  Interest paid                                                                       $     3,280    $     3,808    $     6,654
                                                                                      ===========    ===========    ===========
  Reclassification from loans receivable to asset acquired in liquidation held for
   sale                                                                               $        --    $        --    $     1,181
                                                                                      ===========    ===========    ===========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                   STATEMENTS.

                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS

    PMC Commercial Trust ("PMC Commercial" or together with its wholly-owned subsidiaries, "we", "us" or "our") was organized in 1993 as a Texas real estate investment trust ("REIT"). Our common shares of beneficial interest ("Common Shares") are traded on the American Stock Exchange (symbol "PCC"). We obtain income from the yield earned on the investment portfolio, other related fee income from our lending activities and rental income from property ownership. To date, these investments have been principally in the hospitality industry. Our investment advisor is PMC Advisers, Ltd. and its subsidiary ("PMC Advisers" or the "Investment Manager"), an indirect wholly-owned subsidiary of PMC Capital, Inc. ("PMC Capital"), a regulated investment company traded on the American Stock Exchange (symbol "PMC") and related to us through common management.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of PMC Commercial Trust and its wholly-owned subsidiaries, including PMC Commercial Trust, Ltd. 1998-1, a Delaware corporation formed in conjunction with our 1998 structured loan financing transaction. All material intercompany balances and transactions have been eliminated.

    Our ownership interest in special purpose entities ("SPEs") created in conjunction with structured loan sale transactions are accounted for as retained interests in transferred assets ("Retained Interests") in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140"). At December 31, 2002, the SPEs are PMC Joint Venture, L.P. 2000 (the "2000 Joint Venture"), PMC Joint Venture, L.P. 2001 (the "2001 Joint Venture") and PMC Joint Venture, L.P. 2002-1 (the "2002 Joint Venture," and together with the 2000 Joint Venture and the 2001 Joint Venture, the "Joint Ventures") of which we own approximately 66%, 39% and 39%, respectively. PMC Capital owns the remaining interests in the Joint Ventures.

LOANS RECEIVABLE, NET

    Loans receivable are carried at their outstanding principal balance less net deferred fee revenue and loan loss reserves. Deferred fee revenue is included as a reduction to the carrying value of loans receivable and consists of non-refundable fees less certain direct loan origination costs which are being recognized over the life of the related loan receivable as an adjustment of the yield. A loan loss reserve is established by our Board of Trust Managers based on a determination, through an evaluation of the recoverability of individual loans receivable, that significant doubt exists as to the ultimate realization of the loan receivable. The determination of whether significant doubt exists and whether a loan loss reserve is necessary for each loan receivable requires judgment and considers the facts and circumstances existing at the evaluation date. Our evaluation of the adequacy of the reserve is based on a review of our historical loss experience, known and inherent risks in the loan portfolio, adverse circumstances that may affect the ability of the borrower to repay interest and/or principal and, to the extent payment appears impaired, the estimated value of collateral.

REAL ESTATE INVESTMENTS, NET

    Real estate investments are recorded at cost. Depreciation is provided on the straight-line method based upon the estimated useful lives of the assets. The buildings and improvements are being depreciated utilizing a 35-year useful life and the furniture, fixtures and equipment are being depreciated over a seven-year useful life. Upon retirement or sale, the cost and related accumulated depreciation are removed from our books and any resulting gains or losses are included in the consolidated statements of income. Under the lease agreements with the lessee of our properties, routine maintenance and repairs are the responsibility of the lessee and are charged to the lessee's operations as incurred; major replacements, renewals and improvements are capitalized.

REAL ESTATE INVESTMENT HELD FOR SALE, NET

    Our real estate investment held for sale is carried at the lower of cost or estimated fair value less selling costs. When an asset is identified by management as held for sale and the sale of the asset is expected to occur within the next twelve months, the property is classified as held for sale and depreciation is discontinued.

RETAINED INTERESTS

    Retained Interests represent our interest in SPEs created in conjunction with our structured loan sale transactions. Retained Interests are carried at estimated fair value, with realized gains and losses included in net income and unrealized gains and losses recorded in beneficiaries' equity. The fair value of our Retained Interests is based on estimates of the present value of future cash flows we expect to receive. Estimated future cash flows are based in part upon an estimate of prepayment speeds and loan losses. Prepayments speeds and loan losses are estimated based on the current and anticipated interest rate and competitive environments, the performance of the loan pool and our historical experience with these and similar loans receivable. The discount rates that we utilize are determined for each of the components of the Retained Interests as estimates of market rates based on interest rate levels considering the risks inherent in the transaction. There can be no assurance of the accuracy of these estimates. Any appreciation of the Retained Interests is included in the accompanying balance sheet in beneficiaries' equity while any depreciation of our Retained Interests is either included in the accompanying statement of income as either a realized loss (if there is a reduction in expected future cash flows) or on our balance sheet in beneficiaries' equity as an unrealized loss.

CASH AND CASH EQUIVALENTS

    We generally consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At various times during the year we maintain cash, cash equivalents and restricted investments in accounts in excess of federally insured limits with various financial institutions. We regularly monitor the financial institutions and do not believe a significant credit risk is associated with the deposits in excess of federally insured amounts.

ASSET ACQUIRED IN LIQUIDATION HELD FOR SALE

    Our asset acquired in liquidation held for sale is carried at the lower of cost or estimated fair value of the collateral obtained upon foreclosure of the real estate collateralizing the loan receivable, less selling costs. Our asset acquired in liquidation held for sale is regularly evaluated for impairment.

DEFERRED BORROWING COSTS

    Costs incurred in connection with the issuance of notes payable are being amortized to interest expense over the life of the related obligation using the effective interest method.

INTEREST INCOME

    Interest income includes interest earned on loans and our short-term investments. Interest income on loans is accrued as earned with the accrual of interest generally suspended when the related loan becomes a non-accrual loan. Loans receivable are generally classified as non-accrual (a "Non-Accrual Loan") if (i) they are past due as to payment of principal or interest for a period of more than 60 days, (ii) a loan or a portion of a loan is classified as doubtful or is charged-off or (iii) loans receivable that are current or past due less than 60 days if the repayment in full of principal and/or interest is in doubt. Interest income on a Non-Accrual Loan is recognized on the cash basis and we reverse previously recorded interest income which is deemed uncollectible.

    When originating a loan receivable, we charge a commitment fee. These fees, net of costs, are deferred and recognized as an adjustment of yield over the life of the related loan receivable using the effective interest method.

LEASE INCOME

    Lease income represents base and percentage rents on our properties. The fixed lease payments are reported as income in accordance with the terms of the lease agreements. In addition, we receive a fixed percentage of the monthly room revenue of our leased properties which is reported as income when earned.

INCOME FROM RETAINED INTERESTS

    The income from our Retained Interests is comprised of the yield earned on our Retained Interests which is determined based on estimates of future cash flows and includes any fees collected (i.e., late fees, prepayment fees, etc.) by the SPEs in excess of anticipated fees. We update our cash flow assumptions on a quarterly basis and any changes to cash flow assumptions impact the yield on our Retained Interests.

INCOME TAXES

    We have elected to be taxed as a REIT under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent we qualify for taxation as a REIT, we generally will not be subject to a federal corporate income tax on our taxable income that is distributed to our shareholders. In order to remain qualified as a REIT under the Code, we must satisfy various requirements in each taxable year, including, among others, limitations on share ownership, asset diversification, sources of income, and the distribution of at least 90% of our taxable income within the specified time in accordance with the Code.

DISTRIBUTIONS TO SHAREHOLDERS

    Distributions to shareholders are recorded on the ex-dividend date.

IMPAIRMENT OF LONG-LIVED ASSETS

    Long-lived assets to be held and used and to be disposed of are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable or if depreciation periods should be modified.

    If facts or circumstances support the possibility of impairment, we will prepare a projection of the undiscounted future cash flows without interest charges of the specific property and determine if the investment in the property is recoverable based on the undiscounted future cash flows. If impairment is indicated, an adjustment will be made to the carrying value of the property based on the difference between the current estimated fair value and the carrying amount of the asset. No impairment was deemed to exist on our real estate investments held and used at December 31, 2002.

    We assess the recoverability of our real estate investments held for sale and assets acquired in liquidation held for sale based on estimated sales values. We assessed impairment for each asset based on the estimated sales price less anticipated selling costs. As of December 31, 2002, we recorded an impairment loss of $54,000 on our asset acquired in liquidation held for sale.

STOCK-BASED COMPENSATION PLANS

    At December 31, 2002, we have two stock-based compensation plans, which are described more fully in Note 12. We have accounted for these plans under the recognition and measurement provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," prospectively to all awards granted, modified, or settled after January 1, 2003. Awards under the plans generally vest immediately.

    The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period:

                                  DECEMBER 31, 2002          DECEMBER 31, 2001          DECEMBER 31, 2000
                               -----------------------    -----------------------    -----------------------
                               AS REPORTED   PRO-FORMA    AS REPORTED   PRO-FORMA    AS REPORTED   PRO-FORMA
                               -----------   ---------    -----------   ---------    -----------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
SFAS No. 123 Charge             $     --     $     33      $     --     $     40      $     --     $     10
APB No. 25 Charge               $     --     $     --      $     --     $     --      $     --     $     --
Net income                      $  9,936     $  9,903      $ 11,435     $ 11,395      $  9,365     $  9,355
Basic earnings per share        $   1.54     $   1.54      $   1.78     $   1.77      $   1.44     $   1.43
Diluted earnings per share      $   1.54     $   1.54      $   1.78     $   1.77      $   1.44     $   1.43

    The effects of applying SFAS No. 123 in this pro-forma disclosure are not indicative of future amounts.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and,
(ii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from our estimates. Our most sensitive estimates involve valuing and recording income on the Retained Interests and in determining loan loss reserves for loans receivable.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The statement, which is effective for financial statements issued for fiscal years beginning after May 15, 2002 rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result of this rescission, the criteria in APB Opinion No. 30 will now be used to determine the classification of gains and losses resulting from the extinguishment of debt. The statement also amends SFAS No. 13 to require that when a capital lease is modified in such a way that the change in the lease provisions establishes a new lease which is classified as an operating lease, the asset and lease obligation under the capital lease should be removed, a gain or loss for the difference should be recorded and the new lease should be accounted for as an operating lease. The implementation of SFAS No. 145 on January 1, 2003 will not have a material impact on our consolidated financial statements.

    In June 2002, SFAS No. 146, "Accounting for Exit or Disposal Activities" was issued. SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of cost associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force has set forth in Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS No. 146 also includes (i) costs related to terminating a contract that is not a capital lease and (ii) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 will be effective for financial statements issued for fiscal years beginning after December 15, 2002. The implementation of SFAS No. 146 on January 1, 2003 will not have a material impact on our consolidated financial statements.

    FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45") in November 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. FIN 45 also incorporates, without change, the guidance in FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others," which is being superseded. We adopted the disclosure requirements of FIN 45 at December 31, 2002.

    In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure" was issued. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 improves the prominence and clarity of the pro-forma disclosures required by SFAS No. 123 by prescribing a specific tabular format and by requiring disclosure in the Summary of Significant Accounting Policies footnote or its equivalent. In addition, SFAS No. 148 improves the timeliness of these disclosures by requiring their inclusion in financial reports for interim periods. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123 prospectively to all awards granted, modified or settled after January 1, 2003.

    FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB 51" ("FIN 46") in January 2003. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights, Variable Interest Entities ("VIEs"), and how to determine when and which business enterprise should consolidate the VIE ("the primary beneficiary"). This new model for consolidation applies to an entity which either (i) the equity investors, if any, do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 will not impact our consolidated financial statements since it is not applicable to qualifying SPEs accounted for in accordance with SFAS No. 140.

RECLASSIFICATIONS

    Certain prior period amounts have been reclassified to conform to current year presentation. These reclassifications had no effect on previously reported net income or total beneficiaries' equity.

NOTE 2. LOANS RECEIVABLE, NET:

    Loans receivable, net, consisted of the following:

                                                   DECEMBER 31,
                                          --------------------------
                                              2002           2001
                                          -----------    -----------
                                                (IN THOUSANDS)
Loans receivable                          $   72,816     $   79,525
Less:
  Deferred commitment fees, net                 (459)          (739)
  Loan loss reserves                            (365)          (300)
                                          ----------     ----------
Loans receivable, net                     $   71,992     $   78,486
                                          ==========     ==========

    At December 31, 2002 and 2001, respectively, approximately $42.1 million (58%) and $11.5 million (15%) of our loans receivable had a variable interest rate (reset on a quarterly basis) based primarily on LIBOR and $29.9 million (42%) and $67.0 million (85%) had fixed interest rates, respectively. The weighted average interest rate on our variable-rate loans receivable was 5.4% and 6.8% at December 31, 2002 and 2001, respectively. The weighted average interest rate on our fixed-rate loans receivable was 10.4% and 10.1% at December 31, 2002 and 2001, respectively.

    Loans receivable with a balance of $1.8 million and $1.4 million at December 31, 2002 and 2001, respectively, have been identified as problem loans or litigation has commenced against the borrowers. At December 31, 2002 and 2001, these loans receivable were current as to payments of principal and interest.

    Our loans receivable are 100% concentrated in the hospitality industry at December 31, 2002. Any economic factors that negatively impact the hospitality industry could have a material adverse effect on our financial condition or results of operations. At December 31, 2002, approximately 27% of our loans receivable consisted of loans receivable to borrowers in Texas. No other state had a concentration of 10% or greater at December 31, 2002.

NOTE 3. REAL ESTATE INVESTMENTS:

    Our real estate investments consist of hospitality properties (the "Hotel Properties") we purchased in 1998 and 1999 from Arlington Hospitality, Inc. ("Arlington") under a sale/leaseback agreement (the "Lease Agreement").

    Pursuant to the Lease Agreement, we lease the Hotel Properties to Arlington Inns, Inc., a wholly-owned subsidiary of Arlington, for an initial 10-year period which expires in June 2008, with two renewal options of five years each and a third option for two years which expires in September 2020, and with consumer price index increases up to a maximum of 2% per year. Arlington guarantees the lease payment obligation of Arlington Inns, Inc. Arlington is a public entity that files periodic reports with the Securities and Exchange Commission and additional information about Arlington can be obtained from the SEC's website at www.sec.gov.

    As of December 31, 2002, the 2003 annual base rent payment for the Hotel Properties is $5.5 million. In addition to our base rent we receive percentage rent equal to 4% of the gross room revenues of the Hotel Properties.

    Our real estate investments consisted of the following:

                                                                              DECEMBER 31,
                                                     DECEMBER 31, 2002            2001
                                                 -------------------------    ------------
                                                                   REAL
                                                                  ESTATE
                                                    REAL        INVESTMENT        REAL
                                                   ESTATE        HELD FOR        ESTATE
                                                 INVESTMENTS       SALE        INVESTMENTS
                                                 -----------    ----------     -----------
                                                            (DOLLARS IN THOUSANDS)
Land                                             $   5,347       $    263       $   6,153
Buildings and improvements                          42,231          1,682          47,953
Furniture, fixtures and equipment                    4,681            214           4,889
                                                 ---------       --------       ---------
                                                    52,259          2,159          58,995
Accumulated depreciation                            (7,331)          (282)         (6,277)
                                                 ---------       --------       ---------
                                                 $  44,928       $  1,877       $  52,718
                                                 =========       ========       =========
Number of Hotel Properties                              21              1              24
                                                 =========       ========       =========

    The real estate investment held for sale is under contract for approximately $2.2 million pursuant to our Lease Agreement and is expected to be completed prior to June 2003.

NOTE 4. RETAINED INTERESTS IN TRANSFERRED ASSETS:

    In our structured loan sale transactions detailed below, we contributed loans receivable to an SPE in exchange for an ownership interest in that entity. The SPE issued notes payable (the "Structured Notes") (usually through a private placement) to third parties ("Structured Noteholders"). The SPE then distributed a portion of the proceeds from the Structured Notes to us. The Structured Notes are collateralized solely by the assets of the SPE which means that should the SPE fail to make payments on the Structured Notes, the Structured Noteholders have no recourse to us. Upon the completion of our structured loan sale transactions, we recorded the transfer of loans receivable as a sale since the SPE meets the definition of a qualifying SPE as outlined in SFAS No. 140. As a result, the loans receivable contributed to the SPE, the Structured Notes issued by the SPE, and the operating results of the SPE are not included in our consolidated financial statements. The difference between (i) the carrying value of the loans receivable sold and (ii) the relative fair value of the sum of (a) the cash received and (b) the present value of estimated future cash flows from the Retained Interests, constituted the gain or loss on sale. Retained Interests are carried at estimated fair value, with realized gains and losses recorded in net income and unrealized gains and losses recorded in beneficiaries' equity.

    Information pertaining to our structured loan sale transactions was as follows. Amounts represent PMC Commercial's share of the respective Joint Ventures.

                                                2000             2001             2002
                                            JOINT VENTURE    JOINT VENTURE    JOINT VENTURE
                                           --------------   --------------   --------------
                                               (DOLLARS IN THOUSANDS, EXCEPT FOOTNOTES)
Transaction date                                12/18/00          6/27/01          4/12/02
AT INCEPTION:
  Principal amount of sold loans           $      55,675    $      32,662    $      27,286
  Structured Notes issued                  $      49,550    $      30,063    $      24,557
  Interest rate on the Structured                   7.28%            6.36%            6.67%
  Notes (fixed)
  Structured Notes rating (1)                      "Aaa"            "Aaa"            "Aaa"
  Weighted average interest rate on loan            9.63%            9.62%            9.23%
  Weighted average remaining life (2)         5.16 years       5.15 years       5.38 years
  Aggregate losses assumed (3)                      2.37%            2.80%            2.88%
  Constant prepayment rate assumption(4)               8%               9%               9%
  Discount rate assumptions                 9.3% to 14.0%    8.5% to 13.3%    8.2% to 12.9%
  Net gain recorded (5)                    $       1,117    $       1,433    $         562
  Value of Retained Interests              $      11,174    $       5,871    $       5,293
AT DECEMBER 31, 2002:
  Principal outstanding on sold loans(6)   $      49,975    $      28,951    $      26,825
  Structured Notes balance outstanding     $      44,572    $      26,384    $      24,135
  Cash in the collection account           $         523    $         282    $         308
  Cash in the reserve account              $       3,034    $       1,742    $       1,614
  Weighted average interest rate on loan            9.64%            9.60%            9.23%
  Constant prepayment rate assumption(4)             9.5%             9.5%             9.5%
  Discount rate assumptions (7)             6.7% to 11.4%    6.7% to 11.4%    7.1% to 11.8%
  Weighted average remaining life (2)         4.14 years       5.05 years       5.14 years
  Aggregate losses assumed (3)                      2.65%            3.38%            3.38%
  Aggregate principal losses to date                  --%              --%              --%

(1) Structured Notes issued by the SPEs were rated by Moody's Investors Service, Inc.

(2) The weighted average remaining life was calculated by summing the product of
    (i) the sum of the principal collections expected in each future period multiplied by (ii) the number of periods until collection, and then dividing that total by the (iii) initial or remaining (as applicable) principal balance.

(3) Represents aggregate estimated losses as a percentage of the principal outstanding based upon per annum estimated losses that ranged from 0.4% to 0.8%.

(4) The prepayment rate was based on anticipated principal prepayments considering the loans sold and other similar loans.

(5) The net gain recorded does not include $877,000, $520,000 and $439,000 for the 2000 Joint Venture, the 2001 Joint Venture and the 2002 Joint Venture, respectively, which was deferred and recorded as unrealized appreciation in our beneficiaries' equity in accordance with SFAS No. 140.

(6) Approximately 93% concentrated in the hospitality industry, 21% to borrowers in Texas and 10% to borrowers in Arizona. No other state had a concentration of 10% or greater at December 31, 2002.

(7) Discount rates utilized were (i) 6.7% to 7.1% for our required overcollateralization, (ii) 8.4% to 8.8% for our reserve funds and (iii) 11.4% to 11.8% for our interest-only strip receivables.

    The value of our Retained Interests is based upon an estimate of the discounted future cash flows we will receive. In determining the present value of expected future cash flows, estimates are made in determining the amount and timing of those cash flows and the discount rates. The amount and timing of cash flows is generally determined based on estimates of loan losses and anticipated prepayment speeds relating to the loans receivable contributed to the SPE. Actual loan losses and prepayments may vary significantly from assumptions. The discount rates that we utilize in computing the estimated fair value are based upon estimates of the inherent risks associated with each cash flow stream. Due to the limited number of entities that conduct transactions with similar assets, the relatively small size of our Retained Interests and the limited number of buyers for such assets, no readily ascertainable market exists. Therefore, our estimate of the fair value may or may not vary from what a willing buyer would pay for these assets.

The components of our Retained Interests are as follows:

(1) Our required overcollateralization (the "OC Piece"). The OC Piece represents the excess of the loans receivable contributed to the SPE over the notes payable issued by the SPE and serves as additional collateral for the Structured Noteholders.

(2) The "Reserve Fund" and the interest earned thereon. The Reserve Fund represents cash that is required to be kept in a liquid cash account by the SPE as collateral for the Structured Noteholders, a portion of which was contributed by us to the SPE upon formation and a portion which is built up over time by the SPE from the cash flows of the underlying loans receivable.

(3) The interest-only strip receivable (the "IO Receivable"). The IO Receivable is comprised of the cash flows that will be received by us in the future after payment by the SPE of (a) all interest and principal due to the Structured Noteholders, (b) all principal and interest due on the OC Piece,
    (c) any required funding of the Reserve Fund and (d) on-going costs of the transaction.

    Our Retained Interests consisted of the following:

                                              DECEMBER 31, 2002
                       --------------------------------------------------------------
                                               VALUE
                       ---------------------------------------------------
                       OC PIECE   RESERVE FUND   IO RECEIVABLE     TOTAL       COST
                       --------   ------------   -------------    --------   --------
                                                (IN THOUSANDS)
2002 Joint Venture     $  3,180     $ 1,261         $ 1,351       $  5,792   $  5,064
2001 Joint Venture        3,168       1,391           2,106          6,665      5,373
2000 Joint Venture        6,549       2,464           2,062         11,075      9,312
                       --------     -------         -------       --------   --------
                       $ 12,897     $ 5,116         $ 5,519       $ 23,532   $ 19,749
                       ========     =======         =======       ========   ========

                                              DECEMBER 31, 2001
                       --------------------------------------------------------------
                                               VALUE
                       ---------------------------------------------------
                       OC PIECE   RESERVE FUND   IO RECEIVABLE     TOTAL       COST
                       --------   ------------   -------------    --------   --------
                                               (IN THOUSANDS)
2001 Joint Venture     $ 2,882       $ 1,354        $ 2,065      $   6,301   $  5,709
2000 Joint Venture       6,301         2,425          2,739         11,465      9,872
                       -------       -------        -------      ---------   --------
                       $ 9,183       $ 3,779        $ 4,804      $  17,766   $ 15,581
                       =======       =======        =======      =========   ========

    The following is a sensitivity analysis of our Retained Interests at December 31, 2002 to highlight the volatility that results when prepayments, loan losses and discount rates are different than assumptions:

                CHANGED ASSUMPTION                       PRO-FORMA VALUE   ASSET CHANGE
                ------------------                       ---------------   ------------
                                                                  (IN THOUSANDS)
Losses increase by 50 basis points per annum (1)            $  21,751        ($1,781)
Losses increase by 100 basis points per annum (1)           $  20,040        ($3,492)
Rate of prepayment increases by 5% per annum (2)            $  22,714        ($  818)
Rate of prepayment increases by 10% per annum (2)           $  22,178        ($1,354)
Discount rates increase by 100 basis points                 $  22,481        ($1,051)
Discount rates increase by 200 basis points                 $  21,500        ($2,032)

(1) If we experience losses (i.e., in excess of anticipated losses), the effect on our Retained Interests would first reduce the value of our IO Receivables. To the extent the IO Receivables could not fully absorb the losses, the effect would then be to reduce the value of our Reserve Funds and then the value of our OC Pieces.

(2) For example, an 8% assumed rate of prepayment would be increased to 13% or 18% based on increases of 5% or 10% per annum, respectively.

    These sensitivities are hypothetical and should be used with caution. Pro-forma values based on changes in these assumptions generally cannot be extrapolated since the relationship of the change in assumptions to the change in fair value may not be linear. The effect of a variation in a particular assumption on the fair value of our Retained Interests is calculated without changing any other assumption. In reality, changes in one factor are not isolated from changes in another which might magnify or counteract the sensitivities.

    The following information summarizes the financial position of the Joint Ventures at December 31, 2002 and 2001. We owned approximately 66% of the 2000 Joint Venture, 39% of the 2001 Joint Venture and 39% of the 2002 Joint Venture as of December 31, 2002. We owned approximately 67% of the 2000 Joint Venture and 41% of the 2001 Joint Venture as of December 31, 2001.

SUMMARY OF FINANCIAL POSITION (1)

                                                                                      2002
                               2000 JOINT VENTURE          2001 JOINT VENTURE     JOINT VENTURE
                            ------------------------    -----------------------   -------------
                               2002          2001          2002         2001          2002
                            ----------    ----------    ---------    ----------   -------------
                                                      (IN THOUSANDS)
Loans Receivable, Net        $ 70,627      $ 79,695      $ 73,220     $ 78,177      $ 69,025
                             ========      ========      ========     ========      ========
Liquidation, Net             $  1,411      $     --      $     --     $     --      $     --
                             ========      ========      ========     ========      ========
Total Assets                 $ 76,434      $ 85,716      $ 81,302     $ 83,600      $ 74,322
                             ========      ========      ========     ========      ========
Notes Payable                $ 62,658      $ 71,100      $ 69,146     $ 71,768      $ 62,152
                             ========      ========      ========     ========      ========
Total Liabilities            $ 62,848      $ 71,316      $ 69,329     $ 71,958      $ 62,325
                             ========      ========      ========     ========      ========
Partners' Capital            $ 13,586      $ 14,400      $ 11,973     $ 11,642      $ 11,997
                             ========      ========      ========     ========      ========

(1) Balances represent 100% of the limited partnership interests for the Joint Ventures.

    The following information summarizes the results of operations for the Joint Ventures.

RESULTS OF OPERATIONS (1)

                                                                                         2002
                                  2000 JOINT VENTURE            2001 JOINT VENTURE   JOINT VENTURE
                          ---------------------------------   ---------------------  -------------
                             2002        2001      2000 (2)      2002      2001 (3)     2002 (4)
                          ---------   ---------   ---------   ---------   ---------   ----------
                                                     (IN THOUSANDS)
Interest Income            $ 7,092     $ 7,936      $  295     $ 7,507     $ 4,028     $ 4,850
                           =======     =======      ======     =======     =======     =======
Total Revenues             $ 7,351     $ 8,169      $  298     $ 7,815     $ 4,222     $ 4,897
                           =======     =======      ======     =======     =======     =======
Interest Expense           $ 4,988     $ 5,277      $  181     $ 4,463     $ 2,387     $ 2,999
                           =======     =======      ======     =======     =======     =======
Provision for Losses       $ 1,514     $    --      $   --     $   140     $    --     $    --
                           =======     =======      ======     =======     =======     =======
Total Expenses             $ 6,752     $ 5,526      $  181     $ 4,849     $ 2,507     $ 3,153
                           =======     =======      ======     =======     =======     =======
Net Income                 $   599     $ 2,643      $  117     $ 2,966     $ 1,715     $ 1,744
                           =======     =======      ======     =======     =======     =======

(1) Amounts represent 100% of the limited partnership interests for the Joint Ventures.

(2) From December 18, 2000 to December 31, 2000

(3) From June 27, 2001 to December 31, 2001

(4) From April 12, 2002 to December 31, 2002

    Our ownership of the Joint Ventures is based on our share of the capital of the respective Joint Ventures. Our share of the cash flows from the Joint Ventures is allocated based on the cash flows from the underlying loans receivable contributed by us to the respective Joint Venture less allocated costs based on the remaining principal on the underlying loans receivable contributed by us divided by all loans receivable held by the respective Joint Venture.

         Our limited partnership allocation of the assets, liabilities and partners' capital of the Joint Ventures was as follows:

                                      DECEMBER 31, 2002                 DECEMBER 31, 2001
                            -------------------------------------    -----------------------
                            2000 JOINT    2001 JOINT   2002 JOINT    2000 JOINT   2001 JOINT
                              VENTURE       VENTURE      VENTURE       VENTURE      VENTURE
                            ----------    ----------   ----------    ----------   ----------
                                                     (IN THOUSANDS)
Loans Receivable, Net        $ 49,844      $ 28,951     $ 26,825      $ 53,083     $ 29,529
Assets                       $ 53,707      $ 31,070     $ 28,838      $ 57,127     $ 31,678
Liabilities                  $ 44,707      $ 26,454     $ 24,202      $ 47,506     $ 27,025
Partners' Capital            $  9,000      $  4,616     $  4,636      $  9,621     $  4,653

         Our limited partnership allocation of the net income of the Joint Ventures was as follows:

                                                                                             2002
                               2000 JOINT VENTURE               2001 JOINT VENTURE       JOINT VENTURE
                        --------------------------------       --------------------      -------------
                          2002        2001      2000 (1)         2002      2001 (2)        2002 (3)
                        -------     -------     --------       -------     --------        --------
                                                    (IN THOUSANDS)
Net Income              $ 1,501     $ 1,887       $ 71         $ 1,072      $  743          $  675
                        =======     =======       ====         =======      ======          ======

(1) From December 18, 2000 to December 31, 2000

(2) From June 27, 2001 to December 31, 2001

(3) From April 12, 2002 to December 31, 2002

         In accordance with SFAS No. 140, our consolidated financial statements do not include the assets, liabilities, partners' capital, revenues or expenses of the Joint Ventures. As a result, at December 31, 2002 and 2001 our consolidated balance sheets do not include the $113.6 million and $88.8 million in assets, respectively, and $95.4 million and $74.5 million in liabilities, respectively, related to these structured loan sale transactions recorded by our SPEs. Our Retained Interests related to these structured loan sale transactions were $23.5 million and $17.8 million at December 31, 2002 and 2001, respectively, including unrealized appreciation of $3.8 million and $2.2 million, respectively.

         The income from our Retained Interests is comprised of the yield earned on our Retained Interests which is determined based on estimates of future cash flows and includes any fees collected (i.e., late fees, prepayment fees, etc.) by the SPEs in excess of anticipated fees. We update our cash flow assumptions on a quarterly basis and any changes to cash flow assumptions impact the yield on our Retained Interests. The annualized yield on our Retained Interests was 13.2% and 12.7% during 2002 and 2001, respectively. Our first structured loan sale transaction was completed on December 18, 2000; therefore, we had minimal income of $73,000 during 2000.

         PMC Capital is the servicer for all loans receivable held by the Joint Ventures; therefore, no servicing fees were earned or received by us during 2002, 2001 or 2000.

         Pursuant to the trust indentures related to the Structured Notes, we recorded approximately $3.8 million and $2.4 million in cash distributions from the Joint Ventures during 2002 and 2001, respectively.

NOTE 5. RESTRICTED INVESTMENTS:

         Restricted investments consisted of the following:

                                                      DECEMBER 31,
                                                ----------------------
                                                   2002        2001
                                                ---------   ----------
                                                    (IN THOUSANDS)
Structured noteholders reserve account          $   1,908   $   2,375
Escrow and capital expenditures accounts            1,981       1,948
Structured noteholders collection account           1,625         771
Other                                                 100         112
                                                ---------   ---------
                                                $   5,614   $   5,206
                                                =========   =========

         The structured noteholders reserve and collection accounts represent cash collected that has not yet been remitted to the structured noteholders and reserve account balances that are required to be held as collateral on behalf of the structured noteholders. The collection and reserve accounts consist of cash and liquid money market funds.

         The escrow and capital expenditures accounts represent restricted investments maintained pursuant to our Lease Agreement. The escrow account includes a deposit of two months' base rent. In accordance with the terms of the Lease Agreement, we deposit the percentage of rent received into a capital expenditures account for future capital expenditures required to maintain the real estate investments. Funds are released from this account when capital expenditures are incurred.

NOTE 6. NOTES PAYABLE AND REVOLVING CREDIT FACILITY

Structured Notes Payable

         In June 1998, we formed a bankruptcy remote partnership that completed a private placement of $66.1 million of fixed-rate loan-backed notes, (the "Structured Notes"). The Structured Notes mature in May 2019, bear interest at 6.37% per annum and are collateralized by a portion of our loans receivable that we contributed to the partnership. At December 31, 2002 and 2001, the principal amount of the underlying loans receivable was $30.7 million and $39.4 million, respectively. PMC Commercial has no obligation to pay the Structured Notes nor do the holders of the Structured Notes have any recourse against PMC Commercial's assets. Accordingly, if the partnership fails to pay the Structured Notes, the sole recourse of the holders of the Structured Notes is against the assets of the partnership. The principal amount of the Structured Notes outstanding at December 31, 2002 and 2001 was $26.0 million and $33.8 million, respectively. Maturities of these notes are dependent upon the cash flows received from the underlying loans receivable. Repayment of the Structured Notes is based on scheduled payments on the underlying loans receivable, is as follows:

YEAR ENDING
DECEMBER 31,                AMOUNT
------------            --------------
                        (IN THOUSANDS)
    2003                 $    1,211
    2004                      1,342
    2005                      1,487
    2006                      1,649
    2007                      1,828
 Thereafter                  18,485
                         ----------
                         $   26,002
                         ==========

         Actual repayments will differ materially from these amounts to the extent we receive prepayments or defaults occur on the underlying loans receivable.

Mortgage Notes Payable

         We have entered into seven mortgage notes payable, each collateralized by a Hotel Property. The mortgage notes payable have a weighted average interest rate of 7.4%, mature between 2004 and 2019 and have amortization periods of 20 years. At December 31, 2002 and 2001, the balances outstanding on these obligations were $8.9 million and $8.1 million, respectively.

         We have mortgage notes payable related to four Hotel Properties with a weighted average interest rate of approximately 8.0%. These mortgages are amortized over 20 years, mature from 2010 to 2017 and have restrictive provisions which provide for substantial prepayment penalties. These mortgage notes payable are obligations of our subsidiaries. At December 31, 2002 and 2001, the balances outstanding on these mortgage notes payable were $6.3 million and $6.5 million, respectively, of which $3.4 million and $3.5 million, respectively, was guaranteed by PMC Commercial.

         Principal payments required on our mortgage notes payable are as follows:

YEAR ENDING
DECEMBER 31,                AMOUNT
------------            --------------
                        (IN THOUSANDS)
   2003                   $      480
   2004                        5,760
   2005                        1,281
   2006                          357
   2007                          387
Thereafter                     6,923
                          ----------
                          $   15,189
                          ==========

Revolving Credit Facility

         We have a revolving credit facility which provides funds to originate loans collateralized by commercial real estate. The revolving credit facility, as amended, provides us with credit availability up to $30 million at December 31, 2002. Subsequent to year-end, the facility was increased to $35 million. The facility will be reduced to $30 million upon the earlier of the completion of a securitization or June 30, 2003. The maximum amount (the "Borrowing Base") that we can have outstanding at any time is based on our eligible loans receivable used as collateral. The Borrowing Base available on each loan receivable is the lesser of (a) 60% of the appraised value of the project underlying the loan receivable collateralizing the borrowing or (b) 85% of the amount of the loan receivable outstanding. At December 31, 2002, based on our eligible loans receivable, our Borrowing Base was $28.5 million. To the extent these borrowings are reinvested in eligible loans receivable, our Borrowing Base will increase (based on the calculation above) and, based on anticipated future lending activities, we anticipate that we would be able to fully access our $30 million revolving credit facility. We are charged interest on the balance outstanding under the credit facility at our election of either the prime rate of the lender or 162.5 basis points over the 30, 60 or 90-day LIBOR. At December 31, 2002, we had $7.3 million outstanding under this facility with interest based on the prime rate and LIBOR. The weighted average interest rate on our Revolver at December 31, 2002 and 2001 was 3.1% and 3.6%, respectively. At December 31, 2001, we had $8.7 million outstanding under this facility. The credit facility requires us to meet certain covenants, the most restrictive of which provides that the ratio of total liabilities to net worth will not exceed 2.0 times. The facility matures in May 2004. At December 31, 2002 we were in compliance with all covenants of this facility. We had $12.8 million outstanding under this facility as of February 28, 2003.

NOTE 7. DIVIDENDS PAID AND DECLARED:

         In April, July and October 2002, we paid quarterly dividends of $0.40 per share to common shareholders of record on March 28, 2002, June 28, 2002 and September 30, 2002, respectively. The Board of Trust Managers declared a $0.40 per share quarterly dividend and a $0.02 per share special dividend to common shareholders of record on December 31, 2002, which were paid on January 13, 2003. Dividends declared for the years ended December 31, 2002 and 2001 were $1.62 per share and $1.52 per share, respectively.

NOTE 8. TAXABLE INCOME:

         As a REIT, we generally will not be subject to corporate level Federal income tax on net income we currently distribute to shareholders. As such, no provision for Federal income taxes has been included in the accompanying consolidated financial statements. If we fail to qualify as a REIT in any taxable year, we will be subject to Federal income taxes at regular corporate rates (including any applicable alternative minimum tax) and may not be able to qualify as a REIT for four subsequent taxable years. We may, however, be subject to certain Federal excise taxes and state and local taxes on our income and property.

         We may make an election under the Code to treat distributions declared in the current year as distributions of the prior year's taxable income. Upon election, the Code provides that, in certain circumstances, a dividend declared subsequent to the close of an entity's taxable year and prior to the extended due date of the entity's tax return may be considered as having been made in the prior tax year in satisfaction of income distribution requirements. Having met these requirements, we elected on our 2001 tax return to apply approximately $1.5 million of 2002 distributions to the 2001 tax year and anticipate utilizing a portion of 2003 distributions to meet our 2002 distribution requirement.

         The following reconciles net income available to common shareholders to taxable income available to common shareholders:

                                                                YEARS ENDED DECEMBER 31,
                                                        -------------------------------------
                                                            2002        2001          2000
                                                        ----------   ----------    ----------
                                                                 (IN THOUSANDS)
Net income available to common shareholders             $    9,936   $   11,435    $    9,365
  Add: Book depreciation and amortization                    1,903        2,159         2,250
  Less: Tax depreciation and amortization                   (1,769)      (2,147)       (2,324)
  Book/tax difference on gains on sales                       (550)      (1,433)       (1,221)
  Book/tax difference on Retained                              486          813            --
  Interests, net
  Other book/tax differences, net                               49          365           (42)
                                                        ----------   ----------    ----------
Taxable income available to common shareholders         $   10,055   $   11,192    $    8,028
                                                        ==========   ==========    ==========
Distributions to common shareholders                    $   10,440   $    9,789    $   11,367
                                                        ==========   ==========    ==========

         Dividends per share for dividend reporting purposes were as follows:

                                          YEARS ENDED DECEMBER 31,
                    -------------------------------------------------------------------
                           2002                    2001                    2000
                    -------------------    --------------------    --------------------
                      AMOUNT                 AMOUNT                 AMOUNT
                    PER SHARE   PERCENT    PER SHARE    PERCENT    PER SHARE    PERCENT
                    ---------   -------    ---------    -------    ---------    -------
Ordinary income     $  1.517     93.67%    $  1.309      86.09%    $  1.289      73.88%
Return of capital         --        --          --          --        0.393      22.53%
Capital gains          0.103      6.33%       0.211      13.91%       0.063       3.59%
                    --------    ------     --------     ------     --------     ------
                    $  1.620    100.00%    $  1.520     100.00%    $  1.745     100.00%
                    ========    ======     ========     ======     ========     ======

NOTE 9. DISCONTINUED OPERATIONS:

         Effective January 1, 2002, we adopted SFAS No. 144, "Accounting for the Impairment of or Disposal of Long-Lived Assets". In accordance with SFAS No. 144, the operations of our hotel properties either sold during 2002 or held for sale at December 31, 2002 have been reflected as discontinued operations in our accompanying consolidated statements of income (three properties in total) and the prior period financial statements have been reclassified to reflect the operations of these properties as discontinued operations during 2001 and 2000. SFAS No. 144 does not allow for reclassification of prior period gains and operations of properties sold prior to January 1, 2002.

         At December 31, 2002, one hotel property is classified as real estate investment held for sale, net on our accompanying consolidated balance sheet. The sale of this hotel property is expected to be completed prior to June 2003. The real estate investment held for sale is under contract for approximately $2.2 million.

         During 2002, we sold two hotel properties for approximately $5.2 million and recognized gains of approximately $663,000. We provided financing of $2.0 million for one of the hotel property sales.

         Discontinued operations of the three hotel properties consisted of the following:

                                               YEARS ENDED DECEMBER 31,
                                            ------------------------------
                                              2002       2001       2000
                                            --------  ---------   --------
                                                   (IN THOUSANDS)
Lease income                                $   398   $    767    $    737
Advisory fees                                   (25)       (49)        (49)
Depreciation                                    (58)      (243)       (223)
                                            -------   --------    --------
Net earnings                                    315        475         465
Gain on sale of real estate investments         663         --          --
                                            -------   --------    --------
Discontinued operations                     $   978   $    475    $    465
                                            =======   ========    ========

NOTE 10. EARNINGS PER SHARE:

         The weighted average number of Common Shares outstanding were 6,444,371, 6,431,461, and 6,519,590 for the years ended December 31, 2002, 2001 and 2000, respectively. For purposes of calculating diluted earnings per share, the weighted average shares outstanding were increased by approximately 11,700; 11,600; and 300 shares for the dilutive effect of stock options during 2002, 2001 and 2000, respectively.

         For purposes of calculating earnings per share, the gain on sale of assets of $562,000, $2,783,000 and $1,421,000 for the years ended December 31, 2002, 2001 and 2000, respectively, has been combined with income from continuing operations.

         Options to purchase 57,600, 155,600 and 183,711 Common Shares were outstanding during 2002, 2001 and 2000, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the Common Shares.

NOTE 11. DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN:

         We have a dividend reinvestment and cash purchase plan (the "Plan"). Participants in the Plan have the option to reinvest all or a portion of dividends received. The purchase price of the Common Shares is 100% of the average of the closing price of the Common Shares as published for the five trading days immediately prior to the dividend record date or prior to the optional cash payment purchase date, whichever is applicable. The optional cash purchase plan was suspended during January 2000. In addition, since January 2000 we have been using the open market to purchase Common Shares with proceeds from the dividend reinvestment portion of the Plan. Accordingly, there were no plan shares issued during 2002, 2001 and 2000.

NOTE 12. STOCK-BASED COMPENSATION PLANS:

         We have applied Accounting Principles Board Opinion No. 25 ("APB No. 25") and related interpretations in accounting for our stock-based compensation plans. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123 prospectively to all awards granted, modified or settled after January 1, 2003.

         We have two stock-based compensation plans, the 1993 Employee Share Option Plan (the "Employee Plan") and the Trust Manager Share Option Plan (the "Trust Manager Plan"), referred to collectively as the "Stock Option Plans." The Stock Option Plans provide that the exercise price of any stock option may not be less than the fair market value of our Common Stock on the date of grant. We have discretion in determining the vesting terms applicable to stock options granted under the Employee Plan; however, generally all options vest immediately. Pursuant to the Employee Plan, we are authorized to grant stock options up to an aggregate of 6% of the total number of Common Shares outstanding at any time (a maximum of approximately 387,000 shares at December 31, 2002) as incentive stock options (intended to qualify under Section 422 of the Code) or as options that are not intended to qualify as incentive stock options.

         Only the trust managers who are not employees of PMC Capital or the Investment Manager (the "Non-employee Trust Managers") are eligible to participate in the Trust Managers Plan. The Trust Managers Plan is a nondiscretionary plan pursuant to which options to purchase 2,000 Common Shares are granted to each Non-employee Trust Manager on the date such trust manager takes office. In addition, options to purchase 1,000 shares are granted on June 1 of each year. Such options will be exercisable at the fair market value of the shares on the date of grant. The options granted under the Trust Managers Plan become exercisable one year after date of grant and expire if not exercised on the earlier of (i) 30 days after the option holder no longer holds office as an Non-employee Trust Manager for any reason or (ii) within five years after date of grant. We issued 5,000 options under the Trust Managers Plan during each of the three years in the period ended December 31, 2002.

A summary of the status of our stock options as of December 31, 2002, 2001 and 2000 and the changes during the years ended on those dates are as follows:

                                             2002                      2001                   2000
                                   ----------------------    ----------------------  ---------------------
                                    NUMBER OF     WEIGHTED    NUMBER OF    WEIGHTED   NUMBER OF   WEIGHTED
                                     SHARES        AVERAGE     SHARES       AVERAGE    SHARES      AVERAGE
                                   UNDERLYING     EXERCISE   UNDERLYING    EXERCISE  UNDERLYING   EXERCISE
                                     OPTIONS       PRICES      OPTIONS      PRICES     OPTIONS     PRICES
                                   ----------     --------   ----------    --------  ----------   --------
Outstanding, January 1                202,976     $  15.28      233,561    $  14.81     188,261   $  16.41
Granted                                54,800     $  13.29       52,400    $  13.16      54,850   $   9.38
Exercised                              (5,000)    $  12.80      (50,474)   $   9.40          --         --
Forfeited                                (600)    $  18.63       (7,850)   $  18.33      (5,450)  $  18.55
Expired                               (47,750)    $  19.78      (24,661)   $  16.73      (4,100)  $  15.87
                                   ----------                ----------              ----------
Outstanding, December 31              204,426     $  13.86      202,976    $  15.28     233,561   $  14.81
                                   ==========     ========   ==========    ========  ==========   ========
Exercisable, December 31              199,426     $  13.83      197,976    $  15.28     228,561   $  14.82
                                   ==========     ========   ==========    ========  ==========   ========
Weighted-average fair value of
  stock option granted during
  the year                         $     0.60                $     0.75              $     0.10
                                   ==========                ==========              ==========

         The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 2002, 2001 and 2000:

                                           YEARS ENDED DECEMBER 31,
                                        -----------------------------
                                         2002        2001       2000
                                        ------      ------     ------
Assumption:
Expected Term (years)                     3.0         3.0        3.0
Risk-Free Interest Rate                  2.33%       3.88%      5.87%
Expected Dividend Yield                 12.20%      11.55%     19.64%
Expected Volatility                     22.61%      22.61%     17.14%

         The following table summarizes information about stock options outstanding at December 31, 2002:

                                OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                   ---------------------------------------------  -----------------------------
                                  WEIGHTED
                     NUMBER        AVERAGE                         NUMBER
   RANGE OF        OUTSTANDING    REMAINING    WEIGHTED AVERAGE  EXERCISABLE   WEIGHTED AVERAGE
EXERCISE PRICES    AT 12/31/02  CONTRACT LIFE   EXERCISE PRICE   AT 12/31/02    EXERCISE PRICE
----------------   -----------  -------------  ----------------  -----------   ----------------
$9.25 to $11.19       48,626        2.1            $  11.02         48,626        $  11.02
$11.20 to $14.90     108,200        4.3            $  13.29        103,200        $  13.22
$14.91 to $19.88      47,600        0.9            $  18.03         47,600        $  18.03
---------------      -------                                       -------
$9.25 to $19.88      204,426        3.0            $  13.86        199,426        $  13.83
                     =======                                       =======

NOTE 13. FAIR VALUES OF FINANCIAL INSTRUMENTS:

         The estimates of fair value as required by SFAS No. 107 differ from the carrying amounts of the financial assets and liabilities primarily as a result of the effects of discounting future cash flows. Considerable judgment is required to interpret market data and develop estimates of fair value. Accordingly, the estimates presented below may not be indicative of the amounts we could realize in a current market exchange.

         The estimated fair values of our financial instruments were as follows:

                                                 YEARS ENDED DECEMBER 31,
                                   ------------------------------------------------
                                             2002                     2001
                                   -----------------------   ----------------------
                                                 ESTIMATED                ESTIMATED
                                    CARRYING       FAIR       CARRYING      FAIR
                                     AMOUNT        VALUE       AMOUNT       VALUE
                                    --------     ---------    --------    ---------
                                                    (IN THOUSANDS)
Assets:
  Loans receivable, net            $   71,992   $   72,451   $   78,486  $   79,225
  Retained Interests                   23,532       23,532       17,766      17,766
  Cash and cash equivalents                49           49          557         557
  Restricted investments                5,614        5,174        5,205       4,608
Liabilities:
  Notes payable                        41,191       43,520       48,370      48,481
  Revolving credit facility             7,300        7,300        8,700       8,700

Loans receivable, net: We estimate the fair value of loans receivable to approximate the remaining unamortized principal of the loans receivable, unless there is doubt as to realization of a loan receivable. A valuation reserve is established for a problem loan based on the creditor's payment history, collateral value, guarantor support and other factors. In the absence of a readily ascertainable market value, the estimated value of our loans receivable may differ from the values that would be placed on the loan portfolio if a ready market for the loans receivable existed.

Retained Interests: The assets are reflected in our consolidated financial statements at estimated fair value based on valuation techniques as described in
Note 4.

Cash and cash equivalents: The carrying amount is a reasonable estimation of fair value due to the short maturity of these instruments.

Restricted investments: The fair value of the reserve fund associated with the 1998 structured loan financing transaction is estimated by utilizing discounted cash flow techniques based on management's estimates of market rates including risks inherent in the transaction. The carrying amount of the remaining restricted investments is a reasonable estimate of fair value due to the short maturity of these instruments.

Notes payable: The estimated fair value is based on a present value calculation based on prices of the same or similar instruments after considering risk, current interest rates and remaining maturities.

Revolving credit facility: The carrying amount is a reasonable estimation of fair value as the interest rate on this instrument is a variable rate of interest.

NOTE 14. RELATED PARTY TRANSACTIONS:

         Our loans receivable are originated and serviced by PMC Advisers pursuant to an Investment Management Agreement (the "IMA"). Property acquisitions are supervised pursuant to a separate agreement with PMC Advisers (the "Lease Supervision Agreement" and together with the IMA, the "Advisory Agreements"). Both agreements are renewable on an annual basis. PMC Advisers also earns fees for its assistance in the issuance of our debt and equity securities. We are managed by the same executive officers as PMC Capital and PMC Advisers. Three of our trust managers are directors or officers of PMC Capital.

         During 2002 and 2001, pursuant to the IMA we were charged fees between 0.40% and 1.55% annually, based on the average principal outstanding of our loans receivable. Through June 20, 2000, we were charged an annual fee between 0.40% and 1.67%, based on the average principal outstanding of our loans receivable. The maximum fee was reduced from 1.67% to 1.55% commencing July 1, 2000. In addition, PMC Advisers earns fees for its assistance with the issuance of our debt and equity securities. Such compensation includes a consulting fee equal to (i) 12.5% of any offering fees (underwriting or placement fees) incurred by us pursuant to the public offering or private placement of our common shares, and (ii) 50% of any issuance or placement fees incurred by us pursuant to the issuance of our debt securities or preferred shares of beneficial interest. The IMA also provides for a fee of $10,000 upon the sale of each Hotel Property and an annual loan origination fee equal to five basis points for the first $20 million of loans funded and 2.5 basis points thereafter. In the event the IMA agreement with PMC Advisers is terminated or not renewed by us (other than as a result of a material breach by PMC Advisers) or terminated by PMC Advisers (as a result of a material breach by us), PMC Capital would enter into a non-compete agreement for a period of seven years from the termination date. A fee would be paid to PMC Advisers each year by us in consideration of the non-compete agreement until the non-compete agreement is terminated. Upon termination, the fee would be calculated as 1% (less loan losses as a percentage of average invested assets) multiplied by the average invested assets at the date of termination.

         The Lease Supervision Agreement provides for an annual fee of 0.70% of the original cost of the Hotel Properties to be paid to PMC Advisers for providing services relating to the leases on the Hotel Properties. In addition, the Lease Supervision Agreement provides for a fee in connection with the acquisition of properties of 0.75% of the acquisition cost. In the event the Lease Supervision Agreement with PMC Advisers is terminated or not renewed by us (other than as a result of a material breach by PMC Advisers) or terminated by PMC Advisers (as a result of a material breach by us), PMC Advisers would be entitled to receive the Lease Supervision Fee for a period of five years from the termination date.

         Fees associated with the Advisory Agreements consisted of the following:

                                                          YEARS ENDED DECEMBER 31,
                                                     ----------------------------------
                                                        2002         2001          2000
                                                     ----------   ----------    -------
                                                                 (IN THOUSANDS)
Lease supervision fee                                $     381    $     441     $     500
Investment management fee                                1,927        1,803         1,699
                                                     ---------    ---------     ---------
Total fees incurred                                      2,308        2,244         2,199
Less:
  Management fees included in discontinued                 (25)         (49)          (49)
  operations
  Fees incurred by the SPEs                               (298)        (198)           --
  Cost of structured loan sale transactions                (57)         (60)         (100)
  Fees capitalized as cost of originating loans           (135)        (208)         (145)
                                                     ---------    ---------     ---------
Advisory and servicing fees to affiliate, net        $   1,793    $   1,729     $   1,905
                                                     =========    =========     =========

NOTE 15. SELECTED QUARTERLY FINANCIAL DATA: (UNAUDITED)

         The following represents our selected quarterly financial data which, in the opinion of management, reflects adjustments (comprising only normal recurring adjustments) necessary for fair presentation.

                                        FOR THE YEAR ENDED DECEMBER 31, 2002
                        ------------------------------------------------------------------
                                            INCOME FROM
                                            CONTINUING           NET            EARNINGS
                         REVENUES           OPERATIONS         INCOME           PER SHARE
                        ----------          -----------       -----------       ----------
                              (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AND FOOTNOTES)
First Quarter           $    4,286           $  2,199         $  2,648(1)       $  0.41(1)
Second Quarter               4,137              2,240            3,164(2)          0.49(2)
Third Quarter                3,866              2,110            2,164             0.34
Fourth Quarter               3,747              1,847            1,960             0.30
                        ----------           --------         --------          -------
                        $   16,036           $  8,396         $  9,936          $  1.54
                        ==========           ========         ========          =======

                                         FOR THE YEAR ENDED DECEMBER 31, 2001
                        -----------------------------------------------------------------
                                            INCOME FROM
                                            CONTINUING           NET            EARNINGS
                         REVENUES           OPERATIONS         INCOME           PER SHARE
                        ----------          -----------      ------------       ----------
                              (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AND FOOTNOTES)
First Quarter           $    4,210           $  2,225        $   2,807(3)       $  0.44(3)
Second Quarter               4,291              1,971        $   3,849(4)          0.60(4)
Third Quarter                3,835              1,889        $   2,536(5)          0.39(5)
Fourth Quarter               4,071              2,092        $   2,243             0.35
                        ----------           --------        ---------          -------
                        $   16,407           $  8,177        $  11,435          $  1.78
                        ==========           ========        =========          =======

(1)  Includes a gain of $371,000 from the sale of a hotel property.

(2) Includes a gain of $562,000 relating to our structured loan sale transaction and a gain of $292,000 from the sale of a hotel property.

(3)  Includes a gain of $502,000 from the sale of a hotel property.

(4) Includes a gain of $1,433,000 relating to our structured loan sale transaction and a gain of $322,000 from the sale of a hotel property.

(5)  Includes a gain of $526,000 from the sale of a hotel property.

NOTE 16. COMMITMENTS AND CONTINGENCIES:

         Commitments to extend credit are agreements to lend to a customer provided the terms established in the contract are met. At December 31, 2002, we had approximately $40.9 million of total loan commitments outstanding. All of these commitments were for variable-rate loans based on LIBOR at spreads ranging from 3.50% to 4.25% over the 90-day LIBOR. The weighted average interest rate on our loan commitments at December 31, 2002 was 5.6%. Commitments generally have fixed expiration dates and require payment of a fee to us. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Pursuant to our investment management agreements, if we do not have funds available for our commitments, these commitments will be referred back to PMC Advisers.

         Pursuant to the trust indenture for our structured loan financing completed in 1998 which is not treated as a sale for financial reporting purposes, distributions of its net assets are limited and restricted. The required reserve amount ($1.9 million at December 31, 2002), included in restricted investments on our consolidated balance sheets, is calculated as follows: the outstanding principal balance of the underlying loans receivable which are delinquent 180 days or more plus the greater of 6% of the current outstanding principal balance of the underlying loans receivable or 2% of the underlying loans receivable of the 1998 structured loan financing transaction at inception ($1.4 million). As of December 31, 2002 and 2001, none of the loans receivable in the 1998 structured loan financing transaction were delinquent 180 days or more.

         PMC Commercial and PMC Capital have entered into cross indemnification agreements regarding the performance of their respective loans receivable sold to the Joint Ventures. To the extent that poor performance by either PMC Capital or PMC Commercial's sold loans receivable (the "Underperforming Company") is pervasive enough to cause the other company (the "Performing Company") to not receive cash flow that it otherwise would have received, then the Underperforming Company must make the Performing Company whole. If the cash flow reduction is considered to be temporary, then interest will be paid as compensation to the Performing Company. In general, when a loan is liquidated, it may cause a deferral of cash flow to the Performing Company and, as a result, interest would be charged to the Underperforming Company until the cash flow from the Joint Venture repays the Performing Company. As a result of the Credit Enhancement Provisions described below, PMC Commercial had a cash flow deferral, and was paid compensation by PMC Capital of less than $1,000. If the reduction of cash flows is deemed permanent, (i.e., to the extent that the Underperforming Company will not be able to satisfy the shortfall with the assets they have contributed to the related structured loan sale transaction), the reduction in cash flows must be paid to the Performing Company by the Underperforming Company. At December 31, 2002, the maximum potential amount of future payments to PMC Capital (undiscounted and without consideration of any recoveries from the underlying loans receivable) we could be required to make under these cross indemnification agreements was approximately $36.3 million and the discounted amount was $25.2 million which represents the estimated fair value of the Retained Interests reflected on PMC Capital's consolidated balance sheet for the Joint Ventures. All of our loans are collateralized; however, the maximum potential amount of future payments we could be required to make under these cross indemnification agreements has not considered any proceeds from the liquidation of collateral underlying these loans. Upon completion of a joint securitization and on each subsequent quarterly reporting date, management evaluates the need to recognize a liability associated with these cross indemnification agreements. Based on our present cash flow assumptions, including stress test analyses of increasing the anticipated losses on each of the loan pools, it does not appear that the loans receivable sold by us will cause any permanent cash flow reductions to PMC Capital nor will the loans receivable sold by PMC Capital cause any permanent cash flow reductions to us. Accordingly, we believe that the fair value of the cross indemnification agreements at inception of the Joint Ventures and as of December 31, 2002 and 2001 was zero; thus, no liability was recorded. If the performance of our sold loans receivable deteriorates, it may be necessary for us to perform under these cross indemnification agreements.

         When our structured loan sale transactions were completed, the transaction documents that the SPE entered into contained provisions (the "Credit Enhancement Provisions") that govern the assets and the flow of funds in and out of the SPE formed as part of the structured loan sale transactions. The Credit Enhancement Provisions include specified limits on the delinquency, default and loss rates on loans receivable included in each SPE. If, at any measurement date, the delinquency, default or loss rate with respect to any SPE were to exceed the specified limits, the Credit Enhancement Provisions would automatically increase the level of credit enhancement requirements for that SPE. During the period in which the specified delinquency, default or loss rate was exceeded, excess cash flow from the SPE, if any, would be used to fund the increased credit enhancement levels instead of being distributed, which would delay or reduce our distribution. As a result of the problem loans in the 2000 Joint Venture (contributed by PMC Capital), a Credit Enhancement Provision was triggered in November 2002. As a consequence, some of our cash flows relating to this transaction were deferred and utilized to fund the increased reserve requirements. Our cash flow deferral at December 31, 2002 and February 28, 2003 was approximately $270,000 and $582,000, respectively. Based on current cash flow assumptions, management anticipates that these funds will be received in future periods.

         In the normal course of business, we are subject to various proceedings and claims, the resolution of which will not, in management's opinion, have a material adverse effect on our financial position or results of operations.

NOTE 17. BUSINESS SEGMENTS:

         Operating results and other financial data are presented for our principal business segments. These segments are categorized by line of business which also corresponds to how they are operated. The segments include (i) the Lending Division, which originates loans receivable to small businesses primarily in the hospitality industry and (ii) the Property Division which owns the Hotel Properties.

         Our business segment data as of December 31, 2002, 2001 and 2000 and for the years ended December 31, 2002, 2001 and 2000 is as follows:

                                                                         YEARS ENDED DECEMBER 31,
                                                   --------------------------------------------------------------------
                                                                2002                                 2001
                                                   -------------------------------     --------------------------------
                                                                             (IN THOUSANDS)
                                                                 LENDING  PROPERTY                   LENDING   PROPERTY
                                                     TOTAL      DIVISION  DIVISION       TOTAL      DIVISION   DIVISION
                                                   ---------   ---------  --------     ---------   ---------   --------
Revenues:
  Interest income - loans and other income         $   7,400   $   7,400   $    --     $   8,321   $   8,321    $    --
  Lease income                                         5,743          --     5,743         6,271          --      6,271
  Income from retained interests in transferred
   assets                                              2,893       2,893        --         1,815       1,815         --
                                                   ---------   ---------   -------     ---------   ---------    -------
   Total                                              16,036      10,293     5,743        16,407      10,136      6,271
                                                   ---------   ---------   -------     ---------   ---------    -------
Expenses:
  Interest (1)                                         3,445       1,898     1,547         4,020       2,463      1,557
  Depreciation                                         1,845          --     1,845         1,858          --      1,858
  Advisory and servicing fees to affiliate, net        1,793       1,437       356         1,729       1,337        392
  Impairment loss on assets held for sale                 54          54        --            --          --         --
  Realized losses on retained interests in                53          53        --            81          81         --
  transferred assets
  Provision for loan losses                               65          65        --           200         200         --
  Other                                                  385         367        18           342         332         10
                                                   ---------   ---------   -------     ---------   ---------    -------
   Total                                               7,640       3,874     3,766         8,230       4,413      3,817
                                                   ---------   ---------   -------     ---------   ---------    -------
Income from continuing operations                      8,396       6,419     1,977         8,177       5,723      2,454
Discontinued operations:
  Gain on sale of real estate investments                663          --       663            --          --         --
  Net earnings                                           315          --       315           475          --        475
                                                   ---------   ---------   -------     ---------   ---------    -------
                                                         978          --       978           475          --        475
                                                   ---------   ---------   -------     ---------   ---------    -------
Gain on sale of assets:
  Gain on sale of real estate investments                 --          --        --         1,350          --      1,350
  Gain on sale of loans receivable                       562         562        --         1,433       1,433         --
                                                   ---------   ---------   -------     ---------   ---------    -------
                                                         562         562        --         2,783       1,433      1,350
                                                   ---------   ---------   -------     ---------   ---------    -------
Net income                                         $   9,936   $   6,981   $ 2,955     $  11,435   $   7,156    $ 4,279
                                                   =========   =========   =======     =========   =========    =======
Additions to real estate investments               $     388   $      --   $   388     $     490   $      --    $   490
                                                   =========   =========   =======     =========   =========    =======

                                                                               AS OF DECEMBER 31,
                                                   --------------------------------------------------------------------
                                                                2002                                2001
                                                   ---------------------------------   --------------------------------
                                                                             (IN THOUSANDS)
Total assets                                       $  149,698  $  100,717  $  48,981   $ 156,347  $  101,480  $  54,867
                                                   ==========  ==========  =========   =========  ==========  =========

(1) Interest expense specifically identified to a particular division is allocated to that division. Interest expense which is not specifically allocable is allocated based on the relative total assets of each division.

                                                             YEAR ENDED DECEMBER 31, 2000
                                                           ---------------------------------
                                                                        LENDING     PROPERTY
                                                             TOTAL      DIVISION    DIVISION
                                                           ---------   ----------   --------
                                                                   (IN THOUSANDS)
Revenues:
  Interest income - loans and other portfolio income       $  12,121   $   12,121   $     --
  Lease income                                                 6,844           --      6,844
  Income from retained interests in transferred assets            73           73         --
                                                           ---------   ----------   --------
    Total                                                     19,038       12,194      6,844
                                                           ---------   ----------   --------
Expenses:
  Interest (1)                                                 6,782        4,231      2,551
  Depreciation                                                 2,027           --      2,027
  Advisory and servicing fees to affiliate, net                1,905        1,454        451
  Provision for loan losses                                      600          600         --
  Other                                                          245          227         18
                                                           ---------   ----------   --------
    Total                                                     11,559        6,512      5,047
                                                           ---------   ----------   --------
Income from continuing operations                              7,479        5,682      1,797
Discontinued operations:
  Gain on sale of real estate investments                         --           --         --
  Net earnings                                                   465           --        465
                                                           ---------   ----------   --------
                                                                 465           --        465
                                                           ---------   ----------   --------
Gain on sale of assets:
  Gain on sale of real estate investments                        304           --        304
  Gain on sale of loans receivable                             1,117        1,117         --
                                                           ---------   ----------   --------
                                                               1,421        1,117        304
                                                           ---------   ----------   --------
Net income                                                 $   9,365   $    6,799   $  2,566
                                                           =========   ==========   ========
Additions to real estate investments                       $      --   $       --   $     --
                                                           =========   ==========   ========

                                                                   DECEMBER 31, 2000
                                                           ---------------------------------
                                                                    (IN THOUSANDS)
Total assets                                               $  151,399  $   83,257  $   68,142
                                                           ==========  ==========  ==========

(1) Interest expense specifically identifiable to a particular division is allocated to that division. Interest expense which is not specifically identifiable is allocated based on the relative total assets of each division.

NOTE 18. SUBSEQUENT EVENTS:

         On March 27, 2003, we entered into an Agreement and Plan of Merger with PMC Capital. Under the terms of the merger agreement, PMC Capital will be merged into PMC Commercial, with PMC Commercial continuing as the surviving entity. Each issued and outstanding share of PMC Capital common stock will be converted into 0.37 of a common share of PMC Commercial. The merger has been recommended by each company's special committee and approved by the Board of Trust Managers of PMC Commercial and the Board of Directors of PMC Capital. In addition, the boards and management of each company have entered into voting agreements pursuant to which they have agreed to vote their shares in favor of the merger and related transactions. Completion of the merger, which is expected to occur in the fourth quarter of 2003, is subject to approval by the shareholders of PMC Commercial and PMC Capital, certain governmental consents and customary closing conditions.

         During March 2003, we declared a $0.40 per share dividend to common shareholders of record on March 31, 2003, to be paid on April 14, 2003.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULES

To the Board of Trust Managers of
PMC Commercial Trust:

Our audits of the consolidated financial statements referred to in our report dated March 11, 2003, except for Note 18, as to which the date is March 27, 2003, appearing on page F-19 of this Registration Statement on Form S-4 also included an audit of the financial statement schedules appearing on pages F-46 through F-50 of this Registration Statement on Form S-4. In our opinion, these financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
March 11, 2003, except for Note 18,
    as to which the date is March 27, 2003

                                  SCHEDULE III
                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                             AS OF DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                                               COST CAPITALIZED
                                                                                  SUBSEQUENT
                                                 INITIAL COST                   TO ACQUISITION
                                       --------------------------------  -----------------------------
                                                  BUILDING    FURNITURE         BUILDING     FURNITURE
                                                     AND        AND                AND         AND
DESCRIPTION OF PROPERTY  ENCUMBRANCES   LAND    IMPROVEMENTS  FIXTURES   LAND  IMPROVEMENTS  FIXTURES
-----------------------  ------------  -------  ------------  ---------  ----  ------------  ---------
 The following are
     all hotel
     properties
     operating as
     Amerihost
     Inns
Ashland, OH                $     --    $   215    $  2,626     $  185     $--      $  5        $  35
Coopersville, MI              1,375        242       1,999        180      --         4           62
Eagles Landing, GA               --        325       1,815        180      --         4           10
Grand Rapids-N, MI            1,586        221       2,323        180      --         5           37
Grand Rapids-S, MI            1,517        368       2,173        183      --         4           49
Jackson, TN                      --        403       1,936        183      --         4           30
LaGrange, GA                     --        263       1,679        177      --         3           37
McKinney, TX                     --        273       2,066        183      --         4           31
Monroe, MI                       --        273       2,060        189      --         4           96
Mosinee, WI                   1,116        140       1,416        159      --         3           46
Mt. Pleasant, IA              1,008        179       1,851        189      --         4           52
Port Huron, MI                   --        263       2,076        183      --         4           28
Rochelle, IL                    921        221       2,017        183      --         4           17
Smyrna, GA                       --        290       1,749        180      --         4           30
Storm Lake, IA                1,383        220       1,716        183      --         3           12
Tupelo, MS                       --        236       1,901        183      --         4           10
Wooster - E, OH                  --        171       1,673        174      --         3           50
Wooster - N, OH                  --        263       1,575        229      --         7           36
Macomb, IL                    1,710        194       2,277        180      --         4           50
Sycamore, IL                  1,666        250       2,220        180      --         4           44
Marysville, OH                1,397        300       2,712        237      --         6           36
Plainfield, IN                1,510        300       1,962        180      --         4           17
                           --------    -------    --------     ------     ---      ----        -----
                           $ 15,189    $ 5,610    $ 43,822     $4,080     $--      $ 91        $ 815
                           ========    =======    ========     ======     ===      ====        =====

                                         GROSS AMOUNTS AT
                                         WHICH CARRIED AT
                                        CLOSE OF PERIOD(1)
                            ----------------------------------------
                                    BUILDING     FURNITURE
                                       AND          AND
DESCRIPTION OF PROPERTY     LAND   IMPROVEMENTS   FIXTURES     TOTAL
-----------------------     ----   ------------  ----------    -----
 The following are
     all hotel
     properties
     operating as
     Amerihost
     Inns
Ashland, OH                $  215    $  2,631     $  220     $  3,066
Coopersville, MI              242       2,003        242        2,487
Eagles Landing, GA            325       1,819        190        2,334
Grand Rapids-N, MI            221       2,328        217        2,766
Grand Rapids-S, MI            368       2,177        232        2,777
Jackson, TN                   403       1,940        213        2,556
LaGrange, GA                  263       1,682        214        2,159
McKinney, TX                  273       2,070        214        2,557
Monroe, MI                    273       2,064        285        2,622
Mosinee, WI                   140       1,419        205        1,764
Mt. Pleasant, IA              179       1,855        241        2,275
Port Huron, MI                263       2,080        211        2,554
Rochelle, IL                  221       2,021        200        2,442
Smyrna, GA                    290       1,753        210        2,253
Storm Lake, IA                220       1,719        195        2,134
Tupelo, MS                    236       1,905        193        2,334
Wooster - E, OH               171       1,676        224        2,071
Wooster - N, OH               263       1,582        265        2,110
Macomb, IL                    194       2,281        230        2,705
Sycamore, IL                  250       2,224        224        2,698
Marysville, OH                300       2,718        273        3,291
Plainfield, IN                300       1,966        197        2,463
                           ------    --------     ------     --------
                           $5,610    $ 43,913     $4,895     $ 54,418
                           ======    ========     ======     ========

(1) The aggregate cost of our real estate for Federal income tax purposes was $54,418,000. (unaudited)

                                  SCHEDULE III
                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                             AS OF DECEMBER 31, 2002
                                 (IN THOUSANDS)

  DESCRIPTION OF PROPERTY         ACCUMULATED
                                 DEPRECIATION -                                    LIFE UPON
                                 BUILDING AND                                        WHICH
THE FOLLOWING ARE ALL HOTEL      IMPROVEMENTS;                                    DEPRECIATION
  PROPERTIESOPERATING AS         FURNITURE AND        DATE OF        DATE OF      IN STATEMENT
     AMERIHOST INNS                FIXTURES        CONSTRUCTION    ACQUISITION    IS COMPUTED
----------------------------    ---------------    ------------    -----------   --------------
Ashland, OH                          428              8/9/1996      6/30/1998    7 - 35 years
Coopersville, MI                     362              1/9/1996      6/30/1998    7 - 35 years
Eagles Landing, GA                   337              8/8/1995      6/30/1998    7 - 35 years
Grand Rapids-N, MI                   389              7/5/1995      6/30/1998    7 - 35 years
Grand Rapids-S, MI                   378             6/11/1997      6/30/1998    7 - 35 years
Jackson, TN                          354              4/1/1998      6/30/1998    7 - 35 years
LaGrange, GA                         282              3/1/1995      6/30/1998    7 - 35 years
McKinney, TX                         361              1/6/1997      6/30/1998    7 - 35 years
Monroe, MI                           387             9/19/1997      6/30/1998    7 - 35 years
Mosinee, WI                          287             4/30/1993      6/30/1998    7 - 35 years
Mt. Pleasant, IA                     352              7/2/1997      6/30/1998    7 - 35 years
Port Huron, MI                       368              7/1/1997      6/30/1998    7 - 35 years
Rochelle, IL                         357              3/7/1997      6/30/1998    7 - 35 years
Smyrna, GA                           330              1/8/1996      6/30/1998    7 - 35 years
Storm Lake, IA                       328             3/13/1997      6/30/1998    7 - 35 years
Tupelo, MS                           346             7/25/1997      6/30/1998    7 - 35 years
Wooster - E, OH                      320             1/18/1994      6/30/1998    7 - 35 years
Wooster - N, OH                      320            10/21/1995      6/30/1998    7 - 35 years
Macomb, IL                           325              5/1/1995      3/23/1999    7 - 35 years
Sycamore, IL                         318             5/31/1996      3/23/1999    7 - 35 years
Marysville, OH                       395              6/1/1990       3/5/1999    7 - 35 years
Plainfield, IN                       288              9/1/1992       3/5/1999    7 - 35 years
                                --------
                                $  7,613
                                ========

                                  SCHEDULE III
                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                             AS OF DECEMBER 31, 2002
                                 (IN THOUSANDS)

                           GROSS AMOUNT CARRIED:
--------------------------------------------------------------------------
                                                                  TOTALS
                                                               -----------
Balance at December 31, 1999                                   $    73,872
                                                               ===========
  Additions during period:
    Acquisitions through foreclosure           $        --
                                               -----------
    Other Acquisitions                                  --
                                               -----------
    Improvements, etc.                                  --
                                               -----------
    Other (describe)                                    --     $        --
                                               -----------     -----------
Deductions during period:
    Cost of real estate sold                   $    (2,931)
                                               -----------
    Other (describe)                                    --     $    (2,931)
                                               -----------     -----------
Balance at December 31, 2000                                   $    70,941
                                                               ===========
  Additions during period:
    Acquisitions through foreclosures          $        --
                                               -----------
    Other Acquisitions                                  --
                                               -----------
    Improvements, etc.                                 490
                                               -----------
    Other (describe)                                    --     $       490
                                               -----------     -----------
Deductions during period:
    Cost of real estate sold                   $   (12,436)
                                               -----------
    Other (describe)                                    --     $   (12,436)
                                               -----------     -----------
Balance at December 31, 2001                                   $    58,995
                                                               ===========
  Additions during period:
    Acquisitions through foreclosure           $        --
                                               -----------
    Other Acquisitions                                  --
                                               -----------
    Improvements, etc.                                 388
                                               -----------
    Other (describe)                                    --     $       388
                                               -----------     -----------
Deductions during period:
    Cost of real estate sold                   $    (4,965)
                                               -----------
    Real estate held for sale                       (2,159)    $    (7,124)
                                               -----------     -----------
Balance at December 31, 2002                                   $    52,259
                                                               ===========

                      ACCUMULATED DEPRECIATION:
-------------------------------------------------------------------------
Balance at December 31, 1999                                   $    3,189
                                                               ==========
  Additions during period:
      Depreciation expense during the period                        2,250
Deductions during period:
      Assets sold or written-off during the                          (172)
      period
                                                               ----------
Balance at December 31, 2000                                   $    5,267
                                                               ==========
  Additions during period:
      Depreciation expense during the period                        2,101
Deductions during period:
      Assets sold or written-off during the                        (1,091)
      period
                                                               ----------
Balance at December 31, 2001                                   $    6,277
                                                               ==========
  Additions during period:
      Depreciation expense during the period                        1,903
Deductions during period:
      Real estate held for sale                                      (282)
      Assets sold or written-off during the                          (567)
      period
                                                               ----------
Balance at December 31, 2002                                   $    7,331
                                                               ==========

                                   SCHEDULE IV
                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                          MORTGAGE LOANS ON REAL ESTATE
                             AS OF DECEMBER 31, 2002

                        (IN THOUSANDS, EXCEPT FOOTNOTES)

                                                       INTEREST RATE                FINAL
              DESCRIPTION OF                --------------------------------       MATURITY
                 PROPERTY                      VARIABLE           FIXED              DATE
-------------------------------------       --------------  ----------------  -----------------
99.7% of our mortgages are commercial
  first mortgages on limited service
  hospitality properties
MORTGAGES 3% OR GREATER:
Lubbock, TX                                     5.53%                            11/26/2022
Hesperia, CA                                    5.53%                             11/1/2022
Trussville, AL                                  5.63%                              3/1/2022
Midland, TX                                     5.13%                             9/10/2021
Stroudsburg, PA                                                 10.80%             9/1/2017
STATES 3% OR GREATER:

                           SIZE OF LOANS
                NUMBER    (IN THOUSANDS)
                  OF    -----------------
                LOANS     FROM       TO
                ------  --------  -------
Texas             4     $   200   $ 1,000                   10.50% to 11.16%  2/01/04--12/02/17
                  7     $ 1,100   $ 1,800   5.38% to 5.63%  10.63% to 10.99%  12/31/02--6/25/22
Maryland          1          (7)       (7)                       10.25%                 2/20/17
                  3     $ 1,200   $ 1,800                    9.60% to 10.40%   4/23/05--4/07/18
Arizona           1          (7)       (7)       5.63%                                  1/20/23
                  3     $ 1,100   $ 1,600   5.38% to 5.63%        9.50%        9/06/04--1/11/22
North Carolina    3     $ 1,200   $ 1,700   4.88% to 5.63%                    12/17/21--9/12/22
New York          3     $    50   $   900        5.38%           11.00%       12/01/03--9/05/22
                  2     $ 1,000   $ 1,600        5.38%                         3/19/17--9/05/22
Ohio              1          (7)       (7)                       11.37%                 8/12/04
                  3     $ 1,100   $ 1,500        5.13%       9.00% to 11.37%  8/12/04--11/22/22
Missouri          2     $ 1,200   $ 2,100        5.38%           10.75%        8/23/06--5/16/22
Florida           1          (7)       (7)                       10.25%                 4/30/06
                  1          (7)       (7)       5.38%                                 12/20/22
Mississippi       2     $ 1,000   $ 1,300                    9.25% to 10.75%  10/02/06--4/14/18
Other             5     $   200   $ 1,000                   10.75% to 10.90%   6/28/03--7/31/12
                  7     $ 1,200   $ 2,100   5.25% to 5.88%   9.60% to 10.90%   9/11/06--8/01/22

                                                                                           PRINCIPAL
                                                                                             AMOUNT
                                                                                            OF LOANS
                                                                                             SUBJECT
                                            PERIODIC              FACE        CARRYING    TO DELINQUENT
              DESCRIPTION OF                 PAYMENT   PRIOR    AMOUNT OF     AMOUNT OF     PRINCIPAL
                 PROPERTY                     TERMS    LIENS   MORTGAGES (1)  MORTGAGES    OR INTEREST
-------------------------------------       --------   -----   -------------  ---------   -------------
99.7% of our mortgages are commercial
  first mortgages on limited service
  hospitality properties
MORTGAGES 3% OR GREATER:
Lubbock, TX                                    (2)     $ --        $3,850       $3,821        $   --
Hesperia, CA                                   (2)       --         3,595        3,604            --
Trussville, AL                                 (3)       --         2,445        2,430            --
Midland, TX                                    (4)       --         2,361        2,346            --
Stroudsburg, PA                                (5)       --         2,263        2,240            --
STATES 3% OR GREATER:

Texas                                                    --         2,720        2,694            --
                                                         --        10,328        9,928(6)         --
Maryland                                                 --           775          775            --
                                                         --         4,817        4,758            --
Arizona                                                  --           694          703            --
                                                         --         4,107        4,087            --
North Carolina                                           --         4,523        4,496            --
New York                                                 --         1,500        1,497            --
                                                         --         2,744        2,715            --
Ohio                                                     --           192          191            --
                                                         --         3,863        3,844            --
Missouri                                                 --         3,181        3,169            --
Florida                                                  --           589          584            --
                                                         --         2,000        1,995            --
Mississippi                                              --         2,307        2,292            --
Other                                                    --         2,904        2,882            --
                                                         --        11,057       10,940            --
                                                       ----      --------     --------         -----
                                                       $ --      $ 72,816     $ 71,992         $  --
                                                       ====      ========     ========         =====

Footnotes:

(1) The aggregate cost of our mortgages for Federal income tax purposes was $72,816,000. (unaudited)

(2) Payments based on variable interest rate, adjusting quarterly until maturity. Prepayment charge for first five years is 5% of the principal prepaid. Prepayment charge for the second five years is 3% of the principal prepaid. Thereafter, no prepayment charge.

(3) Payments based on variable interest rate, adjusting quarterly until maturity. Prepayment is prohibited until March 1, 2007; thereafter prepayment charge is based on a Yield Maintenance Premium.

(4) Payments based on variable interest rate, adjusting quarterly until maturity. Prepayment is prohibited until September 30, 2003; from then until September 30, 2011; penalty is sixty days of interest; from September 30, 2011 until maturity, no prepayment charge.

(5) Payments are equal until September 1, 2007. At that date, interest rate may be changed at our discretion. Prepayment charge is based on a Yield Maintenance Premium.

(6) Includes an impaired loan with a face amount of $1,756,000 and a valuation reserve of $365,000. This reserve was established based on the value of the collateral securing the loan receivable.

(7)  Range not presented as represents only one loan.

                                   SCHEDULE IV
                      PMC COMMERCIAL TRUST AND SUBSIDIARIES
                          MORTGAGE LOANS ON REAL ESTATE
                             AS OF DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                                                TOTALS
                                                                             -----------
Balance at December 31, 1999                                                 $   115,265
                                                                             -----------
   Additions during period:
    New mortgage loans                                       $    22,508
                                                             -----------
    Other - amortization of commitment fees                        1,035          23,543
                                                             -----------     -----------
Deductions during period:
    Collections of principal                                 $   (16,108)
                                                             -----------
    Foreclosures                                                  (1,181)
                                                             -----------
    Cost of mortgages sold                                       (55,675)
                                                             -----------
    Amortization of premium                                           --
                                                             -----------
    Loan loss reserve                                                 --
                                                             -----------
    Other - commitment fees collected, net                          (199)    $   (73,163)
                                                             ------------    -----------
Balance at December 31, 2000                                                 $    65,645
                                                                             ===========
   Additions during period:
    New mortgage loans                                       $    51,683
                                                             -----------
    Other - amortization of commitment fees                          427          52,110
                                                             -----------     -----------
Deductions during period:
    Collections of principal                                 $    (5,935)
                                                             -----------
    Foreclosures                                                      --
                                                             -----------
    Cost of mortgages sold                                       (32,662)
                                                             -----------
    Amortization of premium                                           --
                                                             -----------
    Loan loss reserve                                               (200)
                                                             -----------
    Other - commitment fees collected, net                          (473)    $   (39,270)
                                                             ------------    -----------
Balance at December 31, 2001                                                 $    78,485
                                                                             ===========
   Additions during period:
    New mortgage loans                                       $    32,776
                                                             -----------
    Other - amortization of commitment fees                          220          32,996
                                                             -----------     -----------
Deductions during period:
    Collections of principal                                 $   (12,268)
                                                             -----------
    Foreclosures                                                      --
                                                             -----------
    Cost of mortgages sold                                       (27,286)
                                                             -----------
    Amortization of premium                                           --
                                                             -----------
    Loan loss reserve                                                (65)
                                                             -----------
    Other - commitment fees collected, net                          (175)    $   (39,794)
                                                             ------------    -----------
Balance at December 31, 2002                                                 $    71,687
                                                                             ===========

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  JUNE 30,    DECEMBER 31,
                                                                    2003          2002
                                                                -----------   ------------
         ASSETS
INVESTMENTS AT VALUE:
      Loans receivable                                          $    94,976   $    87,245
      Retained interests in transferred assets                       37,644        40,003
      Assets acquired in liquidation                                  3,212         2,252
      Cash equivalents                                                2,461         4,915
      Mortgage-backed security of affiliate                           1,345         1,381
      Investment in unconsolidated subsidiaries                         246            81
      Restricted investments                                             36           299
                                                                -----------   -----------
Total investments at value                                          139,920       136,176
                                                                -----------   -----------
OTHER ASSETS:
      Due from affiliates                                             3,632         1,839
      Deferred charges and other assets                                 651           728
      Accrued interest receivable                                       271           225
      Cash                                                              251           563
      Property and equipment, net                                        78            98
      Receivable for loans sold                                          --           637
                                                                -----------   -----------
Total other assets                                                    4,883         4,090
                                                                -----------   -----------
TOTAL ASSETS                                                    $   144,803   $   140,266
                                                                ===========   ===========
   LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
      Current portion of notes and debentures payable           $    10,000   $     5,000
      Revolving credit facility                                       6,250            --
      Dividends payable                                               1,484         1,486
      Borrower advances                                               1,255         1,754
      Due to affiliates                                               1,137           102
      Accounts payable                                                  993           748
      Accrued interest payable                                          709         1,294
      Other liabilities                                                 886         1,569
                                                                -----------   -----------
Total current liabilities                                            22,714        11,953
Notes and debentures payable                                         44,310        49,310
                                                                -----------   -----------
TOTAL LIABILITIES                                                    67,024        61,263
                                                                -----------   -----------

Commitments and contingencies

CUMULATIVE PREFERRED STOCK OF SUBSIDIARY                              7,000         7,000
                                                                -----------   -----------
SHAREHOLDERS' EQUITY:
      Commonstock, authorized 30,000,000 shares of $0.01
            par value, 11,853,516 shares issued and
            outstanding at June 30, 2003 and
                    December 31, 2002                                   119           119
            Additional paid-in capital                               71,508        71,508
            Dividends in excess of retained earnings                 (3,229)       (2,022)
            Net unrealized appreciation on investments                2,381         2,398
                                                                -----------   -----------
                                                                     70,779        72,003
                                                                -----------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                      $   144,803   $   140,266
                                                                ===========   ===========
Net asset value per common share                                $      5.97   $      6.07
                                                                ===========   ===========

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     SIX MONTHS ENDED      THREE MONTHS ENDED
                                                         JUNE 30,              JUNE 30,
                                                   -------------------    -------------------
                                                     2003       2002        2003       2002
                                                   --------   --------    --------   --------
INVESTMENT INCOME:
   Interest income                                 $  3,242   $  4,257    $  1,609   $  1,650
   Income from retained interests in transferred
    assets                                            2,267      2,518       1,098      1,371
   Advisory fee income                                  928        955         452        506
   Premium income                                       344        271         205        139
   Equity in income of unconsolidated
    subsidiaries, net                                   167        195          56         94
   Other income, net                                    508        557         240        208
                                                   --------   --------    --------   --------
Total investment income                               7,456      8,753       3,660      3,968
                                                   --------   --------    --------   --------

EXPENSES:
   Salaries and related benefits                      2,042      1,964       1,007        952
   Interest                                           1,563      2,421         781      1,215
   Merger related costs                                 519         --         197         --
   General and administrative                           428        482         193        261
   Professional fees                                    181        196         118         96
   Rent                                                 152        168          74         89
   Loss from operations of assets acquired in           151        107          54         97
    liquidation
   Profit sharing plan                                   75         75          37         37
                                                   --------   --------    --------   --------
Total expenses                                        5,111      5,413       2,461      2,747
                                                   --------   --------    --------   --------

Net investment income                                 2,345      3,340       1,199      1,221
                                                   --------   --------    --------   --------

REALIZED AND UNREALIZED GAIN (LOSS) ON
 INVESTMENTS:
      Realized losses                                  (582)      (465)       (367)      (309)
      Sale of assets                                     --      1,463          --      1,463
      Change in unrealized appreciation
         (depreciation) on investments                  (17)      (194)        256         89
                                                   --------   --------    --------   --------
Total realized and unrealized gain (loss) on
  investments                                          (599)       804        (111)     1,243
                                                   --------   --------    --------   --------

NET INCREASE IN NET ASSETS RESULTING FROM
 OPERATIONS                                        $  1,746   $  4,144    $  1,088   $  2,464
                                                   ========   ========    ========   ========
Preferred dividends                                $    125   $    124    $     63   $     62
                                                   ========   ========    ========   ========
Basic weighted average common shares outstanding     11,854     11,854      11,854     11,854
                                                   ========   ========    ========   ========
Diluted weighted average common shares
 outstanding                                         11,854     11,856      11,854     11,855
                                                   ========   ========    ========   ========
BASIC AND DILUTED EARNINGS PER COMMON SHARE        $   0.14   $   0.34    $   0.09   $   0.20
                                                   ========   ========    ========   ========

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                         SIX MONTHS ENDED
                                                                                             JUNE 30,
                                                                                     ------------------------
                                                                                        2003         2002
                                                                                     -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net increase in net assets resulting from operations                              $     1,746   $    4,144
   Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities:
      Loans funded, held for sale                                                         (2,720)      (3,834)
      Proceeds from sale of guaranteed loans                                               3,677        3,443
      Realized and unrealized (gain) loss on investments                                     599         (804)
      Unrealized premium (income) expense, net                                               (41)           8
      Depreciation and amortization                                                           47           79
      Accretion of loan discount and deferred fees                                           (44)         (85)
      Equity in income of unconsolidated subsidiaries, net                                  (167)        (195)
      Other operating assets and liabilities                                              (1,205)         142
                                                                                     -----------   ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                  1,892        2,898
                                                                                     -----------   ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Loans funded                                                                          (16,841)     (15,634)
   Principal collected on loans                                                            6,106       10,471
   Principal collected on retained interests in transferred assets                         1,813        2,928
   Principal collected on mortgage-backed security of affiliate                               39          206
   Proceeds from debt issued by SPE                                                           --       37,901
   Proceeds from asset acquired in liquidation                                               216           --
   Purchase of property and equipment                                                         (5)        (150)
   Investment in assets acquired in liquidation                                             (258)          --
   Investment in retained interests in transferred assets                                   (258)      (2,742)
   Release of (investment in) restricted cash                                                263          (15)
   Advances from affiliates, net                                                           1,056           75
                                                                                     -----------   ----------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                                       (7,869)      33,040
                                                                                     -----------   ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from revolving line of credit, net                                             6,250           --
   Payment of dividends on common stock                                                   (2,844)      (4,267)
   Payment of dividends on preferred stock                                                  (125)        (124)
   Payment of debt issuance costs                                                            (70)          --
                                                                                     -----------   ----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                        3,211       (4,391)
                                                                                     -----------   ----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      (2,766)      31,547
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                               5,478       17,318
                                                                                     -----------   ----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                             $     2,712   $   48,865
                                                                                     ===========   ==========

SUPPLEMENTAL DISCLOSURES:
   Interest paid                                                                     $     1,580   $    2,405
                                                                                     ===========   ==========
   Reclassification from loans receivable to due from affiliate                      $     1,465   $       --
                                                                                     ===========   ==========
   Reclassification from loans receivable to assets acquired in liquidation          $     1,090   $    2,848
                                                                                     ===========   ==========
   Reclassification from retained interests in transferred assets to due from
        affiliate, net                                                               $       565   $       --
                                                                                     ===========   ==========
   Loans and interest receivable transferred to SPE, net                             $        --   $    4,435
                                                                                     ===========   ==========

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                             FINANCIAL STATEMENTS.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. INTERIM FINANCIAL STATEMENTS:

The accompanying consolidated balance sheet of PMC Capital, Inc. ("PMC Capital") and its wholly-owned registered investment company subsidiaries (collectively, "we," "us" or "our") as of June 30, 2003 and the consolidated statements of operations for the three and six months ended June 30, 2003 and 2002 and cash flows for the six months ended June 30, 2003 and 2002 have not been audited by independent accountants. In the opinion of our management, the financial statements reflect all adjustments necessary to present fairly the financial position at June 30, 2003 and the results of operations for the three and six months ended June 30, 2003 and 2002. These adjustments are of a normal recurring nature.

Certain notes and other information have been omitted from the interim financial statements presented in this Quarterly Report on Form 10-Q. Therefore, these financial statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect
(i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (ii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our most sensitive estimates involve the valuation of retained interests in transferred assets, loans receivable and assets acquired in liquidation.

The results for the three and six months ended June 30, 2003 are not necessarily indicative of future financial results.

NOTE 2. RECLASSIFICATIONS:

Certain prior period amounts have been reclassified to conform to the current year presentation.

NOTE 3. BUSINESS AND CONSOLIDATION:

BUSINESS PMC Capital is a diversified closed-end management investment company that operates as a business development company under the Investment Company Act of 1940, as amended (the "1940 Act"). Our common stock is traded on the American Stock Exchange under the symbol "PMC."

We are primarily engaged in the business of originating loans to small businesses either directly or through our three principal lending subsidiaries:
First Western SBLC, Inc. ("First Western"), PMC Investment Corporation ("PMCIC") and Western Financial Capital Corporation ("Western Financial").

First Western, PMCIC and Western Financial are registered under the 1940 Act as diversified closed-end management investment companies. First Western is licensed as a small business lending company that originates loans through the SBA's 7(a) guaranteed loan program. PMCIC is a licensed specialized small business investment company under the Small Business Investment Act of 1958, as amended. Western Financial is a licensed small business investment company under the Small Business Investment Act of 1958, as amended. In addition, PMC Capital is either directly or indirectly the sole shareholder or partner of several non-investment company act subsidiaries. These are: PMC Advisers, Ltd. and its subsidiary ("PMC Advisers"); PMC Funding Corp. and its subsidiary ("PMC Funding"); PMC Asset Holding, LLC ("Asset Holding"); PMC Capital, L.P. 1998-1 (the "1998 Partnership") and PMC Capital, L.P. 1999-1 (the "1999 Partnership").

In addition, at June 30, 2003, PMC Capital owned approximately 32% of PMC Joint Venture, L.P. 2000 (the "2000 Joint Venture"), 60% of PMC Joint Venture, L.P. 2001 (the "2001 Joint Venture") and 61% of PMC Joint Venture, L.P. 2002-1 (the "2002 Joint Venture," and together with the 1998 Partnership, the 1999 Partnership, the 2000 Joint Venture and the 2001 Joint Venture, the "SPEs"). PMC Commercial Trust ("PMC Commercial"), our affiliate through common management, owns the remaining interests in the 2000 Joint Venture, the 2001 Joint Venture and the 2002 Joint Venture (together, the "Joint Ventures").

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATION The consolidated financial statements include the accounts of PMC Capital and its wholly-owned registered investment company subsidiaries, First Western, PMCIC and Western Financial. All material intercompany balances and transactions have been eliminated.

PMC Advisers, which acts as the investment advisor for PMC Commercial, and PMC Funding and Asset Holding, which hold assets on our behalf, are accounted for using the equity method of accounting in conformity with Federal securities laws.

Our ownership interests in the SPEs are accounted for as retained interests in transferred assets ("Retained Interests") in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140").

NOTE 4. AGREEMENT AND PLAN OF MERGER:

On March 27, 2003, PMC Capital entered into an Agreement and Plan of Merger with PMC Commercial. Under the terms of the merger agreement, PMC Capital will be merged into PMC Commercial, with PMC Commercial continuing as the surviving entity. Each issued and outstanding share of PMC Capital common stock will be converted into 0.37 of a common share of PMC Commercial. The merger has been recommended by each company's special committee comprised of independent directors and unanimously approved by the Board of Directors of PMC Capital and the Board of Trust Managers of PMC Commercial. In addition, the boards and management of each company have entered into voting agreements pursuant to which they have agreed to vote their shares in favor of the merger and related transactions. Completion of the merger, which is expected to occur on January 1, 2004, but no later than February 29, 2004, is subject to approval by the shareholders of PMC Capital and PMC Commercial, certain governmental consents and customary closing conditions. We have expensed approximately $519,000 in costs related to the merger as of June 30, 2003.

NOTE 5. STOCK-BASED COMPENSATION PLAN:

At June 30, 2003, we have a stock-based compensation plan. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," prospectively to all awards granted, modified or settled after January 1, 2003. Awards under the plan generally vest over a one-year period.

We did not recognize any compensation expense during the three and six months ended June 30, 2003 since we did not grant any awards.

The following table illustrates the effect on our net increase in net assets resulting from operations ("net income") and earnings per share if the fair value based method had been applied to all outstanding previously granted and unvested awards in each period:

                         SIX MONTHS ENDED JUNE 30,            THREE MONTHS ENDED JUNE 30,
                   ------------------------------------  -----------------------------------
                          2003               2002              2003              2002
                   -----------------  -----------------  ----------------  -----------------
                      AS      PRO-       AS      PRO-       AS      PRO-      AS       PRO-
                   REPORTED   FORMA   REPORTED   FORMA   REPORTED   FORMA  REPORTED    FORMA
                   --------   -----   --------   -----   --------   -----  --------    -----
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
SFAS No. 123
charge              $    --  $    15   $    --  $    26  $    --  $     7  $    --   $    22
APB 25 charge       $    --  $    --   $    --  $    --  $    --  $    --  $    --   $    --
Net income          $ 1,746  $ 1,731   $ 4,144  $ 4,118  $ 1,088  $ 1,081  $ 2,464   $ 2,442
Basic and diluted
earnings per
common share        $  0.14  $  0.14   $  0.34  $  0.34  $  0.09  $  0.09  $  0.20   $  0.20

         The effects of applying SFAS No. 123 in this pro-forma disclosure are not indicative of future amounts.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In April 2003, the Financial Accounting Standards Board ("FASB") issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." The statement, which is effective for contracts entered into or modified after June 30, 2003 and hedging relationships designated after June 30, 2003, amends and clarifies financial accounting and reporting for derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The statement requires that contracts with comparable characteristics be accounted for similarly. Specifically, the statement (i) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, (ii) clarifies when a derivative contains a financing component, (iii) amends the definition of an underlying to conform it to FASB Interpretation No. 45 and (iv) amends certain other related existing pronouncements. SFAS No. 149 will not impact our consolidated financial statements since we do not have any derivatives.

In May 2003, SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" was issued. SFAS No. 150, is effective upon issuance for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The statement requires that a financial instrument which falls within the scope of the statement to be classified as a liability and initially measured at fair value. The following financial instruments are required to be classified as liabilities: (i) shares that are mandatorily redeemable, (ii) an obligation to repurchase the issuer's equity shares or one indexed to such an obligation and that requires or may require settlement by transferring assets and (iii) the embodiment of an unconditional obligation that the issuer may or may not settle by issuing a variable number of equity shares if, at inception, the monetary value of the obligation is based on certain measurements defined in the statement. We will adopt SFAS No. 150 effective July 1, 2003. Upon adoption, the $4.0 million of 4% cumulative preferred stock of subsidiary with mandatory redemption in 2009 and 2010 will be reclassified to a liability at an estimated value of $3,350,000. Subsequent to adoption, the 4% cumulative preferred stock of subsidiary will be accreted to redemption value using the interest method with the resulting change included as a component of interest expense. In addition, the preferred dividends of $160,000 per year will also be included as a component of interest expense.

NOTE 7. RETAINED INTERESTS:

In our structured loan sale transactions, we contributed loans receivable to an SPE in exchange for an ownership interest in that entity. The SPE issued notes payable (the "Structured Notes") (usually through a private placement) to third parties ("Structured Noteholders"). The SPE then distributed a portion of the proceeds from the Structured Notes to us. The Structured Notes are collateralized solely by the assets of the SPE which means that should the SPE fail to make payments on the Structured Notes, the Structured Noteholders have no recourse to us. Upon the completion of our structured loan sale transactions, we recorded the transfer of loans receivable as a sale in accordance with SFAS No. 140. As a result, the loans receivable contributed to the SPE, the Structured Notes issued by the SPE, and the operating results of the SPE are not included in our consolidated financial statements. The difference between (i) the carrying value of the loans receivable sold and (ii) the sum of (a) the cash received and (b) the present value of the estimated future cash flows from the Retained Interests, constituted the gain or loss on sale. Retained Interests are carried at fair value (determined in good faith by our Board of Directors), with realized and unrealized gains and losses included in our consolidated statements of operations.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information pertaining to our structured loan sale transactions as of June 30, 2003 was as follows. Balances represent PMC Capital's share of the respective Joint Ventures.

                                                                                2000              2001             2002
                                         1998               1999               JOINT             JOINT            JOINT
                                      PARTNERSHIP       PARTNERSHIP           VENTURE           VENTURE          VENTURE
                                      ------------      -----------         -----------       -----------      ------------
                                                                           (DOLLARS IN THOUSANDS)
Principal outstanding on sold
loans                                 $     25,254      $    35,527         $    18,957       $    43,837      $    40,984
Structured Notes balance
outstanding                           $     24,065      $    33,333         $    17,713       $    39,979      $    36,787
Cash in the collection account        $        365      $     1,762         $     1,684       $       437      $       486
Cash in the reserve account           $      2,039      $     2,217         $     1,231       $     2,638      $     2,469
Weighted average interest rate of
loans                                 Prime + 1.23%            9.40%               9.28%             9.73%            9.50%
Interest rate on the Structured       Prime - 1.00%            6.60%               7.28%             6.36%            6.67%
Notes
Discount rate assumptions (1)         4.0% to 11.5%       6.8% to 11.5%      7.1% to 11.8%     6.7% to 11.4%    7.0% to 11.7%
Constant prepayment rate
assumption
(2)                                          11.00%           10.00%              14.00%             9.75%            9.75%
Weighted average remaining life of
loans (3)                                3.53years        3.81years           3.19years         4.70years        4.47years
Aggregate losses assumed (4)                  2.97%            2.63%               2.93%             3.13%            3.22%
Aggregate principal losses to date              --%              --%               4.27%               --%              --%

(1) The discount rates utilized on the components of our Retained Interests (as detailed below) were (i) 4.0% to 7.1% for our required overcollateralization, (ii) 8.4% to 8.8% for our reserve funds and (iii) 11.4% to 11.8% for our interest-only strip receivables.

(2) The prepayment rate was based on the actual performance of the loan pools, adjusted for anticipated principal prepayments considering other similar loans.

(3) The weighted average remaining life of loans was calculated by summing the product of (i) the sum of the principal collections expected in each future period multiplied by (ii) the number of periods until collection, and then dividing that total by (iii) the remaining principal balance.

(4) Represents aggregate estimated future losses as a percentage of the principal outstanding based upon per annum estimated losses that ranged from 0.5% to 1.2%.

In addition to the transactions described above, First Western has Retained Interests. First Western sold the unguaranteed portion of its loans receivable through a private placement in 1997 ("FW 97") and has retained the right to service these loans receivable. Pursuant to the sale, First Western maintains a reserve fund and receives cash flow from the interest-only strip receivable established in connection with the sold loans receivable. At June 30, 2003, the principal balance outstanding on the sold loans of FW 97 was approximately $3.4 million and the reserve fund balance (currently at its minimum requirement) was $912,000.

The SBA guaranteed portions of First Western's loans receivable are sold to either dealers in government guaranteed loans receivable or institutional investors ("Secondary Market Loan Sales") as the loans are fully funded. On all Secondary Market Loan Sales, we retain an excess spread between the interest rate paid to us from our borrowers and the rate we pay to the purchaser of the guaranteed portion of the note. At June 30, 2003, the aggregate principal balance of First Western's serviced loans receivable on which we have an excess spread was approximately $46.9 million, and the weighted average excess spread (before estimated servicing costs) was approximately 1.8%.

In determining the fair value of our Retained Interests related to First Western for our SBA 7(a) transactions, our assumptions at June 30, 2003 included prepayment speeds ranging from 20% to 30% per annum, loss rates ranging from 0.2% to 0.4% per annum (relates only to FW 97) and discount rates ranging from 5.8% to 11.4%.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of our Retained Interests are as follows:

(1) Our required overcollateralization (the "OC Piece"). The OC Piece represents the excess of the loans receivable contributed to the SPE over the principal amount of the Structured Notes Payable issued by the SPE, which serves as additional collateral for the Structured Noteholders.

(2) The "Reserve Fund" and the interest earned thereon. The Reserve Fund represents cash that is required to be kept in a liquid cash account by the SPE, pursuant to the terms of the transaction documents as collateral for the Structured Noteholders, a portion of which was contributed by us to the SPE upon formation, and a portion of which is built up over time by the SPE from the cash flows of the underlying loans receivable.

(3) The interest-only strip receivable (the "IO Receivable"). The IO Receivable is comprised of the cash flows that will be received by us in the future after payment by the SPE of (a) all interest and principal due to the Structured Noteholders, (b) all principal and interest on the OC Piece, (c) any required funding of the Reserve Fund and (d) on-going costs of the transaction.

Our Retained Interests consisted of the following:

                                        JUNE 30, 2003
                    ----------------------------------------------------------
                                         VALUE
                    --------------------------------------------
                    OC PIECE  RESERVE FUND  IO RECEIVABLE   TOTAL       COST
                    --------  ------------  -------------   -----       ----
                                       (IN THOUSANDS)
First Western       $     --    $   846       $ 1,843     $  2,689   $   2,343
1998 Partnership       1,459      1,612           743        3,814       3,375
1999 Partnership       4,191      1,781         1,618        7,590       7,088
2000 Joint Venture     3,014      1,053           323        4,390       4,107
2001 Joint Venture     4,770      2,117         3,094        9,981       8,905
2002 Joint Venture     5,108      1,972         2,100        9,180       8,591
                    --------    -------       -------     --------   ---------
                    $ 18,542    $ 9,381       $ 9,721     $ 37,644   $  34,409
                    ========    =======       =======     ========   =========

                                      DECEMBER 31, 2002
                    ----------------------------------------------------------
                                        VALUE
                    --------------------------------------------
                    OC PIECE  RESERVE FUND  IO RECEIVABLE   TOTAL       COST
                    --------  ------------  -------------   -----       ----
                                       (IN THOUSANDS)
First Western       $     --    $    842     $  1,890     $  2,732   $   2,388
1998 Partnership       1,519       1,672          823        4,014       3,553
1999 Partnership       4,216       1,923        1,967        8,106       7,540
2000 Joint Venture     3,058       1,420          323        4,801       4,492
2001 Joint Venture     4,798       2,282        3,613       10,693       9,603
2002 Joint Venture     5,213       2,036        2,408        9,657       8,965
                    --------    --------     --------     --------   ---------
                    $ 18,804    $ 10,175     $ 11,024     $ 40,003   $  36,541
                    ========    ========     ========     ========   =========

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following sensitivity analysis of our Retained Interests as of June 30, 2003 highlights the volatility that results when prepayments, losses and discount rates are different than our assumptions:

                                                                       ASSET AND NET
              CHANGED ASSUMPTION                    PRO-FORMA VALUE    INCOME CHANGE
-------------------------------------------------   ---------------    -------------
                                                             (IN THOUSANDS)
Losses increase by 50 basis points per annum (1)       $  35,140          ($2,504)
Losses increase by 100 basis points per annum (1)      $  32,717          ($4,927)
Rate of prepayment increases by 5% per annum (2)       $  36,352          ($1,292)
Rate of prepayment increases by 10% per annum (2)      $  35,411          ($2,233)
Discount rates increase by 100 basis points            $  36,133          ($1,511)
Discount rates increase by 200 basis points            $  34,712          ($2,932)

(1) If we experience losses in excess of anticipated losses, the effect on our Retained Interests would first be to reduce the value of the IO Receivables. To the extent the IO Receivables could not fully absorb the losses, the effect would then be to reduce the value of our Reserve Funds and then the value of our OC Pieces.

(2) For example, an 8% assumed rate of prepayment would be increased to 13% or 18% based on increases of 5% or 10% per annum, respectively.

These sensitivities are hypothetical and should be used with caution. Pro-forma values based on changes in these assumptions generally cannot be extrapolated since the relationship of the change in an assumption to the change in fair value is not linear. The effect of a variation in a particular assumption on the fair value of our Retained Interests is calculated without changing any other assumption. In reality, changes in one factor are not isolated from changes in another which might magnify or counteract the sensitivities.

The following information summarizes the financial position of the SPEs at June 30, 2003 and December 31, 2002. We own 100% of the 1998 Partnership and the 1999 Partnership. At June 30, 2003, we owned approximately 32% of the 2000 Joint Venture, 60% of the 2001 Joint Venture and 61% of the 2002 Joint Venture. At December 31, 2002, we owned approximately 34% of the 2000 Joint Venture, 61% of the 2001 Joint Venture and 61% of the 2002 Joint Venture.

Summary of Financial Position (1):

                              1998 PARTNERSHIP          1999 PARTNERSHIP
                          ------------------------   -----------------------
                            JUNE 30,   DECEMBER 31,  JUNE 30,   DECEMBER 31,
                              2003         2002         2003        2002
                          -----------  ------------  ---------  ----------
                                            (IN THOUSANDS)
Loans Receivable, Net      $   25,070   $  25,865    $  35,527   $  39,216
                           ==========   =========    =========   =========
Total Assets               $   27,563   $  28,477    $  39,732   $  42,475
                           ==========   =========    =========   =========
Notes Payable              $   24,065   $  24,806    $  33,333   $  35,907
                           ==========   =========    =========   =========
Total Liabilities          $   24,132   $  24,885    $  33,517   $  36,106
                           ==========   =========    =========   =========
Partners' Capital          $    3,431   $   3,592    $   6,215   $   6,369
                           ==========   =========    =========   =========

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           2000 JOINT VENTURE         2001 JOINT VENTURE         2002 JOINT VENTURE
                         -----------------------    -----------------------    ----------------------
                         JUNE 30,   DECEMBER 31,    JUNE 30,   DECEMBER 31,    JUNE 30,   DECEMBER 31,
                           2003        2002           2003         2002          2003         2002
                         --------   ------------    --------   ------------    --------   -----------
                                                       (IN THOUSANDS)
Loans Receivable, Net    $ 66,734     $ 70,627      $ 72,168     $ 73,220      $ 67,489     $ 69,025
                         ========     ========      ========     ========      ========     ========
Asset Acquired in
Liquidation, Net         $     --     $  1,411      $     --     $     --      $     --     $     --
                         ========     ========      ========     ========      ========     ========
Total Assets             $ 73,376     $ 76,434      $ 77,864     $ 81,302      $ 72,548     $ 74,322
                         ========     ========      ========     ========      ========     ========
Notes Payable            $ 60,187     $ 62,658      $ 66,065     $ 69,146      $ 60,601     $ 62,152
                         ========     ========      ========     ========      ========     ========
Total Liabilities        $ 60,369     $ 62,848      $ 66,240     $ 69,329      $ 60,770     $ 62,325
                         ========     ========      ========     ========      ========     ========
Partners' Capital        $ 13,007     $ 13,586      $ 11,624     $ 11,973      $ 11,778     $ 11,997
                         ========     ========      ========     ========      ========     ========

(1) Balances represent 100% of the limited partnership interests in the Joint Ventures.

The following information summarizes the results of operations of our SPEs.

Summary of Operations (1):

                                    SIX MONTHS ENDED JUNE 30,
                            -----------------------------------------
                             1998 PARTNERSHIP      1999 PARTNERSHIP
                            ------------------   ---------------------
                             2003       2002       2003       2002
                            -------    -------   ---------  ---------
                                        ( IN THOUSANDS)
Interest Income             $   729    $   909   $   1,764  $   2,181
                            =======    =======   =========  =========
Total Revenues              $   733    $   936   $   1,912  $   2,374
                            =======    =======   =========  =========
Interest Expense            $   397    $   518   $   1,134  $   1,414
                            =======    =======   =========  =========
Provision for
(Reduction of) Losses       $   (50)   $    49   $      --  $      81
                            =======    =======   =========  =========
Total Expenses              $   509    $   619   $   1,198  $   1,573
                            =======    =======   =========  =========
Net Income                  $   224    $   317   $     714  $     801
                            =======    =======   =========  =========

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                            SIX MONTHS ENDED JUNE 30,
                                     ----------------------------------------------------------------------
                                      2000 JOINT VENTURE       2001 JOINT VENTURE        2002 JOINT VENTURE
                                     -------------------      --------------------      --------------------
                                      2003        2002         2003         2002         2003       2002 (2)
                                     -------     -------      -------      -------      -------     --------
                                                                (IN THOUSANDS)
Interest Income                      $ 3,329     $ 3,612      $ 3,532      $ 3,756      $ 3,192     $ 1,448
                                     =======     =======      =======      =======      =======     =======
Total Revenues                       $ 3,395     $ 3,848      $ 3,555      $ 3,802      $ 3,256     $ 1,460
                                     =======     =======      =======      =======      =======     =======
Interest Expense                     $ 2,256     $ 2,559      $ 2,121      $ 2,251      $ 2,049     $   913
                                     =======     =======      =======      =======      =======     =======
Provision for (Reduction of) Losses  $    45     $    --      $  (140)     $    --      $    --     $    --
                                     =======     =======      =======      =======      =======     =======
Total Expenses                       $ 2,430     $ 2,687      $ 2,099      $ 2,375      $ 2,161     $   991
                                     =======     =======      =======      =======      =======     =======
Net Income                           $   965     $ 1,161      $ 1,456      $ 1,427      $ 1,095     $   469
                                     =======     =======      =======      =======      =======     =======

(1) Balances represent 100% of the limited partnership interests in the Joint Ventures.

(2)  Represents the period from April 12, 2002 (inception) to June 30, 2002.

Our ownership of the Joint Ventures is based on our share of the capital of the respective Joint Ventures. Our share of the cash flows from the Joint Ventures is allocated based on the cash flows from the underlying loans receivable contributed by us to the respective Joint Venture less allocated costs based on the remaining principal on the underlying loans receivable contributed by us divided by all loans receivable held by the respective Joint Venture.

Our limited partnership allocation of the assets, liabilities and partners' capital of the Joint Ventures was as follows:

                           2000 JOINT VENTURE         2001 JOINT VENTURE          2002 JOINT VENTURE
                         -----------------------    -----------------------    -----------------------
                         JUNE 30,   DECEMBER 31,    JUNE 30,   DECEMBER 31,    JUNE 30,   DECEMBER 31,
                           2003         2002          2003         2002          2003         2002
                         --------   ------------    --------   ------------    --------   ------------
                                                       (IN THOUSANDS)
Loans Receivable, Net    $ 18,957     $ 20,783      $ 43,837     $ 44,269      $ 40,984     $ 42,199
                         ========     ========      ========     ========      ========     ========
Asset Acquired in
Liquidation, Net         $     --     $  1,411      $     --     $     --      $     --     $     --
                         ========     ========      ========     ========      ========     ========
Total Assets             $ 21,919     $ 22,727      $ 47,110     $ 50,232      $ 44,116     $ 45,484
                         ========     ========      ========     ========      ========     ========
Total Liabilities        $ 17,767     $ 18,141      $ 40,085     $ 42,875      $ 36,889     $ 38,123
                         ========     ========      ========     ========      ========     ========
Partners' Capital        $  4,152     $  4,586      $  7,025     $  7,357      $  7,227     $  7,361
                         ========     ========      ========     ========      ========     ========

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our limited partnership allocation of the net income of the Joint Ventures was as follows:

                                        SIX MONTHS ENDED JUNE 30,
                 ----------------------------------------------------------------------
                  2000 JOINT VENTURE       2001 JOINT VENTURE        2002 JOINT VENTURE
                 -------------------      -------------------       -------------------
                  2003        2002         2003         2002         2003      2002 (1)
                 ------      ------       ------       ------       ------     --------
                                            (IN THOUSANDS)
Net Income       $  193      $  302       $  945       $  901       $  685      $  322
                 ======      ======       ======       ======       ======      ======

(1)  Represents the period from April 12, 2002 (inception) to June 30, 2002.

In accordance with SFAS No. 140, our consolidated financial statements do not include the SPE assets, liabilities, partners' capital, revenues or expenses. As a result, at June 30, 2003 and December 31, 2002 our consolidated balance sheets do not include the $180.4 million and $189.4 million of assets, respectively, and $152.4 million and $160.1 million of liabilities, respectively, related to our structured loan sale transactions recorded by the SPEs. Our Retained Interests related to these structured loan sale transactions were $35.0 million and $37.3 million at June 30, 2003 and December 31, 2002, respectively.

The net unrealized appreciation on our Retained Interests at June 30, 2003 and December 31, 2002 was $3.2 million and $3.5 million, respectively. Any appreciation of our Retained Interests is included in the accompanying statements of operations as unrealized gain on investments. Any depreciation of our Retained Interests is included in the accompanying statements of operations as either realized loss (if there is a reduction in expected future cash flows) or an unrealized loss on investments.

The income from our Retained Interests consists of the yield earned on our Retained Interests which is determined based on estimates of future cash flows and includes any fees collected (i.e., late fees, prepayment fees, etc.) by the SPEs in excess of anticipated fees. We update our cash flow assumptions on a quarterly basis and any changes to cash flow assumptions impact the yield on our Retained Interests. The annualized yield on our Retained Interests was as follows:

                           SIX MONTHS                  THREE MONTHS
                         ENDED JUNE 30,               ENDED JUNE 30,
                       ------------------          -------------------
                       2003         2002           2003           2002
                       ----         ----           ----           ----
Annualized Yield       11.8%        14.0%          11.7%          14.0%

We are the servicer for all loans held by the SPEs. Servicing fee income for the three and six months ended June 30, 2003 and 2002 related to loans receivable held by the SPEs was approximately $128,000 and $134,000 and $259,000 and $251,000, respectively. Servicing fee income is included in other income, net in our consolidated statements of operations. We have not established a servicing asset or liability as our servicing fees are considered adequate compensation.

We received approximately $4.1 million and $5.4 million in cash distributions from our SPEs during the six months ended June 30, 2003 and 2002, respectively. In addition, in May 2003, a limited service hospitality property with an aggregate estimated value of $1.5 million at June 30, 2003 was transferred from the 2000 Joint Venture to Asset Holding.

NOTE 8. ASSETS ACQUIRED IN LIQUIDATION:

At June 30, 2003 and December 31, 2002, the aggregate value of our assets acquired in liquidation, as reduced for anticipated selling costs, was estimated to be approximately $3.2 million and $2.3 million, respectively. Our assets acquired in liquidation at June 30, 2003 consist primarily of three operating limited service hospitality properties. We are currently marketing to sell these assets. In addition, effective April 1, 2003, one of these limited service hospitality properties was leased, under an operating lease, to the subsidiary of PMC Advisers.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We acquired a limited service hospitality property through foreclosure in May 2003. The aggregate value of this property, as reduced for anticipated selling costs, was estimated to be approximately $1.1 million. During July 2003, we sold this limited service hotel property for approximately $1.1 million; therefore, no gain or loss was recorded on the sale. We financed the sale through the origination of a loan of $900,000 at an interest rate of LIBOR plus 4.5%. The loan matures in 2023.

The loss from operations of our assets acquired in liquidation consisted of the following:

                                 SIX MONTHS ENDED        THREE MONTHS ENDED
                                     JUNE 30,                 JUNE 30,
                               ---------------------     ------------------
                                 2003          2002       2003         2002
                               --------     ---------    -------    ---------
                                              (IN THOUSANDS)
Room revenue                   $     64     $     49     $   25     $     49
Salaries and wages                  (45)         (37)       (27)         (37)
Other operating expenses           (170)        (119)       (52)        (109)
                               --------     --------     ------     --------
Loss from operations of
   assets acquired in
   liquidation                 $   (151)    $   (107)    $  (54)    $    (97)
                               ========     ========     ======     ========

Assets have also been transferred or leased to our non-consolidated non-investment company subsidiaries. At June 30, 2003, the aggregate value of assets acquired in liquidation of Asset Holding was estimated to be approximately $2.9 million, consisting of a golf facility and a limited service hospitality property both acquired during 2003 and recorded at estimated value at the time of transfer. Upon transfer of the assets acquired in liquidation to Asset Holding, we recorded a corresponding due from affiliate which represents the estimated net proceeds to be received upon sale. We are currently marketing to sell these assets. During both the three and six months ended June 30, 2003, our non-consolidated subsidiaries incurred operating losses of approximately $57,000.

NOTE 9. REVOLVING CREDIT FACILITY AND NOTES AND DEBENTURES PAYABLE:

We have an uncollateralized revolving credit facility which expires in May 2004. The aggregate amount outstanding pursuant to this facility cannot exceed $15 million through the earlier of the closing of our next structured loan sale transaction or October 28, 2003, and $10 million thereafter. When the facility reverts to $10 million, we also have available a guidance line facility of $5 million, subject to bank approval. Advances pursuant to the facility bear interest at our option of the bank's prime rate less 50 basis points or LIBOR plus 175 basis points. The credit facility requires us to meet certain covenants (terms as defined in the agreement), the most restrictive of which requires that
(i) the ratio of net charge-offs to net loans receivable not exceed 2%, (ii) the ratio of assets to debt may not fall below 110% for PMC Capital and 135% including our consolidated subsidiaries and (iii) the problem loans percentage cannot exceed 10% of our serviced loan portfolio. At June 30, 2003, we were in compliance with all covenants of this facility. As of June 30, 2003, we had approximately $6.3 million outstanding under this facility with interest based primarily on LIBOR. The weighted average interest rate on our revolving credit facility as of June 30, 2003 was 2.9% and our weighted average borrowings during the six months ended June 30, 2003 were $3.9 million. As of December 31, 2002, we had no borrowings outstanding under this facility.

Our uncollateralized notes payable (the "Notes Payable") outstanding at both June 30, 2003 and December 31, 2002 were $40.0 million. The Notes Payable, as amended, mature from July 2003 to July 2006 with a weighted average interest rate of 4.6% at June 30, 2003. These Notes Payable require us to meet certain covenants (terms as defined in the agreement), the most restrictive of which require (i) that net loans receivable must exceed 150% of senior funded debt,
(ii) loan losses for any twelve-month period must not exceed 3% of net loans receivable and (iii) our consolidated earnings plus interest expense must exceed 150% of interest expense. At June 30, 2003, we were in compliance with all covenants of these Notes Payable.

During July 2003, we repaid $5.0 million of our Notes Payable at maturity with an interest rate of 8.6%.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Debentures payable represent amounts due to the SBA as a result of borrowings made pursuant to the SBIA. Debentures outstanding at both June 30, 2003 and December 31, 2002 were $14.3 million. The weighted average interest rate on our SBA debentures as of June 30, 2003 was 7.7%.

NOTE 10 NET UNREALIZED APPRECIATION (DEPRECIATION) ON INVESTMENTS AND REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:

Net unrealized appreciation (depreciation) on investments consisted of the following:

Realized and unrealized gain (loss) on investments was as follows:

                                          JUNE 30,   DECEMBER 31,
                                            2003         2002
                                         ----------  ------------
                                              (IN THOUSANDS)

Loans receivable                         $    (333)   $    (711)
Retained Interests                           3,235        3,462
Mortgage-backed security of affiliate           72           68
Assets acquired in liquidation                (593)        (421)
                                         ---------    ---------
                                         $   2,381    $   2,398
                                         =========    =========

                                   SIX MONTHS ENDED JUNE 30, 2003
                       -------------------------------------------------------
                                           (IN THOUSANDS)
                                           ASSETS
                         RETAINED         ACQUIRED         LOANS
                       INTERESTS (1)   IN LIQUIDATION    RECEIVABLE     TOTAL
                       -------------   --------------    ----------   --------
Realized losses         $  (129)          $    --         $  (453)    $   (582)
Change in
   unrealized
   appreciation
   (depreciation) on
   investments             (223)             (172)            378          (17)
                        -------           -------         -------     --------
Total realized and
   unrealized loss on
   investments          $  (352)          $  (172)        $   (75)    $   (599)
                        =======           =======         =======     ========

                                   SIX MONTHS ENDED JUNE 30, 2002
                       -------------------------------------------------------
                                           (IN THOUSANDS)
                                           ASSETS
                         RETAINED         ACQUIRED         LOANS
                       INTERESTS (1)   IN LIQUIDATION    RECEIVABLE     TOTAL
                       -------------   --------------    ----------  ---------
Realized losses           $  (302)         $    --        $   (163)   $    (465)
Sale of assets                 --               --           1,463        1,463
Change in
  unrealized
  appreciation
  (depreciation) on
  investments                 350             (460)            (84)        (194)
                          -------          -------        --------    ---------
Total realized and
  unrealized gain
  (loss) on
  investments             $    48          $  (460)       $  1,216    $     804
                          =======          =======        ========    =========

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   THREE MONTHS ENDED JUNE 30, 2003
                       -------------------------------------------------------
                                           (IN THOUSANDS)
                                           ASSETS
                         RETAINED         ACQUIRED         LOANS
                       INTERESTS (1)   IN LIQUIDATION    RECEIVABLE     TOTAL
                       -------------   --------------    ----------  ---------
Realized losses           $  --           $    --         $  (367)    $   (367)
Change in
  unrealized
  appreciation
  (depreciation) on
  investments                17              (110)            349          256
                          -----           -------         -------     --------
Total realized and
  unrealized gain
  (loss) on
  investments             $  17           $  (110)        $   (18)    $   (111)
                          =====           =======         =======     ========

                                   THREE MONTHS ENDED JUNE 30, 2002
                       -------------------------------------------------------
                                           (IN THOUSANDS)
                                           ASSETS
                         RETAINED         ACQUIRED         LOANS
                       INTERESTS (1)   IN LIQUIDATION    RECEIVABLE     TOTAL
                       -------------   --------------    ----------  ---------
Realized losses           $  (302)         $    --        $     (7)  $    (309)
Sale of assets                 --               --           1,463       1,463
Change in
  unrealized
  appreciation
  (depreciation) on
  investments                 593             (386)           (118)         89
                          -------          -------        --------   ---------
Total realized and
  unrealized gain
  (loss) on
  investments             $   291          $  (386)       $  1,338   $   1,243
                          =======          =======        ========   =========

(1)  Includes the mortgage-backed security of our affiliate.

NOTE 11. TAXABLE INCOME:

We qualify as a regulated investment company ("RIC") under the Internal Revenue Code of 1986, as amended. If we meet certain diversification and distribution requirements, we qualify for pass-through tax treatment. We would cease to qualify for pass-through tax treatment if we were unable to comply with these requirements or if we ceased to qualify as an investment company under the 1940 Act. We would also be subject to a 4% excise tax (and, in certain cases, corporate level income tax) if we fail to make certain distributions. Failure to qualify as a RIC would subject us to Federal income tax as if we were an ordinary corporation, resulting in a substantial reduction in both our net assets and the amount of income available for distribution to our shareholders.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following reconciles net income available to common shareholders to taxable income available to common shareholders:

                                                               SIX MONTHS ENDED             THREE MONTHS ENDED
                                                                   JUNE 30,                      JUNE 30,
                                                           -------------------------     ------------------------
                                                             2003            2002           2003          2002
                                                           ---------      ----------     ----------     ---------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income                                                 $   1,746      $   4,144      $   1,088      $   2,464
Preferred dividends                                             (125)          (124)           (63)           (62)
                                                           ---------      ---------      ---------      ---------
Net income available to common shareholders                    1,621          4,020          1,025          2,402
Book/tax differences:
   Retained Interests, net                                       621            302            374            305
   Sale of assets                                                 --         (1,463)            --         (1,463)
   Merger related costs                                          519             --            197             --
   Valuation adjustments                                         146            495           (256)           213
   Other, net                                                    (44)            92            (22)            46
                                                           ---------      ---------      ---------      ---------
Taxable income available to common shareholders            $   2,863      $   3,446      $   1,318      $   1,503
                                                           =========      =========      =========      =========
Distributions to common shareholders                       $   2,846      $   4,267      $   1,423      $   1,896
                                                           =========      =========      =========      =========
Dividends declared per share                               $    0.24      $    0.32      $    0.12      $    0.16
                                                           =========      =========      =========      =========

NOTE 12. EARNINGS PER COMMON SHARE:

The computations of basic earnings per common share are based on our weighted average shares outstanding. The weighted average shares outstanding were approximately 11,854,000 for the three and six months ended June 30, 2003 and 2002. There was no change in the weighted average shares outstanding for the effect of stock options during the three and six months ended June 30, 2003 since the stock options were anti-dilutive. The weighted average shares outstanding were increased by approximately 1,000 and 2,000 shares for the dilutive effect of stock options during the three and six months ended June 30, 2002, respectively.

Earnings are defined as net income and are reduced by the preferred stock dividend requirements of PMCIC to determine earnings per common share.

NOTE 13. DIVIDENDS PAID AND DECLARED:

On January 13, 2003 and April 14, 2003, we paid quarterly dividends of $0.12 per share to common shareholders of record on December 31, 2002 and March 31, 2003. The Board of Directors declared a quarterly dividend of $0.12 per share to common shareholders of record on June 30, 2003, which was paid on July 14, 2003.

NOTE 14. COMMITMENTS AND CONTINGENCIES:

Loan Commitments Loan commitments outstanding at June 30, 2003 were approximately $20.9 million. Of these commitments, $4.9 million are for loans to be originated by First Western, a portion of which we expect to be sold into the secondary market. All of these commitments are for variable-rate loans based on the prime rate or LIBOR at spreads over prime ranging from 2.0% to 2.75% and over LIBOR ranging from 3.5% to 4.5%. Commitments generally have fixed expiration dates and require payment of a fee to us. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Structured Loan Sale Transactions

PMC Capital and PMC Commercial have entered into cross indemnification agreements regarding the performance of their respective loans receivable sold to the Joint Ventures. To the extent that poor performance by either PMC Capital's or PMC Commercial's sold loans receivable (the "Underperforming Company") is pervasive enough to cause the other company (the "Performing Company") to not receive cash flow that it otherwise would have received, then the Underperforming Company must make the Performing Company whole. If the cash flow reduction is considered to be temporary, then interest will be paid as compensation to the Performing Company. In general, when a loan is liquidated, it may cause a deferral of cash flow to the Performing Company and, as a result, interest would be charged to the Underperforming Company until the cash flow from the Joint Venture repays the Performing Company. If the reduction of cash flows is deemed permanent, (i.e., to the extent that the Underperforming Company will not be able to satisfy the shortfall with the assets they have contributed to the related structured loan sale transaction), the reduction in cash flows must be paid to the Performing Company by the Underperforming Company. At June 30, 2003, the maximum potential amount of future payments to PMC Commercial (undiscounted and without consideration of any proceeds from the collateral underlying the loans receivable) we could be required to make under these cross indemnification agreements was approximately $32.8 million and the discounted amount was $22.7 million, which represents the estimated fair value of the Retained Interests reflected on PMC Commercial's consolidated balance sheet for the Joint Ventures. Upon completion of a joint structured loan sale transaction and on each subsequent quarterly reporting date, management evaluates the need to recognize a liability associated with these cross indemnification agreements. Based on our present cash flow assumptions, including stress test analyses of increasing the anticipated losses on each of the loan pools, it does not appear that the loans receivable sold by us will cause any permanent cash flow reductions to PMC Commercial nor will the loans receivable sold by PMC Commercial cause any permanent cash flow reductions to us. Accordingly, we believe that the fair value of our obligations pursuant to these cross indemnification agreements at inception of the Joint Ventures and as of June 30, 2003 and December 31, 2002 was zero; thus, no liability was recorded. If the performance of our sold loans receivable deteriorates, it may be necessary for us to perform under these cross indemnification agreements.

When our structured loan sale transactions were completed, the transaction documents that the SPE entered into contained provisions (the "Credit Enhancement Provisions") that govern the assets and the flow of funds in and out of the SPE formed as part of the structured loan sale transactions. The Credit Enhancement Provisions include specified limits on the delinquency, default and loss rates on the loans receivable included in each SPE. If, at any measurement date, the delinquency, default or loss rate with respect to any SPE were to exceed the specified limits, the Credit Enhancement Provisions would automatically increase the level of credit enhancement requirements for that SPE. During the period in which the specified delinquency, default or loss rate was exceeded, excess cash flow from the SPE, if any, would be used to fund the increased credit enhancement levels instead of being distributed, which would delay or reduce our distribution.

Merger

For their services in connection with the proposed merger of PMC Capital into PMC Commercial, our external investment banker will receive a fee of $100,000, which is contingent upon consummation of the merger. The external investment banker is also paid a quarterly retainer fee of $25,000 for advisory assistance in connection with the merger. The fee commenced April 1, 2003 and terminates when the merger is consummated or terminated.

PMC Capital will pay a termination fee of $870,000 to PMC Commercial if the merger agreement is terminated because PMC Capital (i) breaches any provision of the merger agreement that PMC Commercial has not waived and PMC Capital enters into an agreement to consummate a competing transaction, (ii) withdraws or changes its recommendation that the shareholders approve the merger or (iii) terminates the merger agreement in connection with a superior proposal. In the event the merger agreement is terminated because of a breach by PMC Capital that has not been waived by PMC Commercial and PMC Capital has not entered into a competing transaction, no termination fee will be payable but termination expenses of up to $750,000 may be payable to PMC Commercial.

Operating Leases

We lease office space in Dallas, Texas. Future minimum lease payments remaining under this lease are approximately $166,000.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Employment Agreements

We have employment agreements with certain of our officers. Future minimum payments under these contracts are approximately $1,182,000 and $934,000 for the twelve-month periods ending June 30, 2004 and June 30, 2005.

Litigation

In the normal course of business, including the operation of our assets acquired in liquidation, we are subject to various proceedings and claims, the resolution of which will not, in management's opinion, have a material adverse effect on our consolidated financial position or results of operations.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of PMC Capital, Inc.:

In our opinion, the accompanying consolidated balance sheets as of December 31, 2002 and 2001, including the schedule of investments as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2002 and the financial highlights for each of the five years in the period ended December 31, 2002, present fairly, in all material respects, the financial position of PMC Capital, Inc. and its subsidiaries ("the Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows and the financial highlights for the periods indicated, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities as of December 31, 2002 and 2001, provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
March 11, 2003, except for Note 20,
   as to which the date is March 27, 2003

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                     DECEMBER 31,
                                                                                ---------------------
                                                                                  2002         2001
                                                                                --------     --------
                                  ASSETS
INVESTMENTS AT VALUE:
   Loans receivable                                                             $ 87,245     $107,392
   Retained interests in transferred assets                                       40,003       33,537
   Cash equivalents                                                                4,915       16,989
   Assets acquired in liquidation                                                  2,252          329
   Mortgage-backed security of affiliate                                           1,381        1,701
   Restricted investments                                                            299           95
   Investment in unconsolidated subsidiaries                                          81           67
                                                                                --------     --------
Total investments at value                                                       136,176      160,110
                                                                                --------     --------

OTHER ASSETS:
   Due from affiliates                                                             1,839          607
   Deferred charges, deposits and other assets                                       728          873
   Receivable for loans sold                                                         637          184
   Cash                                                                              563          329
   Accrued interest receivable                                                       225          462
   Property and equipment, net                                                        98          133
                                                                                --------     --------
Total other assets                                                                 4,090        2,588
                                                                                --------     --------

TOTAL ASSETS                                                                    $140,266     $162,698
                                                                                ========     ========

                   LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
   Current portion of notes and debentures payable                              $  5,000     $  5,510
   Borrower advances                                                               1,754          798
   Accounts payable                                                                1,569          753
   Dividends payable                                                               1,486        2,434
   Accrued interest payable                                                          748        1,193
   Due to affiliates                                                                 102          189
   Other liabilities                                                               1,294        1,113
                                                                                --------     --------
Total current liabilities                                                         11,953       11,990
Notes and debentures payable                                                      49,310       70,800
                                                                                --------     --------
TOTAL LIABILITIES                                                                 61,263       82,790
                                                                                --------     --------
Commitments and contingencies

Cumulative preferred stock of subsidiary                                           7,000        7,000
                                                                                --------     --------

SHAREHOLDERS' EQUITY:
   Common stock, authorized 30,000,000 shares of $.01 par value, 11,853,516
     shares issued and outstanding at December 31, 2002 and 2001                     119          119
   Additional paid-in capital                                                     71,508       71,508
   Dividends in excess of retained earnings                                       (2,022)        (340)
   Net unrealized appreciation on investments                                      2,398        1,621
                                                                                --------     --------
                                                                                  72,003       72,908
                                                                                --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $140,266     $162,698
                                                                                ========     ========

Net asset value per common share                                                $   6.07     $   6.15
                                                                                ========     ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                   STATEMENTS.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                               2002        2001       2000
                                                              -------    -------     -------
INVESTMENT INCOME:
   Interest                                                   $ 7,507    $11,568     $13,540
   Income from retained interests in transferred assets         5,202      5,340       4,020
   Advisory fee income                                          1,927      1,803       1,699
   Premium income                                                 650        501         573
   Equity in income of unconsolidated subsidiaries, net           307        382         480
   Other income, net                                            1,069      1,158       1,272
                                                              -------    -------     -------
Total investment income                                        16,662     20,752      21,584
                                                              -------    -------     -------

EXPENSES:
   Interest                                                     4,588      5,489       5,460
   Salaries and related benefits                                3,940      4,199       4,182
   General and administrative                                     914        884         816
   Loss from operations of assets acquired in liquidation         391         --          --
   Rent                                                           328        321         315
   Professional fees                                              325        273         260
   Profit sharing plan                                            220        242         247
                                                              -------    -------     -------
Total expenses                                                 10,706     11,408      11,280
                                                              -------    -------     -------

Net investment income                                           5,956      9,344      10,304
                                                              -------    -------     -------

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
   Realized losses                                             (2,196)    (2,328)        (17)
   Sale of assets                                               1,446      2,732         564
   Change in unrealized appreciation on investments               777        819         402
                                                              -------    -------     -------
Total realized and unrealized gain (loss) on investments           27      1,223         949
                                                              -------    -------     -------

NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS          $ 5,983    $10,567     $11,253
                                                              =======    =======     =======

Preferred dividends                                           $   250    $   250     $   251
                                                              =======    =======     =======

BASIC AND DILUTED EARNINGS PER SHARE                          $  0.48    $  0.87     $  0.93
                                                              =======    =======     =======

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                   STATEMENTS.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                               UNDISTRIBUTED       NET
                                                                               (DIVIDENDS IN    UNREALIZED
                                                                 ADDITIONAL      EXCESS OF)    APPRECIATION
                                                       COMMON     PAID-IN         RETAINED          ON
                                                        STOCK     CAPITAL         EARNINGS     INVESTMENTS       TOTAL
                                                       ------    ----------    -------------   ------------    ---------
BALANCE, JANUARY 1, 2000                               $ 118      $ 71,312       $   1,484        $   400      $  73,314
Net increase in net assets resulting from operations      --            --          10,851            402         11,253
Issuances of common stock pursuant to
 stock option plan, 24,400 shares                          1           196              --             --            197
Dividends:
 Preferred                                                --            --            (251)            --           (251)
 Common ($1.00 per common share)                          --            --         (11,846)            --        (11,846)
                                                       -----      --------       ---------        -------      ---------
BALANCE, DECEMBER 31, 2000                               119        71,508             238            802         72,667
Net increase in net assets resulting from operations      --            --           9,748            819         10,567
Dividends:
 Preferred                                                --            --            (250)            --           (250)
 Common ($0.85 per common share)                          --            --         (10,076)            --        (10,076)
                                                       -----      --------       ---------        -------      ---------
BALANCE, DECEMBER 31, 2001                               119        71,508            (340)         1,621         72,908
Net increase in net assets resulting
from operations                                           --            --           5,206            777          5,983
Dividends:
 Preferred                                                --            --            (250)            --           (250)
 Common ($0.56 per common share)                          --            --          (6,638)            --         (6,638)
                                                       -----      --------       ---------        -------      ---------
BALANCE, DECEMBER 31, 2002                             $ 119      $ 71,508       $  (2,022)       $ 2,398      $  72,003
                                                       =====      ========       =========        =======      =========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                               YEARS ENDED DECEMBER 31,
                                                                         ---------------------------------
                                                                           2002        2001         2000
                                                                         --------    --------     --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net increase in net assets resulting from operations                   $  5,983    $ 10,567     $ 11,253
  Adjustments to reconcile net increase in net assets resulting from operations to net cash provided by operating activities:
        Loans funded, held for sale                                        (6,006)     (5,608)      (8,606)
        Proceeds from sale of guaranteed loans                              6,146       7,778        9,584
        Realized and unrealized gain on investments                           (27)     (1,223)        (949)
        Unrealized premium income, net                                        (65)        (14)        (255)
        Depreciation and amortization                                         254         159          177
        Accretion of loan discount and deferred fees                         (136)       (167)        (288)
        Equity in income of unconsolidated subsidiaries, net                 (307)       (382)        (480)
        Other operating assets and liabilities                              1,661      (1,151)      (1,800)
                                                                         --------    --------     --------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                   7,503       9,959        8,636
                                                                         --------    --------     --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Loans funded                                                            (39,807)    (60,369)     (35,552)
  Purchase of loans through exercise of options                            (1,176)     (2,272)          --
  Principal collected                                                      13,891      10,063       11,233
  Proceeds from debt issued by SPEs, net                                   37,901      44,511       24,713
  Proceeds from retained interests in transferred assets                    4,343       3,181        3,000
  Proceeds from mortgage-backed security of affiliate                         313         144          248
  Proceeds from sale of assets                                                498          --           65
  Distributions from unconsolidated subsidiaries                              393         462          494
  Investment in unconsolidated subsidiary                                    (100)         --           --
  Purchase of property and equipment and other assets                        (594)        (33)         (15)
  Investment in retained interests in transferred assets                   (4,425)     (2,508)      (1,094)
  Release of (investment in) restricted cash                                 (203)         82          792
  Advances to unconsolidated affiliates, net                                 (541)       (226)        (548)
                                                                         --------    --------     --------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                        10,493      (6,965)       3,336
                                                                         --------    --------     --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes and debentures payable                       --      10,000       17,310
  Proceeds from issuance of common stock                                       --          --          197
  Payment of dividends on common stock                                     (7,586)    (10,668)     (12,018)
  Payment of dividends on preferred stock                                    (250)       (250)        (251)
  Payment of notes payable                                                 (5,000)     (6,667)      (6,666)
  Payment of SBA debentures                                               (17,000)         --      (11,640)
  Payment of issuance costs on notes and debentures                            --          --         (188)
                                                                         --------    --------     --------
NET CASH USED IN FINANCING ACTIVITIES                                     (29,836)     (7,585)     (13,256)
                                                                         --------    --------     --------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                 (11,840)     (4,591)      (1,284)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                               17,318      21,909       23,193
                                                                         --------    --------     --------

CASH AND CASH EQUIVALENTS, END OF YEAR                                   $  5,478    $ 17,318     $ 21,909
                                                                         ========    ========     ========

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                  STATEMENTS.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2002
                             (DOLLARS IN THOUSANDS)

                                                                     LOANS RECEIVABLE (1) (2)
                                                            ----------------------------------------
                                                            NUMBER
                                                              OF
                 CATEGORY/ISSUER                             LOANS   VALUE      %      COST      %
------------------------------------------------            ------  -------   -----   -------  -----
LOANS TO SMALL BUSINESS CONCERNS:
  FIRST WESTERN SBLC, INC. AND SUBSIDIARY
  (SMALL BUSINESS LENDING COMPANY LOANS)
     Hotels and motels                                        47    $ 8,420     9.7%  $ 8,481    9.6%
     Restaurants                                              20      1,060     1.2%    1,075    1.2%
     Retail, other                                            18      1,125     1.3%    1,154    1.3%
     Gasoline/service stations                                13      1,746     2.0%    1,779    2.0%
     Services                                                 25        914     1.0%      955    1.1%
     Car washes                                                2        359     0.4%      366    0.4%
     Food and grocery stores                                   1        136     0.2%      136    0.2%
     Laundromats                                               2        111     0.1%      117    0.1%
     Wholesale                                                 7        258     0.3%      258    0.3%
     Manufacturing                                             4        112     0.1%      112    0.1%
     Health care                                               4        142     0.2%      142    0.2%
     Other                                                     2         86     0.1%      126    0.1%
                                                             ---    -------   -----   -------  -----
    Total                                                    145     14,469    16.6%   14,701   16.6%
                                                             ---    -------   -----   -------  -----
  WESTERN FINANCIAL CAPITAL CORPORATION
  (SMALL BUSINESS INVESTMENT COMPANY LOANS)
     Hotels and motels                                        12     11,348    13.0%   11,598   13.2%
     Retail, other                                             1      1,466     1.7%    1,466    1.7%
     Other                                                     6         45     0.0%       80    0.1%
                                                             ---    -------   -----   -------  -----
    Total                                                     19     12,859    14.7%   13,144   15.0%
                                                             ---    -------   -----   -------  -----
  PMC INVESTMENT CORPORATION
  (SPECIALIZED SMALL BUSINESS INVESTMENT COMPANY LOANS)
     Hotels and motels                                        24     26,431    30.3%   26,627   30.3%
     Health care                                               2        106     0.1%      106    0.1%
                                                             ---    -------   -----   -------  -----
    Total                                                     26     26,537    30.4%   26,733   30.4%
                                                             ---    -------   -----   -------  -----
  PMC CAPITAL, INC.
  (COMMERCIAL LOANS)
     Hotels and motels                                        21     27,899    32.0%   27,897   31.7%
     Apartment complex                                         1        922     1.0%      922    1.0%
     Services                                                  2      1,806     2.1%    1,806    2.1%
     Gasoline/service stations                                 2        661     0.8%      661    0.8%
     Restaurants                                               1        199     0.2%      199    0.2%
     Commercial real estate                                    1        337     0.4%      337    0.4%
     Other                                                     2      1,556     1.8%    1,556    1.8%
                                                             ---    -------   -----   -------  -----
   Total                                                      30     33,380    38.3%   33,378   38.0%
                                                             ---    -------   -----   -------  -----
  TOTAL LOANS RECEIVABLE                                     220    $87,245   100.0%  $87,956  100.0%
                                                             ===    =======   =====   =======  =====

                            (CONTINUED ON NEXT PAGE)

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED SCHEDULE OF INVESTMENTS
                                DECEMBER 31, 2002
                       (CONTINUED - DOLLARS IN THOUSANDS)

                            CATEGORY/ISSUER                              VALUE       %       COST       %
--------------------------------------------------------------          --------   -----   --------   -----
TOTAL LOANS RECEIVABLE (FROM PRIOR PAGE):                               $ 87,245    64.1%  $ 87,956    65.7%
                                                                        --------   -----   --------   -----
INVESTMENT IN RETAINED INTERESTS IN TRANSFERRED ASSETS OF:
     PMC Capital L.P. 1998-1 and affiliate                                 4,014     3.0%     3,553     2.6%
     PMC Capital L.P. 1999-1 and affiliate                                 8,106     6.0%     7,540     5.6%
     PMC Joint Venture, L.P. 2000 and affiliate                            4,801     3.5%     4,492     3.4%
     PMC Joint Venture, L.P. 2001 and affiliate                           10,693     7.9%     9,603     7.2%
     PMC Joint Venture, L.P. 2002-1 and affiliate                          9,657     7.1%     8,965     6.7%
     First Western 1997                                                    1,010     0.7%       800     0.6%
     Secondary market loan sales                                           1,722     1.2%     1,588     1.2%
                                                                        --------   -----   --------   -----
  Total investment in retained interests in transferred assets            40,003    29.4%    36,541    27.3%
                                                                        --------   -----   --------   -----
MONEY MARKET AND FUND DEPOSIT ACCOUNTS (3):
     Bank One money market saving accounts                                 3,161     2.3%     3,161     2.4%
     Merrill Lynch Premier Fund                                            1,652     1.2%     1,652     1.2%
     Certificate of deposit                                                  102     0.1%       102     0.1%
                                                                        --------   -----   --------   -----
  Total money market and fund deposit accounts                             4,915     3.6%     4,915     3.7%
                                                                        --------   -----   --------   -----
OTHER INVESTMENTS:
     Assets acquired in liquidation                                        2,252     1.7%     2,673     2.0%
     Investment in Class B certificate of PMC Capital L.P. 1998-1          1,381     1.0%     1,313     1.1%
     Restricted investments                                                  299     0.2%       299     0.2%
     Investment in PMC Funding Corp. and subsidiary                           54     0.0%        54     0.0%
     Investment in PMC Advisers, Ltd. and subsidiary                          27     0.0%        27     0.0%
                                                                        --------   -----   --------   -----
  Total other investments                                                  4,013     2.9%     4,366     3.3%
                                                                        --------   -----   --------   -----
TOTAL INVESTMENTS (4)                                                   $136,176   100.0%  $133,778   100.0%
                                                                        ========   =====   ========   =====

(1) Names have been omitted as disclosure to the public may be detrimental to the small business.

(2) Interest rates on loans receivable range from 6.0% to 15.0% at December 31, 2002.

(3) Interest or dividend rates on money market and fund deposit accounts range from 1.0% to 2.3% at December 31, 2002.

(4) The aggregate cost of investments for Federal income tax purposes is approximately $132.7 million (unaudited).

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                   STATEMENTS.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                              FINANCIAL HIGHLIGHTS

                                                                             YEARS ENDED DECEMBER 31,
                                                          -------------------------------------------------------
                                                            2002         2001       2000       1999        1998
                                                          --------     --------    -------    -------    --------
PER SHARE OPERATING PERFORMANCE (1):
   Net asset value, beginning of period                   $  6.15      $  6.13     $  6.20    $  6.10    $  6.03
                                                          -------      -------     -------    -------    -------
      Net investment income                                  0.50         0.79        0.87       0.98       1.12
      Total realized and unrealized gain (loss) on
        investments(2)                                         --         0.10        0.08       0.16       0.20
                                                          -------      -------     -------    -------    -------
           Total from investment operations                  0.50         0.89        0.95       1.14       1.32
                                                          -------      -------     -------    -------    -------
   Less distributions to:
        Preferred shareholder of consolidated                0.02         0.02        0.02       0.02       0.02
subsidiary
        Common shareholders                                  0.56         0.85        1.00       1.02       1.23
                                                          -------      -------     -------    -------    -------
             Total distributions                             0.58         0.87        1.02       1.04       1.25
                                                          -------      -------     -------    -------    -------
   Net asset value, end of period                         $  6.07      $  6.15     $  6.13    $  6.20    $  6.10
                                                          =======      =======     =======    =======    =======
   Per share market value, end of period                  $  4.21      $  7.09     $  8.00    $  8.25    $  8.56
                                                          =======      =======     =======    =======    =======
   Total investment return                                    (32)%         (1)%         9%         9%       (33)%
                                                          =======      =======     =======    =======    =======
RATIOS AND SUPPLEMENTAL DATA:
   Net assets, end of period (in thousands)               $72,003      $72,908     $72,667    $73,314    $72,151
                                                          =======      =======     =======    =======    =======
   Ratio of expenses to average net assets                     15%          16%         15%        15%        16%
                                                          =======      =======     =======    =======    =======
   Ratio of net investment income to average net assets         8%          13%         14%        16%        19%
                                                          =======      =======     =======    =======    =======
   Ratio of net increase in net assets resulting from
       operations to average net assets                         8%          15%         15%        18%        20%
                                                          =======      =======     =======    =======    =======
   Portfolio turnover(3)                                       72%          56%         44%        87%        58%
                                                          =======      =======     =======    =======    =======
   Basic weighted average common shares outstanding
    (in thousands)                                         11,854       11,854      11,841     11,829     11,800
                                                          =======      =======     =======    =======    =======
   Average debt outstanding (in thousands)                $69,612      $75,326     $70,800    $74,593    $75,090
                                                          =======      =======     =======    =======    =======
   Average debt per common share                          $  5.87      $  6.35     $  5.99    $  6.31    $  6.46
                                                          =======      =======     =======    =======    =======


Footnotes:

(1) The per share changes during the year are based on the basic weighted average number of shares outstanding during the year presented and expresses the per share operating performance in terms of a single share outstanding throughout each fiscal period.

(2) The per share net gains or losses on securities (realized and unrealized) includes the effect of stock issuances and other changes in per share amounts during the year presented.

(3) Included in the computation of portfolio turnover are the sales of loans through the secondary market or private placement.

  THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL
                                   STATEMENTS.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BUSINESS

PMC Capital, Inc. ("PMC Capital" and, together with its subsidiaries, "we" or "our") is a diversified closed-end management investment company that has elected to operate as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"). Our common stock (the "Common Stock") is traded on the American Stock Exchange under the symbol "PMC."

We are engaged in the business of originating loans to small businesses either directly or through our three principal subsidiaries: First Western SBLC, Inc. ("First Western"), PMC Investment Corporation ("PMCIC") and Western Financial Capital Corporation ("Western Financial"). We primarily originate loans to small businesses in the hospitality industry. We are a national lender that primarily lends to businesses in the southwest and southeast regions of the United States. In addition to our lending operations, we earn revenue as an investment advisor who evaluates and services loans and other investments pursuant to fee arrangements with PMC Commercial Trust ("PMC Commercial"). PMC Commercial is a real estate investment trust and our affiliate as a result of common management.

First Western, PMCIC and Western Financial are registered under the 1940 Act as diversified closed-end management investment companies. In addition, PMC Capital is either directly or indirectly the sole shareholder or partner of several non-investment company subsidiaries. These are: PMC Advisers, Ltd. and its subsidiary ("PMC Advisers"); PMC Funding Corp. and its subsidiary ("PMC Funding"); PMC Capital, L.P. 1998-1 (the "1998 Partnership") and PMC Capital, L.P. 1999-1 (the "1999 Partnership").

In addition, at December 31, 2002, PMC Capital owns approximately 34% of PMC Joint Venture, L.P. 2000 (the "2000 Joint Venture"), 61% of PMC Joint Venture, L.P. 2001 (the "2001 Joint Venture") and 61% of PMC Joint Venture, L.P. 2002-1 (the "2002 Joint Venture", and together with the 2000 Joint Venture and the 2001 Joint Venture, the "Joint Ventures"). PMC Commercial owns the remaining interests in the Joint Ventures. The Joint Ventures, together with the 1998 Partnership and the 1999 Partnership, comprise our special purpose entities ("SPEs").

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of PMC Capital and its wholly-owned regulated investment company subsidiaries, First Western, PMCIC and Western Financial. All material intercompany balances and transactions have been eliminated.

PMC Advisers, which acts as the investment advisor for PMC Commercial, and PMC Funding, which holds assets on our behalf, are accounted for using the equity method of accounting in conformity with Federal securities laws. Our ownership interests in our SPEs created in conjunction with structured loan transactions are accounted for as retained interests in transferred assets ("Retained Interests") in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140").

CONSOLIDATED SUBSIDIARIES

First Western is a small business lending company ("SBLC") that originates variable-rate loans which are partially guaranteed by the Small Business Administration ("SBA") pursuant to its Section SBA 7(a) program (the "SBA 7(a) Program").

PMCIC is a licensed specialized small business investment company ("SSBIC") under the Small Business Investment Act of 1958, as amended ("SBIA"). PMCIC uses long-term funds provided by the SBA, together with its own capital, to provide long-term collateralized loans to eligible small businesses owned by "disadvantaged" persons, as defined under the regulations of the SBA. As an SSBIC, PMCIC is eligible to obtain long-term, fixed-rate, funding from the SBA through the issuance of debentures.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Western Financial is a licensed small business investment company ("SBIC") under the SBIA that provides long-term loans to borrowers whether or not they qualify as "disadvantaged." As an SBIC, Western Financial is eligible to obtain long-term, fixed-rate, funding from the SBA through the issuance of debentures.

SPECIAL PURPOSE ENTITIES

The 1998 Partnership and the 1999 Partnership were formed as Delaware limited partnerships in connection with our structured loan sale transactions to acquire loans from us and issue debt through private placements.

The Joint Ventures were formed as Delaware limited partnerships in connection with structured loan sale transactions completed with PMC Commercial. The Joint Ventures acquired loans from us and PMC Commercial, and issued debt through private placements.

The transfers of assets to the SPEs have been accounted for as sales and our ownership interests in the SPEs are accounted for as Retained Interests.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect
(i) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and, (ii) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from our estimates. Our most sensitive estimates involve the valuation of our loans receivable, assets acquired in liquidation and Retained Interests.

VALUATION OF INVESTMENTS

All investments are valued by our Board of Directors in good faith with the resulting unrealized gains and losses recorded in earnings.

Loans Receivable: The Board of Directors has determined that the fair value of loans receivable approximates the remaining unamortized principal of the loans, unless there is doubt as to the realization of the loan. The determination of whether doubt exists regarding the ultimate realization of a loan requires judgment and consideration of the facts and circumstances existing at the valuation date. Changes to the facts and circumstances of the borrower, the hospitality industry and the economy may cause a decline in the fair value of the loan, and ultimately realized and unrealized losses. When doubt exists, the fair value of the loan receivable is then based upon the value of the collateral. In the absence of a readily ascertainable market, the value of our loans receivable may differ from the values that would be placed on the loans receivable if a ready market existed. There can be no assurance of the accuracy of these estimates. For loans originated under the SBA 7(a) Program, when we sell the SBA guaranteed portion of loans, a portion of the sale proceeds representing the difference in the face amount of the unguaranteed portion of the loans and the value of the loans (the "Retained Loan Discount") is recorded as a reduction in basis of the retained portion of the loan rather than premium income.

Retained Interests: Represents our interest in SPEs created in conjunction with our structured loan sale transactions. The fair value of our Retained Interests is based on estimates of the present value of cash flows we expect to receive from the SPEs. The future cash flows are based in part upon an estimate of prepayment speeds and loan losses. Prepayment speeds and loan losses are estimated based on the current and anticipated interest rate environment, the current and anticipated competitive environment, the performance of the loan pool, and our historical experience with these and similar loans receivable. The discount rates utilized are determined for each of the components of the Retained Interests as estimates of market rates based on interest rate levels considering the risks inherent in the transaction. There can be no assurance of the accuracy of these estimates. Any appreciation (depreciation) of our Retained Interests is included in the accompanying statement of operations as either a realized loss (if there is a reduction in expected future cash flows) or an unrealized gain (loss) on investments.

Cash Equivalents: We generally consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are carried at value, which approximates cost.

Assets Acquired in Liquidation: Assets acquired in liquidation are carried at our Board of Directors' determination of fair value, based upon an expectation of the proceeds to be received from the sale of the collateral after payment of selling costs, necessary capital improvements and holding costs.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mortgage-Backed Security of Affiliate: The mortgage-backed security represents our ownership of the Class B notes of the 1998 Partnership and is valued based on discounted cash flow techniques.

Restricted Investments: Our restricted investments consist of highly liquid investments purchased with an original maturity of three months or less. Restricted investments are carried at value, which approximates cost.

Investment in Unconsolidated Subsidiaries: Our investments in unconsolidated subsidiaries are carried at fair value, which approximates the basis in our unconsolidated subsidiaries under the equity method of accounting.

DEFERRED CHARGES

Costs incurred in connection with the issuance of SBA debentures and notes payable are included in deferred charges, deposits and other assets. These costs are amortized to interest expense over the life of the related obligation utilizing a method which approximates the effective interest method.

PROPERTY AND EQUIPMENT

Property, equipment and leasehold improvements are carried at their cost less accumulated depreciation and amortization. Depreciation and amortization are computed using accelerated and straight-line methods, with estimated useful lives ranging from five to seven years.

NET UNREALIZED APPRECIATION (DEPRECIATION) ON INVESTMENTS

Net unrealized appreciation (depreciation) on investments on the accompanying consolidated balance sheet represents the difference between the cost and fair value of our investments.

INTEREST INCOME

Interest income includes interest earned on loans and our short-term investments. Interest income on loans is accrued as earned with the accrual of interest generally suspended when the related loan becomes a non-accrual loan. Loans receivable are generally classified as non-accrual (a "Non-Accrual Loan") if (i) they are past due as to payment of principal or interest for a period of more than 60 days, (ii) a loan or a portion of a loan is classified as impaired or charged-off or (iii) loans receivable that are current or past due less than 60 days if the repayment in full of principal and/or interest is in doubt. Interest income on a Non-Accrual Loan is recognized on the cash basis and we reverse previously recorded interest income which is deemed uncollectible.

The Retained Loan Discount is amortized to interest income over the life of the underlying loan based on an effective interest method unless the underlying loans receivable are prepaid or sold.

INCOME FROM RETAINED INTERESTS

The income from our Retained Interests is comprised of the yield earned on our Retained Interests which is determined based on estimates of future cash flows and includes any fees collected (i.e., late fees, prepayment fees, etc.) by the SPEs in excess of anticipated fees. We update our cash flow assumptions on a quarterly basis and any changes to cash flow assumptions impact the yield on our Retained Interests.

PREMIUM INCOME

Premium income represents the differential between the value attributable to the sale of the guaranteed portion of a loan originated under the SBA 7(a) Program and the principal balance (cost) of the loan. The sale price includes the value attributable to any excess servicing spread retained by us plus any cash received.

STOCK-BASED COMPENSATION PLAN

At December 31, 2002, we have a stock-based compensation plan, which is described more fully in Note 14. We have accounted for this plan under the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") prospectively to all awards granted, modified or settled after January 1, 2003. Awards under the plans generally vest immediately.

The following table illustrates the effect on our net increase in net assets resulting from operations and earnings per share if the fair value based method had been applied to all outstanding and unvested awards in each period:

                                                                                 DECEMBER 31,
                                                      ------------------------------------------------------------------
                                                              2002                    2001                   2000
                                                      -------------------     -------------------     ------------------
                                                         AS         PRO-         AS        PRO-         AS        PRO-
                                                      REPORTED      FORMA     REPORTED     FORMA      REPORTED    FORMA
                                                      --------     ------     --------    -------     -------    -------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
SFAS No. 123 charge                                    $   --      $   26     $    --     $    24     $    --    $    28
APB 25 charge                                          $   --      $   --     $    --     $    --     $    --    $    --
Net increase in net assets resulting from
operations                                             $5,983      $5,957     $10,567     $10,543     $11,253    $11,225
Basic and diluted earnings per common share            $ 0.48      $ 0.48     $  0.87     $  0.87     $  0.93    $  0.93

The effects of applying SFAS No. 123 in this proforma disclosure are not indicative of future amounts.

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS

Realized and unrealized gain (loss) on investments consists of the following:

- Realized losses -- represents the cost basis of investments disposed of less proceeds received or investments otherwise written-off.

- Sale of assets -- represents the gain or loss on disposition of investments measured by the difference between the net proceeds from the sale and the cost basis of the investment.

- Change in unrealized appreciation (depreciation) on investments -- represents the change in the cumulative difference between the fair value and the cost of investments held on our consolidated balance sheets.

FEDERAL INCOME TAXES

We have elected to be treated as a regulated investment company by meeting certain requirements of the Internal Revenue Code of 1986, as amended (the "Code") relating to the distribution of our net investment income to shareholders. Therefore, we incur no Federal income tax liability on such income. Based on our status as a regulated investment company, we may elect to retain, deem to distribute or distribute, in whole or in part, net long-term capital gains realized on the disposition of our investments.

DISTRIBUTIONS TO SHAREHOLDERS

Distributions to shareholders are recorded on the ex-dividend date.

CONCENTRATION OF CREDIT RISK

At various times throughout the year, we maintain cash and cash equivalents and restricted investments in accounts with various financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. We regularly monitor the financial stability of these financial institutions and do not believe there is a significant credit risk associated with deposits in excess of federally insured amounts.

RECLASSIFICATIONS

Certain prior period amounts have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported net increase in net assets resulting from operations (hereinafter referred to as "net income") or shareholders' equity.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In April 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The statement, which is effective for financial statements issued for fiscal years beginning after May 15, 2002 and encourages early application, updates, clarifies and simplifies existing accounting pronouncements. Specifically, the statement rescinds SFAS No. 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. As a result of this rescission, the criteria in APB Opinion No. 30 will now be used to determine the classification of gains and losses resulting from the extinguishment of debt. The statement also amends SFAS No. 13 to require that when a capital lease is modified in such a way that the change in the lease provisions establishes a new lease which is classified as an operating lease, the asset and lease obligation under the capital lease should be removed, a gain or loss for the difference should be recorded and the new lease should be accounted for as an operating lease. The implementation of SFAS No. 145 on January 1, 2003 will not have a material impact on our consolidated financial statements.

In June 2002, SFAS No. 146, "Accounting for Exit or Disposal Activities" ("SFAS No. 146") was issued. SFAS No. 146 addresses significant issues regarding the recognition, measurement and reporting of cost associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force has set forth in Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The scope of SFAS No. 146 also includes (i) costs related to terminating a contract that is not a capital lease and (ii) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred compensation contract. SFAS No. 146 will be effective for financial statements issued for fiscal years beginning after December 15, 2002. The implementation of SFAS No. 146 on January 1, 2003 will not have a material impact on our consolidated financial statements.

FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45") in November 2002. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. FIN 45 does not prescribe a specific approach for subsequently measuring the guarantor's recognized liability over the term of the related guarantee. FIN 45 also incorporates, without change, the guidance in FASB Interpretation No. 34, "Disclosure of Indirect Guarantees of Indebtedness of Others," which is being superseded. We adopted the disclosure requirements of FIN 45 at December 31, 2002.

In December 2002, SFAS No. 148, "Accounting for Stock-Based Compensation-- Transition and Disclosure" ("SFAS No. 148") was issued. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 improves the prominence and clarity of the pro-forma disclosures required by SFAS No. 123 by prescribing a specific tabular format and by requiring disclosure in the Summary of Significant Accounting Policies footnote or its equivalent. In addition, SFAS No. 148 improves the timeliness of these disclosures by requiring their inclusion in financial reports for interim periods. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123 prospectively to all awards granted, modified or settled after January 1, 2003.

FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an interpretation of ARB 51" ("FIN 46") in January 2003. The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than voting rights, Variable Interest Entities ("VIEs"), and how to determine when and which business enterprise should consolidate the VIE ("the primary beneficiary"). This new model for consolidation applies to an entity which either (i) the equity investors, if any, do not have a controlling financial interest or (ii) the equity investment at risk is insufficient to finance that entity's activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 will not impact our consolidated financial statements since it is not applicable to registered investment companies or qualifying SPEs accounted for in accordance with SFAS No. 140.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. LOANS RECEIVABLE:

Loans receivable consisted of the following:

                               DECEMBER 31,
                            ------------------
                             2002       2001
                            -------   --------
                              (IN THOUSANDS)
SBIC commercial loans       $39,396   $ 49,868
Other commercial loans       33,380     40,901
SBA 7(a) loans               14,469     16,623
                            -------   --------
Balance, end of period      $87,245   $107,392
                            =======   ========

At December 31, 2002 and 2001, respectively, approximately $71.3 million and $38.5 million of our loans receivable had a variable interest rate (reset on a quarterly basis) based upon either LIBOR or the prime rate and $15.9 million and $68.9 million had a fixed interest rate, respectively. The weighted average interest rate of our variable-rate loans receivable was 6.0% and 7.4% at December 31, 2002 and 2001, respectively. The weighted average interest rate of our fixed-rate loans receivable was 10.4% and 9.8% at December 31, 2002 and 2001, respectively.

Our loans receivable are geographically concentrated as follows:

                    PERCENTAGE OF LOANS RECEIVABLE
                             DECEMBER 31,
                    ------------------------------
                    2002                      2001
                    ----                      ----
Texas                29%                       24%
South Carolina        9%                        5%
North Carolina        8%                       11%
Georgia               7%                       12%
California            6%                        1%
Florida               5%                        6%
Indiana               4%                        2%
Ohio                  4%                        5%
Other                28%                       34%
                    ---                       ---
                    100%                      100%
                    ===                       ===

At December 31, 2002, loans receivable to businesses in the hospitality industry comprised 85% of our loans receivable. Any economic factors that negatively impact the hospitality industry could have a material adverse effect on our financial condition or results of operations.

At December 31, 2002 and 2001, loans receivable of $5.7 million and $6.2 million, respectively, were either greater than 60 days past due, litigation against the borrowers has commenced, the loan has been identified as impaired or the loans are in the process of liquidation. Impaired loans at December 31, 2002 included a loan collateralized by a golf facility acquired through foreclosure during January 2003 by a newly formed, wholly-owned, non-investment company subsidiary. The aggregate value of this property (and our estimate of the value of the underlying loan receivable), as reduced for costs of selling, was estimated to be $1.2 million. Impaired loans at December 31, 2001 included two loans each collateralized by a property we acquired through foreclosure during 2002. The aggregate value of these properties (and our estimate of the value of the underlying loans receivable), as reduced for costs of selling, was estimated to be $2.1 million at the time of foreclosure.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The activity in unrealized depreciation on loans receivable is as follows:

                                        YEARS ENDED DECEMBER 31,
                                        ------------------------
                                          2002           2001
                                        --------      ----------
                                            (IN THOUSANDS)
Balance, beginning of period            $   443       $     659
Unrealized losses                           483             809
Principal balance written-off, net         (215)         (1,025)
                                        -------       ---------
Balance, end of period                  $   711       $     443
                                        =======       =========

The investment in loans identified as impaired and the related unrealized depreciation is as follows:

                              DECEMBER 31,
                            ----------------
                             2002     2001
                            -------  -------
                             (IN THOUSANDS)
Impaired loans              $5,728   $6,152
Unrealized depreciation       (711)    (393)
                            ------   ------
                            $5,017   $5,759
                            ======   ======

We recorded interest income, primarily on the cash basis of accounting, of approximately $525,000 and $560,000 on our impaired loans during 2002 and 2001, respectively. Had these impaired loans performed in accordance with their original terms, additional interest income of approximately $200,000 and $190,000 would have been recognized during 2002 and 2001, respectively.

NOTE 3. RETAINED INTERESTS:

In our structured loan sale transactions, we contributed loans receivable to an SPE in exchange for an ownership interest in that entity. The SPE issued notes payable (the "Structured Notes") (usually through a private placement) to third parties ("Structured Noteholders"). The SPE then distributed a portion of the proceeds from the Structured Notes to us. The Structured Notes are collateralized solely by the assets of the SPE which means that should the SPE fail to make payments on the Structured Notes, the Structured Noteholders have no recourse to us. Upon the completion of our structured loan sale transactions, we recorded the transfer of loans receivable as a sale since the SPE meets the definition of a qualifying SPE as outlined in SFAS No. 140. As a result, the loans receivable contributed to the SPE, the Structured Notes issued by the SPE, and the operating results of the SPE are not included in our consolidated financial statements. The difference between (i) the carrying value of the loans receivable sold and (ii) the sum of (a) the cash received and (b) the present value of the estimated future cash flows from the Retained Interests, constituted the gain or loss on sale. Retained Interests are carried at fair value (determined as described below), with realized and unrealized gains and losses included in our consolidated statements of operations.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Information pertaining to our SPEs is as follows. Balances represent PMC Capital's share of the respective Joint Ventures.

                                                                                2000              2001            2002
                                              1998            1999              JOINT             JOINT           JOINT
                                           PARTNERSHIP     PARTNERSHIP         VENTURE           VENTURE         VENTURE
                                          -------------   -------------    --------------    --------------   --------------
                                                                          (DOLLARS IN THOUSANDS)
Transaction date                               11/24/98        06/03/99         12/18/00           06/27/01         04/12/02
AT INCEPTION:
 Principal amount of sold loans           $      43,144   $      60,481    $      28,046     $       49,194   $       43,218
 Structured Notes issued                  $      39,646   $      55,648    $      24,955     $       45,233   $       38,897
 Interest rate on the Structured Notes        Prime - 1%           6.60%            7.28%              6.36%            6.67%
 Structured Notes rating (1)                      "Aaa"           "Aaa"            "Aaa"              "Aaa"            "Aaa"
 Weighted average interest rate of loans   Prime + 1.26%           9.59%            9.54%              9.78%            9.53%
 Weighted average remaining life (2)         5.05 years      4.49 years       5.24 years         5.26 years       5.05 years
 Aggregate losses assumed(3)                       3.25%           3.02%            2.41%              2.86%            2.71%
 Discount rate assumptions                         12.5%           13.8%    9.3% to 14.0%      8.5% to 13.3%    8.2% to 12.9%
 Constant prepayment rate assumption                8.0%           12.0%             8.0%               9.0%             9.0%
 Net gain recorded                        $         925   $       2,564    $         564     $        2,732   $        1,463
 Value of Retained Interests              $       7,126   $       9,731    $       5,573     $        9,186   $        8,772
AT DECEMBER 31, 2002:
 Principal outstanding on sold loans (5)  $      26,099   $      39,216    $      20,783     $       44,409   $       42,199
 Structured Notes balance outstanding     $      24,806   $      35,907    $      18,086     $       42,762   $       38,017
 Cash in the collection account           $         454   $         681    $         247     $        2,940   $          545
 Cash in the reserve account              $       2,103   $       2,372    $         192     $        2,806   $        2,543
 Asset acquired in liquidation, net       $          --   $          --    $       1,411     $           --   $           --
 Weighted average interest rate of loans   Prime + 1.22%           9.44%            9.21%              9.73%            9.54%
 Discount rate assumptions(6)              4.3% to 11.5%   6.8% to 11.5%    7.3% to 12.0%     6 .7% to 11.4%    6.8% to 11.5%
 Constant prepayment rate assumption               11.0%           10.0%            14.0%               9.5%             9.5%
 Weighted average remaining life (2)         3.64 years      3.73 years       3.31 years         4.87 years       4.81 years
 Aggregate losses assumed (3)                      2.87%           2.40%            3.02%              3.09%            3.13%
 Aggregate principal losses to date                  --%             --%            4.27%                --%              --%

(1) Structured Notes issued by the SPEs were rated by Moody's Investors Service, Inc.

(2) The weighted average life is calculated by summing the product of (i) the sum of the principal collections expected in each future period multiplied by (ii) the number of periods until collection, and then dividing that total by (iii) the remaining or initial principal balance, as applicable.

(3) Represents aggregate estimated losses as a percentage of the principal outstanding based upon per annum losses that ranged from 0.4% to 1.0%.

(4) The prepayment rate was based on the actual performance of the loan pools, adjusted for anticipated principal prepayments considering other similar loans.

(5) Approximately 92% concentrated in the hospitality industry and 27% to borrowers in Texas. No other state had a concentration greater than 10%.

(6) The discount rates utilized were (i) 4.3% to 7.3% for our required overcollateralization, (ii) 8.4% to 9.0% for our reserve funds and
         (iii) 11.4% to 12.0% for our interest-only strip receivables.

In addition to the transactions described above, First Western has Retained Interests. First Western sold the unguaranteed portion of its loans receivable through a private placement in 1997 and has retained the right to service all of these loans receivable. Pursuant to the sale, First Western maintains a reserve fund and receives cash flow from the IO Receivable established in connection with the sold loans receivable. At December 31, 2002, the principal balance outstanding on its sold loans was $3.6 million and the reserve fund balance was $912,000.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In addition, the SBA guaranteed portions of First Western's loans receivable are sold to either dealers in government guaranteed loans receivable or institutional investors ("Secondary Market Loan Sales") as the loans are funded. On all Secondary Market Loan Sales, we retain an excess spread between the interest rate paid to us from our borrowers and the rate we pay to the purchaser of the guaranteed portion of the note. At December 31, 2002 and 2001, the aggregate principal balance of serviced loans receivable on which we have an excess spread was $47.6 million and $52.6 million, respectively, and the weighted average excess spread (before estimated servicing costs) was 1.8% and 1.9%, respectively.

In determining the fair value of our Retained Interests related to First Western, assumptions at December 31, 2002 included prepayment speeds that ranged from 20% to 30% per annum, loss rates that ranged from 0.2% to 0.4% per annum and discount rates that ranged from 6.0% to 11.7%.

The value of our Retained Interests is based on an estimate of the discounted future cash flows we will receive. In determining the present value of expected future cash flows, estimates are made in determining the amount and timing of those cash flows and the discount rates. The amount and timing of cash flows is generally determined based on estimates of loan losses and anticipated prepayment speeds relating to the loans receivable contributed to the SPE. Actual loan losses and prepayments may vary significantly from assumptions. The discount rates utilized in computing the estimated fair value are based upon estimates of the inherent risks associated with each cash flow stream. Due to the limited number of entities that conduct transactions with similar assets, the relatively small size of our Retained Interests and the limited number of buyers for such assets, no readily ascertainable market exists. Therefore, our estimate of the fair value may or may not vary significantly from what a willing buyer would pay for these assets.

The components of our Retained Interests are as follows:

(1) The required overcollateralization (the "OC Piece"). The OC Piece represents the excess of the loans receivable contributed to the SPE over the notes payable issued by the SPE and serves as additional collateral for the Structured Noteholders.

(2) The "Reserve Fund" and the interest earned thereon. The Reserve Fund represents cash that is required to be kept in a liquid cash account by the SPE as collateral for the Structured Noteholders, a portion of which was contributed by us to the SPE upon formation and a portion of which is built up over time by the SPE from the cash flows from the underlying loans receivable.

(3) The interest-only strip receivable (the "IO Receivable"). The IO Receivable is comprised of the cash flows that will be received by us in the future after payment by the SPE of (a) all interest and principal due to the Structured Noteholders, (b) payment of all principal and interest due on the OC Piece, (c) any required funding of the Reserve Fund and (d) on-going costs of the transaction.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our Retained Interests consisted of the following:

                                                  DECEMBER 31, 2002
                              -------------------------------------------------------
                                                       VALUE
                              -------------------------------------------------------
                              OC PIECE  RESERVE FUND  IO RECEIVABLE   TOTAL    COST
                              --------  ------------  -------------  -------  -------
                                                  (IN THOUSANDS)
First Western                 $     --    $    842      $  1,890     $ 2,732  $ 2,388
1998 Limited Partnership         1,519       1,672           823       4,014    3,553
1999 Limited Partnership         4,216       1,923         1,967       8,106    7,540
2000 Joint Venture               3,058       1,420           323       4,801    4,492
2001 Joint Venture               4,798       2,282         3,613      10,693    9,603
2002 Joint Venture               5,213       2,036         2,408       9,657    8,965
                              --------    --------      --------     -------  -------
                              $ 18,804    $ 10,175      $ 11,024     $40,003  $36,541
                              ========    ========      ========     =======  =======

                                                   DECEMBER 31, 2001
                              -------------------------------------------------------
                                                       VALUE
                              -------------------------------------------------------
                              OC PIECE  RESERVE FUND  IO RECEIVABLE   TOTAL    COST
                              --------  ------------  -------------  -------  -------
                                                   (IN THOUSANDS)
First Western                  $    --    $   743       $  2,238     $ 2,981  $ 2,587
1998 Limited Partnership         1,871      2,048          1,150       5,069    4,686
1999 Limited Partnership         4,428      2,441          3,149      10,018    9,532
2000 Joint Venture               3,083      1,238            989       5,310    5,091
2001 Joint Venture               4,397      1,825          3,937      10,159    9,656
                               -------    -------       --------     -------  -------
                               $13,779    $ 8,295       $ 11,463     $33,537  $31,552
                               =======    =======       ========     =======  =======

The 2000 Joint Venture acquired an asset through liquidation of an impaired loan, with an estimated value of $1.4 million. In addition, during December 2002, PMC Capital exercised its option to repurchase an impaired loan from the 2000 Joint Venture with a principal balance of $2.3 million. We recorded realized losses of $2.0 million on our Retained Interests during 2002 primarily due to these impaired loans.

The following is a sensitivity analysis of our Retained Interests as of December 31, 2002 to highlight the volatility that results when prepayments, losses and discount rates are different than our assumptions:

                                                                          ASSET AND NET
              CHANGED ASSUMPTION                         PRO-FORMA VALUE  INCOME CHANGE
--------------------------------------------------       ---------------  -------------
                                                                 (IN THOUSANDS)
Losses increase by 50 basis points per annum (1)            $  37,297        $(2,706)
Losses increase by 100 basis points per annum (1)           $  34,714        $(5,289)
Rate of prepayments increases by 5% per annum (2)           $  38,642        $(1,361)
Rate of prepayments increases by 10% per annum (2)          $  37,688        $(2,315)
Discount rates increase by 100 basis points                 $  38,408        $(1,595)
Discount rates increase by 200 basis points                 $  37,002        $(3,001)

(1) If we experience losses (i.e., in excess of anticipated losses), the effect on our Retained Interests would first be to reduce the value of the IO Receivables. To the extent the IO Receivables could not fully absorb the losses, the effect would then be to reduce the value of our Reserve Funds and then the value of our OC Pieces.

(2) For example, an 8% assumed rate of prepayment would be increased to 13% or 18% based on increases of 5% or 10% per annum, respectively.

These sensitivities are hypothetical and should be used with caution. Pro-forma values based on changes in these assumptions generally cannot be extrapolated since the relationship of the change in assumption to the change in fair value may not be linear. The

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

effect of a variation in a particular assumption on the fair value of our Retained Interests is calculated without changing any other assumption. In reality, changes in one factor are not isolated from changes in another which might magnify or counteract the sensitivities.

The following information summarizes the financial position of the SPEs at December 31, 2002 and 2001. We own 100% of the 1998 Partnership and the 1999 Partnership and 34% of the 2000 Joint Venture, 61% of the 2001 Joint Venture and 61% of the 2002 Joint Venture at December 31, 2002. At December 31, 2001 we owned 33% of the 2000 Joint Venture and 60% of the 2001 Joint Venture.

SUMMARY OF FINANCIAL POSITION (1):

                                         1998                1999
                                      PARTNERSHIP         PARTNERSHIP
                                   -----------------   -----------------
                                    2002       2001      2002      2001
                                   -------   -------   -------   -------
                                               (IN THOUSANDS)
Loans Receivable, Net              $25,865   $29,817   $39,216   $47,909
                                   =======   =======   =======   =======
Total Assets                       $28,477   $35,438   $42,475   $55,761
                                   =======   =======   =======   =======
Notes Payable                      $24,806   $30,663   $35,907   $47,560
                                   =======   =======   =======   =======
Total Liabilities                  $24,885   $30,792   $36,106   $47,823
                                   =======   =======   =======   =======
Partners' Capital                  $ 3,592   $ 4,646   $ 6,369   $ 7,938
                                   =======   =======   =======   =======

                                                2000                    2001               2002
                                           JOINT VENTURE            JOINT VENTURE      JOINT VENTURE
                                        --------------------    --------------------   -------------
                                          2002        2001        2002        2001          2002
                                        --------    --------    --------    --------   -------------
                                                                (IN THOUSANDS)
Loans Receivable, Net                   $ 70,627    $ 79,695    $ 73,220    $ 78,177      $ 69,025
                                        ========    ========    ========    ========      ========
Asset Acquired in Liquidation, Net      $  1,411    $     --    $     --    $     --      $     --
                                        ========    ========    ========    ========      ========
Total Assets                            $ 76,434    $ 85,716    $ 81,302    $ 83,600      $ 74,322
                                        ========    ========    ========    ========      ========
Notes Payable                           $ 62,658    $ 71,100    $ 69,146    $ 71,768      $ 62,152
                                        ========    ========    ========    ========      ========
Total Liabilities                       $ 62,848    $ 71,316    $ 69,329    $ 71,958      $ 62,325
                                        ========    ========    ========    ========      ========
Partners' Capital                       $ 13,586    $ 14,400    $ 11,973    $ 11,642      $ 11,997
                                        ========    ========    ========    ========      ========

(1) Balances represent 100% of the limited partnership interests in the Joint Ventures.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following information summarizes the results of operations for the periods ended December 31, 2002, 2001 and 2000.

SUMMARY OF OPERATIONS (1):

                                1998 PARTNERSHIP              1999 PARTNERSHIP
                            ---------------------------  -------------------------
                             2002      2001       2000     2002     2001     2000
                            -------  --------   -------  -------  -------  -------
                                              (IN THOUSANDS)
Interest Income             $ 1,797  $  3,087   $ 4,055  $ 4,187  $ 5,227  $ 5,689
                            =======  ========   =======  =======  =======  =======
Total Revenues              $ 1,845  $  3,210   $ 4,177  $ 4,559  $ 5,555  $ 5,728
                            =======  ========   =======  =======  =======  =======
Interest Expense            $ 1,002  $  2,089   $ 2,838  $ 2,689  $ 3,254  $ 3,447
                            =======  ========   =======  =======  =======  =======
Provision for Losses        $   103  $    (29)  $    37  $    --  $    --  $    --
                            =======  ========   =======  =======  =======  =======
Total Expenses              $ 1,204  $  2,174   $ 3,002  $ 2,840  $ 3,432  $ 3,634
                            =======  ========   =======  =======  =======  =======
Net Income                  $   641  $  1,036   $ 1,175  $ 1,719  $ 2,123  $ 2,094
                            =======  ========   =======  =======  =======  =======

                                                                                      2002
                                                                                      JOINT
                                   2000 JOINT VENTURE          2001 JOINT VENTURE    VENTURE
                             ------------------------------    ------------------    -------
                              2002        2001     2000 (2)      2002     2001 (3)   2002 (4)
                             -------    -------    --------    -------    -------    -------
                                                      (IN THOUSANDS)
Interest Income              $ 7,092    $ 7,936     $ 295      $ 7,507    $ 4,028    $ 4,850
                             =======    =======     =====      =======    =======    =======
Total Revenues               $ 7,351    $ 8,169     $ 298      $ 7,815    $ 4,222    $ 4,897
                             =======    =======     =====      =======    =======    =======
Interest Expense             $ 4,988    $ 5,277     $ 181      $ 4,463    $ 2,387    $ 2,999
                             =======    =======     =====      =======    =======    =======
Provision for Losses         $ 1,514    $    --     $  --      $   140    $    --    $    --
                             =======    =======     =====      =======    =======    =======
Total Expenses               $ 6,752    $ 5,526     $ 181      $ 4,849    $ 2,507    $ 3,153
                             =======    =======     =====      =======    =======    =======
Net Income                   $   599    $ 2,643     $ 117      $ 2,966    $ 1,715    $ 1,744
                             =======    =======     =====      =======    =======    =======

(1) Amounts represent 100% of the limited partnership interests in the Joint Ventures.

(2)  From December 18, 2000 (inception) to December 31, 2000

(3)  From June 27, 2001 (inception) to December 31, 2001

(4)  From April 12, 2002 (inception) to December 31, 2002

Our ownership of the Joint Ventures is based on our share of the capital of the respective Joint Ventures. Our share of the cash flows from the Joint Ventures is allocated based on the cash flows from the underlying loans receivable contributed by us to the respective Joint Venture less allocated costs based on the remaining principal on the underlying loans receivable contributed by us divided by all loans receivable held by the respective Joint Venture.

Our limited partnership allocation of the assets, liabilities and partners' capital of the Joint Ventures was as follows:

                                            DECEMBER 31, 2002             DECEMBER 31, 2001
                                   ----------------------------------  ----------------------
                                   2000 JOINT  2001 JOINT  2002 JOINT  2000 JOINT  2001 JOINT
                                     VENTURE     VENTURE     VENTURE     VENTURE     VENTURE
                                   ----------  ----------  ----------  ----------  ----------
                                                         (IN THOUSANDS)
Loans Receivable, Net               $ 20,783    $ 44,269    $ 42,199    $ 26,612    $ 48,648
Asset Acquired in
     Liquidation, Net               $  1,411          --          --          --          --
Total Assets                        $ 22,727    $ 50,232    $ 45,484    $ 28,589    $ 51,922
Total Liabilities                   $ 18,141    $ 42,875    $ 38,123    $ 23,810    $ 44,933
Partners' Capital                   $  4,586    $  7,357    $  7,361    $  4,779    $  6,989

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our limited partnership allocation of the net income (loss) of the Joint Ventures was as follows:

                                                                               2002
                                                                               JOINT
                           2000 JOINT VENTURE          2001 JOINT VENTURE     VENTURE
                     ------------------------------    -------------------   --------
                       2002       2001     2000 (1)      2002     2001 (2)   2002 (3)
                     --------    -----     --------    -------    --------   --------
                                              (IN THOUSANDS)
Net Income (Loss)    $  (902)    $ 756      $  46      $ 1,894     $ 972     $ 1,069
                     =======     =====      =====      =======     =====     =======

(1)  From December 18, 2000 (inception) to December 31, 2000

(2)  From June 27, 2001 (inception) to December 31, 2001

(3)  From April 12, 2002 (inception) to December 31, 2002

In accordance with SFAS No. 140, our consolidated financial statements do not include these SPE assets, liabilities, capital, revenues or expenses. As a result, at December 31, 2002 and 2001, our consolidated balance sheets do not include the $189.4 million and $171.7 million of assets, respectively, and $160.1 million and $147.4 million of liabilities, respectively, related to our structured loan sale transactions recorded by the SPEs. Our Retained Interests related to these structured loan sale transactions was $37.3 million and $30.6 million at December 31, 2002 and 2001, respectively.

The net unrealized appreciation on our Retained Interests at December 31, 2002 and 2001 was $3.5 million and $2.0 million, respectively. The net increase of $1.5 million primarily resulted from a decrease in the discount rates used to value our Retained Interests resulting from the lower interest rate environment at December 31, 2002 compared to December 31, 2001. Any appreciation (depreciation) of our Retained Interests is included in the accompanying statements of operations as either a realized loss (if there is a reduction in expected future cash flows) or an unrealized gain (loss) on investments.

The income from our Retained Interests is comprised of the yield earned on our Retained Interests which is determined based on estimates of future cash flows and includes any fees collected (i.e., late fees, prepayment fees, etc.) by the SPEs in excess of anticipated fees. We update our cash flow assumptions on a quarterly basis and any changes to cash flow assumptions impact the yield on our Retained Interests. The annualized yield on our Retained Interests was 13.7%, 14.9% and 14.2% during 2002, 2001 and 2000, respectively.

We are the servicer for all loans held by the SPEs. Servicing fee income during 2002, 2001 and 2000 for the SPEs was approximately $529,000, $410,000 and $283,000, respectively. Servicing fee income is included in other income, net, in our consolidated statements of operations. We have not established a servicing asset or liability as our servicing fees are considered adequate compensation.

Pursuant to the trust indentures related to the Structured Notes, we received approximately $9.5 million and $8.5 million in cash distributions from our SPEs during 2002 and 2001, respectively.

NOTE 4. INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES:

The following are condensed financial statements of our non-investment company subsidiaries (PMC Advisers and PMC Funding) as of December 31, 2002 and 2001 and for the three years in the period ended December 31, 2002:

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        CONDENSED COMBINED BALANCE SHEETS

                                                       DECEMBER 31,
                                                     ----------------
                                                      2002       2001
                                                     ------     -----
                                                      (IN THOUSANDS)
                   ASSETS
Real estate investments                              $1,213     $  --
Due from affiliate                                      585       574
Property and equipment, net                             262       294
Cash and cash equivalents                                96        40
Other assets                                             33        33
                                                     ------     -----
   Total assets                                      $2,189     $ 941
                                                     ======     =====
           LIABILITIES AND EQUITY
Liabilities:
   Notes payable and advances to affiliates          $1,789     $ 574
   Other liabilities                                    319       300
                                                     ------     -----
                                                      2,108       874
                                                     ======     =====
Equity:
   Common stock and additional paid-in capital          627       527
   Accumulated deficit                                 (546)     (460)
                                                     ------     -----
                                                         81        67
                                                     ------     -----
   Total liabilities and equity                      $2,189     $ 941
                                                     ======     =====

                     CONDENSED COMBINED STATEMENTS OF INCOME

                           YEARS ENDED DECEMBER 31,
                          --------------------------
                           2002      2001      2000
                          ------    ------    ------
                                (IN THOUSANDS)
Income:
   Management fees        $2,328    $2,264    $2,199
   Other income, net          35        10        40
                          ------    ------    ------
      Total income         2,363     2,274     2,239
                          ------    ------    ------
Expenses:
   Overhead allocation     1,927     1,803     1,699
   Interest                   11        --        --
   Other expense             118        89        60
                          ------    ------    ------
      Total expenses       2,056     1,892     1,759
                          ------    ------    ------
Net income                $  307    $  382    $  480
                          ======    ======    ======

In October 2002, PMC Funding acquired two assisted care living facilities with a fair value of approximately $1.2 million for $101,000 in cash and the assumption of notes payable to PMC Capital and First Western. PMC Funding operated one of the two assisted care living facilities while the other facility is vacant. On January 15, 2003, PMC Funding sold the operating assisted care living facility for $975,000. The proceeds were used to repay in full the mortgage held by PMC Capital, including additional costs incurred prior to liquidation and accrued interest. The remaining funds were used to repay a portion of the receivable due to First Western; thus, no gain or loss was recorded on the sale.

During 2002, PMC Capital made a $100,000 capital contribution to PMC Advisers.

Other liabilities represent the estimated remaining costs to monitor and remediate an environmental obligation relating to an asset acquired through liquidation and subsequently sold during 1999.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings and distributions of PMC Advisers and PMC Funding were as follows:

                           YEARS ENDED DECEMBER 31,
                          --------------------------
                           2002      2001      2000
                          ------    ------    ------
                                (IN THOUSANDS)
Net income (loss):
  PMC Advisers            $ 401     $ 456     $ 496
  PMC Funding               (94)      (74)      (16)
                          -----     -----     -----
    Net income            $ 307     $ 382     $ 480
                          =====     =====     =====
Dividend distributions:
  PMC Advisers            $ 393     $ 462     $ 494
  PMC Funding                --        --        --
                          -----     -----     -----
    Total distributions   $ 393     $ 462     $ 494
                          =====     =====     =====

NOTE 5. ASSETS ACQUIRED IN LIQUIDATION

At December 31, 2002 and 2001, the aggregate value of our assets acquired in liquidation, as reduced for anticipated selling and holding costs, was estimated to be approximately $2,252,000 and $329,000, respectively. Our assets acquired in liquidation at December 31, 2002 consist primarily of two hotel properties. We are currently marketing these assets.

During December 2002, we sold a property for approximately $500,000 and recorded a gain of approximately $113,000. We financed the sale through the origination of a loan of $325,000 at an interest rate of LIBOR plus 4.5%. The loan matures in 2022. In addition, First Western sold four properties during 2002 for approximately $350,000 and recorded losses of approximately $130,000.

The loss from operations of our assets acquired in liquidation consisted of the following:

                              YEARS ENDED DECEMBER 31,
                             --------------------------
                              2002     2001       2000
                             ------    -----      -----
                                   (IN THOUSANDS)
Room revenue                 $ 128     $  --      $  --
Salaries and wages            (155)       --         --
Other operating expenses      (364)       --         --
                             -----     -----      -----
                             $(391)    $  --      $  --
                             =====     =====      =====

None of our assets acquired in liquidation held at December 31, 2002 were operated or owned by us during 2001 or 2000.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. NOTES AND DEBENTURES PAYABLE:

Outstanding notes and debentures payable were as follows:

                                                               DECEMBER 31,
                                                            -----------------
                      INTEREST RATE      MATURITY DATE       2002      2001
                      -------------    -----------------    -------  --------
                                                             (IN THOUSANDS)
Notes payable:          8.600%         April 19, 2003       $ 5,000  $  5,000
                        3.570%(1)      April 19, 2004         5,000     5,000
                        3.670%(2)      July 19, 2004         10,000    10,000
                        7.440%         July 19, 2005         10,000    10,000
                        3.570%(1)      July 19, 2006         10,000    10,000
                        6.970%         December 15, 2002         --     5,000
Debentures payable:     6.875%         September 1, 2005      7,000     7,000
                        7.452%(3)      September 1, 2010      3,000     3,000
                        7.452%(3)      September 1, 2010      4,310     4,310
                        7.510%         December 1, 2002          --       510
                        8.200%         September 1, 2004         --     3,000
                        8.200%         September 1, 2004         --     3,000
                        7.840%         March 1, 2005             --     3,000
                        6.690%         June 1, 2005              --     5,000
                        7.590%         September 1, 2006         --     2,490
                                                            -------  --------
                                                            $54,310  $ 76,310
                                                            =======  ========

(1)  Reset quarterly at 1.3% over the three month LIBOR.

(2)  Reset quarterly at 1.4% over the three month LIBOR.

(3) Does not include the 1% annual fee that the SBA charges on all SBA debentures issued after 1996.

We repaid $5.0 million in notes payable at maturity during December 2002. Our notes payable are uncollateralized and require us to meet certain covenants (terms as defined in the agreements), the most restrictive of which require (i) that net loans receivable exceed 150% of funded debt, (ii) loan losses for any 12-month period must not exceed 3% of net loans receivable and (iii) our consolidated earnings plus interest expense must exceed 150% of interest expense. At December 31, 2002, we were in compliance with all of the covenants of these notes.

Debentures payable represent amounts due to the SBA as a result of borrowings made pursuant to the SBIA. We repaid $17.0 million in debentures due to the SBA during September and December 2002. At December 31, 2002, the SBA had committed to us for the issuance of $5.2 million ($4.2 million expiring September 2003 and $1.0 million expiring September 2004) in new SBA debentures.

We have a $10 million uncollateralized revolving credit facility and a $5 million guidance line facility which expire in May 2004. Advances pursuant to the credit facility bear interest at our option of the bank's prime rate less 50 basis points or LIBOR plus 175 basis points. The credit facility requires us to meet certain covenants (terms as defined in the agreement), the most restrictive of which requires that (i) the ratio of net charge-offs to net loans receivable not exceed 2%, (ii) the ratio of assets to debt may not fall below 110% for PMC Capital and 135% including our consolidated subsidiaries and (iii) the problem loans percentage cannot exceed 10% of our serviced loan portfolio. As of December 31, 2002 and 2001, we had no borrowings outstanding under this facility. At December 31, 2002 and 2001, we were in compliance with all covenants of this facility. Subsequent to year-end we commenced borrowing under our revolving credit facility and have approximately $3 million outstanding as of February 28, 2003.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Principal payments required on the notes payable and debentures payable at December 31, 2002, are as follows:

YEAR ENDING                     SBA
DECEMBER 31,    TOTAL       DEBENTURES  NOTES PAYABLE
------------   -------      ----------  -------------
                          (IN THOUSANDS)
   2003        $ 5,000       $    --       $ 5,000
   2004         15,000            --        15,000
   2005         17,000         7,000        10,000
   2006         10,000            --        10,000
   2007             --            --            --
Thereafter       7,310         7,310            --
               -------       -------       -------
               $54,310       $14,310       $40,000
               =======       =======       =======

NOTE 7. CUMULATIVE PREFERRED STOCK OF SUBSIDIARY:

PMCIC has outstanding 30,000 shares of $100 par value, 3% cumulative preferred stock (the "3% Preferred Stock") and 40,000 shares of $100 par value, 4% cumulative preferred stock (the "4% Preferred Stock"). The 3% Preferred Stock and the 4% Preferred Stock (collectively, the "Preferred Stock") are held by the SBA pursuant to the SBIA.

PMCIC is entitled to redeem, in whole or in part, the 3% Preferred Stock by paying the par value of these securities plus dividends accumulated and unpaid on the date of redemption. While the 3% Preferred Stock may be redeemed, redemption is not mandatory. Dividends of $90,000 were recognized on the 3% Preferred Stock during each of the years ended December 31, 2002, 2001 and 2000.

The 4% Preferred Stock was issued during 1994 ($2,000,000) and 1995 ($2,000,000), and must be redeemed at par no later than 15 years from the date of issuance. Dividends of $160,000, $160,000 and $161,000 were recognized on the 4% Preferred Stock during 2002, 2001 and 2000, respectively.

Neither series of Preferred Stock has preemptive or conversion rights. The Preferred Stock provides for a liquidation preference in the amount of $100 per share plus accrued and unpaid dividends.

NOTE 8. NET UNREALIZED APPRECIATION (DEPRECIATION) ON INVESTMENTS AND REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:

Net unrealized appreciation (depreciation) on investments consisted of the following:

                                              DECEMBER 31,
                                           -----------------
                                            2002      2001
                                           -------   -------
                                            (IN THOUSANDS)
Loans receivable                           $ (711)   $ (443)
Retained Interests                          3,462     1,985
Mortgage-backed security of affiliate          68        79
Assets acquired in liquidation               (421)       --
                                           ------    ------
                                           $2,398    $1,621
                                           ======    ======

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Realized and unrealized gain (loss) on investments was as follows:

                                                            YEAR ENDED DECEMBER 31, 2002
                                                     -----------------------------------------
                                                                        ASSETS
                                                       RETAINED        ACQUIRED        LOANS
                                                     INTERESTS (1)  IN LIQUIDATION  RECEIVABLE     TOTAL
                                                     -------------  --------------  ----------     -----
                                                                         (IN THOUSANDS)
Realized losses                                       $  (1,981)       $    --      $   (215)   $  (2,196)
Sale of assets                                               --            (17)        1,463        1,446
Change in unrealized appreciation (depreciation)
 on investments                                           1,466           (421)         (268)         777
                                                      ---------        -------      --------    ---------
Total realized and unrealized gain (loss) on
 investments                                          $    (515)       $  (438)     $     80    $      27
                                                      =========        =======      ========    =========

                                                             YEAR ENDED DECEMBER 31, 2001
                                                     -----------------------------------------
                                                                        ASSETS
                                                       RETAINED        ACQUIRED        LOANS
                                                     INTERESTS (1)  IN LIQUIDATION  RECEIVABLE     TOTAL
                                                     -------------  --------------  ----------     -----
                                                                        (IN THOUSANDS)
Realized losses                                       $  (1,303)       $   --      $   (1,025)  $   (2,328)
Sale of assets                                               --         2,732           2,732
Change in unrealized appreciation on
 investments                                                603            --             216          819
                                                      ---------        ------      ----------   ----------
Total realized and unrealized gain (loss) on
 investments                                          $    (700)       $   --      $    1,923   $    1,223
                                                      =========        ======      ==========   ==========

                                                           YEAR ENDED DECEMBER 31, 2000
                                                     -----------------------------------------
                                                                        ASSETS
                                                       RETAINED        ACQUIRED        LOANS
                                                     INTERESTS (1)  IN LIQUIDATION  RECEIVABLE     TOTAL
                                                     -------------  --------------  ----------     -----
                                                                         (IN THOUSANDS)
Realized losses                                         $   --          $    --      $   (17)     $  (17)
Sale of assets                                              --               --          564         564
Change in unrealized appreciation (depreciation)
 on investments                                            871               --         (469)        402
                                                        ------          -------      -------      ------
Total realized and unrealized gain (loss) on
 investments                                            $  871          $    --      $    78      $  949
                                                        ======          =======      =======      ======

(1) Includes the mortgage-backed security of our affiliate.

NOTE 9. TAXABLE INCOME:

We qualify as a regulated investment company ("RIC") under the Code. If a company meets certain diversification and distribution requirements, it qualifies for pass-through tax treatment. We would cease to qualify for pass-through tax treatment if we were unable to comply with these requirements or if we ceased to qualify as a business development company under the 1940 Act. We are also subject to a 4% excise tax (and, in certain cases, corporate level income tax) if we fail to make certain distributions. Failure to qualify as a RIC would subject us to Federal income tax as if we were an ordinary corporation, resulting in a substantial reduction in both our net assets and the amount of income available for distribution to our shareholders.

We may make an election under the Code to treat distributions declared in the current year as distributions of the prior year's taxable income. Upon election, the Code provides that, in certain circumstances, a dividend declared subsequent to the close of an entity's taxable year and prior to the extended due date of the entity's tax return may be considered as having been made in the prior tax year

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in satisfaction of income distribution requirements. Having met these requirements, we elected on our 2001 tax return to apply approximately $2.4 million of 2002 distributions to the 2001 tax year and anticipate utilizing a portion of 2003 distributions to meet our 2002 distribution requirements.

The following reconciles net income to taxable income available to common shareholders as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                        ------------------------------------
                                                           2002         2001         2000
                                                        ----------   ----------   ----------
                                                                   (IN THOUSANDS)
Net income                                              $    5,983   $   10,567   $   11,253
Preferred dividends                                           (250)        (250)        (251)
                                                        ----------   ----------   ----------
Net income available to common shareholders                  5,733       10,317       11,002
Book/tax differences:
  Retained Interests, net                                    1,371          867          574
  Gains on sales                                            (1,463)      (2,732)        (564)
  Valuation adjustments                                      1,207          637         (585)
  Other, net                                                   183          200          137
                                                        ----------   ----------   ----------
Taxable income available to common shareholders         $    7,031   $    9,289   $   10,564
                                                        ==========   ==========   ==========
Distributions to common shareholders                    $    6,638   $   10,076   $   11,846
                                                        ==========   ==========   ==========

Distributions per share for dividend reporting purposes were as follows:

                                                            YEARS ENDED DECEMBER 31,
                                       -------------------------------------------------------------
                                               2002                 2001                2000
                                       -------------------   ------------------  -------------------
                                         AMOUNT               AMOUNT               AMOUNT
                                        PER SHARE  PERCENT   PER SHARE  PERCENT   PER SHARE  PERCENT
                                       ----------  -------   ---------  -------   ---------  -------
Ordinary income                         $  0.560    100.0%    $  0.850   100.0%    $  0.774    77.4%
Return of capital                             --       --           --      --        0.226    22.6%
                                        --------    -----     --------   -----     --------   -----
                                        $  0.560    100.0%    $  0.850   100.0%    $  1.000   100.0%
                                        ========    =====     ========   =====     ========   =====

NOTE 10. EARNINGS PER COMMON SHARE COMPUTATIONS:

The computations of basic earnings per common share are based on our weighted average shares outstanding. The weighted average shares outstanding were 11,854,000, 11,854,000 and 11,841,000 during 2002, 2001 and 2000, respectively.
Due to the effect of stock options, our fully diluted weighted average shares outstanding were increased by approximately 400 shares and 4,000 shares during 2001 and 2000, respectively. There was no change in the weighted average shares outstanding during 2002 since our stock options were anti-dilutive.

Options to purchase 236,250, 164,605 and 169,305 common shares were outstanding during 2002, 2001 and 2000, respectively, but were not included in the computation of diluted earnings per share because the options' exercise prices were greater than the average market price of the common stock.

Earnings are defined as net income and are reduced by the preferred stock dividend requirements of PMCIC. Preferred stock dividend requirements were approximately $250,000 during each of the years ended December 31, 2002, 2001 and 2000.

NOTE 11. DIVIDENDS PAID AND DECLARED:

During April, July and October 2002, we paid quarterly dividends of $0.16, $0.16 and $0.12 per share of Common Stock to common shareholders of record on March 28, 2002, June 28, 2002 and September 30, 2002, respectively. During December 2002, we declared a $0.12 per share dividend to common shareholders of record on December 31, 2002, which was paid during January 2003. Dividends declared for the years ended December 31, 2002, 2001 and 2000 were $0.56 per share, $0.85 per share and $1.00 per share, respectively.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. DIVIDEND REINVESTMENT AND CASH PURCHASE PLAN:

We have a dividend reinvestment and cash purchase plan (the "Plan") for up to 1,000,000 shares of common stock. Participants in the Plan have the option to reinvest all or a portion of dividends received. We use the open market to purchase shares with the proceeds from the dividend reinvestment portion of the plan. Accordingly, we do not issue new shares or receive the proceeds. As a result, we had no share issuances pursuant to the Plan during 2002, 2001 and 2000.

NOTE 13. PROFIT SHARING PLAN:

We have a profit sharing plan available to our full-time employees after one year of employment. Vesting increases ratably to 100% after the sixth year of employment. Pursuant to our profit sharing plan, $220,000, $242,000 and $247,000, respectively, was expensed during 2002, 2001 and 2000, respectively. Contributions to the profit sharing plan are at the discretion of our Board of Directors.

NOTE 14. STOCK-BASED COMPENSATION PLAN:

We have applied Accounting Principles Board Opinion No. 25 and related interpretations in accounting for our stock-based compensation plan. In 1995, SFAS No. 123 was issued which, if fully adopted by us would have changed the methods we apply in recognizing the cost of our stock-based compensation plan. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123 prospectively to all awards granted, modified or settled after January 1, 2003.

Under The PMC Capital, Inc. 1997 Employee Stock Option Plan (the "Option Plan"), we are authorized to issue up to 6% of the then outstanding shares of Common Stock (a maximum of approximately 711,000 shares at December 31, 2002) pursuant to "Awards" granted to employees as incentive stock options (intended to qualify under Section 422 of the Code) or non-qualified stock options.

Stock Options

We granted stock options during 2002, 2001 and 2000 to certain employees that
(1) all have contractual terms of five years, (2) have an exercise price equal to the fair market value of the stock at grant date, and (3) vest within 30 days of the date of grant.

A summary of the status of our stock options as of December 31, 2002, 2001 and 2000 and the changes during the years ended on those dates are as follows:

                                                 2002                   2001                    2000
                                        ---------------------  --------------------   -----------------------
                                          NUMBER OF  WEIGHTED   NUMBER OF  WEIGHTED    NUMBER OF     WEIGHTED
                                           SHARES     AVERAGE    SHARES     AVERAGE     SHARES        AVERAGE
                                         UNDERLYING  EXERCISE  UNDERLYING  EXERCISE   UNDERLYING     EXERCISE
                                           OPTIONS    PRICES     OPTIONS    PRICES      OPTIONS       PRICES
                                        -----------  --------  ----------  --------   ----------     --------
Outstanding, January 1                     251,355   $  10.96     209,905  $  11.72      196,055     $  12.15
Granted                                     58,350   $   6.64      57,250  $   8.00       66,800     $   9.03
Exercised                                       --         --          --        --      (24,400)    $   8.06
Forfeited                                   (3,150)  $   8.47     (15,800) $  11.11      (28,550)    $  11.55
Expired                                    (70,305)  $  14.23          --        --           --           --
                                       -----------             ----------             ----------
Outstanding, December 31                   236,250   $   8.92     251,355  $  10.96      209,905     $  11.72
                                       ===========   ========  ==========  ========   ==========     ========
Exercisable, December 31                   178,050   $   9.67     198,605  $  11.75      150,605     $  12.77
                                       ===========   ========  ==========  ========   ==========     ========
Weighted-average fair
value of stock options
granted during the year                $      0.55             $     0.35             $     0.57
                                       ===========             ==========             ==========

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants during 2002, 2001 and 2000:

         ASSUMPTION              2002     2001     2000
----------------------------   -------  -------   ------
Expected Term (years)            3.0      3.0       3.0
Risk-Free Interest Rate         3.56%    4.39%     6.40%
Expected Dividend Yield         8.43%   10.63%    11.03%
Expected Volatility            23.14%   17.69%    19.78%

The following table summarizes information about stock options outstanding at December 31, 2002:

                               NUMBER                       WEIGHTED              NUMBER
                             OUTSTANDING     WEIGHTED        AVERAGE            EXERCISABLE      WEIGHTED
                                 AT           AVERAGE       REMAINING               AT            AVERAGE
      RANGE OF              DECEMBER 31,     EXERCISE      CONTRACTUAL         DECEMBER 31,      EXERCISE
   EXERCISE PRICES              2002           PRICE          LIFE                 2002            PRICE
   ---------------          ------------    ---------      -----------         ------------      --------
   $6.64 to $9.06               197,050      $  7.90           3.10               138,850        $  8.43
$14.0625 to $14.0625             39,200      $ 14.06           0.40                39,200        $ 14.06
--------------------            -------                                          --------
  $6.64 to $14.0625             236,250      $  8.92           2.70               178,050        $  9.67
                                =======                                          ========

NOTE 15. FAIR VALUES OF LIABILITIES:

The estimates of fair value of our notes and debentures payable as required by SFAS No. 107 differ from the carrying amounts of liabilities primarily as a result of the effects of discounting future cash flows. The estimated fair value is based on a present value calculation based on prices of the same or similar instruments after considering risk, current interest rates and remaining maturities. Considerable judgment is required to interpret market data and develop estimates of fair value. Accordingly, our estimate of the fair value of our notes and debentures payable may not be indicative of the amounts we could realize in a current market exchange.

The estimated fair values of our notes and debentures payable were as follows:

                                            YEARS ENDED DECEMBER 31,
                                  --------------------------------------------
                                           2002                  2001
                                  ---------------------  ---------------------
                                              ESTIMATED              ESTIMATED
                                   CARRYING     FAIR      CARRYING     FAIR
                                     VALUE      VALUE       VALUE      VALUE
                                  ----------  ---------  ----------  ----------
                                                (IN THOUSANDS)
Notes and debentures payable      $   54,310  $  54,915  $   76,310  $   75,999
                                  ==========  =========  ==========  ==========

NOTE 16. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Information regarding our non-cash activities was as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                             --------------------------
                                                               2002      2001     2000
                                                             --------  --------  ------
                                                                    (IN THOUSANDS)
Interest paid                                                $  4,848  $  5,493  $ 5,348
                                                             ========  ========  =======
Loans and interest receivable transferred to SPEs, net       $  4,435  $  4,215  $ 3,154
                                                             ========  ========  =======
Reclassification from loans receivable to assets
    acquired in liquidation                                  $  2,629  $    314  $    --
                                                             ========  ========  =======
Assumption of loans receivable by affiliate                  $    885  $     --  $    --
                                                             ========  ========  =======
Loan receivable originated in connection with sale of
    asset acquired in liquidation                            $    325  $     --  $    --
                                                             ========  ========  =======
Loans and interest receivable transferred from SPE, net      $     --  $  6,409  $    --
                                                             ========  ========  =======

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. RELATED PARTY TRANSACTIONS:

Pursuant to SBA rules and regulations, distributions from our consolidated subsidiaries, First Western, PMCIC and Western Financial, are limited. As of both December 31, 2002 and 2001, the amounts of dividends available for distribution were approximately $0.5 million.

We are affiliated with PMC Commercial through common management. Our executive officers are the same as the executive officers of PMC Commercial and three of our directors or officers are trust managers of PMC Commercial. PMC Advisers evaluates and services loans receivable and other investments of PMC Commercial pursuant to the investment management agreements entered into between PMC Commercial and PMC Advisers. Through June 30, 2000, PMC Advisers charged fees of between 0.40% and 1.67%, annually, to PMC Commercial based upon the average principal outstanding of PMC Commercial's loans. Commencing July 1, 2000, the highest rate charged was reduced from 1.67% to 1.55%. In addition, the investment management agreements (i) provide for an annual fee of 0.70% of the original cost of properties owned by PMC Commercial and (ii) include compensation to PMC Advisers for its assistance in the issuance of PMC Commercial's debt and equity securities and the acquisition by PMC Commercial of properties. The investment management agreements were amended on July 1, 2001 to provide for a fee of $10,000 upon the sale of each limited service hospitality property owned by PMC Commercial and an annual loan origination fee equal to five basis points of loans funded for the first $20 million in loans and 2.5 basis points thereafter. The investment management agreements are renewable on an annual basis. In the event the investment management agreements are terminated or not renewed by PMC Commercial (other than as a result of a material breach by PMC Advisers) or terminated by PMC Advisers (as a result of a material breach by PMC Commercial), certain compensation is required to be paid to PMC Advisers by PMC Commercial.

Fees earned pursuant to the investment management agreements were as follows:

                                          YEARS ENDED DECEMBER 31,
                                       -----------------------------
                                         2002      2001      2000
                                       --------  --------  ---------
                                             (IN THOUSANDS)
Loan servicing and origination fee     $  1,927  $  1,803  $   1,699
Lease supervision fee                       401       461        500
                                       --------  --------  ---------
                                       $  2,328  $  2,264  $   2,199
                                       ========  ========  =========

PMC Capital allocates overhead to PMC Advisers to the extent that PMC Advisers utilizes the staff and facilities of PMC Capital. The overhead allocated during 2002, 2001 and 2000, was $1,927,000, $1,803,000 and $1,699,000, respectively.
These amounts are included in advisory fee income in the accompanying consolidated statements of operations. In no event will the allocated expenses exceed the income available from the operations of PMC Advisers. The lease supervision fee is included in equity in income of unconsolidated subsidiary, net in the accompanying consolidated statements of operations. At December 31, 2002 and 2001, the balance due to PMC Advisers from PMC Commercial under the investment management agreements was $585,000 and $574,000, respectively.

In October 2002, PMC Funding acquired two assisted care living facilities with a fair value of approximately $1.2 million for $101,000 in cash and the assumption of notes payable to PMC Capital and First Western. PMC Funding operated one of the two assisted care living facilities while the other facility is vacant. On January 15, 2003, PMC Funding sold the operating assisted care living facility for $975,000. The proceeds were used to repay in full the mortgage held by PMC Capital, including additional costs incurred prior to liquidation and accrued interest. The remaining funds were used to repay a portion of the receivable due to First Western. As of December 31, 2002, the underlying loan receivable held by PMC Capital related to these facilities was valued at approximately $788,000.

During December 2002, PMC Capital exercised its option to repurchase a loan which was deemed to be a "charged-off" loan (in accordance with the transaction documents) from the 2000 Joint Venture for its principal balance of $2.3 million plus accrued interest.

NOTE 18. COMMITMENTS AND CONTINGENCIES:

Operating Leases

In September 1998, we entered into a five-year lease for office space commencing December 1998. We may at our option, renew the

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

term of the lease for two additional five-year periods. At December 31, 2002, we had an agreement to lease office space in Missouri. Rental expense amounted to approximately $328,000, $321,000 and $315,000 during 2002, 2001 and 2000, respectively. Future minimum payments remaining under these leases are $284,000 for 2003 and $24,000 for 2004.

Loan Commitments

Commitments to extend credit are agreements to lend to a customer provided that the terms established in the contract are met. At December 31, 2002, we had approximately $29.4 million of total loan commitments outstanding. Of these commitments, $5.5 million are for loans to be originated by First Western, a portion of which will be sold pursuant to SBA Guaranteed Sales. Commitments generally have fixed expiration dates and require payment of a fee to us. Since some commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

Employment Agreements

We have employment contracts with certain of our officers for terms expiring through June 2004. Annual remuneration during the term of the contracts does not exceed $315,000 for any one individual. Future minimum payments under these contracts are $1,182,000, $1,058,000 and $467,000 in 2003, 2004 and 2005,
respectively.

Compensation to officers was approximately $1.6 million during each of the years ended December 31, 2002, 2001 and 2000.

Litigation

In the normal course of business, including the operation of our assets acquired in liquidation, we are subject to various proceedings and claims, the resolution of which will not, in management's opinion, have a material adverse effect on our consolidated financial position or results of operations.

Structured Loan Sale Transactions

PMC Capital and PMC Commercial have entered into cross indemnification agreements regarding the performance of their respective loans receivable sold to the Joint Ventures. To the extent that poor performance by either PMC Capital or PMC Commercial's sold loans receivable (the "Underperforming Company") is pervasive enough to cause the other company (the "Performing Company") to not receive cash flow that it otherwise would have received, then the Underperforming Company must make the Performing Company whole. If the cash flow reduction is considered to be temporary, then interest will be paid as compensation to the Performing Company. In general, when a loan is liquidated, it may cause a deferral of cash flow to the Performing Company and, as a result, interest would be charged to the Underperforming Company until the cash flow from the Joint Venture repays the Performing Company. As a result of the Credit Enhancement Provisions described below, PMC Commercial had a cash deferral, and we paid compensation to PMC Commercial of less than $1,000. If the reduction of cash flows is deemed permanent, (i.e., to the extent that the Underperforming Company will not be able to satisfy the shortfall with the assets they have contributed to the related structured loan sale transaction), the reduction in cash flows must be paid to the Performing Company by the Underperforming Company. At December 31, 2002, the maximum potential amount of future payments to PMC Commercial (undiscounted and without consideration of any recoveries from the underlying loans receivable) we could be required to make under these cross indemnification agreements was approximately $34.3 million and the discounted amount was $23.5 million which represents the estimated fair value of the Retained Interests reflected on PMC Commercial's consolidated balance sheet for the Joint Ventures. All of our loans are collateralized; however, the maximum potential amount of future payments we could be required to make under these cross indemnification agreements has not considered any proceeds from the liquidation of collateral underlying these loans. Upon completion of a joint securitization and on each subsequent quarterly reporting date, management evaluates the need to recognize a liability associated with these cross indemnification agreement. Based on our present cash flow assumptions, including stress test analyses of increasing the anticipated losses on each of the loan pools, it does not appear that the loans receivable sold by us will cause any permanent cash flow reductions to PMC Commercial nor will the loans receivable sold by PMC Commercial cause any permanent cash flow reductions to us. Accordingly, we believe that the fair value of these cross indemnification agreements at inception of the Joint Ventures and as of December 31, 2002 and 2001 was zero; thus, no liability was recorded. If the performance of our sold loans receivable deteriorates, it may be necessary for us to perform under these cross indemnification agreements.

When our structured loan sale transactions were completed, the transaction documents that the SPE entered into contained provisions (the "Credit Enhancement Provisions") that govern the assets and the flow of funds in and out of the SPE formed as part of the structured loan sale transactions. The Credit Enhancement Provisions include specified limits on the delinquency, default and loss

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rates on loans receivable included in each SPE. If, at any measurement date, the delinquency, default or loss rate with respect to any SPE were to exceed the specified limits, the Credit Enhancement Provisions would automatically increase the level of credit enhancement requirements for that SPE. During the period in which the specified delinquency, default or loss rate was exceeded, excess cash flow from the SPE, if any, would be used to fund the increased credit enhancement levels instead of being distributed, which would delay or reduce our distribution. As a result of our impaired loans in the 2000 Joint Venture, a Credit Enhancement Provision was triggered in November 2002. As a consequence, cash flows relating to this transaction were deferred and utilized to fund the increased reserve requirements. Our cash flow deferral at December 31, 2002 and February 28, 2003 was approximately $192,000 and $282,000, respectively. Based on current cash flow assumptions, management anticipates that these funds will be received in future periods.

NOTE 19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

The following represents our selected quarterly financial data which, in the opinion of management, reflects adjustments (comprising only normal recurring adjustments) necessary for fair presentation.

                                                                        YEAR ENDED DECEMBER 31, 2002
                                                            ----------------------------------------------------
                                                             FIRST      SECOND        THIRD     FOURTH
                                                            QUARTER   QUARTER (1)  QUARTER (1)  QUARTER    TOTAL
                                                            -------   -----------  -----------  -------    -----
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total investment income                                    $  4,785    $ 3,968     $ 3,704     $ 4,205    $ 16,662
Net investment income                                      $  2,119    $ 1,221     $   941     $ 1,675    $  5,956
Total realized and unrealized gain (loss) on investments   $   (439)   $ 1,243     $  (392)    $  (385)   $     27
Net income                                                 $  1,680    $ 2,464     $   549     $ 1,290    $  5,983
Basic and diluted earnings per share                       $   0.14    $  0.20     $  0.04     $  0.10    $   0.48

                                                                       YEAR ENDED DECEMBER 31, 2001
                                                            --------------------------------------------------
                                                             FIRST     SECOND       THIRD     FOURTH
                                                            QUARTER    QUARTER     QUARTER    QUARTER    TOTAL
                                                            -------    -------     -------    -------    -----
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total investment income                                     $  5,253   $ 5,582     $ 4,836    $ 5,081   $ 20,752
Net investment income                                       $  2,333   $ 2,455     $ 2,132    $ 2,424   $  9,344
Total realized and unrealized gain (loss) on investments    $    127   $ 2,071     $  (242)   $  (733)  $  1,223
Net income                                                  $  2,460   $ 4,526     $ 1,890    $ 1,691   $ 10,567
Basic and diluted earnings per share                        $   0.20   $  0.38     $  0.15    $  0.14   $   0.87

    (1) Certain amounts were previously reported in discontinued operations in our quarterly filings on Form 10-Q for the periods ended June 30, 2002 and September 30, 2002. Such amounts have been reclassified to the presentation adopted at December 31, 2002 and are included as a component of net investment income.

NOTE 20. SUBSEQUENT EVENTS:

On March 27, 2003, we entered into an Agreement and Plan of Merger with PMC Commercial. Under the terms of the merger agreement, PMC Capital will be merged into PMC Commercial, with PMC Commercial continuing as the surviving entity. Each issued and outstanding share of PMC Capital common stock will be converted into 0.37 of a common share of PMC Commercial. The merger has been recommended by each company's special committee and approved by the Board of Directors of PMC Capital and the Board of Trust Managers of PMC Commercial. In addition, the boards and management of each company have entered into voting agreements pursuant to which they have agreed to vote their shares in favor of the merger and related transactions. Completion of the merger, which is expected to occur in the fourth quarter of 2003, is subject to approval by the shareholders of PMC Capital and PMC Commercial, certain governmental consents and customary closing conditions.

During March 2003, we declared a $0.12 per share dividend to common shareholders of record on March 31, 2003, to be paid on April 14, 2003.

                        REPORT OF INDEPENDENT ACCOUNTANTS
                    ON ACCOMPANYING CONSOLIDATING INFORMATION

To the Shareholders and Board of Directors of PMC Capital, Inc.:

The report on our audit of the consolidated financial statements of PMC Capital, Inc. and its subsidiaries as of December 31, 2002 and for the year then ended appears on page F-69 of this Registration Statement on Form S-4. That audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations and cash flows of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

PRICEWATERHOUSECOOPERS LLP

Dallas, Texas
March 11, 2003, except for Note 20,
      as to which the date is March 27, 2003

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                           CONSOLIDATING BALANCE SHEET
                                DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                                                             FIRST          WESTERN
                                                            CONSOLIDATED                  WESTERN SBLC,    FINANCIAL        PMC
                                                               BEFORE       PMC CAPITAL,    INC. AND        CAPITAL      INVESTMENT
                               CONSOLIDATED    ELIMINATION   ELIMINATION        INC.       SUBSIDIARY     CORPORATION    CORPORATION
                               ------------    -----------   -----------     ---------     ----------     -----------    -----------
       ASSETS
INVESTMENTS AT VALUE:
  Loans receivable               $  87,245      $      --     $  87,245      $  33,380      $  14,469      $  12,859      $  26,537
  Retained interests in
   transferred assets               40,003             --        40,003         37,271          2,732             --             --
  Cash equivalents                   4,915             --         4,915          2,044            108            209          2,554
  Mortgage-backed security of
   affiliate                         1,381             --         1,381          1,381             --             --             --
  Restricted investments               299             --           299            121            178             --             --
  Investment in subsidiaries            81        (22,180)       22,261         22,261             --             --             --
  Assets acquired in
   liquidation                       2,252             --         2,252          1,171             --             --          1,081
                                 ---------      ---------     ---------      ---------      ---------      ---------      ---------
Total investments at value         136,176        (22,180)      158,356         97,629         17,487         13,068         30,172
                                 ---------      ---------     ---------      ---------      ---------      ---------      ---------
OTHER ASSETS:
  Due from affiliates                1,839        (16,140)       17,979         17,597            382             --             --
  Deferred charges, deposits
   and other assets                    728             --           728            274            148            149            157
  Receivable for loans sold            637             --           637             --            637             --             --
  Accrued interest receivable          225             --           225             91             30             26             78
  Cash                                 563             --           563            172            352             23             16
  Property and equipment, net           98             --            98             98             --             --             --
                                 ---------      ---------     ---------      ---------      ---------      ---------      ---------
Total other assets                   4,090        (16,140)       20,230         18,232          1,549            198            251
                                 ---------      ---------     ---------      ---------      ---------      ---------      ---------

TOTAL ASSETS                     $ 140,266      $ (38,320)    $ 178,586      $ 115,861      $  19,036      $  13,266      $  30,423
                                 =========      =========     =========      =========      =========      =========      =========
LIABILITIES AND SHAREHOLDERS'
    EQUITY
LIABILITIES:
  Current portion of notes and
   debentures payable            $   5,000      $      --     $   5,000      $   5,000      $      --      $      --      $      --
  Dividends payable                  1,486             --         1,486          1,423             --             --             63
  Borrower advances                  1,754             --         1,754            798            138            422            396
  Accrued interest payable             748             --           748            355             12            130            251
  Accounts payable                   1,569             --         1,569            123          1,428             --             18
  Due to affiliates                    102           (694)          796            101             --            403            292
  Other liabilities                  1,294             --         1,294          1,058             65             --            171
                                 ---------      ---------     ---------      ---------      ---------      ---------      ---------
Total current liabilities           11,953           (694)       12,647          8,858          1,643            955          1,191
Notes and debentures payable        49,310        (15,446)       64,756         35,000         15,446          4,310         10,000
                                 ---------      ---------     ---------      ---------      ---------      ---------      ---------
TOTAL LIABILITIES                   61,263        (16,140)       77,403         43,858         17,089          5,265         11,191
                                 ---------      ---------     ---------      ---------      ---------      ---------      ---------
Commitments and contingencies
Cumulative preferred stock of
 subsidiary                          7,000          3,000         4,000             --             --             --          4,000
                                 ---------      ---------     ---------      ---------      ---------      ---------      ---------
SHAREHOLDERS' EQUITY:
  Cumulative preferred stock of
   subsidiary, 3%                       --         (3,000)        3,000             --             --             --          3,000
  Common stock                         119            (22)          141            119             --             21              1
  Additional paid-in capital        71,508        (22,373)       93,881         71,508          2,000          7,934         12,439
  Undistributed (dividends in
   excess of) retained earnings     (2,022)          (785)       (1,237)        (2,691)           850            330            274
  Net unrealized appreciation
   (depreciation) on
   investments                       2,398             --         2,398          3,067             97           (284)          (482)
                                 ---------      ---------     ---------      ---------      ---------      ---------      ---------
                                    72,003        (26,180)       98,183         72,003          2,947          8,001         15,232
  Less treasury stock                   --          1,000        (1,000)            --         (1,000)            --             --
                                 ---------      ---------     ---------      ---------      ---------      ---------      ---------
Total shareholders' equity          72,003        (25,180)       97,183         72,003          1,947          8,001         15,232
                                 ---------      ---------     ---------      ---------      ---------      ---------      ---------
TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY            $ 140,266      $ (38,320)    $ 178,586      $ 115,861      $  19,036      $  13,266      $  30,423
                                 =========      =========     =========      =========      =========      =========      =========

THE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL
               PART OF THESE CONSOLIDATING FINANCIAL STATEMENTS.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                FIRST        WESTERN
                                                                   CONSOLIDATED     PMC      WESTERN SBLC,  FINANCIAL       PMC
                                                                      BEFORE      CAPITAL,     INC. AND      CAPITAL    INVESTMENT
                                         CONSOLIDATED ELIMINATION   ELIMINATION     INC.      SUBSIDIARY   CORPORATION  CORPORATION
                                         ------------ -----------   -----------   --------    ----------   -----------  -----------
INVESTMENT INCOME:
   Interest                                $  7,507     $     --     $  7,507     $  2,828     $  1,393     $    996     $  2,290
   Income from retained interests in
      transferred assets                      5,202           --        5,202        4,675          527           --           --
   Advisory fee income                        1,927           --        1,927        1,927           --           --           --
   Premium income                               650           --          650           --          650           --           --
   Equity in income of subsidiaries,
      net                                       307       (2,698)       3,005        3,005           --           --           --
   Other income, net                          1,069           --        1,069          679           97          191          102
                                           --------     --------     --------     --------     --------     --------     --------
Total investment income                      16,662       (2,698)      19,360       13,114        2,667        1,187        2,392
                                           --------     --------     --------     --------     --------     --------     --------
EXPENSES:
   Interest                                   4,588           --        4,588        2,349            3          757        1,479
   Salaries and related benefits              3,940           --        3,940        3,940           --           --           --
   General and administrative                   914           --          914          849           30           13           22
   Loss from operations of assets
      acquired in liquidation                   391           --          391            2            2           --          387
   Rent                                         328           --          328          328           --           --           --
   Professional fees                            325           --          325          325           --           --           --
   Profit sharing plan                          220           --          220          220           --           --           --
                                           --------     --------     --------     --------     --------     --------     --------
Total expenses                               10,706           --       10,706        8,013           35          770        1,888
                                           --------     --------     --------     --------     --------     --------     --------
Net investment income                         5,956       (2,698)       8,654        5,101        2,632          417          504
                                           --------     --------     --------     --------     --------     --------     --------
REALIZED AND UNREALIZED GAIN (LOSS)
   ON INVESTMENTS:
      Realized losses                        (2,196)          --       (2,196)      (1,981)        (215)          --           --
      Sale of assets                          1,446           --        1,446        1,463         (130)          --          113
      Change in unrealized
         appreciation (depreciation)
         on investments                         777           --          777        1,400           85         (248)        (460)
                                           --------     --------     --------     --------     --------     --------     --------
Total realized and unrealized gain
   (loss) on investments                         27           --           27          882         (260)        (248)        (347)
                                           --------     --------     --------     --------     --------     --------     --------
NET INCREASE IN NET ASSETS RESULTING
   FROM OPERATIONS                         $  5,983     $ (2,698)    $  8,681     $  5,983     $  2,372     $    169     $    157
                                           ========     ========     ========     ========     ========     ========     ========
Preferred dividends                        $    250     $   (250)    $    500     $    250     $     --     $     --     $    250
                                           ========     ========     ========     ========     ========     ========     ========
Basic and diluted earnings per share       $   0.48
                                           ========

THE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL
               PART OF THESE CONSOLIDATING FINANCIAL STATEMENTS.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                 CONSOLIDATING STATEMENT OF SHAREHOLDERS' EQUITY
                                DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                                          UNDISTRIBUTED      NET
                                                                          (DIVIDENDS IN   UNREALIZED
                                                              ADDITIONAL    EXCESS OF)  APPRECIATION                     TOTAL
                                   PREFERRED      COMMON       PAID-IN       RETAINED   (DEPRECIATION)    TREASURY    SHAREHOLDERS'
                                   STOCK, 3%      STOCK        CAPITAL       EARNINGS   ON INVESTMENTS      STOCK        EQUITY
                                   ---------     --------      --------      --------      --------       ---------     --------
PMC CAPITAL, INC
  Balances, January 1, 2002        $      --     $    119      $ 71,508      $   (386)     $  1,667       $      --     $ 72,908
  Net increase in net  assets
   resulting from operations              --           --            --         4,583         1,400              --        5,983
  Preferred dividend of
   consolidated subsidiary                --           --            --          (250)           --              --         (250)
  Dividends on common stock               --           --            --        (6,638)           --              --       (6,638)
                                   ---------     --------      --------      --------      --------       ---------     --------
  Balance, December 31, 2002       $      --     $    119      $ 71,508      $ (2,691)     $  3,067       $      --     $ 72,003
                                   =========     ========      ========      ========      ========       =========     ========
FIRST WESTERN SBLC, INC. AND
 SUBSIDIARY
  Balances, January 1, 2002        $      --     $     --      $  2,000      $  1,113      $     12       $  (1,000)    $  2,125
  Net increase in net  assets
   resulting from operations              --           --            --         2,287            85              --        2,372
  Dividends to parent  company            --           --            --        (2,550)           --              --       (2,550)
                                   ---------     --------      --------      --------      --------       ---------     --------
  Balance, December 31, 2002       $      --     $     --      $  2,000      $    850      $     97       $  (1,000)    $  1,947
                                   =========     ========      ========      ========      ========       =========     ========
WESTERN FINANCIAL CAPITAL
 CORPORATION
  Balances, January 1, 2002        $      --     $     21      $  7,934      $    113      $    (36)      $      --     $  8,032
  Net increase in net  assets
   resulting from operations              --           --            --           417          (248)             --          169
  Dividends to parent  company            --           --            --          (200)           --              --         (200)
                                   ---------     --------      --------      --------      --------       ---------     --------
  Balance, December 31, 2002       $      --     $     21      $  7,934      $    330      $   (284)      $      --     $  8,001
                                   =========     ========      ========      ========      ========       =========     ========
PMC INVESTMENT CORPORATION
  Balances, January 1, 2002        $   3,000     $      1      $ 12,439      $     57      $    (22)      $      --     $ 15,475
  Net increase in net assets
   resulting from operations              --           --            --           617          (460)             --          157
  Dividends to parent company             --           --            --          (150)           --              --         (150)
  Dividends, preferred                    --           --            --          (250)           --              --         (250)
                                   ---------     --------      --------      --------      --------       ---------     --------
  Balance, December 31, 2002       $   3,000     $      1      $ 12,439      $    274      $   (482)      $      --     $ 15,232
                                   =========     ========      ========      ========      ========       =========     ========
ELIMINATION ADJUSTMENTS
  Equity in income of
   subsidiaries                           --           --            --        (2,698)           --              --       (2,698)
  Dividends to parent company             --           --            --         2,900            --              --        2,900
  Preferred dividend of
   consolidated subsidiary                --           --            --           250            --              --          250
  Stock of subsidiaries               (3,000)         (22)      (22,373)           --            --           1,000      (24,395)
  Undistributed earnings of
   subsidiaries                           --           --            --        (1,237)           --              --       (1,237)
                                   ---------     --------      --------      --------      --------       ---------     --------
                                      (3,000)         (22)      (22,373)         (785)           --           1,000      (25,180)
                                   ---------     --------      --------      --------      --------       ---------     --------
CONSOLIDATED                       $      --     $    119      $ 71,508      $ (2,022)     $  2,398       $      --     $ 72,003
                                   =========     ========      ========      ========      ========       =========     ========

THE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL
               PART OF THESE CONSOLIDATING FINANCIAL STATEMENTS.

                       PMC CAPITAL, INC. AND SUBSIDIARIES
                      CONSOLIDATING STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)

                                                                  CONSOLIDATED                  FIRST       WESTERN
                                                                     BEFORE        PMC      WESTERN SBLC,  FINANCIAL      PMC
                                                      ELIMINATION  ELIMINATION   CAPITAL,     INC. AND      CAPITAL    INVESTMENT
                                        CONSOLIDATED    ENTRIES      ENTRIES       INC.      SUBSIDIARY   CORPORATION CORPORATION
                                        ------------   ---------    --------     --------    ----------   ----------- -----------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
   Net increase in net assets
      resulting from operations           $  5,983     $  (2,698)   $  8,681     $  5,983     $  2,372     $    169     $    157
   Adjustments to reconcile net
      increase in net assets
      resulting from operations
      to net cash provided by
      operating activities:
         Loans funded, held for
            sale                            (6,006)           --      (6,006)          --       (6,006)          --           --
         Proceeds from sale of
            guaranteed loans                 6,146            --       6,146           --        6,146           --           --
         Realized and unrealized
            (gain) loss on
            investments                        (27)           --         (27)        (882)         260          248          347
         Unrealized premium
            income, net                        (65)           --         (65)          --          (65)          --           --
         Depreciation and
            amortization                       254            --         254           70           --           66          118
         Accretion of loan
            discount and
            deferred fees                     (136)           --        (136)         (10)        (118)          --           (8)
         Equity in income of
            unconsolidated
            subsidiaries, net                 (307)        2,698      (3,005)      (3,005)          --           --           --
         Other operating assets
            and liabilities                  1,661            --       1,661          480          668           63          450
                                          --------     ---------    --------     --------     --------     --------     --------
NET CASH PROVIDED BY OPERATING
 ACTIVITIES                                  7,503            --       7,503        2,636        3,257          546        1,064
                                          --------     ---------    --------     --------     --------     --------     --------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
   Loans funded                            (39,807)           --     (39,807)     (10,875)      (2,574)     (10,344)     (16,014)
   Purchase of loans through
      exercise of option                    (1,176)           --      (1,176)      (1,176)          --           --           --
   Principal collected                      13,891            --      13,891        3,241        3,784        1,957        4,909
   Proceeds from debt issued by
      SPEs, net                             37,901            --      37,901        9,465           --       10,930       17,506
   Proceeds from retained
      interests in transferred
      assets                                 4,343            --       4,343        3,946          397           --           --
   Proceeds from mortgage-backed
      security of affiliate                    313            --         313          313           --           --           --
   Proceeds from sale of assets                498            --         498           --          355           --          143
   Distributions from
      unconsolidated
      subsidiaries                             393            --         393          393           --           --           --
   Investment in unconsolidated
      subsidiary                              (100)           --        (100)        (100)          --           --           --
   Purchase of property and
      equipment and other assets              (594)           --        (594)        (246)         (80)          --         (268)
   Investment in retained
      interests in transferred
      assets                                (4,425)           --      (4,425)      (4,425)          --           --           --
   Investment in restricted cash              (203)           --        (203)        (121)         (82)          --           --
   Advances (to) from
      unconsolidated affiliates,
      net                                     (541)           --        (541)      (1,022)          --          936         (455)
                                          --------     ---------    --------     --------     --------     --------     --------
NET CASH PROVIDED BY (USED IN)
 INVESTING ACTIVITIES                       10,493            --      10,493         (607)       1,800        3,479        5,821
                                          --------     ---------    --------     --------     --------     --------     --------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
      Payment of dividends to
         parent                                 --            --          --        2,900       (2,550)        (200)        (150)
      Payment of dividends on
         common stock                       (7,586)           --      (7,586)      (7,586)          --           --           --
      Payment of dividends on
         preferred stock                      (250)           --        (250)          --           --           --         (250)
      Payment of notes payable              (5,000)           --      (5,000)      (5,000)          --           --           --
      Payment of SBA debentures            (17,000)           --     (17,000)          --           --       (6,000)     (11,000)
      Advances to unconsolidated
         affiliates, net                        --            --          --        3,039       (3,039)          --           --
                                          --------     ---------    --------     --------     --------     --------     --------
NET CASH USED IN FINANCING
 ACTIVITIES                                (29,836)           --     (29,836)      (6,647)      (5,589)      (6,200)     (11,400)
                                          --------     ---------    --------     --------     --------     --------     --------
NET DECREASE IN CASH AND CASH
 EQUIVALENTS                               (11,840)           --     (11,840)      (4,618)        (532)      (2,175)      (4,515)
CASH AND CASH EQUIVALENTS,
 BEGINNING OF YEAR                          17,318            --      17,318        6,834          992        2,407        7,085
                                          --------     ---------    --------     --------     --------     --------     --------
CASH AND CASH EQUIVALENTS, END
 OF YEAR                                  $  5,478     $      --    $  5,478     $  2,216     $    460     $    232     $  2,570
                                          ========     =========    ========     ========     ========     ========     ========
SUPPLEMENTAL DISCLOSURE:
      Interest paid                       $  4,848     $      --    $  4,848     $  2,435     $     14     $    847     $  1,552
                                          ========     =========    ========     ========     ========     ========     ========
      Loans and interest
         receivable transferred
         to SPE, net                      $  4,435     $      --    $  4,435     $  4,435     $     --     $     --     $     --
                                          ========     =========    ========     ========     ========     ========     ========
      Reclassification from
         loans receivable to
         assets acquired in
         liquidation                      $  2,629     $      --    $  2,629     $  1,083     $    105     $     --     $  1,441
                                          ========     =========    ========     ========     ========     ========     ========
      Assumption of loans
         receivable by affiliate          $    885     $      --    $    885     $    789     $     96     $     --     $     --
                                          ========     =========    ========     ========     ========     ========     ========
      Loan receivable originated
         in connection with
         sale of asset acquired
         in liquidation                   $    325     $      --    $    325     $     --     $     --     $     --     $    325
                                          ========     =========    ========     ========     ========     ========     ========

THE ACCOMPANYING NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL
               PART OF THESE CONSOLIDATING FINANCIAL STATEMENTS.

                                    ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                              PMC COMMERCIAL TRUST

                                       AND

                                PMC CAPITAL, INC.

                                   ----------

                           DATED AS OF MARCH 27, 2003

                                   ----------

                                TABLE OF CONTENTS


ARTICLE I             THE MERGER..................................................................................2
         1.1.         The Merger..................................................................................2
         1.2.         Closing.....................................................................................2
         1.3.         Effective Time..............................................................................2
         1.4.         Effects of the Merger.......................................................................2
         1.5.         Charter and Bylaws..........................................................................2
         1.6.         Taking of Necessary Action..................................................................3

ARTICLE II            BOARD AND OFFICERS OF THE SURVIVING ENTITY..................................................3
         2.1.         Board of the Surviving Entity...............................................................3
         2.2.         Officers of the Surviving Entity............................................................3

ARTICLE III           EFFECT OF THE MERGER ON THE CAPITAL STOCK  OF THE CONSTITUENT ENTITIES......................3
         3.1.         Effect on Capital Stock.....................................................................3
         3.2.         Capital Stock Options and Related Matters...................................................4

ARTICLE IV            PAYMENT FOR SHARES; EXCHANGE OF CERTIFICATES................................................5
         4.1.         Exchange Agent..............................................................................5
         4.2.         Exchange Procedures.........................................................................5
         4.3.         Dividends and Distributions.................................................................6
         4.4.         No Further Ownership Rights in Capital Common Stock.........................................7
         4.5.         Termination of Exchange Fund................................................................7
         4.6.         No Liability................................................................................7
         4.7.         Lost Certificates...........................................................................7
         4.8.         Withholding Rights..........................................................................7
         4.9.         No Fractional Shares........................................................................8
         4.10.        Voting Rights...............................................................................8

ARTICLE V             REPRESENTATIONS AND WARRANTIES OF CAPITAL...................................................9
         5.1.         Organization, Standing and Corporate Power of Capital.......................................9
         5.2.         Capital Subsidiaries........................................................................9
         5.3.         Capital Structure..........................................................................10
         5.4.         Authority; Noncontravention................................................................10
         5.5.         Consents...................................................................................11
         5.6.         SEC Documents; Financial Statements; Undisclosed Liabilities...............................12
         5.7.         Binding Effect.............................................................................12
         5.8.         Absence of Certain Changes or Events.......................................................12
         5.9.         Litigation.................................................................................13
         5.10.        Environmental Matters......................................................................13
         5.11.        Related Party Transactions.................................................................14
         5.12.        Absence of Changes in Benefit Plans; ERISA Compliance......................................14

         5.13.        Properties.................................................................................15
         5.14.        Taxes......................................................................................16
         5.15.        No Payments to Employees, Officers or Directors............................................16
         5.16.        Brokers; Schedule of Fees and Expenses.....................................................17
         5.17.        Compliance with Laws.......................................................................17
         5.18.        Contracts; Debt Instruments................................................................17
         5.19.        Opinion of Financial Advisor...............................................................17
         5.20.        Takeover Statutes..........................................................................17
         5.21.        Registration Statement and Proxy Statement.................................................17
         5.22.        Vote Required..............................................................................18

ARTICLE VI            REPRESENTATIONS AND WARRANTIES OF TRUST....................................................18
         6.1.         Organization, Standing and Power of Trust..................................................18
         6.2.         Trust Subsidiaries.........................................................................18
         6.3.         Capital Structure..........................................................................19
         6.4.         Authority; Noncontravention................................................................19
         6.5.         Consents...................................................................................20
         6.6.         SEC Documents; Financial Statements; Undisclosed Liabilities...............................20
         6.7.         Binding Effect.............................................................................21
         6.8.         Absence of Certain Changes or Events.......................................................21
         6.9.         Litigation.................................................................................22
         6.10.        Environmental Matters......................................................................22
         6.11.        Related Party Transactions.................................................................22
         6.12.        Properties.................................................................................22
         6.13.        Taxes......................................................................................23
         6.14.        No Payments to Employees, Officers or Trust Managers.......................................24
         6.15.        Employees..................................................................................24
         6.16.        Brokers; Schedule of Fees and Expenses.....................................................24
         6.17.        Compliance with Laws.......................................................................24
         6.18.        Contracts; Debt Instruments................................................................24
         6.19.        Opinion of Financial Advisor...............................................................25
         6.20.        Takeover Statutes..........................................................................25
         6.21.        Registration Statement and Proxy Statement.................................................25
         6.22.        Vote Required..............................................................................25

ARTICLE VII           COVENANTS..................................................................................25
         7.1.         Conduct of Business by Capital.............................................................25
         7.2.         Conduct of Business by Trust...............................................................27
         7.3.         Other Actions..............................................................................28

ARTICLE VIII          ADDITIONAL COVENANTS.......................................................................28
         8.1.         Preparation of the Registration Statement and the Proxy Statement;
                      Capital Shareholders Meeting and Trust Shareholders Meeting................................28
         8.2.         Access to Information; Confidentiality.....................................................29
         8.3.         Commercially Reasonable Efforts; Notification..............................................30
         8.4.         Hart-Scott-Rodino..........................................................................31

         8.5.         SBA Approval...............................................................................31
         8.6.         Updating Schedules.........................................................................31
         8.7.         Affiliates.................................................................................31
         8.8.         Tax Treatment..............................................................................31
         8.9.         Trust Board of Trust Managers..............................................................31
         8.10.        No Solicitation of Transactions............................................................31
         8.11.        Public Announcements.......................................................................32
         8.12.        Post-Merger Dividend.......................................................................32
         8.13.        Listing....................................................................................32
         8.14.        Benefit Plans and Other Employee Arrangements..............................................32
         8.15.        Indemnification; Directors' and Officers' Insurance........................................33

ARTICLE IX            CONDITIONS PRECEDENT.......................................................................35
         9.1.         Conditions to Each Party's Obligation to Effect the Merger.................................35
         9.2.         Conditions to Obligations of Trust.........................................................36
         9.3.         Conditions to Obligations of Capital.......................................................37

ARTICLE X             BOARD ACTIONS..............................................................................38
         10.1.        Board Actions..............................................................................38

ARTICLE XI            TERMINATION, AMENDMENT AND WAIVER..........................................................38
         11.1.        Termination................................................................................38
         11.2.        Expenses...................................................................................40
         11.3.        Effect of Termination......................................................................41
         11.4.        Amendment..................................................................................41
         11.5.        Extension; Waiver..........................................................................41

ARTICLE XII           GENERAL PROVISIONS.........................................................................41
         12.1.        Nonsurvival of Representations and Warranties..............................................41
         12.2.        Notices....................................................................................41
         12.3.        Interpretation.............................................................................42
         12.4.        Counterparts...............................................................................42
         12.5.        Exhibits and Schedules.....................................................................42
         12.6.        Entire Agreement; No Third-Party Beneficiaries.............................................43
         12.7.        GOVERNING LAW..............................................................................43
         12.8.        Assignment.................................................................................43
         12.9.        Enforcement................................................................................43
         12.10.       Severability...............................................................................43

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of March 27, 2003, is made and entered into by and between PMC Commercial Trust, a Texas real estate investment trust ("Trust"), and PMC Capital, Inc., a Florida corporation that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended ("Capital"). Trust and Capital are referred to herein, from time to time, individually as a "Party" and together as the "Parties."

                                    RECITALS

         WHEREAS, the Board of Directors of Capital and the Board of Trust Managers of Trust have approved and deem it advisable and in the best interests of their respective shareholders to consummate the merger transaction provided for herein whereby Capital will merge with and into Trust (the "Merger") in accordance with applicable state law and, upon the terms and subject to the conditions set forth in this Agreement, the holders of shares of common stock, par value $0.01 per share, of Capital (the "Capital Common Stock") will be entitled, subject to the terms and conditions hereof, to receive common shares of beneficial interest, par value $0.01 per share, of Trust (the "Trust Common Shares");

         WHEREAS, Trust and Capital desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

         WHEREAS, for federal income tax purposes it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement constitutes a plan of reorganization under Section 368 of the Code;

         WHEREAS, concurrently with the execution of this Agreement and as an inducement to Trust to enter into this Agreement, each of the Persons listed on Annex A has entered into a voting agreement (the "Capital Voting Agreement") pursuant to which each such Person has agreed, among other things, to vote its shares of Capital Common Stock in favor of this Agreement, the Merger and any other matter that requires its vote in connection with the transactions contemplated by this Agreement;

         WHEREAS, concurrently with the execution of this Agreement and as an inducement to Capital to enter into this Agreement, each of the Persons listed on Annex B has entered into a voting agreement (the "Trust Voting Agreement") pursuant to which each such Person has agreed, among other things, to vote its Trust Common Shares in favor of this Agreement, the Merger and any other matter that requires its vote in connection with the transactions contemplated by this Agreement; and

         WHEREAS, the transactions contemplated by this Agreement, the Capital Voting Agreement, the Trust Voting Agreement and the other agreements and documents contemplated hereby, including, without limitation, the Merger, shall be referred to collectively in this Agreement as the "Transactions."

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1. THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with the Florida Business Corporation Act (the "FBCA") and the Texas Real Estate Investment Trust Act (the "REIT Act"), at the Effective Time, Trust and Capital shall consummate the Merger pursuant to which (a) Capital shall be merged with and into Trust and the separate corporate existence of Capital shall thereupon cease, (b) Trust shall be the successor or surviving entity in the Merger (the "Surviving Entity"), shall succeed to and assume all rights and obligations of Capital and shall continue to be governed by Trust's Amended and Restated Declaration of Trust, as amended and restated at the Effective Time, Trust's Bylaws and the laws of the State of Texas, including the REIT Act and (c) the separate corporate existence of Trust with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

         1.2. CLOSING. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the Parties (the "Closing Date"), which Closing Date shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article IX hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Locke Liddell & Sapp LLP, 2200 Ross Avenue, Suite 2200, Dallas, Texas 75201, unless another time, date or place is agreed to in writing by the Parties hereto.

         1.3. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Trust and Capital shall file articles of merger, or other appropriate documents (the "Articles of Merger"), executed in accordance with the relevant provisions of the FBCA and REIT Act, respectively, and as soon as practicable on or after the Closing Date, the Parties shall make all other filings or recordings required under the FBCA and the REIT Act. The Merger shall become effective upon the later of (a) the filing of the Articles of Merger with the Dallas County Clerk, Dallas, Texas in accordance with the REIT Act and (b) the filing of the Articles of Merger with the Secretary of State of the State of Florida in accordance with the FBCA, or at such other time, if any, as Trust and Capital shall agree and designate in such filings in accordance with applicable law (the time the Merger becomes effective being the "Effective Time").

         1.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the FBCA and the REIT Act and this Agreement.

         1.5. CHARTER AND BYLAWS. The Amended and Restated Declaration of Trust of Trust (the "Charter"), as in effect immediately prior to the Effective Time, shall be the Declaration of Trust of the Surviving Entity (the "Surviving Entity Charter") until thereafter changed or amended as provided therein or by applicable law. The Bylaws of the Trust, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity (the

"Surviving Entity Bylaws") until thereafter changed or amended as provided therein or by applicable law.

         1.6. TAKING OF NECESSARY ACTION. Each of Trust and Capital shall use its commercially reasonable efforts to take all such action as may be necessary or appropriate in order to effectuate the Merger under the FBCA and the REIT Act.

                                   ARTICLE II

                   BOARD AND OFFICERS OF THE SURVIVING ENTITY

         2.1. BOARD OF THE SURVIVING ENTITY. The trust managers of the Surviving Entity immediately following the Effective Time shall be the persons named on
Schedule 2.1 hereto, each of which shall serve until their successors shall have been duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the Surviving Entity Charter and Surviving Entity Bylaws. Such trust managers of the Surviving Entity shall be appointed to the committees of the Surviving Entity's Board of Trust Managers as indicated on Schedule 2.1.

         2.2. OFFICERS OF THE SURVIVING ENTITY. The officers of the Surviving Entity immediately following the Effective Time shall be the persons named on
Schedule 2.2 hereto, each of whom shall serve in such capacity until their respective successors are duly appointed and qualified or until the earlier of their death, resignation or removal in accordance with the Surviving Entity Certificate and Surviving Entity Bylaws.

                                   ARTICLE III

                    EFFECT OF THE MERGER ON THE CAPITAL STOCK
                           OF THE CONSTITUENT ENTITIES

         3.1. EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Trust or Capital or the holders of any Trust Common Shares or shares of Capital Common Stock:

                  (a) Cancellation of Treasury Stock. Each issued and outstanding share of Capital Common Stock that is owned, immediately prior to the Effective Time, by Capital (or any direct or indirect Subsidiary (as hereinafter defined) of Capital) as treasury stock, shall be automatically canceled and cease to exist without any conversion thereof, and no consideration shall be delivered in exchange therefor.

                  (b) Conversion of Capital Common Stock. Each share of Capital Common Stock issued and outstanding immediately prior to the Effective Time, other than those shares to be canceled in accordance with Section 3.1(a) above, shall be canceled and shall be converted automatically solely into the right to receive 0.37 of validly issued, fully paid and nonassessable Trust Common Share (the "Exchange Ratio"). As of the Effective Time, all of the certificates evidencing shares of Capital Common Stock (the "Certificates"), by virtue of the Merger and without any action on the part of Capital or the shareholders of Capital, shall no longer be outstanding and shall automatically be canceled and cease to exist, and each holder of a Certificate shall cease to have any rights with respect to the Capital Common Stock represented thereby, except the right to receive, upon the surrender of such Certificate in accordance with Article IV herein, certificates evidencing the Trust Common Shares and any cash in lieu of fractional Trust Common Shares to be issued or paid in consideration therefor upon surrender of such Certificate (the "Merger Consideration"), and any dividends or other distributions to which such holder is entitled pursuant to Section 4.3 below, in each case without interest and less any required withholding taxes.

                  (c) Trust Common Shares. Upon the Effective Time, each Trust Common Share outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one validly issued, fully paid and nonassessable Trust Common Share.

         3.2. CAPITAL STOCK OPTIONS AND RELATED MATTERS. To the extent that acceleration by Capital of the exercisability of any outstanding option to purchase shares of Capital Common Stock (each, a "Capital Option") is permitted but not required by the applicable governing instrument, then Capital shall not elect to cause such acceleration to occur. In connection therewith, at the Effective Time, to the extent not prohibited by the terms of the relevant governing instrument, each Capital Option that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of Capital Common Stock and shall be converted automatically into an option to purchase Trust Common Shares in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Capital's 1997 Employee Stock Option Plan (the "Capital Plan"), and the agreements evidencing grants thereunder, including, subject to the provisions of the first sentence of this Section 3.2, the accelerated vesting of Capital Options that shall occur in connection with and by virtue of the Merger as and to the extent required by the Capital Plan or such agreements):

                  (a) The number of Trust Common Shares to be subject to the option shall be equal to the product of the number of shares of Capital Common Stock subject to the original Capital Option and the Exchange Ratio, provided that any fractional Trust Common Share resulting from such multiplication shall be rounded down to the nearest whole share; and

                  (b) The exercise price per Trust Common Share under the option shall be equal to the exercise price per share of Capital Common Stock under the original Capital Option divided by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest whole cent.

The adjustment provided herein with respect to any Capital Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code and, to the extent it is not so consistent, Section 424(a) shall override anything to the contrary contained herein. The duration and other terms of the new option shall be the same as the original Capital Option except that all references to Capital shall be deemed to be references to Trust.

                                   ARTICLE IV

                  PAYMENT FOR SHARES; EXCHANGE OF CERTIFICATES

         4.1. EXCHANGE AGENT. From and after the Effective Time, such bank or trust company as shall be mutually acceptable to Capital and Trust shall act as exchange agent (the "Exchange Agent"). At or prior to the Effective Time, Trust shall deposit, or shall otherwise take all steps necessary to cause to be deposited, with the Exchange Agent and for the benefit of the holders of shares of Capital Common Stock, certificates representing the Trust Common Shares (such certificates, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 3.1 and paid pursuant to this Article IV in exchange for outstanding shares of Capital Common Stock. The Exchange Agent shall also act as authorized agent for the holders of Capital Common Stock for purposes of the receipt of the dividends and distributions, if any, declared by Capital pursuant to Section 4.3 below. Prior to the Effective Time, Capital shall pay to the Exchange Agent, for the benefit of the holders of Capital Common Stock, sufficient Capital cash to make the distribution to holders of Capital Common Stock described in Section 4.3. The Exchange Agent shall pay such cash to the holders of Capital Common Stock as described in this
Article IV.

         4.2. EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time but in no event more than five business days after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (a) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Entity may reasonably specify and (b) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Trust Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration into which shares of Capital Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1. In addition, such holder shall be entitled to receive from the Exchange Agent from Capital funds a check representing dividends or distributions, if any, declared by Capital pursuant to
Section 4.3 below, after giving effect to any required withholding tax. The Certificate or Certificates so surrendered shall forthwith be canceled and cease to exist. No interest will be paid or accrued on dividends or distributions, if any, payable to holders of Certificates pursuant to this Section 4.2. Each Trust Common Share issued as part of the Merger Consideration shall be deemed to have been issued at the Effective Time. In the event of a transfer of ownership of Capital Common Stock which is not registered in the transfer records of Capital, a certificate representing the proper number of Trust Common Shares plus, to the extent applicable, the amount of any dividend or distribution, if any, from Capital payable pursuant to Section 4.3 below, may be issued to such a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, without interest, into which the shares of Capital Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.1, and any dividends or distributions from Capital to which such holder is entitled pursuant to Section 4.3.

         4.3. DIVIDENDS AND DISTRIBUTIONS.

                  (a) To the extent that Western Financial Capital Corporation, a Florida corporation wholly owned by Capital ("WFCC") has taxable income for its taxable year ending on the Closing Date (calculated with regard to all prior dividends paid by WFCC), Capital shall cause WFCC to declare and pay a dividend to Capital on the last business day prior to the Effective Time in an amount equal to the minimum dividend sufficient to permit WFCC to eliminate any federal tax liability for its taxable year ending on the Closing Date. To the extent Capital has taxable income for its taxable year ending on the Closing Date (calculated with regard to all prior dividends paid by Capital) it shall declare a dividend (the "Final Capital Dividend") to holders of Capital Common Stock, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount equal to the minimum dividend sufficient to permit Capital to eliminate any federal tax liability for its taxable year ending on the Closing Date. If Capital determines it necessary to declare the Final Capital Dividend, it shall notify Trust at least ten (10) days prior to the date of the Capital Shareholders Meeting (as hereinafter defined), and Trust shall declare a dividend per Trust Common Share to holders of Trust Common Shares, the record date for which shall be the close of business on the last business day prior to the Effective Time, in an amount per share equal to the quotient obtained by dividing (i) the Final Capital Dividend per share of Capital Common Stock paid by Capital by (ii) the Exchange Ratio. The dividends payable hereunder to holders of Capital Common Stock shall be paid by Capital from Capital funds prior to the Effective Time. Such payment shall be effectuated by Capital first paying such funds to the Exchange Agent, as authorized agent for the holders of Capital Common Stock, prior to the Effective Time. Thereafter, the Exchange Agent shall pay such funds to the holders of Capital Common Stock upon presentation of the Certificates for exchange in accordance with this Article IV.

                  (b) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on the Trust Common Shares issuable as part of the Merger Consideration shall be paid with respect to any Certificate until such Certificate is surrendered for exchange as provided herein; provided, however, that subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing shares of Trust Common Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such Trust Common Shares and not paid, less the amount of any withholding taxes which may be required thereon and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such Trust Common Shares, less the amount of any withholding taxes which may be required thereon.

         4.4. NO FURTHER OWNERSHIP RIGHTS IN CAPITAL COMMON STOCK. The Merger Consideration issued upon the surrender for exchange of Certificates in accordance with the terms of this Article IV shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Capital Common Stock previously represented by such Certificates; provided, however, that Capital shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions described in Section 4.3, and at and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of Capital of the shares of Capital Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article IV.

         4.5. TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund that remains unclaimed by, and undistributed to, the former shareholders of Capital twelve (12) months after the Effective Time shall be delivered to the Surviving Entity. Any former shareholders of Capital who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Entity for payment of their Merger Consideration (plus dividends and distributions to the extent set forth in Section 4.3, if any), as determined pursuant to this Agreement, without any interest thereon. If any Certificates shall not have been surrendered prior to one year after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or become the property of any governmental entity), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of all claims or interest of any person previously entitled thereto.

         4.6. NO LIABILITY. None of Trust, Capital, the Exchange Agent or any other Person shall be liable to any former holder of shares of Capital Common Stock for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

         4.7. LOST CERTIFICATES. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Entity will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration (plus, to the extent applicable, dividends and distributions payable pursuant to Section 4.3).

         4.8. WITHHOLDING RIGHTS. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Capital Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, the Exchange Agent will be treated as though it withheld an appropriate amount of the type of consideration otherwise payable pursuant to this Agreement to any holder of Capital Common Stock, sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

         4.9. NO FRACTIONAL SHARES.

                  (a) No certificates or scrip representing fractional Trust Common Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of Trust.

                  (b) Notwithstanding any other provision of this Agreement, each holder of shares of Capital Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of an Trust Common Share (after taking into account all Certificates delivered by such holder) shall receive, from the Exchange Agent in accordance with the provisions of this
Section 4.9, a cash payment in lieu of such fractional Trust Common Shares, as applicable, representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional Trust Common Shares, as applicable, which would otherwise have been issued (the "Excess Trust Shares"). The sale of the Excess Trust Shares by the Exchange Agent shall be executed on the American Stock Exchange (the "AMEX") through one or more member firms of the AMEX and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "Exchange Trust") for the holders of Certificates. Trust shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Trust Shares (other than transfer taxes that, under applicable state law, are solely the liability of the holders of Capital Common Stock exchanging such shares in the Merger (which taxes shall be paid by such holders). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional Trust Common Shares, the Exchange Agent shall make available such amounts to such holders of Certificates without interest.

         4.10. VOTING RIGHTS. Holders of record immediately prior to the Effective Time of Capital Common Stock shall be entitled, at and after the Effective Time, to vote the number of Trust Common Shares into which their Capital Common Stock shall have been converted so long as they remain record holders of such Trust Common Shares, regardless of whether the Certificates shall have been surrendered in accordance with this Article IV.

                                    ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF CAPITAL

         Except as set forth in the disclosure schedules attached hereto (the "Capital Disclosure Schedules"), which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V and that may be amended from time to time pursuant to the provisions hereof, Capital represents and warrants to Trust that:

         5.1. ORGANIZATION, STANDING AND CORPORATE POWER OF CAPITAL. Capital is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to carry on its business as now being conducted. Capital is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Capital and the Capital Subsidiaries (as defined below) taken as a whole but excluding therefrom any such change, effect, event, occurrence or state of facts resulting from or arising in connection with (a) changes or conditions generally affecting the industries in which the Capital operates, (b) this Agreement, the transactions contemplated hereby or the announcement thereof or (c) any change or effect resulting from any change in general economic conditions (a "Capital Material Adverse Effect"). Capital has delivered to Trust or its counsel complete and correct copies of its Articles of Incorporation and Bylaws, as amended to the date of this Agreement. For purposes of this Agreement, the term "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) has the right or power to elect a majority of the board of directors or other governing body, and the term "Person" means an individual, corporation, partnership, limited liability company, trust, association, unincorporated organization or other entity.

         5.2. CAPITAL SUBSIDIARIES. Schedule 5.2 hereto sets forth each Capital Subsidiary and the ownership interest therein of Capital. The Capital Subsidiaries include, but are not limited to, WFCC, PMC Investment Corporation, a Florida corporation ("PMIC") and First Western SBLC, Inc., a Florida corporation ("First Western") (WFCC, PMIC and First Western are collectively referred to as the "RIC Capital Subsidiaries' and may be individually referred to as a "RIC Capital Subsidiary"). Except as set forth on Schedule 5.2, (a) all the outstanding shares of capital stock of each Capital Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable, are owned by Capital or by another Capital Subsidiary free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (b) all equity interests in each Capital Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by Capital, by another Capital Subsidiary, by Capital and another Capital Subsidiary or by two or more Capital Subsidiaries free and clear of all Liens. Except for the capital stock of or other equity or ownership interests in Capital Subsidiaries, and except as set forth on Schedule 5.2, Capital does not own, directly or indirectly, any capital stock or other ownership interest in any Person. Each Capital Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Capital Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Except as set forth on Schedule 5.2, each Capital Subsidiary is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, could not reasonably be expected to have a Capital Material Adverse Effect.

         5.3. CAPITAL STRUCTURE. The authorized capital stock of Capital consists of 30,000,000 shares of Capital Common Stock and no shares of preferred stock, par value $.01 per share (the "Preferred Stock"). On the date hereof, (a) 11,853,516 shares of Capital Common Stock and no shares of Preferred Stock were issued and outstanding, (b) no shares of Capital Common Stock or Preferred Stock were held by Capital in its treasury and (c) 236,250 shares of Capital Common Stock were issuable upon exercise of outstanding Capital Options. On the date of this Agreement, except as set forth above in this Section 5.3, no shares of capital stock or other voting securities of Capital were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights relating to the capital stock of Capital. All outstanding shares of capital stock of Capital are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Capital having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Capital may vote. Except (i) for the Capital Options or (ii) as set forth on Schedule 5.3, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Capital or any Capital Subsidiary is a party or by which such entity is bound, obligating Capital or any Capital Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Capital or any Capital Subsidiary or obligating Capital or any Capital Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Capital or a Capital Subsidiary). Except as set forth on Schedule 5.3, there are no outstanding contractual obligations of Capital or any Capital Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Capital or any capital stock, voting securities or other ownership interests in any Capital Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than a Capital Subsidiary).

         5.4. AUTHORITY; NONCONTRAVENTION. Capital has the requisite corporate power and authority to enter into this Agreement and, subject to approval of this Agreement by the vote of the holders of the Capital Common Stock required to approve this Agreement and the transactions contemplated hereby (the "Capital Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which Capital is a party. The execution and delivery of this Agreement by Capital and the consummation by Capital of the transactions contemplated by this Agreement to which Capital is a party have been duly authorized by all necessary corporate action on the part of Capital, subject to approval of this Agreement pursuant to Capital Shareholder Approvals. Except as set forth on Schedule 5.4, the execution and delivery of this Agreement by Capital do not, and the consummation of the transactions contemplated by this Agreement to which Capital is a party and compliance by Capital with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Capital or any Capital Subsidiary under, (a) the Articles of Incorporation or the Bylaws of Capital or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Capital Subsidiary, (b) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to Capital or any Capital Subsidiary or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in Section 5.5, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Capital or any Capital Subsidiary, or their respective properties or assets, other than, in the case of clause (b) or (c), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate could not reasonably be expected to (i) have a Capital Material Adverse Effect or (ii) prevent the consummation of the Transactions.

         5.5. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Capital or any Capital Subsidiary in connection with the execution and delivery of this Agreement by Capital or the consummation by Capital of the transactions contemplated by this Agreement, except for (a) the filing by any person in connection with any of the Transactions of a pre-merger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to the extent applicable; (b) compliance with any applicable requirements of (i) the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, (ii) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, including, without limitation, the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement/prospectus relating to the approval by Capital's and Trust's shareholders of the transactions contemplated by this Agreement (as amended or supplemented from time to time, the "Joint Proxy Statement/Prospectus"), (iii) the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations promulgated thereunder and (iv) the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act"), and the rules and regulations promulgated thereunder; (c) the filing of Articles of Merger with the Secretary of State of the State of Florida and the Dallas County Clerk, Dallas, Texas; (d) compliance with any applicable requirements of the Small Business Investment Act of 1958, as amended, and the rules and regulations promulgated thereunder (the "1958 Act"), the Small Business Investment Act (1958), as amended, and the rules and regulations promulgated thereunder (the "Small Business Investment Act") and any other applicable requirements, rules, or regulations of the U.S. Small Business Administration (the "SBA"); (e) the issuance by the SEC of an order exempting the Merger from the provisions of Sections 17(a) and 57(a) of the 1940 Act (the "Exemptive Order"); and (f) such other consents, approvals, orders, authorizations, registrations, declarations and filings (i) as are set forth on
Schedule 5.5, (ii) as may be required under (A) federal, state or local environmental laws or (B) the "blue sky" laws of various states or (iii) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Capital from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Capital Material Adverse Effect.

         5.6. SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Capital has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 2001 (the "Capital SEC Documents"). All of the Capital SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Capital SEC Documents. None of the Capital SEC Documents at the time of filing and effectiveness contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Capital SEC Documents. The consolidated and consolidating financial statements of Capital included in the Capital SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of Capital as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Capital SEC Documents, on Schedule 5.6 or as permitted by Section 7.1 (for the purposes of this sentence, as if Section
7.1 had been in effect since December 31, 2002), neither Capital nor any Capital Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Capital or, to the knowledge of Capital, of any unconsolidated Capital Subsidiary or in the notes thereto and which, individually or in the aggregate, would have a Capital Material Adverse Effect.

         5.7. BINDING EFFECT. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Capital enforceable against Capital in accordance with its terms as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles (regardless of whether such enforcement is sought in a proceeding in equity or at law).

         5.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Capital SEC Documents or on Schedule 5.8, since the date of the most recent financial statements included in the Capital SEC Documents (the "Capital Financial Statement Date") and to the date of this Agreement, Capital and the Capital Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any change that would have a Capital Material Adverse Effect (a "Capital Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Capital Material Adverse Change, (b) except for regular quarterly dividends not in excess of $0.12 per share of Capital Common Stock, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Capital's capital stock, other than any dividend required to be paid pursuant to Section 4.3, (c) any split, combination or reclassification of any of Capital's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its capital stock or any issuance of an ownership interest in, any Capital Subsidiary except as permitted by Section 7.1, (d) any damage, destruction or loss, not covered by insurance, that has or would have a Capital Material Adverse Effect or (e) any change in accounting methods, principles or practices by Capital or any Capital Subsidiary, except insofar as may have been disclosed in the Capital SEC Documents or required by a change in GAAP.

         5.9. LITIGATION. Except as disclosed in the Capital SEC Documents or on
Schedule 5.9, and other than personal injury and other routine litigation arising from the ordinary course of operations of Capital and the Capital Subsidiaries, there is no suit, action or proceeding pending or threatened in writing against or affecting Capital or any Capital Subsidiary that, individually or in the aggregate, could reasonably be expected to (a) have a Capital Material Adverse Effect or (b) prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Capital or any Capital Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, a Capital Material Adverse Effect.

         5.10. ENVIRONMENTAL MATTERS.

                  (a) Except (i) as disclosed in the Capital SEC Documents or as set forth in Schedule 5.10, (ii) for matters that, individually or in the aggregate, could not reasonably be expected to have a Capital Material Adverse Effect or (iii) for commercially reasonable quantities of leasing and office supplies, Capital has never generated, transported, used, stored, treated, disposed of or managed any Hazardous Substance and to the knowledge of Capital,
(A) Capital does not have any material liability under, nor has Capital ever violated in any material respect, any Environmental, Health and Safety Law; (B) to Capital's knowledge Capital is in compliance in all material respects with all applicable Environmental, Health and Safety Laws; and (C) Capital has never entered into nor been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter nor received any demand letter, formal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental, Health and Safety Law.

                  (b) For the purposes of this Agreement, "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Materials Transportation Act, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees and rulings) of federal state and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened release of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes ("Hazardous Substances").

         5.11. RELATED PARTY TRANSACTIONS. Set forth on Schedule 5.11 is a list of all arrangements, agreements and contracts entered into by Capital or any of the Capital Subsidiaries with any person who is an officer, director or affiliate of Capital or any of the Capital Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate. Such documents, copies of all of which have previously been delivered or made available to Trust, are listed on Schedule 5.11.

         5.12. ABSENCE OF CHANGES IN BENEFIT PLANS; ERISA COMPLIANCE.

                  (a) Except as disclosed in the Capital SEC Documents or on
Schedule 5.12(a) and except as permitted by Section 7.1 (for the purpose of this sentence, as if Section 7.1 had been in effect since December 31, 2002), since the date of the most recent audited financial statements included in the Capital SEC Documents, there has not been any adoption or amendment by Capital or any Capital Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding, or oral or in writing) providing benefits to any current or former employee, officer or director of Capital, any Capital Subsidiary or any person affiliated with Capital under Section 414(b),
(c), (m) or (o) of the Code (collectively, "Capital Benefit Plans").

                  (b) Except as described in the Capital SEC Documents or on
Schedule 5.12(b) or as would not have a Capital Material Adverse Effect, (i) all Capital Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are in material compliance with all applicable requirements of law, including ERISA and the Code, and (ii) neither Capital nor any Capital Subsidiary has any liabilities or obligations with respect to any such Capital Benefit Plan, whether accrued, contingent or otherwise, nor to the knowledge of Capital are any such liabilities or obligations expected to be incurred. Except as set forth on Schedule 5.12(b), the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Capital Benefit Plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to Capital or the Capital Subsidiaries are the agreements and policies specifically referred to on Schedule 5.12(b).

         5.13. PROPERTIES. Except as provided on Schedule 5.13, Capital or one of the Capital Subsidiaries own fee simple title to each of the real properties identified on Schedule 5.13 (the "Capital Properties"), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of Liens. To Capital's knowledge, the Capital Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest on title (collectively, "Property Restrictions"), except for (i) Liens and Property Restrictions set forth on Schedule 5.13, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Capital Property, (iii) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Capital) and (iv) mechanics', carriers', workmen's, repairmen's liens and other Liens, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the present use of any of the Capital Properties subject thereto or affected thereby, and do not otherwise have a Capital Material Adverse Effect and which have arisen or been incurred only in the ordinary course of business. Except as provided on Schedule 5.13, valid policies of title insurance have been issued insuring Capital's fee simple title to the Capital Properties in amounts at least equal to the purchase price thereof, subject only to the matters disclosed above and on Schedule 5.13, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as provided on Schedule 5.13, (i) Capital has no knowledge that any certificate, permit or license from any governmental authority having jurisdiction over any of the Capital Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Capital Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Capital Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same and (ii) Capital has not received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Capital Properties issued by any governmental authority. Neither Capital nor any of the Capital Subsidiaries has received written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Capital Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Capital Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by Capital or the Capital Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Capital Properties has been performed, paid or taken, as the case may be, and Capital has no knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

         5.14. TAXES.

                  (a) Except as disclosed in the Capital SEC Documents or on
Schedule 5.14, each of Capital and each Capital Subsidiary has (i) timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects and (ii) timely paid (or Capital has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and the most recent financial statements contained in the Capital SEC Documents reflect an adequate reserve for all material Taxes payable by Capital (and by those Capital Subsidiaries whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal, state and local Tax returns and reports for Capital and each Capital Subsidiary for all taxable years for which the statutory periods of limitation have not yet expired, and all written communications relating thereto, have been delivered or made available to representatives of Trust. Since the Capital Financial Statement Date, neither Capital nor any Capital Subsidiary has incurred any liability for taxes under Sections 852, 860 or 4982 of the Code, and neither Capital nor any Capital Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. To the knowledge of Capital, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Capital. Except as set forth on Schedule 5.14, to the knowledge of Capital, no deficiencies for any Taxes have been proposed, asserted or assessed against Capital or any of the Capital Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

                  (b) Capital and each RIC Capital Subsidiary (i)(A) is, and since its formation has elected to be, treated as a "regulated investment company" within the meaning of Section 851 of the Code ("RIC"), and is, and since its formation has been, entitled to the benefits available under the provisions of Part I of Subchapter M of Chapter 1 of the Code ("Part I") and (B) has paid dividends during each of its taxable years for which the statute of limitations has not expired in amounts sufficient to reduce its income and excise tax liabilities for such years to zero, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a RIC for the taxable year ending December 31, 2003 (and/or the short taxable year of Capital and of WFCC beginning on January 1, 2003 and ending as of the Effective Time) and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a RIC, and to Capital's knowledge, no such challenge is pending or threatened. Each Capital Subsidiary which is a partnership, joint venture or limited liability company since its formation has been and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation.

         5.15. NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Except as set forth on Schedule 5.15 or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of any of the Transactions, with respect to any employee, officer or director of Capital or any Capital Subsidiary.

         5.16. BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than A.G. Edwards & Sons, Inc. ("A.G. Edwards"), the fees and expenses of which have previously been disclosed to Trust and will be paid by Capital, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Capital or any Capital Subsidiary.

         5.17. COMPLIANCE WITH LAWS. To the knowledge of Capital, except as disclosed in the Capital SEC Documents and except as set forth on Schedule 5.17, neither Capital nor any of the Capital Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Capital Material Adverse Effect.

         5.18. CONTRACTS; DEBT INSTRUMENTS. To the knowledge of Capital, neither Capital nor any Capital Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth on Schedule 5.18 and except for violations or defaults that would not, individually or in the aggregate, result in a Capital Material Adverse Effect.

         5.19. OPINION OF FINANCIAL ADVISOR. Capital has received the opinion of A.G. Edwards, satisfactory to Capital, a copy of which has been provided to Trust, to the effect that the Exchange Ratio provided for in this Agreement in connection with the exchange of the Merger Consideration for Capital Common Stock is fair to the shareholders of Capital from a financial point of view.

         5.20. TAKEOVER STATUTES. Capital has taken all action necessary, if any, to exempt transactions between Trust and Capital and their affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute").

         5.21. REGISTRATION STATEMENT AND PROXY STATEMENT. The information supplied or to be supplied by Capital or any of the Capital Subsidiaries for inclusion in (a) the Registration Statement (as defined in Section 6.5 hereof) will not at the time of filing or at the time the Registration Statement becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement, including any amendments and supplements thereto, will not, either at the date the Proxy Statement is mailed to shareholders of Capital or at the time of the Capital Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Capital with respect to information supplied by Trust for inclusion therein.

         5.22. VOTE REQUIRED. The affirmative vote of at least a majority of the outstanding shares of Capital Common Stock is the only vote of the holders of any class or series of Capital's capital stock necessary (under applicable law or otherwise) to approve this Agreement and the Transactions.

                                   ARTICLE VI

                     REPRESENTATIONS AND WARRANTIES OF TRUST

         Except as set forth in the disclosure schedules attached hereto (the "Trust Disclosure Schedules" and, collectively with the Capital Disclosure Schedules, the "Schedules"), which shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article VI and that may be amended from time to time pursuant to the provisions hereof, Trust represents and warrants to Capital as follows:

         6.1. ORGANIZATION, STANDING AND POWER OF TRUST. Trust is a real estate investment trust duly organized and validly existing under the laws of the State of Texas and has the requisite power and authority to carry on its business as now being conducted. Trust is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Trust and the Trust Subsidiaries taken as a whole but excluding therefrom any such change, effect, event, occurrence or state of facts resulting from or arising in connection with (a) changes or conditions generally affecting the industries in which the Trust operates, (b) this Agreement, the transactions contemplated hereby or the announcement thereof or (c) any change or effect resulting from any change in general economic conditions (a "Trust Material Adverse Effect"). Trust has delivered to Capital or its counsel complete and correct copies of its Declaration of Trust and Bylaws, as amended to the date of this Agreement.

         6.2. TRUST SUBSIDIARIES. Schedule 6.2 hereto sets forth each Trust Subsidiary and the ownership interest therein of Trust. Except as set forth on
Schedule 6.2, (a) all the outstanding shares of capital stock of each Trust Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable, are owned by Trust or by another Trust Subsidiary free and clear of all Liens and (b) all equity interests in each Trust Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by Trust, by another Trust Subsidiary, by Trust and another Trust Subsidiary or by two or more Trust Subsidiaries free and clear of all Liens. Except for the capital stock of or other equity or ownership interests in Trust Subsidiaries, and except as set forth on Schedule 6.2, Trust does not own, directly or indirectly, any capital stock or other ownership interest in any Person. Each Trust Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Trust Subsidiary that is a partnership, limited liability company or trust is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Except as set forth on Schedule 6.2, each Trust Subsidiary is duly qualified or licensed to do business and, where applicable, is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Trust Material Adverse Effect.

         6.3. CAPITAL STRUCTURE. The authorized capital of Trust consists of 100,000,000 shares of beneficial interest, consisting of Trust Common Shares and preferred shares, par value $.01 per share (the "Preferred Shares"). On the date hereof, (a) 6,446,291 Trust Common Shares and no Preferred Shares were issued and outstanding, (b) 132,850 Trust Common Shares and no Preferred Shares were held by Trust in its treasury and (c) 204,426 Trust Common Shares were issuable upon exercise of outstanding options to acquire Trust Common Shares (the "Trust Options"). On the date of this Agreement, except as set forth above in this
Section 6.3, no capital shares or other voting securities of Trust were issued, reserved for issuance or outstanding. There are no outstanding share appreciation rights relating to the capital shares of Trust. All outstanding capital shares of Trust are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Trust having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Trust may vote. Except (i) for the Trust Options or (ii) as set forth on Schedule 6.3, as of the date of this Agreement there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Trust or any Trust Subsidiary is a party or by which such entity is bound, obligating Trust or any Trust Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Trust or any Trust Subsidiary or obligating Trust or any Trust Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Trust or an Trust Subsidiary). Except as set forth on Schedule 6.3, there are no outstanding contractual obligations of Trust or any Trust Subsidiary to repurchase, redeem or otherwise acquire any capital shares of Trust or any capital stock, voting securities or other ownership interests in any Trust Subsidiary or make any material investment (in the form of a loan, capital contribution or otherwise) in any person (other than a Trust Subsidiary).

         6.4. AUTHORITY; NONCONTRAVENTION. Trust has the requisite power and authority to enter into this Agreement and, subject to approval of this Agreement by the vote of the holders of the Trust Common Shares required to approve this Agreement and the transactions contemplated hereby (the "Trust Shareholder Approvals" and, together with the Capital Shareholder Approvals, the "Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which Trust is a party. The execution and delivery of this Agreement by Trust and the consummation by Trust of the transactions contemplated by this Agreement to which Trust is a party have been duly authorized by all necessary action on the part of Trust, subject to approval of this Agreement pursuant to Trust Shareholder Approvals. Except as set forth on

Schedule 6.4, the execution and delivery of this Agreement by Trust do not, and the consummation of the transactions contemplated by this Agreement to which Trust is a party and compliance by Trust with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Trust or any Trust Subsidiary under, (a) the Declaration of Trust or the Bylaws of Trust or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Trust Subsidiary, (b) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, contract, franchise or license applicable to Trust or any Trust Subsidiary or their respective properties or assets or (c) subject to the governmental filings and other matters referred to in Section 6.5, any Laws applicable to Trust or any Trust Subsidiary, or their respective properties or assets, other than, in the case of clause (b) or (c), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (i) have a Trust Material Adverse Effect or (ii) prevent the consummation of the Transactions.

         6.5. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Trust or any Trust Subsidiary in connection with the execution and delivery of this Agreement by Trust or the consummation by Trust of the transactions contemplated by this Agreement, except for (a) the filing by any person in connection with any of the Transactions of a pre-merger notification and report form under the HSR Act, to the extent applicable; (b) compliance with any applicable requirements of (i) the Securities Act and the rules and regulations promulgated thereunder, including, without limitation, the filing with the SEC of a registration statement on Form S-4 (or other appropriate form) in connection with the registration of the Trust Common Shares to be issued in the Merger (as amended from time to time, the "Registration Statement"), (ii) the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, the filing with the SEC of the Joint Proxy Statement/Prospectus, (iii) the 1940 Act and the rules and regulations promulgated thereunder and (iv) the Investment Advisers Act and the rules and regulations promulgated thereunder; (c) the filing of Articles of Merger with the Secretary of State of the State of Florida and the Dallas County Clerk, Dallas, Texas; (d) compliance with any applicable requirements of the 1958 Act, the Small Business Investment Act and any other applicable requirements, rules, or regulations of the of the SBA; and (e) such other consents, approvals, orders, authorizations, registrations, declarations and filings (i) as are set forth on Schedule 6.5, (ii) as may be required under (A) federal, state or local environmental laws or (B) the "blue sky" laws of various states or (iii) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Trust from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Trust Material Adverse Effect.

         6.6. SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Trust has filed all required reports, schedules, forms, statements and other documents with the SEC since December 31, 2001 (the "Trust SEC Documents"). All of the Trust SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such the Trust SEC Documents. None of the Trust SEC Documents at the time of filing and effectiveness contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later the Trust SEC Documents. The consolidated financial statements of Trust included in the Trust SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the financial position of Trust as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Trust SEC Documents, on Schedule 6.6 or as permitted by Section 7.2 (for the purposes of this sentence, as if Section 7.2 had been in effect since December 31, 2002), neither Trust nor any Trust Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Trust or, to the knowledge of Trust, of any unconsolidated Trust Subsidiary or in the notes thereto and which, individually or in the aggregate, would have a Trust Material Adverse Effect.

         6.7. BINDING EFFECT. This Agreement has been duly executed and delivered by, and constitutes a valid and binding obligation of, Trust enforceable against Trust in accordance with its terms as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles (regardless of whether such enforcement is sought in a proceeding in equity or at law).

         6.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Trust SEC Documents or on Schedule 6.8, since the date of the most recent financial statements included in the Trust SEC Documents (the "Trust Financial Statement Date") and to the date of this Agreement, Trust and the Trust Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any change that would have a Trust Material Adverse Effect (a "Trust Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Trust Material Adverse Change, (b) except for regular quarterly dividends not in excess of $0.40 per Trust Common Share, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of Trust's capital shares, other than any dividend paid pursuant to Section 4.3, (c) any split, combination or reclassification of any of Trust's capital shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, of its capital shares or any issuance of an ownership interest in, any Trust Subsidiary except as permitted by Section 7.2, (d) any damage, destruction or loss, not covered by insurance, that has or would have a Trust Material Adverse Effect or (e) any change in accounting methods, principles or practices by Trust or any Trust Subsidiary, except insofar as may have been disclosed in the Trust SEC Documents or required by a change in GAAP.

         6.9. LITIGATION. Except as disclosed in the Trust SEC Documents or on
Schedule 6.9, and other than personal injury and other routine litigation arising from the ordinary course of operations of Trust and the Trust Subsidiaries, there is no suit, action or proceeding pending or threatened in writing against or affecting Trust or any Trust Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Trust Material Adverse Effect or (ii) prevent the consummation of any of the Transactions, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Trust or any Trust Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, a Trust Material Adverse Effect any such effect.

         6.10. ENVIRONMENTAL MATTERS. Except (a) as disclosed in the Trust SEC Documents or as set forth on Schedule 6.10, (b) for matters that, individually or in the aggregate, could not reasonably be expected to have a Trust Material Adverse Effect or (c) for commercially reasonable quantities of leasing and office supplies, Trust has never generated, transported, used, stored, treated, disposed of or managed any Hazardous Substance and to the knowledge of Trust,
(i) Trust does not have any material liability under, nor has Trust ever violated in any material respect, any Environmental, Health and Safety Law; (ii) to Trust's knowledge, Trust is in compliance in all material respects with all applicable Environmental, Health and Safety Laws; and (iii) Trust has never entered into nor been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter nor received any demand letter, formal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental, Health and Safety Law.

         6.11. RELATED PARTY TRANSACTIONS. Set forth on Schedule 6.11 is a list of all arrangements, agreements and contracts entered into by Trust or any of the Trust Subsidiaries with any person who is an officer, trust manager, director or affiliate of Trust or any of the Trust Subsidiaries, any relative of any of the foregoing or any entity of which any of the foregoing is an affiliate. Such documents, copies of all of which have previously been delivered or made available to Capital, are listed on Schedule 6.11.

         6.12. PROPERTIES. Except as provided on Schedule 6.12, Trust or one of the Trust Subsidiaries own fee simple title to each of the real properties identified on Schedule 6.12 (the "Trust Properties"), which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of Liens. To Trust's knowledge, the Trust Properties are not subject to any Property Restrictions, except for (i) Liens and Property Restrictions set forth on Schedule 6.12, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of any Trust Property, (iii) Liens and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Capital) and (iv) mechanics', carriers', workmen's, repairmen's liens and other Liens, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the present use of any of the Trust Properties subject thereto or affected thereby, and do not otherwise have a Trust Material Adverse Effect and which have arisen or been incurred only in the ordinary course of business. Except as provided on Schedule 6.12, valid policies of title insurance have been issued insuring Trust's fee simple title to the Trust Properties in amounts at least equal to the purchase price thereof, subject only to the matters disclosed above and on Schedule 6.12, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy. Except as provided on Schedule 6.12, (i) Trust has no knowledge that any certificate, permit or license from any governmental authority having jurisdiction over any of the Trust Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Trust Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Trust Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same and (ii) Trust has not received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Trust Properties issued by any governmental authority. Neither Trust nor any of the Trust Subsidiaries has received written notice to the effect that (A) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Trust Properties or (B) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Trust Properties or by the continued maintenance, operation or use of the parking areas. All work to be performed, payments to be made and actions to be taken by Trust or the Trust Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Trust Properties has been performed, paid or taken, as the case may be, and Trust has no knowledge of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

         6.13. TAXES.

                  (a) Except as disclosed in the Trust SEC Documents or on
Schedule 6.13, each of Trust and each Trust Subsidiary has (i) timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects and (ii) timely paid (or Trust has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it, and the most recent financial statements contained in the Trust SEC Documents reflect an adequate reserve for all material Taxes payable by Trust (and by those Trust Subsidiaries whose financial statements are contained therein) for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal, state and local Tax returns and reports for Trust and each Trust Subsidiary for all taxable years for which the statutory periods of limitation have not yet expired, and all written communications relating thereto, have been delivered or made available to representatives of Trust. Since the Trust Financial Statement Date, Trust has incurred no liability for taxes under Sections 857, 860 or 4981 of the Code, and neither Trust nor any Trust Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. To the knowledge of Trust, no event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Trust. Except as set forth on Schedule 6.13, to the knowledge of Trust, no deficiencies for any Taxes have been proposed, asserted or assessed against Trust or any of the Trust Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

                  (b) Trust (i)(A) is, and since its formation has been, a "real estate investment trust" within the meaning of Section 856(a) of the Code ("REIT"), and is, and since its formation has been, entitled to the benefits available under the provisions of Part II of Subchapter M of Chapter 1 of the Code ("Part II") and (B) has paid dividends during each of its taxable years for which the statute of limitations has not expired in amounts sufficient to reduce its income and excise tax liabilities for such years to zero, (ii) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 2003, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to Trust's knowledge, no such challenge is pending or threatened. Each Trust Subsidiary which is a partnership, joint venture or limited liability company since its formation has been and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation.

         6.14. NO PAYMENTS TO EMPLOYEES, OFFICERS OR TRUST MANAGERS. Except as set forth on Schedule 6.14 or as otherwise specifically provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments to be made or increasing any amounts payable thereunder on a change of control or otherwise as a result of the consummation of any of the Transactions, with respect to any employee, officer, trust manager or director of Trust or any Trust Subsidiary.

         6.15. EMPLOYEES. Neither Trust or any Trust Subsidiary has any employees and is not a party to any agreement (other than this Agreement) that would obligate it to hire any employees or enter into any employment arrangements.

         6.16. BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than U.S. Bancorp Piper Jaffray ("Piper Jaffray"), the fees and expenses of which have previously been disclosed to Capital and will be paid by Trust, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Trust or any Trust Subsidiary.

         6.17. COMPLIANCE WITH LAWS. To the knowledge of Trust, except as disclosed in the Trust SEC Documents and except as set forth on Schedule 6.17, neither Trust nor any of the Trust Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Trust Material Adverse Effect.

         6.18. CONTRACTS; DEBT INSTRUMENTS. To the knowledge of Trust, neither Trust nor any Trust Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth on Schedule 6.18 and except for violations or defaults that would not, individually or in the aggregate, result in a Trust Material Adverse Effect.

         6.19. OPINION OF FINANCIAL ADVISOR. Trust has received the opinion of Piper Jaffray, satisfactory to Trust, a copy of which has been provided to Capital, to the effect that the Exchange Ratio provided for in this Agreement in connection with the exchange of the Merger Consideration for Capital Common Stock is fair to the shareholders of Trust from a financial point of view.

         6.20. TAKEOVER STATUTES. Trust has taken all action necessary, if any, to exempt transactions between Trust and Trust and its affiliates from the operation of any Takeover Statute.

         6.21. REGISTRATION STATEMENT AND PROXY STATEMENT. The information supplied or to be supplied by Trust or any of the Trust Subsidiaries for inclusion in (a) the Registration Statement will not at the time of filing or at the time the Registration Statement becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement, including any amendments and supplements thereto, will not, either at the date the Proxy Statement is mailed to shareholders of Trust or at the time of the Trust Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement and the Proxy Statement will each to comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Trust with respect to information supplied by Capital for inclusion therein.

         6.22. VOTE REQUIRED. The affirmative vote of at least two-thirds of the outstanding Trust Common Shares is the only vote of the holders of any class or series of Trust's capital shares necessary (under applicable law or otherwise) to approve this Agreement and the Transactions.

                                   ARTICLE VII

                                    COVENANTS

         7.1. CONDUCT OF BUSINESS BY CAPITAL. During the period from the date of this Agreement to the Effective Time, Capital shall, and shall cause (or, in the case of the Capital Subsidiaries that Capital does not control, shall use commercially reasonable efforts to cause) the Capital Subsidiaries each to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 7.1 hereto, Capital shall not and shall cause (or, in the case of the Capital Subsidiaries that Capital does not control, shall use commercially reasonable efforts to cause) the Capital Subsidiaries not to (and not to authorize or commit or agree to):

                  (a) (i) except for its regular quarterly dividends not in excess of $0.12 per share of Capital Common Stock in each case with the same record and payment dates as the record and payment dates relating to dividends payable on the Trust Common Shares during such calendar quarters (as previously disclosed by Trust), declare, set aside or pay any dividends on, or make any other distributions in respect of any of Capital's capital stock other than the dividend required to be paid pursuant to Section 4.3, if any, (ii) split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Capital or any options, warrants or rights to acquire, or security convertible into, shares of such capital stock;

                  (b) except as required pursuant to the exercise of stock options or issuance of shares pursuant to stock rights or warrants outstanding on the date of this Agreement, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock, any other voting securities of Capital or any Capital Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to Capital or a Capital Subsidiary;

                  (c) except as otherwise contemplated by this Agreement, amend the articles or certificate of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of Capital or any Capital Subsidiary;

                  (d) merge or consolidate with any Person;

                  (e) make any tax election or take any other action (or fail to take any action) that would result in Capital no longer qualifying as a RIC or no longer being entitled to the benefit of the provisions of Part I;

                  (f) sell or otherwise dispose of any asset or property except in the ordinary course of business consistent with past practice;

                  (g) amend any material contract, instrument or other agreement;

                  (h) acquire any assets other than in the ordinary course of business;

                  (i) incur, in any transaction or series of related transactions, any liabilities in excess of $5,000,000 and excluding any liability described on Schedule 7.1;

                  (j) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; and

                  (k) settle any shareholder derivative or class action claims arising out of or in connection with any of the Transactions.

         7.2. CONDUCT OF BUSINESS BY TRUST. During the period from the date of this Agreement to the Effective Time, Trust shall, and shall cause (or, in the case of Trust Subsidiaries that Trust does not control, shall use commercially reasonable efforts to cause) the Trust Subsidiaries each to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill and ongoing businesses. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 7.2 hereto, Trust shall not and shall cause (or, in the case of the Trust Subsidiaries that Trust does not control, shall use commercially reasonable efforts to cause) the Trust Subsidiaries not to (and not to authorize or commit or agree to):

                  (a) (i) except for its regular quarterly dividends not in excess of $0.40 per Trust Common Share with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of any of Trust's capital shares other than the dividend required to be paid pursuant to Section 4.3, if any, (ii) split, combine or reclassify any capital shares or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for such capital shares or partnership interests or (iii) purchase, redeem or otherwise acquire any capital shares of Trust or any options, warrants or rights to acquire, or security convertible into, such capital shares;

                  (b) except as required pursuant to the exercise of options or the issuance of shares pursuant to share rights or warrants outstanding on the date of this Agreement, issue, deliver or sell, or grant any option or other right in respect of, any capital shares, any other voting securities of Trust or any Trust Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities except to Trust or an Trust Subsidiary;

                  (c) except as otherwise contemplated by this Agreement, amend the declaration of trust, articles or certificate of incorporation, bylaws, partnership agreement or other comparable charter or organizational documents of Trust or any Trust Subsidiary;

                  (d) merge or consolidate with any Person;

                  (e) make any tax election or take any other action (or fail to take any action) that would result in Trust no longer qualifying as a REIT or no longer being entitled to the benefit of the provisions of Part II;

                  (f) sell or otherwise dispose of any asset or property except in the ordinary course of business consistent with past practice;

                  (g) amend any material contract, instrument or other agreement;

                  (h) acquire any assets other than in the ordinary course of business;

                  (i) incur, in any transaction or series of related transactions, any liabilities in excess of $5,000,000 and excluding any liability described on Schedule 7.2;

                  (j) except as provided in this Agreement, adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan, grant new stock appreciation rights or amend any existing plan or rights, except such changes as are required by law or which are not more favorable to participants than provisions presently in effect; and

                  (k) settle any shareholder derivative or class action claims arising out of or in connection with any of the Transactions.

         7.3. OTHER ACTIONS. Each of Capital on the one hand and Trust on the other hand shall not and shall use commercially reasonable efforts to cause its respective subsidiaries not to take any action that would result in (a) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (b) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (c) except as contemplated by Section 10.1, any of the conditions to the Merger set forth in Article IX not being satisfied.

                                  ARTICLE VIII

                              ADDITIONAL COVENANTS

         8.1. PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; CAPITAL SHAREHOLDERS MEETING AND TRUST SHAREHOLDERS MEETING.

                  (a) As soon as practicable following the date of this Agreement, Capital and Trust shall prepare and file with the SEC a preliminary Proxy Statement in form and substance satisfactory to each of Trust and Capital, and Trust shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of Capital and Trust shall use commercially reasonable efforts to (i) respond to any comments of the SEC and (ii) have the Registration Statement declared effective under the Securities Act and the rules and regulations promulgated thereunder as promptly as practicable after such filing and to keep the Registration Statement effective as long as is reasonably necessary to consummate the Merger. Each of Capital and Trust will use commercially reasonable efforts to cause the Proxy Statement to be mailed to Capital's shareholders or Trust's shareholders, respectively, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Each party will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Registration Statement or the Proxy Statement or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives and the SEC, with respect to the Registration Statement or the Proxy Statement. The Registration Statement and the Proxy Statement shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement, Trust or Capital, as the case may be, shall promptly inform the other of such occurrences and cooperate in filing with the SEC and/or mailing to the shareholders of Trust and the shareholders of Capital such amendment or supplement. The Proxy Statement shall include the recommendations of the Board of Trust Managers of Trust in favor of the issuance of Trust Common Shares and of the Board of

Directors of Capital in favor of the Merger, provided that the recommendation of the Board of Trust Managers of Trust or Board of Directors of Capital may not be included or may be withdrawn if the Board of Trust Managers of Trust or Board of Directors of Capital, as applicable, has accepted a proposal for a Superior Competing Transaction (as defined below) in accordance with the terms of Section
10.1. Trust also shall take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Trust Common Shares pursuant to the Merger, and Capital shall furnish all information concerning Capital and the holders of the Capital Common Stock and rights to acquire Capital Common Stock pursuant to the Capital Plan as may be reasonably requested in connection with any such action. Trust will use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay or cause an Trust Subsidiary to pay all expenses incident thereto.

                  (b) Capital will, as soon as practicable following the date of this Agreement (but in no event sooner than 30 days following the date the Proxy Statement is mailed to the shareholders of Capital), duly call, give notice of, convene and hold the Capital Shareholders Meeting for the purpose of obtaining Capital Shareholder Approvals. Capital will, through its Board of Directors, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement, provided that the recommendation of the Board of Directors of Capital may be withdrawn if the Board of Directors of Capital has accepted a proposal for a Superior Competing Transaction (as defined below) in accordance with the terms of Section 10.1.

                  (c) Trust will, as soon as practicable following the date of this Agreement (but in no event sooner than 30 days following the date the Proxy Statement is mailed to the shareholders of Trust), duly call, give notice of, convene and hold the Trust Shareholders Meeting for the purpose of obtaining the Trust Shareholder Approvals. Trust will, through its Board of Trust Managers, recommend to its shareholders approval of this Agreement and the transactions contemplated by this Agreement, including, but not limited to the requisite vote of such shareholders approving the issuance of the Trust Common Shares in connection with the Merger.

         8.2. ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of Capital and Trust shall, and shall cause each of its respective subsidiaries (including all the Capital Subsidiaries and all the Trust Subsidiaries) to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Capital and Trust shall, and shall cause each of its respective subsidiaries (including all the Capital Subsidiaries and all the Trust Subsidiaries) to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and
(b) all other information concerning its business, properties and personnel as such other party may reasonably request. Capital, on the one hand, and Trust, on the other hand, shall hold and shall cause their respective consultants and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all such documents and information concerning the other party furnished it by the other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

         8.3. COMMERCIALLY REASONABLE EFFORTS; NOTIFICATION.

                  (a) Subject to the terms and conditions herein provided, Capital and Trust shall: (a) to the extent required, promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all commercially reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (ii) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations (c) use all commercially reasonable efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in reasonably satisfactory form to Capital and Trust; and (d) use all commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Capital and Trust shall take all such necessary action.

                  (b) Trust and Capital shall use commercially reasonable efforts to proceed as promptly as possible to cause the Exemptive Order to be issued and shall negotiate in good faith with each other as to any amendment to this Agreement that may be necessary to comply with any condition of the Exemptive Order that are inconsistent with this Agreement.

                  (c) Capital shall give prompt notice to Trust, and Trust shall give prompt notice to Capital, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         8.4. HART-SCOTT-RODINO. Each of Capital and Trust (a) shall use their commercially reasonable efforts to file, and to cause their "ultimate parent entities" to file, as soon as practicable a "Notification and Report Form For Certain Mergers and Acquisitions" under the HSR Act with respect to the Merger and the transactions contemplated hereby, (b) shall take all other actions as may be necessary, desirable or convenient to obtain the required approval under the HSR Act and (c) will comply at the earliest practicable date with any request for additional information received by it from the Federal Trade Commission or the Department of Justice pursuant to the HSR Act.

         8.5. SBA APPROVAL. Each of Capital and Trust (a) shall use its commercially reasonable efforts, and shall take all actions as may be necessary, desirable or convenient, to obtain the approval of the SBA with respect to the Merger and the transactions contemplated hereby (the "SBA Approval") and (b) will comply at the earliest practicable date with any request for additional information received by it from the SBA.

         8.6. UPDATING SCHEDULES. In connection with the Closing, Capital and Trust will, promptly upon becoming aware of any fact requiring supplementation or amendment of the Schedules, supplement or amend the various Schedules to this Agreement to reflect any matter which, if existing, occurring or known on the date of this Agreement, would have been required to be set forth or described in such Schedules which was or has been rendered inaccurate thereby. No such supplement or amendment to the Schedules shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX hereof, or the compliance by any party hereto with its covenants and agreements set forth herein.

         8.7. AFFILIATES. Prior to the Closing Date, Capital shall deliver to Trust a letter identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Capital, "affiliates" of Capital (as the case may be) for purposes of Rule 145 under the Securities Act. Capital shall use its best efforts to cause each such person to deliver to Trust on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit A hereto.

         8.8. TAX TREATMENT. Each of Trust and Capital shall use its reasonable best efforts to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code and to obtain the opinions of counsel referred to in Sections 9.2(d) and 9.3(d).

         8.9. TRUST BOARD OF TRUST MANAGERS. Trust shall take all steps necessary to increase the number of trust managers of Trust from seven trust managers to nine trust managers effective as of the Effective Time and to fill vacancies in accordance with Section 2.1.

         8.10. NO SOLICITATION OF TRANSACTIONS. Subject to Section 10.1, (a) neither Trust nor Capital shall, directly or indirectly, through any officer, trust manager, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative retained by Trust or Capital, respectively, initiate, solicit or encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or authorize or permit any of the officers, trust managers, directors, employees or agents of Trust or Capital, respectively, or any attorney, investment banker, financial advisor, accountant, broker, finder or other representative retained by Trust or Capital to take any such action, (b) Trust or Capital, as applicable, shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Competing Transaction and will take the steps necessary to inform such parties of the obligations undertaken in this Section 8.10 and (c) Trust or Capital, as applicable, shall notify the other in writing (as promptly as practicable) if it receives any inquiries, proposals or requests for information relating to such matters. For purposes of this Agreement, "Competing Transaction" shall mean any of the following with respect to (i) Trust or any of the Trust Subsidiaries or
(ii) Capital or any of the Capital Subsidiaries (other than the transactions contemplated by this Agreement or a transaction with Trust or a Trust Subsidiary): (A) with respect only to either entity or any group of its Subsidiaries (acting in a single transaction or series of related transactions) holding 20% or more of the assets of such entity and its Subsidiaries taken as a whole, any merger, consolidation, share exchange, business combination, or similar transaction; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets or equity securities (including, without limitation, partnership interests) of such entity and its Subsidiaries taken as a whole, in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets and excluding any transaction set forth on
Schedule 8.10; (C) any tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of such entity; (D) any transaction resulting in the issuance of shares representing 20% or more of the outstanding capital stock or shares of such entity, or the filing of a registration statement under the Securities Act in connection therewith; or (E) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

         8.11. PUBLIC ANNOUNCEMENTS. Trust on the one hand and Capital on the other hand will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the Transactions will be in the form agreed to by the parties hereto prior to the execution of this Agreement.

         8.12. POST-MERGER DIVIDEND. Trust shall declare and pay any dividend necessary in order for it to comply with Section 857(a)(2) of the Code for its 2003 taxable year. Such dividend shall have a record date of the close of business on December 31, 2003.

         8.13. LISTING. Trust will promptly prepare and submit to the AMEX a supplemental listing application covering Trust Common Shares issuable in the Merger. Prior to the Effective Time, Trust shall use commercially reasonable efforts to have AMEX approve for listing, upon official notice of issuance, the Trust Common Shares to be issued in the Merger.

         8.14. BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS. As of the Effective Time, Trust shall, assume the Capital Benefit Plans. With respect to any such assumed Capital Benefit Plan which is an "employee benefit plan" as defined in Section 3(3) of ERISA, solely for purposes of determining eligibility to participate, vesting, and entitlement to benefits but not for purposes of accrual of pension benefits, service with Capital or any Capital Subsidiary shall be treated as service with Trust or the Trust Subsidiaries (as applicable); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits (or is not otherwise recognized for such purposes under the Capital Benefit Plans). Except as otherwise provided herein, Trust shall be under no obligation to maintain the compensation and benefits currently provided by Capital to its employees.

         8.15. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

                  (a) Capital shall, and from and after the Effective Time, Trust shall indemnify, defend and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Capital or any Capital Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement of, with the approval of the Indemnifying Party (as defined below) (which approval shall not be unreasonably withheld), or otherwise in connection with any threatened or actual claim, action, suit, proceeding or investigation based on or arising out of the fact that such person is or was a director or officer of Capital or any Capital Subsidiary at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the Transactions, in each case to the full extent permitted under applicable law (and Trust shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law subject to the limitations set forth in the fourth sentence of this Section 8.15(a)). Any Indemnified Parties proposing to assert the right to be indemnified under this Section 8.15 shall, promptly after receipt of notice of commencement of any action against such Indemnified Parties in respect of which a claim is to be made under this Section 8.15 against Capital, and from and after the Effective Time, Trust (collectively, the "Indemnifying Parties"), notify the Indemnifying Parties of the commencement of such action, enclosing a copy of all papers served. If any such action is brought against any of the Indemnified Parties and such Indemnified Parties notify the Indemnifying Parties of its commencement, the Indemnifying Parties will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnified Parties promptly after receiving notice of the commencement of the action from the Indemnified Parties, to assume the defense of the action and after notice from the Indemnifying Parties to the Indemnified Parties of their election to assume the defense, the Indemnifying Parties will not be liable to the Indemnified Parties for any legal or other expenses except as provided below. If the Indemnifying Parties assume the defense, the Indemnifying Parties shall have the right to settle such action without the consent of the Indemnified Parties; provided, however, that the Indemnifying Parties shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission or wrongdoing on the part of the Indemnified Parties or any decree or restriction on the Indemnified Parties or their officers or directors; provided, further, that no Indemnifying Parties, in the defense of any such action shall, except with the consent of the Indemnified Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Parties of a release from all liability with respect to such action. The Indemnified Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnified Parties unless (i) the employment of counsel by the Indemnified Parties has been authorized in writing by the Indemnifying Parties, (ii) the Indemnified Parties have reasonably concluded (based on written advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Parties, (iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnified Parties) between the Indemnified Parties and the Indemnifying Parties (in which case the Indemnifying Parties will not have the right to direct the defense of such action on behalf of the Indemnified Parties) or (iv) the Indemnifying Parties have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Parties. It is understood that the Indemnifying Parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction at any one time from all such Indemnified Parties unless (a) the employment of more than one counsel has been authorized in writing by the Indemnifying Parties, (b) any of the Indemnified Parties have reasonably concluded (based on advice of counsel) that there may be legal defenses available to them that are different from or in addition to those available to other Indemnified Parties or (c) a conflict or potential conflict exists (based on advice of counsel to the Indemnified Parties) between any of the Indemnified Parties and the other Indemnified Parties, in each case of which the Indemnifying Parties shall be obligated to pay the reasonable and appropriate fees and expenses of such additional counsel or counsels. The Indemnifying Parties will not be liable for any settlement of any action or claim effected without their written consent (which consent shall not be unreasonably withheld).

                  (b) The provisions of this Section 8.15 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Trust and Capital.

                  (c) Trust shall either (i) extend Capital's existing directors' and officers' liability insurance policy as of the date hereof (or a policy providing coverage on the same or better terms and conditions) for acts or omissions occurring prior to the Effective Time by persons who are currently covered by such insurance policy maintained by Capital for a period of six (6) years following the Effective Time, or (ii) add such persons to the existing trust managers and officers liability insurance policy of Trust; provided, however, that such insurance shall provide directors and officers of Capital the same coverage as similarly situated officers and trust managers of Trust and such insurance shall be maintained by Trust for a period of six (6) years following the Effective Time.

                  (d) In the event that Trust or any of it respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 8.15, which obligations are expressly intended to be for the irreversible benefit of, and shall be enforceable by, each director and officer covered hereby.

                                   ARTICLE IX

                              CONDITIONS PRECEDENT

         9.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

                  (a) Shareholder Approvals. This Agreement shall have been approved and adopted by the Shareholder Approvals.

                  (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                  (c) Exemptive Order. The Exemptive Order shall have been issued by the SEC and shall not contain any terms and conditions that are (a) unacceptable to either party, in its reasonably discretion, or (b) inconsistent with this Agreement.

                  (d) Listing of Shares. The AMEX shall have approved for listing the Trust Common Shares to be issued in the Merger.

                  (e) SBA Approval. The SBA Approval shall have been issued by the SBA and shall not contain any terms and conditions that are (a) unacceptable to either party, in its reasonable discretion, or (b) inconsistent with this Agreement.

                  (f) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

                  (g) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Transactions shall be in effect.

                  (h) Blue Sky Laws. Trust shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the shares of Trust Common Shares comprising the Merger Consideration.

                  (i) Related Transactions. The Capital Voting Agreement and the Trust Voting Agreement shall remain in full force and effect and the respective transactions contemplated thereby shall have been consummated prior to, or are being consummated simultaneously with, the Merger.

                  (j) Certain Actions and Consents. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Transactions shall have been obtained or made.

         9.2. CONDITIONS TO OBLIGATIONS OF TRUST. The obligations of Trust to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Trust:

                  (a) Representations and Warranties. The representations and warranties of Capital set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Trust shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Capital by the chief executive officer or the chief financial officer of Capital to such effect. This condition shall be deemed satisfied unless any or all breaches of Capital's representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) is reasonably expected to have a Capital Material Adverse Effect.

                  (b) Performance of Obligations of Capital. Capital shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Trust shall have received a certificate signed on behalf of Capital by the chief executive officer or the chief financial officer of Capital to such effect.

                  (c) Material Adverse Change. Since the date of this Agreement, there shall have been no Capital Material Adverse Change and Trust shall have received a certificate of the chief executive officer or chief financial officer of Capital certifying to such effect.

                  (d) Opinions. Trust shall have received (i) an opinion of counsel to Capital, dated as of the Closing Date, reasonably satisfactory to Trust that, for all taxable years of Capital for which the applicable federal income tax statutory period of limitations have not expired, Capital was organized and has operated in conformity with the requirements for qualification as a RIC under the Code and (ii) an opinion of counsel to Trust, dated as of the Closing Date, reasonably satisfactory to Trust, (A) that, for all taxable years of Trust for which the federal income tax statutory period of limitations have not expired, Trust was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, Trust's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations) and (B) that the merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

                  (e) Consents. All consents and waivers from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Capital Material Adverse Effect.

         9.3. CONDITIONS TO OBLIGATIONS OF CAPITAL.

         The obligation of Capital to effect the Merger and to consummate the other Transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived by Capital:

                  (a) Representations and Warranties. The representations and warranties of Trust set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Capital shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of Trust contained herein are so qualified) signed on behalf of Trust by the chief executive officer and the chief financial officer of such party to such effect. This condition shall be deemed satisfied unless any or all breaches of Trust's representations and warranties in this Agreement (without giving effect to any materiality qualification or limitation) is reasonably expected to have a Trust Material Adverse Effect.

                  (b) Performance of Obligations of Trust. Trust shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Capital shall have received a certificate of Trust signed on behalf of such party by the chief executive officer or the chief financial officer of such party to such effect.

                  (c) Material Adverse Change. Since the date of this Agreement, there shall have been no Trust Material Adverse Change and Capital shall have received a certificate of the chief executive officer or chief financial officer of Trust certifying to such effect.

                  (d) Opinion Relating to REIT Status. Capital shall have received (i) an opinion of counsel to Trust dated as of the Closing Date, reasonably satisfactory to Capital, that, for all taxable years of Trust for which the federal income tax statutory period of limitation have not expired, Trust was organized and has operated in conformity with the requirements for qualification as a REIT under the Code and that, after giving effect to the Merger, Trust's proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code (with customary exceptions, assumptions and qualifications and based upon customary representations) and (ii) an opinion dated as of the Closing Date from counsel to Capital and dated the Closing Date, to the effect that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

                  (e) Consents. All consents and waivers (including, without limitation, waivers or rights of first refusal) from third parties necessary in connection with the consummation of the Transactions shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not have a Trust Material Adverse Effect.

                                    ARTICLE X

                                  BOARD ACTIONS

         10.1. BOARD ACTIONS. Notwithstanding Section 8.10 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of either the Board of Trust Managers of Trust or the Board of Directors of Capital, as determined in good faith after consultation with outside legal counsel and financial advisors, Trust or Capital, as applicable, may:

                  (a) disclose to its shareholders any information that, in the opinion of its Board, after consultation with outside legal counsel, is required to be disclosed under applicable law;

                  (b) to the extent applicable, comply with Rule 14e-2(a) promulgated under the Exchange Act with respect to a Competing Transaction;

                  (c) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to it pursuant to a confidentiality agreement not materially less favorable to it than the confidentiality provisions contained herein (as determined by its outside counsel), or otherwise respond to or deal with any person in connection with a Competing Transaction proposed by such person; and

                  (d) approve or recommend (and in connection therewith withdraw or modify its approval or recommendation of this Agreement or the Merger) a Superior Competing Transaction (as defined below) and enter into an agreement with respect to such Superior Competing Transaction (for purposes of this Agreement, "Superior Competing Transaction" means a bona fide proposal of a Competing Transaction made by a third party which has not been solicited or initiated by Trust or Capital, as applicable, in violation of Section 8.10 and which a majority of the members of the Board of Trust Managers of Trust or the Board of Directors of Capital, as applicable, determines in good faith (A) to be more favorable to Trust's or Capital's shareholders, as applicable, from a financial point of view than the Merger, and (B) is reasonably capable of being consummated.

                                   ARTICLE XI

                        TERMINATION, AMENDMENT AND WAIVER

         11.1. TERMINATION. This Agreement may be terminated at any time prior to the filing of the Articles of Merger with the Secretary of State of the State of Florida and the Dallas County Clerk, Dallas, Texas, whether before or after either of the Shareholder Approvals are obtained:

                  (a) by mutual written consent duly authorized by the Board of Trust Managers of Trust and Board of Directors of Capital;

                  (b) by Trust, upon a breach of any representation, warranty, covenant or agreement on the part of Capital set forth in this Agreement, or if any representation or warranty of Capital shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or Section 9.2(b), as the case may be, would be incapable of being satisfied by the Closing Date;

                  (c) by Capital, upon a breach of any representation, warranty, covenant or agreement on the part of Trust set forth in this Agreement, or if any representation or warranty of Trust shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) or Section 9.3(b), as the case may be, would be incapable of being satisfied by the Closing Date;

                  (d) by either Trust or Capital, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

                  (e) by either Trust or Capital, if the Merger shall not have been consummated before December 31, 2003; provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 11.1(e);

                  (f) by either Trust or Capital (unless Capital is in breach of its obligations under Section 8.1(b)) if, upon a vote at a duly held Capital Shareholders Meeting or any adjournment thereof, Capital Shareholder Approvals shall not have been obtained as contemplated by Section 8.1;

                  (g) by either Trust (unless Trust is in breach of its obligations under 8.1(c)) or Capital if, upon a vote at a duly held Trust Shareholders Meeting or any adjournment thereof, the Trust Shareholder Approvals shall not have been obtained as contemplated by Section 8.1;

                  (h) by Capital, if prior to the Capital Shareholders Meeting, the Board of Directors of Capital shall have withdrawn or modified in any manner adverse to Trust its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Competing Transaction; provided, however, that such termination shall not be effective prior to the payment of the Break-Up Fee to the extent required by Section 11.2(b) hereof;

                  (i) by Trust, if prior to the Trust Shareholders Meeting, the Board of Trust Managers of Trust shall have withdrawn or modified in any manner adverse to Capital its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, a Superior Competing Transaction; provided, however, that such termination shall not be effective prior to the payment of the Break-Up Fee to the extent required by Section 11.2(c) hereof;

                  (j) by Trust, if (i) prior to Capital Shareholders Meeting, the Board of Directors of Capital shall have withdrawn or modified in any manner adverse to Trust its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction or (ii) Capital shall have entered into a definitive agreement with respect to any Competing Transaction; or

                  (k) by Capital, if (i) prior to Trust Shareholders Meeting, the Board of Trust Managers of Trust shall have withdrawn or modified in any manner adverse to Trust its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any Superior Competing Transaction or (ii) Trust shall have entered into a definitive agreement with respect to any Competing Transaction.

         11.2. EXPENSES.

                  (a) Except as otherwise specified in this Section 11.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

                  (b) Capital agrees that if this Agreement shall be terminated
(i) pursuant to (x) Section 11.1(b), (h) or (j) and Capital shall have entered into an agreement to consummate a Competing Transaction described in Section 8.10(i), (ii), (iv) or (v) hereof or (y) pursuant to Section 11.1(b) or (e) and, within one year from the date of such termination, Capital consummates such a Competing Transaction or enters into an agreement to consummate such a Competing Transaction which is subsequently consummated, then Capital will pay (provided that Trust was not in material breach of any of its representations, warranties, covenants or agreements hereunder at the time of termination) as directed by Trust a fee in an amount equal to $870,000 (the "Break-Up Fee") and (ii) pursuant to Section 11.1(b) and no agreement for such a Competing Transaction shall have been entered into, then Capital will pay, as directed by Trust an amount equal to $750,000 (the "Break-Up Expenses"). Payment of any of such amounts shall be made, as directed by Trust, by wire transfer of immediately available funds promptly, but in no event later than two business days after such termination. For purposes of Section 11.2(b)(i)(y) above, a "Competing Transaction" shall be limited to a Competing Transaction described in Section 8.10(i), (ii), (iv) or (v) hereof with respect to which Capital had negotiations prior to termination of this Agreement.

                  (c) Trust agrees that if this Agreement shall be terminated
(i) pursuant to (x) Section 11.1(c), (i) or (k) and Trust shall have entered into an agreement to consummate a Competing Transaction described in Section 8.10(i), (ii), (iv) or (v) hereof or (y) pursuant to Section 11.1(c) or (e) and within one year from the date of such termination, Trust consummates such a Competing Transaction or enters into an agreement to consummate such a Competing Transaction which is subsequently consummated, then Trust will pay (provided that Capital was not in material breach of any of its representations, warranties, covenants or agreements hereunder at the time of termination) as directed by Capital the Break-Up Fee and (ii) pursuant to Section 11.1(c) and no agreement for such a Competing Transaction shall have been entered into, then Trust will pay, as directed by Capital, the Break-Up Expenses. Payment of any of such amounts shall be made, as directed by Capital, by wire transfer of immediately available funds promptly, but in no event later than two business days after such termination. For purposes of Section 11.3(b)(i)(y) above, a "Competing Transaction" shall be limited to a Competing Transaction described in
Section 8.10(i), (ii), (iv) or (v) hereof with respect to which Trust had negotiations prior to termination of this Agreement.

         11.3. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Capital or Trust as provided in Section 11.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Trust or Capital, other than the last sentence of
Section 8.2, Section 11.2 and this Section 11.3 and except to the extent that such termination results from a material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         11.4. AMENDMENT. This Agreement may be amended by the parties in writing by action of the Board of Directors of Capital or the Board of Trust Managers of Trust at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Articles of Merger with the Secretary of State of the State of Florida and the Dallas County Clerk, Dallas, Texas; provided, however, that, after the Shareholder Approvals are obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to Capital's shareholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect Capital's shareholders or Trust's shareholders.

         11.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 11.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE XII

                               GENERAL PROVISIONS

         12.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 12.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         12.2. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

                  (a)      if to Trust, to

                           PMC Commercial Trust
                           18111 Preston Road, Suite 600
                           Dallas, Texas 75252
                           Attention: Andrew S. Rosemore
                           Facsimile: (972) 349-3265

                           with a copy to:

                           Locke Liddell & Sapp LLP
                           2200 Ross Avenue, Suite 2200
                           Dallas, Texas 75201
                           Attention: Kenneth L. Betts, Esq.
                           Facsimile: (214) 740-8800

                  (b)      if to Capital, to

                           PMC Capital, Inc.
                           18111 Preston Road, Suite 600
                           Dallas, Texas 75252
                           Attention: Lance B. Rosemore
                           Facsimile: (972) 349-3265

                           with a copy (which shall not constitute notice) to:

                           Sutherland, Asbill & Brennan LLP
                           1275 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20004-2404
                           Attention: Steven B. Boehm, Esq.
                           Facsimile: (202) 637-3593

         12.3. INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         12.4. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         12.5. EXHIBITS AND SCHEDULES. The exhibits and Schedules hereto are a part of this Agreement as if fully set forth herein. All references herein to Articles, Sections, clauses, exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the contest shall otherwise require.

         12.6. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the other agreements entered into in connection with the Transactions (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article II, Section 8.14 and Section 8.15, are not intended to confer upon any person other than the parties hereto any rights or remedies.

         12.7. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF, EXCEPT TO THE EXTENT THAT THE MERGER OR OTHER TRANSACTIONS CONTEMPLATED HEREBY ARE REQUIRED TO BE GOVERNED BY THE TEXAS STATUTE.

         12.8. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         12.9. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Texas or in any Texas State court located in Texas, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Texas or any Texas state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

         12.10. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom. In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 12.10.

         IN WITNESS WHEREOF, Trust and Capital have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    PMC COMMERCIAL TRUST


                                    By:    /s/ Andrew S. Rosemore
                                    Name:  Andrew S. Rosemore
                                    Title: Executive Vice President and COO


                                    PMC CAPITAL, INC.


                                    By:    /s/ Lance B. Rosemore
                                    Name:  Lance B. Rosemore
                                    Title: Chief Executive Officer

                                     ANNEX A


Irvin M. Borish
Martha R. Greenberg
Thomas Hamill
Barry A. Imber
Fredric M. Rosemore
Lance B. Rosemore
Theodore J. Samuel

Barry N. Berlin
Mary J. Brownmiller
Cheryl T. Murray
Andrew S. Rosemore
Jan F. Salit





                                Annex A - Page 1

                                     ANNEX B


Nathan G. Cohen
Martha R. Greenberg
Roy H. Greenberg
Irving Munn
Andrew S. Rosemore
Lance B. Rosemore
Ira Silver

Barry N. Berlin
Mary J. Brownmiller
Cheryl T. Murray
Jan F. Salit



                                Annex B - Page 1

                 FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

         This First Amendment to the Agreement and Plan of Merger (the "Amendment") is made and entered into as of this 1st day of August, 2003, by and between PMC Commercial Trust, a Texas real estate investment trust ("Trust"), and PMC Capital, Inc., a Florida corporation that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended ("Capital").

                                    RECITALS:

         WHEREAS, Trust and Capital entered into that certain Agreement and Plan of Merger dated as of March 27, 2003 (as amended or modified from time to time, the "Agreement");

         WHEREAS, the Agreement entitles either Trust or Capital to terminate the Agreement if the Merger (as defined in the Agreement) is not consummated by December 31, 2003; and

         WHEREAS, Trust and Capital desire to amend the Agreement to extend such termination date from December 31, 2003 to February 29, 2004.

         NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Trust and Capital hereby agree as follows:

         1. Definitions. All capitalized terms used in this Amendment shall have the meanings given to them in the Agreement, unless otherwise specifically defined herein.

         2. Amendment to Section 11.1(e). Effective as of the date hereof,
Section 11.1(e) of the Agreement is hereby amended to read in its entirety as follows:

                  (e) by either Trust or Capital, if the Merger shall not have been consummated before February 29, 2004; provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 11.1(e);

         3. Effect. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, all of the terms, provisions and conditions of the Agreement are ratified and confirmed and shall remain in full force and effect.

         4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

         5. Applicable Law. This Amendment shall be governed by the laws of the State of Texas, without regard to the principles of conflicts of law thereof.

         6. Entire Agreement. This Amendment and the Agreement contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

         7. Severability. If any provision of this Amendment shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         IN WITNESS WHEREOF, the undersigned have caused this Amendment to be effective as of the date first above written.


                                   PMC COMMERCIAL TRUST,
                                   a Texas real estate investment trust


                                   By: /s/ Andrew S. Rosemore
                                       ------------------------------------
                                        Andrew S. Rosemore
                                        Executive Vice President and
                                        Chief Operating Officer



                                   PMC CAPITAL, INC.,
                                   a Florida corporation


                                   By: /s/ Lance B. Rosemore
                                       ------------------------------------
                                        Lance B. Rosemore
                                        Chief Executive Officer

                                     ANNEX B

                               AMENDMENT NO. 3 TO
                              DECLARATION OF TRUST
                                       OF
                              PMC COMMERCIAL TRUST

         The Declaration of Trust of PMC Commercial Trust (the "Trust"), as amended (the "Declaration of Trust"), was further amended by the affirmative vote of the holders of at least two-thirds of the outstanding common shares of the Trust on ____________, 2003, as follows:

         1. Article Eight, clause (f) of the Declaration of Trust is amended in its entirety and the following is substituted therefore:

                  "(f) Except as otherwise specifically required by law or this Declaration of Trust or as specifically provided in any resolution or resolutions of the Trust Managers providing for the issuance of any particular series of Preferred Shares, the Common Shares shall have the exclusive right to vote on all matters as to which common shareholders shall be entitled to vote pursuant to applicable law at all meetings of the shareholders of the Trust. Subject to the provisions of the Texas REIT Act and this Declaration of Trust that may require a greater voting requirement, at any meeting of the holders of the Common Shares at which a quorum is present: (1) a trust manager shall be elected only if the trust manager receives the affirmative vote of a majority of the votes cast by the holders of Common Shares, and (2) with respect to any other matter to be voted upon, such matter shall be approved if the matter receives the affirmative vote of the holders of at least a majority of the Common Shares entitled to vote on, and that voted for or against or expressly abstained with respect to, such matter."

         2. The Declaration of Trust is hereby amended by adding a new Article Twenty-Six, which reads in its entirety as follows:

                               "ARTICLE TWENTY-SIX

                  The Trust's Bylaws may be amended or repealed or new Bylaws may be adopted from time to time by resolution adopted by the Trust Managers."

         3. The foregoing amendments to the Declaration of Trust were approved by the shareholders of the Trust on _________________, 2003, and are effective with respect to all issuances of the shares prior to the commencement of operations by the Trust.

         IN WITNESS WHEREOF, the undersigned Trust Managers to hereby execute this Declaration of Trust as of the ___ day of ____________, 2003.


                                          ----------------------------------
                                          Nathan G. Cohen


                                          ----------------------------------
                                          Martha R. Greenberg


                                          ----------------------------------
                                          Roy H. Greenberg


                                          ----------------------------------
                                          Irving Munn


                                          ----------------------------------
                                          Andrew S. Rosemore


                                          ----------------------------------
                                          Lance B. Rosemore


                                          ----------------------------------
                                          Ira Silver

STATE OF _______________

COUNTY OF _____________

         This instrument was acknowledged before me on the ___ day of ________, 2003, by Nathan G. Cohen.

                                          -------------------------------------
                                          Notary Public in and for the State
                                          of ___________


STATE OF _______________

COUNTY OF _____________

         This instrument was acknowledged before me on the ___ day of ________, 2003, by Martha R. Greenberg.

                                          -------------------------------------
                                          Notary Public in and for the State
                                          of ___________

STATE OF TEXAS

COUNTY OF _____________

         This instrument was acknowledged before me on the ___ day of ________, 2003, by Roy H. Greenberg.

                                          -------------------------------------
                                          Notary Public in and for the State
                                          of Texas


STATE OF TEXAS

COUNTY OF _____________

         This instrument was acknowledged before me on the ___ day of ________, 2003, by Irving Munn.

                                          -------------------------------------
                                          Notary Public in and for the State
                                          of Texas


STATE OF TEXAS

COUNTY OF _____________

         This instrument was acknowledged before me on the ___ day of ________, 2003, by Andrew S. Rosemore.

                                          -------------------------------------
                                          Notary Public in and for the State
                                          of Texas


STATE OF TEXAS

COUNTY OF _____________

         This instrument was acknowledged before me on the ___ day of ________, 2003, by Lance B. Rosemore.

                                          -------------------------------------
                                          Notary Public in and for the State
                                          of Texas


STATE OF _______________

COUNTY OF _____________

         This instrument was acknowledged before me on the ___ day of ________, 2003, by Ira Silver.

                                          -------------------------------------
                                          Notary Public in and for the State
                                          of ___________

                                     ANNEX C

                                 March 27, 2003

Special Committee of the
  Board of Trust Managers
PMC Commercial Trust
18111 Preston Road, Suite 600
Dallas, TX  75252

Members of the Special Committee:

         You have requested our opinion as to the fairness, from a financial point of view, to PMC Commercial Trust, a Texas real estate investment trust ("PCC"), of the Exchange Ratio (as defined below) pursuant to an Agreement and Plan of Merger, dated as of March 27, 2003 (the "Agreement") between PCC and PMC Capital, Inc., a Florida corporation ("PMC"). The Agreement provides for the merger (the "Merger") of PMC with and into PCC, with PCC as the surviving corporation of the Merger. At the effective time of the Merger, among other things: (i) each outstanding share of common stock, par value $0.01 per share ("PMC Common Shares"), of PMC will, without any further action on the part of PMC or the holders of any such shares, be converted into the right to receive
0.37 common shares of beneficial interest, par value $0.01 per share ("PCC Common Shares"), of PCC (the "Exchange Ratio"), subject to certain adjustments pursuant to the Agreement; and (ii) each option to purchase PMC Common Shares will be converted into an option to purchase PCC Common Shares on the terms set forth in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

         U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We are currently acting as financial advisor to PCC in connection with the Merger, for which PCC will pay us a fee for such services that is contingent upon the consummation of the Merger. For our services in rendering this opinion, PCC will pay us a fee that is not contingent upon the consummation of the Merger. PCC has also agreed to indemnify us against certain liabilities that may arise in connection with this engagement. In the ordinary course of our business, we and our affiliates may actively trade securities of PCC and PMC for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

         In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary or appropriate under the circumstances. Among other things, we have:

         1. Reviewed a draft dated as of March 24, 2003 of the Agreement;

         2. Reviewed publicly available business and financial information relating to PCC and PMC that U.S. Bancorp Piper Jaffray deemed relevant, including Annual Reports on Form 10-K for the fiscal years ended December 31, 2002 (draft), 2001 and 2000, and Quarterly Reports on Form 10-Q for the quarters ended September 30, 2002, June 30, 2002 and March 31, 2002;

         3. Reviewed financial projections of management of PCC and PMC for the years ending December 31, 2003 through December 31, 2005;

         4. Conducted discussions with certain members of management of PCC and PMC. Topics discussed included, but were not limited to, the background and rationale for the Merger, the financial condition, operating performance, balance sheet characteristics and prospects of PCC and PMC;

         5. Reviewed financial, market performance and other data of publicly traded businesses deemed relevant by U.S. Bancorp Piper Jaffray for comparison with similar data from PCC and PMC; and

         6. Additional information and analyses as deemed necessary by U.S. Bancorp Piper Jaffray, including assessment of general economic, industry and financial market conditions.

         In conducting our review and in rendering our opinion, we have, with your consent, relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to us by PCC and PMC or otherwise made available to us, and have not attempted to independently verify, and have not assumed responsibility for the independent verification, of such information. We have assumed, in reliance upon the assurances of PCC's and PMC's management, that the information provided to us has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning data and other business outlook information, reflects the best currently available estimates and judgment of the management of each company, and that the management of each company is not aware of any information or facts that would make the information provided to us incomplete or misleading. We have assumed that there have been no material changes in the assets, financial condition, results of operations, business or prospects of PCC or PMC since the date of the last financial statements made available to us. We have also assumed that neither PCC nor PMC is a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Merger and securitization transactions in the ordinary course of business.

         In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained and that no limitations, restrictions or conditions will be imposed that would have a material adverse effect on PCC, PMC or the contemplated benefits to PCC of the Merger or will otherwise change the consideration for PMC. We have assumed that the Merger will qualify as a reorganization under the United States Internal Revenue Code. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us, without modification of material terms or conditions.

         In arriving at our opinion, we have not performed nor been furnished any appraisals or valuations of the specific assets or liabilities of PCC or PMC. We express no opinion regarding the liquidation value of PCC or PMC. The analyses we performed in connection with this opinion were going concern analyses. We were not requested to opine, and no opinion is hereby rendered, as to whether any analyses of an entity, other than as a going concern, is appropriate in the circumstances and, accordingly, we have performed no such analyses. The Special Committee of the Board of Trust Managers did not request that we solicit, and we did not solicit, any expression of interest from any other parties with respect to any alternative transaction.

         We have undertaken no independent analysis of any pending or threatened litigation, material claims, possible unasserted claims or other contingent liabilities, to which either PCC, PMC or their affiliates is a party or may be subject, or of any other governmental investigation of any possible unasserted claims or other contingent liabilities to which either PCC, PMC or their affiliates is a party or may be subject. At PCC's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions of claims, outcomes or damages arising out of any such matters.

         This opinion is necessarily based upon the information available to us, facts and circumstances and economic, market and other conditions as they exist, and are subject to evaluation on the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. Except as provided in the engagement letter between us and PCC, we have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and we do not have any obligation to update, revise or reaffirm this opinion. We express no opinion herein as to the prices at which PCC Common Shares or PMC Common Shares have traded or may trade at any future time.

         This opinion is furnished pursuant to our engagement letter dated August 27, 2002. This opinion is directed to the Special Committee of the Board of Trust Managers of PCC in connection with its consideration of the Merger. This opinion may not be published or otherwise used, nor may any public references to U.S. Bancorp Piper Jaffray be made except in accordance with our engagement letter. This opinion is not directed to PMC, its board of directors or stockholders, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. In connection with this opinion, we were not requested to opine as to, and this opinion does not address, the basic business decision of PCC to proceed with or effect the Merger or to consider, alternative transactions that may have been available to PCC.

         Based upon and subject to the foregoing, and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to PCC.

                               Sincerely,


                               /s/ U.S. BANCORP PIPER JAFFRAY INC.

                                     ANNEX D

                                 March 27, 2003

The Special Committee of the Board of Directors and
   The Board of Directors
PMC Capital, Inc.
18111 Preston Road, Suite 600
Dallas, TX 75252

Ladies and Gentlemen:

         You have requested our opinion ("Opinion") as to the fairness, from a financial point of view of the Exchange Ratio (as defined below) to the shareholders (the "Shareholders") of the outstanding shares of common stock ("Company Common Stock") of PMC Capital, Inc. (the "Company") in the proposed merger (the "Merger") between the Company and PMC Commercial Trust ("PMC Commercial") pursuant to the terms and conditions set forth in the Agreement and Plan of Merger, dated as of March 27, 2003, among the Company and PMC Commercial (the "Merger Agreement"). Upon consummation of the Merger, each share of outstanding Company Common Stock will be converted into 0.37 shares of common stock of PMC Commercial (the "Exchange Ratio").

         A.G. Edwards & Sons, Inc. ("A.G. Edwards"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. We are familiar with the Company having acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to the Merger Agreement and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. We are not aware of any present or contemplated relationship between A.G. Edwards, the Company, or the Company's directors and officers or its shareholders, or PMC Commercial, its directors, officers or shareholders, which in our opinion would affect our ability to render a fair and independent opinion in this matter.

         In connection with this opinion, we have, among other things:

         a) Reviewed the financial terms and conditions of the draft Merger Agreement dated March 21, 2003;

         b) Analyzed certain historical business and financial information relating to the Company and PMC Commercial, including but not limited to the Annual Reports on Form 10-K and the included audited financial statements of the Company and PMC Commercial for the four years ending December 31, 2001, the draft Annual Report on Form 10-K and the included draft audited financial statements of the Company and PMC Commercial for the year ended December 31, 2002, and certain interim reports and Quarterly Reports on Form 10-Q;

         c) Reviewed various financial forecasts and other data provided to us by the Company and PMC Commercial relating to their respective businesses;

         d) Held discussions with members of the senior management of the Company, who are also senior management of PMC Commercial pursuant to an investment management agreement between the Company and PMC Commercial, with respect to the business and prospects of the Company and PMC Commercial, respectively, and the strategic objectives of each, including information relating to the strategic, financial and operations benefits and costs anticipated from the Merger;

         e) Reviewed an appraisal performed by a nationally recognized hospitality appraisal firm of a sample of PMC Commercial's owned hotels;

         f) Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of the Company and PMC Commercial;

         g) Reviewed the financial terms of certain business combinations which we believe to be generally comparable to the Merger;

         h) Reviewed the historical stock prices and trading volumes of the Company Common Stock and the PMC Commercial Common Stock; and

         i) Completed such other analyses that we considered appropriate.

         In preparing our opinion, A.G. Edwards relied upon and assumed the accuracy and completeness of all financial and other information publicly available, furnished to, or otherwise discussed with A.G. Edwards including financial statements and financial projections as provided by the management of the Company and PMC Commercial. We have not been engaged to, and therefore we have not verified the accuracy or completeness of any of such information. A.G. Edwards has been informed and assumed that the financial projections supplied to, discussed with or otherwise made available to us reflect the best currently available estimates and judgments of the management of the Company and PMC Commercial as to the expected future financial performance of the Company and PMC Commercial, in each case on a stand-alone basis and after giving effect to the Merger, including, without limitation, the projected cost savings and operational synergies resulting from the Merger. A.G. Edwards has not independently verified such information or assumptions, nor do we express any opinion with respect thereto. Other than as noted above, we have not made any independent valuation or appraisal of the assets or liabilities of the Company or PMC Commercial, nor have we been furnished with any such appraisals. Further, A.G. Edwards was not engaged to and did not independently attempt to assess or value any of the Company's or PMC Commercial's intangible assets (including goodwill); therefore A.G. Edwards did not make any independent assumptions with respect to their application in the Merger. A.G. Edwards has relied upon the assurances of the management of the Company and PMC Commercial that they are not aware of any facts that would make any of such information inaccurate or misleading.

         In performing our analyses, A.G. Edwards made numerous assumptions with respect to the industries in which the Company and PMC Commercial operate, general business and economic conditions and government regulations, which are beyond the control of the Company and PMC Commercial. The analyses performed by A.G. Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of A.G. Edwards' analysis of the fairness, from a financial point of view, to the Shareholders, of the Exchange Ratio, and are being provided to the Special Committee and the Board in connection with the delivery of this fairness opinion.

         In rendering our opinion, A.G. Edwards has also assumed that the Merger will be accounted for in accordance with U.S. Generally Accepted Accounting Principles, that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended, and that the Merger will be consummated on the terms contained in the Merger Agreement without any waiver of any material terms or conditions by the Company.

         A.G. Edwards' opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion as expressed herein, in any event, is limited to the fairness, from a financial point of view, to the Shareholders, of the Exchange Ratio.

         It is understood that this letter is for the information of the Special Committee of the Board of Directors and the Board of Directors of the Company. This opinion may not be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be offered to the Shareholders is fair to such Shareholders from a financial point of view.

                                Very truly yours,

                                A.G. EDWARDS & SONS, INC.



                                By:    /s/  Matthew R. Byer
                                   ---------------------------------------
                                    Matthew R. Byer
                                    Director - Investment Banking

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF TRUST MANAGERS AND OFFICERS

         Section 9.20 of the Texas Real Estate Investment Trust Act (the "Texas REIT Act"), subject to procedures and limitations stated therein, allows the Registrant to indemnify any person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a trust manager or officer against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding. The Registrant is required by
Section 9.20 to indemnify a trust manager or officer against reasonably expenses incurred by him or her in connection with a proceeding in which he or she is a named defendant or respondent because he or she is or was a trust manager or officer if he or she has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Under the Texas REIT Act, trust managers and officers are not entitled to indemnification if (i) the trust manager or officer is found liable to the real estate investment trust or is found liable for willful or intentional misconduct in the performance of his or her duty to the real estate investment trust and (ii) the trust manage or officer was found liable for willful or intentional misconduct in the performance of his or her duty to the real estate investment trust. The statute provides that indemnification pursuant to its provisions is not exclusive of the rights of indemnification to which a person may be entitled under any provision of the declaration of trust, bylaws, agreements or otherwise. In addition, the Registrant has, pursuant to Section 15.10 of the Texas REIT Act, provided in its Declaration of Trust, as amended, that, to the fullest extent permitted by applicable law, a trust manager of the Registrant shall not be liable for any act, omission, loss, damage, or expense arising from the performance of his or her duty under the real estate investment trust, except for his own willful misfeasance, malfeasance or negligence.

         The Registrant's Declaration of Trust, as amended, and Bylaws provide for indemnification by the Registrant of its trust managers and officers to the fullest extent permitted by the Texas REIT Act. In addition, the Registrant's Bylaws provide that the Registrant may pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trust manager or officer made a party to a proceeding by reason of his or her status as a trust manager or officer provided that (i) the trust managers have consented to the advancement of expenses (which consent shall not be unreasonably withheld) and (ii) the Registrant shall have received (a) a written affirmation by the trust manager or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Registrant under the Texas REIT Act and (b) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the standard of conduct was not met or it is ultimately determined that indemnification of the trust manager against expenses incurred by him or her in connection with that proceeding is prohibited by
Section 9.20 of the Texas REIT Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
 NUMBER                            DESCRIPTION
 ------                            -----------
   2.1      Agreement and Plan of Merger, dated as of March 27, 2003 (attached as
            Annex A to the joint proxy statement/prospectus which is party of this registration statement)

   3.1      Declaration of Trust (previously filed with the Registrant's
            Registration Statement on Form S-11 filed with the Securities and Exchange Commission on June 25, 1993, as amended (Registration No.
            33-65010), as Exhibit No. 3.1 and incorporated herein by reference)

   3.1(a)   Amendment No. 1 to Declaration of Trust (previously filed with
            Registrant's Amendment No. 1 on Form S-11 filed with the Securities and
            Exchange Commission on September 30, 1993, as amended (Registration No.
            33-65010), as Exhibit No. 3.1(a) and incorporated herein by reference)

   3.1(b)   Amendment No. 2 to Declaration of Trust (previously filed with the
            Registrant's Annual Report on Form 10-K for the year ended December 31,
            1993 as Exhibit No. 3.1(b) and incorporated herein by reference)

   3.1(c) Amendment No. 3 to Declaration of Trust (attached as Annex B to the joint proxy statement/prospectus, which is part of this registration statement)

   3.2 Bylaws (previously filed with the Registrant's Registration Statement on Form S-11 filed with the Securities and Exchange Commission on June
            25, 1993, as amended (Registration No. 33-65010), as Exhibit No. 3.2 and incorporated herein by reference)

   5.1 Opinion of Locke Liddell & Sapp LLP, regarding the legality of the securities being registered*

   8.1      Opinion of Locke Liddell & Sapp LLP as to tax matters*

   8.2      Opinion of Sutherland, Asbill & Brennan LLP as to tax matters*

   10.1     Voting Agreement, dated as of March 27, 2003, by and among PMC
            Commercial Trust and the PMC Capital, Inc. shareholders named therein
            (previously filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 2002 as Exhibit No. 2.3 and incorporated herein by reference)

   10.2     Voting Agreement, dated as of March 27, 2003, by and among PMC Capital,
            Inc. and PMC Commercial Trust shareholders named therein (previously filed with PMC Capital, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2002 as Exhibit No. 2.2 and incorporated herein by reference)

   23.1     Consent of PricewaterhouseCoopers LLP

   23.2     Consent of PricewaterhouseCoopers LLP

   23.3     Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1)

   23.4     Consent of Locke Liddell & Sapp LLP (included In Exhibit 8.1)

   23.5     Consent of Sutherland, Asbill & Brennan LLP (included in Exhibit 8.2)

   24.1 Power of Attorney (included on the signature page of this registration statement)

   99.1 Opinion of U.S. Bancorp Piper Jaffray Inc. (attached as Annex C to the joint proxy statement/prospectus which is part of this registration statement)

   99.2 Opinion of A.G. Edwards & Sons, Inc. (attached as Annex D to the joint proxy statement/prospectus which is part of this registration statement)

   99.3     Consent of U.S. Bancorp Piper Jaffray Inc.*

   99.4     Consent of A.G. Edwards & Sons, Inc.*

   99.5     Form of Proxy Card of PMC Commercial Trust*

   99.6     Form of Proxy Card of PMC Capital, Inc.*

   99.7     Consent of Fredric M. Rosemore to be named as trust manager*

   99.8     Consent of Theodore J. Samuel to be named as trust manager*

   99.9     Consent of Thomas Hamill to be named as trust manager*

   99.10    Consent of Barry A. Imber to be named as trust manager*

-----------

* To be filed by amendment

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (d) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (e) That every prospectus: (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents field subsequent to the effective date of the registration statement through the date of responding to the request.

         (g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 22, 2003.

                                 PMC COMMERCIAL TRUST

                                 By:   /s/  Lance B. Rosemore


                                 --------------------------------------------
                                 Lance B. Rosemore
                                 President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and trust managers of PMC Commercial Trust, hereby severally constitute Lance B. Rosemore and Barry N. Berlin and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and trust managers to enable PMC Commercial Trust to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of August 22, 2003.

                 Signature                                           Title                                Date
/s/  Dr. Andrew S. Rosemore                     Chairman of the Board of Trust Managers, Chief
-----------------------------------------             Operating Officer and Trust Manager           August 22, 2003
Dr. Andrew S. Rosemore

/s/  Lance B. Rosemore                                President, Chief Executive Officer,
-----------------------------------------                 Secretary and Trust Manager
Lance B. Rosemore                                        (principal executive officer)              August 22, 2003


/s/  Barry N. Berlin                           Chief Financial Officer (principal financial and
-----------------------------------------                     accounting officer)                   August 22, 2003
Barry N. Berlin

/s/  Irving Munn                                                 Trust Manager
-----------------------------------------
Irving Munn                                                                                         August 22, 2003

/s/  Roy H. Greenberg                                            Trust Manager
-----------------------------------------
Roy H. Greenberg                                                                                    August 22, 2003

/s/  Nathan G. Cohen                                             Trust Manager
-----------------------------------------
Nathan G. Cohen                                                                                     August 22, 2003

                 Signature                                           Title                                Date
/s/  Dr. Ira Silver                                              Trust Manager
-----------------------------------------
Dr. Ira Silver                                                                                      August 22, 2003

/s/  Dr. Martha R. Greenberg                                     Trust Manager
-----------------------------------------
Dr. Martha R. Greenberg                                                                             August 22, 2003